Subject to Completion. Dated November 9, 2006.

The information in this prospectus supplement and the accompanying prospectus is not complete and may be changed. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and they are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed pursuant to Rule 424(b)(3)
Registration No. 333-138528

Prospectus Supplement to Prospectus dated November 8, 2006.

Turkcell Iletisim Hizmetleri A.S.

129,393,196.537 Ordinary Shares

Our shareholders, Cukurova Holding A.S. and Cukurova Investments N.V., are selling an aggregate of 129,393,196.537 of our ordinary shares. We will not receive any of the proceeds from the sale of the ordinary shares by the selling shareholders.

Our ADSs, each representing two and one-half ordinary shares, are listed on the New York Stock Exchange under the symbol “TKC”. Our ordinary shares are listed on the Istanbul Stock Exchange under the symbol “TCELL”. On November 7, 2006 the closing price of our ordinary shares on the Istanbul Stock Exchange was TRY 7.70 per ordinary share and the closing price of our ADSs on the New York Stock Exchange was $14.61 per ADS.

Investing in our ordinary shares involves risks. See “Risk Factors” starting on page S-13 of this prospectus supplement and on page 8 of our 2005 Annual Report on Form 20-F, included as Annex B hereto, to read about factors you should consider before buying our ordinary shares.

Due to uncertainty surrounding the application of a Turkish capital gains tax, the ADR Depositary has indefinitely halted issuance and cancellation of ADSs. Accordingly, during the indefinite halt, purchasers of ordinary shares will not be able to deposit them in order to create ADSs. See “Risk Factors—Risks related to the offering.”

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement and the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Ordinary Share	Total
Initial price to investors	TRY	TRY
Underwriting discounts and commissions	TRY	TRY
Proceeds, before expenses, to the selling shareholders	TRY	TRY

The underwriter expects to deliver the ordinary shares through the facilities of Merkezi Kayit Kurulusu (“MKK”) on November       , 2006.

JPMorgan

Prospectus Supplement dated November          , 2006.

TABLE OF CONTENTS

Prospectus Supplement

Prospectus

Annex

Page
ANNEX A (Nine month results announcement for the nine months ended September 30, 2006)	A-1
ANNEX B (Form 20-F for the year ended December 31, 2005, as amended)	B-1

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of three parts. The first part is this prospectus supplement, which describes the specific terms of this offering of ordinary shares of Turkcell Iletisim Hizmetleri A.S. (“Turkcell”). The second part, the accompanying base prospectus, presents more general information. Generally, when we refer only to the “prospectus”, we are referring to both parts combined, and when we refer to the “accompanying prospectus”, we are referring to the base prospectus. The third part contains two annexes, the first of which is our report on Form 6-K filed on November 8, 2006, containing our Consolidated Financial Statements prepared in accordance with accounting principles generally accepted in the United States of America for the nine months ended September 30, 2006, incorporated by reference herein and attached hereto as Annex A (the “Nine Month Report”), and the second of which is our Annual Report on Form 20-F for the year ended December 31, 2005 filed with the U.S. Securities and Exchange Commission (the “SEC”) on April 13, 2006, as amended November 8, 2006 solely to amend the audit report of PricewaterhouseCoopers Accountants NV to cover the 2003 year of Fintur Holdings B.V., incorporated by reference herein and attached hereto as Annex B (the “Form 20-F” or “our 20-F”).

If the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

You should rely only on the information contained in this document or in one to which we have referred you in this prospectus. We have not authorized anyone to provide you with information that is different. This document may be used only where it is legal to sell these securities. The information in this document may be accurate only on the date hereof.

Unless the context requires otherwise, in this prospectus, the “Company”, “we”, “us”, “our” or similar terms refers to Turkcell and its consolidated subsidiaries.

In this prospectus supplement, references to New Turkish Lira or TRY are to the lawful currency of the Republic of Turkey and references to dollars or $ are to the lawful currency of the United States.

NOTICE TO CERTAIN EUROPEAN INVESTORS

This document and the offering of ordinary shares are only addressed to and directed at persons in member states of the European Economic Area who are “qualified investors” within the meaning of Article 2(1)(e) of the Prospectus Directive (Directive 2003/71/EC) (“Qualified Investors”).  In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, Qualified Investors (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and Qualified Investors falling within Article 49(2)(a) to (d) of the Order, and (ii) to whom it may otherwise lawfully be communicated (all such persons together being referred to as “relevant persons”).  This document must not be acted on or relied on (i) in the United Kingdom, by persons who are not relevant persons, and (ii) in any member state of the European Economic Area (including the United Kingdom), by persons who are not Qualified Investors.  Any investment or investment activity to which this document relates is available only to (i) in the United Kingdom, relevant persons, and (ii) in any member state of the European Economic Area (including the United Kingdom), Qualified Investors, and will be engaged in only with such persons.

J.P. Morgan Securities Ltd., which is authorized and regulated in the United Kingdom by the FSA, is acting exclusively for the Selling Shareholders and no-one else in connection with the offering of ordinary shares.  It will not regard any other person (whether or not a recipient of this document) as its client in relation to the offering of ordinary shares and will not be responsible to anyone other than the Selling Shareholders for providing the protections afforded to its clients nor for giving advice in relation to the offering of ordinary shares or any transaction or arrangement referred to in this document.

WHERE YOU CAN FIND MORE INFORMATION

We file annual and other reports with the SEC. You may read and copy any document we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC maintains a website (http://www.sec.gov) on which our annual and other reports are made available. You may also read and copy certain documents we submit to the New York Stock Exchange at its offices at 20 Broad Street, New York, New York 10005. We maintain a website at http://www.turkcell.com.tr/.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes forward looking statements within the meaning of Section 27A of the U.S. Securities Act of 1933, as amended, Section 21E of the U.S. Securities Exchange Act of 1934, as amended, and the Safe Harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts included in this prospectus, including, without limitation, certain statements regarding our operations, financial position and business strategy, may constitute forward looking statements. In addition, forward looking statements generally can be identified by the use of forward looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or similar statements.

Although we believe that the expectations reflected in such forward looking statements are reasonable at this time, we can give no assurance that such expectations will prove to be correct. Given these uncertainties, readers are cautioned not to place undue reliance on such forward looking statements. Important factors that could cause actual results to differ materially from our expectations are contained in cautionary statements in this prospectus (including, without limitation, in conjunction with the forward looking statements included in this prospectus) and include, among others, the following:

•       competition in our home market;

•       economic developments in Turkey and the global economy;

•       political developments in Turkey and its neighboring countries;

•       failure of the Turkish mobile telecommunications market to continue to develop;

•       legal and regulatory restrictions, including those imposed by the Telecommunications Authority of Turkey (the “Telecommunications Authority”);

•       enactment of the draft Electronic Communications Law in Turkey;

•       adverse effects on our competitiveness due to our designation by the Telecommunications Authority as an “operator holding significant market power” in the “mobile call termination services market” and as an “operator holding significant market power” in “access to GSM mobile networks and the call origination market”;

•       our disputes with other GSM operators and Turk Telekom over call termination charges;

•       failure to abide by the requirements of our license or applicable regulations;

•       legal actions and claims to which we are a party;

•       foreign exchange rate risks;

•       interest rate risk;

•       the influence and relationship of our controlling shareholders;

•       exposure to certain risks through our interests in associated companies;

•       our ability to deal with spectrum limitations;

•       rapid and significant change in the communications industry that may reduce the appeal of our services or require us to increase our capital expenditures;

•       failure by our business partners to carry out their obligations under our agreements;

•       potential liability and possible reduced usage of mobile phones as a result of alleged health risks related to base transmitter stations and the use of handsets;

•       our dependence on certain suppliers for network equipment and the provision of data services;

•       our ability to retain key personnel; and

•       financial risks in the event that our majority owned subsidiaries fail to meet some of their obligations set forth in the agreements related to their financing arrangements.

All subsequent written and oral forward looking statements attributable to us are expressly qualified in their entirety by reference to these cautionary statements.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we submit to it, which means that we can disclose important information to you by referring you to certain documents filed with or furnished to the SEC that are considered part of this prospectus through incorporation by reference. Information that we file with or furnish to the SEC in the future and incorporate by reference will automatically update and supersede the previously filed or furnished information. We incorporate herein by reference the documents and portions of documents incorporated by reference in the accompanying prospectus.

You may obtain a copy of these filings at no cost by writing or telephoning us at the following address:

Turkcell Iletisim Hizmetleri A.S
Attention: Investor Relations
Turkcell Plaza
Mesrutiyet Caddesi No: 153
34430 Tepebasi
Istanbul, Turkey
Telephone: +90 212 313 1888
Fax: +90 212 292 9322
E-mail: investor.relations@turkcell.com.tr

PROSPECTUS SUPPLEMENT SUMMARY

Company Overview

Turkcell Iletisim Hizmetleri A.S., or Turkcell, a joint stock company organized and existing under the laws of the Republic of Turkey, was formed in 1993 and commenced operations in 1994. Our principal shareholders are Sonera Holding, formerly known as Telecom Finland Ltd., and currently owned by TeliaSonera, the Cukurova Group and Alfa Group (through its Altimo subsidiary). The address of our principal office is Turkcell Iletisim Hizmetleri A.S., Turkcell Plaza, Mesrutiyet Caddesi, No. 153, 34430 Tepebasi, Istanbul, Turkey. Our telephone number is +90 (212) 313 10 00.

We are the leading provider of mobile services in Turkey in terms of number of subscribers (based on our estimates and announcements made by other operators). We provide high-quality mobile voice and data services over our GSM network. We have developed one of the premier mobile brands in Turkey by differentiating ourselves from our competition in areas such as quality of service. As part of our focus on subscriber service and subscriber growth, we have introduced a wide range of mobile services for various subscriber needs in order to attract new customers and retain existing ones. At September 30, 2006, our subscriber base was approximately 30.8 million.

Through a state-of-the-art GSM network, we provide comprehensive coverage of an area that as of September 30, 2006, included 100% of the population living in cities of 10,000 or more people, 99.96% of the population living in cities of 5,000 or more people and 99.93% of the population living in cities of 3,000 or more people. Coverage also includes substantially the entire Mediterranean and Aegean coastline of Turkey. As of October 27, 2006, we provided service to our subscribers in 193 countries through roaming agreements with 536 operators.

We operate under a 25-year GSM license, which we were granted in April 1998 upon payment of an upfront license fee of $500 million. At this time we also entered into an interconnection agreement with Turk Telekom providing for the interconnection of our network with Turk Telekom’s fixed-line network. Under our license, we pay the Turkish Treasury a monthly ongoing license fee equal to 15% of gross revenue. Of that monthly ongoing license fee, 10% goes to the Ministry of Transportation for the Universal Services Fund. We have GSM operations in Ukraine and Northern Cyprus through majority owned subsidiaries and GSM operations in Azerbaijan, Georgia, Moldova and Kazakhstan through our minority owned subsidiary, Fintur Holdings B.V. (“Fintur”).

After giving effect to this offering, our major shareholders’ ordinary share ownership will represent approximately 71.7% of our share capital and the public ownership will represent approximately 23.3%. TeliaSonera, the Cukurova Group and the Alfa Group (through its Altimo subsidiary) will own, directly and indirectly, after giving effect to this offering, approximately 37.1%, 21.4% and 13.2%, respectively, of our share capital.

Strategy

Our vision is to enrich and facilitate the life of our subscribers. In line with this vision, our mission is to connect our customers to life by creating value-added communication services and providing creative communications solutions.

In order to achieve our vision and mission, we have adopted the following key strategic priorities:

Enhance Customer Focused and Customer Relationship Management (CRM) Approach

Since our inception, our business approach has been shaped by subscriber needs and expectations. The loyalty of our customers is very important and we use a customer-oriented approach to maintain the loyalty of our customers in a market with increasing competition and changing economic conditions. Our

CRM program and customer focus play an important role in the management of different marketing campaigns and services for different subscriber segments and in attracting potential subscribers. Through the effective management of our CRM program, we aim to:

•       maintain subscriber acquisition market share;

•       focus on retention; and

•       strengthen the perception of ‘better value for money’ among our subscribers.

Provide Superior Products and Services

We believe that the quality of our network, measured in terms of network coverage and capacity, has been an important factor in the successful provision of new and superior products and services to date. We intend to maintain our high quality network and to upgrade our networks to further facilitate the introduction of more sophisticated data services.

We intend to facilitate increased GSM usage among our existing subscribers and to foster the growth of new GSM subscribers in Turkey by offering value-added services and by allowing our subscribers to access a wide range of services through our network.

Focus on Cost Control and Efficiency

We continue to focus on cost management and increasing the efficiency of our operations without adversely impacting our ability to deliver high quality products and services to our subscribers.

Investment and Financing Plans

Our efforts to selectively seek and evaluate new international investment opportunities continue. These opportunities could include the purchase of a license and acquisitions in markets outside of Turkey in which we currently do not operate. In order to increase our financial flexibility, we plan to put in place significant external debt financing to be utilized for potential international investments, if one or more opportunities are realized. Utilization will be based upon need and in case the facility is not used the only cost will be relevant arrangement and commitment fees.

SUMMARY FINANCIAL DATA

The selected financial information set forth below for the years ended December 31, 2003, 2004 and 2005, and the nine months ended September 30, 2005 and 2006, has been derived from, and should be read in conjunction with, the financial statements and accompanying notes prepared in accordance with US Generally Accepted Accounting Principles (“US GAAP”) in our Form 20-F and Nine Month Report.

The financial information included in this prospectus has been prepared and is presented on a consolidated basis in accordance with US GAAP in US dollars. We have presented this information in accordance with US GAAP, even though we maintain our books of account and prepare our statutory financial statements in Turkish Lira (New Turkish Lira starting from January 1, 2005 onwards) in accordance with Turkish Accounting Principles promulgated under the Turkish Commercial Code and Turkish tax legislation, because US and international investors are generally unfamiliar with Turkish Accounting Principles. Until January 1, 2006, our financial statements and those of our subsidiaries located in Turkey and Northern Cyprus have been translated into US Dollars, our reporting currency, in accordance with the relevant provisions of SFAS No. 52, “Foreign Currency Translation” as applied to entities in highly inflationary economies. However, as hyperinflationary conditions in Turkey no longer existed starting from January 1, 2006, our financial statements for periods beginning on or after January 1, 2006, are not adjusted for hyperinflationary accounting.

Beginning from the 2006 fiscal year, we have prepared our interim consolidated financial statements and will prepare our annual consolidated financial statements in accordance with International Financial Reporting Standards (“IFRS”) exclusively (with the exception of this prospectus) and will reconcile these to US GAAP only in our annual consolidated financial statements. Please see “Item 5.A. Operating Results” in our Form 20-F for further information on our transition to reporting our consolidated financial statements in accordance with IFRS.

You should read the following information in conjunction with “Operating And Financial Review And Prospects For The Nine Months Ended And As At September 30, 2006”, our Nine Month Report, “Item 5. Operating and Financial Review and Prospects” in our Form 20-F, and our consolidated financial statements as of December 31, 2004 and 2005 and for each of the years in the three-year period ended December 31, 2005, the related notes and the independent auditors’ report appearing in our Form 20-F. Our consolidated balance sheet as of December 31, 2003, and our consolidated financial statements as of and for the years ended December 31, 2002 and 2001 are not included in this prospectus.

The information appearing under the captions “Other Financial Data” and “Operating Results” is not derived from the audited financial statements.

	Year Ended December 31,					Nine Months Ended September 30,
	(Audited)					(Unaudited)
	2001(1)	2002	2003	2004	2005	2005	2006
	$	$	$	$	$	$	$
	(in millions, except number of shares, per share and margin data)
Consolidated Statement of Operations Data
Revenues
Communication fees	1,598.2	1,911.0	2,143.6	3,088.1	4,056.5	3,043.0	3,089.5
Commission fees on betting business	—	—	—	20.3	108.0	72.9	133.5
Monthly fixed fees	83.8	40.9	41.1	51.9	54.3	40.8	41.8
SIM card sales	12.0	13.3	24.4	28.3	32.6	23.8	15.0
Call center revenues	7.7	7.9	7.4	8.2	10.1	7.4	7.0
Other	0.5	0.8	2.7	4.0	7.0	5.2	21.9
Total revenues	1,702.2	1,973.9	2,219.2	3,200.8	4,268.5	3,193.1	3,308.7
Direct cost of revenues(2)	(1,173.7)	(1,366.9)	(1,613.2)	(2,001.2)	(2,391.0)	(1,750.5)	(1,785.8)
Gross profit	528.5	607.0	606.0	1,199.6	1,877.5	1,442.6	1,522.9
General and administrative expenses	(130.7)	(104.5)	(137.2)	(137.3)	(152.0)	(107.9)	(125.7)
Selling and marketing expenses	(180.5)	(223.5)	(294.6)	(349.2)	(488.7)	(348.6)	(422.3)
Income from operations	217.3	278.9	174.2	713.1	1,236.8	986.1	974.9
Income (loss) from related parties, net	2.5	(0.2)	3.7	1.9	1.1	0.8	1.6
Financial income (expense), net	(207.8)	(206.8)	(366.3)	31.3	(8.4)	(28.4)	48.8
Other income (expense), net	(5.2)	13.6	6.2	7.1	5.2	5.4	0.6
Equity in net income (loss) of unconsolidated investees(3)	(51.3)	(20.4)	18.9	43.6	67.6	45.3	62.5
Minority interest in income (loss) of consolidated subsidiaries	0.4	0.3	3.6	7.5	24.3	6.0	38.1
Translation loss	(151.5)	(18.0)	(102.4)	(11.3)	(8.3)	(8.4)	—
Income (loss) before taxes	(195.6)	47.4	(262.1)	793.2	1,318.3	1,006.8	1,126.5
Income tax benefit (expense)	8.8	—	477.3	(281.4)	(407.4)	(337.3)	(455.4)
Net income (loss)	(186.8)	47.4	215.2	511.8	910.9	669.5	671.1
Net income (loss) per share(4)(10)	(0.090262)	0.021545	0.097818	0.232636	0.414045	0.304318	0.305063
Other Financial Data
Dividends declared or proposed(5)	—	—	78.1	182.2	342.2	—	—
Dividends per share (declared or proposed)(6)(10)	—	—	0.035500	0.082818	0.155545	—	—
Gross margin(7)	31.0%	30.8%	27.3%	37.5%	44.0%	45.2%	46.0%
Adjusted EBITDA(8)	611.1	691.0	595.7	1,137.1	1,704.5	1,326.1	1,357.1
Capital expenditures	108.3	71.2	172.9	486.7	778.7	572.9	394.1
Consolidated Balance Sheet Data (at period end)
Cash and cash equivalents	243.1	394.1	582.7	763.8	795.1	641.9	985.1
Total assets	3,536.0	3,233.5	3,867.3	4,361.5	4,405.6	4,129.4	4,721.9
Long term debt(9)	1,246.0	925.0	522.2	269.7	82.9	108.2	102.5
Total debt	1,637.8	1,308.2	630.2	832.6	650.3	535.9	688.4
Total liabilities	2,250.8	1,903.0	2,320.0	2,376.0	1,688.0	1,655.3	1,788.8
Capital stock	636.1	636.1	636.1	636.1	636.1	636.1	833.4
Total shareholders’ equity/net assets	1,285.2	1,330.5	1,547.3	1,985.5	2,717.6	2,474.1	2,933.1
Weighted Average Number of shares(10)	2,069,534,356	2,200,000,000	2,200,000,000	2,200,000,000	2,200,000,000	2,200,000,000	2,200,000,000
Consolidated Cash Flow Information
Net cash provided by operating activities	288.7	608.8	1,041.3	603.9	1,143.1	894.8	1,246.5
Net cash used for investing activities	(159.9)	(141.9)	(198.9)	(542.3)	(745.4)	(540.1)	(606.8)
Net cash provided by (used for) financing activities	(249.0)	(315.9)	(653.8)	119.5	(366.5)	(476.6)	(346.5)

             (1)  We adopted EITF 01-09 “Accounting for Consideration Given to a Customer or a Retailer of the Vendor’s Products” on January 1, 2002. As a result of applying the provisions of EITF 01-09, our revenues, gross profit, and selling and marketing expenses were reduced by $84.7 million for the year ended December 31, 2001. The adoption of EITF 01-09 had no impact on operating income, net income (loss) or earnings (loss) per share. As a result of the application of EITF 01-09 to prior periods, certain figures provided in this prospectus will differ from figures provided previously.

             (2)  Direct cost of revenues includes mainly ongoing license fees, transmission fees, base station rents, billing costs, cost of simcards sold, depreciation and amortization charges, repair and maintenance expenses directly related to services rendered, roaming charges paid to foreign GSM operators for calls made by our subscribers while outside Turkey, interconnection fees and wages, salaries and personnel expenses for technical personnel.

             (3)  Until August 2006, equity in net income (loss) of unconsolidated investees included only the income (loss) from Fintur of which we own 41.45%. Fintur currently holds all of our International GSM investments other than our Northern Cyprus and Ukraine operations. During 2002, Fintur restructured its two business divisions, the international GSM businesses and the technology businesses. As part of the restructuring, we acquired 16.45% of Fintur’s international GSM businesses from the Cukurova Group, increasing our ownership interest in that business to 41.45% and Fintur sold its entire interest in its technology businesses to the Cukurova Group. See “Item 4B. Business Overview—International Operations—Fintur” in our Form 20-F. On August 9, 2006, we acquired a 50% stake in the shares of A-Tel from Cukurova Group for consideration of $150.0 million. A-Tel is a joint venture and its remaining 50% shares are held by Turkey’s Savings and Deposit Insurance Fund (the “SDIF”). A-Tel is accounted for under the equity method.

             (4)  Net income (loss) per share figures have been restated to reflect the effect of certain stock splits as explained in note 19 to the consolidated financial statements in our Form 20-F.

             (5)  Distribution of cash dividends in the amount of TRY509,075,181 was approved at our General Assembly meeting held on May 22, 2006. The US dollar equivalent of the cash dividends amounts to $342.2 million using the Central Bank of Turkey’s TRY/US$ exchange rate on May 22, 2006, which is the approval date of dividend distribution at our General Assembly Meeting. Therefore, the effect of dividend distribution in our consolidated statement of cash flows and in our consolidated statement of changes in shareholders’ equity for the nine month period ended September 30, 2006, was $342.2 million.

             (6)  In 2005 we paid dividends of $182.2 million for the year ended December 31, 2004, when 1,854,887,341 of our shares were outstanding. In 2006 paid dividends of $342.2 million for the year ended December 31, 2005, when 2,200,000,000 of our shares were outstanding. The decision of the Board of Directors was approved by the General Assembly held on May 22, 2006. Dividends per share for the year ending December 31, 2004 is computed over 2,200,000,000 shares in order to reflect the effect of certain stock splits.

             (7)  Gross margin has been calculated as gross profit divided by total revenues.

             (8)  Beginning from the 2006 fiscal year, we have revised the definition of EBITDA, to which we refer herein as Adjusted EBITDA, using this new definition starting from the first quarter of  2006 in order  to provide a new measure to reflect solely cash flow from operations. Therefore, Adjusted EBITDA figures for the years 2001, 2002, 2003, 2004 and 2005 and for the nine months period ended 2005 provided in this prospectus will differ from figures provided previously since we have recalculated  these Adjusted EBITDA figures according to our new definition. Our new Adjusted EBITDA equals income from operations excluding depreciation and amortization. Adjusted EBITDA is not a measurement of financial performance under US GAAP and should not be construed as a substitute for net earnings (loss) as a measure of performance or cash flow from operations as a measure of liquidity. It is used in this prospectus because it is a common and useful measure of performance of a mobile operator. See below for a reconciliation of Adjusted EBITDA to the most directly comparable US GAAP measure.

             (9)  Consists of long-term debt and long-term lease obligations.

        (10)  In connection with the redenomination of the Turkish Lira and as per the related amendments of  Turkish Commercial Code, in order to increase the nominal value of the shares to TRY 1, 1,000 units of shares, each having a nominal value of TRY 0.001 shall be consolidated and each unit of share having a nominal value of TRY 1 shall be issued to represent such shares. Turkcell is currently in the process of merging 1,000 existing ordinary shares, each having a nominal value of TRY 0.001 to one ordinary share having a nominal value of TRY 1. After the share consolidation which appears as a provisional article in the Articles of Association to convert the value of each share with a nominal value of TRY 0.001 to TRY 1, all shares will have a value of TRY 1. Although the consolidation process has not been finalized, the practical application is to state each share having a nominal value of TRY 1 which is consented to by Capital Markets Board of Turkey (“CMB”). Basic and diluted weighted average number of shares and net income per share as of December 31, 2001, 2002, 2003 and 2004 are retrospectively changed to reflect each share having a nominal value of TRY 1.

The following table provides a reconciliation of Adjusted EBITDA, which is a non-GAAP financial measure, to net cash provided by operating activities, which we believe is the most directly comparable financial measure, calculated and presented in accordance with US GAAP.

	Year Ended December 31,					Nine Months Ended September 30,
	2001	2002	2003	2004	2005	2005	2006
	$	$	$	$	$	$	$
	(in millions)
Adjusted EBITDA	611.1	691.0	595.7	1137.1	1704.5	1,326.1	1,357.1
Income (loss) from related parties, net	2.5	(0.2)	3.7	1.9	1.1	0.8	1.6
Other income (expense), net	(5.2)	13.6	6.2	7.1	5.2	5.4	0.6
Financial income (expense), net	(207.8)	(206.8)	(366.3)	31.3	(8.4)	(28.4)	48.8
Translation loss	(151.5)	(18.0)	(102.4)	(11.3)	(8.3)	(8.4)	—
Net increase (decrease) in assets and liabilities	39.6	129.2	904.4	(562.2)	(551.0)	(400.7)	(161.6)
Net cash provided by operating activities	288.7	608.8	1041.3	603.9	1143.1	894.8	1246.5

We believe that Adjusted EBITDA, a measure commonly used in the telecommunications industry in Europe, can enhance the understanding of our operating results.

Operating Results

	Year Ended December 31,					Nine Months Ended September 30,
	2001	2002	2003	2004	2005	2005	2006
Industry Data
Estimated population of Turkey (in millions)(1)	66.8	69.7	70.7	72.3	73.4	73.2	74.4
Turkcell Data
Number of postpaid subscribers at end of period (in millions)(2)	4.64	4.68	4.76	5.11	5.38	5.31	5.68
Number of prepaid subscribers at end of period (in millions)(2)	7.59	11.05	14.23	18.28	22.52	21.43	25.15
Total subscribers at end of period (in millions)(2)	12.23	15.73	18.99	23.39	27.90	26.74	30.83
Average monthly revenue per user (in $)(3)	12.6	11.7	10.6	12.3	13.2	13.6	11.6
Postpaid	19.7	23.3	24.4	29.2	32.8	33.5	30.9
Prepaid	6.5	5.9	5.4	7.2	8.1	8.3	7.1
Average monthly minutes of use per subscriber(4)	63.9	56.2	58.5	64.9	67.7	66.9	69.1
Churn(5)	13.1%	12.9%	14.5%	9.1%	10.1%	7.4%	10.8%
Number of Turkcell employees at end of period	2,241	2,163	2,148	2,441	2,858	2,780	3,064
Number of employees of consolidated subsidiaries at end of period(6)	1,180	1,913	2,914	4,075	4,659	6,964	7,788

(1)          The Turkish population for 2001, 2002, 2003, 2004, 2005 and 2006 has been estimated based upon the 1996 and 2000 censuses prepared by the Turkish Statistical Institute, applying projected yearly growth rates of 1.20%-1.50%.

(2)          Subscriber numbers do not include the subscribers in Ukraine and Northern Cyprus.

(3)          We calculate average revenue per user, ARPU, using the weighted average number of our subscribers during the period. ARPU does not include the results of our operations in Ukraine and Northern Cyprus.

(4)          Average monthly minutes of use per subscriber is calculated by dividing the total of incoming and outgoing airtime minutes of use by the average monthly number of postpaid and prepaid subscribers for the year divided by twelve. Our Minutes of Usage (“MoU”) calculation does not include our operations in Ukraine and Northern Cyprus.

(5)          Churn is calculated as the total number of subscriber disconnections during a period as a percentage of the average number of subscribers for the period. Our churn calculations do not include our operations in Ukraine and Northern Cyprus.

(6)          See “Item 6D. Employees” in our Form 20-F for information with respect to our consolidated subsidiaries.

THE OFFERING

The Offering

129,393,196.537 ordinary shares by the Selling Shareholders are being offered in the United States and internationally outside Turkey to Qualified Investors in the European Economic Area. See “Selling Restrictions” on pages S-67 to S-69.

Underwriter	J.P. Morgan Securities Ltd. (“JPMorgan”).
Shares Outstanding	We have 2,200,000,000 ordinary shares issued and outstanding.
The Selling Shareholders	Cukurova Holding A.S. and Cukurova Investments N.V.
The ADSs

Each ADS represents two and one-half ordinary shares. Due to uncertainty surrounding the application of a Turkish capital gains tax, the ADR Depositary has indefinitely halted issuance and cancellation of ADSs. Accordingly, during the indefinite halt, purchasers of ordinary shares will not be able to deposit them in order to create ADSs. See “Risk Factors—Risks related to the offering.”

Offering Price	TRY per ordinary share.
Use of Proceeds	We will not receive any proceeds from this offering. All proceeds in connection with the sale of the ordinary shares will be received by the Selling Shareholders.
Listing/Trading Symbols	ADSs on NYSE: “TKC” Ordinary shares on the Istanbul Stock Exchange: “TCELL”.
Lock-up

The Selling Shareholders have agreed with JPMorgan, subject to certain exceptions, not to offer, sell, contract to sell, hedge or otherwise dispose of any of our ordinary shares or ADSs or any securities convertible into or exchangeable for ordinary shares or ADSs during the period from the date of this prospectus continuing through the date 90 days after the date of this prospectus, except with JPMorgan’s prior written consent.

Selling Restrictions

The ordinary shares referred to herein have not been registered with any state or national securities regulator in any country (including the United Kingdom) other than the United States and the Republic of Turkey. Investors outside the United States should note the selling restrictions listed on pages S-67 to S-69 and act accordingly.

Risk Factors

You should review the “Risk Factors” section for a discussion of material factors about us, the industry in which we operate and this offering that you should consider before buying our ordinary shares.

Withholding Tax

Dividends paid to holders are subject to a withholding tax of 15%. Shareholders that qualify for and comply with the procedures for claiming benefits under the applicable tax treaty may be entitled to claim a refund of tax withheld in excess of the applicable treaty rate.

Voting Rights

Shareholders and holders of ADSs are entitled to attend and vote at shareholders’ meetings on the basis of one vote per ordinary share on all matters submitted to a vote of our shareholders. The Foreign Investment Directorate may require any such shareholder to provide information relating to its corporate standing and financial status in connection with such notification.

Payment and Delivery	The underwriter expects to deliver the ordinary shares through the facilities of MKK.
Security Codes	Our ordinary shares:
ISIN: TRATCELL 91M1 SEDOL: B03MYN3

RISK FACTORS

This section lists some of the risks that could materially affect an investment in the ordinary shares being offered and describes more fully other risks related specifically to the offering of our ordinary shares pursuant to this prospectus. You should read this section in conjunction with the detailed discussion of the risk factors that are listed starting on page 8 in our Form 20-F, included as Annex B hereto. Additional risk factors not presently known to us or that we currently deem immaterial may also impair our business operations.

Risks related to our business

The following is a list of some of the risks that could materially affect an investment in the ordinary shares being offered. These risks are more fully described starting on page 8 of our Form 20-F, included as Annex B hereto.

•       Competition in our home market has increased in recent years and may continue to increase in the future;

•       Economic developments in Turkey and in the global economy have had, and may continue to have, a material adverse effect on our business, consolidated financial condition, results of operations or liquidity;

•       Political developments in Turkey and its neighboring countries may have a material adverse effect on our business, consolidated financial condition, results of operations or liquidity;

•       The growth of our business is dependent upon the continued development of the Turkish mobile telecommunications market;

•       A large amount of our business is or may be subject to significant legal and regulatory restrictions;

•       Enactment of the Electronic Communications Law could have a material adverse effect on our operations and financial results;

•       The Telecommunications Authority has designated Turkcell as an “operator holding significant market power” in the “mobile call termination services market” and an “operator holding significant market power” in “access to GSM mobile networks and the call origination market” which could affect our competitiveness and have a material adverse affect on our results of operations;

•       Our disputes with other GSM operators and Turk Telekom over call termination charges could have a material adverse effect on our results of operations;

•       We could face severe penalties, including limitation or revocation of our license in extreme cases, if applicable regulatory authorities determine that we are not in compliance with the requirements of our license or applicable regulations;

•       We are involved in various claims and legal actions arising in the ordinary course of our business;

•       We are exposed to foreign exchange rate risks that could significantly impact our ability to meet our obligations and finance our network construction;

•       We are also exposed to interest rate risk on our variable rate borrowings. An increase in Libor rates would increase our interest exposure through increased interest expense;

•       We hold interests in several companies that may expose us to various economic, political, social, financial and liquidity risks and may not provide the benefits that we expect;

•       We have financial exposure relating to outstanding receivables from Digital Platform Iletisim Hizmetleri, A.S.;

•       Spectrum limitations may adversely affect our ability to provide services to our subscribers;

•       The communications industry is subject to rapid and significant changes in technology that could reduce the appeal of our services or require us to increase our capital expenditures;

•       There can be no assurance that the other operators with whom we have entered into interconnection agreements can or will be able to perform their obligations under these agreements;

•       There are alleged health risks related to base transmitter stations and the use of handsets which could expose us to liability and lead to reduced usage of mobile phones;

•       We are dependent on certain suppliers for network equipment and for the provision of data services;

•       If we are unable to retain key personnel, our business, consolidated financial condition or results of operations could be materially and adversely affected; and

•       We face financial risks in the event that our majority owned subsidiaries fail to meet some of their obligations set forth in the agreements related to their financing arrangements or they require additional financing.

The Cukurova Group, TeliaSonera and the Alfa Group together currently hold a majority of our outstanding share capital which allows them together to exercise a controlling influence over us. This ownership may also have the effect of delaying, deferring or preventing a change of control of Turkcell.

As of the date of this prospectus, the Cukurova Group, TeliaSonera and the Alfa Group (through its Altimo subsidiary) currently own, directly or indirectly, approximately 27.3% , 37.1% and 13.2%, respectively, of our share capital. The Cukurova Group, TeliaSonera and the Alfa Group (through its Altimo subsidiary) will own, directly and indirectly, after giving effect to this offering, approximately 21.4%, 37.1% and 13.2%, respectively, of our share capital. If the Cukurova Group, TeliaSonera and the Alfa Group act together they have the ability to exercise a controlling influence over matters requiring a simple majority vote of the shareholders at a general assembly, such as the right to vote against changes to our articles of association and the right to approve the annual accounts. The Cukurova Group, TeliaSonera and the Alfa Group hold a portion of their interests in us through Turkcell Holding, a holding company that holds 51% of our shares. To the extent that the interests of the Cukurova Group, TeliaSonera and the Alfa Group differ from our interests or those of our other shareholders, we or our other shareholders could be disadvantaged by any actions that the Cukurova Group, TeliaSonera and the Alfa Group might seek to pursue.

The ownership of a substantial percentage of our outstanding ordinary shares by the Cukurova Group, TeliaSonera and the Alfa Group and the affiliation of these shareholders with members of the Board of Directors may have the effect of delaying, deferring or preventing a change in control of Turkcell, may discourage bids for our ordinary shares or ADSs and may adversely affect the market price of the ordinary shares or ADSs. Additionally, we benefit from our relationship with TeliaSonera and the Cukurova Group. If our relationship with either or both shareholders is impaired, or if either of our shareholders were to substantially change its shareholding in us, we may be adversely affected.

Certain of our principal shareholders are currently involved in a dispute which could adversely impact their ability to achieve the consensus necessary to approve important matters relating to our business and operations.

The Cukurova Group and TeliaSonera are currently involved in a dispute regarding the previously proposed sale by the Cukurova Group to TeliaSonera of certain holdings in Turkcell Holding A.S. Class B shares. The Cukurova Group and TeliaSonera are also currently involved in a dispute regarding the sale by the Cukurova Group to Cukurova Telecom Holdings Limited, a joint venture between the Cukurova

Group and the Alfa Group, of certain holdings in Turkcell Holding A.S. Class B shares. In addition, as part of this dispute on August 21, 2006, TeliaSonera, filed a lawsuit for the purpose of determination of the invalidity of our General Assembly Meeting held on May 22, 2006, and the invalidity of all resolutions taken in this meeting, including with respect to dividends and the election of board members.

The foregoing disputes could result in the failure of our three major shareholders to have a cooperative relationship, which could adversely impact the ability of our principal shareholders to achieve the consensus necessary to approve important matters relating to our business and operations.

Turkcell currently does not have a chief executive officer.

Mr. Muzaffer Akpinar resigned as our chief executive officer during the second quarter of 2006 with effect from June 23, 2006. A search for a replacement is underway but has not been concluded. A prolonged period without a chief executive officer may negatively impact the execution of our strategy and Turkcell’s management.

Risks related to the offering

Issuance and cancellation of ADSs has been indefinitely halted and purchasers of ordinary shares will not be able to deposit them to create ADSs. This indefinite halt may affect our ability to make in-kind distributions on our ADSs and long-term may adversely affect ADS liquidity and trading.

Due to the uncertainty surrounding the application of a Turkish capital gains tax imposed from January 1, 2006, our ADR Depositary, Morgan Guaranty Trust Company of New York, has indefinitely halted issuance and cancellation of ADRs. We understand the depositary banks for all the Turkish DR programs (ADRs and GDRs) have taken similar action. Trading of our ADSs on the New York Stock Exchange has continued and purchases and sales of ADSs represented by ADRs are being settled and recorded by the Depositary. Accordingly, during the indefinite halt, purchasers of ordinary shares, including purchasers of ordinary shares in this offering, will not be able to deposit them in order to create ADSs and holders of ADSs will not be able to withdraw the underlying ordinary shares.

During the period that issuance and cancellation of ADSs is halted, we may not be able to make distributions of additional ADSs representing a dividend in bonus shares, as we have in the past.

If the halt in ADS issuance and cancellation continues, and if for any reason there were a sudden or significant increase in persons wishing either to sell or to buy ADSs at the same time, there may be adverse effects on liquidity and market disruption in the trading of our ADSs and ordinary shares.

It may be difficult to enforce a U.S. judgment against us, our officers and directors and the Turkish experts named in this prospectus in Turkey or the United States, or to assert U.S. securities laws claims in Turkey or serve process on our officers and directors and these experts.

We are incorporated in Turkey. None of our executive officers and directors and the Turkish experts named in this prospectus are residents of the United States, and substantially all of our assets and the assets of these persons are located outside the United States. Therefore, it may be difficult for an investor, or any other person or entity, to enforce a U.S. court judgment based upon the civil liability provisions of the U.S. federal securities laws against us or any of these persons in a U.S. or Turkish court, or to effect service of process upon these persons in the United States. Additionally, it may be difficult for an investor, or any other person or entity, to assert U.S. securities law claims in original actions instituted in Turkey. Certain matters of procedure will also be governed by Turkish law. There is little binding case law in Turkey addressing the matters described above. See “Enforceability of Certain Civil Liabilities” in the accompanying prospectus.

The market prices of our ordinary shares may be volatile, which could cause the value of your investment in us to decline.

The market price of our ordinary shares historically has experienced and may continue to experience high volatility, and the broader stock market has experienced significant price and volume fluctuations in recent years. This volatility has affected the market prices of securities issued by many companies for reasons unrelated to their operating performance and may adversely affect the market prices of our ordinary shares. In addition to such factors as changes in global macro trends, war or acts of terrorism, any of the following factors could affect the market prices of our ordinary shares:

•       general market, political and economic conditions including fluctuations in the TRY/$ exchange rate;

•       our failure to meet financial analysts’ or investors’ performance expectations;

•       changes in recommendations by financial analysts;

•       changes in market valuations of other telecommunications companies;

•       changes in our corporate credit rating by rating agencies; and

•       changes in our ownership structure.

In addition, many of the risks described elsewhere in this “Risk Factors” section could materially and adversely affect the market price of our ordinary shares.

Future sales or issuances of ADSs or ordinary shares may depress the trading price of our ADSs or ordinary shares.

The sale of substantial amounts of our ordinary shares or ADSs could adversely impact the market prices of our ordinary shares and/or ADSs. The Selling Shareholders, Cukurova Holding A.S. and Cukurova Investments N.V., have entered into a lock-up agreement with the underwriter that generally restricts the Selling Shareholders, subject to specified exceptions, from selling or otherwise disposing of any of our ordinary shares or ADSs for 90 days after the date of this prospectus without the consent of the underwriter. Although there is no present intention to do so, the underwriter may, in its sole discretion and without notice, release all or any portion of the shares from the restrictions in any of the lock-up agreements.

Our dividend rates have varied, and we may reduce or eliminate dividends on our common stock.

The declaration and amount of dividends is subject to the discretion of our General Assembly through proposal by our Board of Directors and our dividend rates have varied. Our Board of Directors makes its proposal depending on various factors, including our net earnings, financial condition, cash requirements, future prospects and other factors deemed relevant from time to time. Subject to the Turkish Capital Markets Board’s (the “CMB’’) minimum dividend requirements, we are under no obligation to pay dividends and we may discontinue payment of dividends at any time. Additionally, the CMB has the discretion to require public companies to distribute dividends. See “Description of Ordinary Shares—Dividend Distribution and Allocation of Profits.” In addition, during the period that issuance and cancellation of our ADSs is halted, we may not be able to make distributions of additional ADSs representing a dividend in bonus shares, as we have in the past.

USE OF PROCEEDS

The Selling Shareholders will receive all of the proceeds from its sale of our ordinary shares pursuant to this prospectus supplement. We will not receive any of the proceeds from the Selling Shareholders’ sales of our ordinary shares pursuant to this prospectus.

CAPITALIZATION

The following table sets forth our consolidated capitalization as at September 30, 2006.

You should read this table together with our consolidated financial statements and related discussion and analysis included in this prospectus.

As at September 30, 2006
(in $ millions)
Long term debt	102.5
Stockholders’ equity:
Par value 1 TRY; authorized, issued and outstanding 2,200,000,000 shares	833.4
Additional paid-in capital	0.2
Legal reserves	136.2
Accumulated other comprehensive income	(107.9)
Retained earnings	2,071.2
Total stockholders’ equity	2,933.1
Total capitalization(1)	3,035.6

(1)          Total capitalization has been calculated as the sum of total long term debt and total stockholders’ equity as of September 30, 2006.

BUSINESS

Operational Review for the Nine Months Ended September 30, 2006

Turkcell occupied the leading position in the new subscriber acquisition market throughout the first nine months of 2006. Our subscriber base grew 10.4% from 27.9 million at December 31, 2005, to 30.8 million at September 30, 2006. Net additions to our subscriber base were 3.3 million in the first nine months of 2005 and were 2.9 million in the first nine months of 2006.

During the first nine months of 2006, the Turkish GSM market continued its strong growth trend in number of subscribers through customer acquisition based campaigns and community offers.

The macroeconomic volatility in global markets during the second quarter of 2006, which also led to foreign currency exchange rate fluctuations in Turkey during the second quarter of 2006,  stabilized during the third quarter of 2006 to a large extent

Throughout the nine month period ended September 30, 2006, our competitors continued to pursue price-based offerings to increase their share of new subscriptions as well as to increase the usage of mobile services. Nonetheless, we did note some upward price adjustments and limiting of usage incentives by our competitors during the second and third quarters of 2006. During the third quarter of 2006, our competitors also focused on improving their infrastructure related capabilities as a high priority.

During the first nine months of 2006, we continued our initiatives to increase usage and strengthen loyalty. Meanwhile, in line with changing market dynamics in the Turkish GSM market, for the nine months through September 30, 2006, we made a cumulative average increase in our tariffs of 9.3%.

During the nine months ended September 30, 2006, average minutes of monthly usage per subscriber (“MoU”) increased to 69.1 minutes from 66.9 minutes for the same period in 2005. During the nine months ended September 30, 2006, our average revenue per user (“ARPU”) decreased 15% to $11.6 for the nine month period ended September 30, 2006 from $13.6 for the same period in 2005. The decrease was mainly due to the depreciation of TRY against USD as well as the dilutive impact of prepaid subscribers and various loyalty campaigns.

The sale of substantially all of the assets and business of our competitor, Telsim, to Vodafone that had been announced in December 2005 was finalized in the second quarter of 2006. In addition, Telecom Italia announced and completed in the third quarter of 2006 the sale of its 40.5% stake in our competitor, Avea, to Turk Telekom.

Mr. Muzaffer Akpinar resigned as our chief executive officer during the second quarter of 2006 with effect from June 23, 2006.

Please note that all financial data are consolidated and comprise the Company and our subsidiaries and our associates (together referred to as the “Group”) whereas non-financial data are unconsolidated. The terms “we”, “us”, and “our” in this prospectus refer only to the Company, except in discussions of financial data, where such terms refer to the Group, and where the context otherwise requires.

Summary of Operational Data	Nine Months Ended and as at September 30, 2005	Nine Months Ended and as at September 30, 2006	% Chg
Number of total subscribers (millions)	26.7	30.8	15.4%
Number of post-paid subscribers (millions)	5.3	5.7	7.6%
Number of pre-paid subscribers (millions)	21.4	25.1	17.3%
ARPU (Average Monthly Revenue per User)
ARPU, blended (US$)	$13.6	$11.6	(14.7%)
ARPU, postpaid (US$)	$33.5	$30.9	(7.8%)
ARPU, prepaid (US$)	$8.3	$7.1	(14.5%)
Churn (%)	7.4%	10.8%	(45.9%)
MOU (Average Monthly Minutes of usage per subscriber), blended	66.9	69.1	3%
SAC (Subscriber Acquisition Costs per subscriber)	$24.7	$31.2	26.3%

Subscribers

During the nine months ended September 30, 2006, we added 2.9 million net additions to our subscriber base compared with 3.3 million net additions to our subscriber base during the same period in 2005.

Our total number of subscribers reached 28.7 million as of March 31, 2006 in a stable macroeconomic environment. This is an increase of 2.9% compared to 27.9 million as of December 31, 2005. We added approximately 843,000 net new subscribers in the first quarter of 2006. Our subscriber base consisted of 5.5 million postpaid and 23.2 million prepaid subscribers. New gross subscribers acquired in the first quarter of 2006 consisted of 89% prepaid and 11% postpaid subscribers. The overall growth in the Turkish GSM market during the first quarter of 2006 has been above our expectations mainly due to continuation of price based community offers of competitors and acquisition packages containing fewer counter units than packages previously introduced in the market.

Our total number of subscribers reached 29.8 million as of June 30, 2006. This corresponds to an increase of 3.8% from 28.7 million as of March 31, 2006. We added approximately 1.1 million net new subscribers in the second quarter of 2006. Our subscriber base consisted of 5.6 million postpaid and 24.3 million prepaid subscribers in the second quarter of 2006. New gross subscribers acquired in the second quarter of 2006 consisted of 90% prepaid and 10% postpaid subscribers. The subscriber acquisition growth trend during the second quarter of 2006 remained strong despite the volatility in the macroeconomic environment and we maintained our leadership position in the gross subscriber acquisition market.

Our total number of subscribers reached 30.8 million as of September 30, 2006. This corresponds to an increase of 3.3% from 29.8 million as of June 30, 2006 and an increase of 15.3% from 26.7 million as of September 30, 2005. Our subscriber base consists of 5.7 million postpaid and 25.1 million prepaid subscribers. We added approximately 1.0 million net new subscribers in the third quarter of 2006. New gross subscribers acquired in the third quarter of 2006 consisted of 91% prepaid and 9% postpaid subscribers. During this period, we introduced several campaigns and programs targeting various segments in line with our strategy.

We expect the subscriber market to continue to grow and we estimate that the mobile line penetration rate may reach above the 80% level at the end of the year from approximately 69% based on operators’ announcements as of September 30, 2006. We intend to maintain our leading position in the gross subscriber additions market.

Turkcell Group Subscribers

We have approximately 37.4 million proportionate GSM subscribers as of September 30, 2006, which is calculated by taking the number of GSM subscribers in Turkcell and each of our subsidiaries and multiplying the numbers unconsolidated investees by our percentage ownership interest in each subsidiary. This figure includes the proportionate rather than total number of Fintur’s GSM subscribers of 1.7 million subscribers. However, it includes  the  total  number of GSM subscribers in Ukraine (we have a 54.8% direct and indirect stake in the Ukrainian subsidiary) and in our operations in Turkish Republic of Northern Cyprus (“Northern Cyprus”) (we have a 100% stake in Northern Cyprus) amounting to 4.65 million including TDMA subscribers and 0.2 million subscribers respectively, because the financials of our subsidiaries  in Ukraine  and  Northern Cyprus  are  consolidated with Turkcell’s financial statements.

Turkcell Group Subscribers (million)	Q3 2005	Q1 2006	Q2 2006	Q3 2006	Q3 2005- Q3 2006 % Chg
Turkcell	26.7	28.7	29.8	30.8	15.4%
Ukraine*	1.3	3.3	3.91	4.65	257.7%
Fintur (pro rata)	1.3	1.54	1.6	1.7	30.8%
Northern Cyprus	0.2	0.2	0.2	0.2	0%
TURKCELL GROUP	29.5	33.7	35.6	37.35	26.6%

*                    at 100% and including TDMA subscribers

Churn Rate

Churn rate refers to the total number of subscriber disconnections during a period, whether voluntary or involuntary, as a percentage of the average number of subscribers for the period. Our churn rate for the nine month period ended September 30, 2006, was 10.8% compared to a churn rate of 7.4% for the same period in 2005.

Our churn rate increased to 3.5% in the first quarter of 2006 from 2.9% in the fourth quarter of 2005 mainly due to low priced acquisition packages from our competitors, a seasonal increase in subscriber base in previous quarters and intensified competition in the market. This led to an increase in the churn rate in this quarter, primarily involuntary churn of subscribers at the lower-value end of the subscriber base. During the second quarter of 2006, our churn rate remained almost stable at 3.6% (3.5%) in line with our expectations. In the third quarter of 2006, our churn rate increased to 4.1% mainly due to overall high market growth in the previous quarters and competition.

While our on-going emphasis on retention remains a high priority, we expect our churn rate in 2007 to be higher than 2006.

MoU

Our blended MoU in the first quarter of 2006 decreased to 57.9 minutes from 70.1 minutes in the fourth quarter of 2005 mainly due to the effect of seasonality and the effect of community offers made by our competitors in the first quarter of 2006. Our blended MoU in the second quarter of 2006 increased by 17% to 67.5 minutes mainly due to seasonality as well as retention based offers such as our new loyalty programs for the youth club. Our blended MoU in the third quarter of 2006 increased by 21% to 81.8 minutes mainly due to the loyalty program for the youth segment, the introduction of the incentive program in July for both the consumer and the corporate segments as well as seasonality.

In 2007, we expect our blended MoU to increase with our continued emphasis on segmented incentives and loyalty programs.

ARPU

During the nine months ended September 30, 2006, our average revenue per user (“ARPU”) decreased 15% to $11.6 for the nine month period ended September 30, 2006 from $13.6 for the same period in 2005. The decrease was mainly due to the depreciation of TRY against USD as well as the dilutive impact of prepaid subscribers and various loyalty campaigns.

Our blended ARPU is expected to decrease in 2007 mainly due to depreciation of TRY combined with the dilutive impact of prepaid subscribers.

Subscriber Acquisition Costs

During the nine months ended September 30, 2006, subscriber acquisition costs per subscriber (“SAC”) increased to $31 from $25 for the same period in 2005.  As of September 2006, our average SAC has increased in line with our expectations mainly due to campaigns initiated during the period parallel to intensified competition, increasing activation and dealer activities.

International Operations

Fintur

We hold a 41.45% stake in Fintur, which currently holds our entire interest in our international GSM investments other than our Turkish Republic of Northern Cyprus and Ukraine operations. Fintur operates in markets which generally have strong subscriber growth due to relatively lower line penetration rates. Our major shareholder, Alfa, operates a GSM mobile company in Kazakhstan through its holdings in the VimpelCom Group.

The Fintur GSM businesses in Azerbaijan, Kazakhstan, Georgia and Moldova added approximately 727,000 net new subscribers during the nine months ended September 30, 2006, raising their total number of subscribers to approximately 6.9 million as of September 30, 2006 from 6.1 million as of December 31, 2005. Second quarter growth in Kazakhstan was negatively affected by increased competition and the requirement to register customer information of prepaid subscribers.

Ukraine—Life:)

In Ukraine, we have operated through our indirect subsidiary, Astelit, under the brand “life:)” since February 2005. We hold our interest in Astelit through our subsidiary, Turktell Uluslararasi Yatirim Holding A.S. (“Turktell Uluslararasi”), which holds an interest in Astelit’s immediate parent, Euroasia Telecommunications Holdings B.V. (“Euroasia”). Euroasia currently holds a 100% interest in Astelit. In April 2006, Astelit announced the merger of CJSC Digital Cellular Communications (“DCC”) with Astelit in order to optimize the internal business processes of both companies. Prior to its merger with Astelit, Euroasia held a direct 100% interest in DCC. The merger was finalized as of August 2006. As of September 30, 2006, Turkcell holds 54.8% stake in Astelit. Our major shareholder, Alfa, operates a mobile company in Ukraine through its holdings in the VimpelCom Group and in addition, has a holding in a second GSM operator in the Ukraine, Kyivstar.

Astelit, through its distribution channel of approximately 16,500 non-exclusive shops and high brand recognition in the market, grew its subscriber base to 4.7 million (including TDMA subscribers) by September 30, 2006 from 2.5 million (excluding approximately 43,000 TDMA subscribers) at December 31, 2005. Penetration in the Ukrainian GSM market has increased to 85% levels by September 30, 2006, reflecting trends toward individual multiple SIM Card usage. Parallel to the market characteristics, life:) grew its market share to about 12%.

In December 2005, Astelit signed agreements amounting to US$540 million long term financing. The total financing package consists of a syndicated loan and a junior loan. The long term syndicated loan (the “Syndicated Loan”) in the amount of US$390 million has a term of six years of which US$270 million is guaranteed by Export Credit Agency (ECA). Nokia Corporation and Ericsson Credit AB, the two major suppliers of Astelit’s GSM network also took part in the Syndicated Loan in the amount of US$30 million. The junior loan in the amount of US$150 million has a term of six years and is fully guaranteed by Turkcell. The proceeds from these facilities have been used to refinance Astelit’s existing vendor loans and local bank loans and finance additional capital expenditures and working capital requirements.

Based on Astelit’s interim financial statements as at and for the three months ended March 31, 2006, the six months ended June 30, 2006, and the nine months ended September 30, 2006, Astelit has been in breach of certain of its covenants contained in the Syndicated Loan as at each respective date. As a result, for each of the first, second and third quarters of 2006, Astelit’s long term debt has been reclassified as short term debt, amounting to US$501.1 million (including its junior loan) as at the end of the third quarter of 2006. Astelit requested and received certain waiver letters from the facility agent and the lenders under the Syndicated Loan for the breach of its covenants under the Syndicated Loan during the first, second and third quarters of 2006. Such waivers were granted subject to certain conditions, including the condition that we and Euroasia’s other principal shareholder contribute a share of $150 million (proportional to our shareholding in Euroasia) to Astelit and that certain restructuring amendments be agreed prior to November 30, 2006, and documented prior to December 31, 2006. The $150 million contribution to Astelit is to take place in three tranches of $50 million, two of which have been completed and in which we participated. Based on Astelit’s financial status and discussions held with the lenders, significant additional shareholder contribution may be needed in the coming quarters. See “Operating And Financial Review And Prospects For The Nine Months Ended And As At September 30, 2006—Liquidity Outlook—Loans” for further information on Astelit’s financings, including the Syndicated Loan.

Investment and Financing Plans

Our efforts to selectively seek and evaluate new international investment opportunities continue. These opportunities could include the purchase of a license and acquisitions in markets outside of Turkey in which we currently do not operate. In order to increase our financial flexibility, we plan to put in place significant external debt financing to be utilized for potential international investments, if one or more opportunities are realized. Utilization will be based upon need and in case the facility is not used the only cost will be relevant arrangement and commitment fees.

Egypt

In line with our strategy to evaluate potential investment opportunities in the international GSM arena, our Board of Directors took a decision regarding our intention to conduct the required studies for the pre-qualification stage and submit a prequalification application in accordance with the relevant provisions of the Request For Proposals for the tender of the third GSM license in the Arab Republic of Egypt. In this respect, we signed a Memorandum of Understanding (“MOU”) with Amwal El Khaleej and Banque Misr in order to form a consortium to apply for the pre-qualification of the third GSM license. Our Board of Directors took a decision to bid for the tender of the third GSM license in the Arab Republic of Egypt which took place on July 4, 2006. In this respect, we participated in the auction process of the tender. However as per our evaluation based on our business plans, we subsequently decided to withdraw from the tender.

Purchase of A-Tel

We exercised an option to purchase the 50% stake of shares of A-Tel Pazarlama ve Servis Hizmetleri A.S. (“A-Tel”) owned by Yapi ve Kredi Bankasi A.S., completing the transaction as of August 9, 2006, by paying US$150 million in cash. Since August 9, 2006, we account for A-Tel under the equity method. A-Tel is a joint venture and its remaining 50% share is held by Turkey’s Savings and Deposit Insurance Fund.

A-Tel is involved in marketing, selling and distributing Turkcell’s prepaid systems. A-Tel acts as our exclusive dealer for the Muhabbet Kart (a prepaid card), and receives dealer activation fees and simcard subsidies for the sale of Muhabbet Kart. A-Tel sells simcards and scratch cards through an extensive network of newspaper kiosks located throughout Turkey.

Since 1999, the business cooperation between Turkcell and A-Tel has provided important support to Turkcell’s sales and marketing activities. With the brand name Muhabbet Kart, A-Tel has proven effective in a competitive environment through well structured campaigns. With the acquisition of a 50% stake in A-Tel, we believe that Turkcell will be better positioned in the changing competitive environment and achieve increased benefits by optimizing our respective sales and marketing efforts. During September 2006, A-Tel’s General Assembly decided to distribute dividends and accordingly we reduced the carrying value of the investment in A-Tel by the dividends declared of TRY 30.3 million (equivalent to $20.2 million at September 30, 2006). On October 16, 2006, such dividend was received by us. A-Tel is a joint venture and its remaining 50% shares are held by Turkey’s Savings and Deposit Insurance Fund.

Regulatory Environment

There were no major developments in the regulatory environment regarding the issuance of any 3G license, or regulations on Mobile Virtual Network Operators (“MVNOs”) or Mobile Number Portability (“MNP”) from those described in our Form 20-F. Regarding the 3G tender process, despite previous announcements made by the Telecommunications Authority that had pointed toward the end of 2006 for the initiation of the 3G tender process, we now expect the 3G tender process to take place in the first half of 2007. With respect to MNP, the Telecommunications Authority is expected to issue the final regulation before the end of 2006, whereas the regulation is expected to be implemented during the second half of 2007.

Legal Developments

Two of our major shareholders, the Cukurova Group and TeliaSonera, are currently involved in a dispute regarding the previously proposed sale by the Cukurova Group to TeliaSonera of certain holdings in Turkcell Holding A.S. Class B shares. The Cukurova Group and TeliaSonera are also currently involved in a dispute regarding the sale by the Cukurova Group to Cukurova Telecom Holdings Limited, a joint venture between the Cukurova Group and the Alfa Group, of certain holdings in Turkcell Holding A.S. Class B shares. In addition, as part of this dispute, on August 21, 2006, our shareholder, TeliaSonera, filed a lawsuit for the purpose of determination of the invalidity of our General Assembly Meeting held on May 22, 2006, and the invalidity of all resolutions taken in this meeting, including with respect to dividends and the election of board members.

While Inteltek, our subsidiary, is not a party to certain lawsuits filed against Genclik ve Spor Genel Mudurlugu (“GSGM”) and the Turkish Public Tender Authority in connection with the fixed odds betting tender by which Inteltek obtained one of its licenses to operate, Inteltek’s operations may be affected by the court’s decision in connection with such lawsuits. If the court annuls the fixed odds betting tender by which Inteltek obtained one of its licenses to operate, Inteltek will not be able to continue its operations pursuant to that license. See “Operating and Financial Review and Prospectus for the Nine Months Ended and as at September 30, 2006—Revenues’’ and “—Nine Month Period Ended September 30, 2006 Compared to Nine Month Period Ended September 30, 2005—Revenues’’.

Please see “Operating and Financial Review and Prospects for the Nine Months Ended and as at September 30, 2006—Legal Proceedings” herein, Note 20 (Commitments and Contingencies—Legal Proceedings) in our Nine Month Report and Note 27 (Commitments and Contingencies) of our consolidated financial statements in our Form 20 F for further information on certain of our legal disputes.

OPERATING AND FINANCIAL REVIEW AND PROSPECTS FOR THE NINE MONTHS ENDED AND AS AT SEPTEMBER 30, 2006

Overview

The financial information contained in the following discussion and analysis has been prepared and is presented on a consolidated basis in accordance with US GAAP in USD. The following discussion and analysis should be read in conjunction with the consolidated balance sheets as of December 31, 2004 and 2005 and the related consolidated statements of operations, changes in shareholders’ equity and comprehensive income, and cash flows for each of the years in the three year period ended December 31, 2005 and the related notes there to included in our annual report on Form 20-F for the year ended December 31, 2005 and the consolidated balance sheets as of December 31, 2005 and September 30, 2006, and the related consolidated statements of operations, changes in shareholders’ equity and comprehensive income, and cash flows for each of the nine month periods ended September 30, 2005 and 2006 included herein. The information as of September 30, 2006 and for the nine month periods ended September 30, 2005 and 2006 is not audited.

Beginning from the 2006 fiscal year, we started to prepare our interim and will prepare our annual consolidated financial statements in accordance with International Financial Reporting Standards (“IFRS”). Our interim consolidated financial statements includes comparable data for 2005. Our first annual report on Form 20-F that will be filed containing financial information prepared in accordance with IFRS (with a reconciliation to US GAAP) will be that for the fiscal year ending December 31, 2006. The implementation of IFRS may result in material differences in accounting and/or balances of several items in our annual consolidated financial statements, which may include without limitation:

•       Revenue,

•       Sales and marketing expenses,

•       Depreciation and amortization,

•       EBITDA margin,

•       Net income, and

•       Fixed assets, investments, intangibles.

In accordance with US GAAP, our revenues, gross profit and selling and marketing expenses are reduced as a result of the adoption of standards issued by the Emerging Issues Task Force (“EITF”) which operates at the direction of the Financial Accounting Standards Board (“FASB”) that addresses the extent to which cash consideration given to distributors shall be reported as reductions in revenue or incurred as expenses. With the change to IFRS, EITF rules are no longer applied, therefore we expect that our revenues, gross profit, and selling and marketing expenses to some extent.

Until January 1, 2006, our financial statements were prepared in accordance with US GAAP and translated into USD, which is our reporting currency, in accordance with the relevant provisions of Statement of Financial Accounting Standard (“SFAS”) No. 52 “Foreign Currency Translation” as applied to entities in highly inflationary economies. Accordingly, revenues, costs, capital and non-monetary assets and liabilities are translated at historical exchange rates while monetary assets and liabilities are translated at the exchange rates prevailing at balance sheet dates. All foreign exchange adjustments resulting from translation of the financial statements into USD were included in the determination of net income, as “Translation gain/(loss)”. However, under IFRS, in accordance with International Accounting Standard No. 29 “Financial Reporting in Hyperinflationary Economies” the local currency is taken as the functional currency and revenues, costs, capital and non-monetary assets and liabilities are restated to account for changes in the general purchasing power of the local currency. The resulting gain/(loss) on net monetary position is included in the determination of net income. Accordingly, revenues, costs, capital and non-monetary assets and liabilities were affected by these differences. However, as hyperinflationary conditions in Turkey no longer existed starting from January 1, 2006, New Turkish Lira (“TRY”) has been treated as a more stable currency since that time and our financial statements and those of the subsidiaries located in Turkey and Turkish Republic of Northern Cyprus prepared in accordance with IFRS are not required to be adjusted for hyperinflationary accounting.

IAS 39 “Financial Instruments Recognition and Measurement” provides recognition and measurement requirements covering financial instruments. Financial assets and liabilities are stated at present value using effective interest method with charges flowing through the income statement. Under US GAAP it does not require discounting in certain specified circumstances including trade receivables and payables maturing in less than a one year.

Similarly, deferred tax calculation is also affected due to the accounting methodology differences between US GAAP and IFRS standards.

Certain statements contained below, including information with respect to our plans and strategy for our business, are forward looking statements. The statements contained in this discussion of operating results, which are not historical facts, are forward looking statements with respect to our plans, projections or future performance, the occurrence of which involves certain risks and uncertainties. For a discussion of important factors that could cause actual results to differ materially from such forward-looking statements see “Item 3D. Risk Factors” in our 20-F and elsewhere in this prospectus supplement.

Overview of Business

We were formed in 1993 and we commenced operations in 1994 pursuant to a revenue sharing agreement with Turk Telekom. Since April 1998, we have operated under a 25-year GSM license (the “License”), which was granted upon payment of an upfront license fee of $500 million. At the same time, we entered into an interconnection agreement with Turk Telekom for the interconnection of our network with Turk Telekom’s fixed-line network. On September 20, 2003, we signed an agreement (the “Amended Agreement”) with Turk Telekom amending certain sections of the Interconnection Agreement dated April 24, 1998. As a result of intervention by the Telecommunications Authority, we entered into a new supplemental protocol with Turk Telekom in 2003.

Under the license, we were paying ongoing license fees to the Turkish Treasury equal to 15% of our gross revenue from our GSM operations in Turkey, which included monthly fixed fees and communication fees including taxes, charges and duties paid to the Turkish Treasury. Since June 2004, SIM card sales in Turkey, outgoing roaming revenues and late payment interest charges have been included in the definition of gross revenue and included in the monthly ongoing license fee computations. Based on the law enacted on July 3, 2005 with respect to the regulation of privatization, the gross revenue description used for the calculation of the treasury share has been changed. According to this new regulation, accrued interest charged for the late payments, taxes such as indirect taxes, and accrued amounts accounted for reporting purposes are excluded from the description of gross revenue. This regulation was published officially on July 21, 2005. We submitted to the Telecommunications Authority a revision of the related articles of the Amended Agreement and completed certain necessary procedures to reflect the revised definition of gross revenue. The Danistay, the highest administrative court in Turkey, approved the agreement on March 10, 2006. Calculation of gross revenue for the ongoing license fee in accordance with the new agreement is valid after March 10, 2006. Therefore, the basis for calculating the universal service fund has also changed. See “—Legal Disputes’’.

Under our Amended Agreement with Turk Telekom, we pay Turk Telekom an interconnection fee per call based on the type and length of call for calls originating on our network and terminating on Turk Telekom’s fixed-line network, as well as fees for other services. We also collect an interconnection fee from

Turk Telekom for calls originating on their fixed-line network and terminating on our network. We also have interconnection agreements with Vodafone Telekomunikasyon A.S. (“Vodafone”) (named as Telsim Mobil Telekomunikasyon Hizmetleri A.S. (“Telsim”) before 24 May 2006), Avea Iletisim Hizmetleri A.S. (“Avea”), Milleni.com GMBH (“Milleni.com”) and Globalstar Avrasya Uydu Ses ve Data Iletisim A.S. (“Globalstar”) pursuant to which we have agreed, among other things, to pay interconnection fees to the other parties for calls originating on our network and terminating on theirs, and they have agreed to pay interconnection fees for calls originating on their networks and terminating on ours.

From the time of our start-up through September 30, 2006, we have made capital expenditures amounting to approximately $5.0 billion including the cost of our licenses, $0.6 billion of which was related to Ukrainian operations. The build-out of our network in Turkey is now substantially complete, with coverage at September 30, 2006 of 100% of the Turkish population living in cities of 10,000 or more people. As of September 30, 2006, our network covers 99.96% of the Turkish population living in cities of 5,000 or more and 99.93% of the Turkish population living in cities of 3,000 or more. Coverage also includes substantially the entire Mediterranean and Aegean coastline of Turkey. We meet the coverage requirements of our license.

Our Turkish GSM subscriber base has expanded from 63,500 at year-end 1994 to 30.8 million as of September 30, 2006. In 2007, we expect the subscriber market to continue to grow and we estimate that the mobile line penetration rate may reach above an 80% level at the end of the year from approximately 69% based on operators’ announcements as of September 30, 2006. We intend to maintain our leading position in gross additions market.

Our prepaid mobile service increases our market penetration and limits our credit risk. This service permits access to our GSM services to subscribers who prefer to avoid monthly billing or to better control their mobile communication expenses. As of September 30, 2006, we had 25.1 million prepaid subscribers and 5.7 million postpaid subscribers in our GSM network in Turkey. Average minutes of use per prepaid subscriber and average revenue per prepaid subscriber tend to be lower than for postpaid subscribers resulting in dilutive effects if the proportion of prepaid subscribers increases.

Our average monthly minutes of use per subscriber has increased 3% to 69.1 minutes for the nine month period ended September 30, 2006 from 66.9 minutes for the same period in 2005, mainly due to our efforts to promote usage through segmented and volume based incentives. In 2007, we expect our blended MoU to continue to increase with our continued emphasis on segmented incentives and loyalty programs. Our blended average revenue per user (“ARPU”) decreased 15% to $11.6 for the nine month period ended September 30, 2006 from $13.6 for the same period in 2005. The decrease was mainly due to the depreciation of TRY against USD as well as the dilutive impact of prepaid subscribers and various loyalty campaigns. Our blended ARPU is expected to decrease in 2007 mainly due to depreciation of TRY combined with the dilutive impact of prepaid subscribers. We aim to increase our revenues in 2007. However, macroeconomic developments may impact our forecasts.

Our churn rate is the ratio of total subscriber disconnections, both voluntary and involuntary during a period to the average number of subscribers for the period. In addition to voluntary disconnections, under our disconnection process, subscribers who do not pay their bills are disconnected from our network and included in churn upon the commencement of the legal process to disconnect them, which occurs approximately 180 days from the due date of the unpaid bill. Pending disconnection, non-paying subscribers are suspended from service (but are still considered subscribers) and receive a suspension warning, which in some cases results in payment and reinstatement of service. Also, prepaid subscribers who do not use any airtime for a period of seven months are disconnected from our network in Turkey. Our churn rate for operations in Turkey was 7.4 % for the nine month period ended September 30, 2005 compared with 10.8% for the nine month period ended September 30, 2006. Our churn rate as of September 30, 2006 has increased compared to 2005 in line with our expectations. The increase was due to intensified competition in the GSM mobile market and the increasing prepaid subscriber base. However, our retention and mass loyalty programs contributed positively to our efforts to keep our churn rate under control. While our on-going emphasis on retention remains a high priority, we expect our churn rate in 2007 to be higher than 2006.

We made a bad debt provision in our financial statements for non-payments and disconnections that amounted to $149.2 million and $151.4 million as of December 31, 2005 and September 30, 2006, respectively, which we believe is adequate. Prior to 2003, the majority of subscriber disconnections were due to non payment of bills. However, starting from 2003, the majority of involuntary subscriber disconnections were prepaid subscribers’ disconnections due to not using the network as a result of the increased number of prepaid subscribers in our subscriber base.

International and Other Domestic Operations

As noted in our Form 20-F, we participated in a consortium (“Irancell”) that in 2004 was awarded the first private GSM operator tender in Iran. Irancell signed a license agreement with the Iranian Ministry of Communication and Information Technology in 2004, but the Iranian Parliament subsequently revised the license agreement in 2005. Although our Board of Directors decided to continue with the project despite the modifications to the license agreement, there has been no notification made by the Iranian Authorities regarding any resolution to the first private GSM operator tender in Iran. As a result, we requested an injunction order in Iranian courts seeking to compel the Ministry of Communication and Information Technology to implement the laws and regulations passed by the Iranian Parliament in connection with the GSM tender process. Such request for an injunction order was rejected in April 2006. We are currently reviewing our options for further legal action to recover our expenses in connection with our participation as part of Irancell in the first private GSM operator tender in Iran. We currently have no plans to invest in the Iranian market.

On October 20, 2005, Cukurova Group offered to sell us the “A-Tel Option Contract”, under which the holder had the right to purchase 50% shares of A-Tel Pazarlama ve Servis Hizmetleri AS (“A-Tel”) for a consideration of $150.0 million. After tax, legal and financial due diligence review in A-Tel, we decided to purchase 50% of A-Tel shares for a consideration of $150.0 million. Following the legal approval of Turkish Competition Board on August 1, 2006, the related payment was made on August 9, 2006 and the transaction has been finalized. A-Tel is a joint venture and its remaining 50% shares are held by Turkey’s Savings and Deposit Insurance Fund.

As of September 30, 2006, we have not yet completed the evaluation of the fair value of identifiable assets and liabilities of A-Tel and the allocation of the purchase price. We have a period up to one year to complete the purchase price allocation effective from 9 August 2006, which is the date of acquisition. Therefore, final purchase accounting adjustments may differ from our initial estimates and the allocation of purchase price is subject to refinement. A-Tel is accounted for under the equity method and results of the operations for the two months period ended September 30, 2006 are included in the accompanying interim consolidated financial statements using the ownership percentage of 50%. In addition, during September 2006, A-Tel’s General Assembly decided to distribute dividends and accordingly we reduced the carrying value of the investment in A-Tel by the dividends declared of TRY 30.3 million (equivalent to $20.2 million at September 30, 2006). On October 16, 2006, we received the dividend.

A-Tel is involved in marketing, selling and distributing our prepaid systems. A-Tel acts as our exclusive dealer for the Muhabbet Kart (a prepaid card), and receives dealer activation fees and simcard subsidies for the sale of Muhabbet Kart.

Since 1999, the business cooperation between us and A-Tel has provided important support to our sales and marketing activities. With the brand name Muhabbet Kart, A-Tel has proven successful in a competitive environment through well-structured campaigns. With the acquisition of the 50% stake in

A-Tel, we believe that we will be better positioned in the changing competitive environment and achieve increased benefits by optimizing our respective sales and marketing efforts.

In May 2006, we and System Capital Management (“SCM”) (the other shareholder of Astelit-the Ukrainian subsidiary in which we indirectly hold 54.8%) have committed to contribute approximately $150.0 million to Astelit in proportion to our respective shares as required by the lenders of the syndicated loan to obtain a waiver letter for breaches of financial covenants. This capital increase is to be made in three equal installments in July 2006, October 2006 and January 2007. Consequently, we participated in the first tranche payment in the form of a capital increase to Astelit on July 24, 2006 amounting to $27.5 million which is calculated according to an ownership interest in Astelit. We also participated in the second tranche payment amounting $27.5 million on October 20, 2006. Based on Astelit’s financial status and discussions held with the lenders, significant additional shareholder contribution may be needed in the coming quarters. For a description of, and additional information regarding, funding and commitments in relation to Astelit, see “Liquidity and Capital resources—Liquidity—Loans”..

On August 1, 2006, our indirect Ukrainian subsidiary, CJSC Digital Cellular Communications (“DCC”), merged with Astelit, in order to optimize the internal business processes of both companies. Both companies were wholly-owned by Euroasia, in which we hold 54.8%.

Our efforts to selectively seek and evaluate new international investment opportunities continue. These opportunities could include the purchase of a license and acquisitions in markets outside of Turkey in which we currently do not operate. In order to increase our financial flexibility, we plan to put in place significant external debt financing to be utilized for potential international investments, if one or more opportunities are realized. Utilization will be based upon need and in case the facility is not used the only cost will be relevant arrangement and commitment fees.

For a description of, and additional information regarding, our international and other domestic operations, see “Business” in this prospectus supplement and “Item 4B. Business Overview” in our Form 20-F.

Critical Accounting Policies

For a discussion of our critical accounting policies, please see “Item 5. Operating and Financial Review and Prospects-Critical Accounting Policies” in the 20-F. There have been no material changes in our critical accounting policies since the date of the 20-F.

Revenues

Our revenues are mainly derived from communication fees, monthly fixed fees, sales of SIM cards, commission fees and call center revenues. Communication fees consist of charges for calls that originate or terminate on our GSM network, including international roaming, and are based on minutes of actual usage of service. Per-minute communication fees vary according to the subscriber’s service package. Commission fees on betting business relate to our operation of a central betting system and head agency fees. Such fees are recognized at the time the services related to the betting games are rendered. Monthly fixed fees are charged to each postpaid subscriber in a specified monthly amount that varies according to the subscriber’s service package, regardless of actual use of our GSM network services. SIM card revenues are receipts from the sale of SIM cards, which are needed to operate a handset used by a subscriber. Call center revenues consist of revenues for call center services provided by our call center subsidiary to affiliated and third party companies.

We recognize SIM card sales as revenue upon initial entry of a new subscriber into the GSM network only to the extent of the direct costs associated with providing these services. Excess SIM card sales are deferred and recognized over the estimated effective subscription contract life. In connection with postpaid and prepaid subscribers, we currently incur costs for activation fees to dealers and other promotional expenses, which historically offset all or substantially all of the subscription fees. We charge a usage fee for certain services we offer, such as SMS, voicemail and data and facsimile transmission. Our revenues depend on the number of subscribers, call volume and tariff pricing.

As is the case throughout Europe, airtime charges generally are paid only by the initiator of a call, except when a subscriber travels outside Turkey, in which case we charge the subscriber for a portion of the incoming call.

In Turkey, we and other operators have entered into interconnection agreements which set out the terms and conditions regarding the price terms as well as periodical revision of such terms. However, revisions of the pricing terms of the interconnection agreements have been pending as we have not been able to agree on the pricing terms with other operators through our discussions. As per the Access and Interconnection Regulation, the issue has been referred to to the Telecommunications Authority by Turk Telekom, Telsim and Avea. Meanwhile, the Telecommunications Authority issued reference interconnection rates during the fourth quarter of 2004, which indicate pricing terms. Subsequently, on August 10, 2005, the Telecommunications Authority issued a ‘temporary interconnection price schedule’ for the interconnection between Turk Telekom and us which are in line with the reference tariff structure defined by the Telecommunications Authority during the fourth quarter of 2004.

The Telecommunications Authority issued final reference call termination rates for all operators in the market in June 2006. These rates were lower than previously applied termination rates with the other GSM operators, as expected, but reveal no change from the temporary interconnection rates applied between Turk Telekom and us since August 2005. Based on the Telecommunications Authority’s resolution, we have started to apply the new reference call termination rates with Vodafone and Avea starting from March 2006 and July 2006 respectively. However, in the end of July 2006, we signed an agreement with Vodafone at relatively more favorable rates than the reference call termination rates suggested by the Telecommunications Authority which had been retroactively effective from May 24, 2006 which is the date of transfer of shares of Telsim to Vodafone. Therefore, we have applied rates based on the agreement dated July 31, 2006, starting from May 24, 2006 with Vodafone. For the period between March 1, 2006 and May 24, 2006, we retroactively applied the new reference call termination rates with Telsim. In the previous periods, disagreements existed between us and the other GSM operators regarding the revision of pricing terms of the interconnection agreements. In addition there is a disagreement with Turk Telekom about international calls. See “—Legal Proceedings’’ and Note 27 to our consolidated financial statements in our Form 20-F.

Our revenues have increased as a result of the growth in our subscriber base, improvement in the macroeconomic indicators and improving minutes of usage.

Inteltek, our betting subsidiary, operates pursuant to a Head Agency Agreement and Central Betting System operation and risk management Agreements (“CBS Agreement”) signed with relevant governmental body. The Head Agency Agreement relates to the fixed odds betting business and the CBS Agreement relates to operating the central betting system entitling Inteltek to receive up to a maximum of 12% and 4.3% of gross takings as commissions, respectively. Under the Head Agency Agreement, Inteltek is obligated to undertake any excess payout, which is presented in our financial statements as a net off from the commission revenues. The Head Agency Agreement, which currently accounts for 99.7% of Inteltek’s revenue, is the subject of a dispute. See “Nine Month Period Ended September 30, 2006 Compared to Nine Month Period Ended September 30, 2005—Revenues’’.

Operating Costs

Direct Cost of Revenues

Direct cost of revenues includes mainly ongoing license fees, transmission fees, base station rents, billing costs, cost of simcards sold, depreciation and amortization charges, repair and maintenance expenses directly related to services rendered, roaming charges paid to foreign GSM operators for calls made by our subscribers while outside Turkey, interconnection fees mainly paid to Turk Telekom, Vodafone, Avea, Milleni.com and Globalstar and wages, salaries and personnel expenses for technical personnel.

General and Administrative

General and administrative expenses consist of fixed costs, including company cars, office rent, office maintenance, travel, insurance, consulting, collection charges, wages, salaries and personnel expenses for non-technical and non-marketing employees and other overhead charges. Our general and administrative expenses also include bad debt expenses of our postpaid subscribers.

Selling and Marketing

Selling and marketing expenses consist of public relations, sales promotions, dealer activation fees, advertising, prepaid frequency usage fees, wages, salaries and personnel expenses of sales and marketing related employees and other expenses, including travel expenses, office expenses, insurance, company car expenses, training and communication expenses.

The average Turkish GSM subscriber acquisition cost was approximately $31 and $25 per new subscriber for the nine month periods ended September 30, 2006 and 2005, respectively. We compute average acquisition cost per new subscriber by adding sales promotion expenses, SIM card subsidies and activation fees and dividing the sum by the gross number of new subscribers in our Turkish operations for the related period. These costs are recorded as either selling and marketing expense or reduction of revenue in our statements of operations. As of September 2006, our average SAC has increased in line with our expectations mainly due to campaigns initiated during the period parallel to intensified competition, increasing activation and dealer activities.

Results of Operations

The following table shows information concerning our consolidated statements of operations for the periods indicated.

	Nine Months ended September 30,
	2006	2005
Revenues	3,308.7	3,193.1
Direct cost of revenues	(1,785.8)	(1,750.5)
Gross profit	1,522.9	1,442.6
General and administrative expenses	(125.7)	(107.9)
Selling and marketing expenses	(422.3)	(348.6)
Operating income	974.9	986.1
Income from related parties, net	1.6	0.8
Financial income (expense), net	48.8	(28.4)
Other income, net	0.6	5.4
Equity in net income of unconsolidated investees	62.5	45.3
Minority interest in income at consolidated subsidiaries	38.1	6.0
Translation loss	—	(8.4)
Income before taxes	1,126.5	1,006.8
Income tax expense	(455.4)	(337.3)
Net income	671.1	669.5

The following table shows certain items in our consolidated statement of operations as a percentage of revenues.

	Nine Months ended September 30,
	2006	2005
Statement of Operations (% of revenue)
Revenues
Communication fees	93.4	95.2
Commission fees on betting business	4.0	2.3
Monthly fixed fees	1.3	1.3
SIM card sales	0.5	0.8
Call center revenues	0.2	0.2
Other	0.6	0.2
Total revenues	100.0	100.0
Direct cost of revenues	(54.0)	(54.8)
Gross margin	46.0	45.2
General and administrative expenses	(3.8)	(3.4)
Selling and marketing expenses	(12.8)	(10.9)
Operating income	29.4	30.9

Nine month period ended September 30, 2006 compared to nine month period ended September 30, 2005

We had 30.8 million Turkish GSM subscribers, including 25.1 million prepaid subscribers, as of September 30, 2006, compared to 26.7 million Turkish GSM subscribers, including 21.4 million prepaid subscribers, as of September 30, 2005. During the first nine months of 2006 and 2005, we added approximately 2.9 million and 3.3 million net new Turkish GSM subscribers respectively.

In Ukraine, with 4.7 million subscribers as of September 30, 2006, based on various independent market studies, we have a 11.7% share in the Ukrainian mobile market.

Revenues

Total revenues for the nine month period ended September 30, 2006 slightly increased 4% to $3,308.7 million from $3,193.1 million for the same period in 2005. The slight increase in revenues is mainly due to the growth in the number of subscribers and increased usage despite the depreciation of TRY against USD as well as the dilutive impact of prepaid subscribers and various retention campaigns in 2006.

Revenues from communication fees for the nine month period ended September 30, 2006 slightly increased 2% to $3,089.5 million from $3,043.0 million for the same period in 2005. The slight increase in the communication fees resulted from the growth in the number of subscribers, increased usage and cumulative tariff increases of 9.3% despite 6% depreciation of TRY against USD on average terms compared to the same period of the year 2005.

Our majority-owned subsidiary, Inteltek, commenced its operations of fixed odds betting games in April 2004, pursuant to an agreement signed with Genclik ve Spor Genel Mudurlugu on October 2, 2003 and started to generate commission revenue from this betting business. Commission revenue from the betting business for the nine month period ended September 30, 2006 increased 83% to $133.5 million from $72.9 million for the same period in 2005. Commission fees on the betting business are increasing as betting games are becoming widespread in the market.

Inteltek may be affected by ongoing litigation in connection with the fixed odds betting tender under which it obtained its license to operate a risk management center and to act as a head agency. In the event that the ongoing litigation resulted in the cancellation of the fixed odds betting tender under which Inteltek obtained its license, Inteltek would be unable to operate its risk management center, or to act as a head agency with respect to its fixed odds betting business and may not be able to carry out its activities. The portion of Inteltek’s revenues relating to the fixed odds betting business accounted for 99.7% of Inteltek’s revenues in the nine months period ended September 30, 2006. See “Legal Proceedings—Disputes on Annulment of Fixed Odds Betting Tender Related to Establishment and Operation of Risk Management Center Head Agency” for further information on this ongoing litigation.

Revenues from monthly fixed fees for the nine month period ended September 30, 2006 increased 2% to $41.8 million from $40.8 million for the same period in 2005 mainly due to the increase in our subscriber base and increase in the volume of the operations in Ukraine.

SIM card revenues for the nine month period ended September 30, 2006 decreased 37% to $15.0 million from $23.8 million for the same period in 2005 mainly due to the increase in the 100% discounted SIM cards delivered to the sales channel as a part of introduction packages.

Direct cost of revenues

Direct cost of revenues for the nine month period ended September 30, 2006 increased to $1,785.8 million from $1,750.5 million for the same period in 2005.

Ongoing license fees and universal fund paid to the Turkish Treasury and to the Turkish Ministry of Transportation decreased 8% to $574.1 million for the nine month period ended September 30, 2006 from $620.9 million for the same period in 2005. Despite the increase in our revenues, the amendment in our license agreement regarding the definition of gross revenue, which became effective as of March 10, 2006 led to lower ongoing license fees and universal service fund payments. Based on the law enacted on July 3, 2005 with respect to the regulation of privatization, the gross revenue calculation for the ongoing license fee and universal service fund has been changed. According to this new regulation, accrued interest charged for the late payments, indirect taxes such as VAT, and accrued revenues are excluded from the calculation of gross revenue. Calculation of gross revenue for the ongoing license fee and universal service fund according to the new regulation was effective after Danistay’s approval on March 10, 2006.

Depreciation and amortization charges increased 12% to $382.2 million for the nine month period ended September 30, 2006 from $340.0 million for the same period in 2005 mainly due to the increase in the capital expenditures, in Turkey and Ukraine. The amortization expense for our GSM license and other telecommunication licenses was $29.6 million and $24.2 million for the nine month periods ended September 30, 2006 and 2005, respectively.

Interconnection costs decreased 14% to $267.1 million for the nine month period ended September 30, 2006 from $309.4 million for the same period in 2005 mainly due to the 6% depreciation of TRY against USD as well as lower tariffs imposed by the Telecommunications Authority for Avea outgoing calls effective from July 2006 and lower tariffs set by the new agreement between us and Vodafone effective from May 24, 2006. In line with the reference tariffs of the Telecommunications Authority the tariffs applied between us and Turk Telekom have decreased approximately by 26%, in the nine months period ended September 30, 2006 compared to the same period in 2005.

Transmission costs, site costs, information technology, network maintenance expenses and infrastructure cost increased approximately 9% to $109.4 million for the nine month period ended September 30, 2006 from $100.3 million for the same period in 2005 mainly due to an increase in transmission and maintenance costs as a result of the capacity increases in the lines. In addition, uncapitalizable antenna site costs and expenses increased 9% to $123.1 million for the nine month period ended September 30, 2006 from $112.6 million for the same period in 2005 mainly due to the increase in radio network operations.

Wages, salaries and personnel expenses for technical personnel increased 10% to $102.3 million for the nine month period ended September 30, 2006 from $92.8 million for the same period in 2005 mainly due to periodic increases in salaries and an increase in number of the employees.

Roaming expenses increased 43% to $71.5 million for the nine month period ended September 30, 2006 from $50.0 million for the same period in 2005, mainly due to the increase in roaming revenue generated from the calls made by our subscribers while outside Turkey, primarily reflecting better economic conditions and the fact that between September 30, 2005 and September 30, 2006 we added 78 new roaming operators for GSM in 12 countries, 64 for GPRS in 22 countries and 72 for Active Customised Applications for Mobile Network Enhanced Logic (“active CAMEL”) technologies in 38 countries which enable our pre-paid subscribers to be able to roam on foreign operators’ networks.

The cost of SIM cards sold decreased 14% to $30.3 million for the nine month period ended September 30, 2006 from $35.1 million for the same period in 2005 in parallel with a 14% decrease in the net additions to our subscriber base from 3.3 million subscribers to 2.9 million subscribers for the nine month periods ended September 30, 2005 and 2006 respectively.

Billing costs increased 19% to $25.2 million for the nine month period ended September 30, 2006 from $21.1 million for the same period in 2005 mainly due to the increase in subscriber numbers and an increase in postage fees despite the decreasing effect of costs related to printing of inserts included in bills.

Consultancy services received for the risk management related to betting operations increased 81% to $9.6 million for the nine month period ended September 30, 2006 from $5.3 million for the same period in 2005 mainly due to the significant increase in our betting business.

As a percentage of revenue, direct cost of revenues decreased to 54% for the nine month period ended September 30, 2006 from 55% for the same period in 2005 mainly due to the amendment in our license agreement regarding the gross revenue definition used in the ongoing license fee and universal service fund calculation and lower interconnection tariffs.

Gross profit increased to $1,522.9 million for the nine month period ended September 30, 2006 from $1,442.6 million for the same period in 2005 mainly due to the decrease in ongoing license fee, the growth in the number of subscribers, the increase in usage and interconnection costs as discussed above.

General and administrative expenses

General and administrative expenses increased 16% to $125.7 million for the nine month period ended September 30, 2006 from $107.9 million for the same period in 2005, mainly due to the increases in wages, salaries and personnel expenses, bad debt expenses, consulting expenses and collection expenses. As a percentage of revenues, general and administrative expenses slightly increased to 3.8% for the nine month period ended September 30, 2006 from 3.4% for the same period in 2005.

Wages, salaries and personnel expenses for non-technical and non-marketing employees increased 19% to $47.5 million for the nine month period ended September 30, 2006 from $39.9 million for the same period in 2005 mainly due to periodic increase in salaries and an increase in number of employees both in Turkey and Ukraine.

Bad debt expenses increased 14% to $22.2 million for the nine month period ended September 30, 2006 from $19.5 million for the same period in 2005 mainly due to the increase in sales. We provided an allowance of $151.4 million and $149.2 million for doubtful receivables for the nine month period ended September 30, 2006 and 2005, respectively, based upon past experience.

Consulting expenses increased 35% to $13.1 million for the nine month period ended September 30, 2006 from $9.7 million for the same period in 2005, mainly due to the consulting services related with the Egypt GSM tender and the operations in Ukraine.

Collection expenses increased 8% to $10.6 million for the nine month period ended September 30, 2006 from $9.8 million the same period in 2005 mainly resulting from the increase in legal follow-up expenses.

Other expenses increased to $32.3 million for the nine month period ended September 30, 2006 from $29.0 million for the same period in 2005 mainly as a result of the increase in equipment, software maintenance, repairment and rent expenses.

Selling and marketing expenses

Selling and marketing expenses increased 21% to $422.3 million for the nine month period ended September 30, 2006 from $348.6 million for the same period in 2005, mainly due to the increase in prepaid subscribers’ frequency usage fees, increased product management and public relations expenses resulting from intensifying competition and increased dealer and distributor activities. As a percentage of revenues, selling and marketing expenses were 13% and 11% for the nine month periods ended September 30, 2006 and 2005, respectively.

Total prepaid advertising, market research, product management, public relations expenses and prepaid subscribers’ frequency usage fee expenses increased 13% to $205.6 million for the nine month period ended September 30, 2006 from $181.6 million for the same period in 2005. The increase in 2006 stemmed mainly from the increase in prepaid subscribers’ frequency usage fees, the increase in product management expenses mainly due to the retention campaigns and the increase in public relations expenses mainly due to the increase of social and corporate sponsorships.

Total postpaid advertising, market research, product management, public relations and call center expenses remained almost constant and increased to $61.7 million for the nine month period ended September 30, 2006 from $60.8 million for the same period in 2005.

Wages, salaries and personnel expenses for selling and marketing employees increased 31% to $49.9 million for the nine month period ended September 30, 2006 from $38.1 million for the same period in 2005 mainly due to the increase in the headcount and periodic increase in salaries.

Activation fees and sales promotions increased 69% to $72.8 million for the nine month period ended September 30, 2006 from $43.0 million for the same period in 2005 mainly due to campaigns initiated during the period parallel to intensified competition, increasing activation and dealer activities.

Operating income

Operating income slightly decreased to $974.9 million for the nine month period ended September 30, 2006 from $986.1 million for the same period in 2005, mainly due to increase in selling and marketing expenses despite the increase in revenues and almost stable direct cost of revenues.

Financial income (expense), net

Net financial income was $48.8 million for the nine month period ended September 30, 2006 compared to $28.4 million net financial expense for the same period in 2005. The change between periods was mainly due to the settlement of legal disputes in 2005 with the Turkish Treasury regarding the calculation of license fees and with Turk Telekom regarding an interconnection dispute on call termination pricing. These settlements involved payment of an interest expense of $74.5 million in 2005 and also had the effect that there were lower average time deposited cash balances in 2005 compared to 2006 due to the settlement payments related to legal disputes settlements made in 2005.

For a description of, and additional information regarding legal disputes and their financial impacts, see “Item 5A. Operating Results-Revenues” and Note 27 to our consolidated financial statements in our 20-F.

Translation loss

Since Turkey ceased being regarded as a hyperinflationary country starting from January 1, 2006, no translation gain/(loss) has been realized for the nine month period ended September 30, 2006, whereas we had a translation loss of $8.4 million for the same period in 2005 mainly stemming from the depreciation of TRY against the USD. Foreign exchange differences arising from foreign currency transactions have been accounted under financial income/(expense) for the nine months period ended September 30, 2006.

Income tax expense

Income tax expense for the nine month period ended September 30, 2006 was $455.4 million and $337.3 million for the same period in 2005. The increase in income tax expense stemmed from the increase in revenues. The effective tax rate was 40% and 34% for the periods September 30, 2006 and 2005, respectively. Differences between effective tax rate and statutory tax rate include but are not limited to the effect of tax rates in foreign jurisdictions, non-deductible expenses, reversal of non-taxable translation and indexation and tax incentives not recognized in profit or loss.

The corporate tax rate was 30% for the year ended December 2005. According to the article 32 of New Corporate Tax Law No. 5520 in June 2006, the corporate tax rate has been reduced from 30% to 20%. In this respect, corporate income is subject to corporate tax at the rate of 20%, effective from January 1, 2006 onwards.

According to the Income Tax Law which was published in the Official Gazette on April 8, 2006, the investment allowance application has been abolished effective from January 1, 2006. However, the law allows taxpayers to utilize their investment allowance rights obtained under the scope of the previous provisions only from their income generated in the years 2006, 2007 and 2008.

Equity in net income of unconsolidated investees

Our share of the net income of unconsolidated investees was $62.5 million for the nine month period ended September 30, 2006 compared $45.3 million for the same period in 2005. The increase in net income of unconsolidated investees was mainly due to an increase in Fintur’s net income to $153.4 million for the nine month period ended September 30, 2006 compared to $109.4 million for nine month period ended September 30, 2005.

As explained in “International and Other Domestic Operations” section, during August 2006, we acquired 50% of the shares of A-Tel for a consideration of $150.0 million. We made the related payment on August 9, 2006 and the results of A-Tel’s operations have been included in the consolidated financial statements since that date. Like Fintur, A-Tel is accounted for under the equity method. During the two months ended September 30, 2006, the subsidiary contributed a loss of $1.1 million.

At September 30, 2006, we have not yet completed the evaluation of the fair value of identifiable assets and liabilities of A-Tel and the allocation of the purchase price. We have a period up to one year to complete purchase price allocation effective from August 2006, which is the date of acquisition. Therefore, final purchase accounting adjustments may differ from our initial estimates and the allocation of purchase price is subject to refinement. A-Tel is accounted for under the equity method and results of the operations for the two months period ended September 30, 2006 are included in the accompanying interim consolidated financial statements using the ownership percentage of 50%. During September 2006, A-Tel’s General Assembly decided to distribute dividends and accordingly we reduced the carrying value of the investment in A-Tel by the dividends declared of TRY 30.3 million (equivalent to $20.2 million at September 30, 2006). On October 16, 2006, such dividend was received by us. A-Tel is a joint venture and its remaining 50% shares are held by Turkey’s Savings and Deposit Insurance Fund.

Net income

Net income increased to $671.1 million for the nine month period ended September 30, 2006 compared to net income of $669.5 million for the same period in 2005. The increase was mainly due to the increase in net income and income from investees, despite the slight decrease in operating income and the increase in taxes, for the nine month period ended September 30, 2006 compared to the same period of 2005.

Taxation Issues in Telecommunications Sector

For a discussion of Turkish Tax legislation on telecommunications revenues, please see “Item 5. Operating and Financial Review and Prospects -Taxation Issues in Telecommunications Sector” in the 20-F. Other than as disclosed herein, there have been no material changes in the taxes imposed on telecommunications services since the date of the 20-F.

Investment Incentive Certificates

In 1993, 1997, 2000, 2001, 2004 and 2005, the Under Secretariat of the Treasury approved investment incentive certificates for a program of capital expenditures made by us and our subsidiaries in our mobile communications operations, call center operations and betting games operations. Such incentives entitle us to a 100% exemption from customs duty on imported machinery and equipment and an investment tax benefit of 100% on qualifying expenditures. The investment tax benefit takes the form of deductions for corporation tax purposes, but these deductions were subject to withholding tax at a rate of 19.8% (for expenditures made after April 24, 2003, the investment tax benefit equals 40% of qualifying expenditures but it is not subject to any withholding tax). However, on April 8, 2006, in line with the changes in corporate tax law, amendments were made to regulations governing investment incentives. Accordingly, tax payers have been granted an option to use the tax benefits of investment incentive certificates given that they file tax returns at 30% corporate tax rate; or file tax returns at 20% corporate tax rate (which is the new corporate tax rate effective from January 1, 2006) without using the tax benefits of investment incentive certificates. We preferred to use the tax benefit of investment incentive certificates which provides 0.2% net benefit on corporate taxes. As of September 30, 2006, investment incentive certificates provide for tax benefits on cumulative purchases of up to approximately $4.8 billion in qualifying expenditures as defined in the certificates. As of September 30, 2006, we had unused tax benefit carryforwards under the certificates of approximately $4.1 million ($294.4 million as of December 31, 2005) which can be carried forward until December 31, 2008. The certificates are denominated in TRY. However, approximately $0.5 billion of qualifying expenditures through September 30, 2006 ($0.5 billion as of December 31, 2005) under the certificates are indexed against future inflation.

According to the Income Tax Law which was published in Official Gazette on April 8, 2006, the investment allowance application has been abolished effective from January 1, 2006. However, the law allows taxpayers to utilize their investment allowance rights obtained under the scope of the previous provisions only from their income generated in the years 2006, 2007 and 2008.

Capital Transactions

On March 22, 2006, our board of directors declared that our statutory paid-in capital would be increased from TRY 1,854.9 million to TRY 2,200.0 million by capitalizing TRY 345.1 million out of the total dividend for 2005. After the approval at the General Assembly Meeting held on May 22, 2006, the increase of TRY 345.1 million was distributed to our shareholders in the form of a stock split (345,112,659 units of shares). The capital increase was accounted for as a stock split in our consolidated financial statements. As a result of the aforesaid transactions, we issued new shares with a total nominal value of TRY 345,112,659.

All share amounts and per share figures reflected in our historical financial statements have been retroactively restated for the stock splits discussed above.

Capital Transactions in Astelit

On April 4, 2006, LLC Astelit, our Ukrainian subsidiary, announced the merger with DCC, our other Ukrainian subsidiary, in order to optimize the internal processes of both companies. On August 1, 2006 the merger transaction was completed.

We also participated in the $40 million capital increase in Euroasia, our 54.8% owned holding company for Astelit. On May 11, 2006, we contributed $22.0 million to increase the capital of Euroasia, representing our proportion of shareholding in Euroasia.

Also, in June 16, 2006, we and the other minority shareholder, System Capital Management (SCM) Limited, purchased the existing shares of Eurocorp Invest Limited in exchange of $0.6 million and $0.5 million, respectively.

We and the other minority shareholder decided to contribute an aggregate amount $150 million (in three tranches of each $50 million) to the share capital of Euroasia as a condition to obtaining a waiver of covenant defaults from Astelit’s lenders, whereby we and SCM shall make such contribution proportionate to our shareholding in Euroasia at the time of each capital contribution; in July 2006, October 2006 and January 2007. The first and second tranches of aforesaid $150 million have already been paid in July and October 2006, respectively. See “Liquidity and Capital Resources—Liquidity Outlook—Loans”.

Effects of Inflation

The annual inflation rates in Turkey were 18.4%, 9.3% and 7.7% for the years ended December 31, 2003, 2004 and 2005, respectively, based on the Turkish consumer price index. The annualized inflation rate for the nine-month period ended September 30, 2006 was 10.6%. Liquidity turmoil in certain economies and bias of investors to less risk-averse investment alternatives triggered cost-push inflation in

Turkey. But, with the help of tight monetary policy followed by the Central Bank of Turkey, this effect has been lessened and demand side inflation has been under control. The current inflation target set by the Central Bank of Turkey is 5% with a confidence interval of 3-7% for 2006. Although it is unlikely to be in that inflation zone in 2006, Central Bank of Turkey announced its commitment to 2007 inflation targets and has been acting to control the comfort zone for 2007. For additional information, see “Item 3A. Selected Financial Data-Exchange Rate Data” and “Item 3D. Risk Factors” in our 20-F.

New Accounting Standards Issued

In February 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments-an amendment of FASB Statements No. 133 and 140”. SFAS No.155, resolves issues addressed in Statement 133 Implementation Issue No. D1, “Application of Statement 133 to Beneficial Interests in Securitized Financial Assets”. SFAS No.155, permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation, clarifies which interest-only strips and principal-only strips are not subject to the requirements of Statement 133, establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation, clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives and amends Statement 140 to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument.

SFAS No.155, is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. Earlier adoption is permitted as of the beginning of an entity’s fiscal year, provided the entity has not yet issued financial statements, including financial statements for any interim period for that fiscal year. Provisions of this Statement may be applied to instruments that an entity holds at the date of adoption on an instrument-by-instrument basis. The adoption of SFAS No. 155 is not expected to have a material effect on our consolidated financial statements.

In April 2006, the FASB issued FSP No. 46(R)-6, “Determining the Variability to be Considered in Applying FASB Interpretation No. 46(R)”. The FSP addresses how a reporting enterprise should determine the variability to be considered in applying FIN 46(R). The variability that is considered in applying FIN 46(R) affects the determination of (a) whether an entity is a VIE, (b) which interests are “variable interests” in the entity, and (c) which party, if any, is the primary beneficiary of the VIE. That variability affects any calculation of expected losses and expected residual returns, if such a calculation is necessary. FSP No. 46(R)-6 must be applied prospectively to all entities (including newly created entities) and to all entities previously required to be analyzed under FIN 46(R) when a “reconsideration event” has occurred, in the first reporting period beginning after June 15, 2006. We will evaluate the impact of this FSP at the time any such “reconsideration event” occurs and for any new entities created.

In June 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109”. FIN 48, clarifies the criteria for recognizing tax benefits under FASB Statement No. 109, Accounting for Income Taxes. FIN 48, prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48, also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. Earlier application of the provisions of this interpretation is encouraged if the enterprise has not yet issued financial statements, including interim financial statements, in the period FIN 48 is adopted. The adoption of FIN 48 is not expected to have a material effect on our consolidated financial statements.

In June 2006, FASB issued EITF No. 06-3 “How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (That Is, Gross versus Net Presentation)”. EITF No. 06-3 would permit companies to elect to present on either a gross or net basis sales and other taxes that are imposed on and concurrent with individual revenue-producing transactions between a seller and a customer. The gross basis includes the taxes in revenues and costs; the net basis excludes the taxes from revenues. The Consensus would not apply to tax systems that are based on gross receipts or total revenues. Companies would disclose their policy for presenting the taxes and would disclose any amounts presented on a gross basis. Companies would not be required by the Consensus to change their policies for presenting taxes. A change would be permitted only if the new policy is considered preferable. Assuming ratification, the disclosures required by the Consensus will have to be presented for interim and annual financial periods beginning after December 15, 2006. We will evaluate to elect to present taxes collected from customers and governmental authorities either gross or net basis and this may reveal a material effect on our consolidated financial statements.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements”. SFAS No. 157, defines fair value, establishes a framework for measuring fair value in GAAP, and enhances disclosures about fair value measurements. SFAS No. 157 applies when other accounting pronouncements that require or permit fair value measurements. Accordingly, SFAS No. 157 does not require new fair value measurements. However, for some entities, the application of SFAS No. 157 will change current practice. The transition adjustment, measured as the difference between the carrying amounts and the fair values of those financial instruments at the date this statement is initially applied, should be recognized as a cumulative-effect adjustment to the opening balance of retained earnings (or other appropriate components of equity or net assets in the statement of financial position) for the fiscal year in which this statement is initially applied. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those years. Earlier application is encouraged, provided the entity has not yet issued financial statements for any interim period for that fiscal year. The adoption of SFAS No. 157 is not expected to have a material effect on our consolidated financial statements.

In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans ‘an amendment of FASB Statements No. 87, 88, 106, and 132 (R)’” (“SFAS 158”). SFAS 158 requires an employer to recognize the over-funded or under-funded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income. SFAS 158 also requires the measurement of defined benefit plan assets and obligations as of the date of the employer’s fiscal year-end statement of financial position (with limited exceptions). Under SFAS 158, we will be required to recognize the funded status of its defined benefit postretirement plan to provide the required disclosures in our financial statements as of December 31, 2006. We do not anticipate that the adoption of SFAS 158 will have a material effect on our results of operations or financial condition.

In September 2006, the SEC issued Staff Accounting Bulletin 108 (“SAB108”). SAB 108 establishes an approach requiring the quantification of financial statement errors based on the effects of the error on each of an entity’s financial statements and the related financial statement disclosures. This model is commonly referred to as a “dual approach” because it essentially requires quantification of errors under both of the widely-recognized methods for quantifying the effects of financial statement errors: the “roll-over” method and the “iron-curtain” method. SAB 108 permits existing public companies to record the cumulative effect of initially applying the “dual approach” in the first year ending after November 15, 2006 by recording the necessary “correcting” adjustments to the carrying values of assets and liabilities as of the beginning of that year with the offsetting adjustment recorded to the opening balance of retained earnings.

We do not anticipate that the adoption of SAB 108 will have a material effect on our financial statements or results of operations.

In September 2006, FASB issued EITF No. 06-1 “Accounting for Consideration Given by a Service Provider to Manufacturers or Resellers of Equipment Necessary for an End-Customer to Receive Service from the Service Provider”. The EITF reached a Consensus on how providers of services that depend on specialized equipment should account for payments they make to the manufacturers or resellers of the specialized equipment. The service provider’s objective is to stimulate demand for its services by facilitating equipment sales to potential customers. TV, radio, and security services are among those that might depend on specialized equipment often sold by unrelated manufacturers, and the payments could be in the form of cash, equity instruments, tooling, technological know-how, or key components of the specialized equipment. The Consensus would require a service provider to characterize the consideration based on the form of the benefit the service provider’s customer receives from the manufacturer or reseller. If the benefit is “other than cash” (such as a discount on the price of the equipment) or the service provider does not control the form of benefit given by the manufacturer or equipment seller to the customer, the consideration would be treated as a cost rather than as a reduction of revenue. If the contractual provisions dictate that the service provider’s customer receives cash consideration, such as a cash rebate, the amount would be reported as a reduction of revenue. If the Consensus is ratified, its requirements will have to be adopted through retrospective application to all prior periods as of the beginning of the first annual reporting period beginning after June 15, 2007, unless retrospective application is impracticable. Earlier adoption will be permitted for financial statements that have not yet been issued. The adoption of EITF No. 06-1 is not expected to have a material effect on our consolidated financial statements.

Liquidity and Capital Resources

Liquidity

We require significant liquidity to finance capital expenditures for the expansion and improvement of our GSM network, for non-operational capital expenditures, for working capital and to service our debt obligations. To date, these requirements have been funded largely through cash generated by our operations as well as supplier financings, bank borrowings, and the issuance of $700 million in bonds by a finance vehicle, Cellco, which issued $300 million of debt securities in July 1998 and $400 million of debt securities in December 1999, and a rights issue. As of September 30, 2006, we do not have any outstanding amounts due related to the Cellco transaction after the extinguishment of the outstanding $400 million senior notes on August 1, 2005.

A summary of our consolidated cash flows for the nine month periods ended September 30, 2006 and 2005 are as follows:

	2006	2005
	(In millions of USD)
Net cash provided by operating activities	1,246.5	894.8
Net cash used for investing activities	(606.8)	(540.1)
Net cash used for financing activities	(346.5)	(476.6)
Net cash increase / (decrease)	293.2	(121.9)

The net cash provided by our operating activities for the nine month period ended September 30, 2006 and 2005 amounted to $1,246.5 million and $894.8 million, respectively. The increase in 2006 was primarily due to the increase in revenues and the absence of litigation-related payments which had a significant outflow impact on the operating activities for the nine month period ended September 30, 2005.

The net cash used for investing activities for the nine month periods ended September 30, 2006 and 2005 amounted to $606.8 million and $540.1 million, respectively. Total investments in investees amounted to $152.5 million for the nine months period ended September 30, 2006 whereas it was nil for the same period ended September 30, 2006. For the nine month period ended September 30, 2006, we spent approximately $394.1 million for capital expenditures compared with $572.9 million for the same period in 2005. Out of $394.1 million in capital expenditures, $258.8 million is related to capital expenditures especially for our GSM network in Turkey. Total capital expenditures made by Astelit was $117.0 million for the nine months period ended September 30, 2006.

In 2007, we plan to spend approximately US$400 million excluding potential 3G expenditures of operational capital expenditures in Turkey in the core, access and service network. In 2007, we expect to spend less than the approximately US$200 million planned for 2006 in capital expenditures in Ukraine.

New technologies are excluded from the current projections, so addition of any new technology such as 3G technology may require both higher operating expenses and capital expenditures.

The net cash used for financing activities for the nine months period ended September 30, 2006 amounted to $346.5 million and the net cash used for financing activities for the nine month period ended September 30, 2005 amounted to $476.6 million. As of September 30, 2006, we made a $342.2 million dividend payment whereas we made $182.2 million in the year 2005. In addition, in 2005, we extinguished the aggregate principal amount of $400 million of Cellco notes plus accrued interest on August 1, 2005.

In June 2006, we and SCM, in accordance with waiver letter dated May 30, 2006, undertook to contribute $150 million to Astelit by way of a contribution to the share capital of Astelit or a subordinated loan to be made to Astelit whereby we will contribute $82.6 million and SCM will contribute $67.4 million. In July and October 2006, the first and second drawdowns under the contribution were made to Astelit amounting to an aggregate of $100 million. The third drawdown will be made in January 2007. See “Liquidity Outlook—Loans’’.

Source of liquidity

We believe that we will be able to finance our current operations, capital expenditures and financing costs and maintain and enhance our network in 2006 through our operating cash flow and our strong cash balance as of September 30, 2006.

Our efforts to selectively seek and evaluate new international investment opportunities continue. These opportunities could include the purchase of a license and acquisitions in markets outside of Turkey in which we currently do not operate. In order to increase our financial flexibility, we plan to put in place significant external debt financing to be utilized for potential international investments, if one or more opportunities are realized. Utilization will be based upon need and in case the facility is not used the only cost will be relevant arrangement and commitment fees.

For a description of, and additional information regarding source of liquidity, see “Item 5B. Liquidity and Capital Resources-Source of Liquidity” section in our 20-F.

Off-balance sheet arrangements

We routinely enter into operating leases for property in the normal course of business. At September 30, 2006, there were no commitments and contingent liabilities in material amounts arising from such operating leases.

For a description of, and additional information regarding off-balance sheet arrangements, see “Item 5E. Off-Balance Sheet Arrangements” in our 20-F.

Contractual Obligations and Commercial Commitments

The following table illustrates our major contractual obligations and commitments as of September 30, 2006.

	Payments due by period
	Total	Less than 1 year	1-3 years	4-5 years	After 5 years
	(US$ Million)
Contractual Obligations
Borrowings	734.1	623.8	110.3	—	—
Finance Lease Obligations	0.4	0.4	—	—	—
Purchase Obligations	103.8	29.6	41.2	33.0	—
Digital Platform Sponsorship and advertising	87.0	18.0	36.0	33.0	—
Baytur—Dealer Loyalty Program	11.6	11.6	—	—	—
Ericsson—GSM Equipment	5.2	—	5.2	—	—
Total Contractual Cash Obligations	838.3	653.8	151.5	33.0	—

On December 23, 2005, we signed the restructuring framework agreement with Digital Platform in order to restructure our receivables from Digital Platform. As an integral part of this restructuring framework agreement, we committed to purchase sponsorship and advertisement intermediary services from Digital Platform amounting to $99.8 million excluding VAT until July 15, 2011. Outstanding purchase obligation with respect to these agreements as at September 30, 2006 is amounting to $87.0 million (December 31, 2005: $99.8 million) excluding VAT.

The principal shareholder of Baytur, a construction company, is the Cukurova Group. Baytur committed to complete construction of 484 apartments within the scope of an agreement signed among us, Baytur and the land owner, which is a governmental organization, on October 19, 2004. The agreement amount is $39.7 million and the project is planned to be completed in 2008. We have paid $28.1 million to Baytur within the scope of this contract as of September 30, 2006.

Purchase obligations in relation to GSM equipment arise from GSM equipment supply and service contracts signed by Astelit with Ericsson AB. As of September 30, 2006, Astelit’s purchase commitment is $5.2 million.

Related Party Transactions

Since Cukurova Group transferred its shares in Yapi Kredi to Koc Group on October 28, 2005, Yapi Kredi is not a related party as at September 30, 2006.

During August 2006, we acquired 50% shares of A-Tel from Yapi Kredi. A-Tel is a joint venture and its remaining 50% shares are held by Turkey’s Savings and Deposit Insurance Fund (the “SDIF”).

On September 1, 2006, a revised agreement has been signed with ADD Production Medya AS and the validity period of the agreement has been extended to August 31, 2008.

For a discussion of our transactions with related parties see “Item 7B. Related Party Transactions” in our 20-F. Other than as set forth above, there have been no material changes in our related party transactions since the date of our 20-F.

Contingent Liabilities

The following table illustrates our major contingent liabilities as of September 30, 2006.

	Amount of contingent liability expiration per period
	Total amount committed	Remaining commitment at September 30, 2006	Indefinite*	Less than one year	1-3 years	3-5 years	Over 5 years
	USD million
Bank Letters of Guarantee	47.5	47.5	34.6	12.2	0	0.6	—
Guarantees	—	—	—	—	—	—	—

*                    Bank letter of guarantees are not given for a specific period. Most of the guarantees will remain as long as the business relationship with the counterparty continues.

As of September 30, 2006, we are contingently liable in respect of bank letters of guarantee obtained from various banks and given to the customs authorities, private companies and other public organizations amounting to $47.5 million.

We have fully guaranteed the long term junior facility of Astelit amounting to $150 million. See “Liquidity Outlook—Loans”.

Liquidity Outlook

Under the current assumptions and circumstances, we expect to generate sufficient cash to maintain our strong cash position and positive free cash flow in the GSM business in Turkey. According to our current business plan for the operations in Turkey, we believe that we will be able to finance our current operations, capital expenditures and financing costs and maintain and enhance our network through our operating cash flow and our strong cash balance as of September 30, 2006.

Our efforts to selectively seek and evaluate new international investment opportunities continue. These opportunities could include the purchase of a license and acquisitions in markets outside of Turkey in which we currently do not operate. In order to increase our financial flexibility, we plan to put in place significant external debt financing to be utilized for potential international investments, if one or more opportunities are realized. Utilization will be based upon need and in case the facility is not used the only cost will be relevant arrangement and commitment fees.

The forward-looking statements made here regarding our liquidity and any other financial results are not a guarantee of performance. They are subject to risks and uncertainties that could cause future activities and results of operations to be different from those set forth in this document.

Important factors that may adversely affect our projections include general economic conditions, change in the competitive environment, developments in the domestic and international capital markets, increased investments, changes in telecommunication regulations. Please see “Item 3D. Risk Factors” in our 20-F and elsewhere in this prospectus supplement for a discussion of these and other factors that may affect our plans.

General Economic Conditions

With the support of the encouraging outlook of the Turkish economy and the positive consumer sentiment in the market, we expect our net cash generation trend to be sustained. The Turkish government’s efforts to engage in a new economic program with the IMF lasting until 2007, acceptance of Turkey for membership negotiations with the EU, recovery in consumer purchasing power in line with developments such as sustainable GDP growth, improved distribution of wealth and a growing young and technology oriented population are projected to expand the GSM penetration in the market. However, a fragile current account balance and inflation concerns are the main risks for Turkey.

Loans

On August 24, 2005, TRY 50.0 million (equivalent to $33.4 million at September 30, 2006) loan was obtained from West LB A.G., London Branch with a term of 3 years. The interest and principal was to be paid semiannually and interest was calculated on a floating rate of 6 month TRYibor (TRY Libor) minus 0.15 basis points. The facility was aimed to reduce the currency risk on our balance sheet. On August 29, 2006, we early extinguished the loan due to financial market volatility leading to an increase in costs.

On April 21, 2006, we have fully repaid $25.0 million for the outstanding balance of the loan obtained from Garanti Bank on November 22, 2000 and on June 16, 2006, the $6.9 million outstanding balance of Murabaha Syndicated Facility has been fully repaid.

In connection with the Iranian project, we transferred funds to Eastasia in the form of capital as required by the license terms set by the Iranian Telecom Authority, but remained unutilized due to license issues, in order to reutilize these funds, on June 21, 2006, we obtained a new loan from West LB AG in the amount of EUR 80.0 million (equivalent to $101.3 million at September 30, 2006) with a tenor of 2 years and a rate of Euribor plus 0.75% with an early pre-payment option. The loan was provided in return for a deposit in the same amount by East Asian Consortium BV (“Eastasia”), a fully owned subsidiary, formed for the purpose of the Iranian project.

In December 2005, Astelit signed an agreement amounting to US$540 million long term financing. The total financing package consists of a syndicated loan and a junior loan. The long term syndicated loan (the “Syndicated Loan”) in the amount of US$390 million has a term of six years of which US$270 million is guaranteed by Export Credit Agency (ECA). Nokia Corporation and Ericsson Credit AB, the two major suppliers of Astelit’s GSM network also took part in the Syndicated Loan in the amount of US$30 million. The junior loan in the amount of US$150 million has a term of six years and we have fully guaranteed it. The proceeds from these facilities have been used to refinance Astelit’s existing vendor loans and local bank loans and finance additional capital expenditures and working capital requirements. As at September 30, 2006, $368.7 million of that facility has been utilized and $21.3 million was undrawn.

These financing agreements contain a number of restrictive debt covenants applicable to Astelit and Euroasia which may be summarized as follows:

•       Astelit has to comply with certain financial ratios during the period of financing;

•       Astelit may not pledge any of its assets (including its rights under the supply contracts and its rights under the material insurance contracts);

•       Euroasia may not pledge shares owned in Astelit to other parties;

•       Euroasia may not pledge any loans issued to Astelit;

•       There are restrictions on disposal of assets by Astelit;

•       Astelit can not attract financing from parties other than Euroasia and Lenders, without the consent of the Lenders;

•       There are restrictions on finance leasing and supplier financing arrangements;

•       Astelit may not conduct any other business apart from the operation of telecommunications services, and business ancillary thereto;

•       Astelit may not merge with other companies (DCC merger is out of coverage of this clause as per waiver letter dated May 9, 2006);

•       There are restrictions on acquisitions of subsidiaries;

•       There are restrictions on issuance of guarantees by Astelit;

•       Astelit can not issue any shares for purposes other than receiving financial support from current shareholders;

•       Payment of dividends may only occur once Astelit complies with certain financial ratios.

As part of the project financing package, a long term junior facility up to $150 million (including interest amounting to $24 million) was also finalized with Turkiye Garanti Bankasi AS Luxemburg Branch and Akbank TAS Malta Branch. The junior facility is fully guaranteed by us. This facility has been fully utilized as at September 30, 2006.

As of September 30, 2006, Euroasia recorded net revenue of US$50.9 million, gross loss of US$79.3 million including depreciation and amortisation of US$72.7 million and net loss of US$168.6 million.

Based on Astelit’s interim financial statements as at and for the three months ended March 31, 2006, the six months ended June 30, 2006, and the nine months ended September 30, 2006, Astelit has been in breach of its consolidated EBITDA covenant contained in the Syndicated Loan as at each respective date. During the second and third quarter of 2006, Astelit also was in breach of certain of its other covenants under the Syndicated Loan, including the covenant to deliver its consolidated financial statements for the fiscal year ending December 31, 2005, to the facility agent within 180 days of the end of the 2005 fiscal year. As a result, for each of the first, second and third quarters of 2006, Astelit’s long term debt has been reclassified as short term debt, amounting to US$501.1 million (including its junior loan) as at the end of the third quarter of 2006.

Astelit requested that the facility agent, the senior creditors and Export Credit Agencies (“ECA”) waive the breach of its consolidated EBITDA covenant in each of the first, second and third quarters of 2006 and that Astelit be allowed to make further drawings under the Syndicated Loan. Astelit received a waiver letter from the facility agent on behalf of the lenders under the Syndicated Loan for breach of its consolidated EBITDA covenant for the first quarter of 2006 on May 10, 2006. As a condition to receipt of the waiver in the May 10, 2006 letter, the main shareholders of Astelit, Turkcell and System Capital Management Limited (“SCM”), committed to contribute to Astelit their respective share of a total amount of approximately US$150 million. We participated in the first and second tranche payments of US$50 million in the form of a capital increase to Astelit in July and October proportionate to our shareholding and the third tranche is due in January 2007.

In a letter from the facility agent dated July 24, 2006, Astelit was granted a waiver of the covenant that required that Astelit deliver its 2005 annual consolidated financial statements to the facility agent.

In a letter from the facility agent dated August 8, 2006, Astelit was granted a waiver of its breach of its consolidated EBITDA covenant for the second quarter of 2006, a waiver of certain other covenants in the Syndicated Loan and a further extension in the requirement to deliver its 2005 annual consolidated financial statements to the facility agent. The grant of such waivers was subject to the condition that certain restructuring amendments to the Syndicated Loan (the “Restructuring Amendments”) were required to be agreed prior to September 1, 2006, and documented prior to September 30, 2006, which was subsequently extended to October 31, 2006, and November 30, 2006, respectively.

In a letter from the facility agent dated October 31, 2006, Astelit was granted a waiver of its breach of its consolidated EBITDA covenant for the third quarter of 2006 and a further extension of the requirement to agree the Restructuring Amendments to prior to November 30, 2006, and the requirement to document the Restructuring Amendments to prior to December 31, 2006. The grant of such waiver and extension was also subject to the condition that no further disbursements under certain of the facilities in the Syndicated Loan would be made without prior written consent of certain of the lenders of the Syndicated Loan.

Based on Astelit’s financial status and discussions held with the lenders, significant additional shareholder contribution may be needed in the coming quarters.

We have an approval from our Board of Directors for TRY or foreign currency denominated loans up to $300 million with a maturity of up to 5 years. The line can be used for contingency purposes. We believe that we will be able to fully fund the operations in Turkey by our cash from operations through the remainder of 2006, which includes the repayment of approximately $25.0 million in debt principal obligations.

Credit Ratings

Our long term foreign currency ratings as of October 3, 2006:

Standard & Poor’s	B+
Fitch	BB

Any further upgrades from the ratings agencies may allow us to lower the cost of borrowing for any future indebtedness in the domestic and international debt and capital markets. Conversely, any ratings downgrade may limit our future access to debt and capital markets and increase the cost of borrowing.

After the extinguishment of the Cellco notes in August 2005, Moody’s no longer has a valid credit rating for us.

Dividend Payments

We have adopted a dividend policy, which is set out in our Corporate Governance Guidelines. As adopted, our general dividend policy is to pay dividends to shareholders with due regard to trends in our operating performance, financial condition and other factors. Our Board of Directors intends to distribute cash dividends in an amount of not less than 50% of our distributable profits for each fiscal year, starting with profits for fiscal 2004. However, the payment of dividends will still be subject to our cash flow requirements, compliance with Turkish law and regulations and the approval of, or amendment by, our Board of Directors and the General Assembly of Shareholders.

On March 22, 2006, our Board of Directors decided to make a proposal to the General Assembly for distribution of a total net cash dividend of TRY 509.1 million (equivalent to $340.0 million and $342.2 million at September 30, 2006 and May 22, 2006, respectively) (which constitutes 50% of distributable income per statutory accounts) and dividend in the form of bonus issue amounting of TRY 345.1 million (equivalent to $230.5 million and $232.0 at September 30, 2006 and May 22, 2006, respectively) for the year ended December 31, 2005. The distribution of dividends was approved at the General Assembly Meeting held on May 22, 2006 and cash dividend distribution was started on May 29, 2006.

	Amount per share	Total	USD equivalent September 30, 2006
	(TRY in full)	(TRY Million)
Dividend in cash	0.274450 *	509.1	$340.0
Dividend in bonus shares	—	345.1	230.5

*                    Amount of per share figure is computed over 1,854,887,341 shares.

Accordingly, the rate of bonus issue certificate to be issued for each share having a nominal value of TRY 1 is recommended as 18.605586%.

In connection with the redenomination of the Turkish Lira and as per the related amendments of Turkish Commercial Code, in order to increase the nominal value of the shares to TRY 1, 1,000 units of shares, each having a nominal value of TRY 0.001 shall be merged and each unit of share having a nominal value of TRY 1 shall be issued to represent such shares. We are still in the process of merging 1,000 existing ordinary shares, each having a nominal value of TRY 0.001 to one ordinary share having a nominal value of TRY 1 each. After the share merger which appears as a provisional article in the Articles of Association to convert the value of each share with a nominal value of TRY 0.001 to TRY 1, all shares will have a nominal value of TRY 1. Although the merger process has not been finalized, the practical application is to state each share having a nominal value of TRY 1 which is consented by Capital Markets Board of Turkey (“CMB”).

Quantitative and Qualitative Discussion of Market Risk

Our functional currency is TRY for operations conducted in Turkey, but certain revenues, purchases, operating costs and expenses and resulting receivables and payables are denominated in foreign currencies, primarily USD, Euros, Swedish Krona and Ukranian Hryvnia.

To manage our foreign exchange risk more efficiently, in 2006, we entered into structured forward transactions. As at September 30, 2006, we have structured forward contracts amounting to notional $410.0 million to buy USD against TRY and notional $169.5 million to sell USD against TRY. Changes in the fair value of forward exchange contracts that economically hedge monetary assets and liabilities in foreign currencies and for which no hedge accounting is applied are recognized in the income statement. $4.2 million liability was recorded in the balance sheet due to the change in the fair value of forward exchange contracts at September 30, 2006. As of October 27, 2006, we have outstanding structured forward contracts amounting to notional $410.0 million to buy USD against TRY and notional $169.5 million to sell USD against TRY. We bought $229.0 million and sold $48.5 million from the structured forward transactions as of October 27, 2006.

In order to take advantage of market volatility in the foreign exchange markets and increase the yield on our free cash, we began in 2006 to enter into short term option transactions to buy or sell certain currencies. Option contracts allow us to either hedge our exposure or collect premiums depending on their types. As of September 30, 2006, we have bought currency options in the notional amounts of $150.0 million outstanding in order to hedge ourselves against TRY depreciation. Changes in the fair value of options that economically hedge monetary assets and liabilities in foreign currencies and for which no hedge accounting is applied are recognized in the income statement. $5.6 million asset was recorded in the balance sheet due to the fair value change of currency options used as economic hedges of monetary assets and liabilities in foreign currencies at September 30, 2006. As of October 27, 2006, we bought $170.0 million to hedge ourselves and sold $200.0 million from the currency options.

In managing currency risk, we aim to reduce the impact of short-term fluctuations on our earnings. Over the longer-term, however, permanent changes in foreign exchange and interest rates would have an impact on our earnings.

As of September 30, 2006, interest on our assets was fixed excluding floating rate note holdings. Most of the floating rate holdings are denominated in TRY. Holdings of TRY denominated Turkish government floating rate notes carry a face value of TRY 45.0 million (equivalent to $30.1 million as of September 30, 2006) and have a fair value of TRY 47.8 million (equivalent to $31.9 million as of September 30, 2006). Therefore, we are not exposed to interest rate risk on financial assets, apart from these floating rate notes, as of September 30, 2006.

We have not entered into any type of derivative instrument in order to hedge interest rate risk as of September 30, 2006.

We made a sensitivity analysis on our portfolio of structured USD hedging products. Two scenarios of 10% appreciation and 10% depreciation of $/TRY exchange rate have been included. In case of a 10%

appreciation, from the spot rate of 1.4447 on October 27, 2006, our total structured USD buy forward transaction size would rise to $647.0 million with a total loss effect of $4.8 million and total structured USD sell forward transaction size would fall to $75.0 million with a total profit effect of $9.7 million. In the case of a 10% depreciation, all structured USD call forward transactions will be knocked-out, and total structured USD put transaction size would rise to $337.0 million with a total loss effect of $21.6 million.

As of October 27, 2006, we have bought $170.0 million notional of $/TRY call option to hedge ourselves and sold $200 million notional of $/TRY call option. Two scenarios of 10% appreciation and 10% depreciation of $/TRY exchange rate have been included. In case of a 10% appreciation of TRY, from a spot rate of 1.4447 on October 27, 2006, the fair value of USD call options we bought would fall to $0.07 million and the fair value of USD call options we sold would converge to nil. In case of a 10% depreciation of TRY, the fair value of USD call options we bought would rise to $11.3 million and the fair value of USD call options we sold would increase to $8.9 million.

All hedging transactions have been authorized and executed pursuant to clearly defined policies and procedures, which provide that the transaction is entered into to protect us from fluctuations in currency values. Analytical techniques are used to manage and monitor currency risk which include market valuation and sensitivity analysis. In addition, we keep a reasonable proportion of our monetary assets in USD to reduce our currency exposure. Furthermore, the maximum tariffs we may charge are adjusted periodically by the Telecommunications Authority to account for, among other things, the devaluation of the TRY.

Legal Proceedings

We are involved in various claims, which are described in “Item 8A. Consolidated Statements and Other Financial Information—Legal Proceedings” in our 20-F.

There has not been any material change in our legal and arbitration proceedings since the date of our 20-F, except for the following:

a)   Disputes on annulment of fixed odds betting tender related to establishment and operation of risk management center head agency

Reklam Departmani Basin Yayin Proje Yapim Danismanlik ve Ticaret Limited Sirketi (“Reklam Departmani”) commenced a lawsuit against the Genclik ve Spor Genel Mudurlugu (“GSGM”) in the Ankara 4th Administrative Court. In the lawsuit, Reklam Departmani claimed for the annulment of fixed odds betting tender related to the establishment and operation of risk management center and acting as head agency. Inteltek is not a party to the lawsuit but Inteltek’s operations may be affected by the court’s decision. Inteltek, requested from the court to participate to the case as intervener; the court has not decided on this request. On February 21, 2005, the Court rejected the case. Reklam Departmani appealed this rejection. Danistay accepted the appeal request of Reklam Departmani. On February 17, 2006, GSGM has applied for the correction of this decision. Danistay rejected the correction of decision request of GSGM. Then, the case was sent to the Ankara 4th Administrative Court. Reklam Departmani claimed suspension of execution and cancellation of the tender. On August 18, 2006, the Court rejected Reklam Departmani’s suspension of execution claim and Reklam Departmani did not appeal the court’s decision.

With respect to the same tender, Gtech Avrasya Teknik Hizmet ve Musavirlik AS (“Gtech”) commenced a lawsuit against the Public Tender Authority and GSGM. Inteltek is not a party to the lawsuit but Inteltek’s operations may be affected by the court’s decision. Accordingly, Inteltek has participated to the case as intervener. On February 21, 2006, the court rejected the case. Both Gtech and Public Tender Authority appealed the decision. Danistay accepted the request of appeal. Inteltek has applied for the correction of decision on February 9, 2006. On July 9, 2006, Danistay rejected Inteltek’s appeal. On July 18, 2006, the court issued a preliminary injunction which stopped the effectiveness of the Public

Tender Authorities’ decision that there is no ground to give a decision regarding the cancellation of the aforementioned tender and rejected the request concerning the injunction of fixed odds betting tender related to the establishment and operation of risk management center and acting as head agency. This decision has been contested by the defendants Public Tender Authority, GSGM and Inteltek. Ankara District Administrative Court, which examined these contestations on August 22, 2006, has accepted the defendants’ contestations and upheld the preliminary injunction decision issued by the Local Court; and dismissed the applicant’s request for a preliminary injunction. Gtech repeated claim of cancellation of FOB tender. On the other hand, GSGM submitted October 9, 2006 dated petition to court and indicated that case was not filed within legal period of time (60 days). Spor Toto also requested from Local Court to dismiss Gtech’s case and required hearing.

Gtech commenced another lawsuit against GSGM for the cancellation of the fixed odds betting contract signed in the same tender. The Ankara 4th Administrative Court dismissed the case for a lack of jurisdiction Gtech appealed this decision. The cases are still pending.

For the reason that, those requests of annulment of tender relate to the “Fixed Odds Betting Agreement Relating to the Establishment and Operation of Risk Management Center and Acting as Head Agency”, an annulment decision that would be rendered in those lawsuits shall invalidate the said agreement and therefore it shall be impossible for Inteltek to carry out its activities as under the agreement.

Legal counsel believes that it is not practicable to issue an opinion on the conclusion of these cases. Based on our management’s and legal counsel’s opinion, we have not provided any accruals with respect to these matters in our consolidated interim financial statements as at September 30, 2006.

b)   Dispute on Call Termination Fee

Telsim has initiated a lawsuit claiming that we have not applied the reference interconnection rates determined by the Telecommunications Authority, and have charged interconnection fees exceeding the ceiling rates approved by Telecommunications Authority and requested an injunction to be applicable starting from August 1, 2005, to cease this practice and requested a payment of damages totaling to nominal amount of TRY 26.1 million (equivalent to $17.4 million as at September 30, 2006) including principal, interest and penalty on late payment. On April 6, 2006, the case was rejected. Telsim appealed the decision. As it is stated in the existing Interconnection Agreement with Telsim, Telsim referred the matter to the Telecommunications Authority. The resolution procedure was finalized and Telecommunication Authority set the call termination charges which are effective from March 1, 2006. According to the Telecommunications Authority decision, these charges have been applied between us and Telsim from March 1, 2006 to May 24, 2006.

In addition, on June 1, 2006, the Telecommunications Authority issued reference call termination fees for us and Turk Telekom. In addition, on July 26, 2006, the Telecommunications Authority issued final reference call termination fees for us and Turk Telekom. On July 10, 2006 and August 14, 2006, we filed two lawsuits in Ankara Administrative Court for the injunction and cancellation of reference call termination fees set as TRY 0.14/minute for calls terminating on Turk Telekom and our network through the decisions of Telecommunications Authority dated June 1, 2006 and July 26, 2006. On August 18, 2006, the Court has decided to combine these two lawsuits. The case is still pending.

In addition, reference call termination fees between us and Vodafone and us and Avea are set through a ‘Reconciliation procedure’ and ‘Reference call termination fees’ issued on June 1, 2006 by Telecommunications Authority. These reference call termination fees are effective from March 2006, May 2006 and July 2006 for Telsim, Vodafone and Avea, respectively. On August 14, 2006, we filed a lawsuit in Ankara Administrative Court for the injunction and cancellation of reference call termination fees between us and Avea which have been set as TRY 0.14/minute for calls terminating on our network.

Additionally, on August 23, 2006, we also filed a lawsuit in Ankara Administrative Court for the injunction and cancellation of reference call and SMS termination fees between us and Vodafone (Telsim for the period between March 1 - May 24, 2006) which have been set as TRY 0.14/minute for calls terminating and TRY 0.297/unit for SMS terminating on our network. The Ankara Administrative Court dismissed the case on August 29, 2006, deciding that it does not have jurisdiction over the case. The file was sent to Council of State. The case is still pending.

c)   Dispute with Avea

On February 28, 2006, Avea has initiated a lawsuit against us claiming that although there is an agreement between us and Avea stating that both parties would not charge any SMS interconnection termination fees, we have charged SMS interconnection fees for the messages terminating on our own network and also assumed liabilities for the messages terminating in Avea’s network and made interconnection payments to Avea after deducting the net balance of those SMS charges and accruals. Avea requested provisions of Interconnection Agreement regarding SMS pricing to be applied and requested collection of its losses amounting to nominal amount of TRY 12.3 (equivalent to $8.2 at September 30, 2006) for the period between February 2005 and December 2005 with its accrued interest till payment.

On October 10, 2006, the Court decided that charging SMS interconnection termination fees violates the agreement between us and Avea and we should pay Avea’s losses amounting to nominal amount of TRY 12.3 (equivalent to $8.2 at September 30, 2006) for the period between February 2005 and December 2005 with its accrued interest till payment. In line with the court decision, neither SMS interconnection revenue nor SMS interconnection expense has been recognized with respect to February 2005 to June 2006 and interest has been accrued till October 27, 2006 amounting to nominal amount of TRY 3.0 (equivalent to $2.0 at September 30, 2006) for Avea’s losses in our interim financial statements as at and for the nine months ended September 30, 2006. We made the principal and interest payment for the period between February 2005 and December 2005 on November 6, 2006.

We have also applied to the Telecommunications Authority to set SMS interconnection prices between us and Avea.

d)   Dispute on ongoing license fee and universal service fund payment based on the amended license agreement

Based on the law enacted on July 3, 2005 with respect to the regulation of privatization, gross revenue the calculation of ongoing license fee and universal service fund has been changed. According to this new regulation, accrued interest charges for the late payments, taxes such as indirect taxes, and accrued revenues are excluded from the calculation of gross revenue. Calculation of gross revenue with respect to the ongoing license fee and universal service fund according to the new regulation is valid after Danistay’s approval on March 10, 2006. In the meanwhile, we made the payments including above-mentioned items between July 21, 2005 and March 10, 2006, when the amendment to the license agreement was effective. On April 21, 2006, we initiated a lawsuit against the Turkish Treasury for repayment of the difference between the payments that were made started from July 21, 2005 until March 10, 2006 totaling TRY 111.3 million (equivalent to $74.3 million at September 30, 2006) including interest of TRY 8.7 million (equivalent to $5.8 million at September 30, 2006).

The above-mentioned law enacted on July 3, 2005 also assigned to the Telecommunications Authority responsibility for the revision of license agreement according to new regulation. However, the Telecommunications Authority did not finalize such revision timely. Therefore, on May 5, 2006, we have initiated a lawsuit against the Telecommunications Authority for the delay of the revision in license agreement preventing the new regulation from becoming effective until March 10, 2006. By this lawsuit, we have requested payment totaling TRY 112.3 million (equivalent to $75.0 million at September 30, 2006) including interest of TRY 9.7 million (equivalent to $6.5 million at September 30, 2006). We have decided to give up the request regarding the interest of TRY 9.7 million (equivalent to $6.5 million at 30 September 2006).

e)   Dispute on receivables from Avea regarding call termination fees

Based on the 21st article of the Access and Interconnection Regulation, the operators may retroactively apply the final call termination fees determined by Telecommunications Authority under the reconciliation procedure. Therefore, on August 29, 2006, we have initiated a lawsuit against Avea for the collection of our damages totaling to nominal amount of TRY 32.3 million (equivalent to $21.6 million at September 30, 2006) including principal, interest and penalty on late payment covering the period from June 30, 2004 until July 7, 2006 which is the announcement date of the reference call termination fees issued by Telecommunications Authority in June 2006.

f)   Invalidity of the General Assembly Meeting

On August 21, 2006, our shareholder, Sonera, filed a lawsuit with an injunction request for the purpose of determination of the invalidity of our General Assembly Meeting with an agenda including dividend distribution and appointment of members of the Board of Directors, held on May 22, 2006 and the invalidity of all resolutions taken in this meeting.

g)   Dispute on value added taxation with respect to roaming services

Tax Office claimed that we should have paid VAT on the invoices issued by foreign GSM operators for the international calls originated by our subscribers and terminating on those foreign GSM operators’ networks during the year 2000. It has been notified that, based on the calculation made by the Tax Office, we should pay nominal amount of TRY 19.8 million (equivalent to $13.2 million at September 30, 2006) for VAT and penalty fee. Moreover, Tax Office also claimed that we should have paid VAT on the invoices issued by foreign GSM operators for the international calls originated by our subscribers and terminating on those foreign GSM operators’ networks during the years 2001 and 2002 amounting to nominal amount of TRY 16.0 million (equivalent to $10.7 million at September 30, 2006) and TRY 23.9 million (equivalent to $16.0 million at September 30, 2006) respectively, for VAT and penalty fee. Management decided not to pay such amounts and initiated judicial processes on April 6, 2006 for VAT and penalty fee for the year 2000 and on July 13, 2006 for VAT and penalty fees for the years 2001 and 2002. Our legal counsel believes that we will prevail in this matter. Accordingly, we have not provided any accruals with respect to this matter in our consolidated interim financial statements as at September 30, 2006.

HISTORICAL ORDINARY SHARE AND ADS TRADING, DIVIDENDS AND EXCHANGE RATE INFORMATION

Ordinary Share and ADS Trading

The following table sets out, for the periods indicated, the reported high and low market quotations based on closing prices for Turkcell’s ordinary shares on the Istanbul Stock Exchange and for its sponsored ADSs on the NYSE:

	New York Stock Exchange ($ per ADS)(1)(2)		Istanbul Stock Exchange (TRY per Ordinary Share)(2)
	High	Low	High	Low
Annual information
Year ended December 31,
2001	20.03	1.48	2.87	0.76
2002	5.06	2.29	2.75	1.27
2003	6.03	2.48	3.08	1.61
2004	12.13	5.42	5.95	2.80
2005	13.41	10.22	7.30	5.09
Quarterly information
2004
First quarter	8.18	5.61	4.06	2.80
Second quarter	8.41	5.42	4.10	3.15
Third quarter	7.84	5.87	4.43	3.23
Fourth quarter	12.13	7.81	5.95	4.21
2005
First quarter	13.22	10.26	6.83	5.09
Second quarter	11.60	10.22	5.95	5.09
Third quarter	12.88	10.45	6.78	5.48
Fourth quarter	13.41	10.56	7.30	5.44
2006
First quarter	16.14	12.95	8.28	6.53
Second quarter	15.84	10.06	7.40	5.30
Third quarter	13.30	9.72	7.70	6.05
Monthly information
May 2006	15.84	10.24	7.20	5.30
June 2006	11.86	10.06	7.40	5.60
July 2006	12.34	9.72	7.30	6.05
August 2006	12.31	11.03	7.30	6.50
September 2006	13.30	11.78	7.70	6.80
October 2006	14.50	13.54	7.90	7.45
November 2006 (through November 3)	14.29	14.10	7.75	7.55

(1)          Share prices have been revised to reflect the ADR ratio change for our American Depositary Receipt (ADR) program, which became effective on April 29, 2005. In connection with the redenomination of the Turkish Lira and the change of the nominal value of the Turkcell ordinary share, the Turkcell ADR ratio was changed from the existing ratio of one (1) ADS to two thousand five hundred (2,500) ordinary shares to a new ratio of two (2) ADS’s to five (5) ordinary shares.

(2)          Share prices have been revised to reflect past distributions of dividends in the form of bonus shares.

Exchange Rate Information

Effective January 1, 2005, the Turkish Parliament redenominated the Turkish Lira and created a new currency, the New Turkish Lira or TRY. One million Turkish Lira are equal to one New Turkish Lira. Turkish Lira remained in circulation along with the New Turkish Lira, until the end of 2005. Effective January 1, 2006, only New Turkish Lira are in circulation in Turkey.

The Federal Reserve Bank of New York does not report a noon buying rate for the New Turkish Lira, and historically has not reported a noon buying rate for the Turkish Lira. For the convenience of the reader, this prospectus presents unaudited translations of certain New Turkish Lira amounts into US dollars at the relevant New Turkish Lira exchange rate for purchases of US dollars at the TRY/$ Exchange Rate announced by the Central Bank of Turkey. Until the end of the year 2005, any balance sheet data in US dollars derived from our consolidated financial statements were translated from New Turkish Lira into US dollars at rates for US dollars announced by the Central Bank of Turkey on the date of such balance sheet for monetary assets and liabilities and at historical rates for capital and nonmonetary assets and liabilities. Since Turkey ceased to be a highly inflationary country starting from January 1, 2006, assets and liabilities for each balance sheet presented are translated to US Dollars at the foreign exchange rates at the balance sheet date. Any data from our consolidated statements of operations in US dollars derived from our consolidated financial statements are translated from New Turkish Lira into US dollars at historical rates. Unless otherwise indicated, the TL/$ exchange rate or TRY/$ exchange rate used in this prospectus is the TL/$ exchange rate or TRY/$ exchange rate in respect of the date of the financial information being referred to.

The following table sets forth, for the periods and the dates indicated, the Central Bank of Turkey’s buying rates for US dollars. These rates may differ from the actual rates used in preparation of our consolidated financial statements and other information appearing herein. The TRY/$ exchange rate as of November 3, 2006 was TRY 1.4602 = $1.00.

Year ended December 31	High	Low	Year end	Average(1)
2001	1,636,942	663,739	1,439,567	1,241,391
2002	1,688,410	1,286,543	1,634,501	1,513,611
2003	1,746,390	1,348,023	1,395,835	1,492,581
2004	1,550,710	1,301,340	1,342,100	1,422,514
2005(2)	1.400	1.254	1.342	1.344
2006(2) (through November 3, 2006)	1.693	1.296	N/A	1.434

(1)          The average of the Central Bank of Turkey’s buying rates for US dollars on the last business day of each month during the year.

(2)          These columns set forth the Central Bank of Turkey’s buying rates for US dollars expressed in New Turkish Lira.

Exchange rate information for the months of	High	Low
May 2006	1.540	1.310
June 2006	1.693	1.527
July 2006	1.588	1.495
August 2006	1.499	1.431
September 2006	1.525	1.442
October 2006	1.509	1.442
November 2006 (through November 3, 2006)	1.460	1.448

DESCRIPTION OF ORDINARY SHARES

The following is a description of the rights attaching to our shares, which are derived from the Turkish Commercial Code, or TCC, the Capital Markets Law, the regulations of the Capital Markets Board, or CMB, and our articles of association.

Paid-in Capital, Nominal Value, Form of Shares and Limit of Liability

Our Board of Directors has adopted the authorized share capital system which, under Turkish law, allows us to increase our issued share capital up to the authorized share capital amount upon resolution by our board and without need for further shareholder approval. On March 22, 2006, our Board of Directors decided to make a proposal to the General Assembly for distribution of a total net cash dividend of TRY 509.1 million (equivalent to $342.2 million and $340.1 million at May 22, 2006 and September 30, 2006, respectively) (which constitutes 50% of distributable income per statutory accounts) and dividend in the form of bonus issue amounting of TRY 345.1 million (equivalent to $232.0 million and $230.5 million at May 22, 2006 and September 30, 2006, respectively) for the year ended December 31, 2005. The distribution of dividends was approved at the General Assembly Meeting held on May 22, 2006 and cash dividend distribution was started on May 29, 2006. As of September 30, 2006, upon the completion of the bonus issue, we have TRY 2,200,000,000 paid-in capital consisting of one class of shares, nominal value TRY 1.000 each.

Our shares are in registered form. The ordinary shares sold in connection with this offering will be in registered form. Our Board of Directors has resolved on November 8, 2006, that this offering of ordinary shares be endorsed in blank, enabling such shares to be transferred as if they were in bearer form.

The following table presents a reconciliation of our share capital for each of the three years ending December 31, 2005, and the nine month period ending September 30, 2006.

Date	Ordinary Shares Issued During the Period	Ordinary Shares Outstanding as of Such Date
January 1, 2004		500,000,000
Transfer from retained earnings	118,159,000
Statutory capital inflation adjustment	856,480,000
December 31, 2004		1,474,639,000
Transfer from retained earnings	234,091,962
Statutory capital inflation adjustment	146,156,379
December 31, 2005		1,854,887,341
Transfer from retained earnings	293,450,878
Statutory capital inflation adjustment	51,661,781
September 30, 2006		2,200,000,000

Preemption Rights

We may increase our capital only through the issuance of new shares, and such issuances may come in the form of a rights issue or a bonus issue. Under Turkish law, existing shareholders are entitled to subscribe for new shares, also known as preemption rights, in proportion to their respective shareholdings each time we undertake a capital increase. In parallel with the market practice, our Board of Directors will generally recommend that new shares be issued at prices equal to their nominal value, which entitles the existing shareholders to subscribe for shares at a significant discount from their current market price. The exercise of preemption rights by shareholders must be made within a subscription period which we announce, which may not be less than 15 days nor more than 60 days after the issuance of the preemption rights circular. Shareholders who do not wish to subscribe for new shares may sell their rights on the

Istanbul Stock Exchange, or the ISE. Any shares not subscribed for by the existing shareholders or purchasers of the rights coupons are sold on the ISE at the current market price. Any differences between the rights issue price and the price realized for the shares on the ISE would accrue to our surplus account. Preemption rights of shareholders related to a rights issue may be restricted wholly or in part either by an affirmative vote of the holders of a majority of the outstanding shares at an ordinary or extraordinary general assembly or a resolution adopted by the Board of Directors to such effect, provided that such authority is conferred upon the Board of Directors. CMB rules stipulate that such authority may be conferred upon the board of directors of companies that have received permission from the CMB to adopt the authorized capital system. By the amendment to the articles of association, we have conferred such authority on our Board of Directors. The CMB further requires that the right of the board of directors to restrict the preemption rights of shareholders applies equally with respect to all shareholders. Under Turkish law, bonus issues may be undertaken in order to convert all or a portion of the revaluation fund and reserves of a company into share capital.

Dividend Distribution and Allocation of Profits

Our Board of Directors recommends annual dividends, which then must be approved by our shareholders at their annual general assembly. Dividends are payable on a date determined at the annual general meeting upon the proposal of our Board. Under current rules, the Board of Directors may decide whether or not to recommend a distribution of dividends and our shareholders at our annual general meeting may decide whether or not to distribute dividends in any year. Under the current CMB rules, the ratio of the first dividend must be specified in the articles of association but starting with the accounting period ended December 31, 2004 the minimum dividend should be 20% of the net profit remaining after deduction of statutory reserve fund, taxes, funds, financial payments, and losses accrued from preceding years, if any, from the profit of such fiscal period. As per CMB rules, dividends may be distributed to shareholders in cash or bonus shares or, upon the general assembly’s decision, may be retained by the company. The CMB is entitled to request a publicly held company to distribute its dividends in cash, provided that such request is served before the agenda of the general assembly meeting is published. In its decision dated January 27, 2006, the CMB decided that public companies distribute at least 30% of the profits gained from the activities carried out in 2005. Under the CMB rules, if a public company decides not to distribute the first dividend, the corresponding amount shall be set aside as a special reserve. Accordingly, we may freely determine the amount of dividends to be distributed, subject to the requirements of our articles, the CMB and the Turkish Commercial Code.

Under the dividend policy set out in our Corporate Governance Guidelines, our general dividend policy is to pay dividends to shareholders with due regard to trends in our operating performance, financial condition and other factors.

Any distribution in the form of cash or bonus shares must be completed by the end of the fifth month following the fiscal year, unless decided otherwise by the Capital Markets Board. Amounts of dividends accrued on from the dematerialized shares are transferred to MKK, also known as the Central Registry Agency, on the date of entitlement, for distribution to the relevant accounts no later than the next business day. These amounts are transferred to the relevant member pooling accounts based on the Central Registry Agency records for immediate further transfer to the right owners. Entitlement of shareholders to dividends remains in effect for a period of five years following the date of the general assembly approving such distribution, after which time they are transferred to the Turkish government.

Part of our remaining net profit may be distributed to our shareholders as a second dividend or retained by us as retained earnings, all at the discretion of our general assembly. As per our articles of association and the Turkish Commercial Code, we deduct 10% from the amount of any distributions made as a second dividend and add it to a contingency reserve fund.

For further details regarding our dividend policy see “Item 8A. Consolidated Statements and Other Financial Information—Dividend Policy” in our Form 20-F.

Voting Rights

Shareholders are entitled to one vote per share on all matters submitted to a vote of our shareholders.

In 2003, the CMB published a “Communiqué on Principles of Cumulative Voting in the General Assemblies of Joint Stock Companies Subject to the Capital Markets Law” to govern principles and procedures regarding cumulative voting methods in publicly held companies. The cumulative voting designed thereby enables minority shareholders to elect representatives to the company’s board of directors and board of auditors. Each shareholder receives a number of votes equal to the number of voting shares he possesses multiplied by the number of seats to be elected in the board of directors or board of auditors. The shareholders may choose to concentrate their votes for one candidate or to divide their votes between or among a number of candidates. The number of cumulative votes shall be calculated separately for the board of directors and the board of auditors. Implementation of the cumulative voting method is optional, but requires that the articles of association of the company include provisions for it. Our articles of association do not currently provide for cumulative voting.

Transfer of Shares

Subject to the limitations described below, shares may be sold and transferred by endorsement and delivery. In practice, shares in registered form traded on the ISE are represented by the share certificates endorsed in blank, enabling such shares to be transferred as if they were in bearer form. As per the amendment in the Capital Markets Law and a new communiqué issued by the Capital Markets Board in this respect, our Company’s shares traded at the Istanbul Stock Exchange were dematerialized as of November 2005.

Legal and actual dematerialization of the share certificates commenced on November 28, 2005.

Beginning from November 28, 2005, it is prohibited for the companies listed in the ISE to issue new share certificates, bonus or not, as a result of capital increases. The new share certificates arising out of capital increases shall be transferred to the accounts of the rightful owners by registration.

It is obligatory for the share certificates that are not dematerialized and that are kept physically by their rightful owners to be delivered to our Company (“Issuer”) for their registration with the “Central Registry Agency” by December 31, 2007.

The financial rights attached to share certificates, which are not delivered by December 31, 2007, shall be monitored in a dematerialized manner at the Central Registry Agency from that date onward and any rights related to management shall be exercised by Central Registry Agency. In case of delivery of the share certificates by the rightful owners to the Turkish Clearance House through us after December 31, 2007, the financial rights of such rightful owners, which are monitored in a dematerialized manner Central Registry Agency, shall be transferred to their accounts.

Our share certificate records are kept by us and the Central Registry Agency in a computer system, which is formed by the Central Registry Agency.

The transactions regarding the change in share certificates shall be commenced by the Board of Directors of the Company after the dematerialization of Capital Markets instruments is put into practice and within the framework of related regulations.

Decree 32 on the Protection of the Value of the Turkish Currency issued in August 1989, as amended from time to time, provides that persons not resident in Turkey may purchase and sell our shares, provided that such purchase is effected through a bank or broker authorized pursuant to applicable Turkish capital markets legislation. Turkish capital markets legislation requires that shares of a company quoted on a Turkish securities exchange be traded exclusively on such exchange. The CMB has indicated that this requirement applies only to intermediary institutions licensed for trading on the stock exchange and to trade orders placed with them by investors. Accordingly, our shareholders that are not resident in Turkey may transfer such shares only on the ISE. This requirement does not apply to transfers of ADSs.

Under Turkish law, in the event that one of our shareholders transfers shares to any other shareholder or to any other third party investor, either foreign or local, the Foreign Investment General Directorate (“FIGD”) must be notified within one month of the transfer of shares.

Under the Amending Law, all authorities of the Ministry of Transportation relating to concession or license agreements or general permissions were transferred to the Telecommunications Authority. Furthermore, under the Authorization Regulation Regarding Telecommunication Services and Infrastructure Regulation, the Telecommunications Authority must be notified in case of any share transfers within one month of the transfer of shares at the latest and in the event that the share transfer results in change in control, the Telecommunications Authority must approve such transfer of our shares by any of our shareholders.

Under our articles of association, the Board of Directors is entitled to restrict the transfer of shares to foreigners in order to comply with the Turkish shareholding requirements under Turkish law.

Disclosure of Beneficial Interests in the Shares

We are required by the CMB to supply it with any information which it requires regarding the sale of our securities to the public. We are required to inform the ISE and the CMB of changes in the holdings of any shareholder who owns 5%, 10%, 15%, 20%, 25%, 33.3%, 50%, 66.7%, 75% or more of our shares or voting rights, or who falls below such thresholds, and of changes in our own shareholding in any other company in which we own at least 10% of the issued share capital or voting rights. Furthermore, the chairman of our board and each board member, general manager and assistant general manager and any other authorized person and shareholder that owns at least 5% of the issued share capital or voting rights, or any person acting together with these persons, is required to notify the CMB and the ISE of their transactions in our shares.

In July 2003 the rules regarding the disclosure of beneficial interests in Turkey were amended. Under the current rules, publicly held companies are required to disclose any changes in the capital structure and changes in the rights attached to shares. Additionally, any proxy solicitation as per the capital markets legislation as well as any change in the management of the company through any type of agreements or by any other means shall need to be disclosed to the ISE and the CMB. The current rules also require the disclosure of any voting agreement.

In addition, in the event any party or parties acting together acquire, directly or indirectly, 25% or more of our capital, voting rights or management control, such party or parties are required to make an offer to the other shareholders to buy their shares. Furthermore, if a party or parties acting together owns between 25% and 50% of the capital or, our voting rights and if they increase such ratio by 10% or more in any given 12-month period, such party or parties are required to make an offer to the other shareholders to purchase their shares. The CMB may grant an exemption to the above mentioned requirement to make an offer to the shareholders.

Protection of Minority Shareholders

Under Turkish securities law, minority shareholders, defined as those who hold 5% or more of our share capital, have the right, among other things, to request our Board of Directors:

•       to invite the shareholders to an extraordinary general assembly;

•       to request that a matter be included on the agenda at both ordinary and extraordinary general assembly;

•       to request the appointment of special statutory auditors; and

•       to require that the company take action against board members who have violated the Turkish Commercial Code or the articles of association of a company or who have otherwise failed to perform their duties.

SELLING SHAREHOLDERS

The table below sets forth information regarding the ownership by the Selling Shareholders of our ordinary share capital prior to and immediately after the offering including 0.17% and 0.03% of the Company’s total share capital held by Cukurova Investments N.V. and Cukurova Holding A.S., respectively, and shown in “Major Shareholders” below as shares publicly held:

		Prior to the Offering(1)		After the Offering
Shareholder	Number of Shares Offered	Number of Shares Owned	Percent of Total Ordinary Share Capital	Number of Shares Owned	Percent of Total Share Capital(2)
Cukurova Holding A.S.	64,720,506.120	163,514,517.633	7.43%	98,794,011.510	4.49%
Cukurova Investments N.V.	64,672,690.417	131,857,125.333	5.99%	67,184,434.920	3.05%

(1)          As of October 31, 2006.

(2)          After giving effect to the offering of 129,393,196.537 ordinary shares by the Selling Shareholders.

Cukurova Holding A.S. is a Turkish joint stock company with its principal address at Buyukdere Cad. Yapi Kredi Plaza A Blok K: 15 34330 Levent, Istanbul, Turkey. Its principal business is to function as a holding company.

Cukurova Investments N.V. is a wholly owned subsidiary of Cukurova Holding A.S., established in Curacao, Netherlands Antilles. It is an investment company also active in the field of finance.

The Selling Shareholders do not have voting rights that differ from the voting rights of other shareholders.

MAJOR SHAREHOLDERS

The following table sets forth our major shareholders’ ordinary share ownership as shown in the Company’s share register. The following information is given as of October 31, 2006.

Name and Address of Owner	Nominal TRY Value of Shares Owned(1)	Percent of Class
Sonera Holding B.V.(2)	287,632,179.557	13.07%
P.O. Box 8675
NL 3009 AR Rotterdam
The Netherlands
Cukurova Holding A.S.(3)(6)	162,907,419.016	7.40%
Buyukdere Cad.
Yapi Kredi Plaza
A Blok Kat: 15,
80620, Levent, Istanbul, Turkey
Turkcell Holding A.S.(4)	1,122,000,000.238	51.00%
Buyukdere Cad.
Yapi Kredi Plaza
A Block Kat: 15
80620, Levent, Istanbul, Turkey
Cukurova Investments N.V.(3)(6)	128,086,667.996	5.82%
De Ruyterkade 62
Curacao, Netherlands Antilles
Turkiye Genel Sigorta A.S.(3)	1,558,452.599	0.07%
Meclisi Mebusan Cad., No: 91
80040, Salipazari, Istanbul, Turkey
Bankrupt Bilka Bilgi Kaynak Ve Iletisim San.ve Tic. A.S.	153,999.575	0.01%
Cumhuriyet Cad. No: 16 Kat: 2 Oda: 2
Sisli, Istanbul, Turkey
M.V. Holding A.S.(5)	84,021,712.590	3.82%
K.V.K. Plaza Bayar Cad., Gulbahar Sok.
No: 14
81090 Kozyatagi, Istanbul, Turkey
M.V. Investments N.V.(5)	27,494,257.660	1.25%
Landhuis Jonnchi Kaya Richard
J. Baujon ZN P.O. Box 837 Curacao
Netherlands Antilles
Shares Publicly Held(6)	386,145,310.769	17.56%

(1)   On April 29, 2005, the General Assembly approved a revaluation of our ordinary shares from TL 1,000 to TRY 1. The revaluation resulted in the formation of fractional shares, which have not yet been merged into whole ordinary shares. Therefore, we give the nominal value of the ordinary shares owned rather than the units or fractional units thereof.

(2)   Controlled by TeliaSonera.

(3)   Controlled by Cukurova Group.

(4)   Held by TeliaSonera (directly), the Cukurova Group (indirectly) and Alfa Telecom (indirectly).

(5)   Controlled by Murat Vargi.

(6)   The shareholdings shown for Cukurova Investments N.V. and Cukurova Holdings A.S. do not include 0.17% and 0.03%, respectively, of the Company’s total share capital held by such entities, which are accounted for under Shares Publicly Held.

TAXATION

The following discussion is a summary of certain material Turkish and United States federal income tax considerations relating to the ownership and disposition of our shares. The discussion is based on current law and is for general information only. The discussion does not address all possible tax consequences relating to the ownership and disposition of shares, and holders are urged to consult their tax advisors regarding the applicable tax consequences of holding and disposing of the shares based on their particular circumstances. In particular, the discussion is not addressed to:

•       holders that do not hold the shares as capital assets,

•       holders that own or are deemed to own 10% or more of the stock (by vote or value) of Turkcell, or

•       special classes of holders such as dealers in securities and investment companies.

The discussion is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus supplement, all of which are subject to change, possibly with retroactive effect.

Beginning from January 1, 2006, capital gains which have been realized without meeting a one year holding period are subject to a 15% withholding tax. However, the withholding tax rate applicable to non-resident entities or individuals such as US holders of Turkcell shares has been reduced to 0% beginning from July 7, 2006.

Turkish taxation

The following summary of Turkish tax law as in force on the date of this prospectus supplement describes the principal tax consequences for Turkish residents and US holders (as defined below in “Taxation—United States Federal Income Taxation”) of the ownership and disposition of shares. It is not a complete description of all the possible tax consequences of such ownership and disposition. Shareholders should consult their own tax advisers concerning the Turkish and other tax consequences applicable in their particular situations.

Corporate Taxation

A corporation that has its legal or business center in Turkey (a “Resident Corporation”) is subject to a corporate tax, which is levied at a rate of 20% on such corporation’s taxable income in 2006.

Resident Corporations are required to pay an “advance corporation tax” on a quarterly basis. The applicable advance corporate tax rate is 20% in 2006.

Cash dividends received by Resident Corporations from other Resident Corporations are not subject to corporate tax within the recipient corporations. Dividends in cash received by resident individuals from Resident Corporations are subject to withholding tax at the rate of 15% in 2006 (as discussed above) and an annual income tax declaration. The withholding tax offsets the annual income tax. 50% of the dividend income received by resident individuals from Resident Corporations is exempt from annual income declaration. The remaining 50% must be declared if it exceeds TRY 18,000 in 2006. However, for those cash dividends that are distributed from the corporate tax-exempt income (i.e., investment tax benefit) of the dividend distributing company, the dividend income to be declared is computed using the following formula: “[net cash dividend corresponding to the corporate exempted income + (net cash dividend corresponding to the corporate exempted income/9)] * 50%.” However, in such a case 20% of the income so declared is offset against the income tax computed at the income tax declaration.

Some corporate taxpayers, such as Turkcell, continue to benefit from the old investment allowance regime where such taxpayers are subject to a 19.8% corporate withholding tax on corporate tax-exempted income, regardless of whether dividends are distributed. Law No. 4842 modified the investment allowance regime effective from April 24, 2003, however, taxpayers like Turkcell still benefit from the regime pursuant to Investment Incentive Certificates obtained prior to the enactment of the Law No 4842. For those dividends distributed to shareholders from the corporate tax exempted income, which was already taxed through corporate withholding tax at the rate of 19.8% as described above, no additional withholding tax is applied to such dividend distributions. However, dividends corresponding to exempt income from the incentive certificates issued on and after April 24, 2003 will be subject to 15% withholding tax as any other distribution.

On the other hand, as a reason of reducing corporate tax rate to 20%, investment allowance regime was abolished beginning from January 1, 2006. Tax payers have option to utilize carry forward investment allowances in the tax years of 2006, 2007 and 2008 providing that applicable corporate tax rate is to be applied as 30% instead of reduced rate. Deduction right for carry forward investment allowances that cannot be used at corporate tax return of 2008 due to lack of profit will be expired.

Taxation of Dividends

In the event that a Resident Corporation distributes dividends to individual shareholders (resident or non-resident), or to non-resident corporations that do not have a permanent establishment (fixed place of business or permanent representative) in Turkey (and subject to rate-reducing provisions in applicable bilateral tax treaties), a 15% withholding tax is payable by the Resident Corporation on behalf of its shareholders. In the event that Resident Corporations distribute dividends to resident legal entities or to non-resident legal entities that have a permanent establishment in Turkey, such distributions are not subject to withholding tax.

Under the Income Tax Treaty between the United States of America and the Republic of Turkey, signed March 28, 1996 (the “Treaty”), the withholding tax rate is limited to 20% (including the surcharges on dividends paid by a Turkish Resident Corporation) of the gross amount of the dividends unless the beneficial owner of shares is a company which owns at least 10% of the voting stock of the company paying the dividends (in which case the rate would be limited to 15%). Because the current withholding tax rate applicable to publicly traded corporations, such as Turkcell, is only 15%, the Treaty does not affect the current rate of Turkish withholding tax for US holders.

The distribution of dividends in kind (i.e., bonus shares) is not subject to withholding tax and such dividends in kind are not subject to an income declaration.

Taxation of Capital Gains

Gains realized by Turkish Residents

Gains realized by resident individuals on the sale of shares traded on the Istanbul Stock Exchange (such as Turkcell shares) to residents or non-residents are exempt from income tax, provided that the holding period of such shares exceeds 1 year. Where this holding period has not been met, capital gains are computed by deducting the original cost of the shares, after the application of a “cost adjustment” (which uses the Wholesale Price Index determined by the State Statistical Institution to eliminate gain arising solely from inflation), from the amount received upon the sale or disposition of the shares. Gains realized by Resident Corporations on the sale of shares to residents or non-residents must be included in corporate income and are subject to the applicable corporate tax. However, if a two-year holding period is met, the Resident Corporation can benefit from exemption for the 75% of the gains (under article 5/e of the Corporate Tax Law), provided that the conditions specified in the laws are met.

Beginning January 1, 2006, to be exempt from tax, the required holding period of shares which are traded on the Istanbul Stock Exchange is more than 1 year. Capital gains realized without meeting the more than 1 year holding period are subject to 15% withholding tax according to this new amendment.

Gains realized by US holders

US holders (that do not have a permanent establishment in Turkey) are exempt from Turkish tax on capital gains generated from the sale of shares quoted on an exchange, such as Turkcell shares, under Article 13 of the Treaty. US resident legal entities having a permanent establishment (fixed place of business or permanent representative) in Turkey generally are subject to tax in Turkey on capital gains arising from the sale of such shares and should consult their own Turkish tax advisors as to the rules applicable to them.

Beginning January 1, 2006, capital gains realized on the shares held for 1 year or less were subject to a 15% withholding tax. However, the withholding tax rate applicable to non-resident holders of shares has been reduced to 0% as of July 7, 2006. Non-resident investors should be identified by the custodian entities and accordingly these entities will not withhold any tax from the non-residents.

Taxation of Investment and Mutual Funds

The gains realized from portfolio investment activities by resident Investment and Mutual Funds are exempt from corporate tax but are subject to 15% income withholding tax beginning from January 1, 2006.

A nonresident Investment or Mutual Fund may also qualify for this taxation regime if it appoints a permanent representative in Turkey, registers with the Turkish tax office, maintains legal books and meets the other tax requirements in Turkey.

Stamp Taxes

According to the Turkish Stamp Tax Law (Law No. 488), all agreements and documents specified in the law with a monetary value indicated thereon are subject to stamp tax with various rates from 0.15% to 0.75% which is calculated on the aggregate amount of such agreement or document up to a maximum of TRY 878,400 per original in 2006.

United States taxation

The following discussion is a summary of certain material US federal income tax considerations applicable to the ownership and disposition of shares by you if you are a US holder. In general you will be a “US holder” if:

•       you are the beneficial owner of our shares;

•       you are either (i) an individual resident or citizen of the United States for US federal income tax purposes, (ii) a corporation (or certain other entities taxable as corporations for US federal income tax purposes) created in or organized under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate whose income is subject to US federal income taxation regardless of its source, or (iv) a trust if a US court can exercise primary supervision over the administration of the trust and one or more US persons are authorized to control all substantial decisions of the trust;

•       you own our shares as capital assets;

•       you own directly, indirectly or by attribution less than 10% of our outstanding share capital or voting stock;

•       you are fully eligible for benefits under the Limitation on Benefits article of the Agreement Between the Government of the Republic of Turkey and the Government of the United States of America for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Income, signed March 28, 1996, and the protocol thereto, (the “Treaty”); and

•       you are not also a resident of Turkey for Turkish tax purposes.

The Treaty benefits discussed below generally are not available to holders who hold shares in connection with the conduct of business through a permanent establishment, or the performance of personal services through a fixed base, in Turkey.

If a partnership (including for this purpose any entity treated as a partnership for US federal income tax purposes) holds shares, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partner in a partnership that holds shares is urged to consult its own tax advisor regarding the specific tax consequences of owning and disposing of its shares.

The summary does not purport to be a comprehensive description of all of the tax considerations that may be relevant to any particular holder, including tax considerations that arise from rules of general application or that are generally assumed to be known by US holders. This summary is based on provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed US Treasury Regulations, rulings, administrative pronouncements, judicial decisions and the Treaty, all in effect as of the date of this prospectus supplement. All of these authorities are subject to change, possibly with retroactive effect, and to differing interpretations. In addition, this summary does not discuss all aspects of US federal income taxation that may be applicable to investors in light of their particular circumstances or to US holders who are subject to special treatment under US federal income tax law, including insurance companies, US expatriates, dealers in stocks or securities, banks or financial institutions, tax-exempt organizations, regulated investment companies, retirement plans, traders in securities who elect to apply a mark-to-market method of accounting, persons who acquired their shares pursuant to the exercise of employee stock options or otherwise as compensation, persons holding shares as part of a straddle, hedging or conversion transaction, persons subject to the alternative minimum tax, and persons having a functional currency other than the US dollar.

US holders are urged to consult with their own tax advisors regarding the tax consequences of the ownership or disposition of shares, including the effects of federal, state, local, foreign and other tax laws with respect to their particular circumstances.

Dividends

If we make distributions to you (other than certain distributions of Turkcell shares), you generally will be required to include in gross income as dividend income the amount of the distributions paid on the shares (including the amount of any Turkish taxes withheld in respect of such dividend as described above in “Taxation—Republic of Turkey Taxation”). Dividends paid by us will not be eligible for the dividends-received deduction applicable in some cases to US corporations.

The gross amount of any dividend paid in New Turkish Lira, including the amount of any Turkish taxes withheld therefrom, will be includible in your gross income in an amount equal to the US dollar value of the New Turkish Lira calculated by reference to the spot rate of exchange in effect on the date the dividend is received by you, regardless of whether the New Turkish Lira are converted into US dollars at that time. If you do not convert any such New Turkish Lira that are received by you into US dollars on the date you receive them, you generally will have a tax basis in the New Turkish Lira equal to its US dollar value on the date of receipt. Any gain or loss resulting from currency exchange fluctuations during the period from the date the dividend is includible in your gross income to the date such payment is converted into US dollars will be treated as US source ordinary income or loss.

If you are an accrual method taxpayer, you may elect to translate Turkish taxes into US dollars using the exchange rate in effect at the time the taxes were paid. Any such election will apply for the taxable year in which it is made and all subsequent years, unless revoked with the consent of the Internal Revenue Service (the “IRS”).

Any dividends paid by us to you with respect to shares will be treated as foreign-source income and will be categorized as “passive income” or, in the case of certain US holders, “financial services income”

for US foreign tax credit purposes. For taxable years beginning after December 31, 2006, dividend income generally will constitute “passive category income” or, in the case of certain US holders, “general category income.” Subject to limitations, you may elect to claim a foreign tax credit against your US federal income tax liability for Turkish income tax withheld from dividends received in respect of shares at the lower rate applicable to you. If you do not elect to claim a foreign tax credit, you may instead claim a deduction for Turkish income tax withheld, but only for a year in which you elect to do so with respect to all foreign income taxes. A deduction does not reduce tax on a dollar-for-dollar basis like a credit, but the deduction for foreign taxes is not subject to the same limitations applicable to foreign tax credits. You should consult your own tax advisor to determine whether and to what extent you would be entitled to the credit.

Certain non-corporate US holders (including individuals and some trust and estates) are eligible for reduced rates of US federal income tax (at a maximum rate of 15%) in respect of “qualified dividend income” received in taxable years beginning before January 1, 2011. For this purpose, qualified dividend income generally includes dividends paid by a non-US corporation if, amongst other things, the US holders meet certain minimum holding periods and the non-US corporation satisfies certain requirements, including that either (i) the shares with respect to which the dividend income has been paid are readily tradable on an established securities market in the United States or (ii) the non-US corporation is eligible for the benefits of a comprehensive US income tax treaty (such as the Treaty) which provides for the exchange of information. We currently believe that dividends paid with respect to our shares should constitute qualified dividend income for US federal income tax purposes; however, this is a factual matter and subject to change. We anticipate that our dividends will be reported as qualified dividends on Forms 1099-DIV delivered to US holders. Each US holder of shares is urged to consult its own tax advisor regarding the availability to it of the reduced dividend tax rate in light of its own particular situation and regarding the computations of its foreign tax credit limitation with respect to any qualified dividend income paid by us, as applicable.

Sale, Exchange or other Disposition of Shares

Upon the sale, exchange or other disposition of shares, you generally will recognize capital gain or loss equal to the difference between the amount realized on the disposition and your adjusted tax basis in your shares (each as determined in US dollars). Gain or loss upon the disposition of shares generally will be US-source gain or loss, and will be treated as long-term capital gain or loss if, at the time of the disposition, the holding period for the shares exceeds one year. If you are an individual, any capital gains generally will be subject to US federal income tax at preferential rates if specified minimum holding periods are met. The deductibility of capital losses is subject to significant limitations.

A US holder that receives foreign currency on the sale or other disposition of shares will realize an amount equal to the US dollar value of the foreign currency on the date of sale or other disposition (or in the case of cash basis and electing accrual basis taxpayers, the settlement date). A US holder will have a tax basis in the foreign currency received equal to the US dollar amount realized. Any gain or loss realized on a subsequent conversion of the foreign currency into US dollars will be US source ordinary income.

Passive Foreign Investment Company Status

We currently anticipate that we should not be classified as a passive foreign investment company (a “PFIC”) for the taxable year ending December 31, 2006, for US federal income tax purposes. However, this conclusion is a factual determination that must be made annually and thus may be subject to change. A non-US corporation will be classified as a PFIC for any taxable year if at least 75% of its gross income consists of passive income (such as dividends, interest, rents, royalties, or gains on the disposition of certain minority interests), or at least 50% of the average value of its assets consists of assets that produce, or are held for the production of, passive income. If we were characterized as a PFIC for any taxable year, you could suffer adverse tax consequences. These consequences may include having gains realized on the disposition of shares treated as ordinary income rather than capital gains, and being subject to punitive interest charges on certain excess distributions and on the proceeds of the sale or other disposition of the shares. Furthermore, dividends paid by a PFIC or a company that was a PFIC in the year preceding the dividends would not be “qualified dividend income” (as discussed above) and would be taxed at the higher rates applicable to other items of ordinary income. You should consult your own tax advisor regarding the potential application of the PFIC rules to us and to your ownership of our shares.

US Information Reporting and Backup Withholding

Dividend payments with respect to shares and proceeds from the sale, exchange, redemption or other disposition of shares may be subject to information reporting to the IRS and possible US backup withholding at a current rate of 28%. Certain exempt recipients (such as corporations) are not subject to these information reporting requirements. Backup withholding will not apply, however, to a holder who furnishes a correct taxpayer identification number or certificate of foreign status and makes any other required certification or who is otherwise exempt from backup withholding. US persons who are required to establish their exempt status generally must provide IRS Form W-9 (Request for Taxpayer Identification Number and Certification). Non-US holders generally will not be subject to US information reporting or backup withholding. However, such holders may be required to provide certification of non-US status (generally on IRS form W-8BEN) in connection with payments received in the United States or through certain US-related financial intermediaries.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a holder’s US federal income tax liability, and a holder may obtain a refund of any excess amounts withheld by filing the appropriate claim for refund with the IRS and furnishing any required information.

UNDERWRITING

We, Cukurova Holding A.S., Cukurova Investments N.V. (together with Cukurova Holding A.S., the “Selling Shareholders”) and J.P. Morgan Securities Ltd. (“JPMorgan”) will enter into an underwriting agreement expected to be dated the date of the pricing of the offering with respect to the ordinary shares being offered by this prospectus. JPMorgan is acting as the sole global coordinator and bookrunner for this offering. Subject to the terms and conditions of the underwriting agreement, the Selling Shareholders have agreed to sell to JPMorgan and JPMorgan has agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement, the number of ordinary shares indicated in the following table.

Underwriter	Number of Ordinary Shares
J.P. Morgan Securities Ltd.	129,393,196.537

JPMorgan is committed to purchase all of the ordinary shares offered by the Selling Shareholders if it purchases any shares. The underwriting agreement also provides that JPMorgan’s obligations to purchase and pay for the ordinary shares offered by this prospectus are subject to certain conditions. JPMorgan is obligated to take and pay for all of the ordinary shares offered by this prospectus if any such ordinary shares are taken.

JPMorgan proposes to offer the ordinary shares directly to the public at the initial public offering price set forth on the cover page of this prospectus supplement. After the initial public offering, the offering price and other selling terms may be changed by the underwriters.

The underwriting fee is equal to the initial public offering price per ordinary share less the amount paid by JPMorgan to the Selling Shareholders per share of common stock. The underwriting fee is TRY            per ordinary share. This represents 0.75% of the aggregate gross proceeds from the offering. In addition, the Selling Shareholders have agreed to pay JPMorgan a discretionary fee of up to TRY          per ordinary share or 1.0% of the aggregate gross proceeds from the offering. The following table shows the per ordinary share and total underwriting discounts and commissions to be paid to JPMorgan by the Selling Shareholders.

Underwriter
J.P. Morgan Securities Ltd.	Per Share	(1)
Total

(1)   In addition, the Selling Shareholders have agreed to pay JPMorgan a discretionary fee of up to TRY          per ordinary share or 1.0% of the aggregate gross proceeds from the offering.

We estimate that the total expenses for this offering, excluding underwriting discounts and commissions, will be approximately $1,425,000. The Selling Shareholders have agreed to pay substantially all the expenses of the Company in connection with this offering subject to certain mutually agreed exceptions. Expenses incurred or to be incurred in connection with the offering include (1) registration fees of approximately $75,000; (2) accounting fees of approximately $150,000; (3) legal fees of approximately $900,000; (4) printing costs of approximately $50,000; and (5) other miscellaneous fees and expenses of approximately $250,000. All amounts are estimates. The Selling Shareholders have agreed to reimburse a portion of the expenses of JPMorgan in the event this offering is terminated due to reasons not attributable to the underwriters (including adverse market conditions).

A prospectus in electronic format may be made available on the Internet web sites maintained by JPMorgan or any securities dealers.

JPMorgan is expected to make offers and sales both inside and outside the United States through its selling agents. Any offers and sales in the United States will be conducted by brokers and dealers registered with the SEC. JPMorgan is expected to make offers and sales in the United States through its selling agent, J.P. Morgan Securities, Inc.

The Selling Shareholders have agreed with JPMorgan, subject to certain exceptions, not to offer, sell, contract to sell, hedge or otherwise dispose of any of our ordinary shares or ADSs or any securities convertible into or exchangeable for ordinary shares or ADSs during the period from the date of this prospectus continuing through the date 90 days after the date of this prospectus, except with JPMorgan’s prior written consent. See “Shares Eligible for Future Sale” for a discussion of certain transfer restrictions.

We and the Selling Shareholders have agreed to indemnify JPMorgan and its controlling persons against certain liabilities including liabilities under the Securities Act of 1933. If such indemnification is unavailable to JPMorgan or insufficient to hold it harmless, then we or the Selling Shareholders have agreed to contribute to payments JPMorgan and its controlling persons may be required to make in respect of those liabilities.

Our ordinary shares are listed on the Istanbul Stock Exchange under the symbol “TCELL.” Our ADSs are listed on the New York Stock Exchange under the symbol “TKC.”

Selling Restrictions

No action has been or will be taken in any jurisdiction other than the United States that would permit a public offering of the ordinary shares or the possession, circulation or distribution of this prospectus in any jurisdiction where action for that purpose is required. Accordingly, the ordinary shares may not be offered or sold, directly or indirectly, and neither this prospectus nor any other offering material or advertisements in connection with the ordinary shares may be distributed or published in or from any country or jurisdiction except under circumstances that will result in compliance with any applicable rules and regulations of any such country or jurisdiction.

The ordinary shares subject to the offering will have been registered with the Turkish Capital Markets Board (“CMB”) under the provisions of Law No.2499, as amended of the Republic of Turkey relating to Capital Markets Law (the “Capital Markets Law”). Such registration does not constitute a guarantee by the CMB or any other public authority with respect to the offer of our ordinary shares or our Company. The offering herein has not been and will not be registered with the CMB. Neither this offering circular nor any other offering material related to this offering may be utilized in connection with any general call to the public within the Republic of Turkey for the purpose of the sale of shares without the prior approval of the CMB.

European Economic Area (“EEA”)

In relation to each member state of the EEA which has implemented the Prospectus Directive (each, a “relevant member state”), with effect from and including the date on which the Prospectus Directive is implemented in that member state (the “Relevant Implementation Date”), our ordinary shares may not be offered to the public in that relevant member state, except that, with effect from and including the Relevant Implementation Date, our ordinary shares may be offered to the public in that relevant member state under the following exemptions under the Prospectus Directive:

(1)   at any time to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(2)   at any time to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year, (2) a total balance sheet of more than €43 million, and (3) an annual net turnover of more than €50 million, as shown in its last annual or consolidated accounts;

(3)   to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of JPMorgan for any such offer; or

(4)   in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of our ordinary shares shall result in a requirement for the publication of a prospectus pursuant to Article 3 of the Prospectus Directive.

For purposes of this provision, the expression an “offer of our ordinary shares to the public” in relation to any of our ordinary shares in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and our ordinary shares to be offered so as to enable an investor to decide to purchase or subscribe for our ordinary shares, as the same may be varied in that member state by any measure implementing the Prospectus Directive in that member state and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each relevant member state.

Each subscriber for or purchaser of our ordinary shares in any offer pursuant to this prospectus located within a member state of the European Economic Area will be deemed to have represented, acknowledged and agreed that it is a “Qualified Investor” within the meaning of Article 2(1)(e) of the Prospectus Directive. JPMorgan and its affiliates, and others will rely upon the truth and accuracy of the foregoing representation, acknowledgment, and agreement. Notwithstanding the above, a person who is not a qualified investor and who has notified JPMorgan of such fact in writing may, with the consent of JPMorgan, be permitted to subscribe for or purchase our ordinary shares in any offer pursuant to this prospectus.

United Kingdom

In the United Kingdom, this prospectus is being distributed only to, and is directed only at, “Qualified Investors” (within the meaning of Article 2(1)(e) of the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and Qualified Investors who fall within Article 49(2)(a) to (d) of the Order and (ii) to whom it may otherwise lawfully be communicated (all such persons together being referred to as “relevant persons”). This prospectus must not be acted on or relied on in the United Kingdom, by persons who are not relevant persons. Any investment or investment activity to which this document relates is available only to, in the United Kingdom, relevant person and will only be engaged in with such persons.

We expect the ordinary shares offered hereby to begin trading on the Istanbul Stock Exchange on the date on which the public offering price is determined. JPMorgan expects to deliver the ordinary shares through the book-entry transfer facilities of MKK on the third business day after the date on which the public offering price is determined.

JPMorgan or its affiliates may have, for their own accounts, entered into asset swaps, credit derivatives or other derivative transactions relating to the ordinary shares and/or ADSs in secondary market transactions. As a result of such transactions, JPMorgan may hold long or short positions in the ordinary shares or derivatives or in our ADSs. No disclosure will be made of any such positions. JPMorgan or its affiliates may have purchased ordinary shares and/or ADSs and been allocated the ordinary shares and/or ADSs for asset management and/or proprietary purposes and not with a view to distribution. Such purchases in aggregate accounted for less than 10% of the overall offering size.

JPMorgan and its affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services to us and such affiliates in the ordinary course of their business for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, JPMorgan and its affiliates may effect transactions for its own account or the accounts of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

Purchasers of the ordinary shares offered hereby may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the offering price set forth on the cover page of this prospectus.

This prospectus may be used by JPMorgan and any securities dealers in connection with offers and sales of the ordinary shares to persons located in the United States, including ordinary shares initially sold outside the United States.

We expect that delivery of the ordinary shares will be made against payment therefor on or about the date specified on the cover page of this prospectus, which will be the third business day following the date of pricing of the ordinary shares (this settlement cycle being referred to as “T+3”).

LEGAL MATTERS

Certain legal matters with respect to Turkish law will be passed upon for us by our Turkish counsel, Taboglu, Ates & Demirhan, for the underwriter by its Turkish counsel, Paksoy Ortak Avukat Burosu and for the Selling Shareholders by their Turkish counsel, Derman Ortak Avukat Burosu. Certain legal matters with respect to United States and New York law will be passed upon for us by Shearman & Sterling LLP, for the underwriter by Freshfields Bruckhaus Deringer and for the Selling Shareholders by White & Case LLP.

EXPERTS

Our consolidated financial statements as of December 31, 2005 and 2004, and for each of the years in the three-year period ended December 31, 2005, have been incorporated by reference herein in reliance upon the report of KPMG Cevdet Suner Denetim ve Yeminli Mali Musavirlik Anonim Sirket, independent registered public accounting firm, and the report of PricewaterhouseCoopers Accountants N.V., independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firms as experts in accounting and auditing.

PROSPECTUS

Turkcell Iletisim Hizmetleri A.S.

This prospectus offers:

Ordinary Shares, Nominal Value TRY 1.000, of Turkcell Iletisim Hizmetleri A.S.
     in the form of Ordinary Shares or American Depositary Shares
Warrants to Purchase Ordinary Shares of Turkcell Iletisim Hizmetleri A.S.
Rights to Purchase Ordinary Shares of Turkcell Iletisim Hizmetleri A.S.

We will provide the specific terms of the securities that may be offered, and the manner in which they are being offered, in one or more supplements to this prospectus. Any supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement, together with the additional information described under the heading “Where You Can Find More Information,” before investing in our securities. The amount and price of the offered securities will be determined at the time of the offering.

Our American depositary shares, or ADSs, each of which represents two and one-half ordinary shares, are listed on the New York Stock Exchange under the symbol “TKC”. Our ordinary shares are listed on the Istanbul Stock Exchange under the symbol “TCELL”.

Investing in these securities involves risks. See “3.D  Risk Factors” starting on page 8 of our Form 20-F for the year ended December 31, 2005, incorporated by reference herein.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is November 8, 2006.

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WHERE YOU CAN FIND MORE INFORMATION

We file annual and other reports with the United States Securities and Exchange Commission (the “SEC”). You may read and copy any document we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC maintains a website (http://www.sec.gov) on which our annual and other reports are made available. You may also read and copy certain documents we submit to the New York Stock Exchange at its offices at 20 Broad Street, New York, New York 10005. We maintain a website at http://www.turkcell.com.tr/.

The SEC allows us to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus. Information that we file with the SEC in the future and incorporate by reference will automatically update and supersede the previously filed information. We incorporate by reference our annual report on Form 20-F for the year ended December 31, 2005 (our “Form 20-F”) filed on April 13, 2006 and amended on November 8, 2006, and two of our reports on Form 6-K filed on November 8, 2006, which contain (i) our consolidated financial statements for the nine months ended September 30, 2006, prepared in accordance with accounting principles generally accepted in the United States of America and (ii) our consolidated financial statements for the nine months ended September 30, 2006, prepared in accordance with International Financial Reporting Standards, respectively.

We incorporate by reference in this prospectus all subsequent annual reports filed with the SEC on Form 20-F under the Securities Exchange Act of 1934 and those of our reports submitted to the SEC on Form 6-K that we specifically identify in such form as being incorporated by reference in this prospectus after the date hereof and prior to the completion of an offering of securities under this prospectus. This prospectus is part of a registration statement filed with the SEC.

As you read the above documents, you may find inconsistencies in information from one document to another. If you find inconsistencies you should rely on the statements made in the most recent document. All information appearing in this prospectus is qualified in its entirety by the information and financial statements, including the notes thereto, contained in the documents we have incorporated by reference.

Upon written or oral request, we will provide to any person, including any beneficial owner, to whom a copy of this prospectus is delivered, at no cost to such person, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. You may make such a request by writing or telephoning us at the following mailing or e-mail addresses or telephone number:

Turkcell Iletisim Hizmetleri A.S.
Attention: Investor Relations
Turkcell Plaza
Mesrutiyet Caddesi No: 153
34430 Tepebasi
Istanbul, Turkey

Telephone: +90 212 313 1888
Fax: +90 212 292 9322
E-mail: investor.relations@turkcell.com.tr

You should rely only on the information incorporated by reference or provided in this prospectus and in any prospectus supplement. We have not authorized anyone else to provide you with different information. This prospectus is an offer to sell or to buy only the securities referred to herein, but only under circumstances and in jurisdictions where it is lawful to do so. You should not assume that the

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information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections of future events. These forward-looking statements are subject to risks, uncertainties and assumptions about our business. You should consider any forward-looking statements in light of the risks and uncertainties described in the information contained or incorporated by reference in this prospectus. See “Where You Can Find More Information”. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the future events described in this prospectus may not occur.

ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES

We are a public company incorporated under the laws of the Republic of Turkey. All of our directors and officers, and the experts named herein, reside outside the United States. You may not be able, therefore, to effect service of process within the United States upon those directors and officers with respect to matters arising under the federal securities laws of the United States.

In addition, substantially all of our assets and the assets of our directors and officers are located outside the United States. As a result, you may not be able to enforce against us or our directors and officers judgments obtained in US courts predicated on the civil liability provisions of the federal securities laws of the United States.

We have been advised by Taboglu, Ates & Demirhan, our Turkish counsel, that the courts of Turkey will not enforce any judgment obtained in a court established in a country other than Turkey unless either:

•       there is in effect a treaty between such country and Turkey providing for reciprocal enforcement of court judgments;

•       there is de facto enforcement in such country of judgments rendered by Turkish courts; or

•       there is a provision in the law of such country that provides for the enforcement of judgments of Turkish courts.

In addition, the courts of Turkey will not enforce any judgment obtained in a court established in a country other than Turkey if:

•       the court rendering the judgment did not have jurisdiction to render such judgment;

•       the defendant was not duly summoned or represented or the defendant’s fundamental procedural rights were not observed;

•       the judgment in question was rendered with respect to a matter within the exclusive jurisdiction of the courts of Turkey;

•       the judgment is clearly against public policy rules of Turkey;

•       the judgment is not final and binding and with no further recourse for appeal under the laws of the country where the judgment has been rendered; or

•       the judgment is not of a civil nature.

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THE COMPANY

We are headquartered in Istanbul, Turkey and are the leading provider of mobile services in Turkey in terms of number of subscribers (based on our estimates and announcements made by other operators). We provide high-quality mobile voice and data services over our GSM network. We have developed one of the premier mobile brands in Turkey by differentiating ourselves from our competition in areas such as quality of service. As part of our focus on subscriber service and subscriber growth, we have introduced a wide range of mobile services for various subscriber needs in order to attract new customers and retain existing ones.

Through a state-of-the-art GSM network, we provide comprehensive coverage of an area that as of September 30, 2006, included 100% of the population living in cities of 10,000 or more, 99.96% of the population living in cities of 5,000 or more people and 99.93% of the population living in cities of 3,000 or more people. Coverage also includes substantially the entire Mediterranean and Aegean coastline of Turkey. As of October 27, 2006, we provided service to our subscribers in 193 countries through roaming agreements with 536 operators.

We operate under a 25-year GSM license, which we were granted in April 1998 upon payment of an upfront license fee of $500 million. At this time we also entered into an interconnection agreement with Turk Telekom providing for the interconnection of our network with Turk Telekom’s fixed-line network which was amended on September 20, 2003. Under our license, we pay the Turkish Treasury a monthly ongoing license fee equal to 15% of gross revenue. Of that monthly ongoing license fee, 10% goes to the Ministry of Transportation for the Universal Services Fund. Under the interconnection agreement between us and Turk Telekom, our network is interconnected to the Turk Telekom fixed-line network.

Turkcell Iletisim Hizmetleri A.S., or Turkcell, a joint stock company organized and existing under the laws of the Republic of Turkey, was formed in 1993 and commenced operations in 1994. Our principal shareholders are Sonera Holding (formerly known as Telecom Finland Ltd., and currently owned by TeliaSonera) the Cukurova Group and Alfa Group (through its Altimo subsidiary). The address of our principal office is Turkcell Iletisim Hizmetleri A.S., Turkcell Plaza, Mesrutiyet Caddesi, No. 153, 34430 Tepebasi, Istanbul, Turkey. Our telephone number is +90 (212) 313 10 00.

USE OF PROCEEDS

Except as may be described otherwise in a prospectus supplement, we will add the net proceeds from any sale of the securities that we make under this prospectus to our general funds and will use them for funding any potential future acquisitions, working capital, project development, capital expenditures and general corporate purposes. In addition, we may apply the proceeds of such sale to the reduction of our short-term and other indebtedness as may be described in a prospectus supplement.

We may designate a specific allocation of the net proceeds of an offering of securities by us to a specific purpose, if any, at the time of the offering and will describe any allocation in the related prospectus supplement.

PROSPECTUS SUPPLEMENT

Unless the context otherwise requires, we will refer to the ordinary shares, ADSs, warrants and rights as the “offered securities”. Each time offered securities are sold, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add to, update or change information contained in this prospectus. Accordingly, to the extent inconsistent, information in this prospectus is superseded by the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information”.

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The prospectus supplement to be attached to the front of this prospectus will describe the terms of the offering, including the amount and terms of offered securities, the initial public offering price, the price paid for the offered securities, net proceeds to us or a selling securityholder, the expenses of the offering, the terms of offers and sales outside of the United States, if any, our capitalization, the nature of the plan of distribution, the terms of any rights offering, including the subscription price for ordinary shares, record date, ex-rights date and exercise period, the other specific terms related to the offering, and any US federal income tax consequences and Turkish tax considerations applicable to the offered securities.

For more detail on the terms of the offered securities, you should read the registration statement on Form F-6 (File No. 333-120618) relating to the ADSs.

PLAN OF DISTRIBUTION

The offered securities may be sold, and underwriters may resell these offered securities, directly or through agents in one or more transactions, including negotiated transactions, at a fixed public offering price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The offered securities may be sold in portions outside the United States at an offering price and on terms specified in the prospectus supplement relating to a particular issue of these offered securities. Without limiting the generality of the foregoing, any one or more of the following methods may be used when selling the offered securities:

•       ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•       block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•       purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•       an exchange distribution in accordance with the rules of the applicable exchange;

•       privately negotiated transactions;

•       settlement of short sales entered into after the date of this prospectus;

•       sales in which broker-dealers agree with us or a selling securityholder to sell a specified number of securities at a stipulated price per security;

•       through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•       by pledge to secure debts or other obligations;

•       by an underwritten public offering;

•       by an underwritten offering of debt instruments convertible into or exchangeable for ordinary shares on terms to be described in the applicable prospectus supplement;

•       in a combination of any of the above; or

•       any other method permitted pursuant to applicable law.

In addition, the offered securities may be sold by way of exercise of rights granted pro rata to our existing shareholders.

The offered securities may also be sold short and securities covered by this prospectus may be delivered to close out such short positions, or the securities may be loaned or pledged to broker-dealers that in turn may sell them. Options, swaps, derivatives or other transactions may be entered into with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other

7

financial institution of the offered securities and ordinary shares, respectively, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

Any underwriters or agents will be identified and their compensation described in the applicable prospectus supplement.

In connection with the sale of offered securities, the underwriters or agents may receive compensation from us, a selling securityholder or from purchasers of the offered securities for whom they may act as agents. The underwriters may sell offered securities to or through dealers, who may also receive compensation from the underwriters or from purchasers of the offered securities for whom they may act as agents. Compensation may be in the form of discounts, concessions or commissions. Underwriters, dealers and agents that participate in the distribution of the offered securities may be deemed to be underwriters as defined in the Securities Act of 1933, as amended (the “Securities Act”), and any discounts or commissions received by them from us or a selling securityholder and any profit on the resale of the offered securities by them may be treated as underwriting discounts and commissions under the Securities Act.

We or a selling securityholder may enter into agreements that will entitle the underwriters, dealers and agents to indemnification by us or a selling securityholder against and contribution toward certain liabilities, including liabilities under the Securities Act.

Certain underwriters, dealers and agents and their associates may be customers of, engage in transactions with or perform services for a selling securityholder or us, including our subsidiaries, in the ordinary course of their business.

If so indicated in the prospectus supplement relating to a particular issue of offered securities, the underwriters, dealers or agents will be authorized to solicit offers by certain institutions to purchase the offered securities under delayed delivery contracts providing for payment and delivery at a future date. These contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth the commission payable for solicitation of these contracts.

We will advise any selling securityholder that while it is engaged in a distribution of the offered securities, it is required to comply with Regulation M promulgated under the Securities Exchange Act of 1934. With limited exceptions, Regulation M precludes a selling securityholder, any affiliated purchasers and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete. All of the foregoing might affect the marketability of the offered securities.

TAXATION

The material Turkish and U.S. federal income tax consequences relating to the purchase, ownership and disposition of any of the securities offered by this prospectus will be set forth in the prospectus supplement offering such securities.

LEGAL MATTERS

Certain legal matters with respect to Turkish law will be passed upon for us by our Turkish counsel, Taboglu, Ates & Demirhan. Certain legal matters with respect to United States and New York law will be passed upon for us by Shearman & Sterling LLP, who may rely, without independent investigation, on Taboglu, Ates & Demirhan regarding certain Turkish legal matters.

8

EXPERTS

Our consolidated financial statements as of December 31, 2005 and 2004, and for each of the years in the three-year period ended December 31, 2005, have been incorporated by reference herein in reliance upon the report of KPMG Cevdet Suner Denetim ve Yeminli Mali Musavirlik Anonim Sirketi, independent registered public accounting firm, and the report of PricewaterhouseCoopers Accountants N.V., independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firms as experts in accounting and auditing.

9

Annex A

CONSOLIDATED FINANCIAL STATEMENTS FOR THE NINE MONTH PERIODS ENDED SEPTEMBER 30, 2005 AND 2006 AND AS AT DECEMBER 31, 2005 AND SEPTEMBER 30, 2006

A-1

TURKCELL ILETISIM HIZMETLERI ANONIM SIRKETI
AND ITS SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
AT DECEMBER 31, 2005 AND SEPTEMBER 30, 2006 (Unaudited)
(In thousands, except share data)

	December 31,	September 30,
	2005	2006
		(Unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$795,091	985,071
Available for sale securities	12,948	60,920
Held to maturity securities	10,191	6,273
Trade receivables and accrued income, net (Note 5)	324,611	372,719
Due from related parties (Note 6)	67,327	64,305
Inventories	9,198	9,406
Prepaid expenses	38,029	78,508
Other current assets, includes $34,105 and $101,337 of restricted cash as of December 31, 2005 and September 30, 2006, respectively (Note 7)	106,453	217,062
Deferred tax assets (Note 17)	192,731	59,480
Total current assets	1,556,579	1,853,744
DUE FROM RELATED PARTIES (Note 8)	80,906	73,298
PREPAID EXPENSES	13,879	11,032
INVESTMENTS (Note 9)	266,198	472,968
FIXED ASSETS, net (Note 10)	1,224,543	1,238,726
CONSTRUCTION IN PROGRESS (Note 11)	389,375	281,657
INTANGIBLES, net (Note 12)	871,362	785,680
OTHER LONG TERM ASSETS	2,440	3,471
DEFERRED TAX ASSETS (Note 17)	306	1,365
	$4,405,588	4,721,941
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Short term borrowings (Note 13)	$564,503	585,513
Trade payables (Note 14)	137,775	191,455
Due to related parties (Note 15)	5,774	6,550
Taxes payable (Note 17)	60,864	227,907
Provision for income taxes (Note 17)	—	5,611
Deferred tax liabilities (Note 17)	—	1,310
Other current liabilities and accrued expenses (Note 16)	564,188	465,997
Total current liabilities	1,333,104	1,484,343
LONG TERM BORROWINGS (Note 18)	82,848	102,541
RETIREMENT PAY LIABILITY	16,707	15,883
DEFERRED TAX LIABILITIES (Note 17)	185,297	107,710
MINORITY INTEREST	62,427	68,145
OTHER LONG TERM LIABILITIES	7,632	10,261
SHAREHOLDERS’ EQUITY
Common stock
Par value 1 TRY; authorized, issued and outstanding 2,200,000,000 shares in 2005 and 2006 (Note 19)	636,116	833,354
Additional paid in capital	178	178
Legal reserves	92,414	136,201
Accumulated other comprehensive income / (loss) (Note 3)	5,549	(107,939)
Retained earnings	1,983,316	2,071,264
Total shareholders’ equity	2,717,573	2,933,058
COMMITMENTS AND CONTINGENCIES (Note 20)
	$4,405,588	4,721,941

The accompanying notes are an integral part of these consolidated financial statements.

1

TURKCELL ILETISIM HIZMETLERI ANONIM SIRKETI
AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME
FOR THE NINE MONTH PERIODS ENDED SEPTEMBER 30, 2005 AND 2006 (Unaudited)
(In thousands, except share data)

	Nine Months Ended
	September
	2005	2006
	(Unaudited)
Revenues	$3,193,121	3,308,720
Direct cost of revenues	(1,750,529)	(1,785,752)
Gross profit	1,442,592	1,522,968
General and administrative expenses	(107,869)	(125,729)
Selling and marketing expenses	(348,628)	(422,341)
Operating income	986,095	974,898
Financial income	101,745	119,271
Financial expense	(130,162)	(70,505)
Other income, net	6,238	2,200
Equity in net income of unconsolidated investees (Note 9)	45,334	62,495
Minority interest in income of consolidated subsidiaries	6,019	38,174
Translation loss	(8,402)	—
Income before taxes	1,006,867	1,126,533
Income tax expense (Note 17)	(337,342)	(455,394)
Net income	$669,525	671,139
Basic and diluted earnings per common share (Note 19) (in full US Dollars)	$0.304330	0.305063
Weighted average number of common shares outstanding (Note 19)	2,200,000,000	2,200,000,000

The accompanying notes are an integral part of these consolidated financial statements.

2

TURKCELL ILETISIM HIZMETLERI ANONIM SIRKETI
AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE NINE MONTH PERIODS ENDED SEPTEMBER 30, 2005 AND 2006 (Unaudited)
(In thousands)

	September 30,	September 30,
	2005	2006
	(Unaudited)	(Unaudited)
Operating Activities:
Net income	$669,525	671,139
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	340,011	382,186
Provision for retirement pay liability	2,630	909
Provision for inventories	(665)	(276)
Provision for doubtful receivables	15,409	17,711
Accrued income	27,831	30,984
Accrued expense	(189,913)	8,655
Equity in net income of unconsolidated investees	(45,334)	(68,939)
Foreign exchange gain / (loss)	600	12,764
Minority interest in income of consolidated subsidiaries	14,088	29,724
Provision for income taxes	31,853	5,611
Deferred taxes	225,311	219,017
Net gain/(loss) on remeasurement of investments	—	(2,579)
Comprehensive loss	—	(32,863)
Changes in assets and liabilities:
Trade receivables	(103,922)	(126,387)
Due from related parties	34,031	25,244
Inventories	4,473	(1,162)
Prepaid expenses	(52,603)	(43,020)
Other current assets	197,139	(79,077)
Held for trading securities	(1,788)	—
Taxes payable	(18,237)	173,356
Other long term assets	(606)	(1,328)
Due to related parties	(2,384)	1,375
Trade payables	(413,128)	61,585
Other current liabilities	160,769	(40,806)
Other long term liabilities	(251)	2,635
Net cash provided by operating activities	894,839	1,246,458
Investing Activities:
Additions to fixed assets	(502,133)	(291,207)
Additions to intangibles	(70,765)	(102,876)
Investments in investees	—	(152,466)
Acquisition of minority shares	—	(17,529)
Increase in investments in held to maturity securities	—	(6,015)
Decrease in investments in held to maturity securities	45,431	9,218
Increase in investments in available for sale securities	(12,667)	(52,617)
Decrease in investments in available for sale securities	—	6,712
Net cash used for investing activities	(540,134)	(606,780)
Financing Activities:
Proceeds from issuance of long and short term debt	245,816	847,690
Payment on long and short term debt	(529,860)	(811,475)
Net (increase) / decrease in debt issuance expenses	2,573	(37,976)
Payment on lease obligations	(12,991)	(2,534)
Dividend paid	(182,176)	(342,166)
Net cash provided by financing activities	(476,638)	(346,461)
Effects of foreign exchange rate fluctuations on balance sheet items	—	(90,473)
Net (decrease) / increase in cash and cash equivalents	(121,933)	202,744
Effects of exchange rate fluctuations on cash and cash equivalents	—	(12,764)
Cash and cash equivalents at the beginning of period	763,821	795,091
Cash and cash equivalents at the end of period	$641,888	985,071
Supplemental cash flow information:
Interest paid	$82,587	44,265
Interest received	80,236	109,383
Income taxes paid	99,921	62,755
Non-cash investing activities
Capital lease obligations	1,003	—

The accompanying notes are an integral part of these consolidated financial statements.

3

TURKCELL ILETISIM HIZMETLERI ANONIM SIRKETI
AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY AND COMPREHENSIVE INCOME
FOR THE NINE MONTH PERIOD ENDED SEPTEMBER 30, 2006 (Unaudited)
(In thousands, except share data)

							Accumulated
							other	Total
	Common stock		Additional	Legal	Comprehensive	Retained	comprehensive	shareholders’
	Shares (Note 19)	Amount	paid in capital	reserves	income	earnings	income/(loss)	equity
Balances at December 31, 2005	2,200,000,000	$636,116	178	92,414		1,983,316	5,549	2,717,573
Deferred taxes associated with temporary differences from translation and indexation effects	—	—	—	—		—	175,681	175,681
Balances at January 1, 2006	2,200,000,000	636,116	178	92,414		1,983,316	181,230	2,893,254
Increase in capital		197,238		—		(197,238)		—
Comprehensive income:
Net income					671,139	671,139		671,139
Other comprehensive income:
Translation adjustment					(289,645)		(289,645)	(289,645)
Net unrealized capital gain on available-for-sale securities					476		476	476
Comprehensive income					381,970
Transfer to legal reserves				43,787		(43,787)		—
Dividend paid				—		(342,166)		(342,166)
Balances at September 30, 2006	2,200,000,000	$833,354	178	136,201		2,071,264	(107,939)	2,933,058

The accompanying notes are an integral part of these consolidated financial statements.

4

Turkcell Iletisim Hizmetleri Anonim Sirketi and Its Subsidiaries

Notes to Consolidated Financial Statements

As of December 31, 2005 and September 30, 2006 (Unaudited) and
for the Nine Month Periods Ended September 30, 2005 and 2006 (Unaudited)

(Amounts in thousands of US Dollar unless otherwise stated except share amounts)

(1)          Business

Turkcell Iletisim Hizmetleri Anonim Sirketi (“Turkcell” or “the Company”) was incorporated on October 5, 1993 and commenced operations in 1994. It is engaged in establishing and operating a Global System for Mobile Communications (“GSM”) network in Turkey and regional states.

In April 1998, the Company signed a license agreement (the “License”) with the Ministry of Transportation and Communications of Turkey (the “Turkish Ministry”), under which it was granted a 25 year GSM license in exchange for a license fee of $500,000. The License permits the Company to operate as a stand-alone GSM operator and frees it from some of the operating constraints in the Revenue Sharing Agreement, which was in effect prior to the License. Under the License, the Company collects all of the revenue generated from the operations of its GSM network and pays the Undersecretariat of Treasury (the “Turkish Treasury”) an ongoing license fee equal to 15% of its gross revenue from Turkish GSM operations. Turkcell continues to build and operate its GSM network and is authorized to, among other things, set its own tariffs within certain limits, charge peak and off-peak rates, offer a variety of service and pricing packages, issue invoices directly to subscribers, collect payments and deal directly with subscribers.

On June 25, 2005, the Turkish government declared that GSM operators are required to pay 10% of their existing monthly ongoing license fee to the Ministry of Transportation as a universal service fund contribution in accordance with law no 5369. As a result, starting from June 30, 2005, Turkcell pays the 90% of the ongoing license fee to the Turkish Treasury and 10% to the Ministry of Transportation as universal service fund.

In July 2000, Turkcell completed an initial public offering with the listing of its ordinary shares on the Istanbul Stock Exchange and American Depositary Shares, or ADSs, on the New York Stock Exchange.

Two significant founding shareholders, Sonera Holding BV and the Cukurova Group own approximately 37.1% and 27.1%, respectively, of the Company’s share capital, and are ultimate counterparties to a number of transactions that are discussed in the related party footnote. On November 28, 2005, upon completion of a series of transactions, Alfa Group acquired 13.2% indirect ownership in the Company through its Altimo subsidiary, one of Russia’s leading private telecommunications investors.

Turkcell owns a 41.45% interest in Fintur Holdings B.V. (“Fintur”), which holds the majority of the Company’s international GSM investments, with majority ownership in GSM operations in Azerbaijan, Georgia, Kazakhstan and Moldova. Fintur is accounted for under the equity method.

The Company also owns 100% of Kıbrıs Mobile Telekomunikasyon Limited Sirketi (“Kıbrıs Telekom”), a company that operates GSM network in Northern Cyprus.

In December 2003, the Company invested $50,000 in Digital Cellular Communications (“DCC”), an Ukrainian telecommunications company with several telecommunications licenses including a GSM 1800 license. In order to facilitate the investment in DCC, the Company created a new wholly-owned company named Euroasia Telecommunications Holding B.V. (“Euroasia”) in the Netherlands in February 2004, and capitalized it with cash contributions of $50,000. The owners of DCC contributed 99% of the shares of DCC to Euroasia in exchange for a 49% interest in Euroasia in May 2004. DCC held a nationwide

5

GSM1800 license through its then 99% owned subsidiary, LLC Astelit (“Astelit”). On February 1, 2005, Astelit commenced its operations with its GSM 1800 technology. In addition, Astelit acquired the GSM 900 license on November 10, 2005 and Astelit has the right to use this license starting from January 1, 2006. On April 4, 2006, Astelit announced the merger of DCC with Astelit in order to optimize the internal business processes of both companies. The decision for the merger of DCC with Astelit was approved during the Shareholders’ Meeting which took place on April 3, 2006 in Kiev. On August 1, 2006 the merger transaction was completed. The Company has a 55% interest in consolidated subsidiaries, Euroasia, DCC and Astelit as of September 30, 2006.

Turkcell and Ericsson Telekomunikasyon AS (“Ericsson Turkey”) have established a company named East Asian Consortium BV (“Eastasia”), with a share capital of EUR 91,000, to invest in the Iranian GSM business. However, as of September 30, 2006, the Company has no operations in Iran. On February 22, 2006, Turkcell purchased Eastasia shares held by Ericsson Turkey and Turkcell ownership in Eastasia has increased to 100%.

On March 22, 2006, Board of Directors of Turkcell decided to accept the proposal of Cukurova Group to purchase 50% of A-Tel Pazarlama ve Servis Hizmetleri A.S. (“A-Tel”) shares for a consideration of $150,000 based on the findings of the due diligence conducted at A-Tel. Following the completion of tax, legal and financial due diligence review and following approval of the Competition Board of share transfer on August 1, 2006, the related payment was made on August 9, 2006 and the transaction has been finalized. Accordingly, as of September 30, 2006 the Company holds 50% interest in A-Tel and A-Tel is accounted for under the equity method (Note 9).

In addition, as of September 30, 2006, the Company was involved in various activities, including call centers and database management, directory assistance, operating a central betting system, fixed line long distance call services and internet services through various consolidated subsidiaries: Global Bilgi Pazarlama Danisma ve Cagri Servisi Hizmetleri AS (“Global”), Corbuss Kurumsal Telekom Servis Hizmetleri AS (“Corbuss”), Turktell Bilisim Servisleri AS (“Turktell”), Turkcell Kurumsal Satış ve Dağıtım Hizmetleri AS (“Turkcell Kurumsal”) (December 31, 2005: “Hayat Boyu Egitim ve İletişim Hizmetleri AS”), Iyi Eglenceler Eglence ve Turizm AS (“Iyi Eglenceler”), Interaktif Cocuk Programlari Yapimciligi ve Yayinciligi AS (“Digikids”), Mapco Internet ve Iletisim Hizmetleri Pazarlama AS (“Mapco”), Inteltek Internet Teknoloji Yatirim ve Danismanlik Ticaret AS (“Inteltek”), Bilyoner Interaktif Hizmetleri A.Ş. (“Bilyoner”) (December 31, 2005: “Libero Interaktif Hizmetler AS (“Libero”)), Tellcom Iletisim Hizmetleri AS (“Tellcom”) and Turktell Uluslararasi Yatirim Holding AS (“Turktell Uluslararasi”). The subsidiaries are owned 100%, 99%, 100%, 100%, 100%, 100%, 100%, 55%, 55%, 100% and 100%, respectively, by Turkcell or its subsidiaries (together referred to as the “Group”).

(2)          Financial Position and Basis of Preparation of Financial Statements

The Group maintains its books of account and prepare its statutory financial statements in its local currencies and in accordance with local commercial practice and tax regulations applicable in its respective countries of residence. The accompanying consolidated financial statements are based on these statutory records, with adjustments and reclassifications for the purpose of fair presentation in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). The unaudited consolidated interim financial statements of the Company as of September 30, 2006 and for the nine month periods ended September 30, 2005 and 2006 in the opinion of the management of the Company, include all the adjustments, consisting of normal recurring adjustments, necessary for a fair statement of the results of such unaudited interim periods.

Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with US GAAP. Actual amounts could differ from those estimates.

6

Significant estimates and assumptions include the depreciable/amortizable lives of fixed assets and intangibles, amounts reflected as allowances for doubtful receivables, valuation allowances on deferred tax assets and amounts reflected as provisions for liabilities arising from legal proceedings.

The FASB staff believes the determination of a hyperinflationary economy must begin by calculating the cumulative inflation rate for the three years that precede the beginning of the reporting period, including interim reporting periods. If that calculation results in a cumulative inflation rate in excess of 100%, the economy should be considered highly inflationary in all instances. However, if that calculation results in the cumulative rate being less than 100%, the FASB staff believes that historical inflation rate trends (increasing or decreasing) and other pertinent economic factors should be considered to determine whether such information suggests that classification of the economy as highly inflationary is appropriate. The AICPA SEC Regulations Committee’s International Practices Task Force (“IPTF”) concluded at its November 24, 2004 meeting that Turkey would continue to be highly inflationary in 2005. Accordingly, as of December 31, 2005 the financial statements of Turkcell and subsidiaries located in Turkey and Northern Cyprus prepared in accordance with US GAAP are translated into US dollars, the reporting currency, in accordance with the relevant provisions of SFAS No. 52 “Foreign Currency Translation”, as applied to entities in highly inflationary economies.

On November 22, 2005, IPTF concluded that Turkey ceased to be a highly inflationary country starting from January 1, 2006. As a result, TRY is treated as a more stable currency and as of September 30, 2006 financial statements of Turkcell and those of its subsidiaries located in Turkey and Northern Cyprus prepared in accordance with US GAAP are translated into US Dollars in accordance with SFAS No. 52 and the resulting cumulative translation adjustment is recognized in shareholder’s equity.

These unaudited interim financial statements should be read in conjunction with the Company’s Annual Report on Form 20-F.

(3)          Comprehensive Income

Comprehensive income generally encompasses all changes in shareholders’ equity (except those arising from transactions with owners) and includes net income, net unrealized capital gains on available for sale securities and translation adjustments. The Company’s comprehensive income differs from net income applicable to common shareholders only by the amount of the translation adjustment deferred tax effect of the change in functional currency and unrealized capital gains/(losses) on available for sale securities charged to shareholders’ equity. Comprehensive income for the nine month periods ended September 30, 2005 and 2006 was $670,802 and $381,970 respectively.

(4)          New Accounting Standards Issued

In February 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments-an amendment of FASB Statements No. 133 and 140”. SFAS No.155, resolves issues addressed in Statement 133 Implementation Issue No. D1, “Application of Statement 133 to Beneficial Interests in Securitized Financial Assets.” SFAS No.155, permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation, clarifies which interest-only strips and principal-only strips are not subject to the requirements of Statement 133, establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation, clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives and amends Statement 140 to eliminate the prohibition on a qualifying special-purpose entity from holding a

7

derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument.

SFAS No.155, is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. Earlier adoption is permitted as of the beginning of an entity’s fiscal year, provided the entity has not yet issued financial statements, including financial statements for any interim period for that fiscal year. Provisions of this Statement may be applied to instruments that an entity holds at the date of adoption on an instrument-by-instrument basis. The adoptation of SFAS No. 155 is not expected to have a material effect on the Company’s consolidated financial statements.

In April 2006, the FASB issued FSP No. 46(R)-6, “Determining the Variability to be Considered in Applying FASB Interpretation No. 46(R)”. The FSP addresses how a reporting enterprise should determine the variability to be considered in applying FIN 46(R). The variability that is considered in applying FIN 46(R) affects the determination of (a) whether an entity is a VIE, (b) which interests are “variable interests” in the entity, and (c) which party, if any, is the primary beneficiary of the VIE. That variability affects any calculation of expected losses and expected residual returns, if such a calculation is necessary. FSP No. 46(R)-6 must be applied prospectively to all entities (including newly created entities) and to all entities previously required to be analyzed under FIN 46(R) when a “reconsideration event” has occurred, in the first reporting period beginning after June 15, 2006. The Company will evaluate the impact of this FSP at the time any such “reconsideration event” occurs and for any new entities created.

In June 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109”. FIN 48, clarifies the criteria for recognizing tax benefits under FASB Statement No. 109, Accounting for Income Taxes. FIN 48, prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48, also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. Earlier application of the provisions of this Interpretation is encouraged if the enterprise has not yet issued financial statements, including interim financial statements, in the period FIN 48 is adopted. The adoptation of FIN 48 is not expected to have a material effect on the Company’s consolidated financial statements.

In June 2006, FASB issued EITF No. 06-3 “How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (That Is, Gross versus Net Presentation)”. EITF No. 06-3 would permit companies to elect to present on either a gross or net basis sales and other taxes that are imposed on and concurrent with individual revenue-producing transactions between a seller and a customer. The gross basis includes the taxes in revenues and costs; the net basis excludes the taxes from revenues. The Consensus would not apply to tax systems that are based on gross receipts or total revenues. Companies would disclose their policy for presenting the taxes and would disclose any amounts presented on a gross basis. Companies would not be required by the Consensus to change their policies for presenting taxes. A change would be permitted only if the new policy is considered preferable. Assuming ratification, the disclosures required by the Consensus will have to be presented for interim and annual financial periods beginning after December 15, 2006. The Company will evaluate to elect to present taxes collected from customers and governmental authorities either gross or net basis and this may reveal a material effect on the Company’s consolidated financial statements.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements”.SFAS No. 157, defines fair value, establishes a framework for measuring fair value in GAAP, and enhances disclosures about fair value measurements. SFAS No. 157 applies when other accounting pronouncements that require or permit fair value measurements. Accordingly, SFAS No. 157 does not require new fair value measurements. However, for some entities, the application of SFAS No. 157 will change current practice.

8

The transition adjustment, measured as the difference between the carrying amounts and the fair values of those financial instruments at the date this Statement is initially applied, should be recognized as a cumulative-effect adjustment to the opening balance of retained earnings (or other appropriate components of equity or net assets in the statement of financial position) for the fiscal year in which this Statement is initially applied. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those years. Earlier application is encouraged, provided the entity has not yet issued financial statements for any interim period for that fiscal year. The adoptation of SFAS No. 157 is not expected to have a material effect on the Company’s consolidated financial statements.

In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans ‘an amendment of FASB Statements No. 87, 88, 106, and 132 (R)’ ” (“SFAS 158”). SFAS 158 requires an employer to recognize the over-funded or under-funded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income. SFAS 158 also requires the measurement of defined benefit plan assets and obligations as of the date of the employer’s fiscal year-end statement of financial position (with limited exceptions). Under SFAS 158, the Company will be required to recognize the funded status of its defined benefit postretirement plan to provide the required disclosures in its financial statements as of December 31, 2006. The Company does not anticipate that the adoptation of SFAS 158 will have a material effect on the Company’s results of operations or financial condition.

In September 2006, the SEC issued Staff Accounting Bulletin 108 (“SAB108”). SAB 108 establishes an approach requiring the quantification of financial statement errors based on the effects of the error on each of an entity’s financial statements and the related financial statement disclosures. This model is commonly referred to as a “dual approach” because it essentially requires quantification of errors under both of the widely-recognized methods for quantifying the effects of financial statement errors: the “roll-over” method and the “iron-curtain” method. SAB 108 permits existing public companies to record the cumulative effect of initially applying the “dual approach” in the first year ending after November 15, 2006 by recording the necessary “correcting” adjustments to the carrying values of assets and liabilities as of the beginning of that year with the offsetting adjustment recorded to the opening balance of retained earnings. The Company does not anticipate that the adoptation of SAB 108 will have a material effect on its financial statements or results of operations.

In September 2006, FASB issued EITF No. 06-1 “Accounting for Consideration Given by a Service Provider to Manufacturers or Resellers of Equipment Necessary for an End-Customer to Receive Service from the Service Provider”. The EITF reached a Consensus on how providers of services that depend on specialized equipment should account for payments they make to the manufacturers or resellers of the specialized equipment. The service provider’s objective is to stimulate demand for its services by facilitating equipment sales to potential customers. TV, radio, and security services are among those that might depend on specialized equipment often sold by unrelated manufacturers, and the payments could be in the form of cash, equity instruments, tooling, technological know-how, or key components of the specialized equipment. The Consensus would require a service provider to characterize the consideration based on the form of the benefit the service provider’s customer receives from the manufacturer or reseller. If the benefit is “other than cash” (such as a discount on the price of the equipment) or the service provider does not control the form of benefit given by the manufacturer or equipment seller to the customer, the consideration would be treated as a cost rather than as a reduction of revenue. If the contractual provisions dictate that the service provider’s customer receives cash consideration, such as a cash rebate, the amount would be reported as a reduction of revenue. If the Consensus is ratified, its requirements will have to be adopted through retrospective application to all prior periods as of the beginning of the first annual reporting period beginning after June 15, 2007, unless retrospective

9

application is impracticable. Earlier adoption will be permitted for financial statements that have not yet been issued. The adoptation of EITF No. 06-1 is not expected to have a material effect on the Company’s consolidated financial statements.

(5)          Trade Receivables and Accrued Income, net

At December 31, 2005 and September 30, 2006, the breakdown of trade receivables and accrued income is as follows:

	December 31,	September 30,
	2005	2006
		(Unaudited)
Receivables from subscribers	$294,418	349,986
Accounts and checks receivable	79,709	109,033
Receivables from Turk Telekom A.S. (“Turk Telekom”)	16,518	19,535
	390,645	478,554
Accrued service income	83,175	45,608
Allowance for doubtful receivables	(149,209)	(151,443)
	$324,611	372,719

Receivables from Turk Telekom as of September 30, 2006 represent net amounts that are due from Turk Telekom under the Interconnection Agreement. The Interconnection Agreement provides that Turk Telekom will pay Turkcell for Turk Telekom’s fixed-line subscribers’ calls to GSM subscribers.

The accrued service income represents revenues accrued for subscriber calls (air-time), which have not been billed. Due to the volume of subscribers, there are different billing cycles; accordingly, an accrual is made at each period end to accrue revenues for services rendered but not yet billed.

Letter of guarantees received with respect to the accounts and cheques receivable are amounting to $48,066 and $28,605 as of December 31, 2005 and September 30, 2006, respectively.

Movements in the allowance for doubtful receivables are as follows:

	December 31,	September 30,
	2005	2006
		(Unaudited)
Beginning balance	$133,915	149,209
Provision for doubtful receivables	24,379	22,217
Write offs	(9,122)	(3,484)
Effect of change in exchange rate	37	(16,499)
Ending balance	$149,209	151,443

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(6)          Due from Related Parties

As of December 31, 2005 and September 30, 2006, the balance comprised:

	December 31,	September 30,
	2005	2006
		(Unaudited)
A-Tel	$7,055	17,025
KVK Teknoloji Urunleri AS (“KVK Teknoloji”)	31,128	15,672
Baytur Insaat Taahhut AS (“Baytur”)	5,892	10,229
Digital Platform Iletisim Hizmetleri AS (“Digital Platform”)	10,316	6,412
ADD Production Medya AS (“ADD”)	7,066	6,376
Genel Yasam Sigorta AS (“Genel Yasam”)	353	1,601
Other	5,517	6,990
	$67,327	64,305

Substantially all of the significant due from related party balances are from Cukurova Group companies.

Due from A-Tel, a 50-50 joint venture of the Company and Savings Deposit Insurance Fund (“SDIF”), mainly resulted from dividends receivable from A-Tel (Note 9). In addition to that the Company has receivables resulted from simcard and prepaid card sales to this company and payables in relation to dealer activation fees and simcard subsidies for the sale of prepaid cards.

Due from KVK Teknoloji, a company whose majority shares are owned by Cukurova Group, mainly resulted from simcard and prepaid card sales to this company.

Due from Baytur, a company whose majority shares are owned by Cukurova Group, mainly resulted from advances given to Baytur for the construction of a residence project.

Due from Digital Platform, a company whose majority shares are owned by Cukurova Group, mainly resulted from receivables from call center revenues, financial support for borrowing repayments and advances given for current and planned sponsorships (Note 8).

Due from ADD, a company whose majority shares are owned by Cukurova Group, mainly resulted from balances paid in advance in order to benefit from the expertise and bargaining power of ADD with third parties in media purchasing.

Due from Genel Yasam, a company whose majority shares are owned by Cukurova Group, mainly resulted from prepaid expenses for health and life insurances made by the Company for its employees.

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(7)          Other Current Assets

At December 31, 2005 and September 30, 2006, the balance comprised:

	December 31,	September 30,
	2005	2006
		(Unaudited)
Restricted cash	$34,105	101,337
Deferred financing costs	5,289	43,286
Value added tax (“VAT”) receivable	28,165	36,319
Advances to suppliers	7,571	11,153
Options contracts	—	9,132
Prepayment for subscriber acquisition cost	2,203	7,435
Income Accrual	13,392	4,123
Other	15,728	4,277
	$106,453	217,062

As of September 30, 2006, restricted cash represents amounts deposited at banks as guarantees in connection with the loans used by the Group which will be released on June 28, 2008.

Certain financing costs associated with the borrowings of funds are deferred. These assets are amortized over the terms of the related borrowings as an adjustment to interest expense in the accompanying consolidated statements of income.

Subscriber acquisition costs are subsidies to the subscribers for the handsets, under which Astelit can enforce the minimum customer contract period and can determine revenues that can be linked to individual contracts.

(8)          Due from Related Parties—Long Term

	December 31,	September 30,
	2005	2006
		(Unaudited)
Digital Platform	$78,275	73,298
Other	2,631	—
	$80,906	73,298

On December 23, 2005, a “Restructuring Framework Agreement” was signed between Digital Platform and the Company. The agreement includes the restructuring of the Group’s receivables from Digital Platform amounting to $79,710 as of September 30, 2006 in exchange for sponsorship and the advertisement services that the Company will receive on Digital Platform’s infrastructure. Under the agreement, Digital Platform commits to pay amounts due to the Group through July 15, 2011 along with the interest in cash and advertisement services. $79,710 represents present value of future cash flows and services discounted using an imputed interest rate. As of September 30, 2006, $73,298 of the balance is classified as long term due from related parties in accordance with the revised repayment schedule. The Company paid $6,195 to Digital Platform within the scope of the agreement with respect to services received, during the first nine months of 2006.

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(9)          Investments

At December 31, 2005 and September 30, 2006, investments in associated companies were as follows:

	December 31,	September 30,
	2005	2006
		(Unaudited)
Fintur	$243,579	314,959
A-Tel	—	131,132
Aks Televizyon Reklamcilik ve Filmcilik Sanayi ve Ticaret AS (“Aks TV”)	15,750	18,917
T Medya Yatirim Sanayi ve Ticaret AS (“T-Medya”)	6,869	7,960
	$266,198	472,968

At December 31, 2005 and September 30, 2006, the Company’s ownership interest in Fintur is 41.45%. Fintur is accounted for under the equity method.

Board of Directors of the Company decided to purchase 50% shares of A-Tel for a consideration of $150,000, based on the findings of the due diligence report. Following the approval of the Competition Board of share transfer on August 1, 2006, the related payment was made on August 9, 2006 and the results of A-Tel’s operations have been included in the consolidated financial statements since that date.

A-Tel is involved in the marketing, selling and distribution of Turkcell’s prepaid service. A-Tel acts as the only dealer of the Company for Muhabbet Kart (a prepaid card), and receives dealer activation fees and simcard subsidies for the sale of Muhabbet Kart. In addition to the sales of simcards and scratch cards through an extensive network of newspaper kiosks located throughout Turkey, the Company has entered into several agreements with A-Tel for sale of campaigns and for subscriber activations. Since 1999, the business cooperation between the Company and A-Tel has provided important support to the Company’s sales and marketing activities. With the brand name Muhabbet Kart, A-Tel has proved success in a competitive environment through well structured campaigns. With the acquisition of 50% stake in A-Tel, management believes that the Company will be better positioned in the changing competitive environment and achieve increased benefits by optimizing sales and marketing efforts. A-Tel is a joint venture and its remaining 50% shares are held by Turkey’s Savings and Deposit Insurance Fund. (the “SDIF”)

As of September 30, 2006 management has not yet completed the evaluation of the fair value of identifiable assets and liabilities of A-Tel and its allocation of the purchase price. The Company has a period up to one year to complete purchase price allocation effective from August 2006 which is the date of acquisition. Therefore, final purchase accounting adjustments may differ from the Company’s initial estimates and the allocation of purchase price is subject to refinement.

A-Tel is accounted for under the equity method and results of its operations for the two month period ended September 30, 2006 are included in the accompanying consolidated financial statements using ownership rate of 50% as of and for the nine months ended September 30, 2006.

Besides, during September 2006, A-Tel’s General Assembly decided to distribute dividends and accordingly the Company reduced the carrying value of its investment in A-Tel by the dividends received of TRY 30,300 (equivalent to $20,239 at September 30, 2006). On October 16, 2006, such dividend is collected by the Company.

In 2003, the Group acquired a 6.24% interest in Aks TV and a 8.23% interest in T-Medya, media companies owned by the Cukurova Group.

On April 21, 2006, at Aks TV’s Ordinary General Assembly Meeting, it has been decided to increase the share capital of Aks TV through cash injection by shareholders. Iyi Eglenceler paid TRY 7,188

13

(equivalent to $4,801 at September 30, 2006) in cash representing its proportion in share capital of Aks TV.

On June 24, 2005, at T-Medya’s General Assembly Meeting, it has been decided to increase the share capital of T-Medya. However, the Group did not participate in the capital contribution, accordingly the ownership of the Group in T-Medya decreased to 5.91%. Subsequent to the first share capital increase, the Group decided to participate in the second share capital increase and on January 2, 2006, the Group paid TRY 2,700 (equivalent to $1,803 at September 30, 2006) in cash as capital contribution to T-Medya and the Group’s ownership interest in T-Medya increased back to 8.23%.

Aggregate summarized information of Fintur as of December 31, 2005 and September 30, 2006 and for the nine month periods ended September 30, 2005 and 2006 is as follows:

	December 31,	September 30,
	2005	2006
		(Unaudited)
Current assets	$250,718	316,377
Non-current assets	858,209	1,062,042
	$1,108,927	1,378,419
Current liabilities	$261,384	285,422
Non-current liabilities	376,799	449,875
Shareholders’ equity	470,744	643,122
	$1,108,927	1,378,419

	9 months ended	9 months ended
	September 30, 2005	September 30, 2006
	(Unaudited)	(Unaudited)
Revenues	$601,261	837,598
Direct cost of revenues	(257,772)	(342,372)
Income before taxes	147,707	243,573
Net income	109,371	153,413

Summary financial information of A-Tel as of September 30, 2006 and for the two months ended September 30, 2006 is as follows:

September 30,
2006
(Unaudited)
Current assets	$119,679
Non-current assets	251
119,930
Current liabilities	47,183
Non-current liabilities	228
Shareholders’ equity	72,519
119,930

Two months ended
September 30, 2006
(Unaudited)
Revenues	$12,472
Direct cost of revenues	(36)
Income before taxes	15,116
Net income	10,698

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(10)   Fixed Assets, net

As of December 31, 2005 and September 30, 2006, the analysis of fixed assets is as follows:

	Useful	December 31,	September 30,
	Lives	2005	2006
			(Unaudited)
Operational fixed assets:
Base terminal stations	6-8 years	$1,197,797	1,301,359
Mobile switching center/Base station controller	6-8 years	906,119	924,384
Minilinks	6-8 years	365,665	357,435
GSM services equipment	6-8 years	97,583	95,660
Supplementary system	6-8 years	42,610	34,829
Call center equipment	5-8 years	22,677	20,556
Betting equipment	7-8 years	14,636	13,404
Other	5-8 years	4,147	6,816
		2,651,234	2,754,443
Accumulated depreciation		(1,598,146)	(1,652,506)
Operational fixed assets, net		1,053,088	1,101,937
Non-operational fixed assets:
Land		677	683
Buildings	25-50 years	182,736	132,065
Furniture, fixture and equipment	4-5 years	180,483	177,456
Motor vehicles	4-5 years	9,905	8,733
Leasehold improvements	5 years	58,428	86,962
		432,229	405,899
Accumulated depreciation		(260,774)	(269,110)
Non-operational fixed assets, net		171,455	136,789
		$1,224,543	1,238,726

At December 31, 2005 and September 30, 2006, total fixed assets acquired under finance leases amounted to $82,465 and $72,377, respectively. Depreciation of these assets under finance leases amounted to $3,428 and $3,208 for the nine month periods ended September 30, 2005 and 2006, respectively, and is included in depreciation expense.

Depreciation expenses for the nine month periods ended September 30, 2005 and 2006 are $235,802 and $265,419 respectively.

As of September 30, 2006, fixed assets of the Company amounting to $1,336 are pledged as collateral to the banks that have loans to the Company.

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(11)   Construction in Progress

At December 31, 2005 and September 30, 2006, construction in progress consisted of expenditures in GSM and non-operational items and is as follows:

	December 31,	September 30,
	2005	2006
		(Unaudited)
Turkcell-GSM network	$319,802	204,760
Astelit-GSM network	43,589	49,266
Turkcell-Other projects	13,821	17,875
Non-operational items	10,070	6,003
Kibris Telekom-GSM network	2,093	3,753
	$389,375	281,657

(12)   Intangibles, net

As of December 31, 2005 and September 30, 2006, intangibles consisted of the following:

	Useful	December 31,	September 30,
	Lives	2005	2006
			(Unaudited)
Computer software	3-8 years	$980,864	986,901
GSM and other telecommunications licenses	4-25 years	582,483	532,832
Transmission lines	10 years	19,891	19,021
Central betting system operating rights	4-5 years	2,912	2,799
Customer base	2 years	1,193	1,214
		1,587,343	1,542,767
Accumulated amortization		(715,981)	(757,087)
		$871,362	785,680

As of September 30, 2006 amortized intangible assets and related amortization are as follows:

	September 30, 2006
	Gross carrying	Accumulated
	Amount	Amortization
Computer software	$986,901	561,734
GSM and other telecommunications licenses	532,832	181,394
Transmission lines	19,021	11,022
Central betting system operating rights	2,799	1,723
Customer base	1,214	1,214
	1,542,767	757,087

Amortization expense for the nine month periods ended September 30, 2005 and 2006 are $104,209 and $116,767, respectively.

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(13)   Short Term Borrowings

As of December 31, 2005 and September 30, 2006, short-term borrowings comprised the following:

	December 31,	September 30,
	2005	2006
		(Unaudited)
Current portion of secured long term borrowings (Note 18)	$277,033	368,818
Current portion of unsecured long term borrowings (Note 18)	180,322	216,695
Unsecured short term borrowings	51,548	—
Secured short term borrowings	55,600	—
	$564,503	585,513

(14)   Trade Payables

The breakdown of trade payables as of December 31, 2005 and September 30, 2006 is as follows:

	December 31,	September 30,
	2005	2006
		(Unaudited)
Payables to interconnection suppliers	$18,768	67,649
Payables to Ericsson companies	37,142	57,588
Other	81,865	66,218
	$137,775	191,455

Payables to interconnection suppliers arise from voice and SMS termination services rendered by other GSM operators.

Payables to Ericsson Turkey, Ericsson Sweden and Ericsson AB  arise from fixed asset purchases, site preparation and other services.

(15)   Due to Related Parties

As of December 31, 2005 and September 30, 2006, due to related parties comprised:

	December 31,	September 30,
	2005	2006
		(Unaudited)
Hobim Bilgi Islem Hizmetleri AS (“Hobim”)	$2,127	2,475
Betting Organization Operation and Promotion Company SA (“Betting SA”)	1,266	1,034
Telia Sonera International Carrier AB (“Telia AB”)	1,326	751
Other	1,055	2,290
	$5,774	6,550

Due to Hobim, a company whose majority shares are owned by Cukurova Group, resulted from the invoice printing services rendered by this company.

Due to Betting SA, whose majority shares are owned by one of the shareholders of Inteltek, resulted from the consultancy services received for the operations of Inteltek.

Due to Telia AB, whose majority shares are owned by one of the shareholders of the Company, resulted from services terminated in the network of Telia AB.

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(16)   Other Current Liabilities and Accrued Expenses

At December 31, 2005 and September 30, 2006, the balance comprised:

	December 31,	September 30,
	2005	2006
		(Unaudited)
Taxes and withholdings	$170,613	164,029
Deferred income	123,613	112,130
Selling and marketing expense accruals	31,078	50,742
License fee accrual—the Turkish Treasury	109,764	42,027
Personnel bonus accrual	18,458	15,658
Telecommunications Authority share accrual	12,968	12,001
Roaming expense accrual	12,580	9,503
Transmission fee accrual	16,729	9,235
Payout payables to fixed odds betting players	7,596	5,967
Interconnection Accrual	14,886	5,453
Maintenance expense accrual	305	4,750
Forward contracts	—	4,212
Lease obligations—short term portion	2,896	365
Other liabilities and expense accruals	42,702	29,925
	$564,188	465,997

Taxes and withholdings include VAT payable, special communications tax, frequency usage fees payable to Telecommunications Authority and personnel income taxes.

Deferred income mainly results from the counters sold but not used by prepaid subscribers as of December 31, 2005 and September 30, 2006. Selling and marketing expense accruals are mainly result from services received from third parties related to marketing activities of the Company which are not yet invoiced.

In accordance with the license agreement, Turkcell pays 90% of the ongoing license fee, which equals to the 15% of its gross revenue, to the Turkish Treasury and 10% as universal service fund to the Ministry of Transportation and Communications of Turkey. Based on the new gross revenue definition, which is effective from March 10, 2006, interest charges for late collections from subscribers and indirect taxes, such as Value Added Taxes (VAT), and other expenses are excluded from the gross revenue calculation.

(17)   Taxes on Income

The income tax expense is attributable to income from continuing operations and consists of:

	9 Month Ended
	September 30,
	2005	2006
	(Unaudited)
Current tax expense	$(113,531)	(247,017)
Deferred tax expense	(223,811)	(208,377)
Income tax expense	$(337,342)	(455,394)

18

Income tax expense attributable to income from continuing operations was $337,342 and $455,394 for the nine month periods ended September 30, 2005 and 2006, respectively. These amounts are different from the amount computed by applying the Turkish income tax rate of 20% (2005: 30%) to pretax income from continuing operations as a result of the following:

	9 Month Ended
	September 30,
	2005	2006
	(Unaudited)
Computed “expected” tax expense	$(304,317)	(217,168)
Effect of change in tax rate	—	(248,277)
Change in valuation allowance	(328)	(32,401)
Non-taxable items	—	(7,318)
Investment tax credit	2,911	19,951
Reversal of non taxable translation and indexation effect in cumulative translation adjustment	—	15,068
Non taxable translation gain	(16,297)	—
Other	(19,311)	14,751
	$(337,342)	(455,394)

For the nine month periods ended September 30, 2005 and 2006 substantially all income from continuing operations other than Euroasia’s loss from continuing operations was domestic. For the nine month periods ended September 30, 2005 and 2006 Euroasia with statutory tax rate of 25% (established in Netherlands and has operations in Ukraine) has loss from continuing operations before taxes amounting to $53,708 and $168,580 and related tax benefit of $9,569 and nil, respectively.

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at September 30, 2005 and 2006 are presented below:

	December 31,	September 30,
	2005	2006
		(Unaudited)
Deferred tax assets:
Accrued expenses	$76,418	49,237
Other, principally accounts and other receivables (principally due to allowance for doubtful accounts)	17,805	7,587
Net operating loss carry forwards	29,368	40,846
Tax credit carry forwards (Investment tax credit)	294,301	4,098
Gross deferred tax assets	417,892	101,768
Less: Valuation allowances	(16,960)	(49,361)
Deferred tax assets	400,932	52,407
Deferred tax liabilities:
Fixed assets and intangibles, principally due to financial leases, differences in depreciation and amortization, and capitalization of interest and foreign exchange loss for tax purposes	(366,231)	(84,081)
Investment	(26,961)	(16,501)
Total deferred tax liabilities	(393,192)	(100,582)
Net deferred tax assets / (liabilities)	$7,740	(48,175)

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At September 30, 2006, net operating loss carry forwards are as follows:

Year	Amount	Expiration Date
2001	$1,200	2006
2002	543	2007
2003	5,886	2008
2004	9,745	2009
2005	1,803	2010
2006	1,536	2011 thereafter

As at September 30, 2006, net operating loss carry forwards which will be carried indefinitely are as follows:

Year	Amount
2004	$21,404
2005	55,650
2006	70,516

Until December 31, 2005, translation gain (loss) resulting from translation of TRY denominated non-monetary assets and liabilities to the US Dollar, the functional and reporting currency, in accordance with the relevant provisions of SFAS No. 52 as applied to entities in highly inflationary economies and indexing differences for tax purposes were not giving raise to temporary deferred tax differences, in accordance with relevant provisions of SFAS No. 109, “Accounting for Income Taxes”.

Such differences that were not recognized during prior years have been recognized at January 1, 2006 as temporary difference in accordance with EITF 92-8 “Accounting for the Income Tax Effects under FASB Statement No. 109 of a Change in Functional Currency When an Economy Ceases to be Considered Highly Inflationary”.

Deferred taxes associated with temporary differences that arise from translation and indexation effects amounting to $143,133 as at September 30, 2006 reflected as an adjustment to the cumulative translation adjustment component of shareholders’ equity since the Turkish economy ceased to be considered highly inflationary as of January 1, 2006. The balance of those adjustments will continue to be reported in a separate component of shareholders’ equity until sale, depreciation or amortization of the related assets. For the nine month period ended September 30, 2006, $15,068 of translation and indexation effects released from cumulative translation adjustment with respect to the sale, depreciation and amortization of related assets. Tax effects caused by change in enacted income tax rate from 30% as at December 31, 2005 to 20% effective from January 1, 2006 amounting to $47,060 with respect to deferred taxes associated with temporary differences that arise from translation and indexation effects are included in consolidated interim statements of income for the nine month period ended September 30, 2006. Residual tax effects in cumulative translation adjustment released into income tax expense by specific identification approach based on the tax rate at which related assets were originally recorded in other comprehensive income.

The Turkish Treasury approved investment incentive certificates for a program of capital expenditures by Turkcell and its subsidiaries in GSM and call center operations. Such incentives entitle the Company to a 100% exemption from customs duty on imported machinery and equipment and an investment tax benefit of 100% on qualifying expenditures. The investment tax benefit takes the form of deductions for corporation tax purposes, but such deductions are subject to withholding tax at the rate of 19.8% (for expenditures made after April 24, 2003, the investment tax benefit equals 40% of qualifying expenditures but it is not subject to any withholding tax). However, on April 8, 2006, in line with the changes in

20

corporate tax law, amendments were made to regulations governing investment incentives. Accordingly, tax payers have been granted an option to use the tax benefits of investment incentive certificates given that they file tax returns at 30% corporate tax rate; or file tax returns at 20% corporate tax rate (which is the new corporate tax rate effective from January 1, 2006) without using the tax benefits of investment incentive certificates. The Company preferred to use the tax benefit of investment incentive certificates which provides 0.2% net benefit on corporate taxes. As of September 30, 2006, investment incentive certificates provide for tax benefits on cumulative purchases of up to approximately $4,789,799 (December 31, 2005: $4,460,633) in qualifying expenditures, as defined in the certificates. As of September 30, 2006, the Company had incurred cumulative qualifying expenditures of approximately $1,514,854 (December 31, 2005: $2,874,780), resulting in tax credit carryforwards under the certificates of approximately $4,098 (December 31, 2005: $294,301) which can be carried forward until December 31, 2008. Approximately $475,208 of qualifying expenditures through September 30, 2006 (December 31, 2005: $505,203) under such certificates are indexed against future inflation.

Turkish tax legislation does not allow companies to file tax returns on a consolidated basis. Therefore, management believes a valuation allowance should continue to be provided on a portion of the deferred tax assets, resulting from certain consolidated subsidiaries where the likelihood of realizing these deferred tax assets is not more likely than not. Accordingly, a valuation allowance of approximately $49,361 is recorded as of September 30, 2006 (December 31, 2005: $16,960) for such amounts.

For balance sheet presentation purposes, the valuation allowance at December 31, 2005 and September 30, 2006 has been allocated between current and non-current deferred tax assets on a pro-rata basis in accordance with the provisions of SFAS No. 109.

Further, in accordance with the Law No. 5024, effective from January 1, 2004, taxable income is determined based on the financial statements restated for the effects of inflation if the cumulative three-year inflation rate exceeds 100% and annual inflation rate in the current period exceeds 10%. Accordingly, taxable income for the period ended December 31, 2004 has been determined based on such restated financial statements. However on April 19, 2005, the Ministry of Finance declared that since the cumulative inflation three-year inflation rate does not exceed 100% and the annual inflation rate in the current period does not exceed 10%, financial statements as of and for the three month period ended March 31, 2005 would not be subject to the restatement for the determination of taxable income. Financial statements as of September 30, 2006 are not subject to the restatement for the determination of taxable income.

According to the article 32 of New Corporate Tax Law No. 5520 enacted in June 2006, the corporate tax rate has been reduced from 30% to 20%. In this respect, corporate income of the companies is subject to corporate tax at the rate of 20%, effective from January 1, 2006 onwards. It has been also stated that the advance corporate tax that was calculated and collected on the rate of 30% for the advance corporate tax periods after January 1, 2006 that is in excess of the amount calculated by the new rate for the same periods will be offset against the advance corporate tax for the following advance tax periods.

According to the Income Tax Law which was published in Official Gazette on April 8, 2006, the investment allowance application has been abolished effective from January 1, 2006. However, the respective law allows the taxpayers to utilize their investment allowance rights obtained under the scope of the previous provisions only from their income generated in the years 2006, 2007 and 2008.

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(18)   Long Term Borrowings

At December 31, 2005 and September 30, 2006, long-term borrowings comprised the following:

			December 31, 2005	September 30, 2006
				(Unaudited)
		Year of	Carrying	Carrying
	Currency	maturity	amount	amount
Secured bank borrowings	USD	2011	—	368,818
Secured bank borrowings	USD	2006	129,144	—
Secured bank borrowings	EUR	2008	—	102,541
Secured bank borrowings	EUR	2006	147,889	—
Unsecured bank borrowings	USD	2006-2007	225,875	84,438
Unsecured bank borrowings	USD	2012	—	132,257
Unsecured bank borrowings	TRY	2008	37,295	—
			540,203	688,054
Current portion of long term bank borrowings			(457,355)	(585,513)
Long term bank borrowings			82,848	102,541

The effective interest rates of long term secured bank borrowings denominated in EUR and USD are 4.4% and 11.1% respectively (December 31, 2005: 8.0% and 9.3%). As of September 30, 2006, all unsecured long term bank borrowings are denominated in USD with an effective interest rate of 7.6% (As of December 31, 2005 unsecured long term bank borrowings denominated in USD and TRY had effective interest rates of 7.6% and 15.9% respectively). On December 30, 2005, Astelit, together with ING Bank N.V. (“ING Bank”) and Standard Bank London Ltd. (“Standard Bank”), finalized a syndicated long term project financing of $390,000. As at 30 September 2006, $368,732 of that facility has been utilized and $21,268 was undrawn.

These financing agreements contain a number of restrictive debt covenants applicable to Astelit and Euroasia, which may be summarized as follows:

•       Astelit has to comply with certain financial ratios during the period of financing;

•       Astelit may not pledge any of its assets (including its rights under the supply contracts and its rights under the material insurance contracts);

•       Euroasia may not pledge shares owned in Astelit to other parties;

•       Euroasia may not pledge any loans issued to Astelit;

•       There are restrictions on disposal of assets by Astelit;

•       Astelit can not attract financing from parties other than Euroasia and Lenders, without the consent of the Lenders;

•       There are restrictions on finance leasing and supplier financing arrangements;

•       Astelit may not conduct any other business apart from the operation of telecommunications services, and business ancillary thereto;

•       Astelit may not merge with other companies (DCC merger is out of coverage of this clause as per waiver letter dated May 9, 2006);

•       There are restrictions on acquisitions of subsidiaries;

•       There are restrictions on issuance of guarantees by Astelit;

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•       Astelit can not issue any shares for purposes other than receiving financial support from current shareholders;

•       Payment of dividends may only occur once Astelit complies with certain financial ratios.

Besides, as part of the project financing package, a long term junior facility up to $150,000 (including interest amounting to $24,000) was also finalized with Turkiye Garanti Bankasi AS Luxemburg Branch and Akbank TAS Malta Branch. The junior facility is fully guaranteed by the Company. This facility has been fully utilized as at September 30, 2006.

Based on Astelit’s interim financial statements as at and for the three months ended March 31, 2006 and six months ended June 30, 2006, Astelit was in breach of certain of its covenants under the Syndicated Loan, including the covenant to deliver its consolidated financial statements for the fiscal year ending December 31, 2005, to the facility agent within 180 days by the end of the 2005 fiscal year. During May, July and August, Astelit granted waivers of its breach of its consolidated EBITDA covenant for the first and second quarter of 2006 and a waiver of the covenant that required Astelit to deliver its 2005 annual consolidated financial statements to the facility agent. Based on Astelit’s interim financial statements as of September 30, 2006, Astelit was again in breach of its covenants contained in its syndicated long term project financing. The breach of a covenant is an event of default and the lenders in the syndicated long term project may demand immediate repayment of the outstanding amounts which would also trigger the cross-default to and acceleration upon notice of, substantially all of the Astelit’s borrowings. The breach of the EBITDA covenant is an event of default and therefore, Astelit reclassified its total long term debt amounting $501,064 (including its junior loan) as short term debt payable as of September 30, 2006. Astelit requested the facility agent, the senior creditors and the Export Credit Agency (“ECA”) to waive this event of default under the syndicated long term financing. On October 31, 2006, Astelit has obtained the waiver letter from the facility agent and the dead-line granted to make the Restructuring Amendments has been extended to November 30, 2006.

On August 24, 2005, TRY 50,000 loan was obtained from West LB A.G., London Branch with a term of 3 years. The facility was aimed to reduce the currency risk on the Company’s balance sheet. On August 29, 2006, the Company early extinguished the loan due to financial market volatility leading an increase in costs.

(19) Common Stock

At September 30, 2006, common stock represented 2,200,000,000 (December 31, 2005: 2,200,000,000) authorized, issued and fully paid shares with a par value of TRY 1 each. In accordance with the Law No 5083 with respect to the TRY, on May 9, 2005, par value of each share is registered to be one TRY.

In connection with the redenomination of the Turkish Lira and as per the related amendments of Turkish Commercial Code, in order to increase the nominal value of the shares to TRY 1, 1,000 units of shares, each having a nominal value of TRY 0.001 shall be merged and each unit of share having a nominal value of TRY 1 shall be issued to represent such shares. The Company is still in the process of merging 1,000 existing ordinary shares, each having a nominal value of TRY 0.001 to one ordinary share having a nominal value of TRY 1 each. After the share merger which appears as a provisional article in the Articles of Association to convert the value of each share with a nominal value of TRY 0.001 to TRY 1, all shares will have a value of TRY 1. Although the merger process has not been finalized, the practical application is to state each share having a nominal value of TRY 1 which is consented by Capital Markets Board of Turkey (“CMB”). Basic and diluted weighted average number of shares and net income per share as of September 30, 2005 are retrospectively changed to reflect each share having a nominal value of TRY 1.

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The following table sets forth the computation of basic and diluted earnings per share:

	Nine Months Ended,
	September 30,
	2005	2006
	(Unaudited)
Numerator:
Net income	669,525	671,139
Denominator:
Basic and diluted weighted average shares	2,200,000,000	2,200,000,000
Basic and diluted net income per share	0.304330	0.305063

On March 22, 2006, the Board of Directors of the Company decided to make a proposal to the General Assembly for distribution of a total net cash dividend of TRY 509,075 (equivalent to $340,041 and $342,166 at September 30, 2006 and May 22, 2006, respectively) (which constitutes 50% of distributable income per statutory accounts) and dividend in the form of bonus issue amounting of TRY 345,113 (equivalent to $230,521 and $231,962 at September 30, 2006 and May 22, 2006, respectively) for the year ended December 31, 2005. The distribution of dividends was approved at the General Assembly Meeting held on May 22, 2006 and cash dividend distribution was started on May 29, 2006.

All share amounts and per share figures reflected in the Company’s historical financial statements have been retroactively restated for the stock splits discussed above.

The total effects of restatements in number of shares are as follows:

	December 31,	September 30,
	2005	2006
Historical number of shares	500,000,000	500,000,000
After bonus share distribution—statutory capital inflation adjustment 2003,2004,2005	1,554,298,916	1,554,298,916
After bonus share distribution—dividend for the year 2003,2004,2005	2,200,000,000	2,200,000,000

The net distributable income, after deducting legal reserves, amounts to TRY 1,018,150 (equivalent to $680,081 at September 30, 2006). Accordingly, the dividend distribution was as follows:

	Amount per		USD equivalent
	share	Total	September 30, 2006
	(TRY in full)	(TRY)
Dividend cash	0.274450	509,075	340,041
Bonus issue	—	345,113	230,521

Accordingly, the rate of bonus issue certificate issued for each share having a nominal value of TRY 1 is as 18.605586%

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(20) Commitment and Contingencies

As of December 31, 2005 and September 30, 2006, commitments and contingent liabilities comprised the following:

	December 31,	September 30,
	2005	2006
		(Unaudited)
Bank Letters of Guarantee	$41,319	47,487
Guarantees
Digital Platform	5,419	—
BNP—Brussels (Buyer Credit)	4,015	—
BNP—Hungary (Buyer Credit)	1,404	—
Purchase Commitments	175,553	103,857
Digital Platform	99,785	87,033
Baytur	21,100	11,605
Ericsson AB	48,732	5,219
Sysdate	5,936	—

Guarantees

As of September 30, 2006, the Group is contingently liable in respect of bank letters of guarantee obtained from banks given to customs authorities, private companies and other public organizations amounting to TRY 71,093 (equivalent to $47,487 at September 30, 2006) (December 31, 2005: $41,319).

As explained in Note 18, the Company has fully guaranteed the long term junior facility of Astelit.

Guarantees on behalf of Digital Platform were related to loans for set-top boxes, head-end and uplink imports and working capital financing used from the respective banks. In February 2006, all related loans have been repaid by Digital Platform and the corporate guarantees have been released.

Purchase Commitments

According to the “Sponsorship and Advertising Agreements” signed in the context and as an integral part of the “Restructuring Framework Agreement”, the Group committed to purchase sponsorship and advertisement from Digital Platform. Outstanding purchase obligation with respect to these agreements as of September 30, 2006 is amounting to $87,033 (December 31, 2005: $99,785) excluding VAT.

The principal shareholder of Baytur Insaat Taahhut AS (“Baytur”), a construction company, is the Cukurova Group. Baytur committed to complete construction of 484 apartments within the scope of an agreement signed among the Company, Baytur and the land owner, which is a governmental organization, on October 19, 2004. The contract amount is $39,650 and the project is planned to be completed in 2008. The Company paid $28,045 to Baytur within the scope of this agreement as at September 30, 2006 (December 31, 2005: $18,550).

Purchase obligations in relation to GSM equipment arise from GSM equipment supply and service contracts signed by Astelit with Ericsson AB. As of September 30, 2006 Astelit’s purchase commitment is $5,219.

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Legal Proceedings

The Group is involved in various claims and legal actions arising in the ordinary course of business described below.

Dispute on VAT on Ongoing License Fee

Starting from June 2003, the Company has begun to make payments for VAT on ongoing license fees with reservations and commenced a lawsuit against the Tax Office for the related period. On December 31, 2003, the Tax Court decided that the Company would not have to pay VAT on ongoing license fee from February 2004 onwards. The Tax Office has appealed this decision. On March 28, 2006, Danistay decided in line with the local court. Based on the management and legal counsel’s opinion, the Company has not provided any accrual related with this dispute in its consolidated interim financial statements as at and for the nine months ended September 30, 2006.

Dispute on Turk Telekom Transmission Lines Leases

Effective from July 1, 2000, Turk Telekom annulled the discount of 60% that it provided to the Company based on its regular ratio, which had been provided for several years, and, at the same time, Turk Telekom started to provide a discount of 25% being subject to certain conditions. The Company filed a lawsuit against Turk Telekom for the application of the agreed 60% discount. However, on July 30, 2001, the Company had been notified that the court of appeal upheld the decision made by the commercial court allowing Turk Telekom to terminate the 60% discount. Accordingly, the Company paid and continues to pay transmission fees to Turk Telekom based on the 25% discount. Although Turk Telekom did not charge any interest on late payments at the time of such payments, the Company recorded an accrual amounting to a nominal amount of TRY 3,023 ($2,019 as at September 30, 2006) for possible interest charges as at December 31, 2000. On May 9, 2002, Turk Telekom requested an interest amounting to a nominal amount of TRY 30,068 (equivalent to $20,084 as at September 30, 2006).

The Company did not agree with the Turk Telekom’s interest calculation and, accordingly, obtained an injunction from the commercial court to prevent Turk Telekom from collecting any amounts relating to this interest charge. Also, the Company initiated a lawsuit against Turk Telekom on the legality of such interest. The case is still pending. As at September 30, 2006, the Company recorded a provision of nominal amount of TRY 13,296 (equivalent to $8,881 as at September 30, 2006) because its management and legal counsel believe that this is the most likely outcome in accordance with the relevant provisions of the Interconnection Agreement.

Dispute on National Roaming Agreement

During the third quarter of 2001, the Company was approached by Is-Tim to negotiate a national roaming agreement. These negotiations did not result in a mutual agreement. Therefore, the discussions continuing under the supervision of the Telecommunications Authority has been subject to several lawsuits. The cases are still pending.

In a letter dated March 14, 2002, the Telecommunications Authority subjected Is-Tim’s request for national roaming to the condition that it be reasonable, economically proportional and technically possible. Nevertheless the Telecommunications Authority declared that Turkcell is under an obligation to enter a national roaming agreement with Is-Tim within a 30 day period. The Company initiated a lawsuit against Telecommunications Authority. On March 14, 2006, Danistay decided to cancel the process dated March 14, 2002 but rejected the Company’s request for cancellation of the regulation on procedures and policies with respect to national roaming. Telecommunications Authority appealed the decision.

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On June 9, 2003, the Turkish Competition Board (the “Competition Board”) decided that the Company abused its dominant position by refusing to enter into a national roaming agreement with Is-Tim, and fined the Company by nominal amount of approximately TRY 21,822 (equivalent to $14,576 at September 30, 2006). On March 28, 2006, Danistay cancelled the Competition Board’s decision. Both parties have not appealed the decision and accordingly Danistay decision was finalized.

On December 10, 2004, Tax Office requested nominal amount of approximately TRY 21,822 (equivalent to $14,576 at September 30, 2006) regarding the Competition Board decision. On November 25, 2005, the Administrative Court decided the cancellation of the aforementioned payment order. Both the Competition Board and Tax Office have appealed the decision. Based on its management and legal counsel’s opinion, the Company has not recorded any accrual for Competition Board’s decision.

Additionally, the Telecommunications Authority decided that the Company has not complied with its responsibility under Turkish regulations to provide national roaming and fined the Company by nominal amount of approximately TRY 21,822 (equivalent to $14,576 at September 30, 2006). On April 7, 2004, the Company made the related payment. On January 3, 2005, Telecommunications Authority paid back nominal amount of TRY 21,822 (equivalent to $14,576 at September 30, 2006). On December 13, 2005, Danistay decided the cancellation of the administrative fine but rejected the Company’s request for cancellation of the regulation on procedures and policies with respect to national roaming. Telecommunications Authority appealed the decision. The case is still pending. Based on its management and legal counsel’s opinion, the Company has not recorded any accrual as at September 30, 2006.

If the Company is forced to enter a national roaming agreement on terms and conditions that do not provide an adequate return on its investment in its GSM network, its financial position, results of operations and cash flows could be adversely affected.

Investigation of the Turkish Competition Board

The Competition Board commenced an investigation of business dealings between the Company and the mobile phone distributors, in October 1999. The Competition Board decided that the Company disrupted the competitive environment through an abuse of dominant position in the Turkish mobile market and infringements of certain provisions of the Law on the Protection of Competition. As a result, the Company was fined by nominal amount of approximately TRY 6,973 (equivalent to $4,658 as at September 30, 2006) and was enjoined to cease these infringements. The Company initiated a lawsuit before Danistay for the injunction and cancellation of the decision. On November 15, 2005, Danistay cancelled the Competition Board’s decision on the ground that Competition Board infringed the procedural rules governing the investigation process.

After the cancellation of the Competition Board’s decision, the Competition Board has given the same decision again on December 29, 2005. Based on this decision, Ankara Tax Office requested the Company to pay TRY 6,973 (equivalent to $4,658 as at September 30, 2006) through the payment order dated August 4, 2006. On September 25, 2006, the Company made the related payment and initiated a lawsuit for the injunction and cancellation of this payment order.

On March 10, 2006, the Company initiated a lawsuit before Danistay for the injunction and cancellation of the Competition Board’s decision dated December 29, 2005. Danistay rejected the injunction request of the Company. The company has objected to this rejection decision. The case is still pending. The Company ceased to accrue for TRY 6,973 (equivalent to $4,658 as at September 30, 2006) on its consolidated interim financial statements as at September 30, 2006 due to the aforesaid payment on September 25, 2006.

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Dispute on Collection of Frequency Usage Fees

On May 21, 1998, the Company entered into a protocol with the Wireless Communications General Directorate (the “Directorate”) regarding the application of the governing provisions of the Wireless Law No. 2813 to the administration of its GSM mobile phone network. Under this protocol, the Company is to collect frequency usage fees, which are calculated by the Directorate, from the taxpayers using mobile phones on behalf of the Directorate, and to pay the levied tax to the Directorate. In 2001, the Directorate’s power, including all of its rights and obligations, was transferred to the Telecommunications Authority.

On March 22, 2002, as a consequence of the impossibility in fact and at law of collecting such tax from its prepaid subscribers, the Company filed a lawsuit requesting cancellation of the protocols obligating it to collect the frequency usage fees from the prepaid subscribers and to pay it to the Telecommunications Authority. After respective legal procedures, on April 20, 2004, the Company paid nominal amount of TRY 145,644 (equivalent to $97,284 at September 30, 2006) for the frequency usage fees of 2002 including interest through that date with reservation. The court rejected the Company’s request and decided that there should be no further judgment on this issue since the frequency usage fees of 2002 are paid. Both the Company and Telecommunications Authority appealed this decision. On June 29, 2006, Supreme Court rejected both appeals and approved the local court’s judgment. Both the Company and Telecommunications Authority have applied for the correction of this decision.

Investigation of the Telecommunications Authority on International Voice Traffic

In May 2003, the Company was informed that the Telecommunications Authority had initiated an investigation against the Company claiming that the Company has violated Turkish laws by carrying some of its international voice traffic through an operator other than Turk Telekom. The Company is disputing whether Turk Telekom should be the sole carrier of international voice traffic. On March 5, 2004, the Telecommunications Authority fined the Company by nominal amount of approximately TRY 31,731 (equivalent to $21,195 at September 30, 2006). On April 9, 2004, the Company made the respective payment. With respect to the Danistay’s injunction on November 5, 2004, Telecommunications Authority paid back the nominal amount. Telecommunications Authority appealed this decision. General Assembly of Administrative Courts of Danistay rejected the appeal request of Telecommunications Authority. Case is still pending. Based on its management and legal counsel’s opinion, the Company has recorded income amounting to nominal amount of TRY 31,731 (equivalent to $21,195 at September 30, 2006) in the consolidated financial statements as at and for the year ended December 31, 2004.

On March 2, 2005, Turk Telekom notified the Company that, the Company has damaged Turk Telekom because of the interconnection agreement signed with Milleni.com. Accordingly, Turk Telekom requested the Company to pay nominal amount of TRY 219,148 (equivalent to $146,382 as at September 30, 2006) of principal and nominal amount of TRY 178,364 (equivalent to $119,140 at September 30, 2006) of interest, which make a sum of nominal amount of TRY 397,512 (equivalent to $265,522 at September 30, 2006) until March 7, 2005. In addition, Turk Telekom initiated a lawsuit against the Company with respect to the same issue requesting an amount of TRY 450,931 (equivalent to $301,203 at September 30, 2006) of which TRY 219,149 (equivalent to $146,382 at September 30, 2006) is principal and TRY 231,782 (equivalent to $154,821 at September 30, 2006) is interest charged until June 30, 2005. Related case is still pending. However, on December 13, 2005, Danistay rejected the request of Turk Telekom regarding the cancellation of the interconnection agreement between Milleni.com and the Company. Management and legal counsel believe that the aforementioned request has no legal basis. At this point, regarding this litigation it is premature to estimate its potential outcome, if any.

Based on its management and legal counsel’s opinion, the Company has not provided any accruals with respect to this matter in its consolidated interim financial statements as at September 30, 2006.

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Investigation of the Telecommunications Authority on Frequency Fee Payments

On October 23, 2003, the Telecommunications Authority fined the Company, claiming that the Company has made inadequate annual frequency usage fee payments by notifying its subscriber numbers less than the actual. The Telecommunications Authority requested nominal amount of TRY 16,005 (equivalent to $10,691 as at September 30, 2006) for principal, an interest charge of nominal amount of TRY 10,761 (equivalent to $7,188 as at September 30, 2006) and a penalty of nominal amount of TRY 63,463 (equivalent to $42,391 as at September 30, 2006). Management and legal counsel believe that the Telecommunications Authority’s decision is due to a misinterpretation of the applicable regulations. On February 20, 2004, the Company initiated legal proceedings for the annulment of the decision. On November 26, 2004, the administrative court rejected the request of the Company. The Company appealed the decision. On October 12, 2005, the Tax Office sent a payment order amounting to nominal amount of TRY 63,463 (equivalent to $42,391 as at September 30, 2006) which was paid by the Company previously. On November 8, 2005, the Company initiated another lawsuit before the administrative court against the Tax Office requesting an injunction and cancellation of the payment order. On March 31, 2006, the court rejected the injunction request and the Company appealed the decision and on June 19, 2006, the Court accepted the Company’s appeal.

On April 16, 2004, the Company paid nominal amount of TRY 103,740 (equivalent to $69,294 as at September 30, 2006) including interest through that date regarding the Telecommunication Authority’s claim. On May 3, 2006, Danistay cancelled the portion of the Court’s judgment relating to wireless usage fee and interest accrued on such fee. However, Danıştay has approved the other portions of the aforesaid judgment, by rejecting the Company’s appeal request. The Company has requested the correction of judgment against Council of State’s above mentioned decision. However, the Company management believes that decision of the next case will not be in favor of the Company since the reason behind the appeal is the payment of requested amount including interest previously.

Dispute on Special Transaction Taxation Regarding Prepaid Card Sales

On September 18, 2003, the Ministry of Finance issued a report stating that by applying discounts for prepaid card sales for the period between June—December 2002, the Company calculated the special transaction tax on post-discounted amount. Pursuant to this report, the Tax Office delivered to the Company a notice, asserting deficiencies in special transaction tax declarations and requesting a special transaction tax payment amounting to nominal amount of TRY 6,993 (equivalent to $4,671 at September 30, 2006) and a tax penalty of nominal amount of TRY 9,875 (equivalent to $6,596 at September 30, 2006). The case is still pending. Management and legal counsel believe that the Company will prevail in this matter. Accordingly, the Company has not provided any accruals with respect to this matter in its consolidated interim financial statements as at September 30, 2006.

Disputes on annulment of fixed odds betting tender related to establishment and operation of risk management center head agency

Reklam Departmani Basin Yayin Proje Yapim Danismanlik ve Ticaret Limited Sirketi (“Reklam Departmani”) commenced a lawsuit against the Genclik ve Spor Genel Mudurlugu (“GSGM”) in the Ankara 4th Administrative Court. In the lawsuit, Reklam Departmanı claimed for the annulment of fixed odds betting tender related to the establishment and operation of risk management center and acting as head agency. Inteltek’s operations may be affected by the court’s decision. Inteltek, requested from the court to participate to the case as an intervener; the court has not decided on this request. On February 21, 2005, the Court rejected the case. Reklam Departmani appealed this rejection. Danıstay accepted the appeal request of Reklam Departmanı. On February 17, 2006, GSGM has applied for the correction of this decision. Danistay rejected the correction of decision request of GSGM. The case is directed to local court. Reklam Departmanı claimed suspension of execution and cancellation of Fixed Odds Betting (“FOB”)

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tender. Local Court rejected Reklam Departmanı’s suspension of execution claim on August 18, 2006. Management and legal council believe that it is not practicable to issue an opinion on the conclusion of the case at the current stage. The Company has not set any accruals with respect to this matter in its interim financial statements as at September 30, 2006.

With respect to the same tender Gtech Avrasya Teknik Hizmet ve Musavirlik AS (“Gtech”) commenced a lawsuit against Public Tender Authority and GSGM. Since Inteltek’s operations may be affected by the court’s decision, the Company has participated to the case as an intervener. On February 21, 2006, the court rejected the case. Both Gtech and Public Tender Authority appealled the decision. Danistay accepted the request of appeal. Inteltek has applied for the correction of decision on February 9, 2006. On July 9, 2006, Danistay rejected Inteltek. On July 18, 2006 the court issued a preliminary injunction which stopped the effectiveness of Public Tender Authorities decision concerning that there is no ground to give a decision regarding the cancellation of the aforementioned tender and rejected the request concerning the injunction of fixed odds betting tender related to the establishment and operation of risk management center and acting as head agency. This decision has been contested by the defendants Public Tender Authority, GSGM and Inteltek. Ankara District Administrative Court, which examined these contestations, on August 22, 2006, has accepted the defendants’ contestations and upheld the preliminary injunction decision issued by the local court; and dismissed the applicant’s request for a preliminary injunction. Gtech repeated claim of cancellation of FOB tender.

On the other hand GSGM submitted October 9, 2006 dated petition to court and indicated that “case was not filed within legal period of time (60 days)”. Spor Toto also requested from Local court to dismiss Gtech’s case and required hearing.

Gtech commenced another lawsuit against GSGM for the cancellation of the fixed odds betting contract signed in the same tender. Ankara 4th Administrative Court dismissed the case for a lack of jurisdiction Gtech appealed this decision. The cases are still pending.

For the reason that, those requests of annulment of tender relate to the “Fixed Odds Betting Agreement Relating to the Establishment and Operation of Risk Management Center and Acting as Head Agency”, an annulment decision that would be rendered in those lawsuits shall invalidate the said agreement and therefore it shall be impossible for Inteltek to carry out its activities as per the said agreement

Legal counsel believes that it is not practicable to issue an opinion on the conclusion of these cases. Based on its management and legal counsel’s opinion The Company has not provided any accruals with respect to these matters in its consolidated interim financial statements as at September 30, 2006.

Dispute with Spor Toto Teskilat Mudurlugu

On November 9, 2005, Spor Toto Teskilat Mudurlugu sent a notification letter to Inteltek that Inteltek is obliged to pay nominal amount of TRY 3,292 (equivalent to $2,199 at September 30, 2006) due to the difference in the reconciliation methods. Spor Toto Teskilat Mudurlugu claims that the reconciliation periods should be six-month independent periods whereas Inteltek management believes that those periods should be cumulative as stated in the agreement. Inteltek did not pay the requested amount.

A lawsuit for determination of evidence has been initiated against Inteltek by Spor Toto Teskilat Mudurlugu on behalf of GSGM. In this lawsuit, Spor Toto Teskilat Mudurlugu has requested from the Court to determine that Inteltek was responsible for the revenue which was not transferred to the Spor Toto Teskilat Mudurlugu’s accounts in due time, and collection risk belonged to Inteltek, Inteltek was responsible for the revenue in the amount of TRY 1,527 (equivalent to $1,020 at September 30, 2006) which was not paid and not collected until the date of the lawsuit and final accounts should be resolved

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after every period of six-months for settlement, by accepting the periods of six-months for settlement as periods independent from each other. The case is still pending.

Based on its management and legal counsel’s opinion Inteltek accrued nominal amount of TRY 3,292 (equivalent to $2,199 at September 30, 2006) for this amount in the accompanying consolidated interim financial statements as at September 30, 2006 due to the probability of negative outcome of the declaratory action.

Dispute on call termination fee

Telsim has initiated a lawsuit claiming that, the Company has not applied the reference interconnection rates determined by the Telecommunications Authority, and has charged interconnection fees exceeding the ceiling rates approved by Telecommunications Authority and requested an injunction to be applicable starting from August 1, 2005, to cease this practice and requested a payment of its damages totalling to nominal amount of TRY 26,108 (equivalent to $17,439 as at September 30, 2006) including principal, interest and penalty on late payment. On April 6, 2006, the case was rejected. Telsim appealed the decision. As it is stated in the existing Interconnection Agreement with Telsim, Telsim referred the matter to the Telecommunications Authority. The resolution procedure was finalized and Telecommunication Authority set the call termination charges which are effective from March 1, 2006. According to the Telecommunications Authority decision, these charges have been applied between Turkcell and Telsim from March 1, 2006 to May 24, 2006. The management and legal counsel of the Company believe that it is premature to estimate the legal outcome with respect to Telsim’s request of its damages at this point. Therefore, the Company has not recorded any accrual with respect to this matter in its consolidated interim financial statements as at September 30, 2006.

Invalidity of the Board Resolution

On June 23, 2005, the Board of Directors of the Company has decided to allow Alfa Group to conduct a due diligence in the Company and to entitle the management. On July 1, 2005, Sonera filed a suit with an injunction request against the Company for the purpose of determination of the invalidity of the resolution dated June 23, 2005. On December 28, 2005, the court rejected the injunction request of Sonera. Sonera has appealed this decision on February 24, 2006.

Dispute with Iranian Ministry in connection with the GSM tender process

The Company believes the Iranian Ministry has not properly implemented the laws and regulations passed by the Iranian Parliament in connection with the GSM tender process, which was won by the Consortium. As a result, the Company has brought a claim in Iranian courts seeking to compel the Ministry to implement the laws and regulations passed by the Iranian Parliament in connection with the GSM tender process. Such injunction order was rejected in April 2006.

Dispute with the Telecommunications Authority with respect to temporary set call termination fees

The interconnection agreement with Turk Telekom provided for a renegotiation of pricing terms on call termination fees after December 31, 2004, and in the event that the parties could not agree on new terms by February 28, 2005, for referral to the Telecommunications Authority for resolution. As the parties were unable to agree on new terms, Turk Telekom referred the matter to the Telecommunications Authority, which has set temporary call termination fees for calls terminating on each operator’s network starting from August 10, 2005.

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On October 7, 2005, the Company filed a lawsuit against the Telecommunications Authority for the injunction and cancellation of this decision, which has set temporary call termination fees for calls terminating on each operator’s network starting from August 10, 2005 and the court rejected the Company’s request. The Company has appealed this decision. Besides, on June 1, 2006, Telecommunications Authority issued reference call termination fees for the Company and Turk Telekom. In addition, on July 26, 2006, Telecommunications Authority issued final reference call termination fees for the Company and Turk Telekom. On July 10, 2006 and August 14, 2006, the Company filed two lawsuits on Ankara Administrative Court for the injunction and cancellation of reference call termination fees set as TRY 0.14/minute for calls terminating on Turk Telekom and the Company’s network through the decisions of Telecommunications Authority dated June 1, 2006 and July 26, 2006. On August 18, 2006, the Court has decided to combine these two lawsuits.

As mentioned above, Telecommunications Authority has set temporary call termination fees for calls terminating on each operator’s network starting from August 10, 2005. However, Turk Telekom does not apply these termination fees for the international calls. Therefore, on December 22, 2005, the Company filed a lawsuit against Turk Telekom to cease this practice and requested collection of its damages totaling to nominal amount of TRY 11,970 (equivalent to $7,995 at September 30, 2006) including principal, interest and penalty on late payment covering the period from August 2005 until October 2005. The case is still pending.

In addition, call termination fees between the Company and Vodafone and the Company and Avea are set through ‘Reconciliation procedure’ and ‘Call termination fees’ issued on June 1, 2006 by Telecommunications Authority. These call termination fees are effective from March 2006, May 2006 and July 2006 for Telsim, Vodafone and Avea, respectively. On August 14, 2006, the Company filed a lawsuit on Ankara Administrative Court for the injunction and cancellation of call termination fees between Turkcell and Avea which have been set as TRY 0.14/ minute for calls terminating on the Company’s network. Additionally, on August 23, 2006, the Company also filed a lawsuit on Ankara Administrative Court for the injunction and cancellation of call and SMS termination fees between Turkcell and Vodafone (Telsim for the period between March 1, - May 24, 2006) which have been set as TRY 0.14/ minute for calls terminating and TRY 0.297/unit for SMS terminating on the Company’s network. The Ankara Administrative Court dismissed the case on August 29, 2006, deciding that it does not have jurisdiction over the case. The file was sent to Council of State. The case is still pending.

Dispute with Avea

On February 28, 2006, Avea has initiated a lawsuit against the Company claiming that although there is an agreement between the Company and Avea stating that both parties would not charge any SMS interconnection termination fees, the Company has charged SMS interconnection fees for the messages terminating on its own network and also assumed liabilities for the messages terminating in Avea’s network and made interconnection payments to Avea after deducting the net balance of those SMS charges and accruals. Avea requested provisions of Interconnection Agreement regarding SMS pricing to be applied and requested collection of its losses amounting to nominal amount of TRY 12,275 (equivalent to $8,199 at September 30, 2006) for the period between February 2005 and December 2005 with its accrued interest till payment.

On October 10, 2006, the Court decided that charging SMS interconnection termination fees violates the agreement between the Company and Avea and the Company should pay Avea’s losses amounting to nominal amount of TRY 12,275 (equivalent to $8,199 at September 30, 2006) for the period between February 2005 and December 2005 with its accrued interest till payment. In line with the court decision, neither SMS interconnection revenue nor SMS interconnection expense has been recognized with respect to the February 2005 to June 2006 and interest has been accrued till October 27, 2006 amounting to nominal amount of TRY 3,043 (equivalent to $2,033 at September 30, 2006) for Avea’s losses in the

32

interim financial statements as at and for the nine months ended September 30, 2006. The Company made the principal and interest payment for the period between February 2005 and December 2005 on November 6, 006.

The Company has also applied to the Telecommunications Authority to set SMS interconnection prices between the Company and Avea.

Dispute on value added taxation with respect to roaming services

Tax Office claimed that the Company should have paid VAT on the invoices issued by foreign GSM operators for the international calls originated by the Company’s subscribers and terminating on those foreign GSM operators’ networks during the year 2000. It has been notified that, based on the calculation made by the Tax Office, the Company should pay nominal amount of TRY 19,791 (equivalent to $13,220 at September 30, 2006) for VAT and penalty fee. Moreover, Tax Office also claimed that the Company should have paid VAT on the invoices issued by foreign GSM operators for the international calls originated by the Company’s subscribers and terminating on those foreign GSM operators’ networks during the years 2001 and 2002 amounting to  nominal amount of TRY 15,972 (equivalent to $10,669 at September 30, 2006) and TRY 23,863 (equivalent to $15,940 at September 30, 2006) respectively, for VAT and penalty fee. Management decided not to pay such amounts and initiated judicial processes on April 6, 2006 for VAT and penalty fee for the year 2000 and on July 13, 2006 for VAT and penalty fees for the years 2001 and 2002. Management and legal counsel believe that the Company will prevail in this matter. Accordingly, the Company has not provided any accruals with respect to this matter in its consolidated interim financial statements as at September 30, 2006.

Dispute on ongoing license fee and universal service fund payment based on the amended license agreement

Based on the law enacted on July 3, 2005 with respect to the regulation of privatization, gross revenue description used for the calculation of ongoing license fee and universal service fund has been changed. According to this new regulation, accrued interest charges for the late payments, taxes such as indirect taxes, and accrued revenues are excluded from the description of gross revenue. Calculation of gross revenue for ongoing license fee and universal service fund according to the new regulation is valid after Danistay’s approval on March 10, 2006. In the meanwhile, the Company realized the payments including above-mentioned items between July 21, 2005 and March 10, 2006, when the amendment in license agreement was effective. On April 21, 2006, the Company initiated a lawsuit against Turkish Treasury for the difference between the payments that were realized started from July 21, 2005 until March 10, 2006 totalling TRY 111,316 (equivalent to $74,354 at September 30, 2006) including interest of TRY 8,667 (equivalent to $5,789 at September 30, 2006).

The above-mentioned enacted law dated July 3, 2005 also assigned Telecommunications Authority for the revision of license agreement according to new regulation. However, Telecommunications Authority did not finalize such revision in a timely manner. Therefore, on May 5, 2006, the Company has initiated a lawsuit against the Telecommunications Authority for the delay of the revision in license agreement preventing the new regulation to become effective until March 10, 2006. By this lawsuit, the Company has requested payment totalling TRY 112,317 (equivalent to $75,023 at September 30, 2006) including interest of TRY 9,668 (equivalent to $6,458 at September 30, 2006). The Company has decided to give up the request regarding the interest of TRY 9,668 (equivalent to $6,458 at September 30, 2006).

Dispute on Telecommunications Authority fee payment based on the amended license agreement

Based on the 9th  article of the new license agreement dated March 10, 2006, the Company has been obliged to pay 0.35% of its yearly gross revenue once in a year as Telecommunications Authority Fee. However in the previous license agreement, the Company was obliged to pay 0.35% of its yearly gross

33

revenue after deducting ongoing license fee, universal service fund and other indirect taxes from the calculation base whereas in the new agreement, these aforementioned payments are not deducted from the base of the calculation. Therefore, on April 12, 2006, the Company has initiated a lawsuit for the cancellation of the 9th article of the new license agreement. However, the Court rejected the Company’s injunction request. The Company objected to the Court’s decision.

On June 21, 2006, Telecommunications Authority notified the Company that the Telecommunication Authority Fee for the year 2005 which had been already paid in April 2006 should have been calculated according to the new license agreement dated March 10, 2006 instead of the previous license agreement which was effective in the year 2005. Therefore, Telecommunications Authority requested the Company to pay additional TRY 4,011 (equivalent to $2,679 at September 30, 2006). The Company made the payment and initiated a lawsuit for the injunction and cancellation of the aforesaid decision of Telecommunications Authority.

Dispute on receivables from Avea regarding call termination fees

Based on the 21th  article of  the Access and Interconnection Regulation, the operators may retroactively apply the final call termination fees  determined by Telecommunications Authority under the reconciliation procedure. Therefore, on August 29, 2006, the Company has initiated a lawsuit against Avea for the collection of its damages totaling to nominal amount of TRY 32,334 (equivalent to $21,598 at September 30, 2006) including principal, interest and penalty on late payment covering the period from June 30, 2004 until July 7, 2006 which is the announcement date of the reference call termination fees issued by Telecommunications Authority on June 2006. The case is still pending.

Dispute on validity of the General Assembly Meeting

On August 21, 2006, Sonera filed a lawsuit with an injunction request for the purpose of determination of the invalidity of our General Assembly Meeting with an ordinary agenda including dividend distribution and appointment of members of the Board of Directors, held on May 22, 2006 and the invalidity of all resolutions taken in this meeting.

(21)   Subsequent event

On November 8, 2006, Board of Directors of the Company adopted a resolution for the blank endorsement of a portion of the Company’s shares owned by Cukurova Investment N.V. and Cukurova Holding A.S with nominal amounts of TRY 63,591.8 (equivalent to $42,477 at September 30, 2006) and TRY 64,720.5 (equivalent to $43,231 at September 30, 2006), respectively. The shares may be sold through an offering in the form of ordinary shares (“Secondary Offering”). A Registration Statement relating to these shares has been or will be filed with the SEC. The Company will not be receiving any proceeds from this offering.

34

Annex B

FORM 20-F FOR THE YEAR ENDED DECEMBER 31, 2005, AS AMENDED

B-1

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 20-F/A

Amendment No. 1

ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES AND EXCHANGE ACT OF 1934

For the Fiscal Year Ended December 31, 2005

Commission File Number: 1-15092

TURKCELL ILETISIM HIZMETLERI A.S.

(Exact name of Registrant as specified in its charter)

TURKCELL
(Translation of Registrant’s name into English)

Republic of Turkey

(Jurisdiction of incorporation or organization)

Turkcell Plaza
Mesrutiyet Caddesi No: 153
34430 Tepebasi
Istanbul, Turkey

(Address of principal executive offices)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which registered
American Depositary Shares	New York Stock Exchange
Ordinary Shares, Nominal Value TRY 1.000*	New York Stock Exchange
Istanbul Stock Exchange

*       Not for trading on the New York Stock Exchange, but only in connection with the registration of American Depositary Shares representing such ordinary shares pursuant to the requirements of the Securities and Exchange Commission.

Securities registered pursuant to Section 12(g) of the Act:
None

Securities for which there is a reporting obligation pursuant to Section 15(d) of the Act:
None

Indicate the number of outstanding shares of each of the issuer’s classes of capital or common stock as of the close of the period covered by the annual report:

Ordinary Shares, Nominal Value TRY 1.000	1,854,887,341

Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act. Yes ☒  No ☐

If this report is an annual or transition report, indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934. Yes ☐  No ☒

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒  No ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer. See definition of “accelerated filer and large accelerated filer” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated Filer ☒	Accelerated Filer ☐	Non-Accelerated Filer ☐

Indicate by check mark which financial statement item the registrant has elected to follow. Item 17 ☐  Item 18 ☒

If this is an annual report, indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes ☐  No ☒

i

ii

INTRODUCTION

This is the annual report for 2005 for Turkcell Iletisim Hizmetleri A.S., a joint stock company organized and existing under the laws of the Republic of Turkey. The terms “we,” “us,” “our” and similar terms refer to Turkcell, its predecessors and its consolidated subsidiaries except as the context otherwise requires.

Our financial information included in this annual report has been prepared and is presented on a consolidated basis in accordance with US GAAP in US dollars. We have presented this information in accordance with US GAAP, even though we have maintained our books of account and prepared our statutory financial statements in New Turkish Lira in accordance with Turkish Accounting Principles promulgated under the Turkish Commercial Code and Turkish tax legislation, because US and international investors are generally unfamiliar with Turkish Accounting Principles. The consolidated financial statements as of December 31, 2004 and 2005, and for each of the years in the three-year period ended December 31, 2005, included herein have been audited by KPMG Cevdet Suner Denetim ve Yeminli Mali Musavirlik A.S., or KPMG, our independent accountants in Turkey.

Beginning from the 2006 fiscal year, we will prepare our interim and annual consolidated financial statements in accordance with International Financial Reporting Standards (“IFRS”). Our interim and annual consolidated financial statements will include comparable data for 2005. Our first annual report on Form of 20-F filed containing financial information prepared in accordance with IFRS (with a reconciliation to US GAAP) will be that for the fiscal year ending December 31, 2006. The implementation of IFRS may result in material differences in accounting and/or balances of several items in our annual consolidated financial statements, which may include without limitation:

•       Revenue,

•       Sales and marketing expenses,

•       Depreciation and amortization,

•       EBITDA margin,

•       Net income, and

•       Fixed assets, investments, intangibles.

Certain figures included in this annual report have been subject to rounding adjustments. Accordingly, figures shown for the same category presented in different tables may vary slightly, and figures shown as totals in certain tables may not total exactly. In this annual report, references to “TL” and “Turkish Lira” are to Turkish Lira, references to “TRY” and “New Turkish Lira” are to the New Turkish Lira and references to “$” and “US dollars” are to US dollars. Except as otherwise noted, all interest rates are on a per annum basis. In this annual report, references to “Turkey” or the “Republic” are to the Republic of Turkey.

FORWARD LOOKING STATEMENTS

This annual report includes forward looking statements within the meaning of Section 27A of the U.S. Securities Act of 1933, as amended, Section 21E of the U.S. Securities Exchange Act of 1934, as amended, and the Safe Harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts included in this annual report, including, without limitation, certain statements regarding our operations, financial position and business strategy, may constitute forward looking statements. In addition, forward looking statements generally can be identified by the use of forward looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or similar statements.

Although we believe that the expectations reflected in such forward looking statements are reasonable at this time, we can give no assurance that such expectations will prove to be correct. Given these uncertainties, readers are cautioned not to place undue reliance on such forward looking statements. Important factors that could cause actual results to differ materially from our expectations are contained in cautionary statements in this annual report, including, without limitation, in conjunction with the forward looking statements included in this annual report.

While we believe that the expectations reflected in these and other forward looking statements are reasonable, actual results may differ materially from the expectations reflected in those statements due to a variety of factors, including, among others, the following:

•       competition in our home market;

•       economic developments in Turkey and the global economy;

•       political developments in Turkey and its neighboring countries;

•       failure of the Turkish mobile telecommunications market to continue to develop;

•       legal and regulatory restrictions, including those imposed by the Telecommunications Authority of Turkey (the “Telecommunications Authority”);

•       enactment of the draft Electronic Communications Law in Turkey;

•       adverse effects on our competitiveness due to our designation by the Telecommunications Authority as an “operator holding significant market power” in the “mobile call termination services market” and as an “operator holding significant market power” in “access to GSM mobile networks and the call origination market”;

•       our disputes with other GSM operators and Turk Telekom over call termination charges;

•       failure to abide by the requirements of our license or applicable regulations;

•       legal actions and claims to which we are a party;

•       foreign exchange rate risks;

•       interest rate risk;

•       the influence of our controlling shareholders;

•       exposure to certain risks through our interests in associated companies;

•       our ability to deal with spectrum limitations;

•       rapid and significant change in the communications industry that may reduce the appeal of our services or require us to increase our capital expenditures;

•       failure by our business partners to carry out their obligations under our agreements;

•       potential liability and possible reduced usage of mobile phones as a result of alleged health risks related to base transmitter stations and the use of handsets;

•       our dependence on certain suppliers for network equipment and the provision of data services;

•       our ability to retain key personnel; and

•       financial risks in the event that our majority owned subsidiaries fail to meet some of their obligations set forth in the agreements related to their financing arrangements.

All subsequent written and oral forward looking statements attributable to us are expressly qualified in their entirety by reference to these cautionary statements.

ITEM 1.                IDENTITY OF DIRECTORS, SENIOR MANAGEMENT AND ADVISERS

Not Applicable.

ITEM 2.              OFFER STATISTICS AND EXPECTED TIMETABLE

Not Applicable.

ITEM 3.                KEY INFORMATION

3.A  Selected Financial Data

The financial information included in this annual report has been prepared and is presented on a consolidated basis in accordance with US GAAP in US dollars. We have presented this information in accordance with US GAAP, even though we maintain our books of account and prepare our statutory financial statements in Turkish Lira (New Turkish Lira starting from January 1, 2005 onwards) in accordance with Turkish Accounting Principles promulgated under the Turkish Commercial Code and Turkish tax legislation, because US and international investors are generally unfamiliar with Turkish Accounting Principles. Our financial statements and those of our subsidiaries located in Turkey and Northern Cyprus have been translated into US Dollars, our reporting currency, in accordance with the relevant provisions of SFAS No. 52, “Foreign Currency Translation” as applied to entities in highly inflationary economies. Beginning from the 2006 fiscal year, we will prepare our interim and annual consolidated financial statements in accordance with International Financial Reporting Standards (“IFRS”). Please see “Item 5.A. Operating Results” for further information on our transition to reporting our consolidated financial statements in accordance with IFRS.

The following table presents our selected financial data as of and for each of the years in the five-year period ended December 31, 2005. We have derived the selected consolidated financial data set forth below as of and for each of the years in the five-year period ended December 31, 2005, from our audited consolidated financial statements and the notes thereto, which were prepared in accordance with US GAAP and audited by KPMG, our independent accountants in Turkey.

You should read the following information in conjunction with “Item 5. Operating and Financial Review and Prospects,” our consolidated financial statements as of December 31, 2004 and 2005 and for each of the years in the three-year period ended December 31, 2005, the related notes and the independent auditors’ report appearing elsewhere in this annual report. Our consolidated financial statements as of and for the years ended December 31, 2002 and 2001 are not included in this annual report.

The information appearing under the captions “Other Financial Data” and “Operating Results” is not derived from the audited financial statements.

	2001(1)	2002	2003	2004	2005
	(in millions, except number of shares, per share and margin data)
Consolidated Statement of Operations Data
Revenues
Communication fees	$1,598.2	$1,911.0	$2,143.6	$3,088.1	$4,056.5
Commission fees on betting business	—	—	—	20.3	108.0
Monthly fixed fees	83.8	40.9	41.1	51.9	54.3
SIM card sales	12.0	13.3	24.4	28.3	32.6
Call center revenues	7.7	7.9	7.4	8.2	10.1
Other	0.5	0.8	2.7	4.0	7.0
Total revenues	1,702.2	1,973.9	2,219.2	3,200.8	4,268.5
Direct cost of revenues(2)	(1,173.7)	(1,366.9)	(1,613.2)	(2,001.2)	(2,391.0)
Gross profit	528.5	607.0	606.0	1,199.6	1,877.5
General and administrative expenses	(130.7)	(104.5)	(137.2)	(137.3)	(152.0)
Selling and marketing expenses	(180.5)	(223.5)	(294.6)	(349.2)	(488.7)
Income from operations	217.3	278.9	174.2	713.1	1,236.8
Income (loss) from related parties, net	2.5	(0.2)	3.7	1.9	1.1
Interest income (expense), net	(207.8)	(206.8)	(366.3)	31.3	(8.4)
Other income (expense), net	(5.2)	13.6	6.2	7.1	5.2
Equity in net income (loss) of unconsolidated investees(3)	(51.3)	(20.4)	18.9	43.6	67.6
Minority interest in income (loss) of consolidated subsidiaries	0.4	0.3	3.6	7.5	24.3
Translation loss	(151.5)	(18.0)	(102.4)	(11.3)	(8.3)
Income (loss) before taxes	(195.6)	47.4	(262.1)	793.2	1,318.3
Income tax benefit (expense)	8.8	—	477.3	(281.4)	(407.4)
Net income (loss)	(186.8)	47.4	215.2	511.8	910.9
Net income (loss) per share(4)(10)	(0.106941)	0.025554	0.116018	0.275920	0.491081
Other Financial Data
Dividends declared or proposed(5)	—	—	78.1	182.2	379.2
Dividends per share (declared or proposed)(6)(10)	—	—	0.042105	0.098227	0.204433
Gross margin(7)	31.0%	30.8%	27.3%	37.5%	44.0%
EBITDA(8)	503.4	761.3	643.0	1,338.8	1933.3
Capital expenditures	108.3	71.2	172.9	486.7	778.7
Consolidated Balance Sheet Data (at period end)
Cash and cash equivalents	243.1	394.1	582.7	763.8	795.1
Total assets	3,536.0	3,233.5	3,867.3	4,361.5	4,405.6
Long term debt(9)	1,246.0	925.0	522.2	269.7	82.9
Total debt	1,637.8	1,308.2	630.2	832.6	650.3
Total liabilities	2,250.8	1,903.0	2,320.0	2,376.0	1,688.0
Capital stock	636.1	636.1	636.1	636.1	636.1
Total shareholders’ equity/net assets	1,285.2	1,330.5	1,547.3	1,985.5	2,717.6
Weighted Average Number of shares(10)	1,744,887,763	1,854,887,341	1,854,887,341	1,854,887,341	1,854,887,341
Consolidated Cash Flow Information
Net cash provided by operating activities	288.7	608.8	1,041.3	603.9	1,143.1
Net cash used for investing activities	(159.9)	(141.9)	(198.9)	(542.3)	(745.4)
Net cash provided by (used for) financing activities	(249.0)	(315.9)	(653.8)	119.5	(366.5)

(1)             We adopted EITF 01-09 “Accounting for Consideration Given to a Customer or a Retailer of the Vendor’s Products” on January 1, 2002. As a result of applying the provisions of EITF 01-09, our revenues, gross profit, and selling and marketing expenses were reduced by $84.7 million for the year ended December 31, 2001. The adoption of EITF 01-09 had no impact on operating income, net income (loss) or earnings (loss) per share. As a result of the application of EITF 01-09 to prior periods, certain figures provided in this annual report will differ from figures provided previously.

(2)             Direct cost of revenues includes ongoing license fee payments, transmission fees, base station rents, billing costs, depreciation and amortization charges, technical, repair and maintenance expenses, roaming charges, interconnection fees, wages, salaries and personnel expenses for technical personnel.

(3)             Equity in net income (loss) of unconsolidated investees includes primarily the income (loss) from Fintur Holdings B.V. (“Fintur”) of which we own 41.45%. Fintur currently holds all of our International GSM investments other than our Northern Cyprus and Ukraine operations. During 2002, Fintur restructured its two business divisions, the international GSM businesses and the technology businesses. As part of the restructuring, we acquired 16.45% of Fintur’s international GSM businesses from the Cukurova Group, increasing our ownership interest in that business to 41.45% and Fintur sold its entire interest in its technology businesses to the Cukurova Group. See “Item 4B. Business Overview—International Operations—Fintur.”

(4)             Net income (loss) per share figures have been restated to reflect the effect of certain stock splits as explained in note 22 to the consolidated financial statements.

(5)             The US$ equivalent of the cash dividends declared for the year ending December 31, 2005, which amount to TRY509,075,181, was computed by using the Central Bank of Turkey’s TRY/US$ exchange rate on March 22, 2006, which is the date our board of directors decided to make a proposal at our General Assembly meeting for distribution of dividends. Distribution of dividends is subject to approval at our General Assembly meeting which will be held on April 28, 2006.

(6)             In 2004 we paid dividends of $78.1 million for the year ended December 31, 2003, when 500,000,000 of our shares were outstanding. In 2005 we declared dividends of $182.2 million for the year ended December 31, 2004, when 1,854,887,341 of our shares were outstanding. In 2006, our Board of Directors have proposed a dividend payment of $379.2 million for the period ended December 31, 2005, when 1,854,887,341 of our shares were outstanding. The decision of the Board of Directors is subject to approval of the General Assembly which will be held on April 28, 2006. Dividends per share for the year ending December 31, 2003 is computed over 1,854,887,341 shares in order to reflect the effect of certain stock splits as explained in note 22 to the consolidated financial statements.

(7)             Gross margin has been calculated as gross profit divided by total revenues.

(8)             EBITDA equals net income (loss) before interest expense, income tax benefit (expense), depreciation and amortization. EBITDA is not a measurement of financial performance under US GAAP and should not be construed as a substitute for net earnings (loss) as a measure of performance or cash flow from operations as a measure of liquidity. It is used in this annual report because it is a common and useful measure of performance of a mobile operator. See below for a reconciliation of EBITDA to the most directly comparable US GAAP measure.

(9)             Consists of long-term debt and long-term lease obligations.

(10)       In connection with the redenomination of the Turkish Lira and as per the related amendments of  Turkish Commercial Code, in order to increase the nominal value of the shares to TRY 1, 1,000 units of shares, each having a nominal value of TRY 0.001 shall be consolidated and each unit of share having a nominal value of TRY 1 shall be issued to represent such shares. Turkcell is currently in the process of merging 1,000 existing ordinary shares, each having a nominal value of TRY 0.001 to one ordinary share having a nominal value of TRY 1. After the share consolidation which appears as a provisional article in the Articles of Association to convert the value of each share with a nominal value of TRY 0.001 to TRY 1, all shares will have a value of TRY 1. Although the consolidation process has not been finalized, the practical application is to state each share having a nominal value of TRY 1 which is consented by Capital Market Board of Turkey (“CMB”). Basic and deleted weighted average number of shares and net income per share as of December 31, 2001, 2002, 2003 and 2004 are retrospectively changed to reflect each share having a nominal value of TRY 1.

The following table provides a reconciliation of EBITDA, which is a non-GAAP financial measure, to net cash provided by operating activities, which we believe is the most directly comparable financial measure calculated and presented in accordance with US GAAP.

	Year ended December 31,
	2001	2002	2003	2004	2005
	(in millions)
EBITDA	$503.4	$761.3	$643.0	$1,338.8	$1,933.3
Minority interest in income of consolidated subsidiaries	0.4	0.3	3.6	7.5	24.3
Equity in net income (loss) of unconsolidated investees	(51.3)	(20.4)	18.9	43.6	67.6
Interest expense	(305.1)	(302.3)	(483.6)	(121.5)	(147.3)
Net increase (decrease) in assets and liabilities	39.5	129.7	904.4	(562.3)	(551.0)
Net cash provided by operating activities	288.7	608.8	1,041.3	603.9	1,143.1

We believe that EBITDA, a measure commonly used in the telecommunications industry in Europe, can enhance the understanding of our operating results.

Operating Results

	Year ended December 31,
	2001	2002	2003	2004	2005
Industry Data
Estimated population of Turkey (in millions)(1)	66.8	69.7	70.7	72.3	73.4
Turkcell Data
Number of postpaid subscribers at end of period (in millions)(2)	4.64	4.68	4.76	5.11	5.38
Number of prepaid subscribers at end of period (in millions)(2)	7.59	11.05	14.23	18.28	22.52
Total subscribers at end of period (in millions)(2)	12.23	15.73	18.99	23.39	27.90
Average monthly revenue per user (in $)(3)	12.6	11.7	10.6	12.3	13.2
Postpaid	19.7	23.3	24.4	29.2	32.8
Prepaid	6.5	5.9	5.4	7.2	8.1
Average monthly minutes of use per subscriber(4)	63.9	56.2	58.5	64.9	67.7
Churn(5)	13.1%	12.9%	14.5%	9.1%	10.1%
Number of Turkcell employees at end of period	2,241	2,163	2,148	2,441	2,858
Number of employees of consolidated subsidiaries at end of period(6)	1,180	1,913	2,914	4,075	4,659

(1)          The Turkish population for 2001, 2002, 2003 and 2004 has been estimated based upon the 1996 and 2000 censuses prepared by the Turkish Statistical Institute, applying a projected monthly growth rate of 0.13%.

(2)          Subscriber numbers do not include the subscribers in Ukraine and Northern Cyprus.

(3)          We calculate average revenue per user, ARPU, using the weighted average number of our subscribers during the period. ARPU does not include the results of our operations in Ukraine and Northern Cyprus.

(4)          Average monthly minutes of use per subscriber is calculated by dividing the total of incoming and outgoing airtime minutes of use by the average monthly number of postpaid and prepaid subscribers for the year divided by twelve. Our Minutes of Usage (“MoU”) calculation does not include our operations in Ukraine and Northern Cyprus.

(5)          Churn is calculated as the total number of subscriber disconnections during a period as a percentage of the average number of subscribers for the period. Our churn calculations do not include our operations in Ukraine and Northern Cyprus.

(6)          See “Item 6D. Employees” for information with respect to our consolidated subsidiaries.

Exchange Rate Data

Effective January 1, 2005, the Turkish Parliament redenominated the Turkish Lira and created a new currency, the New Turkish Lira or TRY. One million Turkish Lira are equal to one New Turkish Lira. Turkish Lira remained in circulation along with the New Turkish Lira, until the end of 2005. Effective January 1, 2006, only New Turkish Lira are in circulation in Turkey.

The Federal Reserve Bank of New York does not report a noon buying rate for the New Turkish Lira, and historically has not reported a noon buying rate for the Turkish Lira. For the convenience of the reader, this annual report presents unaudited translations of certain New Turkish Lira amounts into US dollars at the relevant New Turkish Lira exchange rate for purchases of US dollars at the TRY/$ Exchange Rate announced by the Central Bank of Turkey. In addition, this annual report presents unaudited translations of certain New Turkish Lira amounts into US dollars at the relevant New Turkish Lira exchange rate for purchases of US dollars at the TRY/$ Exchange Rate announced by the Central Bank of Turkey. Unless otherwise stated, any balance sheet data in US dollars derived from our consolidated financial statements are translated from New Turkish Lira into US dollars at rates for US dollars announced by the Central Bank of Turkey on the date of such balance sheet for monetary assets and liabilities and at historical rates for capital and nonmonetary assets and liabilities. Any data from our consolidated statements of operations in US dollars derived from our consolidated financial statements are translated from New Turkish Lira into US dollars at historical rates. Unless otherwise indicated, the TL/$ exchange rate or TRY/$ exchange rate used in this annual report is the TL/$ exchange rate or TRY/$ exchange rate in respect of the date of the financial information being referred to.

The following table sets forth, for the periods and the dates indicated, the Central Bank of Turkey’s buying rates for US dollars. These rates may differ from the actual rates used in preparation of our consolidated financial statements and other information appearing herein. The TRY/$ exchange rate as of April 7, 2006 was TRY 1.331 = $1.00.

	Year ended December 31,
	2001	2002	2003	2004	2005(2)	2006(2)(3)
High	1,636,942	1,688,410	1,746,390	1,550,710	1.400	1.356
Low	663,739	1,286,543	1,348,023	1,301,340	1.254	1.296
Average(1)	1,241,391	1,513,611	1,492,581	1,422,514	1.344	1.325
Period End	1,439,567	1,634,501	1,395,835	1,342,100	1.342	N/A

Source: Central Bank of Turkey

(1)          Calculated based on the average of the exchange rates on the last day of each month during the relevant period.

(2)          These columns set forth the Central Bank of Turkey’s buying rates for US dollars expressed in New Turkish Lira.

(3)          ThroughApril 7, 2006.

	October 2005	November 2005	December 2005	January 2006	February 2006	March 2006	April 2006(1)
High	1.365	1.364	1.353	1.344	1.332	1.356	1.342
Low	1.337	1.342	1.337	1.316	1.309	1.296	1.330

Source: Central Bank of Turkey

(1)          Through April 7, 2006.

No representation is made that the New Turkish Lira or the US dollar amounts in this annual report could have been or could be converted into US dollars or New Turkish Lira, as the case may be, at any particular rate. Changes in the exchange rate between New Turkish Lira and US dollars could affect our financial results. For a discussion of the effects of fluctuating exchange rates on our business, see “Item 5A. Operating Results.”

3.B   Capitalization and Indebtedness

Not applicable.

3.C   Reasons for the Offer and Use of Proceeds

Not applicable.

3.D   Risk Factors

Competition in our home market has increased in recent years and may continue to increase in the future.

We currently face competition from Telsim and Avea in the Turkish GSM sector. Competition is likely to increase due to structural changes in the competitive environment. Oger Telecom acquired 55% of Turk Telekom which has 40% interest in Avea in July 2005 in a competitive tender process. The partial privatization of Turk Telekom and the consequent change in Avea’s ownership may lead to increased competition for us in the GSM market if Avea is able to benefit from its position as an affiliate of Turk Telekom by entering into favorable agreements with them on terms that would not normally be available to other mobile network operators. Additionally, Telsim was sold to Vodafone in December 2005; the sales process is still awaiting approval and is expected to be finalized in the second quarter of 2006. As a large multinational, Vodafone’s entrance into the Turkish market is expected to increase competition and possibly shift market dynamics.

In addition to the aforementioned competitors, we expect to face increased direct competition from, among others, long distance carriers, fixed line telephony providers,  mobile virtual network operators and value added services providers.  In May 2004, the Telecommunications Authority granted long distance licenses, allowing the licensees to provide both domestic and international long distance telephony services. As of March 31, 2006, approximately 44 companies had received such licenses but only a few are operational. The licensees who have not yet signed interconnection agreements with Turk Telekom continue to oppose being subject to the interconnection rates set by the Telecommunications Authority, arguing that the rates are too high compared to the average benchmark rates in Europe. Although these long distance telephony providers have not yet had a significant effect on our operations, in the long-term they could have the effect of driving down prices and shifting traffic patterns for long distance calls in Turkey.

The Telecommunications Authority is in the process of preparing regulations for Mobile Number Portability (“MNP”), Mobile Virtual Network Operators (“MVNO”), Third Generation (“3G”) and Value Added Services licenses (“VAS”). Although it is unclear exactly when or even if they will be issued, these potential regulatory changes have the potential to significantly affect market dynamics.

•       The introduction of MNP in the Turkish market may lead to an increase in churn rates and thus have a significant impact on both Turkcell and the market.

•       The introduction of MVNO’s into the market may mean, in accordance with the regulations of the Telecommunications Authority, that we will be required to provide access and/or interconnection services to MVNOs, which may place us at a competitive disadvantage.

•       The issuance of 3G licenses and the introduction of 3G services in Turkey could lead to significant changes in the competitive environment, especially if the Telecommunications Authority decides to award more than three 3G licenses, which would mean a new entrant in the current three-player network operator market.

•       VAS licenses issued could have a negative impact on our VAS operations.

Each of these potential changes in market dynamics could have a negative impact on our ability to attract and retain customers, the competitiveness of our products and services, our distribution channels, our brand and our infrastructure investments, which, in turn, could have a material adverse effect on our business, consolidated financial condition and results of operations.

Economic developments in Turkey and in the global economy have had, and may continue to have, a material adverse effect on our business, consolidated financial condition, results of operations or liquidity.

Although the Turkish economy has showed signs of improvement and relative stability over the last three years, it had experienced significant turmoil in previous years. In particular, high inflation, volatility in the debt and equity markets, and a significant depreciation of the Turkish Lira against the U.S. dollar affected Turkey in 2001 and 2002. However, a revised International Monetary Fund (IMF) stand-by agreement introduced in 2005, tight macroeconomic and fiscal policies initiated by the Turkish government and the start of talks to evaluate Turkey for membership in the European Union (EU) has had a positive effect on the Turkish economy. The Turkish Lira has been appreciating against the US dollar since April 2003, although there have been short-term periods where the Turkish Lira depreciated against the US dollar due to some political turmoil and international developments in emerging markets. The New Turkish Lira may depreciate if Turkey is unable to meet obligations to reform its social security and other entitlement programs in accordance with EU or IMF requirements.

Our consolidated financial condition, future operations and cash flows and, in particular, our operating results, including average monthly revenue per user, may be negatively impacted as a result of the economic factors affecting the Turkish economy, which include the following:

•       Widening of the current account deficit accounted for approximately 6% of GDP at the end of 2005, due to further appreciation of the New Turkish Lira and increasing consumer consumption. Although the amount of foreign direct investment into Turkey increased in 2005, the cancellation of some privatizations and bureaucratic problems may limit the future financing of Turkey’s significant current account deficit.

•       Sustainability of sovereign debt, or the capacity to service debt, has been a concern with respect to the Turkish economy for years. Turkey has made progress in restoring debt sustainability with primary surplus and growth and a lowering of borrowing costs but there are no assurances that this progress will continue.

•       Although inflation rates came down to single digit levels in 2004 for the first time in 40 years and this downward trend continued in 2005, there are no assurances that this trend will continue. A sudden increase in inflation due to local and international factors like a rise in oil prices or depreciation of the New Turkish Lira may have a negative impact on the economy.

In addition to the foregoing one of the political reasons that caused the Turkish economy to further develop and improve was the start of negotiations to evaluate Turkey for membership in the European Union (EU) on October 3, 2005. Any negative developments or delays in this process during 2006 may have a material adverse impact on the Turkish economy. The failure of the Turkish government to devise or implement appropriate economic programs, or the failure of the IMF to complete periodic reviews of the economic program introduced by the IMF in 2005, may also adversely affect the Turkish economy.

Political developments in Turkey and its neighboring countries may have a material adverse effect on our business, consolidated financial condition, results of operations or liquidity.

The Adalet ve Kalkinma Partisi (“AKP”) government is the first majority, non-coalition government that Turkey has enjoyed in over 12 years. General elections are not scheduled until the end of 2007. There can be no assurance that the AKP will be re-elected with a majority and Turkey may once again be governed by a coalition, which historically has proven to be less effective. Any negative changes in the government or political environment, including conflicts between senior politicians in Turkey, may create instability and may adversely affect the Turkish economy.

The current government has had difficulties addressing the economic and social demands of AKP’s supporters, which may have electoral consequences. In particular, AKP’s core Islamist supporters have periodically expressed unhappiness with the government’s handling of various matters of domestic and international policy. Despite previous attempts by AKP to address these issues, some of these attempts have faced resistance from the president and the military. Any future attempts may face similar resistance, which could potentially create political and economic instability within Turkey.

Turkey has also had problems with terrorist and ethnic separatist groups in recent years. In 2003, Turkey experienced several terrorist attacks, including the bombings of HSBC Bank, the British Consulate, and two synagogues in Istanbul. These attacks caused casualties and had a negative impact on the financial markets. The continuing threat of global terrorism could have a negative impact on the Turkish government’s ability to function effectively or on the overall Turkish economy.

Political uncertainty within Turkey, armed conflict and the threat of armed conflict in neighboring countries, such as Iran, Syria, Georgia and Armenia, historically have been among the potential risks associated with investment in Turkish companies. The uncertainty and potential instability surrounding the post-war situation in Iraq, as well as tension in and involving the Kurdish regions of northern Iraq, could also have negative economic consequences for us. Although relations with the United States have always played a major role in the stability of the Turkish economy, the relationship has become even more important due to the United States’ presence and role in post-war Iraq. In addition, the current tension between Iran, the United Nations and the United States related to Iran’s nuclear program may negatively affect Turkey economically and politically. Furthermore, even though in recent years Turkey has undergone significant political and economic reforms, Turkey is generally considered by international investors to be an emerging market. In general, investing in the securities of issuers with substantial operations in emerging markets like Turkey involves a higher degree of risk than investing in the securities of issuers with substantial operations in the United States, the countries of the EU or other similar jurisdictions.

In addition to our investments in Fintur, we have been operating a GSM network in Northern Cyprus since July 1999 and have begun operations in Ukraine since the second half of the year 2004. Any hostilities and/or political instability in Cyprus may have a material adverse effect on the Northern Cypriot economy as well as on the economy of Turkey, the progress of Turkey’s accession talks with the EU and on our investments and business in Northern Cyprus. Furthermore, any political instability in Ukraine may have a negative impact on our newly formed operations.

The growth of our business is dependent upon the continued development of the Turkish mobile telecommunications market.

The subscriber mobile line penetration rate in Turkey is relatively low in comparison to penetration rates in EU countries. As of the end of 2005, the line penetration rate in Turkey was approximately 60% according to the Telecommunications Authority. This figure is probably higher than the actual subscriber  penetration rate as it includes multiple SIM card usage. The development of our business will depend, in large part, on the future level of demand for mobile telecommunications in Turkey. Although we expect continued growth in the number of mobile telecommunications subscribers in Turkey, we expect the growth rate to be less than that of recent years. In addition, the size and usage patterns of our future subscriber base will be affected by a number of factors, many of which are outside our control. Such factors include, general economic conditions, the gross domestic product per capita of Turkey, the development of the GSM market and any rival technology for the provision of mobile telecommunications services, the price of handsets, the availability, quality and cost to the subscriber of competing mobile services and improvements in the quality and availability of fixed line telephone services in Turkey. We have seen a trend towards more prepaid subscribers in our subscriber base relative to postpaid subscribers. As prepaid subscribers tend to spend less, this trend could lead to lower ARPU. Just as the economic crisis in Turkey in 2001 led to a decrease in the rate of subscriber growth and caused a significant decline in average monthly minutes of use per subscriber and average monthly revenue per user, all of which adversely impacted our operations and financial results, any possible future disruptions in the Turkish economy could lead to declines in the rate of subscriber growth, average monthly revenue per user and/or average monthly minutes of use per subscriber. Given these factors, it is difficult to predict with any degree of certainty the future growth of either mobile telecommunications services in Turkey or the number of subscribers.

A large amount of our business is or may be subject to significant legal and regulatory restrictions.

Turkey’s Telecommunications Authority is empowered to regulate licensing, competition, ownership, frequency allocation and arrangements pertaining to interconnection and general operations of GSM networks. The Telecommunications Authority is responsible for issuing licenses and general permissions as well as concluding concession agreements with the operators. Therefore, actions of the Turkish government, the Telecommunications Authority or other regulatory authorities in Turkey (such as the Competition Board) have in the past, and could in the future, adversely affect our business. Such actions could include:

•       changes in laws, regulations or governmental policy, or their interpretation, including revisions to the interconnection and access regime or the imposition of price controls;

•       any unfavorable change in corporate and/or income tax legislation, or the imposition of consumption taxes or other taxes, including the possible imposition of an environmental tax, on subscribers or mobile operators;

•       granting additional mobile telephone licenses or other telephony licenses to new entrants and existing operators;

•       the establishment of limitations on our operations or restrictions on our ability to provide services to existing or new subscribers;

•       investigations, enforcement actions or other assessments of the Competition Board or other regulatory authorities;

•       denial of discretionary benefits that we may seek in expanding our network; and

•       the introduction of additional fees or charges by governmental authorities.

In the case of war, general mobilization or when the Telecommunications Authority considers it necessary for public safety and national defense, we may be required to surrender the control of our network wholly or partially to the Telecommunications Authority for a limited or unlimited period.

Any of these factors could have a material adverse effect on our business, consolidated financial condition, results of operations or liquidity.

Enactment of the Electronic Communications Law could have a material adverse effect on our operations and financial results.

Passage of the draft Electronic Communications Law, which is expected to be released in 2006, would result in an expansion of the Telecommunications Authority’s powers and could lead to an increase in our current obligations, which may adversely affect our operations and financial results. The draft law grants the Telecommunications Authority, among other things, the power to establish general criteria with respect to tariffs applicable to users and operators, and to approve and amend tariffs. The draft law would also considerably increase the fees paid by operators, including administrative fees paid towards the expenses of the Telecommunications Authority and infrastructure fees paid per item of network infrastructure. Finally, the draft law would increase the power of the Telecommunications Authority, including its ability to impose administrative fines in the case of breaches by operators of applicable laws and regulations, usage fees, provisions of concession (license) agreements, other rules of authorization or the provisions of wireless licenses. It sets the maximum limit of the fine at 5% of net sales in the previous year of the relevant service. The law also grants the Telecommunications Authority the power to impose various obligations on operators having significant market power, such as requiring them to provide access to their network or interconnecting at a price based on cost. Increases in fees or fines payable by us, a reduction in our tariffs or an order for us to open our networks at a price based on cost to potential competitors as a result of the Electronic Communications Law could have a material adverse effect on our operations and financial results.

The Telecommunications Authority has designated Turkcell as an “operator holding significant market power” in the “mobile call termination services market” and an “operator holding significant market power” in “access to GSM mobile networks and the call origination market” which could affect our competitiveness and have a material adverse affect on our results of operations.

Pursuant to the Access and Interconnection Regulation promulgated by the Telecommunications Authority, in 2003 Turkcell was designated by the Telecommunications Authority as an “operator holding significant market power” in the GSM mobile call termination services market and Telsim and Avea were so designated in 2005. As a result of this designation, the operators holding significant market power are required to provide interconnection services to any requesting operator at a price based on cost while such requesting operator is entitled to charge operators holding significant market power more for interconnection to its network, which may put such operators at a competitive disadvantage. Operators who are not designated as holding significant market power have the right to freely set the prices they charge other operators for interconnection services. If parties are unable to reach an agreement, the Telecommunications Authority may intervene to establish the terms between the parties.

In September 2004, the Telecommunications Authority published “Standard Reference Interconnection Tariffs”, which recommends call termination fees for operators holding significant market power in the GSM mobile call termination services market and Turk Telekom. These “Standard Reference Interconnection Tariffs” are not necessarily directly applicable to our current or future interconnection agreements. However, if the Telecommunications Authority decides to set the termination fees for us it may use these rates, as it has done in connection with our dispute with Turk Telekom. The call termination rates set forth in the “Standard Reference Interconnection Tariffs” are lower than the current termination rates set forth in our interconnection agreements and could be applied by the Telecommunications Authority in the event that new pricing terms for interconnections among operators are not agreed. As a result, the Telecommunications Authority may set standard rates for terminations made on our networks and set standard rates for terminations of our calls on other networks that are lower than our current rates.

In 2005, the Telecommunications Authority also designated Turkcell as an operator having significant market power in the access to GSM mobile networks and call origination market. If MVNO, 3G and similar licenses are granted to operators by the Telecommunications Authority in the future, this designation may mean that we can be compelled by regulators to allow such operators to originate calls on our network and to sign call origination agreements with such operators.

Our disputes with other GSM operators and Turk Telekom over call termination charges could have a material adverse effect on our results of operations.

Pursuant to the terms of interconnection agreements we entered into with Telsim, Avea and Turk Telekom, the call termination charges provided for in such agreements were to be revised after June 30, 2004 with respect to Telsim and Avea and after December 31, 2004 with respect to Turk Telekom. As of the date of this report, we have been unable to agree on call termination charges with Avea, Telsim and Turk Telekom. Avea, Telsim and Turk Telekom have each applied to the Telecommunications Authority to initiate mediation procedures to establish call termination charges. The Telecommunications Authority has set provisional call termination charges in our dispute with Turk Telekom, but we are challenging these provisional charges in the Turkish courts. The Telecommunications Authority has not yet reached a decision in our disputes with Avea and Telsim. For further discussion of these and other disputes with Avea, Telsim and Turk Telekom, please see “Item 8.A. Consolidated Statements and Other Financial Information—Legal Proceedings”.

If we do not prevail in any or all of our disputes with Avea, Telsim and Turk Telekom, we may have to renew call termination rates determined in the existing interconnection agreements signed with them at rates lower than our prevailing rates and this could have a material adverse impact on our results. There also can be no assurance that new pricing terms negotiated by us or imposed on us by the Telecommunications Authority will be favorable to us. In addition, the impact of any new pricing terms or possible future changes and their long-term impact are not clear, as the revenue composition will depend on future changes in traffic, call patterns and consumer behavior, including the response of consumers to changes in retail end-user pricing.

We could face severe penalties, including limitation or revocation of our license in extreme cases, if applicable regulatory authorities determine that we are not in compliance with the requirements of our license or applicable regulations.

The statutes, rules and regulations applicable to our activities and our license are generally new, subject to change, in some cases, incomplete, and have been subject to limited governmental interpretation. Precedents for and experience with business and telecommunications regulations in Turkey are generally limited. In addition, there have been several changes to the relevant legal regime in recent years. There can be no assurance that the law or legal system will not change further or be interpreted in a manner that could materially and adversely affect our operations.

Our license contains a number of requirements, including requirements regarding operation, quality and coverage of the GSM network; national security issues; maintenance of confidentiality; prohibitions on anticompetitive behavior; and compliance with international and national GSM standards. If we fail to meet any requirement in our license or to comply with applicable regulations, we could be subject to sanction, including the limitation or revocation of our license.

Lack of clarity with respect to Turkish telecommunications law, the Turkish legal system, our license and/or the regulatory framework governing the Turkish telecommunications industry could impede our ability to operate effectively under our license and have a material adverse effect on our business, consolidated financial condition, results of operations or liquidity.

In addition, Turkey’s accession talks with the EU may require further modifications in the regulatory framework governing the Turkish telecommunications industry, any or all of which may be detrimental to our competitive position or our operations.

For a description of our license and the regulatory regime under which we operate in Turkey, see “Item 4B. Business Overview—Regulation of the Turkish Telecommunications Industry”.

In addition to the foregoing, our indirectly owned subsidiary, Astelit, holds GSM licenses in Ukraine. If Astelit fails to comply with the terms and conditions of its license agreement it may incur significant penalties, which could have a material adverse effect on our international expansion strategy and our business and results of operations.

We are involved in various claims and legal actions arising in the ordinary course of our business.

We are involved in various claims and legal actions with governmental authorities in Turkey, including the Competition Board, the Telecommunications Authority and certain other parties. In addition, we may be involved in additional claims and legal actions with various governmental and other parties in the future. For a more detailed discussion of all of our significant disputes, see “Item 8.A. Consolidated Statements and Other Financial Information—Legal Proceedings”.

We are exposed to foreign exchange rate risks that could significantly impact our ability to meet our obligations and finance our network construction.

A substantial majority of our debt obligations and capital expenditures are currently, and are expected to continue to be, denominated in US dollars, euros and Swedish krona. By contrast, a significant portion of our revenue is, and will continue to be, denominated in New Turkish Lira. Although we have successfully operated in a hyper inflationary environment with continuous devaluation of the Turkish currency since our inception, sudden increases in inflation or the devaluation rate have had, and may continue to have, an adverse effect on our consolidated financial condition, results of operations or liquidity.

We use analytical techniques such as market valuation and sensitivity and volatility analysis to manage and monitor foreign exchange risk. We keep some of our monetary assets in US dollars, euros and Swedish krona to reduce our foreign currency exposure. To manage our foreign exchange risk more efficiently, we have entered into forward transactions to buy and sell US dollars, and in 2006 we purchased $171 million whereas we sold $1 through these forward transactions. Meanwhile, we are committed to buy more foreign currency than the notional transaction amount if the spot rate falls below the forward level. As of March 24, 2006, the notional amount of forward US dollars purchases is $390 million and the amount can increase up to $780 million, and the notional amount of forward US dollars sales is $150 million and the amount can increase up to $300 million depending on the spot rate level at maturity. Some of these forward contracts knock-out at predetermined strike levels which will expose us to USD/TRY devaluation risk. We have entered into forward agreements on various dates, with maturities ranging from one to six months, to purchase US dollars against New Turkish Lira at pre-determined levels. Forward purchases are determined according to significant outgoing US dollar payment dates in order to hedge against sudden foreign currency movements. Under the forward contracts with knock-out options, more favorable forward purchase rates are achieved in return for the risk of no purchase.

In order to take advantage of market volatility in the foreign exchange and fixed income markets, we have entered into option contracts starting from 2006, in line with our treasury policies. Option contracts allow us to either hedge our exposure or collect premiums depending on their types. Any options exercised that are either above or below market levels might result in unfavorable results to us. Conversely, any options we exercise would allow us to hedge against foreign currency risks.

The maximum tariffs we may charge are adjusted periodically pursuant to a formula set forth in our license agreement. Although we believe the tariff structure in our license will, in most instances, permit adjustments designed to offset the devaluation of the New Turkish Lira against the US dollar, any such devaluation that we are unable to offset will require us to use a larger portion of our revenue to service our non-New Turkish Lira foreign currency obligations. Additionally, in the event that the Telecommunications Authority were to establish maximum tariffs at levels below those that would enable us to adjust our rates to offset devaluations, this could have a material adverse effect on our business, consolidated financial condition, results of operations or liquidity.

In addition to the foregoing risks, we also face risks associated with the appreciation of the New Turkish Lira against the US dollar. Since we keep some of our monetary assets in US dollars, a significant increase in the value of the New Turkish Lira would reduce the effective value of such holdings.

Additionally, an appreciation of the New Turkish Lira relative to the US dollar would impact the value of our Turkish Lira-denominated liabilities and could have a material adverse effect on our results of operations.

We incurred currency translation losses of approximately $102.4 million, $11.2 million and $8.3 million for the years ended December 31, 2003, 2004 and 2005, respectively. Although we expect that the macroeconomic situation in Turkey will stabilize, there can be no assurance that our expectations will prove correct and we may incur foreign exchange losses in the future.

We are also exposed to interest rate risk on our variable rate borrowings. An increase in Libor rates would increase our interest exposure through increased interest expense.

As of December 31, 2005, approximately 78% of our outstanding debt was variable rate debt. In 2005, we fixed the Libor rate for one year for some of our floating rate debt instead of the usual market practice of setting the rate for three or six months, in order to partially hedge our interest rate risk against possible short term interest rate increases. In order to hedge our interest rate risk, we continue to look for hedging alternatives such as interest rate swaps. We currently do not have any outstanding swap arrangements due to the cost of such arrangements in the market and the general market view of forward interest rates. Therefore, an increase in the Libor rates would cause an increase in the amount of our interest payments and could have a material adverse effect on our financial condition.

The Cukurova Group and TeliaSonera together currently hold a majority of our outstanding share capital which allows them together to exercise a controlling influence over us. This ownership may also have the effect of delaying, deferring or preventing a change of control of Turkcell.

As of the date of this annual report on Form 20-F, TeliaSonera, the Cukurova Group and the Alfa Group (through its Altimo subsidiary) currently own, directly or indirectly, approximately 37% , 27% and 13%, respectively, of our share capital. If the Cukurova Group, the Alfa Group and TeliaSonera act together they have the ability to exercise a controlling influence over matters requiring a simple majority vote of the shareholders at a general assembly, such as the right to vote against changes to our articles of association and the right to approve the annual accounts. TeliaSonera, the Cukurova Group and the Alfa Group hold a portion of their interests in us through Turkcell Holding, a holding company that holds 51% of our shares. To the extent that the interests of the Cukurova Group, the Alfa Group and TeliaSonera differ from our interests or those of our other shareholders, we or our other shareholders could be disadvantaged by any actions that the Cukurova Group, the Alfa Group and TeliaSonera might seek to pursue.

The ownership of a substantial percentage of our outstanding ordinary shares by the Cukurova Group, TeliaSonera and Alfa and the affiliation of these shareholders with members of the board of directors may have the effect of delaying, deferring or preventing a change in control of Turkcell, may discourage bids for our ordinary shares or ADSs and may adversely affect the market price of the ordinary shares or ADSs. Additionally, we benefit from our relationship with TeliaSonera and the Cukurova Group. If our relationship with either or both shareholders is impaired, or if either of our shareholders were to substantially change its shareholding in us, we may be adversely affected.

In addition, the Cukurova Group and TeliaSonera are currently involved in a dispute regarding the proposed sale by the Cukurova Group to TeliaSonera of certain holdings in Turkcell Holding A.S. Class B shares. This dispute between the Cukurova Group and TeliaSonera could result in the failure of our three major shareholders to have a cooperative relationship, which could adversely impact the ability of our principal shareholders to achieve the consensus necessary to approve important matters relating to our business and operations. Furthermore, the introduction of a third major shareholder, Alfa Group, may further lead to a restructuring in the Company’s board of directors to reflect the new shareholding structure.

We hold interests in several companies that may expose us to various economic, political, social, financial and liquidity risks and may not provide the benefits that we expect.

We work through subsidiaries and associated companies both within Turkey and internationally. Our international investments in these companies could expose us to economic, political, social, financial and liquidity risks in Georgia, Azerbaijan, Kazakhstan, Moldova and Ukraine which were all part of the former Soviet Union. Azerbaijan, Georgia, Kazakhstan, Moldova and Ukraine are generally considered by international investors to be emerging markets. Their legal systems, including telecommunications regulations, are relatively underdeveloped and their economies have only recently begun to open to market principles after years of functioning under the Soviet system of central planning. Market institutions and commercial practices are weaker and less developed. There can be no assurance that political, legal, economic, social or other developments in these nations will not have an adverse impact on our investments and businesses in these countries. Our interests in these companies in Turkey may also not provide us with the benefits we expect if such companies fail to obtain or retain the various licenses required for their operations. In addition, we have operated a GSM Network in Northern Cyprus since July 1999, which may expose us to a number of risks. Any hostilities and/or political instability in Cyprus may have a material adverse effect on the Northern Cypriot economy as well as on the economy of Turkey, the progress of Turkey’s accession talks with the EU and our investments and business in Northern Cyprus. See “—Political developments in Turkey and its neighboring countries may have a material adverse effect on our business, consolidated financial condition, results of operations or liquidity.”

We have been operating in Ukraine since the second half of 2004. Our recent capital expenditures in Ukraine have been especially significant. The country is undergoing a great deal of change. Any political instability in Ukraine may have a negative impact on our newly formed operations. On March 26, 2006, the first parliamentary elections since the Orange Revolution were held. The outcome of the elections may have a negative effect over the business environment of Ukraine and may even lead to major political issues in the country which is in transition from a presidential to a more parliamentary system. So far the country’s economic performance has failed to meet expectations and this less than expected growth may continue and therefore may affect the purchasing power of the population and therefore the expected revenue of Astelit, our Ukrainian subsidiary. Although the local currency has been relatively stable for almost two years, this situation may change in the future as a result of the country’s balance of payments issues. Astelit has recently entered into a long term financing deal with some international banks and has therefore accepted strict financial covenants. If Astelit fails to reach its financial targets it may breach its financial covenants. There will be a new entrant in the Ukraine mobile market in 2006, and its entrance into the market could lead to our expected market share, number of new subscribers and ARPU level targets not being achieved. Additionally, the privatization of Ukrtelecom is on the agenda of the government and this could lead to increasing competition. Turkcell is the guarantor for up to $150 million of the principal and accrued costs and expenses of the subordinated loan. In the event of a default by Euroasia Telecommunications Holdings B.V., the lenders may choose to enforce the guarantee, which could have a material adverse effect on our financial condition. Finally, if we have conflicts in the future with our local partner in Euroasia, the company that controls our Ukrainian operations, such shareholder disputes may block the ability of Astelit’s management to move forward with its business plan.

Our international operations may not benefit us in the way we expect for the reasons cited above, as well as other reasons, including general macroeconomic conditions, poor management and legal, regulatory or political obstacles.

We have financial exposure relating to outstanding receivables from Digital Platform Iletisim Hizmetleri, A.S.

Digital Platform Iletisim Hizmetleri, A.S. (“Digital Platform”), a direct-to-home digital broadcasting company that is owned by the Cukurova Group, holds the broadcasting rights for the Turkish Super Football League until May 2008.

On December 23, 2005, “Restructuring Framework Agreement” has been signed between Digital Platform and us. The Agreement includes the restructuring of our receivables from Digital Platform amounting to $88.6 million as of December 31, 2005 and the purchase of sponsorship and advertisement services on Digital Platform infrastructure. As per the agreement, Digital Platform commits to pay its payables to us until July 15, 2011, along with the interests that will accrue within the repayment period, partially by cash and partially by rendering sponsorship and advertisement services as per the agreement. We currently believe it is unlikely that we will not recover our receivables. However, our collection capability is dependent on Digital Platform’s operations continuance. In addition to the receivables from Digital Platform as of December 31, 2005, we had a risk of $5.4 million from corporate guarantees we have given on behalf of Digital Platform on various lenders. As of today, all related outstanding loans have been paid by Digital Platform and the corporate guarantees have been released.

Spectrum limitations may adversely affect our ability to provide services to our subscribers.

The number of subscribers that can be accommodated on a mobile network is constrained by the amount of spectrum allocated to the operator of the network and is also affected by subscriber usage patterns and network infrastructure. Spectrum is a continuous range of frequencies within which the waves have certain specific characteristics and we only have 10 MHz of spectrum in the 900 MHz band. As our subscriber base and service offerings increase, there will be a need for more capacity for mobile voice and data; however, with the currently available spectrum, we may face a bottle neck, especially in the metropolitan areas. To overcome this bottle neck, in 2005 we employed the latest technology in our network, particularly in the metropolitan areas in order to increase the effective carrying capacity of the given allocations of spectrum. There can be no assurance that we can obtain additional frequencies in the 900 MHz band or additional spectrum in the 1800 MHz band at reasonable cost or at all, or that such additional frequencies will not be awarded to our competitors. Achieving enough spectrum capacity to ensure long-term provision of quality services may only be possible with a 3G/Universal Mobile Telecommunications System (“UMTS”) infrastructure.

The communications industry is subject to rapid and significant changes in technology that could reduce the appeal of our services or require us to increase our capital expenditures.

In the last decade, the growth in the telecommunication industry has been fueled by internet, multimedia and cellular mobile technologies. New technologies in the mobile phone service area requiring high data throughput, like streaming and video services, will be a likely avenue for growth in the future. Due to increasing competition we could finally come to the technical limitations of GSM, which will precipitate the need for increased capital expenditure due to the low or medium data speeds and capacity limitations of GSM.

GSM could also face competition from different technologies, especially in the wireless data field. As wireless data access, such as WLAN and WiMax, become the preferential technology of U.S. suppliers and as public WLAN applications become increasingly popular in Europe, reliance on General Packet Radio Services (“GPRS”) traffic may be diminished. Due to this technology, many GSM operators in the world, although not Turkcell, actually operate in the public WLAN hot-spot business to increase the variety of access types and regulate their incoming data traffic. We also face regulatory limitations in the area of WiFi technology due to conditions imposed on us by our license agreement which could hinder our ability to enter this market. Specifically, our license agreement limits the types of services that we may provide, including public WLAN installations, and requires us to obtain permission from the Telecommunications Authority prior to providing such services.

Also, voice communication seems to be influenced by GSM/WLAN convergence which is presented as a new business model for the communications market. Under this model, as the user enters WLAN coverage at his home or office, his handset seamlessly switches over WLAN to use voice over Internet protocol, or VoIP, technology instead of GSM. We are also restricted from carrying any other traffic other than GSM due to the terms of our license agreement with the Turkish government. Turk Telekom and Avea may jointly develop a GSM/WLAN system which could increase our churn if they succeed in taking subscribers from us with such a business.

If the granting of 3G licenses is delayed further, the only solution for broadband services is to speed-up the coverage of Enhanced Data Rates for GSM Evolution (“EDGE”) technology under our radio network. We have already launched commercial EDGE services, but in the case of long delays in the granting of 3G licenses, any inadequacy in EDGE coverage or quality problems in data rates may create dissatisfaction for heavy data users. Additionally, if we cannot obtain a 3G license, further frequency problems and possible damage to our brand and reputation could occur. Furthermore, utilization of CDMA2000 technology in the IMT2000 band or the 450 MHz band is another potential threat, although not currently so utilized in Turkey. CDMA2000-EV-DO coverage in the 450 MHz band has a large cost advantage over the 900 MHz band in the provision of data services. This cost advantage reflects directly on the price of a subscriber’s mobile data tariff.

We face constant competition from communications technologies that are either under development or that will be developed in the future, such as WLAN or 3G generation mobile telecommunications. We cannot currently predict how emerging and future technological changes will affect our operations or the competitiveness of our services, nor can we be certain that new technologies to support our planned services will be available when expected or that customer demand will develop as expected. Similarly, the technologies that we employ may become obsolete or subject to intense competition from new or alternative technologies in the future, which may require us to undertake significant additional capital expenditures to remain competitive or could cause us to lose market share.

There can be no assurance that the other operators with whom we have entered into interconnection agreements can or will be able to perform their obligations under these agreements.

Our ability to provide commercially viable telecommunications services depends upon our ability to interconnect with the networks operated by the other telecommunications operators in Turkey in order to complete calls between our subscribers and parties on the Turk Telekom fixed line network or other mobile telecommunications networks in Turkey. If these other operators do not provide us with reliable, quality interconnections with sufficient capacity on a consistent basis, this could have a material adverse effect on our quality of service. See “Item 4B. Business Overview—Regulation of the Turkish Telecommunications Industry—Turk Telekom, Telsim, Avea, Milleni.com and Globalstar Interconnection Agreements—Turk Telekom Interconnection Agreement” and “—Agreements concluded with the Operators Licensed to Provide International Transit Traffic Services”.

There are alleged health risks related to base transmitter stations and the use of handsets which could expose us to liability and lead to reduced usage of mobile phones.

We are aware of allegations that there may be health risks associated with the effects of electromagnetic signals from base transmitter stations and from mobile telephone handsets. While there is currently no substantiated link between exposure to electromagnetic signals at the level transmitted by our base transceiver stations and mobile telephone handsets and long-term damage to health, the actual or perceived health risks of mobile communications devices could adversely affect us through a reduction in subscribers, reduced usage per subscriber, increased difficulty in obtaining sites for base stations and exposure to potential liability. Furthermore, we may not be able to obtain insurance with respect to such liability on commercially reasonable terms. In recent years, legal proceedings have been brought against GSM mobile operators seeking the removal of base station sites for health reasons. Such legal proceedings may make it more difficult for us to establish and maintain such sites.

We are dependent on certain suppliers for network equipment and for the provision of data services.

We currently purchase all of our GSM network equipment, including switching equipment, base station controllers and base transceiver stations, and our network software from a small number of suppliers. Although our GSM network utilizes standard equipment, which is produced by several suppliers, and we are not bound to purchase our equipment solely from any given supplier, there can be no assurance that we will be able to obtain equipment from one or more alternative suppliers at comparable prices or on a timely basis in the event that any supplier is for any reason unable or unwilling to satisfy our equipment requirements, especially if the growth in demand for network equipment exceeds the ability of suppliers of this equipment as a whole to meet such demands. We may not be the preferred customer of suppliers, which would mean that our competitors might get exclusivity over certain equipment and services. In addition, equipment from alternative suppliers may not always be compatible with our existing equipment, and our employees may not be familiar with the technical specifications of equipment from alternative suppliers. The failure of any of our suppliers to supply equipment to us could have a material adverse effect on our business, consolidated financial condition, results of operations or liquidity.

If we are unable to retain key personnel, our business, consolidated financial condition or results of operations could be materially and adversely affected.

Our performance depends to a significant extent on the abilities and continued service of our key personnel. Competition for qualified telecommunications and information technology personnel in Turkey is intense. The loss of the services of these key personnel could adversely affect our financial condition or results of operations, particularly if a number of such persons were to join a competitor.

We face financial risks in the event that our majority owned subsidiaries fail to meet some of their obligations set forth in the agreements related to their financing arrangements or they require additional financing.

On December 30, 2005, our majority owned subsidiary, Astelit, together with the two mandated lead arrangers ING Bank N.V. and Standard Bank London Ltd., finalized a syndicated long-term project financing of $390.0 million. Astelit is the borrower and Euroasia is the guarantor. We expect that the syndicated long-term project financing of $390.0 million will be repaid when due in December 1, 2011. In the event of any default by Astelit under this financing, Euroasia may become liable for Astelit’s obligations under this financing. Through Euroasia, Turkcell is the guarantor for up to $150 million of the principal and accrued costs and expenses of the financing Astelit obtained. In addition, we may be required to contribute additional funds to Euroasia and Astelit in the event that they require additional financing. Any requirement on Euroasia’s part to meet Astelit’s obligations under the long-term project financing or any requirement for us to contribute additional funds to Astelit or Euroasia may have a material adverse effect on our Ukrainian operations and our financial condition.

Issuance and cancellation of ADSs has been indefinitely halted and this may affect our ability to make in-kind distributions on our ADSs and long-term may adversely affect ADS liquidity and trading.

Due to the uncertainty surrounding the application of a Turkish capital gains tax imposed from January 1, 2006, our ADR Depositary, Morgan Guaranty Trust Company of New York, has indefinitely halted issuance and cancellation of ADRs. We understand the depositary banks for all the Turkish DR programs (ADRs and GDRs) have taken similar action. Trading of our ADSs on the New York Stock Exchange has continued and purchases and sales of ADSs represented by ADRs are being settled and recorded by the Depositary. We understand a number of depositary banks are making representations to the Turkish government to clarify the situation.

During the period that issuance and cancellation of ADSs is halted, we may not be able to make distributions of additional ADSs representing a dividend in bonus shares, as we have in the past. It is anticipated that a bonus share issue of 18.605586% per share may be approved at the April 28, 2006 Annual General Meeting for distribution on and after May 31, 2006. If the Depositary is unable to distribute additional ADSs, it may be required to sell the bonus shares in the Turkish market and distribute the net cash proceeds.

If the halt in ADS issuance and cancellation continues, and if for any reason there were a sudden or significant increase in persons wishing either to sell or to buy ADSs at the same time, there may be adverse effects on liquidity and market disruption in the trading of our ADSs.

Finally, it is unclear whether this halt in the issuance and cancellation of ADSs has produced any adverse impact for US federal income tax purposes. See “Taxation—United States Federal Income Taxation”.

ITEM 4.                INFORMATION ON THE COMPANY

4.A   History and Development of the Company

Turkcell Iletisim Hizmetleri A.S., or Turkcell, a joint stock company organized and existing under the laws of the Republic of Turkey, was formed in 1993 and commenced operations in 1994. Our principal founding shareholders are Sonera Holding, formerly known as Telecom Finland Ltd., and currently owned by TeliaSonera, the Cukurova Group and Alfa Group (through its Altimo subsidiary). The address of our principal office is Turkcell Iletisim Hizmetleri A.S., Turkcell Plaza, Mesrutiyet Caddesi, No. 153, 34430 Tepebasi, Istanbul, Turkey. Our telephone number is +90 (212) 313 10 00. Our website address is www.turkcell.com.tr. Our agent for service of process in the United States is CT Corporation, 111 8th Avenue 13th floor, New York, New York 10011.

We operate under a 25-year GSM license, which we were granted in April 1998 upon payment of an upfront license fee of $500 million. At this time we also entered into an interconnection agreement with Turk Telekom providing for the interconnection of our network with Turk Telekom’s fixed-line network which was amended on September 20, 2003. Under our license, we pay the Turkish Treasury a monthly ongoing license fee equal to 15% of gross revenue. Of that monthly ongoing license fee, 10% goes to the Ministry of Transportation as Universal Services Fund. Under the interconnection agreement between us and Turk Telekom, our network is interconnected to the Turk Telekom fixed-line network.

From 1993 until April 1998, we operated under a revenue sharing agreement with Turk Telekom. Under the revenue sharing agreement, Turk Telekom contracted with subscribers, set tariffs, performed subscriber billing and collection, assumed collection risks and gave us access to Turk Telekom’s communication network. We were entitled to receive 100% of the fees received from subscriber identity module card, or SIM card, sales but only 32.9% of fees billed for connection, monthly fixed fees and outgoing calls and 10% of fees billed for incoming calls, an arrangement that resulted in payment to us of approximately 25% to 30% of the net system revenues generated by subscribers of our GSM network.

In July 2000, we completed our initial public offering with the listing of our ordinary shares on the Istanbul Stock Exchange and our American Depositary Shares, or ADS’s, on the New York Stock Exchange.

Our subscriber base has grown from 63,500 at year-end 1994 to approximately 27.9 million at the year-end 2005. As of March 31, 2006, our subscriber base was approximately 28.7 million. In 2005, we had total revenues of $4,269 million, our EBITDA totaled $1,933 million, and we reported net income of $911 million.

For the year ended December 31, 2005, we spent approximately $778.6 million for capital expenditures compared with $486.7 million in 2004 and $172.9 million in 2003, respectively.

4.B   Business Overview

Based on our estimates and announcements made by the Telecommunications Authority, we are the leading provider of mobile services in Turkey in terms of number of subscribers. We provide high-quality mobile voice and data services over our GSM network. We have developed one of the premier mobile brands in Turkey by differentiating ourselves from our competition in areas such as quality of service. As part of our focus on subscriber service and subscriber growth, we have introduced a wide range of mobile services for various subscriber needs in order to attract new customers and retain existing ones.

Through a state-of-the-art GSM network, we provide comprehensive coverage of an area that as of December 31, 2005 included 100% of the population living in cities of 5,000 or more people, as well as 99.88% of the population living in cities of 3,000 or more people, as well as the 81 largest cities and the majority of the country’s tourist areas and principal intercity highways. As of March 31, 2006, we provided service to our subscribers in 188 countries through roaming agreements with 501 operators.

Industry

Overview

GSM, currently one of four basic digital standards for mobile communications, was developed in 1987 in order to facilitate unification and integration of mobile communications within the EU.

As a digital standard, GSM offers a wide range of services that include voice, circuit switched data, packet data and fax, in addition to standard service offerings such as call barring, call forwarding, call waiting and roaming into areas serviced by other GSM carriers. A key component of the GSM network is the SIM card, which enables the user of a mobile phone to be identified. Because the identity of the subscriber is held on the card, any mobile phone can be used in conjunction with the SIM card. Without a valid SIM card, mobile phones do not function.

GSM networks have traditionally been used exclusively as personal voice communications networks. The mobile telecommunications industry is increasingly providing mobile data services, and GSM, as a technology platform, is suitable for data transmission. Currently many advanced technology platforms are being developed to enable the provision of more sophisticated data service.

Today most GSM operators, in addition to the standard data service of 9.6 kilobits per second, also offer new technology standards such as High Speed Circuit Switched Data (“HSCSD”) and GPRS, which provide for network speeds of up to 57.6 Kbs and 160 Kbs, respectively, depending on radio network and mobile phone conditions. EDGE and UMTS provide the means for making networks suitable for high-speed wireless data services. EDGE and UMTS platforms allow network speeds of up to 240 Kbps and 2 Mbps, respectively. By utilizing the new radio access technology High Speed Downlink Packet Access (“HSDPA”) in UMTS networks operators gain increased capacity and improved downlink speeds up to 14 Mbps. Most of the countries in Western Europe have already granted UMTS frequency band licenses to operators. Those operators have started to offer advanced multimedia services to their customers.

The Turkish Mobile Market

Turkey’s population was estimated to be 73.4 million as of December 31, 2005. The Turkish population is young with an estimated average age of 29, which is lower than elsewhere in Western

Europe, and the majority of the population lives in urban areas. In our opinion, these factors indicate growth potential for the mobile communications market in Turkey.

There are currently three mobile communications operators in Turkey: Turkcell, Telsim, and Avea and a total of 43.6 million GSM lines as of December 31, 2005 according to figures published by the Telecommunications Authority.

Telsim, our principal competitor, received a 25-year license at the same time as we did on what we believe are identical terms, including the $500 million upfront license fee. Telsim was put up for sale by the Savings Deposit Insurance Fund (“SDIF”) in August 2005, and an auction was held for Telsim on December 13, 2005 with Vodafone submitting the winning bid of $4.55 billion. The draft concession agreement prepared by the Telecommunications Authority is currently under review by the Danistay (the highest administrative court). The agreement will then be signed by Vodafone and the Telecommunications Authority before final approval by the SDIF, after which the sale will be complete.

In November 2004, the Turkish Privatization Agency announced that 55% of Turk Telekom, which owns 40% of Avea’s shares, would be privatized through a “block sale”. The public auction for 55% of Turk Telekom was concluded on July 1, 2005. The winning bid was made by Oger Telecom’s consortium comprised of Oger Telecom, Telecom Italia and BT Consult, for $6.55 billion, payable over 5 years and totaling $7.4 billion with interest. The sale of the 55% stake in Turk Telekom to Oger Telecom was completed on November 15, 2005.

Strategy

Our vision is to enrich and facilitate life of our subscribers. In line with this vision, our mission is to connect our customers to life by creating value added communication services and providing creative communications solutions.

In order to achieve our vision and mission, we have adopted the following key strategic priorities:

Enhance Customer Focused and Customer Relationship Management (CRM) Approach

Since our inception, our business approach has been shaped by subscriber needs and expectations. The loyalty of our customers is very important and we use a customer oriented approach to maintain the loyalty of our customers in a market with increasing competition and changing economic conditions. Our CRM program and customer focus play an important role in the management of different marketing campaigns and services for different subscriber segments and in attracting potential subscribers. Through the effective management of our CRM program, we aim to:

•       maintain subscriber acquisition market share;

•       focus on retention; and

•       strengthen the perception of  ‘better value for money’ among our subscribers

Provide Superior Products and Services

We believe that the quality of our network, measured in terms of network coverage and capacity, has been an important factor in the successful provision of new and superior products and services to date. We intend to maintain our high quality network and to upgrade our networks to further facilitate the introduction of more sophisticated data services.

We intend to facilitate increased GSM usage among our existing subscribers and to foster the growth of new GSM subscribers in Turkey by offering value added services and by allowing our subscribers to access a wide range of services through our network.

Focus on Cost Control and Efficiency

In 2005, we continued to focus on cost management and increased the efficiency of our operations without adversely impacting our ability to deliver high quality products and services to our subscribers.

Services

Voice Services

We currently provide high-quality wireless and value added mobile communications services to subscribers throughout Turkey. Subscribers can choose between our postpaid and prepaid services. Currently, postpaid subscribers sign a subscription contract, but are not bound to a minimum subscription period, and receive monthly bills for services. The prepaid service is positioned with two brands, “Hazir Kart” (“Ready to Go Card”) and “Muhabbet Kart” (“Chat Card”). Prepaid subscribers must purchase a starter pack which consists of a SIM card and inclusive airtime of up to 250 counters. Scratch cards can be purchased in increments of up to 1000 minutes.

Our postpaid and prepaid voice services include network access, call forwarding, call holding, call waiting, call barring, caller ID presentation (“CLIP”) and caller ID restriction (“CLIR”), dual numbering, twin card, high memory SIM card options, international roaming, Mobile Virtual Private Network (“MVPN”, a system that links separate sites to one network enabling subscribers to make calls and send data; a company wide numbering system with short code dialing for convenience and speed is used) and services such as teleconferencing, voice mail, call alert, collect call service, unified messaging, SMS, MMS, WAP over GPRS, HSCSD and CSD, mobile internet, directory service, a financial information line, a general information line, bill query over SMS, SMS over web, bulk SMS, fleet management, m-commerce, m-payment and m-marketing services.

As of December 31, 2005, we had approximately 22.5 million prepaid subscribers and 5.4 million postpaid subscribers, compared to approximately 18.2 million prepaid and 5.1 million postpaid on December 31, 2004. The number of prepaid subscribers has increased to 23.3 million and the number of postpaid subscribers to 5.4 million as of March 31, 2006.

Value Added Services

We intend to increase GSM usage among our existing customers and to foster the growth of new GSM customers in Turkey by offering our customers new value added services and new ways to access our wide range of rich content and services. One of our main goals is to provide both our individual and corporate customers with easy to use, convenient services and rich content to make life easier for them. We aim to increase our customers’ efficiency and enhance their lives with the right offers fitting their specific needs.

We established a new organizational structure called Value Added Services Management in 2005 to better focus on these specific needs and offer tailored services accordingly. The new organization is now one of the main pillars of the overall Turkcell Organization.

The Value Added Services Management is focusing on developing and managing services to address customers’ different needs and enrich their lives. Our goal is to continue to follow an integrated service approach with a common vision to offer the right solutions based on our customers’ preferences.

We currently offer such value added services as SMS, MMS, Unified Messaging, E-Mail Solutions (TurkcellE-Posta (with turkcell.com domain) and push e-mail solutions like Blackberry and TurkcellE-Postaci), Instant Messaging, Connect Card, RingBackTone, Mobile Video, Mobile Music, Logo, Ringtone, Chat, Java Games, Info and Entertainment services, Location Based Services, Advisory WAP Services and Mobile Payment.

Our aim is to continue positioning our new products and services based on needs and expectations of our customers to promote mobile usage, increase awareness of our value added services through trials and bundled offers and increase penetration of our services while easing daily life.

Data Services

In line with the global trends of increasing data revenue percentage as a percentage of total revenues of GSM operators, Turkcell is actively pursuing new opportunities to make data services a major part of customers’ daily business and private life. This strategy is realized through innovative services and creative charging scenarios which seek to make regular use affordable for all segments of our subscribers.

We introduced EDGE technology into the Turkish market in 2005. Enabling up to three times faster mobile data access compared to GPRS, EDGE is a key ingredient for the enrichment and enlargement of Turkcell’s mobile data services portfolio. EDGE coverage has reached 50% of Turkcell’s network.

While improving the overall mobile data access experience, EDGE also enabled music and video download and streaming services. MobileMusic and MobileVideo download services were launched in June 2005 and live streaming was demonstrated during the Cebit Bilisim Fair in September 2005. For the corporate segment, in March 2005, a solution for laptop users was introduced as TurkcellConnectCard, consisting of a PCMCIA GPRS/EDGE/WLAN data card and necessary client software, delivering a plug and play user experience for both data and messaging services, and including a promotional 5 MB free monthly usage for 12 months.

In addition to Internet access, TurkcellConnectCard also supports secure access to corporate data networks through Corporate GPRS solution. Corporate GPRS solution is commonly used for access to corporate Intranets, Sales Force Automation, Sales Force Support, Fleet Tracking and mobile Point of Sale (POS).

In mobile e-mail solutions, Turkcell introduced the well-known real-time push e-mail solution, Blackberry, into the corporate market in August 2005. This was followed by the launch of TurkcellE-Postaci, a non-professional, consumer market push e-mail solution. With a large customer base, Turkcell is continuing to look for alternative e-mail solutions addressing the needs of every segment.

We introduced two new mobile data services during 2005, TurkcellWapBlog and M-Government. Turkcell WapBlog service brings the blog phenomenon to mobile terminals with the convenience of ubiquity, anywhere anytime access. Turkcell WapBlog allows Turkcell customers to publish their journals on WAP pages served by Turkcell for free and share it with all Turkcell users. M-Government WAP service allows easy access to governmental web sites for inquiries about personal identification numbers, social security numbers and payments, tax office numbers, and vehicle related information such as traffic fines and taxes. These new  mobile data services help us make our customers’ lives easier and create a community for social networking.

“Prepaid Counter Transfer” service became our most widely used value added service during 2005. This service allows prepaid and postpaid customers to transfer counters to other prepaid customers.

We also demonstrated SmartHome mobile extensions during the Cebit Bilisim Fair as a concept project. The SmartHome demonstration consisted of remotely controlled home appliances such as oven, refrigerator, dishwasher and house lighting and powered curtains. The SmartHome demonstration showed how new technologies can be put to everyday use, while seeking to strengthen Turkcell’s innovative image.

Content Services

We aim to shape, enlarge and improve the Value Added Services (“VAS”) market and to familiarize customers with our current service structure. Content based services are a subset of VAS which contain branded and/or non-branded content. Some examples of content based services are RingBackTone, Mobile Video, Mobile Music, Logos and Ringtones, Chat, Java Games, Info and Entertainment services, Yellow Pages Wap Service, Question and Answer etc.

Turkcell Yellow Pages WAP Service (Location Based Service)

Yellow Pages WAP Service is a WAP page that provides address information of Points of Interests (“POIs”) that are being looked for or the nearest POI meeting customers’ particular needs. With the Turkcell Yellow Pages service, it is possible for customers to find, for example, the nearest gas station or the phone number of a restaurant in the city.

Turkcell Question and Answer (Advisor)

Turkcell Question and Answer is an innovative information service. Clients simply text a question to number “4500” without a limitation of keyword or sentence, and they receive the answer from live operators via SMS 24 hours a day. The service helps customers enjoy immediate access to information about the contact details of corporations, operator services, movie showtimes, weather and traffic conditions etc.

RingbackTone (“RBT”)

The RBT is the tone heard by someone who calls your telephone number. Our RBT service allows our customers to replace the standard RBT with a personalized sound chosen especially for the person calling. The personalized RBT can be a pop song, a message recorded by the subscriber, a corporate advertisement, a joke, etc. Our customers can subscribe and unsubscribe to the service via web, WAP, SMS, or IVR (Interactive Voice Response).

We offer a number of RBTs in different categories including Fun, Pop and Soundtracks. We also provide a popular name RBT service where customers send their names via text message and a song written to their name is set as their RBT. RBT appears to be an increasingly popular service.

Messaging Services

Turkcell has been developing new messaging services based on customers’ requirements and expectations. Beginning with Turkcell’s SMS service, Turkcell has enriched its messaging services offerings with TurkcellMMS, TurkcellMessenger and TurkcellE-Posta services. Turkcell focuses on increasing the usage and penetration of messaging services by enriching the customer experience and through campaigns and offers to target customers. The description and main strategies followed for Turkcell SMS, TurkcellMMS, TurkcellMessenger and TurkcellE-Posta are as follows:

Turkcell SMS allows Turkcell customers to send short messages (SMS) to each other. The service offers various advantages like special campaigns for young segment customers, economical packages and optional tariffs for postpaid users.

TurkcellMMS adds color, sound, and animation to plain text messages. With TurkcellMMS, users can share their pictures and videos with each other. As an incentive to try MMS, Turkcell offers try-for-free campaigns and free-of-charge picture messages.

TurkcellMessenger is a community service that allows users to send instant messages to each other. Through peer-to-peer & group messaging, picture messaging, multiple chatting through personal and general chat rooms and also infobuddies features, TurkcellMessenger aims to provide an enjoyable mobile environment to users. TurkcellMessenger targets young users and students with an “Always online” strategy, allowing them to stay in touch both by PC and GSM.

TurkcellE-Posta offers customers an email messaging service with the @turkcell.com extension, 50 MB capacity and an Internet interface which is easy to use. By adjusting mobile phones’ POP3 settings, the customers can read, and send their e-mails via this service and also an alert is sent to the user’s mobile when there is a new e-mail in the box of the user.

Emerging Services (Business Development)

We continuously seek to extend our product range through the introduction of new services to be able to better meet the needs and demands of our customers. Turkcell continues to build on its technical competencies and market know-how to expand its existing rich services portfolio We closely follow and analyze global trends and develop services best fitting local market needs. Creating synergies with partnerships with various sectors such as finance, retail, transportation, media, etc. to offer innovative services is becoming crucial in our business. Turkcell Mobile Payment and Visual Radio are some of the new services developed through such cooperation. New VAS enhance the user experience and seek to ease their daily life.

Mobile Payment

Usage of alternative payment methods and importance of mobile payment technology is increasing globally. In parallel to global trends Turkcell moved first in Turkey to offer this kind of comprehensive service utilizing credit cards issued in Turkey for micro and macro payments.

“Turkcell Mobile Payment” is a new service offering a convenient tool for customers to use their credit cards for remote transactions over mobile phones at various merchants via SMS, WAP, IVR and Internet. With this service, Turkcell creates an additional channel for its customers to use their credit cards for their different payments. The aim is to offer an easy to use, secure and simple service to help Turkcell customers use credit cards without having to physically carry them. Convenience, security, simplicity and mobility are the main service propositions. All credit cards issued in Turkey can be used in the system. The system hosts a number of merchants from different categories such as online shopping, transportation, electronics consumer goods, vending machine, catalog shopping, fast food restaurants and the like.

Visual Radio

Turkcell partnered with Hewlett Packard and Nokia to launch the Visual Radio service, an enhanced radio experience supporting visual content and interactivity, in 2006. Turkcell expects to be among the first European operators and also the first mobile phone operator in Turkey providing the service.

The new service will enable Turkcell customers to download content related to radio broadcasts, receive detailed information and graphics regarding songs that are playing on the radio, and participate in quizzes.

Parallel to the FM radio broadcasting function of handsets, the “Visual Radio” service makes graphical and interactive radio service possible, which enables users to download content related to radio broadcasting and view the name of the song and singer synchronized with the broadcast.

Future Services

Third Generation Mobile (3G)

Turkcell currently offers GSM and GPRS countrywide and offers EDGE in certain regions of the country. GPRS and EDGE allow greater opportunities for improved data and voice services over our previous services, provide a platform for the introduction of mobile Internet services, and pave the way for third generation (3G) networks. The 3G technology, which offers full interactive multimedia, is expected to bring mobile networks significantly closer to the capabilities of fixed-line networks and allows for the introduction of high volume-based data services like video telephony.

In the near term, High Speed Downlink Packet Access (HSDPA), also called 3.5G, could be the most important technology to increase the capabilities and competitiveness of 3G. Most vendors have already declared that their 3G products will be ready to deploy HSDPA by upgrading software for higher data speeds.

Multimedia services will likely feature prominently in 3G networks, and may include, in addition to conventional mobile voice and data services: high speed Internet and intranet access, video telephony and conferencing, mobile TV, entertainment, information and high precision location services, and direct instant access to home or office IT systems.

Turkcell’s ability to implement the 3G services described in this section will be dependent on clearing 3G regulatory and licensing process. There is currently not enough clarity on the exact timing or the process by which 3G licenses will be awarded in Turkey. However, it is expected that 3G licenses will be awarded sometime during 2006 based on statements of the Telecommunications Authority. Turkcell believes that 3G services will be important for its business and intends to participate in the 3G licensing process if it commences. 3G operators may be operational in 2007.

Other Services

International Roaming

Today, our coverage extends to many countries in Europe, Asia, Africa and North and South America. As of December 31, 2005, we offered our subscribers international roaming in 185 destinations around the world, pursuant to commercial roaming agreements with 486 operators. As of March 31, 2006, we offered our subscribers international roaming in 188 destinations around the world, pursuant to commercial roaming agreements with 501 operators.

Since July 2002, we have been providing roaming services for the prepaid subscribers of foreign mobile operators visiting Turkey. We were the first operator to provide such a service in Turkey. This service, called “passive CAMEL”, can only be enabled if both operators have installed CAMEL system on their networks. As of December 31, 2005, we offered prepaid roaming to the prepaid subscribers of 104 operators in 58 destinations. As of March 31, 2006, we offered prepaid roaming to the prepaid subscribers of 116 operators in 66 destinations. Since October 2004, we have offered roaming services for Turkcell prepaid subscribers going abroad. This service, called “active CAMEL”, can only be enabled if both operators have installed the CAMEL system on their networks. As of December 31, 2005, we offered prepaid roaming to Turkcell prepaid subscribers through 82 operators in 51 destinations. As of March 31, 2006, we offered prepaid roaming to Turkcell prepaid subscribers through 104 operators in 65 destinations.

Since October 2002, we have offered GPRS roaming. As of December 31, 2005, we had 234 GPRS roaming partners in 88 destinations. We have signed 251 GPRS roaming addendums, or extended service agreements, to enrich the GPRS roaming availability. As of March 31, 2006, we offered our subscribers GPRS roaming through 252 operators in 96 destinations.

In order to balance international SMS traffic, we started to sign international SMS Interworking Agreements with other mobile operators in April 2002. As of December 31, 2005, we had signed 129 International SMS Interworking Agreements. As of March 31, 2006, our subscribers can send SMS to 494 mobile operators located in 186 destinations including 130 CDMA/ TDMA operators in North America.

Tariffs

Our charges for voice, messaging, and data consist of monthly fees, usage prices, bundles, and volume discount schemes and options under various tariff schemes. Our license agreement provides that the Telecommunications Authority sets the initial maximum tariffs, after consultation with us and the consideration of tariffs applied abroad for similar services. Thereafter, the maximum price levels are adjusted based on increases in the Turkish Consumer Price Index. The increase applied to the price cap is 97% of the increase in the index. For more information on how our maximum price levels are established see also “—Regulation of the Turkish Telecommunications Industry.”

Each customer subscribes to a voice tariff. Voice tariff packages vary based on type of subscriber (postpaid or prepaid, corporate or individual), time and destination of call, and call volume. Although current list price levels for on-net calls in our tariffs are more than twice as expensive as fixed-line local call prices, some of our discounted rates are below these prices.

Price focused competition, with aggressive competitor offers aimed at subscriber acquisition and increased usage continued in 2005. Our pricing strategies are based on various segment based offers rather than direct discount strategies, continued emphasis on “better value for money” and maintaining the correct balance between customer expectations and achieving revenue goals.

Main Tariffs

The main tariffs listed below for postpaid and prepaid subscribers are as of March 31, 2006 (US dollar amounts are based on the March 31, 2006 exchange rate of TRY 1.3417 = $1.00). Prices for prepaid BizbizeCell are based on the 100 counter card price level.

•       February 2006 averages show that a majority of our subscribers - approximately 71% of our postpaid subscribers and 91% prepaid - are on the BizbizeCell Super On Net tariff.

•       StandartCell, the standard Turkcell tariff to which 7% postpaid and 3% of prepaid customers subscribe.

•       Turkcellici, a corporate tariff with a structure similar to BizbizeCell, is our third largest postpaid tariff with 6% of the total postpaid subscriber base.

•       KampusCell, a community tariff for students, revised in May 2005 to allow high school students to be a member of this family in addition to university students.

•       Toplukontorcell, a package for corporate prepaid subscribers that creates cost advantages for corporate users, as counters can be purchased in bulk and distributed among users.

Other tariffs offered to subscribers are as follows:

•       KademeliCell, a daily volume tariff,

•       Support Tariff, a special tariff for disabled subscribers, and

•       KamuCell, a new tariff with which public sector employees can speak among themselves at reduced prices and also invite three other Turkcell subscribers to join this community

The level of prepaid usage prices vary by the volume of counters purchased by the subscriber and they can choose from one of four scratch cards (100, 250, 500, 1000) and get a discount on cards with counters of 250 and above. Counter prices as of March 31, 2006 are as follows. These prices include 18% VAT but exclude 25% special communications tax.

Our emphasis on strengthening loyalty and promoting usage continued throughout 2005. We introduced new segmented offers in line with our “better value for money” approach.

Two similar free minute programs were introduced for postpaid consumer and corporate segments in 2005. “Dakikabizden” (Minutes from us) started for the consumer segment in May 2005. Subscribers, through registration, can earn free minutes according to the amount of their monthly bill. Minutes earned are given in installments over five months. “Kullandikca Kazan” (Win as you go), the corporate segment counterpart of “Dakikabizden”, was introduced in June 2005. The criteria for earning free minutes include the amount of the monthly bill and the number of Turkcell lines in the company. As with Dakikabizden, free minutes earned are given in installments over five months.

Similar to the free minute programs for postpaid subscribers, “Kontorbizden” (Counters from us) started for prepaid lines in May 2005. Kontorbizden allows customers to earn free counters from all refills. Free counters earned depend on the amount of counters purchased in one month. Up until March 31, 2006 customers were only able to spend free counters in installments over 5 months. As of April 1, 2006 a new more advantageous free counter spending system named Konbara (“Counter Bank”) was introduced. With Konbara, customers are able to spend 50 free counters up to twice a month.

A number of options for consumer and corporate segment customers that provide various advantages on top of their current tariff plans were also launched in 2005.

Roaming Tariffs

When one of our subscribers makes a call outside Turkey, we charge the subscriber the local or international rate charged by the local operator where the call is placed, as applicable, plus a surcharge. As of March 31, 2005, the mark-up surcharge rate was increased while the tax on international roaming services was decreased. The overall effect on customers has been positive, as the total price (including tax) for roaming services has decreased.

We do not charge foreign operators’ subscribers roaming on our network when they receive calls while in Turkey. When a roaming subscriber makes an outgoing call within our coverage area, that subscriber’s operator pays us our inter operator tariff (IOT) for the specific call type.

Churn

Churn rate is the percentage calculated by dividing the total number of subscriber disconnections during a period by the average number of subscribers for the same period. Churn refers to subscribers that are both voluntarily and involuntarily disconnected from our network. Under our disconnection process, postpaid subscribers who do not pay their bills are disconnected in 180 days as a result of the legal process. Subscribers are included in churn upon the commencement of the legal process to disconnect them, which occurs approximately 180 days from the due date of the unpaid bill. Pending disconnection, non-paying subscribers are suspended from service (but are still considered subscribers) and receive a suspension warning, which in some cases results in payment and reinstatement of service. Prepaid subscribers who do not reload units for a period of 210 days are disconnected and cannot reuse their numbers.

During the year ended December 31, 2004, our annual churn rate was 9.1%. For the year ended December 31, 2005, our annual churn rate was 10.1%. We have what we believe to be an adequate bad debt provision in our consolidated financial statements for non-payments and disconnections amounting to $133.9 million and $149.2 million as of December 31, 2004 and December 31, 2005, respectively. We expect the churn rate to increase due to increasing competition in 2006.

Seasonality

The Turkish GSM market is affected by seasonal peaks and troughs, the effects of which are reflected in our quarterly results and key performance indicators. In general, the effects of seasonality on GSM usage positively influence our results in the second and third quarter of the fiscal year and negatively influence our results in the first and fourth quarters of the fiscal year. Local and religious holidays in Turkey also generally affect our operational results.

Network

Coverage

Our GSM network is designed to provide high-quality coverage to the majority of the population of Turkey throughout the areas in which they live, work and travel. The build-out of our radio access network is now substantially complete, with coverage at December 31, 2005 of 100% of the Turkish population living in cities of 5,000 or more people. As of December 31, 2005, our network covers 99.88% of the Turkish population living in cities of 3,000 or more. Coverage also includes substantially all of the Mediterranean and Aegean coastline. We meet the coverage requirements of our license.

We have continued developing our network in order to improve quality and expand capacity. In urban areas, we have increased coverage and capacity by placing network infrastructure in building sites such as shopping malls, business complexes and entertainment centers. The highest coverage density has been achieved in the major urban areas, especially in Istanbul.

We have also expanded our GSM network to add capacity to existing service areas and to offer service to new areas, including improvement of the existing urban, suburban, and intercity road coverage.

Network Infrastructure

We have largely employed experienced internal personnel for network engineering and other design activities while employing Ericsson as our supplier for network infrastructure and as our partner in product/service development. Ericsson installs the base station cell site equipment and the switches on a turn-key basis, while subcontractors employed by Ericsson perform the actual site preparation.

Our network consists of stand alone home location registers or SHLRs, base station controllers or BSCs, combined mobile switch centers/visitor location registers or MSC/VLRs, service control points or SCPs, and base transceiver stations or BTSs. BTSs are the fixed transmitter and receiver equipment in each cell, or coverage area of a single antenna, of a mobile communications network that communicates by radio signal with mobile telephones in the cell. Each BTS is connected to a BSC via leased lines and/or radio relay links called “minilinks.”  The base station controllers monitor and control the base transmitter stations. It is possible to cascade the BTSs to each other, thereby realizing considerable cost savings in transmission.

Capacity

We believe that we have sufficient bandwidth to serve our current and projected subscriber base and that we currently meet the capacity requirements of our license. To enhance the network capacity where congestion is a possibility, we intend to construct additional network sub-infrastructure, or implement technological advances that will permit bandwidths to be used more efficiently. In 2005, a number of techniques are employed to increase the effective carrying capacity of a given allocation of spectrum as well. We may need to request additional spectrum in the 900 MHz band from the Telecommunications Authority if we face further network capacity problems due to frequency spectrum limitations.

Core network capacity is continuously being enhanced by adding new nodes, processor upgrades and expansions to existing equipment in order to accommodate further increases in our subscriber base and the accompanying call handling and traffic capacity demands. In 2005, we made capital expenditures to improve existing capacity, replace some of the phased out hardware with ones offering higher capacity, provide increased network functionality, and improve network efficiency in order to better serve our customers.

We have started to implement EDGE technology in our network. EDGE is an evolution of the GSM technology which allows consumers to use cellular handsets, PC cards and other wireless devices at faster data rates up to 240 kbps. Actual data rates vary depending on the access network load at the connection time and the terminal device features used by customer. We implemented EDGE in September 2004 by upgrading existing BTS sites primarily in large hotels, airports, shopping centers and other areas experiencing high data traffic. As of December 31, 2005, approximately 50% of our network are EDGE-enabled and by the end of 2006, we aim to complete EDGE activation in 80% of our radio access network.

Network Maintenance

We have entered into several System Service Agreements with Ericsson Turkey. Under these agreements, Ericsson Turkey has agreed to service our GSM network, including hardware repair and replacement, software and system support services, consultation services and emergency services. Our subcontractors perform corrective and preventative maintenance of our radio network in the field, although Ericsson repairs all the network equipment.

We have three regional operation units with qualified Turkcell staff that operate and maintain our network in three main geographical regions. In addition, the Turkcell Network Control Center located in Istanbul monitors our entire network 24 hours per day, 365 days per year, and ensures that necessary maintenance is performed in response to any problems.

Transmission Lines

Radio network transmission is either provided as leased lines from Turk Telekom or microwave radio links that we own and operate. As of December 31, 2005, approximately 85% of our BTS transmission is provided by microwave radio links and 15% is provided by the leased lines.

To expand our network coverage, we employ a High bit rate Digital Subscriber Line (“HDSL”) link for distances of up to 2.7 km (from the BTS site to the nearest Turk Telekom location) or radio link equipment for longer distance BTS connections where there is line of sight, for BTS transmission.

All of our switching equipment that forms part of our core network, including MSCs, Gateway MSCs, Tandem switches, HLRs and BSCs is located within buildings we own. Transmission between these sites is achieved through a leased Synchronous Digital Hierarchy (“SDH”) ring backbone network. As a result, we are better able to increase our capacity and establish new connections required for network expansion and architectural changes can be completed quickly.

Interconnections with other GSM networks and the PSTN network are realized with leased lines. Until December 31, 2003, we were required under Turkish law and regulations to lease all of our transmission lines from Turk Telekom primarily to the extent that Turk Telekom could satisfy our requirements. Turk Telekom’s monopoly ended at December 31, 2003. However, Turk Telekom is still the only operator that owns a nationwide fiber transmission network in Turkey. New operators that own a transmission network in Turkey may start up in 2006. If this happens we may have chance to work with different transmission services providers with price and service quality alternatives.

Site Leasing

Once a new coverage area has been identified, our technical staff determines the optimal base station location and the required coverage characteristics. The area is then surveyed to identify BTS sites. In urban areas, typical sites are building faces and rooftops. In rural areas, masts and towers are usually constructed. Our technical staff also identifies the best means of connecting the base station to the network. Once a preferred site has been identified and the exact equipment configuration for that site decided, we begin the process of site leasing and obtaining necessary regulatory permits.

Dropped Calls

Dropped calls are calls that are terminated involuntarily and are measured by using the ratio of total dropped calls during the most congested hour of network traffic during the relevant time period to the traffic intensity in that congested hour. Using this industry standard for dropped calls, our monthly dropped call rate has decreased from 1.27 per erlang for December 2003 to 1.02 per erlang for December 2004. As of December, 2005, our dropped call rate has further decreased to 0.75 per erlang.

Services and Platforms

We have an intelligent network and other service platforms enabling our services, such as:

•       Prepaid system enables advanced payment of the airtime to be used by prepaid customers.

•       Mobile Virtual Private Network (MVPN) is a service for enterprise customers which enables short number dialing between users and allows applying reduced tariffs to MVPN users groups.

•       Short Message Service (SMS).

•       Voice Mail.

•       Turkcell Uni-message, provides access to voice, fax, and e-mail messages from anywhere. It is possible to get new messages from the web, via e-mail or by fax machine. It also notifies subscribers about the new messages with SMS or e-mail.

•       Call Alert Service, provides information to the called party about callers, calling time(s) and number of calls. Information is sent with SMS messages.

•       GPRS supports packet data transmission in GSM networks that provides increased speed and efficiency in data and multimedia services. With the introduction of EDGE technology, data transfer speeds up to 240 Kbps are possible.

•       Mobile positioning provides location based services such as car fleet management, tracking, and yellow pages.

•       WAP gateway, providing both SMS circuit switched data and GPRS connection types (bearers) to Internet content, banking applications, and information services.

•       Multimedia Messaging Service Center (“MMSC”), which makes it possible to send and receive multimedia messaging including video clips, graphics, sound files and text messages.

•       Cell broadcast center infrastructure, which is to provide location based information like cell information, advertisements and public announcements like weather information.

•       Our Over The Air (“OTA”) platform supports SIM Tool Kit (“STK”) based services, which enable the operators to configure SIM card contents remotely. Similarly we have SIMGO platform which enables subscribers to benefit from customized offerings by making their own menus on SIM card.

•       GSM Point of Service (“GSM PoS”) infrastructure is used to handle credit card PoS applications through the GSM network.

•       Welcome Platform is used for information services for both international roamers in Turkey and Turkcell subscribers abroad.

•       USSD Gateways are servers to facilitate user interactive operator services such as reverse charging and m-payment.

•       Call Back Platforms enable enhanced voice services such as reverse charging.

•       Ringback Tone Platform enables personalized ringback tone service, which allows our customers to play personalized ringback tones to all or specific callers. It was launched at the beginning of 2005.

•       Messenger service enables subscribers to chat, just like other messenger services on the internet using mobile phones.

•       Push to talk service is offered by two different platforms due to unfinalized specifications work. Turkcell provides this service to subscribers having push to talk enabled Motorola handsets and Nokia handsets.

•       Mobile email is a new offering to customers. By having RIM blackberry devices, corporate subscribers may access their email online. Another offering is based on Visto solution which enables subscribers to access their email by installing a client application on their mobile phone.

•       Automatic Device Configuration is another new platform (“ADC”). This platform keeps track of each subscriber’s mobile device information. Using this information, the settings of the mobile device e.g. MMS settings, WAP settings are sent automatically when the subscriber changes the handset. This handset information may also be used by the service providers in order to offer services compatible with the subscriber’s mobile device.

We also provide secure and controlled access to the network for the content and service providers to give messaging and data services. This infrastructure is being improved to open up more capabilities of the network towards the application and content providers. New infrastructure also contains a portal where subscribers buy services, receive promotions and enroll for campaigns easily.

Business Continuity Management

Turkcell in 2000 launched its Business Continuity Plan (“BCP”) that encompassed Technical Operations, and sited Ankara Plaza as the Business Recovery Center. In 2004 the BCP was widened to cover all of Turkcell’s business functions to become Business Continuity Management (“BCM”), and its implementation was completed in July 2005. BCM was adopted as a full-time function. In the second half of that same year the BCM plan was tested with 14 different scenarios. As part of 2006 strategies, BCM plans will continue to be tested for the different business scenarios.

Looking at scenarios that may affect Turkcell’s operations, the purpose of BCM is to prevent or overcome these situations; to develop recovery and crises scenarios; to make sure Business Continuity planning continues and all key function staff are trained; to raise awareness and understanding of Business Continuity.

To this end, we established a Crisis Management Team, a Business Recovery Team and several Emergency Response Teams. The crisis management team is made up of top level management and manages the whole crises. The Business Recovery Team and Emergency Response Teams are located at several sites (HQ, Istanbul Asia site, Istanbul Europe site, Ankara site, Izmir site) and if need are ready to aid and assist various teams at 15 other sites. In the event that Turkcell’s operations are interrupted, in accordance with the area in which the crisis occurs, a chain alert call convenes the teams.

Sales and Marketing

Our nationwide distribution channels are an important asset that help to differentiate us from our competitors and achieve our sales targets. Our strong and extensive distribution network consists of dealers, and Turkcell Extras as well as points of sale for counters (airtime) including ATMs, POS, and kiosks.

The Sale of Mobile Services in Turkey

In Turkey, independent handset dealers serve as the primary point of mobile service sales. Subscribers generally must purchase a mobile phone from a dealer to commence services. We do not directly sell mobile phones nor do we expect to do so in Turkey. Mobile phones are imported into Turkey by third party importers and need an activated SIM card to operate. We sell SIM Cards and starter packs to distributors which are delivered to dealers and sales points directly from mobile phone importers which distribute the SIM cards, along with handsets, to dealers. Airtime scratch cards for Hazir Kart are sold through our exclusive and non-exclusive dealer networks, supermarket chains, gas stations, digital channels and other distribution points. Muhabbet Kart branded scratch cards, are sold through newspaper kiosks located throughout Turkey.

16K, 32K and 64K SIM cards are in circulation in the market; 64K SIM card starter packs are only sold with an inclusive 250 counters whereas 16K and 32K starter packs are sold with 100 counters.

Turkcell Sales Efforts

We sell postpaid and prepaid services to subscribers through our distribution network, which is composed of distributors, exclusive and non-exclusive dealers and TurkcellExtra shops which totalled in excess of 11,500 sales points as of December 31, 2005. We also sell scratch cards through newspaper kiosks.

Our exclusive dealers also operate TurkcellExtra shops that are located in popular shopping malls and on main streets. TurkcellExtra shops create a relaxed, user-friendly environment where both existing and potential subscribers have access to new products and services. Each TurkcellExtra shop has at least one Turkcell service consultant trained in services and products.

Also, we have approximately 39,000 sales points for prepaid counters including digital channels as well as ATMs, POSs, kiosks, Call Centers, Internet, Web, WAP, retail chain (NCR tellers), SMS, Digital TV and USSD.

All dealers are paid an activation fee based on the number of new subscribers they sign up, and additional incentives based on their performance are offered.

Channel Management develop strong relationships with and promote brand loyalty among dealers through a variety of support and incentive programs such as those that educate dealers about the technical aspects of our products and services and provide sales training to increase sales and enhance customer relations.

We address large enterprises through direct account managers and small and medium enterprises (SMEs) with indirect sales channels through a corporate focused dealer organization. The main focus is to provide large enterprises and SMEs with mobile services to meet their communication requirements and support these solutions with retention and acquisition programs and tariffs. We work closely with solution partners and application providers to integrate mobility into enterprises’ operations through tailor-made total solutions packages.

Advertising

Our advertising efforts focus on promoting the quality, reliability and novelty of our services. In the early stages of our operations, these efforts concentrated on raising awareness of the benefits of mobile communications, with specific emphasis given to voice transmission. More recently, after the introduction of more sophisticated products and services such as GPRS, EDGE and value added services, our advertising focus has shifted toward promoting the Turkcell brand as Turkey’s premier mobile communications provider. Our innovative new products and services are promoted as providing greater freedom, more convenience and facilitating a better quality of life. Our advertising efforts are segmented along key subscriber segments, with specific campaigns targeting specific subscriber needs. In order to ensure that each message reaches its targeted audience effectively, we advertise through television, cinema, radio, outdoor, print and electronic media as well as direct marketing and field activities like the Turkcell “Road Show” and “Field Force” programs.

Subscriber Services

A key part of our strategy is to provide premium subscriber services by working, thinking and acting in a customer focused manner. Our goal is to develop and sustain a continuous relationship with the customer through tailored subscriber service and excellent value. Our customer’s needs and expectations are obtained through our customer contact points and reflected in our marketing strategies.

In order to achieve this, we mainly work with 2 companies, namely Global and Hobim. Global offers 24/7 contact center services at 6 sites. We align Global’s strategies with Turkcell’s customer service strategies and make sure that customer services and customer satisfaction programs, which are provided by

Global, are executed in line with Turkcell’s strategies. Hobim handles the printing of invoices and archives subscription documents for us. In order to provide segmented customer service, we design and make improvements for all of the customer processes throughout all channels for different customer segments as well as monitor the quality of service provided.

International Operations

A component of our strategy has been to become a regional GSM operator. International expansion and particularly continued strong operations in countries in which we are currently present is important for us. We believe these operations will provide additional value to us in the future and will continue to serve an important role in our goal to be the leading GSM operator in the region.

While continued improvement of our current operations is a key priority, we may further expand and increase our presence in key markets in the region such as the Commonwealth of Independent States (C.I.S.), the Russian Federation, Eastern Europe, the Middle East, and North Africa. In accordance with this intent, we made an investment in Ukraine in 2004. We intend not only to transfer our technological know-how and marketing expertise, but also to maximize economies of scale and group synergy. As global competition increases in the telecommunications industry, companies need to evaluate opportunities for “intelligent expansion” within their geographic region to ensure development of new business lines and create synergies with existing ones.

Our international endeavors will continue in 2006. As we have stated previously, our intention is to work on building a fundamentally sound business in Ukraine while following up on issues regarding possible investment in Iran. We may also continue to selectively evaluate other international opportunities in the region as they may arise.

Ukraine—Life:)

We acquired our interest in our subsidiary Limited Liability Company Astelit (“Astelit”) on April 2, 2004 from the shareholders of CJSC Digital Cellular Communications (“DCC”), which held a nationwide GSM1800 license through its then 99% owned subsidiary, Astelit. We hold our interest in Astelit through our subsidiary, Turktell Uluslararasi Yatirim Holding A.S. (“Turktell Uluslararasi”), which holds our interest in Astelit’s immediate parent, Euroasia Telecommunications Holdings B.V. (“Euroasia”). Euroasia currently holds a 99.99% interest in Astelit.

On April 4, 2006, LLC Astelit announced the merger of DCC with Astelit in order to optimize the internal business processes of both companies. The decision for the merger of DCC with Astelit was approved during the Shareholders’ Meeting which took place on April 3, 2006 in Kiev.

In January 2005, we provided $25.5 million in funding to Euroasia through Turktell Uluslararasi, which was used to fund Astelit. This loan was converted to equity on June 2, 2005, and subsequently our effective interest in Euroasia increased to 54.2% through the purchase of certain of the holdings of other shareholders in Astelit. In October 2005, we further provided $30.6 million in funding to Euroasia through Turktell Uluslararasi by means of a back-to-back loan from HSBC Plc. This loan was converted to equity in January 2006, which increased our effective interest in Euroasia to 54.4%.

Our indirectly owned subsidiary Astelit began its operations in the Ukrainian market at the end of January 2005, with its new brand “life:)”. As of the end of 2005, Astelit reached 2.46 million GSM subscribers, of which the major part consists of prepaid subscribers. The life:) brand is strongly implemented into the marketplace as an energetic, young and innovative brand.

Astelit launched new philosophy of using value-added services in one convenient access in interactive package of innovative services via brand lifebox. Astelit was the first on market to introduce EDGE technology which provides data transfer speed five times faster than GPRS. Today, Astelit offers the widest EDGE coverage on the market, in all the 25 oblast centers of Ukraine and the city of Sevastopol. In general, Astelit launched more than 120 new services, out of which 42 were totally unique for the Ukraine mobile market. Astelit was the first operator in Ukraine to introduce unique convergent system allowing pre-paid subscribers to shift to contract keeping their numbers and with flexible payment channels for all subscribers. Astelit introduced ring-back tone to the market, Voice SMS, and many other innovative services never present on the market before.

Astelit offers its users the widest roaming possibilities in Ukraine via unique Roaming Replicator project in 188 countries of the world, thanks to 481 roaming partners.

Currently, Astelit is operating in all major cities of Ukraine with population more than 100,000 inhabitants and more than 12,000 settlements, and all principal intercity highways, which corresponds to coverage of approximately 67.8% of the whole population of Ukraine. Astelit will continue to invest more to increase the coverage level. In November, 2005, Astelit acquired a GSM 900 license, the acquisition of the license will permit Astelit to expand the coverage much faster and it is expected that by the end of the year Astelit will cover all Ukraine in terms of geography.

Astelit is building a highly innovative network in which all base stations support EDGE, and this enables Astelit to introduce many innovative services and products, like Mobile TV launched by Astelit in August 2005. Astelit is strongly dedicated to further develop the innovations on the market and applied for the 3G license in November 2005.

In 2004, agreements have been signed with Nokia Corporation (“Nokia”) and Ericsson AB (“Ericsson”) to provide equipment for the first two years of the network roll out. The amounts of the contracts are €125 million and $89 million respectively. These contracts have been financed by Ericsson Credit AB, Nokia Corporation and ABN Amro N.V. and guaranteed by Turkcell for 55% of the amounts financed plus 55% of interest and costs in case of non-payment by Astelit. Subsequently in 2005 Astelit signed additional agreements with Ericsson and Ericsson Credit AB increasing the amount of supply and service agreements to $174 million and increasing the financing agreements to $134 million. Additionally, Astelit entered into a third equipment supplier contract with Sysdate Pty Ltd (“Sysdate”) for $12.4 million, $7.2 million of which was financed through a vendor financing agreement signed with Sysdate and ABN Amro N.V. We have provided a guarantee for $7.2 million plus interest and costs in case of non-payment by Astelit. With these three guarantees in place, we have substantially fulfilled our obligation to provide funding to the Ukrainian operation for a maximum of $150 million. In return for these guarantees, we pledged minority shares of Euroasia.

By the end of January 2006, all obligations related to Ericsson Credit AB term facility agreement, Nokia Corporation and ABN Amro NV credit facility agreements were fulfilled by repayment of principal amounts of loans together with outstanding amounts of interest.

Astelit signed a 6 year $390 million long term senior syndicated facility on December 30, 2005, the mandated lead managers were ING Bank and Standard Bank. Out of the total facility, $270 million is guaranteed by Export Credit Agency (ECA) and $90 million is a commercial tranche with no guarantees.

In 2006, Astelit will continue to offer products and services for all segments of subscribers with special focus to corporate and VIP users. Astelit was the first on the market in December 2005 to launch the VIP product in mobile communications that is “life Platinum”. As of March 6, 2006, two new pre-paid packages and two new tariffs have been launched and as of March 20, 2006, Astelit has three packages and three tariffs for individual users that meet individual requirements and expectations of the subscribers. Corporate users can choose out of five convenient tariff plans.

Since the acquisition of Astelit in the second quarter of 2004, operations in Ukraine have been consolidated in Turkcell’s financial statements.

Fintur

We hold a 41.45% stake in Fintur, which currently holds our entire interest in our international GSM investments other than our Northern Cyprus and Ukraine operations.

During 2004, Fintur executed a capital reduction, which resulted in a decrease in issued capital from EUR 540.0 million to EUR 205.2 million. The effect of such reduction was booked to accumulated deficit, which nearly eliminated the accumulated deficit in Fintur’s standalone Dutch GAAP financial statements as of December 31, 2004. As of December 31, 2005, Fintur is technically able to distribute dividends from its 2005 profit.

Below is a description of the businesses currently held by Fintur.

Azercell

Fintur indirectly owns 51.3% of Azercell Telekom B.M., or Azercell, which offers GSM services on both a prepaid and a postpaid basis in Azerbaijan. As of December 31, 2005, Azercell had approximately 1,741,374 subscribers of which 84,989 were postpaid and 1,656,385 were prepaid subscribers.

Geocell

Fintur indirectly owns 83.2% of Geocell Ltd., or Geocell, which operates a GSM network and offers mobile telephony services in Georgia. As of December 31, 2005, Geocell had approximately 714,831 subscribers, of which approximately 12,741 were postpaid, approximately 53,188 were paid-in-advance subscribers that had postpaid services but pay in advance and approximately 648,902 were prepaid.

GSM Kazakhstan

Fintur owns 51% of GSM Kazakhstan, along with Kazakhtelekom, the Kazakhstan monopoly fixed-line operator, which owns 49%. GSM Kazakhstan offers mobile telephony services in Kazakhstan and had approximately 3,319,243 subscribers as of December 31, 2005, of which approximately 36,245 were postpaid, approximately 857,458 were paid-in-advance subscribers and approximately 2,425,540 were prepaid.

Moldcell

At December 31, 2005, Fintur directly and indirectly owned 100% of Moldcell S.A., or Moldcell, which offers GSM services in Moldova. As of December 31, 2005, Moldcell had 369,622 subscribers of which approximately 17,167 were postpaid, approximately 42,782 were paid-in-advance subscribers and approximately 309,673 were prepaid.

Other

Kibris Telekom

Kibris Mobile Telekomunikasyon Limited Sirketi, or Kuzey Kibris Turkcell (Kibris Telekom), a 100% owned subsidiary of Turkcell, was established in 1999. As of December 31, 2005, Kibris Telekom had 194,109 subscribers. The agreement between Kibris Telekom and the government of Northern Cyprus requires an equal sharing of revenues between the parties. The agreement also provides that if the collected revenues are less than 95% of accrued revenues, the government’s share is calculated on the amount of collected revenues rather than accrued revenues. The agreement terminates automatically at the end of ten years and six months from March 25, 1999.

Other Domestic Operations

We continuously monitor new business opportunities which we believe have positive return potential and/or are critical for sustaining our competitive advantage in our core business.

Global

On October 1, 1999, we established Global in order to provide telemarketing, telesales, directory assistance and call center services especially for us. In 2005, Global has completed its transition from call center to contact center where Global started to manage customer contacts at every channel except face-to-face interaction. As of December 31, 2005, Global employed 2,969 employees of which around 80% provide us with customer care and retention services while the remaining workforce serves customers of other clients. We own 99.89% of Global as of December 31, 2005.

Inteltek Internet Teknoloji Yatirim ve Danismanlik Ticaret A.S.

Inteltek Internet Teknoloji Yatirim ve Danismanlik Ticaret A.S. (“Inteltek”), established on April 6, 2001, was incorporated to explore business opportunities in the gaming business. Genclik ve Spor Genel Mudurlugu granted Inteltek the right to establish and operate a central betting system, and authorized it as the head agent to establish an agent network to provide para-mutuel and fixed odds betting games on sporting events based on the agreements signed in July 2002 and October 2003. The company has become fully operational during 2004.

Originally, Turktell had a 55% interest in Inteltek, the Greek gaming company, Intralot had a 25% interest and Teknoloji Holding held the remaining 20% interest. On November 17, 2005, Intralot has signed a share purchase agreement with Teknoloji Holding to acquire its 20% interest. As a result, Intralot’s share in Inteltek increased to 45%.

Libero Interaktif Hizmetler A.S.

Libero Interaktif Hizmetler A.S. (“Libero”) was established on September 2, 2003, to provide remote betting services to the general public over the age of 18 through fixed internet, mobile phones, interactive TV and IVR. Turktell has a 55% interest in Inteltek, Intralot has a 25% interest and Teknoloji Holding holds the remaining 20% interest. On March 26, 2004, Libero signed an agreement with Genclik ve Spor Genel Mudurlugu to offer football related remote betting services and started its operations in August 2004. On October 13, 2005, Libero also signed an agreement with the Turkish Jockey Club (“TJK”) to offer horse-race related remote betting services. These services will begin when the work on the technical infrastructure by the TJK is completed.

Bilisim Telekomunikasyon Hizmetleri A.S. (Tellcom)

Bilisim Telekomunikasyon Hizmetleri A.S. (“Bilisim Telekom”) A.S. was established on June 9, 2004, to provide alternative telecommunication services other than GSM. After its incorporation, Bilisim Telekom has obtained a Long Distance Telephony Services (“LDTS”) right which allows the company to provide long distance call origination and termination for consumers and corporates as well as wholesale voice carrying services. Currently, the company carries some of Turkcell’s international traffic, previously carried by Turk Telekom. Bilisim Telekom has also been awarded an ISP license. In February 2006, Bilisim Telekom has changed its name as Tellcom Iletisim Hizmetleri A.S. In March 2006, Bilisim Telekom was awarded a 25-year license which allows the company to roll-out and operate a transmission infrastructure in the Marmara, Aegean and Central Anatolian regions. We own 100% of the company.

Potential investments

A-Tel

A-Tel Pazarlama ve Servis Hizmetleri A.S. (“A-Tel”) is a 50-50 joint venture of Yapi ve Kredi Bankasi A.S. (“Yapi Kredi”) and the SDIF. Through an agreement with Yapi Kredi, Cukurova Holding A.S. was granted the right to buy or sell 50% of the A-Tel shares owned by Yapi Kredi in return for consideration amounting to US$150 million. Cukurova Holdings, in turn, offered this option to us. We have conducted a tax, legal and financial due diligence review, and after our Board’s review of the due diligence report, on March 22, 2006, our board of directors decided to exercise the purchase option related to the 50% shares of A-Tel for a consideration of US$150 million. The sale will be completed in 2006.

Iran

In 2004, Turkcell was a participant in the consortium that was awarded the first private GSM operator tender in Iran. Although the consortium signed a license agreement with the Iranian Ministry of Communication and Information Technology in September 2004, the Iranian Parliament subsequently revised the license agreement in 2005. Our Board of Directors decided to continue with the project despite the modifications to the license agreement, but there has been no notification made by the Iranian Authorities regarding any resolution to the first private GSM operator tender in Iran. As a result, we have requested an injunction order in Iranian courts seeking to compel the Ministry to implement the laws and the regulations passed by the Iranian Parliament in connection with the GSM tender. Such injunction order was rejected in April 2006.

We still believe in the Iranian market and we are working to establish conditions necessary for us to be able to make investments in Iran. We currently have no operations in Iran.

Egypt

Our board of directors took a decision regarding its intention to conduct the required studies for the pre-qualification stage and submit a prequalification application in accordance with the relevant provisions of the Request For Proposals (“RFP”) dated February 19, 2006, for the tender of the third GSM license in Arab Republic of Egypt.

In this respect, we signed a Memorandum of Understanding (“MOU”) with Amwal El Khaleej and Banque Misr in order to form a consortium to apply for the pre-qualification of the third GSM license in Arab Republic of Egypt. Under the MOU we will have a 60% stake in the consortium where the remaining stake will be equally divided between other consortium members. We are still evaluating the third GSM license in Arab Republic of Egypt and conducting studies for the pre-qualification application.

Regulation of the Turkish Telecommunications Industry

Overview

All telecommunications activity in Turkey is regulated by the Ministry of Transportation and the Telecommunications Authority. The Telegram and Telephone Law No. 406 (“the Telecommunications Law”), as amended, is the principal law governing telecommunications activity in Turkey. The Wireless Law No. 2813, as amended, and Ministry of Transportation Law No. 3348, as amended, also includes provisions relating to telecommunications in Turkey.

The Telecommunications Law was reformed in 2000 and 2001. The reforms were aimed at modernizing and reforming the legal and institutional framework for the provision of telecommunications infrastructure and service in Turkey.

The principal changes introduced in 2000 were:

•       The privatization of Turk Telekom, resulting in government influence reduced to the capacity of shareholder and policy maker;

•       The establishment of an independent regulator, the Telecommunications Authority, with separate legal status and administrative and financial autonomy; and

•       The establishment of a transparent telecommunications framework.

Privatization of Turk Telekom

These changes radically altered Turk Telekom’s legal relationship with the government with the result that the government’s influence over Turk Telekom’s operations and investments has been effectively removed.

Until December 31, 2003, Turk Telekom held a monopoly over the provision and infrastructure of national and international voice telephone services (excluding the telecommunications infrastructure established by business enterprises through concession agreements, telecommunications licenses, general permits or personal telecommunications premises). However, from January 1, 2004, other companies can provide telecommunications services and operate infrastructure upon approval by the Telecommunications Authority. Despite the expiration of Turk Telekom’s monopoly, Turk Telekom, until recently, retained a de facto monopoly as no licenses were granted by the Telecommunications Authority and no operators were authorized to provide services within Turk Telekom’s monopoly area (other than the authorization of long distance call services). However, in March 2006, the Authority granted three companies, one of which is Tellcom, “Infrastructure in Operating Service Licenses”.

On June 5, 2004, the Telecommunications Authority designated Turk Telekom an operator holding a de facto monopoly over national and international voice carrying services in the telecommunication network market, (excluding networks which shall be constructed by licensed Telecommunications operators and individual telecommunications networks) in accordance with The Telegram and Telephone Law No. 406 article 29(b) until the constitution of the fair competition in relevant markets. Consequently, in accordance with The Telegram and Telephone Law No. 406 article 29(b) the Telecommunications Authority has calculated the maximum prices, including rental charges of leased lines and transmissions, that Turk Telekom can charge.

On April 13, 2004, the Telecommunications Authority amended the Regulation on the authorization of Long Distance Call Services. By March 31, 2006, the resulting amendment has allowed 44 new operators to obtain licenses to provide long distance call services. According to the terms of the regulation and license application procedure, Turk Telekom must provide carrier selection and access to the new networks. Turk Telekom has signed Interconnection agreements, which became operational in 2005, with some of those long distance call services operators.

The Telecommunications Authority

The Telecommunications Authority has the authority to grant licenses and set fees in the telecommunications sector. However, the Council of Ministers, upon petition by the Ministry of Transportation, can veto any plans for the authorization of telecommunications services that are subject to concession agreements or infrastructure for the same type of services by third parties. Such agreements include value added telecommunications services, which are carried out by a limited number of operators. These value added services include the allocation of scarce resources such as frequency, orbit position and numbering services necessitating particular rights and obligations specific to each operator. Other value added telecommunications services may be carried out by private sector companies through obtaining a telecommunications license or general permission from the Telecommunications Authority without executing any concession agreement. Under the current legal regime, mobile telecommunications services are provided on the basis of concession agreements granting a license for the construction and operation of a GSM system. The Telecommunications Authority is authorized to enact regulations to set out the necessary qualifications required from operators, including terms and detailed conditions relating to the issuance of licenses, or general permissions and the conditions for execution of concession agreements.

The Telecommunications Authority is an independent telecommunications regulator with financial and administrative independence. Its duties and activities are regulated by the Regulation on Structure, Duties and Working Procedures and Principles of the Telecommunications Authority, as amended, (the “Regulation”), February 17, 2001. Pursuant to the Regulation, the Telecommunications Authority’s executive board is composed of five persons, each with five year tenure, they are appointed by the Council of Ministers from among nominees provided by the Ministry of Transportation, the telecommunications industry, the Ministry of Industry and Trade, and the Association of Exchanges and Business Chambers. The responsibilities of the Telecommunications Authority include, among others:

•       to prepare and submit to the Ministry of Transportation telecommunication plans under the framework Telecommunications Law

•       to monitor the activities of operators, public entities, establishments and private persons in the field of telecommunications;

•       to impose fines and terminate license agreements, concessions or permissions in case of failure to follow regulation or gross negligence;

•       to determine criteria relating to tariffs and other contractual conditions applicable to users of telecommunications services and the interconnection charges between telecommunications networks;

•       to review, evaluate and approve tariffs and inspect their implementation;

•       to scrutinize activities in contradiction of fair competition and provide the Competition Board opinions regarding activities of telecommunication companies that could be competing unfairly; and

•       to take measures to prevent unauthorized transmissions and interferences and to take precautions to protect consumer rights.

The 2002 amendments to the Regulation modified the principles and procedures of the Telecommunications Authority. The Telecommunications Authority can now solicit opinions of market participants through its website when it drafts legislation. It can require operators and other parties to submit their comments and opinions on draft legislation within a specified time.

The Telecommunications Law establishes legal principles and broad policy lines that the Telecommunications Authority must follow. They include:

•       ensuring equal treatment of consumers by telecommunications service providers and equal accessibility of services;

•       promoting affordable access for all to telecommunications services;

•       ensuring compliance with service quality standards; and

•       ensuring all tariffs are fair and that they reflect the costs of investments, operations and reasonable operator profit.

The Telecommunications Law also specifies general rules and principles relating to interconnection between operators. Turk Telekom and other operators are required to satisfy requests of other operators concerning interconnections between their networks. Interconnection, including the tariffs for interconnection, is required to be provided on an equal, transparent and non-discriminatory basis with conditions agreed upon between the parties and on the basis of cost and reasonable profit. Agreements for interconnection are publicly available, but precautions are taken by the Telecommunications Authority to protect commercial secrets of the parties.

Legislation Amending The Wireless Law No. 2813 was published July 13, 2005. The legislation establishes a central database (“CEIR”) containing information on serial numbers (“IMEI”) in order to determine approved handsets, called the White List. There is also a CEIR Black List, which contains handsets that should be reject service on a GSM network because the handsets have been reported as lost, stolen or otherwise unsuitable for use.

Universal Services and Amending Some Laws, Law No. 5369, determines the procedures and principles governing the provision and execution of  universal service and to determine procedures and the rules relating to fulfillment of universal services in the electronic communication sector, a universal public service that is financially difficult for operators to provide (and performance of universal service obligation in electronic communication sector).

The legislation designates the following as Universal Services:

•       fixed-line telephony services;

•       public pay telephones;

•       directory enquiry services and directories;

•       emergency calls services;

•       Internet Services; and

•       Communication Services provided by the Coast Secure and Ship Rescue Services General Directorate

This law mandates that all authorized operators must provide Universal Services and the General Directorate of Communication can demand that operators provide Universal Services on a national and/or geographical area basis.

The legislation does not impose any new financial obligations for GSM operators. However, under the legislation a fund to finance the net cost of Universal Services will be established and the Ministry of Transportation and Ministry of Finance will determine how fund contributions will be shared between the operators.

Turkcell may be designated as an operator obliged to provide Universal Services and therefore Turkcell may benefit from the fund.

The Telecommunications Authority issued a Service Quality Directive on November 10, 2005. The Directive has set out procedures and principles to control the conformity of the services of operators.

According to the directive, mobile telephone operators are obligated to meet service quality requirements and submit a report based on these requirements every three months to the Telecommunications Authority.

On March 8, 2002, the Telecommunications Authority published a Regulation on Principles and Procedures of National Roaming Agreements. Mobile telecommunications and data operators or operators of other services and infrastructure are entitled to enter into national roaming agreements, general authorizations, telecommunications licenses and the regulations issued by the Telecommunications Authority. However, such operators are obliged to satisfy reasonable, economically proportionate and technically possible national roaming requests of other operators. Should an operator fail to fulfill its national roaming obligations or should it unjustifably interrupt such service the Telecommunications Authority can impose a fine of between 1% and 3% of the operator’s turnover for the preceding year.

The Regulation establishes the following principles governing national roaming agreements:

•       The promotion of practices enabling access to telecommunications services at affordable prices;

•       non-discrimination among subscribers, users and operators;

•       the establishment and maintenance of competition between telecommunication providers and operators of infrastructure;

•       the compatibility of telecommunications systems in accordance with international norms, and maintenance of the integrity of the public telecommunications network; and

•       the establishment of a transparent, clear and non-discriminatory balance among the legitimate interests of the parties;

The Telecommunications Law provides basic guidelines as to price and thus leaves the detailed rules and enforcement to the Telecommunications Authority. Operators are entitled to determine tariffs in accordance with the regulations of the Telecommunications Authority. The Telecommunications Authority is authorized to determine the caps of tariffs, including line rentals. In making that determination, the Telecommunications Authority will take into account the terms and conditions of the concession agreements, licenses and general permissions in compliance with the guidelines set out in the Telecommunications Law. These guidelines require, among other things, that tariffs should be fair and should not involve any undue discrimination without justified reasons against persons under the same circumstances. They also require that international agreements to which Turkey is a party and the recommendations of international institutions should be taken into consideration in the determination of tariffs.

The Telecommunications Authority passed the “Tariff Regulation” on August 28, 2001, which sets out the principles and procedures to be applied for the approval and the audit of the tariff to be applied to the telecommunications services if it is determined that a business enterprise: (i) is a legal or a de facto monopoly; or (ii) is in a dominant position in the relevant service or geographic market; or (iii) has significant market power. In case it is determined by the Telecommunications Authority that the business activities are within the scope of such Regulation, the tariffs should be submitted to the Telecommunications Authority for approval. In determining which operators possess dominant position, the Telecommunications Authority will take into consideration the following criteria: market share; vertical integrity; the power to influence market conditions; entrance to relevant market; difficulty to control and replace the network; technologic superiority; lack of competition in the relevant market; the quantity of unused capacity and the power to access financial resources. On June 9, 2004, the Telecommunications Authority designated Turkcell an “operator holding dominant position” in the GSM Mobile Telecommunications Services Market.

The Telecommunications Authority published a Regulation on processing personal information and protecting confidentiality in the telecommunications industry on February 6, 2004. This Regulation establishes general principles to secure personal information and protect confidentiality. The Regulation established the following principles: an operator’s technical or administrative precautions to secure its services and its network must be approved by the Telecommunications Authority; operators must warn their consumers about risks and give them information to prevent such risks; except pursuant to a legal obligation or court decision, an operator may not listen to, observe, record, preserve, or disconnect voice telecommunications without the permission of those communicating; and operators may not observe, record or preserve data traffic concerning telecommunications except for their services.

The Telecommunications Authority published a regulation concerning “Co-Location and Facility Sharing” on December 31, 2003. According to the Regulation, operators holding significant market power and Turk Telekom will be Co-Location incumbents and operators having the right to establish their facilities upon or under of public or third party’s land or having the rights to compulsory such lands, will be of Facility Sharing incumbents.

General Principles of Application of The Regulation concerning “Co-Location and Facility Sharing”: Co-Layout and Facility Sharing prices will be determined on cost basis. Any land, facility and the facilities under the usage of Co-Location responsible is in the scope of Co-Location and Facility Sharing to increase competition, to use restricted sources efficiently and to support public good. The costs should be certificated by the Co-Location responsible. Efficient competition should be incited between the operators. To not corrupt parties operational and investment plans, an efficient communication between parties shall be provided.

On September 5, 2004, the Telecommunications Authority abolished the Regulation on Administrative Fines to be imposed on the Operators (published on August 1, 2002) and published the Regulation on Administrative Fines, Sanctions and Precautions to be imposed on the Operators. According to the amended Regulation the Telecommunications Authority retains the right to impose fines in the event an operator submits incorrect or misleading documents; fails to submit documents as requested by the Telecommunications Authority; does not timely submit such documents; does not permit inspection or audit to be made by the Telecommunications Authority; uses unpermitted equipment or equipment not complying with standards; alters technical features of equipment; or does not pay fees arising from its use of license and frequencies or does not comply with the provisions of concession agreements, telecommunications licenses and general authorizations or the legislation. In addition, the amended Regulation authorizes the Telecommunications Authority to impose sanctions and precautions as well as administrative fines.

Turkish Competition Law and the Competition Authority

In March 1997, the Competition Law (Law No. 4054) established a Competition Board. The Competition Board, consists of 7 members who are appointed for a term of six years. It is an autonomous authority with administrative and financial independence established to ensure effective competition in markets for goods and services.

Powers and Functions of the Competition Board

The Competition Board can carry out investigations, evaluate requests for exemptions, monitor the market, assess mergers and acquisitions, submit views to the Ministry of Industry and Trade and perform other tasks stipulated by the Competition Law. The Telecommunications Authority can apply to the Competition Board if it determines that agreements regarding standard reference tariffs, network interconnection and roaming violate the Competition Law.

Furthermore, any real or legal entity may file a complaint with the Competition Board. Upon determination of any violation, the Competition Board can take necessary measures to prevent the violation and may impose fines on those who are liable for such prohibited practices.

In September 2002, the Telecommunications Authority and the Competition Board entered into a Protocol on Cooperation. The Protocol establishes a framework whereby the Telecommunications Authority and Competition Board can cooperate on legal actions and attitudes regarding measures, detections, regulations and inspections that affect competition conditions and the extension of competition in the telecommunications sector. The Protocol on Cooperation allows issues to be resolved more effectively and maintains a free and sound competition environment in the telecommunications sector. Furthermore, it prevents controversial and/or misleading statements by handling the complaints of the operators, and it harmonizes the interpretation of related legislation thus enabling mutual cooperation and information transfer.

GSM Licensing in Turkey

We have signed a renewed concession agreement for our GSM license on February 13, 2002. The major provisions of the renewed agreement are identical to those in the concession agreement we had signed with the Ministry of Transportation in 1998. However, the renewed agreement provides that a monthly payment of 15% over our gross revenue paid to the Treasury shall be subject to the legal interest rate. Also, if such payments are not duly paid twice in any given year, a penalty in an amount equal to triple the last monthly payment shall be payable to the Treasury. We are also obliged to pay annual contributions to the Telecommunications Authority’s expenses in an amount equal to 0.35% of our net revenues. Finally, an article concerning the protection of users’ (“subscribers”) rights and an article concerning arbitration for the settlement of disputes are included in the renewed concession agreement.

The Law numbered 5398, dated July 3, 2005, changed the definition of gross revenue. Article 16 of the Law No. 5398 provides that The Concession agreements shall be adapted to the mentioned change upon the request of the operators. Accordingly Turkcell applied to the Telecommunications Authority on June 25, 2005. On  March 10, 2006 the adapted concession agreement was signed between Turkcell and the Telecommunications Authority.

Under the Telecommunications Law, a license for value added telecommunications services may be granted for up to 49 years. A GSM licensee is subject to the Telecommunications Authority’s right to suspend or terminate operations of the licensee on the grounds of security, public benefit, national defense or to comply with international treaties. However, suspension or takeover of facilities under these circumstances is subject to the payment of compensation to the operator. The Telecommunications Authority can also inspect such licensee and nullify its license if the licensee has materially failed to comply with the terms of its license.

The terms of license agreements are governed by the Authorization Regulation, and it provides that the Telecommunications Authority can supervise licensed operators of valued added services, approve the transfer of licenses to third parties, ensure continuation of services in the event of cancellation of a license and approve the investment plans submitted by licensees.

The Telecommunications Authority can require an operator to modify its tariffs to promote fair competition or the public interest, and the Telecommunications Authority may also terminate licenses in cases of gross negligence.

Under the Authorization Regulation, the licensee is responsible for installing telecommunications equipment in conformance with international signalization systems and numbering plans. Further, the licensee is obligated to make those investments which are necessary to offer the licensed service. These obligations include design of the service, the making of financial investments and the installation and operation of the facility required for the service. Licensees are allowed to determine the prices for services, subject to the regulations of the Telecommunications Authority. Copies of the tariffs are required to be made available to the public and to customers. Upon the expiry of a license, including termination, the facilities and immovables of the licensee relating to the value added services will be transferred by the licensee in accordance with the license agreement.

Under the Authorization Regulation there are four types of authorization to provide telecommunications services and establish and operate infrastructure. All with a maximum term of 25 years except general authorization :  i) Duty Agreement (only between Turk Telekom and the Authority; after the privatization of Turk Telekom, a concession agreement was signed between Telecommunication Authority and Turk Telekom; ii) Concession Agreement; iii) Telecommunications License; and iv) General Authorization.

Operators sign a Concession Agreement with the Telecommunications Authority to provide telecommunications services or/and to establish or operate networks carried out by a limited number of operators on a national basis. On the other hand, operators providing telecommunications services or/and to establish or operate networks that are provided by a limited number of operators on a regional or local basis could be provided by acquiring a first type Telecommunications License by Telecommunications Authority. Operators who are authorized via a Concession Agreement or first type Telecommunications License cannot be authorized by any other authorization type. Turkcell has signed a Concession Agreement and thus cannot be authorized by any other authorization type.

Second Type Telecommunications Licenses can be granted for the services listed in Article 18 of Law No. 406 if they are not required to be provided by a limited number of operators. Operators should obtain a Second Type Telecommunications License from the Telecommunications Authority to provide telecommunications services or/and to establish or operate network that are not required to be carried out by a limited number of operators and services listed on article 18 of the Telecommunication Law. General Authorizations are issued for the telecommunications services and infrastructure which are not listed in Article 18 of Law No. 406 and if they are not required to be provided by a limited number of operators.

The Licenses, which may be granted under the Regulation, shall have a maximum term of 25 years.

Under the Authorization Regulation, companies applying for a first type telecommunication license, to conclude a license agreement or a second type telecommunication license or a general permit should meet the following criteria:

•       The company must be a joint stock company and shares must be registered.

•       The company should be established in accordance with the laws of Turkey.

•       The scope of the company as outlined in its articles of association should include telecommunications and the telecommunications activity which is applied for.

•       Those who form the company and the shareholders holding at least 5% of the shares of the company should not have been convicted to imprisonment due to;

•       crimes committed against the government or the crimes set out in the Struggle with Terrorism Act,

•       crimes against the Banking Law, Capital Market Law, debit, malversation, bribe, robbery, forgery, collusion, fraudulent bankruptcy, betrayal of trust, smuggling, tax fraud, corruption in a official tender or purchase and sale process, money laundering.

•       And finally, the company should fulfill any other terms of tender.

Additionally for a first type telecommunication license and for a second type telecommunication license, the company should fulfill any other specific provisions of the annex relating to relevant type of services.

During the term of the relevant License or Permit, the License or Permit holder is obliged to do the following:

•       Submit an investment plan for the coming year to the Telecommunications Authority, and notify the Telecommunications Authority of any revisions thereof.

•       Obtain the approval of the Telecommunications Authority for uniform subscription agreements prepared for each service.

•       Keep separate accounts for each License or Permit held.

•       Conduct the activities permitted under the License or the Permit within a separate entity if such License or Permit holder company is determined by the Competition Board to be in a dominant position in another sector.

•       Provide the Telecommunications Authority with internally audited final income statements and balance sheets within two months following the end of each financial year.

•       Submit to the Telecommunications Authority any financial audit reports and financial statements and other documentation as may be requested within one month following the end of the financial audit.

•       Provide the Telecommunications Authority with all documents related to agreements with third parties and information on equipment stocks as may be requested.

•       Connect or allow for the connection of any terminal equipment to its own system, provided the connection to the telecommunication network is approved by the Telecommunications Authority.

The License or Permit holder may assign its rights and obligations under the License or the Permit with the written consent of the Telecommunications Authority.

The Telecommunications Authority is authorized to amend or cancel the provisions and conditions of the License or the Permit.

The License Agreement

General

From 1993 until April 27, 1998, we were subject to a revenue sharing agreement with Turk Telekom. Under our revenue sharing agreement with Turk Telekom (successor of PTT), Turk Telekom allocated frequency bands necessary for the operation of a GSM network, executed subscriber contracts, performed subscriber billing and fee collection and allowed us access to Turk Telekom’s existing communications networks. In addition, Turk Telekom allowed us to construct base station control stations at Turk Telekom’s facilities and leased transmission connections between base stations, mobile telephone exchanges and control stations to us.

In exchange, we provided mobile telephone services within Turkey through a multi phase build-out of a GSM system. The first phase of the build-out covered Istanbul, Ankara and other large population centers along with airports and the airport roads. The second and third phases provided for the build-out of the GSM network to less densely populated areas. In addition, through our contractual relationships with Ericsson Turkey and Sonera, we provided the necessary equipment and expertise for the operation of the GSM network. We received 100% of the fees generated by SIM card sales, 32.9% of the fees billed for connection, monthly fixed fees and outgoing calls and 10% of the fees billed for incoming calls, an arrangement that resulted in payment to us of approximately 25% to 30% of the net system revenue generated by subscribers of our GSM network. We currently operate under a 25-year GSM license which we were granted in April 1998 upon payment of an upfront license fee of $500 million. Initially, we signed the license agreement with the Ministry of Transportation and as per the requirements under the Amending Law, we have renewed the agreement to which the Telecommunications Authority is the party. The new agreement has introduced two extra articles. The first one involves an administrative fee, amounting to 0.35% of the previous year’s gross revenue less tax, treasury share, and VAT, payable to the Telecommunications Authority until the last working day of April in the following year. The other article underlines consumer rights of subscribers during their subscription to the network.

Law 5398 of July 3, 2005 changed the definition of gross revenue. Article 16 of the Law No. 5398 provides that The Concession agreements shall be adapted to the mentioned change upon the request of the operators. Accordingly Turkcell applied to the Telecommunications Authority on June 25, 2005. On

March 10, 2006 the adapted concession agreement was signed between Turkcell and the Telecommunications Authority. With this adaptation the definition of gross revenue determined in the concession agreement changed.

Terms

Under the license agreement, we hold a licensed concession to provide telecommunications services in accordance with GSM-PAN European Mobile Telephone System standards in the 900 MHz frequency band. Our license covers 50 channels in the 892.2-959 MHz band and allocates telephone numbers between the 530 and 539 area codes in the national numbering plan. Our license also permits us to establish customer service centers, sign contracts with subscribers and market our services to subscribers. Our license was issued with an effective date of April 27, 1998, for an initial term of 25 years. At the end of the initial term, we must renew our license subject to the approval of the Telecommunications Authority, but under current Turkish law, our term cannot exceed 49 years. We shall apply to the Telecommunications Authority between 24 months and 6 months before the end of our license. Our license is not exclusive and is not transferable without approval of the Telecommunications Authority.

We paid a license fee of $500 million to the Turkish Treasury upon effectiveness of our license. As security for the performance of our obligations, we were also required to deliver cash or a bank guarantee equal to 1% of our license fee. On an ongoing basis, we must pay 15% of our monthly gross revenue, which has been redefined as of March 10, 2006 to include subscription fees, monthly fixed fees and communication fees and  to exclude interest charges for late collections from subsribers and indirect taxes, such as 18% VAT and other expenses as well as the accrued amounts that are recorded for reporting purposes to the Turkish Treasury. We have settled with the Ministry of Transportation concerning the calculation of ongoing license fee payments. See “Item 8A. Consolidated Statements and Other Financial Information—Legal Proceedings.”

In addition, our license agreement requires that we obtain permission from the Telecommunications Authority for a transfer of our shares representing 10% or more of our share capital within five years starting from the date of our license, which is April 27, 1998. Furthermore, under the Telecommunication Services Regulation, the Telecommunications Authority must approve any transfer of 49% or more of our shares by any of our original shareholders. This restriction does not apply where the transferee, on the date of the license’s issuance, was either a subsidiary, an affiliate or a group company.

License Conditions

Our license subjects us to a number of conditions. While the license agreement provides that our license may be revoked in the event that we fail to meet any of these conditions, we believe that we are currently in compliance with all license conditions.

Coverage

Our license requires that we meet coverage and technical criteria. We must attain geographical coverage of 50% of the population of Turkey (living in cities or towns of 10,000 or more inhabitants) within three years of our license’s effective date and at least 90% of the population of Turkey (living in cities or towns of 10,000 or more inhabitants) within five years of the effective date of our license. This coverage requirement excludes coverage met through national roaming and installation sharing arrangements with other GSM systems and operators. Upon the request of the Telecommunications Authority, we may also be required, throughout the term of our license, to cover at most two additional areas each year. Except in the event of force majeure, we must pay a late performance penalty of 0.2% of the investment in the related coverage area per day for any delay of more than six months in fulfilling a coverage area obligation. As of today, we have met and surpassed all coverage obligations.

Service Offerings

Our license requires that we provide services that, in addition to general GSM phone services, include free emergency calls and technical assistance for customers, free call forwarding to police and other public emergency services, receiver optional short messages, video text access, fax capability, calling and connected number identification and restrictions, call forwarding, call waiting, call hold, multi party and three party conference calls, billing information and the barring of a range of outgoing and incoming calls.

Service Quality

Generally, we must meet all the technical standards of the GSM Association as determined and updated by the European Telecommunications Standards Institute and Secretariat of the GSM Association. Service quality requirements require that call blockage not exceed 5% and call drops not exceed 2 dropped calls per erlang, which is the industry standard measuring the ratio of total dropped calls during the most congested hour of network traffic during the relevant time period to the traffic intensity for that congested hour. The Telecommunications Authority has the right to monitor our service standards, compile information and take action to guarantee customer rights. Additionally, as a guarantee of our service and coverage commitments, we must obtain all-risk insurance coverage at an adequate amount to provide for uninterrupted operation.

Tariffs

The license agreement regulates our ability to determine our tariff for GSM services. The license agreement provides that, after consultation with us and consideration of tariffs applied abroad for similar services, the Telecommunications Authority sets the initial maximum tariffs in Turkish Lira and US dollars. Thereafter, our license provides that the maximum tariffs shall be adjusted at least every six months. The license agreement provides a formula for adjusting the existing maximum tariffs based on, in the case of maximum tariffs established in New Turkish Lira, the Turkish Consumer Price Index announced by the Ministry of Industry and Trade of Turkey. The increase applied is 97% of the increase in the index. In the case of maximum tariffs established in US dollars, the increase is based on the US Consumer Price All Item Index minus 3%. Although action is required for an adjustment of maximum tariffs, our license agreement provides that we are free to establish rates for services up to the then existing maximum tariff (subject only to a seven-day prior notification to the Telecommunications Authority).

On July 10, 1998, the Ministry of Transportation, the then-authorized body, established under our license a set of initial maximum rates and a set of initial maximum standard tariffs that govern both Telsim and us. The initial standard tariffs constitute the highest rates that we may charge for particular services to customers that have not purchased any of the customized service packages that we offer. The maximum rates constitute the highest rates we may charge for the services included in these customized service packages. Generally, the maximum rates for particular services are set higher than the standard tariffs for those services. Therefore, in customizing our service packages to meet the needs of different customer segments, we may combine higher activation or monthly charges (or both) with lower airtime rates.

Under the standard tariff, we may from time to time notify the Telecommunications Authority of a per-minute airtime fee, which is treated as its Basic Unit Rate.

The standard tariffs and the maximum rates have been established in New Turkish Lira and the Telecommunications Authority’s schedule of standard tariffs and maximum rates are premised on the TRY/US$ Exchange Rate in effect on the date they were approved by the Telecommunications Authority.

We believe that the existing initial standard tariffs and the existing initial maximum rates have been established at levels that enable us to offer competitive pricing and service packages consistent with our overall marketing strategy and business plan.

Relationship with the Telecommunications Authority

The license agreement creates a mechanism for an ongoing relationship between us and the Telecommunications Authority. The Telecommunications Authority and Turkcell coordinate their activities through a License Coordination Committee, or the Committee. The Committee is comprised of five members, two appointed by the Telecommunications Authority, two by us and one by agreement of the Telecommunications Authority and our members, or, if no agreement is reached, by the Chairman of the Telecommunications Board. The Committee is charged with the task of ensuring the proper and coordinated operation of the GSM network, assisting in the resolution of disputes under the license agreement and facilitating the exchange of information between the parties.

The Committee meets at least quarterly and establishes its own operating principles and procedures unless an extraordinary meeting is called by any party with a 7-day advance notice. Matters in dispute are expected to be submitted to the Committee for resolution. While not binding, the Committee may render consultative decisions. Either the Telecommunications Authority or we may convene a special meeting to consider issues that arise under the license agreement.

License Suspension and Termination

The Telecommunications Authority may suspend our operations for a limited or an unlimited period if necessary for the purpose of public security or national defense, including war and general mobilization. During suspension, the Telecommunications Authority may operate our business, but we are entitled to any revenues collected during such suspension, and our license term will be extended by the period of any suspension.

Our license may be terminated under our license agreement:

•       upon a bankruptcy ruling against us by a competent court or a bankruptcy compromise decision, which is an agreement between creditors and a debtor to reschedule the debt of the debtor, if such ruling or compromise is not reversed or dismissed within 90 days after notice;

•       upon our failure to perform our obligations under the license agreement if such failure is not cured within 90 days after notice;

•       if we operate outside the allocated frequency ranges and fail to terminate such operations within 90 days after notice; or

•       if we fail to pay our ongoing license fee.

In the event of termination, we must deliver the entire GSM system to the Telecommunications Authority.

If our license is terminated for our failure to perform our obligations under our license, the performance guarantee given by us in an amount equal to 1% of the license fee may be called. The license agreement makes no provision for the payment of consideration to us for delivery of the system on such termination.

In the event of a termination of our license, our right to use allocated frequencies and to operate the GSM system ceases. Upon the expiration of the license agreement, initially scheduled to occur in 2023, without renewal, we must transfer to the Telecommunications Authority, or an institution designated by the Telecommunications Authority, without consideration, the network management center, the gateway exchanges and the central subscription system, which are the central management units of the GSM network. These units include related technical equipment, immovables and all other installations and assets used in the operation of the system. We may apply to the Telecommunications Authority between 24 and 6 months before the end of the 25-year license term for the renewal of the license. The

Telecommunications Authority may renew the license, taking into account the legislation then currently in effect.

Applicable Law and Dispute Resolution

Under our license agreement, any dispute arising from or under our license shall be brought before the License Coordination Committee. If the dispute is not settled within 30 days before the License Coordination Committee, it shall be referred to the parties. If the dispute is not resolved by the parties within 15 days, then it shall be settled by an arbitral tribunal in accordance with International Chamber of Commerce (“ICC”) Rules. The governing law of any arbitration is Turkish law and any such arbitration shall be conducted in English. Disputes relating to national security or public policy shall not be subject to arbitration proceedings.

Access and Interconnection Regulation

The Access and Interconnection Regulation (the “Regulation”) became effective when it was issued by the Telecommunications Authority on May 23, 2003. The Regulation sets forth the rights and obligations of the operators in the telecommunications sector in Turkey and establishes rules and procedures pertaining to their performance of such obligations. The Regulation primarily sets forth applicable principles, details of access and interconnection obligations, financial provisions, and policies and procedures regarding negotiations and contracts for access and interconnection.

The Regulation is driven largely by a goal to improve the competitive environment and ensure that users benefit from telecommunications services and infrastructure at a reasonable cost. Under the Regulation, the Telecommunications Authority may compel a telecommunications operator to accept another operator’s request for use of and access to its network. All telecommunications operators in Turkey may be required to provide access to other operators. The operators who are compelled to provide access to other operators are obliged to provide service and information on the same terms and qualifications provided to their shareholders, subsidiaries and affiliates.

In accordance with the Regulation, the telecommunications providers in Turkey (including Turk Telekom) are obliged to renew their interconnection agreements within two months following the issuance of the Regulation. The renewed agreements must comply with the provisions of the Regulation, including cost-based pricing. Accordingly, we entered into a supplementary protocol with Telsim on October 9, 2003, and with Turk Telekom the following day. On September 9, 2003, we entered into a new interconnection agreement with Globalstar. As a result of intervention by the Telecommunications Authority, we entered into new supplemented protocols with Turk Telekom on November 10, Telsim on November 21, and Globalstar on December 11, with amended tariffs and tariff adoption procedures.

The Telecommunications Authority published a communiqué on June 3, 2003 defining “significant market power” as “the power to influence economic parameters such as the purchase or sale price of services provided to other operators and users; supply and demand of said services; market conditions; components of fundamental telecommunications network utilized for telecommunications services; and access to users in the relevant telecommunications market.”  In determining which operators possess significant market power, the Telecommunications Authority will take into consideration the following criteria: market share; the power to influence market conditions; the relationship between quantity of sales and size of the relevant market; the power to control access to the end user; power to access financial resources; and experience regarding production and introduction of services in the market. On August 21, 2003, the Telecommunications Authority designated us an “operator holding significant market power” in the “GSM Mobile Telecommunication Services Market” and “GSM Mobil Call Termination Services Market” and Telsim an “operator holding significant market power” in “the GSM Mobil Call Termination Services Market.”  On January 4, 2005, the Telecommunications Authority designated Turkcell individually as an “operator holding significant market power” in the “GSM Mobil Call Termination Services Market”. Finally, on December 15, 2005, the Telecommunications Authority designated Turkcell, Telsim and Avea as “operators holding significant market power” in the “GSM Mobil Call Termination Services Market” and designated Turkcell individually as an operator holding significant market power in the “Access to GSM Mobile Networks and Call Originating Markets”.

While all operators will be obliged to enter into negotiations for interconnection agreements with any requesting operator, Turkcell, Telsim and Avea as operators holding significant market power in the “GSM Mobil Call Termination Services Market”, as well as Turk Telekom, are obliged to provide interconnection. These operators may limit access or interconnection to other operators only if it is objectively proven that network operation security or network integrity or data protection cannot be maintained or that interconnection or access is technologically unfeasible; in any case, the approval of the Telecommunications Authority is also required. The Telecommunications Authority may also limit the interconnection obligation of an operator upon the operator’s request, provided that there are technical and commercial alternatives to the interconnection or that required resources for such interconnection are unavailable. While operators not deemed to hold significant market power are free to set their access and interconnection tariffs, operators holding significant market power are required to determine their access and interconnection tariffs on a cost basis. Specifically, the Regulation provides that the tariffs will be the marginal cost of procuring efficient services, including an “appropriate return” on capital employed for procurement of services, plus a portion of overall costs attributable to such service.

In addition, the Telecommunications Authority has required operators holding significant market power, as well as Turk Telekom, to share certain facilities with other operators under certain conditions and to provide co-location on their premises for the equipment of other operators at a reasonable price by the regulation concerning “Co-Location and Facility Sharing.”  See “Regulation of the Turkish Telecommunications Industry” above.

The Telecommunications Authority may also require telecommunications operators to provide number portability, which means allowing users to keep the same phone numbers even after they switch from one network to another.

Under the Regulation, operators holding significant market power are required to provide access and services to all operators on equal terms. Operators with significant market power are also required to perform unbundling of their services, which means that they have to provide separate service of and access to transmission, switching, and operation interfaces. Furthermore, the Telecommunications Authority may establish rules applicable to the division of the costs of facilities among parties.

All access and interconnection contracts must be submitted to the Telecommunications Authority within fifteen days of execution. The Telecommunications Authority may request modifications to the contracts should they contain any provisions contrary to the legislation. The access and interconnection contracts will be publicly available, excluding trade secrets. All operators holding significant market power will also be required to prepare reference interconnection proposals and submit them to the Telecommunications Authority. Turk Telekom will submit such reference interconnection proposals within three months of the date of the Regulation; other operators will be required to submit such proposals within three months following the date of the Telecommunications Authority’s determination that they hold significant market power. Except where otherwise specified by the Telecommunications Authority, reference interconnection proposals will be renewed every year. We have submitted our reference interconnection proposal to the Telecommunications Authority, which has the right to vary its terms. Furthermore, on May 3, 2005 the Telecommunications Authority has published our interconnection proposal on its website.

If two operators are unable to reach an interconnection agreement within three months of the date of the initial access request, either party may refer the dispute to the Telecommunications Authority for resolution. Should the parties continue to be unable to reach an agreement within six weeks (which the Telecommunications Authority may extend for an additional four weeks) after the Telecommunications Authority initiates a settlement procedure, the Telecommunications Authority will establish terms, conditions, and fees applicable to the agreement and binding on both parties.

Should a telecommunications operator violate any provisions of the Regulation, the Telecommunications Authority may impose an administrative fine ranging from 0.5% to 3% of the operator’s turnover for the preceding calendar year.

In September 2004, the Telecommunications Authority published “Standard Reference Interconnection Tariffs, to recommend call termination fees of the operators holding significant market power on “GSM Mobil Call Termination Services Market” and Turk Telekom. In accordance with the recommendation as of January 1, 2005, call termination fees of the operators holding significant market power on “GSM Mobil Call Termination Services Market” is 0.148 TRY and as of October 1, 2005, 0.140 TRY.

The Ukraine License Agreement

Our subsidiary, Astelit, operates under an “Activity License” issued by the State Committee of Communication of Ukraine (Telecommunications Authority until 2005) (the “SCCU”) on June 8, 1998, with an initial term of ten years. This license grants us the right to build, maintain and use (i.e. provide telecom services) a cellular radio telecommunications network compliant to the DCS-1800 standard until June 8, 2008. The Activity License is supplemented by a non-transferable “Frequency License”, issued by the same authority. We pay $75,012 per month for the allocated frequencies under our Frequency License. Another Ukrainian subsidiary of ours, DCC, also maintains several licenses, including a license for local telephone network construction, maintenance and use compliant to the D-AMPS standard, a number of D-AMPS frequency licenses (complimentary to activity licenses), a long-distance (national) and international carrier license and radio link frequency licenses.

In November 2005, Astelit acquired an activity license which grants it the right to build, maintain and use (i.e. provide telecom services) a cellular radio telecommunications network compliant to the GSM 900 standard until November, 2020 at a cost of $1.8 million. In November, 2005 Astelit also acquired two frequency licenses covering all 25 regions of Ukraine, and valid until November, 2020 at a cost of $4.5 million. Astelit pays $10,693 per month for the allocated frequencies under our Frequency Licenses.

The terms of our licenses require us to make certain notifications to Ukrainian government agencies and also to maintain certain levels of service for our customers. If we violate the provisions of our licenses, our license or operations could be suspended or terminated for a limited or unlimited period. In addition to maintaining licenses, Astelit and DCC have each concluded interconnection agreements with other Ukrainian telecommunications companies including Ukrtelecom, UMC, Kyivstar and Goldentelecom. These agreements set forth generally the rates for interconnection services, as well as standards, equipment to be used, settlements procedure, dispute resolution and amendment procedures.

Turk Telekom, Telsim, Avea, Milleni.com and Globalstar Interconnection Agreements

General

We have entered into interconnection agreements with Turk Telekom, Telsim, Avea Milleni.com and Globalstar.

Under these interconnection agreements, Turk Telekom, Telsim, Avea, Milleni.com and Globalstar agree to permit interconnection of their networks with our network to enable calls to be transmitted to, and received from, the GSM system operated by us through its existing digital fixed telephone switches.

The interconnection agreements also establish understandings between the parties relating to various key operational areas, including call traffic management and the agreements contemplate that we and the other parties will agree to the contents of various manuals that will set forth in detail additional specifications concerning matters which are not specifically covered in the interconnection agreement. These matters include quality and performance standards, interconnection interfaces and other technical, operational and procedural aspects of interconnection.

The interconnection agreements specify that the parties shall comply with relevant international standards, including standards adopted by the GSM Memorandum of Understanding, the Telecommunications Standards Bureau of the International Telecommunications Union and the European Telecommunications Standards Institute. In the absence of applicable international standards, the interconnection agreements provide that the parties will establish written standards to govern between them.

The interconnection agreements outline the applicable interconnection principles and provide the technical basis and rationale for technical specifications and manuals to be agreed to by the parties. The interconnection agreements:

•       set forth agreements between the parties relating to the location of exchanges;

•       create obligations regarding network alterations;

•       establish routing principles to govern how call traffic will be routed within a network and between the networks of the parties, including interconnection routing rules;

•       provide for arrangements concerning capacity and expansion of capacity through new points of interconnection;

•       mandate arrangements concerning the use of numbering to transmit calls in accordance with national and international practices;

•       provide for periodic technical review meetings between the parties;

•       permit each party to engage in testing of interconnection exchanges;

•       address the consequences of transmission failures;

•       create an obligation to cooperate in order to maximize overall quality of transmission of calls in accordance with international standards;

•       deal with emergency calls, calling line identification and malicious call identification;

•       assure the ability of a party to have access to the other party’s premises where relevant equipment may be located (subject to appropriate protections);

•       establish procedures to deal with network faults; and

•       address issues relating to the construction and installation of antennas, towers and other elements of system infrastructure.

In addition, the parties agree to provide to the other party information which is necessary to enable performance of their interconnection obligations, the provision of services or utilization of equipment and/or buildings as contemplated in the interconnection agreement.

Turk Telekom

In the Turk Telekom interconnection agreement, Turk Telekom also agrees to permit us to utilize Turk Telekom’s buildings, premises and other infrastructure and to lease the means of communications transmission between our GSM exchanges, base stations and base station control stations. We retain the right, however, to establish our own transmission network at our own expense in the event that such transmission network is not made available to us by Turk Telekom, subject to the consent of the Telecommunications Authority.

If Turk Telekom enters into interconnection agreements with other operators of mobile or similar telecommunications services, the conditions of such agreements must be the same as those in their interconnection agreement with us. If any such agreement does contain differing terms, we have the right to demand identical terms. If we desire to use the facilities and such use would impair the use of such facilities by others, our request will be given priority over potential users of the facilities that have not entered into license agreements with the Telecommunications Authority. Priority among operators which have entered into such license agreements will be given to the application that was first received by Turk Telekom.

The Turk Telekom interconnection agreement specifies that ownership of the GSM equipment and other materials, including those in existence on the date of the Turk Telekom interconnection agreement and those subsequently installed, belong to us. The agreement also provides that intellectual property rights will belong to the developer or owner.

Payments

The Turk Telekom interconnection agreement provides for the payment by us to Turk Telekom of fees for the interconnection services provided by Turk Telekom and for the lease of transmitting facilities linking base stations, mobile telephone exchanges and base station control stations. Turk Telekom is not entitled to any payment in respect of our use of our own transmission system. Turk Telekom also agrees to pay us for calls transmitted over our network.

The Turk Telekom interconnection agreement provides that Turk Telekom will pay the 1% Turkish communications tax, which is payable on the basis of communications fees collected by Turk Telekom from customers in connection with telephone, facsimile, telex and data excluding subscription fees. Turk Telekom is liable to pay this tax to the relevant municipality pursuant to the Municipality Revenues Act. We would be liable in respect of any increase in the applicable rate of the communication tax. If a party fails to make payment when due, the amount past due is deemed converted into US dollars and bears interest at a rate of 2% per month.

A number of the provisions of the Turk Telekom interconnection agreement address matters concerning billing and payment of bills for services rendered under the Turk Telekom interconnection agreement. Each party is required to record call information and to provide that information to the other party. Each party is responsible for invoicing the other party on a monthly basis.

Call Tariffs

In accordance with the agreement concluded between Turkcell and Turk Telekom on September 20, 2003, the call tariffs are set in Turkish Lira and will be revised by the parties every three months based on the consumer price index. During periods of sharp devaluation of the Turkish Lira, the devaluation rate will also be taken into consideration in such revisions. These price terms are applicable until the end of 2004 when both parties will revise them based on conditions reached at that time. All the rates are net of all applicable taxes.

The parties couldn’t agree on call termination tariffs which would be applicable from December 12, 2004, Turk Telekom referred this dispute to the Telecommunications Authority for resolution. The Telecommunications Authority applied its provisional call termination tariffs of August 5, 2005 to both parties. In accordance with the decision of Telecommunications Authority; Turk Telekom must pay Turkcell 0.140 TRY  (approximately 10.5 cents as of April 7, 2006) per minute as of October 1, 2005. And Turkcell shall pay to Turk Telekom a net amount of 0.02 TRY (approximately 1.5 cents as of April 7, 2006)

per minute for local traffic and a net amount of 0.037 TRY (approximately 2.8 cents as of April 7, 2006) per minute for metropolitan and long-distance traffic routed from Turkcell to Turk Telekom.

For SMS services from Turk Telekom’s network to our network, Turk Telekom will pay us a net amount of TRY 0.029243 approximately $0.021414 per SMS after deducting VAT and other taxes. For SMS services from our network to Turk Telekom’s network, we will pay Turk Telekom a net amount of TRY 0.015126 approximately $0.011076 per SMS after deducting VAT and other taxes.

Calls from one of our subscribers to another one of our subscribers are not subject to a payment to Turk Telekom.

In accordance with the interconnection agreement between Turkcell and Turk Telekom, Turkcell is obliged to pay to Turk Telekom for international calls from our network, 70% of the net amount of the normal per-minute call charge, as outlined in Turk Telekom’s current tariffs. Pursuant to the said agreement Turk Telekom is obliged to pay us for incoming international calls that are terminated on our network 45% of the international settlement charge (terminal rate) that is transferred by the international carrier operator to Turk Telekom. We and Turk Telekom have an ongoing dispute over this agreement. Please see “Item 8.A. Consolidated Statements and Other Financial Information—Legal Proceedings.”

We route local traffic to other Turkish operators using Turk Telekom’s interconnect switch, for which we pay the net amount determined for local traffic by Turk Telekom. Currently we pay 0.036921 cents for local calls and 0.051689 cents for non-calls. The switch is an element of a telephone network that connects telephone calls to telephone users on the same or other networks. Turk Telekom does not pay any charge to the network that receives the call and reserves the right to refuse to switch the transit traffic should such charges be imposed.

We do not pay any charges to Turk Telekom for calls to special service numbers which are called free of charge according to Turk Telekom tariffs. For calls to special service numbers that are not free of charge, every service charge is determined separately by the parties. The tariff includes VAT.

Rental Rates

According to the Interconnection Agreement with Turk Telekom, the rental rates for Turk Telekom’s real estate leased by us located in residential areas should be established according to an expert’s report prepared by the local real estate experts of Turkish Emlak Bank. If there is no Turkish Emlak Bank unit in the area, or if the Turkish Emlak Bank cannot prepare an expertise report, then the rental rate is based on the average rental prices determined by the relevant units of the Chamber of Commerce and Industry or, in cases where the above two units are not available, according to a report prepared by a valuation committee that will be established by the participation of three Turk Telekom personnel and one of our personnel.

Upon the expiry of a one-year rental period, rental price increases will be made according to rates issued in the annual state tenders report prepared by the Ministry of Finance, and 45% of the rental fee will be added for expenses including personnel, lighting and water, among others, starting from the beginning of the lease period.

Charges for Energy at Switching Centers

We can subscribe to TEDAS (Turkish Electricity Distribution Co.) or another relevant electricity distribution company as a stand alone customer and pay its energy usage charges. In such case, we will not pay any charges to Turk Telekom. We may also source energy by connecting a three phase electricity measuring gauge to Turk Telekom’s energy distribution panel. The expenses related to the connection of the measuring gauge will be borne by us. In addition, we may source energy by connecting an electricity measuring gauge to Turk Telekom’s generator, provided that all expenses related to the connection will be borne by us. The energy usage fee shall be calculated in accordance with a formula set forth in the Turk

Telekom interconnection agreement. Under the Revenue Sharing Agreement, we were not required to pay Turk Telekom for these services.

Miscellaneous

A party may seek to modify the Turk Telekom interconnection agreement by serving the other party with a notice of request to review such agreement if:

•       our license is materially changed (whether by amendment or replacement);

•       a material change occurs in the laws or regulations governing telecommunications in Turkey;

•       the Turk Telekom interconnection agreement expressly provides for a review or makes express provision for a review or the parties agree in writing that there should be such a review;

•       a material change occurs which affects or could affect the commercial or technical basis of the Turk Telekom interconnection agreement; or

•       there is a general review pursuant to the Turk Telekom interconnection agreement.

Upon service of a review notice, the parties must negotiate in good faith toward a resolution of the subject matter of the review. If the parties fail to reach agreement within three months from the date of service of the review notice, either party may request that the Telecommunications Authority determine the manner, if any, in which the Turk Telekom interconnection agreement should be modified. The Turk Telekom interconnection agreement will be modified in accordance with that determination, unless the determination is subject to a legal challenge. The Turk Telekom interconnection agreement can be assigned in accordance with our license agreement. The Turk Telekom interconnection agreement will terminate automatically upon the expiry of our license period or on termination of our license agreement by the Telecommunications Authority. Neither party may assign the businesses which are the subject matter of the interconnection agreement to any third party unless such assignment is required under the provisions of the Regulation and the License Agreement or the other party’s prior consent is obtained.

Telsim Interconnection Agreement

The Telsim interconnection agreement provides for the payment of fees by us to Telsim for the interconnection services provided by Telsim. A number of the provisions of the Telsim interconnection agreement address matters concerning billing and payment of bills for services rendered under the Telsim interconnection agreement. Each party is required to record certain call information and to provide that information to the other party. Each party is responsible for invoicing the other party on a monthly basis.

Call Tariffs

In accordance with the agreement concluded between Turkcell and Telsim on November 21, 2003, the call tariffs are set in Turkish Lira and will be revised by the parties every three months based on the consumer price index. During periods of sharp devaluation of the Turkish Lira, the devaluation rate will also be taken into consideration in such revisions. The pricing terms of the Telsim interconnection agreement will be applicable until the end of June, 2004 when both parties will revise them based on conditions reached at that time. All the rates are net of all applicable taxes. According to a supplemental agreement with Telsim on November 21, 2003, which was agreed after the intervention of the Telecommunications Authority these prices are applicable until June 30, 2004 and should be renewed within two months of such date.

As of 31 March, 2006 a dispute remains between Turkcell and Telsim regarding the revision of the interconnection prices. Telsim has referred this dispute to the Telecommunication Authority for resolution.

As of March 31, 2006, we currently pay Telsim a net amount of 0.212415 TRY (approximately 15.9 cents as of April 7, 2006) per minute for traffic switched from us to Telsim. Telsim pays us a net amount of 0.212415 TRY (approximately 15.9 cents as of April 7, 2006) per minute for traffic switched from Telsim to us. For SMS services from Telsim to our network, Telsim pays us a net amount of 0.029708 TRY (approximately 2.2 cents as of April 7, 2006) per SMS and we pay Telsim a net amount of 0.029708 TRY (approximately 2.2 cents as of April 7, 2006) per SMS sent from our network to Telsim’s. Both parties charge each other 0.233657 TRY (approximately 17.5 cents as of April 7, 2006) per minute for accessing each other’s directory inquiry services.

A party may seek to modify the Telsim interconnection agreement by serving the other party with a notice of request to review such agreement if:

•       its license is materially changed (whether by amendment or replacement);

•       a material change occurs in the law or regulations governing telecommunications in Turkey;

•       the interconnection agreement expressly provides for a review or makes express provision for a review or the parties agree in writing that there should be such a review;

•       a material change occurs that affects or could affect the commercial or technical basis of the interconnection agreement; or

•       there is a general review pursuant to the interconnection agreement.

Upon service of a review notice, the parties must negotiate in good faith toward a resolution of the subject matter of the review. If the parties fail to reach agreement within three months from the date of service of the review notice, either party may request that the Telecommunications Authority determine the manner, if any, in which the Telsim interconnection agreement should be modified. The Telsim interconnection agreement will be modified in accordance with that determination, unless the determination is subject to a legal challenge. The Telsim interconnection agreement cannot be assigned or transferred by the parties without the other party’s prior written consent. We and Telsim have an ongoing dispute over call termination fees, please see “Item 8.A. Consolidated Statements and Other Financial Information—Legal Proceedings” of this annual report on Form 20-F.

The Telsim interconnection agreement will remain in force for the period of the license period unless one of the parties serves a three month termination notice to the other party.

The Telsim interconnection agreement will terminate:

•       automatically upon expiry of the parties’ respective license periods or on termination of the respective license agreements by the Ministry of Transportation; or

•       save for events of force majeure, upon one month’s termination notice by the parties, due to failure to fulfill the obligations in the interconnection agreement for a period in excess of three months.

Even in the event of termination of the interconnection agreement, all services provided and the obligations of the parties during the term of this agreement will remain effective for a period of six months until interconnection can be established with Turk Telekom or another alternative network operator.

Any disputes between the parties shall first be subject to friendly settlement efforts. In the event that the parties fail to reach an amicable settlement, they then shall refer the matter to the Telecommunications Authority for its recommended solution to the dispute in question. If the proposed solution recommended by the Telecommunications Authority is not accepted by the parties, the parties are free to refer the matter to arbitration in accordance with the provisions of the Turkish Civil Procedural Law.

AVEA Iletisim Hizmetleri A.S. Interconnection Agreement

We and Avea, the entity incorporated as a result of merger of Is-TIM and Aycell signed a protocol canceling the interconnection agreement between Turkcell and Aycell and the parties have been agreed that Is-Tim interconnection agreement will be applicable between the parties.

Payments

The Is-Tim interconnection agreement provides for the payment of fees by us to Is-Tim for the interconnection services provided by Is-Tim. A number of the provisions of the interconnection agreement address matters concerning billing and payment of bills for services rendered under the interconnection agreement. Each party is required to record certain call information and to provide that information to the other party. Each party is responsible for invoicing the other party on a monthly basis.

Call Tariffs

The negotiations to renew our interconnection agreement with Is-Tim have ceased because of the merger between Aycell and Is-Tim (for further information see “Item 4B. Business Overview—Industry—The Turkish Mobile Market”). Effective on December 31, 2005, we pay Avea a net amount of 0.293630 TRY (approximately 22 cents as of April 7, 2006) per minute for traffic switched from us to Avea and Avea pays us a net amount of 0.224541 TRY (approximately 17 cents as of April 7, 2006) per minute for traffic switched from Avea to us.

For SMS services from Avea to our network, Avea pays us a net amount of 0.029708 TRY (approximately 2 cents as of April 7, 2006) per SMS and we pay Avea a net amount of 0.029708 TRY (approximately 2 cents as of April 7, 2006) per SMS sent from our network to Avea’s.

A party may seek to modify the interconnection agreement by serving the other party with a notice of request to review the agreement if:

•       its license is materially changed (whether by amendment or replacement);

•       a material change occurs in the law or regulations governing telecommunications in Turkey;

•       the interconnection agreement expressly provides for a review or makes express provision for a review or the parties agree in writing that there should be such a review;

•       a material change occurs which affects or could affect the commercial or technical basis of the interconnection agreement; or

•       there is a general review pursuant to the interconnection agreement.

Upon service of a review notice, the parties must negotiate in good faith toward a resolution of the subject matter of the review. If the parties fail to reach agreement within three months from the date of service of the review notice, either party may request that the Telecommunications Authority determine the manner, if any, in which the interconnection agreement should be modified. The interconnection agreement will be modified in accordance with that determination, unless the determination is subject to a legal challenge. The interconnection agreement cannot be assigned or transferred by the parties without the other party’s prior written consent. We and Avea have an on-going dispute over call term termination fees, please see, “Item 8.A. Consolidated Statements and Other Financial Information—Legal Proceedings” of this annual report on Form 20-F.

The Avea interconnection agreement will remain in force for the duration of the license period unless one of the parties serves a three month termination notice to the other party.

The Avea interconnection agreement will terminate:

•       automatically upon expiry of the parties’ respective license periods or on termination of the respective license agreements by the Ministry of Transportation; or

•       save for events of force majeure, upon one month’s termination notice by the parties, due to failure to fulfill the obligations in the interconnection agreement for a period in excess of three months.

Even in the event of termination of the interconnection agreement, all services provided and the obligations of the parties during the term of this agreement will continue to become effective for a period of six months until interconnection can be realized with Turk Telekom or another alternative network operator.

Any disputes between the parties shall be first subject of friendly settlement by the efforts of the parties. In the event that parties fail to reach an amicable settlement, then they shall refer the matter to the Telecommunications Authority for its recommended solution to the dispute in question. If the proposed solution recommended by the Telecommunications Authority is not accepted by the parties, the parties are free to refer the matter to arbitration in accordance with the provisions of the Turkish Civil Procedural Law.

Milleni.com Interconnection Agreement

We entered into a telecommunications services agreement with Milleni.com GmbH (“Milleni.com”) in April 2001. The Milleni.com telecommunications services agreement is intended to supply telecommunications services to each other within Germany and Turkey for an initial period of twelve months, after which the agreement will remain in force unless terminated by either party upon a minimum 60 days advanced written notice by either party.

Under the Milleni.com telecommunications services agreement, each of the parties agree to provide telecommunications services, as defined under the agreement, to each other whereby Milleni.com may convey calls to our switch and we may convey calls to Milleni.com’s switch for onward transmission to their destinations. Scope to the services may be extended subject to the parties’ further agreement. We and Milleni.com undertook to use the Services in accordance with directions, consents, specifications, designations or determinations of the local regulatory authorities within the respective jurisdiction. Moreover, each of the parties guaranteed certain principles for use of services by its customers to the other.

The Milleni.com telecommunications services agreement establishes understandings between the parties relating to a number of operational areas, including applicable interconnection principles and other technical, operational, financial and procedural aspects of interconnection.

Although the Milleni.com interconnection agreement is effective, in practice Turkcell does not carry calls to Milleni.com’s switch for onward transmission to their destinations provided that the termination of these calls on the relevant network and Milleni.com do not convey calls to our switch.

The Milleni.com telecommunications services agreement specifies that the parties shall establish and maintain initial points of connection required for the provisioning of services to and from their respective systems. Initially, the parties shall connect their telecommunications systems via a 2 Mbit/s circuit(s) to be provided by a supplier as agreed by the parties mutually. Ordering and provision of capacity by the supplier shall also be agreed between the parties. Any modifications or extensions to the initial arrangement require agreement between the parties in consideration of the traffic forecasts supplied by each of the parties to the other.

Each party shall bear its own equipment and installation charges for utilization of services and ongoing charges for the circuits to other party’s telecommunications system shall be shared equally.

Call Tariffs

Milleni.com charges us various prices identified within the agreement for calls destined to networks around the globe. Either party may modify its rates upon one-month advanced written notice.

Payments

The Milleni.com telecommunications services agreement provides for payment by both parties of fees for interconnection services. In that respect, we are obliged to pay charges due to Milleni.com in monthly arrears within 30 days from the receipt of invoice. Milleni.com should have paid charges due to us in monthly arrears within 30 days from the receipt of invoice.

The Milleni.com telecommunications services agreement indicated that the charges specified in the agreement are exclusive of Value Added Tax or any other applicable tax. If such taxes were due and owing, that amount should have been added to the invoice and charged to the other party at the then prevailing rate.

The Milleni.com telecommunications services agreement states that if a party fails to make charges when due, the amount past due bears daily interest at an annual rate of 3% points greater than Euro LIBOR from the date on which such amount became due until the date on which it is paid, unless the invoice was correctly disputed. The applicable interest should have been accrued day by day and not be compounded.

Miscellaneous

The Milleni.com telecommunications services agreement provides that either party might immediately suspend services or terminate the agreement by serving the other party with written notice if:

•       the other party commits a material breach (including failure to pay any charges) and has not remedied that breach within 30 days after receipt of written notice;

•       a party’s license to operate or to use either party’s system is revoked or terminated for any reason;

•       the other party makes an arrangement or composition with its creditors or makes an application to a competent court for protection from its creditors or a bankruptcy order is made or a resolution is passed for its winding up or a court of competent jurisdiction makes and order for its winding up or dissolution or an administration order is made or a receiver is appointed over any of its assets;

•       the other party does not provide services to a minimum standard agreed by the operation manual and fails to remedy such failure within 30 days of receipt of written notice; or

•       the other party fails to pass switched telecommunications traffic to the first for a period of 3 consecutive months.

Either of the parties can terminate the agreement if force majeure events arise or upon 60 days written notice. Termination or expiry of the agreement should have not affected accrued rights and obligations of the parties and indemnification and confidentiality provisions shall remain in force.

The Milleni.com telecommunications services agreement cannot be assigned without written consent of the other party, provided that rights and obligations thereunder may be assigned to an associated company of that party or to a third party who has acquired its system if such associated company or third party holds all necessary licenses, consents and permissions as may be necessary to fulfill its obligations under the agreement. Any permitted transfer is only effective upon signature by both parties and the assignee of a formal notation agreement under which the assigned shall agree to observe and perform all of the provisions of such telecommunications services agreement.

The Milleni.com telecommunications services agreement is governed under Turkish law and disputes arising thereunder shall be resolved in the Istanbul courts. The Milleni.com telecommunications services agreement also has provisions for settlement of billing disputes, including cooperation, executive management level consideration and referral to experts, if necessary.

Globalstar Interconnection Agreement

Call Tariffs

In accordance with the agreement concluded between Turkcell and Globalstar on December 11, 2003, for traffic switched from us to Globalstar we pay Globalstar the charges determined below after deducting VAT, communications tax and other taxes:

•       for traffic between 0 and 500,000 minutes, $0.40 per minute;

•       for traffic between 500,000 and 1,000,000 minutes, $0.31 per minute;

•       for traffic between 1,000,000 and 2,000,000 minutes, $0.25 per minute; and

•       for traffic greater than 2,000,000, $0.20 per minute.

For traffic switched from Globalstar to us, Globalstar pays us $0.175 per minute after deducting VAT, communications tax and other taxes.

Miscellaneous

The Globalstar interconnection agreement will remain in force for the duration of the license period.

The Globalstar interconnection agreement will terminate:

•       automatically upon expiry of the parties’ respective license periods or on termination of the respective license agreements by the Ministry of Transportation;

•       in case of breach of the agreement;

•       by one of the parties serving a thirty-day termination notice to the other party;

•       by a court decision providing cancellation of the agreement; or

•       by the approval of the Telecommunications Authority to cancel the agreement.

Any disputes between the parties shall be first subject to the efforts of the parties to resolve the dispute amicably. If the dispute remains unresolved, the parties will be free to refer the matter to the Istanbul courts.

Agreements Concluded with the Operators Licensed To Provide Long Distance Call Services

Turkcell, as an operator holding significant market power entered into Call Termination Agreements with 9 operators licensed to provide Long Distance Call Services. Under the Call Termination Agreements, Turkcell agreed, among other things, to terminate voice calls carried by the operators and rising from a national fixed telecommunication’s network or/and any international telecommunication’s network in accordance with technical specifications set out in the agreement.

Agreements Concluded with the Operators Licensed to Provide International Transit Traffic Services

Turkcell, entered into International Traffic Carrying Services Agreements with 7 operators. Under these Agreements, we may carry calls to these operators’ switch for onward transmission to their destinations and these operators should provide the termination of these calls on the relevant network. These operators charge us at various prices identified within the scope of the agreement for the calls directed to numerous networks around the globe. The operators may modify their rates upon fifteen days advanced written notice and these rates will be applicable upon our approval.

We are continuing to negotiate with other operators holding licenses to provide Long Distance Call Services on the terms of the license agreements and we are expected to sign International Traffic Carrying Services Agreement in 2006.

Prospective Legislation and Regulations

Below, is a brief overview of some of the major proposed legislative and regulatory initiatives in Turkey that, if implemented, could have a significant impact on our operations.

Regulations

Number Portability

Number portability allows subscribers to change their telephone operator or physical location or the type of the service without changing their telephone numbers.

In order to assess operator concerns about number portability, the Telecommunications Authority has sent a questionnaire to the operators regarding technical, marketing and regulatory issues of the Number Portability application.

Defining the Relevant Markets

Currently, only three markets have been nominated by the Telecommunications Authority as relevant markets pursuant to which it is authorized to determine the operators within such market holding significant market power or a dominant market position. These markets are mobile telecommunications market, mobile call termination market and access to GSM mobile networks and call originating market.

Authorization of Value Added Telecommunication Services Operators

The Telecommunications Authority is preparing to authorize the operators to provide Value Added Telecommunication Services by appending an annex to the Authorization Regulation, specifying provisions relating to such services. The Telecommunications Authority will specify the authorizations types and procedures to be applied and minimum value of authorization fee for Value Added Telecommunication Services within the annex.

In order to assess operator concerns regarding this regulation, the Telecommunications Authority has sent a questionnaire to the operators regarding technical, marketing and regulatory issues of the Value Added Telecommunication Services within the European Union Regulations and international applications.

In accordance with the Telecommunications Authority Regulation, we may be required to provide access and/or interconnection services to requesting VAS operators.

Authorization of Mobile Virtual Network Operators (MVNO’s)

According to proposed regulation, Mobile Virtual Network Operators shall provide their services by using the infrastructure of GSM operators. The Telecommunications Authority has published a draft annex to Authorization Regulation specifying provisions relating to MVNO’s. We have objected to the draft Regulation on the grounds that obligating us to share our infrastructure with the MVNO’s would infringe on our rights in accordance with our license agreement.

Authorization of Directory Services Operators

The Telecommunications Authority has published a draft annex to Authorization Regulation specifying provisions relating to Authorization of Directory Services Operators.

In accordance with the draft regulation, the Telecommunications Authority will grant licenses to provide Directory Services. Directory Services Operators, shall provide their services without infringing the provisions of the relevant law and regulation related to the protection of the confidentiality by accessing to the database on the subscribers’ information’s of the other authorized Telecom operators (including GSM operators and Turk Telekom). Likewise, to provide authorized services Directory Services Operators should sign an interconnection agreement as a result of the commercial negotiation with the authorized operators. The draft regulation does not contain any provision forcing us to sign an interconnection agreement with the Directory Services Operators.

Legislation

Electronic Communications Law

The draft of the Electronic Communications Law prepared by the Ministry of Transportation aims to establish a similar legislative system to the EU regulatory framework and existing Telecommunications Authority regulations. The draft has the following key terms:

•       The termination of the “access” has been firstly used in a text of the law and the scope of the “access” has been enlarged by authorizing the Telecommunications Authority to specify the statements not designated clearly in the draft legislation which should be deemed as “access”. In accordance with the mentioned provision and expected telecom services authorizations, the Telecommunications Authority may designate us and other Telecom operators as operators holding obligation to provide access.

•       The Telecommunications Authority is authorized to impose any obligations to the operators holding significant market power within the scope of the legislation included but not limited to the following: restrict and interrupt the subscription, oblige the operators to display their activity in separate legal entities, recommend and/or designate the upper limits of tariffs, obligate operators to imply carrier selection to the other telecom operators from their network.

•       As per article 60 of draft law Authority’s power to impose fine on the operators is expanded. By the mentioned article the Authority has a power to impose an administrative fine on the operators in the maximum amount of 5% net sales of the operators belonging to the previous year of the infringement of the relevant legislation by the operators.

•       The Authority has a power to obtain administrative fee in the maximum amount of 5% (per thousand) of net sales of the operators belonging to the previous year in order to cover Authority’s various expenses.

•       In addition to these, the said draft introduced an increase in wireless license end usage fee.

New Environmental Tax

The Turkish Parliament is considering the imposition of a new environmental tax, which would levy a tax on subscribers of mobile operators. It is not clear how this tax will be implemented, but it could have a negative impact on demand for our services or result in increased expenses.

4.C   Organizational Structure

The following chart lists each of our key subsidiaries (including our ownership interest in Fintur) and our proportionate ownership interest as of April 10, 2006.

Notes:

(1)          KCell is 51% owned by Fintur and 49% owned by OJSC Kazakhtelecom, the Kazakh incumbent fixed-line telecom provider.

(2)          Azertel is 79.8% owned by Fintur and 20.2% by Cenay Group of companies, a privately held Turkish group of companies. Azercell is 64.3% owned by Azertel and 35.7% by the Ministry of Communications of Azerbaijan.

(3)          Gurtel is 99.99% owned by Fintur. Geocell is 83.2% owned by Gurtel and the remaining by several local companies and individuals.

(4)          Moldcell is 99% owned by Fintur and 1% owned by Molfintur SRL a wholly-owned subsidiary of Fintur.

(5)          On April 4, 2006, LLC Astelit announced the merger of DCC with Astelit. The decision for the merger of DCC with Astelit was approved during the Shareholders’ Meeting which took place on April 3, 2006 in Kiev.

In order to facilitate the diversification of our telecommunications business and the development of additional telecommunications services using advanced technologies, such as Digital television and Internet services, we formed Fintur in 2000 to hold many of our non-GSM and international GSM investments. Fintur was owned jointly with some of our principal shareholders and prior to the restructuring in 2002, we owned 25% of Fintur. The remaining equity of Fintur was owned by Sonera Holding B.V. and members of the Cukurova Group.

During 2002, Fintur restructured its two business divisions, the international GSM businesses and the technology businesses. Under the restructuring agreement, we bought 16.45% of Fintur’s international GSM businesses from the Cukurova Group, increasing our stake in the business to 41.45%.

Simultaneously, Fintur sold its entire interest in its technology businesses to the Cukurova Group. We paid a total of $70.7 million to the Cukurova Group.

As a result of the restructuring, Fintur no longer has an interest in its former technology businesses, specifically: Superonline, Digital Platform, European Telecommunications Holding E.T.H. A.G., Mobicom Bilgi Iletisim Hizmetleri A.S., Verinet Uydu Haberlesme Sanayi ve Ticaret A.S., and Topaz Telekomunikasyon Yayincilik Reklamcilik Sanayi ve Ticaret A.S.

4.D    Property, Plants and Equipment

Our principal property, plant and equipment consists of management offices, switching sites, network infrastructure sites and network and office equipment.

Property

We own four properties in Tekirdag, Kocaeli, and two properties in Bursa. We also rent two properties in Davutpasa and Maltepe. Our property in Gaziantep was sold in 2005.

We have buildings in Istanbul Beyoglu (headquarter), Istanbul Maltepe, Istanbul Gunesli I, Istanbul Gunesli II, Ankara I, Ankara II, Adana, Diyarbakir, Samsun, Davutpasa and Izmir. The ownership of the Izmir building was acquired in 2005.

In addition to the foregoing properties, we maintain three rented office buildings and a warehouse in Istanbul.

Switches

We have switches in Ankara, Istanbul, Izmir, Bursa, Adana, Konya, Antalya, Aydin, Erzurum, Balikesir, Bodrum, Denizli, Mugla, DiyarbakIr, Samsun, Izmit and Trabzon.

Base stations

As of December 2005, we owned over 10,289 base stations and leased the land underlying such base stations.

ITEM 4A.        UNRESOLVED STAFF COMMENTS

Not applicable.

ITEM 5.                OPERATING AND FINANCIAL REVIEW AND PROSPECTS

Overview of the Turkish Economy

Positive macroeconomic developments in Turkey, coupled with strong consumer sentiment, helped boost operational results. Revenues increased to $4,269 million in 2005 from $3,201 million in 2004. In addition, our net income increased to $911 million in 2005 from $512 million in 2004.

The Turkish economy has gone through a political and economic stabilization period starting from 2002 following the financial turmoil in 2001. The stabilization period started with the IMF stand-by program implemented in 2002 and continued with a new IMF program implemented in 2005 with a three-year maturity. The IMF programs aimed at decreasing the likelihood of the Turkish economy suffering a future crisis by encouraging sustained non-inflationary growth through a floating exchange rate regime, using inflation targeting to combat chronic inflation, strengthening the financial structure of Turkey, implementing reforms in taxation, social security and the banking sector, ensuring debt sustainability and accelerating privatization efforts. The IMF hoped that the implementation of banking reform and enactment of other reforms would improve the liquidity position of the private sector and stimulate growth.

The Turkish economy is now among the fastest growing economies in the world. The Turkish economy is driven by robust private consumption, investment and exports. GDP growth in 2005 has reached 7% with an average annual GDP growth rate of over 7% since the crisis of 2001. Tight macroeconomic policies, based on a high primary surplus and on strict monetary conditions which kept inflation on a steep downward path, have improved confidence. The goal of convergence with the economic policies of the European Union (“EU”), and the close co-operation with the IMF have contributed critically to the momentum of policies. Ahead of the switch to a fully fledged inflation targeting (IT) framework, Turkey demonstrated significant success in not only attaining but most of the time maintaining inflation levels at less than its inflation targets since 2001. Inflation (consumer price index) was down to 7.7% for the year ended December 31, 2005. On the other hand, since inflation figures depend on various factors such as oil prices, the path of the exchange rate as well as domestic pricing behavior, the 5% point target for 2006 constitutes a serious challenge for Turkey.

The major economic problem that Turkey may face in 2006 is primarily the current account deficit despite the marked improvement in the quality of its financing. Turkey’s current account deficit widened from $15.7 billion (5.2% of GDP) in 2004 to above $22 billion (over 6% of GDP) in 2005. In the meantime, Turkey’s official foreign currency reserves have increased steadily on the back of strong capital inflows. These capital inflows have improved in both size and quality. In particular, foreign direct investment inflows picked up markedly last year, financing 40% of the current account deficit. Moreover, the government is still debating the corporate tax cut from 30% to 20%, which is expected to encourage foreign as well as domestic investment if enacted. Although Turkey has made good progress in restoring debt sustainability with a high primary surplus, lower borrowing costs, appreciation of TRY against major currencies and high growth in GDP, the government’s large debt portfolio, which primarily consists of short term and foreign currency debts, reaching to approximately 75% of GDP, implying particularly high rates of rollover on domestic and international markets, remains a big vulnerability. Given the strength of the economy and the risk of a further widening of the current account deficit, the government’s aim should be finding additional revenue sources from stronger growth for debt reduction. At this point, structural reforms, such as overhauling the tax system and social security reform, become critical.

Turkey’s debt dynamics have improved, but remain vulnerable to higher U.S. interest rates and a more stable US dollar. Turkey’s widening current account deficit warns of a devaluation of TRY against foreign currencies while the current account deficit is funded by foreign debt and mostly short term speculative capital flows. However, political tension, even that arising from non-economic issues, has a major impact on capital markets. Any tension between the government and other official authorities, or an early election, can cause political turmoil in Turkey and the economy would be affected negatively. On the EU membership front, Turkey might face significant obstacles in accession negotiations. Even if negotiations begin, they are likely to be long and challenging and EU membership seems unlikely prior to 2015, if at all. It is likely that the topic will remain high on the political agenda and is likely to create some instability in the Turkish economy. The slow progress concerning the implementation of EU-related reforms as well as human rights and freedom of expression issues may also result in periods of tension between Turkey and the EU.

Taxation Issues in Telecommunications Sector

Under the current Turkish tax legislation, there are several taxes on telecommunications services of GSM operators in Turkey. These are charged to the subscribers by the GSM operators and remitted to the relevant taxing authorities by the GSM operators. These taxes may be charged upon subscription, on an annual basis or on an ad valorem basis on the service fees charged to the subscribers.

The following are the most significant taxes imposed on telecommunications services:

Special Communications Tax

The Turkish government imposed a special communications tax of 25% on mobile telephone services as part of a series of new taxes to finance the public works required to respond to earthquakes that struck the Marmara region of Turkey in 1999. The tax, originally applicable from December 1, 1999 through the end of 2000, is paid by mobile users and collected by mobile operators. The Turkish government has subsequently extended the tax twice, first through December 31, 2002 and again through December 31, 2003. With Law No. 5035, the special communications tax was made indefinite since January 1, 2004. A fixed amount of special communications tax of TRY 20 on each new subscription was imposed with Law No. 5035. The special communications tax on new subscriptions was increased to TRY 22 from TRY 20 per subscriber applicable from January 1, 2005 and it increased to TRY 24.15 per subscriber applicable from January 1, 2006. The tax has had a negative impact on mobile usage.

On August 1, 2004, certain provisions of the special communications tax law were amended by Law No. 5228. In particular, the special communications tax imposed on new subscribers that are transferred from one mobile operator to another, has been abolished. For other telecommunication services, which cannot be defined within the context of telecommunication operations of mobile operators (communication, establishment, circulation, transmission), and radio-television broadcasting services, a 15% special communications tax was introduced. The special communications tax is charged at 25% on the usage fees payable by subscribers. The tax collected from subscribers in a calendar month is remitted to the taxing authorities within the first 15 days of the following month.

Value Added Tax (“VAT”)

Like all services in Turkey, services provided by GSM operators are subject to VAT, which is 18% of the service fees charged to the subscribers. We declare VAT to the Ministry of Finance within 20 days and remit VAT paid by our subscribers within the first 26 days of the month following the month in which the tax was incurred, after the offset of input VAT incurred by us. On April 24, 2003, VAT on roaming revenues invoiced to foreign operators, which was 18%, was cancelled.

We have calculated VAT responsibility on ongoing license fees since June 2003 and it was not calculated according to decision of Istanbul Tax Court since February 2004. For more detailed information related to these disputes, see “Item 8A. Consolidated Statements and Other Financial Information—Legal Proceedings.”

According to the opinion of the Ministry of Finance, VAT responsibility and special communication tax responsibility have been calculated on the invoices issued by foreign GSM operators’ and subscribers’ invoices, including mark up and calls fees, since August 1, 2003.

Special Transactions Tax (“STT”)

Like the special communications tax, the Turkish government imposed the STT on certain transactions to finance the funding requirements with respect to the earthquakes that struck the Marmara region in 1999. Originally, this tax was payable through the end of the year 2000. However, this tax was extended through December 31, 2003.

As far as GSM services are concerned, the STT had been charged once upon subscription and annually on an ongoing basis.

A fixed amount of tax, which was TRY 16 (equivalent to $11.92 at December 31, 2005), had been charged to the subscriber in the first invoice issued to the subscriber. The GSM operators had remitted the tax to the taxing authorities in the month after it was collected.

The ongoing tax had been equivalent to the monthly fixed fee charged to the subscribers by the GSM operators regardless of use of the services. This tax had been chargeable to subscribers in 12 equal monthly installments by virtue of provisions included in the Annual Budget Laws. The GSM operators had remitted the tax in the month after it was collected.

With Law No. 5035, STT that had been charged upon subscription and on an ongoing basis have been abolished since January 1, 2004.

Contributions for Education (“Education Tax”)

After the extension of primary education from five years to eight years in 1997, the Education Tax was introduced on certain goods and services to provide funding for such change. Education Tax was originally applicable until the end of 2000, but it has been extended for ten more years and will be applicable until December 31, 2010. For GSM services, the Education Tax was charged in the same manner as the STT, except that the amount of Education Tax upon subscription was TRY 7 (equivalent to $5.22 at December 31, 2005) as of December 31, 2003. With Law No. 5035, Education Tax that was charged upon subscription and on an ongoing basis was abolished effective January 1, 2004.

Wireless Equipment Fees

According to wireless equipment usage law, all receiver equipment must be licensed. As a consequence, mobile wireless telephone owners are subject to both a license fee and an annual usage fee.

The license fee is paid once on subscription for the equipment purchased. The one-time license fee was TRY 8.85 (equivalent to $6.6 at December 31, 2005) at December 31, 2004. Effective from January 1, 2005, it has been increased to TRY 9.8 (equivalent to $7.3 at December 31, 2005). Effective from January 1, 2006, it has been increased to TRY 10 (equivalent to $7.5 at December 31, 2005). For the postpaid subscribers, the license fee is divided into the number of months remaining in the year in which it is payable and charged to the subscriber in equal installments.

The yearly usage fee is the same amount as the license fee and charged to the subscriber in 12 equal monthly installments. Monthly collected charges are paid by us to the government in the following month.

Stamp Duty

Under the Turkish Stamp Duty Law, certain documents such as contracts and other agreements are subject to stamp duty either at a fixed amount (if the document does not include a certain amount) or at a certain percentage of the amount involved in the document.

Stamp duty is applicable to subscription agreements signed between GSM operators and subscribers. Stamp duty payable on such agreements was a fixed amount until July 2003, which was TRY 9.3

(equivalent to $6.93 at December 31, 2005). Since July 2003, stamp duty payable on such agreements is 0.075% of the contract amount, which is approximately TRY 0.031 for subscription agreements. Stamp duty is paid once upon signing of the subscription agreement and is paid to the tax authorities by GSM operators who charge the subscriber in the first invoice issued to the subscriber. Effective from January 1, 2005, lump-sum stamp duty liability on the subscription contracts, which does not state any amount on the contract is abolished.

Special Consumption Tax

The Turkish Government introduced a single tax, the special consumption tax, to consolidate several taxes and fees currently applied on certain goods, which became effective on August 1, 2002. GSM services were not directly affected when the new tax was introduced. However, cellular phones are included in the goods that are subject to the special consumption tax. The special consumption tax is charged on cellular phones either at importation or at the level of sale by the Turkish manufacturers. The special consumption tax over cellular phones (cellular phones are defined as “low power mobile wireless equipment” in the law), was 6.7% as of December 31, 2004 and it was increased to 20% as of April 26, 2005.

Critical Accounting Policies

The discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with US GAAP. The preparation of these consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses. On an ongoing basis, we evaluate our estimates, including those related to fixed assets and intangibles, bad debts, income taxes, contingencies and litigation. Our estimates are based on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

A summary of our significant accounting policies are set forth in note 3 to our consolidated financial statements. We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our consolidated financial statements.

Fixed assets

Almost all of our operational fixed assets are depreciated over an eight-year term representing our best estimate of their useful lives. If the technology rapidly changed and caused the estimated useful lives to decrease by one year to an average life of seven years, annual depreciation expense on our operational fixed assets would increase by $44 million. However, if the estimated useful lives of our fixed assets increased to nine years, annual depreciation expense on our operational fixed assets would decrease by $38 million.

Impairment of long-lived assets

When events or circumstances arise that require us to test our long-lived assets for impairment, we first evaluate whether the undiscounted expected cash flows of the related assets exceed the book value of these assets. If the book value of the assets is greater than the undiscounted future cash flows, then an impairment exists, and that impairment is measured by the excess of book value over fair value. Fair value is usually measured by discounting cash flows. On an ongoing basis we review indicators of potential impairment which include: 1) significant adverse changes in the legal or business climate that could affect the value of long-lived assets, 2) plans to dispose of a long-lived asset before the end of its previously estimated useful life, and 3) a significant decrease in the market price of a long-lived asset. We are also alert to technological change or a decrease in the number of subscribers, which could cause impairment of our long-lived assets.

In assessing the recoverability of our fixed and intangible assets we make judgments and assumptions regarding estimated future cash flows and other factors. Our estimates of future cash flows are subject to a significant number of variables including the number of subscribers, average revenue per subscriber, inflation, devaluation, competition and other economic factors. To the extent the actual cash flows are less than the estimated cash flows; additional impairment charges may be required. In addition, our discount rate is also based on a number of factors such as the risk free rate of interest, which may change over time.

Estimation of allowance for doubtful accounts

The preparation of financial statements requires us to make estimates and assumptions that affect the reported amount of allowance for doubtful accounts. To make these estimates and assumptions, we analyze our accounts receivable and historical bad debts, subscriber credit worthiness and current social and economic trends. If our estimates or assumptions prove incorrect for any reason, we may not have a sufficient allowance to cover our bad debts.

Our bad debt expense as a percentage of revenues increased by approximately 50% to 0.6% of revenues in 2005 from 0.4% in 2004. If our bad debt expense as a percentage of revenues increased to 0.9% of revenues by increasing our bad debt expense as a percentage of revenues 50% from 0.6%, an additional provision for bad debts of approximately $12.1 million would be required.

Liabilities arising from litigation

We are involved in various claims and legal actions arising in the ordinary course of business. We make provisions for liabilities arising from litigation in accordance with SFAS No. 5, which requires us to provide for liabilities arising from litigation when the liabilities become probable and estimable. Our current estimated liability related to some of our pending litigation is based on claims for which our management can estimate the amount and range of loss. We continuously evaluate our pending litigation to determine if any developments in the status of litigation require an accrual to be made. Due to the complexity of the legal system, it is often difficult to accurately estimate the ultimate outcome of the litigation. These variables and others can affect the timing and amount we provide for certain litigation. Our accruals for legal claims are therefore subject to estimates made by us and our legal counsel, which are subject to change as the status of the legal cases develops over time. Such revision in our estimates of the potential liability could materially impact and has materially impacted in the past our consolidated financial condition, results of operations or liquidity.

Income taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Our deferred tax assets and liabilities have been remeasured into US dollars in accordance with the provisions of SFAS No. 109 and the transaction gains and losses that result from such remeasurement have been included within the translation loss in the consolidated financial statements.

Non-taxable translation gain (loss) results from translation of TRY-denominated non-monetary assets and liabilities into US dollars, the functional and reporting currency, in accordance with the relevant provisions of SFAS No. 52 as applied to entities in highly inflationary economies. Under SFAS No. 109, such translation gains and losses between the tax and book basis of related assets and liabilities do not give rise to temporary differences. Such amounts are primarily attributable to translation gain resulting from the translation of TRY-denominated fixed assets and intangibles into US dollars.

We establish valuation allowances in accordance with the provisions of SFAS No. 109. We continually review the adequacy of the valuation allowance based on changing conditions in the market place in which we operate and our projections of future taxable income, among other factors. Currently, economic and political situation in Turkey has become more stable and there are positive expectations about the near-term future. Further, there are positive developments regarding Turkey’s accession to the EU. On October 3, 2005, the member states of the EU decided to start membership discussions with Turkey a decision that is expected to have certain political and economic benefits for Turkey in the near future. Furthermore, we signed settlement agreements with Turk Telekom and the Turkish Treasury in the fourth quarter of 2004. We believe that these developments provide us better visibility about the near-term future. Turkish tax legislation does not allow companies to file tax returns on a consolidated basis. Therefore, we believe a valuation allowance should continue to be provided on a portion of the deferred tax assets, resulting from certain consolidated subsidiaries, where the likelihood of realizing these deferred tax assets is not more likely than not. Accordingly, a valuation allowance of approximately $17.0 million was recorded as of December 31, 2005 (December 31, 2004: $17.2 million) for such amounts. For balance sheet presentation purposes, the valuation allowance at December 31, 2004 and December 31, 2005 has been allocated between current and non-current deferred tax assets on a pro rata basis in accordance with the provisions of SFAS No. 109. We believe that it is more likely than not that the net deferred tax asset of approximately $7.7 million as of December 31, 2005 will be realized through reversal of taxable temporary differences as well as future taxable income exclusive of reversing taxable temporary differences. We will continue to evaluate the realizability of our deferred tax assets, including net operating loss and tax credit carryforwards and the related impact on the valuation allowance. If our assumptions are incorrect, there is a material change in local tax legislation or the market conditions become unfavorable, additional valuation allowances could be required.

Hyperinflation in Turkey

The FASB staff believes the determination of a hyperinflationary economy must begin by calculating the cumulative inflation rate for the three years that precede the beginning of the reporting period, including interim reporting periods. If that calculation results in a cumulative inflation rate in excess of 100%, the economy should be considered highly inflationary in all instances. However, if that calculation results in the cumulative rate being less than 100%, the FASB staff believes that historical inflation rate trends (increasing or decreasing) and other pertinent economic factors should be considered to determine whether such information suggests that classification of the economy as highly inflationary is appropriate. The AICPA SEC Regulations Committee’s International Practices Task Force (“IPTF”) concluded at its November 24, 2004 meeting that Turkey would continue to be highly inflationary in 2005. Accordingly, the financial statements of Turkcell and subsidiaries located in Turkey and Northern Cyprus prepared in accordance with US GAAP would be translated into US dollars, the reporting currency, in accordance with the relevant provisions of SFAS No. 52 “Foreign Currency Translation”, as applied to entities in highly inflationary economies.

On November 22, 2005, IPTF concluded that Turkey would cease being regarded as a hyperinflationary country starting from January 1, 2006. TRY will be treated as a more stable currency and our financial statements and those of our subsidiaries located in Turkey and Northern Cyprus prepared in accordance with US GAAP will be translated into US Dollars in accordance with SFAS No. 52 and the resulting cumulative translation adjustment will be recognized in shareholder’s equity.

5.A   Operating Results

The financial information contained in the following discussion and analysis has been prepared and is presented on a consolidated basis in accordance with US GAAP in US dollars. The following discussion and analysis should be read in conjunction with the consolidated balance sheets as of December 31, 2004 and 2005 and the related consolidated statements of operations, changes in shareholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2005 and the related notes.

Beginning from the 2006 fiscal year, we will prepare our interim and annual consolidated financial statements in accordance with International Financial Reporting Standards (“IFRS”). Our interim and annual consolidated financial statements will include comparable data for 2005. The first Turkcell annual report on Form of 20-F filed containing financial information prepared in accordance with IFRS (with a reconciliation to US GAAP) will be that for the fiscal year ending December 31, 2006. The implementation of IFRS may result in material differences in accounting and/or balances of several items in our annual consolidated financial statements, which may include without limitation:

•       Revenue,

•       Sales and marketing expenses,

•       Depreciation and amortization,

•       EBITDA margin,

•       Net income, and

•       Fixed assets, investments, intangibles.

Certain statements contained below, including information with respect to our plans and strategy for our business, are forward looking statements. The statements contained in this discussion of operating results, which are not historical facts, are forward looking statements with respect to our plans, projections or future performance, the occurrence of which involves certain risks and uncertainties. For a discussion of important factors that could cause actual results to differ materially from such forward-looking statements, see “Item 3D. Risk Factors”.

Overview of Business

We were formed in 1993 and we commenced operations in 1994 pursuant to a revenue-sharing agreement with Turk Telekom. Since April 1998, we have been operating under a 25-year GSM license (the “License”), which was granted upon payment of an upfront license fee of $500 million. At the same time, we entered into an interconnection agreement with Turk Telekom for the interconnection of our network with Turk Telekom’s fixed-line network. On September 20, 2003, we signed an agreement (the “Amended Agreement”) with Turk Telekom amending certain sections of the Interconnection Agreement dated April 24, 1998. As a result of intervention by the Telecommunications Authority, we entered into a new supplemental protocol with Turk Telekom in 2003.

Under the license, we have been paying ongoing license fees to the Turkish Treasury equal to 15% of our gross revenue from our GSM operations in Turkey, which has included monthly fixed fees and communication fees including taxes, charges and duties paid to the Turkish Treasury. Since June 2004, SIM card sales in Turkey, outgoing roaming revenues and late payment interest charges have been included in the definition of gross revenue and included in the monthly ongoing license fees computations. Based on the law enacted on July 3, 2005 with respect to the regulation of privatization, the gross revenue description used for the calculation of treasury share has been changed. According to this new regulation, accrued interest charged for the late payments, taxes such as indirect taxes, and accrued amounts accounted for reporting purposes are excluded from the description of gross revenue. This regulation was published officially on July 21, 2005. Turkcell submitted to Telecommunications Board for the revision of the related articles of the Amended Agreement and completed certain necessary procedures. The Danistay approved the agreement on March 10, 2006. Calculation of gross revenue for ongoing license fee in accordance with the new agreement is valid after March 10, 2006. Therefore, the basis for calculating the universal service fund has also changed.

Under our the Amended Agreement with Turk Telekom, we pay Turk Telekom an interconnection fee per call based on the type and length of call for calls originating on our network and terminating on Turk Telekom’s fixed-line network, as well as fees for other services. We also collect an interconnection fee from Turk Telekom for calls originating on their fixed-line network and terminating on our network. We also have interconnection agreements with Telsim Mobil Telekomunikasyon Hizmetleri A.S. (“Telsim”), TT&TIM Iletisim Hizmetleri A.S. (“AVEA”), Milleni.com GMBH (“Milleni.com”) and Globalstar Avrasya Uydu Ses ve Data Iletisim A.S. (“Globalstar”) pursuant to which we have agreed, among other things, to pay interconnection fees to the other parties for calls originating on our network and terminating on theirs, and they have agreed to pay interconnection fees for calls originating on their networks and terminating on ours.

From the time of our start-up through December 31, 2005, we have made capital expenditures amounting to approximately $5.2 billion including the cost of our licenses, $0.4 billion of which was related to our Ukraine operations. The build-out of our network in Turkey is now substantially complete, with coverage at December 31, 2005 of 100% of the Turkish population living in cities of 5,000 or more people. As of December 31, 2005, our network covers 99.88% of the Turkish population living in cities of 3,000 or more. Coverage also includes substantially all of the Mediterranean and Aegean coastline of Turkey. We meet the coverage requirements of our license.

Our Turkish GSM subscriber base has expanded from 63,500 at year-end 1994 to 27.9 million as of December 31, 2005 and 28.7 million as of March 31, 2006. Based on the announcements of the Telecommunications Authority, there are approximately 43.6 million subscribers in the Turkish GSM market as of December 31, 2005. The penetration rate in the Turkish GSM market was approximately 60% as of December 31, 2005. We expect that market growth will continue but at a slower pace. In addition, the penetration rate is expected to reach 70% levels during the first half of 2007. In 2005, we have achieved 19% growth in our subscriber base in an increasingly competitive environment, which results in a market share of 64% for us for the year ended December 31, 2005, according to the figures announced by the Telecommunications Authority. The 19% increase in our subscriber base was supported by the favorable economic environment and low subscriber churn rate levels, which were maintained by our segmented retention activities and mass loyalty programs. We expect to maintain our customer-focused approach by introducing offers, campaigns and tariff options with a segment-based approach to better meet the needs and expectations of our subscribers while encouraging usage of our systems. This approach will sustain a balance with our revenue goals. For 2006, we expect to achieve continued double digit growth in our subscriber base but at a slower pace compared to that in 2005.

Our prepaid mobile service increases our market penetration and limits our credit risk. This service permits access to our GSM services to subscribers who prefer to avoid monthly billing or to better control their mobile communication expenses. As of December 31, 2005, we had 22.5 million prepaid and 5.4 million postpaid subscribers in our GSM network in Turkey. Average MoU per prepaid subscriber and average revenue per prepaid subscriber tend to be lower than for postpaid subscribers.

In line with the improvement in the macroeconomic indicators in Turkey, our average MoU per subscriber in Turkey has increased 4% to 67.7 minutes in 2005 from 64.9 minutes in 2004, as a result of the continuing effects of volume based campaigns. Our average revenue per user in Turkey increased to $13.2 in 2005 from $12.3 in 2004. This was mainly due to positive macroeconomic indicators, price adjustments, improved usage and increasing use of value added services despite the renewed loyalty programs and retention campaigns throughout the year. We believe that our market is still in a transitional stage after the long awaited Turk Telekom privatization and the acquisition of Telsim by Vodafone. As part of this transition period, aggressive price based offers which we have seen in the market during the last year are being continued by our competitors into the first quarter of 2006. We expect further improvement in blended MoU in 2006 as a result of ongoing initiatives which aim to further strengthen loyalty and promote usage. In 2006, average revenue per subscriber is likely to decrease mainly due to the dilutive impact of our prepaid subscriber base and campaigns. See “Item 5D. Trend Information”.

Churn is the percentage calculated by dividing the total number of subscriber disconnections, both voluntary and involuntary, during a period by the average number of subscribers for the period. In addition to voluntary disconnections, under our disconnection process, subscribers who do not pay their bills are disconnected from our network and included in churn upon the commencement of the legal process to disconnect them, which occurs approximately 180 days from the due date of the unpaid bill. Pending disconnection, non-paying subscribers are suspended from service (but are still considered subscribers) and receive a suspension warning, which in some cases results in payment and reinstatement of service. Also, prepaid subscribers who do not use any airtime for a period of seven months are disconnected from our network in Turkey. During the year ended December 31, 2004, in addition to voluntary disconnections, we involuntarily disconnected 123,038 additional GSM subscribers in Turkey for nonpayment of bills and our annual churn rate for our operations in Turkey was 9.1%. For the year ended December 31, 2005, in addition to voluntary disconnections, we involuntarily disconnected 129,177 additional GSM subscribers in Turkey for nonpayment of bills and our annual churn rate for our operations in Turkey was 10.1%. The annual churn rate in 2005 slightly increased in line with our expectations. The increase was due to intensified competition and the increasing prepaid subscriber base. However, our retention and mass loyalty programs contributed positively to our efforts to keep our churn rate under control. We have a bad debt provision in our consolidated financial statements for such non-payments and disconnections which amounted to $133.9 million and $149.2 million as of December 31, 2004 and December 31, 2005, respectively, which we believe is adequate. Starting from 2003, the majority of involuntary subscriber disconnections were prepaid subscribers’ disconnections as a result of the increased number of prepaid subscribers in our subscriber base.  In 2006, we expect the churn rate to be higher than in 2005 due to the changing competitive landscape of the Turkish market.

International and Other Domestic Operations

In 2004, Turkcell was a participant in the consortium that was awarded the first private GSM operator tender in Iran. Although the consortium signed a license agreement with the Iranian Ministry of Communication and Information Technology in September 2004, the Iranian Parliament subsequently revised the license agreement in 2005. Our Board of Directors decided to continue with the project despite the modifications to the license agreement, but there has been no notification made by the Iranian Authorities regarding any resolution to the first private GSM operator tender in Iran. As a result, we have requested an injunction order in Iranian courts seeking to compel the Ministry to implement the laws and the regulations passed by the Iranian Parliament in connection with the GSM tender. Such injunction order was rejected in April 2006.

During 2005, to show our willingness to invest in Irancell, we deposited EUR 172.7 million in Bank Saderat Plc. located in London as our potential contribution Irancell. The deposit had been restricted to our use until December 28, 2005 which was also the proposed deadline for the completion of the negotiations. Due to the fact that the negotiations have not been finalized, restricted cash has been released on December 28, 2005.

We still believe in the Iranian market and we are working to establish conditions necessary for us to be able to make investments in Iran. We currently have no operations in Iran.

According to the Side Agreement signed between Ericsson Turkey and Turkcell in 2004, Turkcell has been designated as the beneficial owner of the Eastasia shares held by Ericsson Turkey and has been granted a call option to buy Eastasia shares held by Ericsson Turkey at nominal values. We have decided to use our aforementioned call option under the Side Agreement. On February 22, 2006, the transfer of Eastasia shares from Ericsson to Turkcell was finalized and Turkcell ownership in Eastasia increased to 100% from 85%.

For a description of, and additional information regarding, our international and other domestic operations, see “Item 4B. Business Overview”.

Revenues

Our revenues are mainly derived from communication fees, commission fees, monthly fixed fees, sales of SIM cards and call center revenues. Communication fees consist of charges for calls that originate or terminate on our GSM network, including international roaming, and are based on minutes of actual usage of service. Per-minute communication fees vary according to the subscriber’s service package. Commission fees on betting business relate to operating a central betting system and head agency fees. Such fees are recognized at the time the services related to the betting games are rendered. Monthly fixed fees are charged to each postpaid subscriber in a specified monthly amount that varies according to the subscriber’s service package, regardless of actual use of our GSM network services. SIM card revenues are receipts from the sale of SIM cards, which are needed to operate a handset used by a subscriber. Call center revenues consist of revenues for call center services provided by our call center subsidiary to affiliated and third party companies.

We recognize SIM card sales as revenue upon initial entry of a new subscriber into the GSM network only to the extent of the direct costs associated with providing these services. Excess SIM card sales are deferred and recognized over the estimated effective subscription contract life. In connection with postpaid and prepaid subscribers, we currently incur costs for activation fees to dealers and other promotional expenses, which historically offset all or substantially all of the subscription fees. We charge a usage fee for certain services we offer, such as SMS, voicemail and data and facsimile transmission. Our revenues depend on the number of subscribers, call volume and tariff pricing.

As is the case throughout Europe, airtime charges generally are paid only by the initiator of a call, except when a subscriber travels outside Turkey, in which case we charge the subscriber for a portion of the incoming call.

In Turkey, we and other operators have entered into interconnection agreements which set out the terms and conditions regarding the price terms as well as periodical revision of such terms. However, revisions of the pricing terms of the interconnection agreements have been pending as we have not been able to agree on the pricing terms with other operators through our discussions. As per the Access and Interconnection Regulation, the issue has been escalated to the Telecommunications Authority by Turk Telekom, Telsim and Avea. Meanwhile, the Telecommunications Authority issued reference interconnection rates during the fourth quarter of 2004, which indicate pricing terms. Consequently, on August 10, 2005, the Telecommunications Authority issued a ‘temporary interconnection price schedule’ for the interconnection between Turk Telekom, Telsim, Avea and us which are in line with the reference tariff structure defined by the Telecommunications Authority during the fourth quarter of 2004. The Telecommunications Authority is expected to issue a final price structure. In the event that the new prices determined by the Telecommunications Authority are lower than the temporary prices, our financial situation, and/or operating results and cash in-flow could be negatively affected.

On an annual basis our revenues increased as a result of the growth in our subscriber base, a 6% price adjustment on weighted average basis during the year, improved usage and 6% appreciation of TRY against US Dollars during the year. In 2006, we expect our revenues to increase at a slower pace compared to 2005. The main drivers of growth are expected to be subscriber growth, usage increase as well as a stable macroeconomic environment.

Inteltek is operating pursuant to a Head Agency Agreement and Central Betting System operation and risk management Agreements (“CBS Agreement”) signed with a governmental body. The Head Agency Agreement and CBS Agreement entitle Inteltek to receive up to a maximum of 12% and 43% of gross takings as commission, respectively. Under the Head Agency Agreement, Inteltek is obligated to undertake any excess payout, which is presented on net basis with the commission revenues.

Operating Costs

Direct Cost of Revenues

Direct cost of revenues includes mainly ongoing license fees, transmission fees, base station rents, billing costs, cost of simcards sold, depreciation and amortization charges, repair and maintenance expenses directly related to services rendered, roaming charges paid to foreign GSM operators for calls made by our subscribers while outside Turkey, interconnection fees mainly paid to Turk Telekom, Telsim, AVEA, Milleni.com and Globalstar and wages, salaries and personnel expenses for technical personnel. Direct cost of revenues in 2004 also includes costs arising from legal disputes, which relates to items included in direct cost of revenues. For a detailed discussion of our legal and arbitration proceedings, see “Item 8A. Consolidated Statements and Other Financial Information- Legal Proceedings” in our 20-F.

The new interconnection prices determined by the Telecommunications Authority as discussed at Item 5A. Operating Results- Revenues” section above, could also have an effect on the direct cost of revenues in 2006.

General and Administrative

General and administrative expenses consist of fixed costs, including company cars, office rent, office maintenance, travel, insurance, consulting, collection charges, wages, salaries and personnel expenses for non-technical and non-marketing employees and other overhead charges. Our general and administrative expenses also include bad debt expenses of our postpaid subscribers.

Selling and Marketing

Selling and marketing expenses consist of public relations, sales promotions, dealer activation fees, advertising, prepaid frequency usage fees, wages, salaries and personnel expenses of sales and marketing related employees and other expenses, including travel expenses, office expenses, insurance, company car expenses, training and communication expenses.

The average Turkish GSM subscriber acquisition cost (“SAC”) was approximately $22 and $26 per new subscriber for 2004 and 2005, respectively. We compute average acquisition cost per new subscriber by adding sales promotion expenses, SIM card subsidies, activation fees and dividing the sum by the gross number of new GSM subscribers in our Turkish operations for the related period. These costs are recorded as either selling and marketing expense or reduction of revenue in our statements of operations. In 2005 our average SAC increased in line with our expectations mainly due to campaigns initiated during the year parallel to intensified competition, increasing activation and dealers activities as well as 6% appreciation of TRY. We expect the average SAC to increase in 2006 due to increasing competition. However, we expect the proportion of selling and marketing expenses as a percentage of revenues to remain stable in 2006 based on US GAAP financial information.

Results of Operations

The following table shows information concerning our consolidated statements of operations for the years indicated.

	For the years ended December 31,
	2003	2004	2005
Revenues	2,219.2	3,200.8	4,268.5
Direct cost of revenues	(1,613.2)	(2,001.2)	(2,391.0)
Gross profit	606.0	1,199.6	1,877.5
General and administrative expenses	(137.2)	(137.3)	(152.0)
Selling and marketing expenses	(294.6)	(349.2)	(488.7)
Operating income	174.2	713.1	1,236.8
Income from related parties, net	3.7	1.9	1.1
Interest income (expense), net	(366.3)	31.2	(8.4)
Other income, net	6.2	7.1	5.2
Equity in net income of unconsolidated investees	18.9	43.6	67.6
Minority interest in income of consolidated subsidiaries	3.6	7.5	24.3
Translation loss	(102.4)	(11.2)	(8.3)
Income (loss) before taxes	(262.1)	793.2	1,318.3
Income tax benefit (expense)	477.3	(281.4)	(407.4)
Net income	215.2	511.8	910.9

The following table shows certain items in our consolidated statement of operations as a percentage of revenue.

	For the years ended December 31,
	2003	2004	2005
Statement of Operations (% of revenue)
Revenues
Communication fees	96.6	96.5	95.0
Commission fees on betting business	—	0.6	2.5
Monthly fixed fees	1.9	1.6	1.3
SIM card sales	1.1	0.9	0.8
Call center revenues	0.3	0.3	0.2
Other	0.1	0.1	0.2
Total revenue	100.0	100.0	100.0
Direct cost of revenues	(72.7)	(62.5)	(56.0)
Gross margin	27.3	37.5	44.0
General and administrative expenses	(6.2)	(4.3)	(3.6)
Selling and marketing expenses	(13.3)	(10.9)	(11.4)
Operating income	7.8	22.3	29.0

Year Ended December 31, 2005 Compared to Year Ended December 31, 2004

We had 27.9 million GSM subscribers in Turkey, including 22.5 million prepaid subscribers, as of December 31, 2005, compared to 23.4 million GSM subscribers in Turkey, including 18.3 million prepaid subscribers, as of December 31, 2004. During 2005, we added approximately 4.5 million net new Turkish GSM subscribers.

In Ukraine, with 2.5 million subscribers as of December 31, 2005, we have already managed to capture an 8% share in the Ukrainian mobile market.

Revenues

Total revenues for the year ended December 31, 2005 increased 33% to $4,268.5 million from $3,200.8 million in 2004. The increase in revenues is mainly due to the growth in the number of subscribers, increased usage, tariff increases and 6% appreciation of TRY against US Dollars.

Revenues from communication fees for the year ended December 31, 2005 increased 31% to $4,056.5 million from $3,088.1 million in 2004 mainly due to increased usage, the increase in the subscriber base, the increase in tariffs and 6% appreciation of TRY against the US dollar. Communication fees include VAS revenue, which amounted to $575.1 and $435.3 million for the years ended December 31, 2005 and 2004, respectively. The main reasons for the increase in VAS revenue are the increase in the number of subscribers, increased usage with respect to the improvement in macroeconomic indicators and enhanced purchasing power of subscribers.

Our majority-owned subsidiary, Inteltek, commenced its operations of fixed odds betting games in April 2004, pursuant to an agreement signed with Genclik ve Spor Genel Mudurlugu on October 2, 2003, and started to generate commission revenue from this betting business. Commission revenue from the betting business amounted to $108.0 million for the year ended December 31, 2005, compared to $20.3 million in 2004. Commission fees on the betting business are increasing as betting games are becoming widespread in the market.

Revenues from monthly fixed fees for the year ended December 31, 2005 increased 5% to $54.3 million from $51.9 million in 2004 mainly due to the increase in our subscriber base and commencement of operations in Ukraine.

SIM card revenues for the year ended December 31, 2005 increased 15% to $32.6 million from $28.3 million in 2004.

On December 24, 2004, we signed settlement agreements with the Turkish Treasury and Turk Telekom to settle our disputes on the calculation and payment of our 15% ongoing license fees from April 1998 through May 2004, and to settle our interconnection dispute regarding call termination pricing for the period between April 1998 and September 2003, respectively and to end several other related lawsuits. According to the agreements, we agreed to pay TRY 866.5 trillion (equivalent to $645.6 million and $645.8 million at December 31, 2004 and December 31, 2005, respectively) to the Turkish Treasury and TRY 997.6 trillion (equivalent to $743.3 million and $743.5 million at December 31, 2004 and December 31, 2005, respectively) to Turk Telekom, on an installment basis. As of December 31, 2005 all related liabilities have been fulfilled. As a result of these agreements, for the year ended December 31, 2004, we reduced revenues and interconnection costs $227.1 million and $25.5 million, respectively. In addition, for the year ended December 31, 2004, we increased ongoing license fees and infrastructure costs by $118.9 million and $60.1 million, respectively. As a result of the settlement agreements, interest expense was also reduced by $31.8 million for the year ended December 31, 2004 because of the change in interest computation method.

Direct cost of revenues

Direct cost of revenues increased 19% to $2,391.0 million for the year ended December 31, 2005 from $2,001.2 million in 2004 mainly due to the increase in interconnection fees and the increase in revenue-based costs such as the ongoing license fee paid to the Turkish Treasury.

Ongoing license fees and universal fund paid to the Turkish Treasury and to the Turkish Ministry increased 12% to $828.4 million for the year ended December 31, 2005 from $739.0 million in 2004. An increase in revenues and 6% appreciation of TRY against the US dollar have the effect of increasing our ongoing license fees and universal fund to be paid to the Turkish Treasury and the Ministry of Transportation.

Depreciation and amortization charges increased 10% to $467.7 million for the year ended December 31, 2005 from $424.2 million in 2004 mainly due to the increase in capital expenditures, in Turkey and in Ukraine. The amortization expense for our GSM license and other telecommunication licenses was $33.6 million and $20.7 million for the years ended December 31, 2005 and 2004, respectively.

Interconnection costs increased 56% to $430.3 million for the year ended December 31, 2005 from $275.2 million in 2004 mainly due to the increase in usage, 6% appreciation of TRY against the US dollar and a high temporary tariff set by the Telecommunications Authority for Turk Telekom outgoing calls.

Transmission costs, site costs, information technology, network maintenance expenses and infrastructure cost decreased approximately 21% to $146.5 million for the year ended December 31, 2005 from $185.6 million in 2004 mainly due to a decrease in transmission tariffs commenced by Turk Telekom and decreased maintenance cost as a result of renewal of our GSM network. In addition, uncapitalizable antenna site costs and expenses increased 16% to $155.8 million for the year ended December 31, 2005 from $134.2 million in 2004 mainly due to the increase in radio network operations.

Wages, salaries and personnel expenses for technical personnel increased 33% to $127.1 million for the year ended December 31, 2005 from $95.7 million for the same period in 2004 mainly due to periodic increase in salaries, increase in headcount, 6% appreciation of TRY against US dollars and commencement of operations in Ukraine.

Roaming expenses increased 27% to $66.4 million for the year ended December 31, 2005 from $52.2 million for the same period in 2004, mainly due to the increase in roaming revenue generated from the calls made by our subscribers while outside Turkey, primarily reflecting better economic conditions and the fact that between December 31, 2004 and December 31, 2005 we added 58 new roaming operators for GSM, 84 for GPRS and 79 for Active Customised Applications for Mobile Network Enhanced Logic (“active CAMEL”) technologies which enable our prepaid subscribers to be able to roam on foreign operators’ networks.

The cost of SIM cards sold increased 21% to $49.1 million for the year ended December 31, 2005 from $40.6 million in 2004, reflecting primarily growth in the number of subscribers in 2005 mainly as a result of our operations in Ukraine.

Billing costs increased 8% to $29.3 million for the year ended December 31, 2005 from $27.1 million in 2004 mainly due to the increase in number of subscribers and an increase in postage fees despite the decreasing effect of costs related to printing of inserts.

As a percentage of revenue, direct cost of revenues decreased to 56% for the year ended December 31, 2005 from 63% in 2004 mainly due to additional legal provisions recorded in 2004.

Gross profit increased to $1,877.5 million for the year ended December 31, 2005 from $1,199.6 million in 2004 mainly due to the growth in the number of subscribers and the increase in usage in 2005.

General and administrative expenses

General and administrative expenses increased 11% to $152.0 million for the year ended December 31, 2005 from $137.3 million for the same period in 2004, mainly due to the increases in bad debt expenses, increase in collection fees, appreciation of TRY against the US dollar and increases in wages, salaries and personnel expenses despite the dilutive impact of early extinguishment of Cellco Finance N.V. (“Cellco”) debt in 2004. As a percentage of revenues, general and administrative expenses slightly decreased to 3.6% for the year ended December 31, 2005 from 4.3% for the same period in 2004.

During 2004 and 2003, we invested in the 12.75% Senior Notes issued by Cellco. The nominal value and amortized cost of such bonds amounted to $65.0 million and $73.1 million, respectively. Reacquisition of these bonds is considered an early extinguishment of debt under the provisions of SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities”. The difference between the reacquisition price and net carrying amount of Cellco bonds amounting to $8.1 million is recorded in general and administrative expenses in the first quarter of 2004.

Wages, salaries and personnel expenses for non-technical and non-marketing employees increased 44% to $54.8 million for the year ended December 31, 2005 from $38.1 million in 2004 mainly due to increase in headcount, periodic increase in salaries, 6% appreciation of TRY against the US dollar and the commencement of operations in Ukraine.

Bad debt expenses increased 72% to $24.2 million for the year ended December 31, 2005 from $14.1 million in 2004 mainly due to the increase in sales. We provided an allowance of $150.4 million and $133.9 million for doubtful receivables for the years ended December 31, 2005 and 2004, respectively, identified based upon past experience.

Collection expenses increased 74% to $13.4 million for the year ended December 31, 2005 from $7.7 million in 2004, mainly due to the increase in sales. In addition, as a result of increased volume, the commissions paid to collection channels have increased significantly during 2005.

Consulting expenses decreased 28% to $13.3 million for the year ended December 31, 2005 from $18.6 million in 2004, which stemmed from the consultancy expenses incurred with respect to the acquisition of DCC in 2004 and other consultancy charges related to the settlement agreements signed in 2004.

Selling and marketing expenses

Selling and marketing expenses increased 40% to $488.7 million for the year ended December 31, 2005 from $349.2 million in 2004, mainly due to the increase in prepaid subscribers’ frequency usage fees, increased advertising expenses resulting from intensifying competition and increased dealer activities. As a percentage of revenues, selling and marketing expenses were 11% for the years ended December 31, 2005 and 2004.

Total prepaid advertising, market research, product management, public relations expenses and prepaid subscribers’ frequency usage fee expenses increased 58% to $252.4 million for the year ended December 31, 2005 from $159.8 million in 2004. The increase in 2005 stemmed mainly from the increase in prepaid subscribers’ frequency usage fees and advertising expenses as a result of enhanced competition.

Total postpaid advertising, market research, product management, public relations and call center expenses decreased by 5% to $80.3 million for the year ended December 31, 2005 from $84.6 million in 2004 due to higher advertisement expenses incurred during the fourth quarter of 2004 related to the launch of new campaigns.

Wages, salaries and personnel expenses for selling and marketing employees increased 42% to $53.7 million for the year ended December 31, 2005 from $37.8 million in 2004 mainly due to the increase in headcount, periodic increase in salaries, 6% appreciation of TRY against the US dollar and commencement of operations in Ukraine.

Activation fees increased 54% to $50.1 million for the year ended December 31, 2005 from $32.5 million in 2004 mainly due to the increase in the number of activations and the increase in premiums per activation.

Operating income

Operating income increased to $1,236.8 million for the year ended December 31, 2005 from $713.1 million in 2004, mainly due to the increase in revenues.

Interest income (expense), net

Interest expense net of interest income was $8.4 million for the year ended December 31, 2005 compared to $31.2 million interest income net of interest expense in 2004. Net interest income in 2004 was mainly due to the effect of legal provisions as discussed in “—Revenue” above. In addition, the interest income from bank deposits decreased as a result of decreasing interest rates, and interest expenses on borrowings has also decreased as a result of decreasing outstanding average loan balance.

Equity in net income of unconsolidated investees

Our share of the net income of unconsolidated investees was $67.6 million for the year ended December 31, 2005 compared to $43.6 million in 2004. The increase in net income of unconsolidated investees was mainly due to an increase in Fintur’s net income to $163.1 million for the year ended December 31, 2005 from $105.3 million for the year ended December 31, 2004.

Minority interest

Minority interests in net income of our consolidated subsidiaries are separately classified in the consolidated statements of operations under the “minority interest” caption. Minority interest increased to $24.3 million for the year ended December 31, 2005 compared to minority interest of $7.5 million in 2004 mainly due to net loss generated by our consolidated subsidiary Euroasia.

For the year ended December 31, 2005, Euroasia generated net loss of $100.4 million leading to an income from minority interest of approximately $46 million, however for the same period in 2004 net loss of Euroasia amounted to $15.3 million and resulted an income from minority interest of approximately $7.5 million. Euroasia, being in the start-up stages has generated losses for the years ended December 31, 2004 and 2005.

On the other hand, net income generated by Inteltek for the year ended December 31, 2005 has resulted in expense from minority interest of approximately $23.5 million which has an offsetting effect on the income recorded from Euroasia.

Income tax expense

Income tax expense for the year ended December 31, 2005 was $407.4 million and $281.4 million in 2004. The increase in income tax expense stemmed from the increase in revenues. The effective tax rate was 35% and 31% for the years ended December 31, 2004 and 2005, respectively, as compared to the tax rates enacted, which were 33% and 30% for the years ended December 31, 2004 and 2005, respectively. Differences between effective tax rate and statutory tax rate include but are not limited to the effect of tax rates in foreign jurisdictions, non-deductible expenses, tax incentives not recognized in profit or loss and non-taxable translation loss.

The corporate tax rate is 30% for the fiscal year ended December 31, 2005. However, the Prime Minister of Turkey announced in December 2005 that the corporate tax rate will be reduced to 20% starting from January 1, 2006. The issue is still being debated by the government and as no change in tax rate has been enacted by December 31, 2005, the current tax rate of 30% has been consistently used.

Net income

Net income increased to $910.9 million for the year ended December 31, 2005 compared to net income of $511.8 million in 2004. The increase was mainly due to the increase in revenues.

Year Ended December 31, 2004 Compared to Year Ended December 31, 2003

We had 23.4 million subscribers, including 18.3 million prepaid subscribers, as of December 31, 2004, compared to 19.0 million subscribers, including 14.2 million prepaid subscribers, as of December 31, 2003. During 2004, we added approximately 4.4 million net new subscribers.

Revenues

Total revenues for the year ended December 31, 2004 increased 44% to $3,200.8 million from $2,219.2 million in 2003. The increase in revenues was mainly due to the growth in the number of subscribers, increased usage, a tariff increase in 2004, appreciation of TRY against the US dollar and larger provisions against revenues in 2003 ($387 million) as compared with 2004 ($227 million) in relation to legal disputes with Turk Telekom, which were resolved at the end of 2004. See “Item 8A. Consolidated Statements and Other Financial Information—Legal Proceedings.”

Revenues from communication fees for the year ended December 31, 2004 increased 44% to $3,088.1 million from $2,143.6 million in 2003 mainly due to the increase in tariffs, the growth of our subscriber base, appreciation of TRY against the US dollar and larger provisions against revenues in 2003 as compared with 2004 in relation to legal disputes. Communication fees include SMS revenues, which amounted to $356.3 million and $245.5 million for the years ended December 31, 2004 and 2003, respectively.

Although the monthly fixed fee charged to customers in TRY remained the same, revenue from monthly fixed fees for the year ended December 31, 2004 increased 26% to $51.9 million from $41.1 million for the year ended December 31, 2003, mainly due to the commencement of operations in Ukraine.

SIM card revenues for the year ended December 31, 2004 increased 16% to $28.3 million from $24.4 million for the year ended December 31, 2003.

Inteltek commenced its operations of fixed odds betting games in April 2004, pursuant to the agreement signed with Genclik ve Spor Genel Mudurlugu on October 2, 2003, and started to generate commission revenue from the betting business. Commission revenue from the betting business amounted to $20.3 million as of December 31, 2004.

Direct cost of revenues

Direct cost of revenues increased 24% to $2,001.2 million for the year ended December 31, 2004 from $1,613.2 million in 2003 mainly due to the increase in revenue-based costs such as ongoing license fees paid to the Turkish Treasury and additional legal provisions related to the disputes with Turk Telekom and the Turkish Treasury.

Ongoing license fees paid to the Turkish Treasury increased 54% to $739.0 million for the year ended December 31, 2004 from $480.7 million in 2003 due to accruals provided for the settlement of disputes over license fees and other charges, the increase in revenues and the appreciation of TRY against the US dollar. Interconnection costs increased 8% to $275.2 million for the year ended December 31, 2004 from $255.0 million in 2003.

Transmission costs, site costs, information technology and network maintenance expenses increased approximately 52% to $185.6 million for the year ended December 31, 2004 from $121.8 million in 2003 mainly due to the settlement related to the Turk Telekom infrastructure dispute, appreciation of TRY against the US dollar and the reversal of an accrual in the second quarter of 2003 of $10.2 million. In accordance with the settlement agreement signed with Turk Telekom on infrastructure dispute, we recorded $60.3 million of expenses for the year ended December 31, 2004. In addition, uncapitalizable antenna site costs and expenses increased 46% to $134.2 million for the year ended December 31, 2004 from $91.7 million for the year of 2003, mainly due to the increase in radio network operations, the increase in rent expenses which resulted from the renewal of rent agreements, the increase in transmission lines’ unit prices charged by Turk Telekom since July 2004 and appreciation of TRY against the US dollar.

Roaming expenses increased 39% to $52.2 million for the year ended December 31, 2004 from $37.5 million in 2003, mainly due to the increase in roaming revenue generated from the calls made by our subscribers while outside Turkey, reflecting the better economic climate during 2004 and the fact that we added 68 new roaming operators.

Depreciation and amortization expenses increased slightly by 1% to $424.2 million for the year ended December 31, 2004 from $421.5 million in 2003. The amortization expense for our GSM and other telecommunication licenses was $20.7 million for 2004 and $20 million for 2003.

Wages, salaries and personnel expenses for technical personnel increased 41% to $95.7 million for the year ended December 31, 2004 from $68.1 million in 2003, mainly due to an increase in headcount, periodic increase in salaries and appreciation of TRY against the US dollar.

The cost of SIM cards sold decreased 7% to $40.6 million for the year ended December 31, 2004 from $43.6 million in 2003.

Billing costs increased 13% to $27.1 million for the year ended December 31, 2004 from $24.0 million for the year ended December 31, 2003 mainly due to appreciation of TRY against the US dollar and increase in postage fees.

As a percentage of revenue, direct cost of revenues was 63% for the year ended December 31, 2004 compared to 73% in 2003. The main reasons for this decrease were the additional accruals provided for settlement of disputes over license fees and other charges recorded in 2003, which were higher than the accruals recorded in 2004, related to the ongoing legal disputes with the Telecommunications Authority, Turk Telekom and the Turkish Treasury and the reversal of expense accruals in 2004 related to Milleni.com and national roaming disputes, which were provided in the fourth quarter of 2003.

Gross profit increased to $1,199.6 million for the year ended December 31, 2004 from $606.0 million in 2003 mainly due to increase in communication fees, additional legal provisions provided in 2003, which were higher than the provisions recorded in 2004, and income accrual provided in 2004 related to the Milleni.com and national roaming disputes.

General and administrative expenses

General and administrative expenses remained almost the same in 2004 at $137.3 million for the year ended December 31, 2004 compared to $137.2 million for the year ended December 31, 2003. Despite the increases in bad debt expenses, consultancy expenses, wages, salaries and personnel expenses, and expenses incurred in relation to the early extinguishment of Cellco debt and the Iran GSM license in 2004, we had incurred $19.2 million of expenses related to the class action lawsuit and $18.1 million related to the early extinguishment of our 12.75% Senior Subordinated Notes in 2003.

Wages, salaries and personnel expenses for non-technical and non-marketing employees increased 64% to $38.1 million for the year ended December 31, 2004 from $23.2 million in 2003 mainly due to an increase in headcount, periodic increase in salaries and appreciation of TRY against the US dollar.

Consulting expenses increased 100% to $18.6 million for the year ended December 31, 2004 from $9.3 million in 2003 mainly due to the consultancy services related to the acquisition of DCC and consultancy services rendered by third parties for legal settlement issues.

Bad debt expenses increased 6% to $14.1 million for the year ended December 31, 2004 from $13.3 million in 2003 mainly due to appreciation of TRY against the US dollar. We provided an allowance of $133.9 and $135.9 million for doubtful receivables for the years ended December 31, 2004 and 2003, respectively, identified based upon past experience in our consolidated financial statements.

In the first quarter of 2004, we made a payment to BNP Paribas relating to the GSM license tender on behalf of the Irancell Consortium (the “Consortium”). According to the tender conditions, the Consortium that acquires the license will pay the consultancy fees of BNP Paribas (which acts as the consultant to the Iranian authorities). In the first quarter of 2004, we paid such consultancy fees and charged €8.9 million to general and administrative expenses.

During 2004 and 2003, we invested in 12.75% Senior Notes issued by Cellco. The nominal value and amortized cost of such bonds amounted to $65.0 million and $73.1 million, respectively. Our reacquisition of these bonds is considered an early extinguishment of debt under the provisions of SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities”. The difference between the reacquisition price and net carrying amount of Cellco bonds amounting to $8.1 million was recorded in general and administrative expenses.

Selling and marketing expenses

Selling and marketing expenses increased 19% to $349.2 million for the year ended December 31, 2004 from $294.6 million in 2003, mainly due to increased sponsorships and appreciation of TRY against the US dollar. As a percentage of revenues, selling and marketing expenses were 11% for the year ended December 31, 2004 compared to 13% in 2003. Total postpaid advertising, market research, product management, public relations and call center expenses increased 59% to $84.6 million for the year ended December 31, 2004 from $53.3 million in 2003 mainly due to the increased corporate and social sponsorships.

Total prepaid advertising, market research, product management, public relations expenses and prepaid subscribers’ frequency usage fee expenses increased 2% to $159.8 million for the year ended December 31, 2004 from $157.4 million in 2003. Frequency usage fee expenses decreased 3% to $103.1 million for the year ended December 31, 2004 from $106.6 million in 2003. Although the number of prepaid subscribers and related frequency usage fees increased in 2004, the frequency usage fee expenses decreased in 2004 when compared to 2003 due to the fine charged to us by the Telecommunications Authority in 2003 amounting to $45.5 million. For more information related to these disputes, see “Item 8A. Consolidated Statements and Other Financial Information—Legal Proceedings.”

Activation fees increased 19% to $32.5 million for the year ended December 31, 2004 from $27.3 million in 2003. Of the total dealer activation fees for the years ended December 31, 2004 and December 31, 2003, $21.9 million and $20.6 million were for prepaid activations, respectively.

Wages, salaries and personnel expenses for selling and marketing employees increased 24% to $37.8 million for the year ended December 31, 2004 from $30.4 million in 2003, mainly as a result of an increase in headcount, periodic increase in salaries and appreciation of TRY against the US dollar.

Operating income

Operating income increased 309% to $713.1 million for the year ended December 31, 2004 from $174.2 million in 2003, mainly due to increase in revenues accompanied by improved cost efficiency levels.

Interest income (expense), net

Net interest income was $31.3 million for the year ended December 31, 2004 compared to $366.3 net interest expense for the year ended December 31, 2003. The change between periods was mainly due to the effect of interest on certain legal accruals and settlements and principal payments of loans made during 2003 and 2004 amounting to $673.5 million and $93.4 million, respectively, and an increase in the average time deposited cash balance. Interest expense related to legal provisions was $31.8 million for the year December 31, 2004 and $341.6 for the year ended December 31, 2003. In addition, interest expense on loans related to principal payments decreased to $67.1 million for the year December 31, 2004 from $112.5 million for the year ended December 31, 2003. For more detailed information related to these disputes see “Item 8A. Consolidated Statements and Other Financial Information—Legal Proceedings.”

Equity in net income of unconsolidated investees

Equity in net income of unconsolidated investees was $43.6 million for the year ended December 31, 2004 compared to $18.9 million for the year ended December 31, 2003. The increase in equity in net income of unconsolidated investees was due to an increase in Fintur’s net income to $105.3 million for the year ended December 31, 2004 from $45.7 million for the year ended December 31, 2003.

Translation loss

Translation loss decreased significantly to $11.2 million for the year ended December 31, 2004, compared to $102.4 million in 2003. The decrease in translation loss experienced in 2004 stemmed from the 4% appreciation of the TRY against the US dollar compared to the 17% appreciation of the TRY against the US dollar in 2003. As we have recorded a significant amount of payables and accruals for legal disputes in our balance sheet, and nearly all of the accruals are in terms of TRY, the appreciation of TRY resulted in a translation loss in 2003.

Income tax benefit (expense)

Income tax expense was $281.4 million for the year ended December 31, 2004 compared to an income tax benefit of $477.3 million for the year ended December 31, 2003. In 2004, the effective tax rate exceeded the statutory rate as a result of certain nondeductible translation losses, partially offset by investment tax credits. The payments in 2004 related to legal disputes were tax deductible in 2004. The Ministry of Finance confirmed that Turkcell’s payments made to Turk Telekom and the Treasury, based on settlement agreements, are tax deductible whenever they are paid. Therefore, deferred tax assets declined based on the payments made in connection with the settlements and deducted from our corporate tax base in 2004. In 2003, a large tax benefit was recorded since management determined that it was more likely than not that certain deferred tax assets were realizable and released $539.0 million of valuation reserve. We believe that our performance over the last several years and certain political and economic developments provides us with better visibility about the near-term future. As a result, our management’s assessment of the realizability of the deferred tax assets and related valuation requirements is consistent with that made at December 31, 2003. Accordingly, a valuation of approximately $17.2 million was recorded at December 31, 2004 compared to $11.0 million at December 31, 2003, for such amounts. The valuation allowance at December 31, 2003 and December 31, 2004 has been allocated between current and non-current deferred tax assets on a pro rata basis in accordance with the provisions of SFAS No. 109. We believe that it is more likely than not that the net deferred tax asset of approximately $346.0 million as of December 31, 2004 will be realized through reversal of taxable temporary differences, as well as future taxable income, exclusive of reversing taxable temporary differences. We will continue to evaluate the realizability of our deferred tax assets, including net operating loss and tax credit carryforwards and the related impact on the valuation allowance.

Net income

Net income increased significantly to $511.8 million for the year ended December 31, 2004 compared to the net income of $215.2 million in 2003. The increase was mainly due to increase in revenues, increase in net interest income and decrease in translation loss despite the negative effect of the income tax charge for the year ended December 31, 2004 compared to an income tax benefit for the year ended December 31, 2003.

Effects of Inflation

The annual inflation rates in Turkey were 18.4%, 9.3% and 7.7% for the years ended December 31, 2003, 2004 and 2005, respectively, based on the Turkish consumer price index. With the help of a tight monetary policy followed by the Central Bank of Turkey (“Central Bank”) and a 6.5% target primary budget balance required by the IMF program, inflation has decreased to single digit numbers. Based on the favorable macroeconomic performance of the last few years, the Central Bank moved to explicit inflation targeting in 2006, which is 5%. In addition to the IMF Program, negotiations for the accession of Turkey to the EU started on October 3, 2005, which will also be a very important factor in the macroeconomic policies intended to decrease inflation. For additional information about the effects of inflation, see “Item 3A. Selected Financial Data—Exchange Rate Data” and “Item 3D. Risk Factors”.

New Accounting Standards Issued

In March 2005, the FASB issued FIN 47, “Accounting for Conditional Asset Retirement Obligations an interpretation of SFAS No. 143”. FIN 47 clarifies the term “conditional asset retirement obligation” as used in SFAS No. 143, “Accounting for Asset Retirement Obligations”. An entity is required to recognize a liability for the fair value of a conditional asset retirement obligation if the fair value of the liability can be reasonably estimated. The fair value of a liability for the conditional asset retirement obligation should be recognized when incurred—generally upon acquisition, construction, or development and/or through the normal operation of the asset. FIN 47 also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. FIN 47 is effective no later than the end of fiscal years ending after December 15, 2005. Retrospective application for interim financial information is permitted but is not required. The adoption of FIN 47 is not expected to have a material effect on our consolidated financial statements.

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections, a replacement of APB Opinion No. 20 and SFAS No. 3”. SFAS No. 154 provides guidance on the accounting for and reporting of accounting changes and error corrections. It establishes, unless impracticable, retrospective application as the required method for reporting a change in accounting principle in the absence of explicit transition requirements specific to the newly adopted accounting principle. SFAS No. 154 also provides guidance for determining whether retrospective application of a change in accounting principle is impracticable and for reporting a change when retrospective application is impracticable. The correction of an error in previously issued financial statements is not an accounting change. However, the reporting of an error correction involves adjustments to previously issued financial statements similar to those generally applicable to reporting an accounting change retrospectively. Therefore, the reporting of a correction of an error by restating previously issued financial statements is also addressed by SFAS No. 154. SFAS No. 154 shall be effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. Early adoption is permitted for accounting changes and corrections of errors made in fiscal years beginning after SFAS 154 is issued. The adoption of SFAS No. 154 is not expected to have a material effect on our consolidated financial statements.

On July 12, 2005, FASB staff issued FSP No. Accounting Principles Board Opinions (“APB”) 18-1 “Accounting by an Investor for Its Proportionate Share of Accumulated Other Comprehensive Income of an Investee Accounted for under the Equity Method in Accordance with APB Opinion No. 18 upon a Loss of Significant Influence” The Board directed the FASB staff to issue this FSP to provide guidance on how an investor should account for its proportionate share of an investee’s equity adjustments for other comprehensive income (“OCI”) upon a loss of significant influence. The Board believes that an investor’s proportionate share of an investee’s equity adjustments for OCI should be offset against the carrying value of the investment at the time significant influence is lost. To the extent that the offset results in a carrying value of the investment that is less than zero, an investor should (a) reduce the carrying value of the investment to zero and (b) record the remaining balance in income. The guidance in this FSP is effective as of the first reporting period beginning after July 12, 2005. The adoption of this FSP is not expected to have a material effect on our financial statements.

5.B.   Liquidity and Capital Resources

Liquidity

We require significant liquidity to finance capital expenditures for the expansion and improvement of our GSM network, for non-operational capital expenditures, for working capital and to service our debt obligations. To date, these requirements have been funded largely through supplier financings, bank borrowings, and the issuance of $700 million in bonds by a finance vehicle, Cellco, which issued $300 million of debt securities in July 1998 and $400 million of debt securities in December 1999, and a rights issue. As of December 31, 2005, we do not have any outstanding amounts due related to the Cellco transaction after the extinguishment of the outstanding $400 million senior notes on August 1, 2005.

A summary of our consolidated cash flows for the year ended December 31, 2005 and 2004 are as follows:

(US$ millions)	2004	2005
Net cash provided by operating activities	603.9	1,143.1
Net cash used for investing activities	(542.3)	(745.4)
Net cash provided by/(used for) financing activities	119.5	(366.5)
Net cash increase	181.1	31.2

The net cash provided by our operating activities for the years ended December 31, 2005 and 2004 amounted to $1,143.1 million and $603.9 million, respectively. The increase in 2005 was primarily due to the increase in revenues in 2005 despite litigation-related payments.

The net cash used for investing activities for the years ended December 31, 2005 and 2004 amounted to $745.4 million and $542.3 million, respectively. Total investments in investees amounted to $266.2 million as of December 31, 2005 compared to $197.8 million as of December 31, 2004. For the year ended December 31, 2005, we spent approximately $778.6 million for capital expenditures compared with $486.7 million in 2004. The increase in capital expenditures was mainly due to the increase in capital expenditures of us and Astelit, which is our majority-owned Ukrainian subsidiary. The additional capital expenditures made by Astelit in 2005 mainly represent new network investments. The remaining capital expenditures are primarily due to increased capital expenditures for our GSM network in Turkey. For the full year 2006, we are planning approximately $350 million in capital expenditures in our network in Turkey in order to improve capacity, replace some of the phased-out hardware, provide increased network functionality and improve network efficiency in order to better serve our customers. In 2006, we expect less capital expenditures compared to that in 2005, not taking 3G implementation into account, as there is no visibility regarding the 3G licensing process in Turkey. Astelit’s intention is to spend up to US$200 million in 2006 for its capital expenditures.

The net cash used for financing activities for the year ended December 31, 2005 amounted to $366.5 million and the net cash provided by financing activities for the year ended December 31, 2004 amounted to $119.5 million. The change in cash provided by/used for financing activities stemmed mainly from the increase in borrowing repayments in 2005 as compared to 2004. Our outstanding borrowings were $647.4 million and $815.5 million as of December 31, 2005, and 2004 respectively. We extinguished the aggregate principal amount of $400 million of Cellco notes plus accrued interest on August 1, 2005. During 2003 and 2004, we purchased Cellco notes with a nominal value of $65 million. Reacquisition of these bonds was considered an early extinguishment of debt under the provisions of SFAS No. 140 and netted against outstanding payables.

Source of liquidity

We believe that we will be able to finance our current domestic operations, capital expenditures and financing costs and maintain and enhance our network in 2006 through our operating cash flow and our strong cash balance as of December 31, 2005. Additionally, we are continuously evaluating local and international markets for new financing alternatives such as TRY denominated funding in order to reduce currency mismatch of our balance sheet and extend the duration of our loans while reducing our cost of borrowing.

During the first quarter of 2004, we have fully drawn down additional borrowings of $100 million from Akbank in February 2004 and $100 million from Garanti in March 2004. In addition, we have finalized the Syndicated Murabaha facility with Islamic Development Bank and HSCB Bank AS, which became effective on January 16, 2004 with the initial drawdown done on March 3, 2004. The proceeds of these borrowings have been used for working capital requirements and certain qualified equipment purchases.

During 2005, Euroasia and its subsidiaries drew down additional borrowings from Ericsson Credit AB, ABN Amro NV, HSBC Bank Plc. and various financial institutions to finance capital expenditures and for working capital requirements. Under the vendor financing agreement signed with Ericsson Credit AB, Astelit utilized additional borrowings of $84.8 million in respect of equipment and service purchases from Ericsson AB. Under the vendor financing agreement signed with ABN Amro NV, Astelit utilized an additional $121.2 million of borrowing in respect of equipment and service purchases from Nokia Corporation. Astelit also utilized $3.8 million under the vendor financing agreement signed with ABN Amro NV in respect of Astelit’s purchases of GSM 1800 billing equipment, software and services from Sysdate Pty Ltd. In addition, Euroasia utilized $56.1 million from HSBC Bank Plc, from which $30.6 million has been utilized for shareholder’s credit, and $64.0 million from various financial institutions for working capital requirements. During 2005, the balance of the financing from HSBC Bank Plc amounting to $25.5 million and $16.0 million out of $64.0 million which were acquired as short term loans were repaid.

In January 2006, all obligations under the Ericsson Credit AB term facility agreement and the ABN Amro NV credit facility agreements, in respect of the financing of purchases from Nokia Corporation and Sysdate Pty Ltd and local banks were fully repaid together with outstanding amounts of interest, following the arrangement of syndicated facility on December 30, 2005.

On February 8, 2006, the existing Share Pledge Agreement between Turkcell, SCM and Eurocorp was terminated since the subject to the Pledge Agreement is released. At the same time, the new Share Pledge Agreement was executed securing the Turkcell guarantee provided to Junior Loan Lenders.

On August 24, 2005, a TRY 50 million (equivalent to $37.3 million at December 31, 2005) loan was obtained from West LB A.G., London Branch with a term of 3 years. The interest and principal will be paid semiannually and interest is calculated on a floating rate of 6 month TRYibor (TRY Libor) minus 0.15 basis points. The facility has reduced the currency risk on our balance sheet as well as increased the average maturity of our debt.

As the largest debt repayment of 2005, the 12.75% coupon senior notes issued by Cellco in 1999 were fully repaid on the original maturity date on August 1, 2005.

In Ukraine, Astelit signed a six-year $390 million long term senior syndicated facility on December 30, 2005 where the mandated lead arrangers were ING Bank and Standard Bank. Out of the total facility, $270 million is guaranteed by Export Credit Agency (ECA) and $90 million is a commercial tranche with no guarantees. Nokia Corporation and Ericsson Credit AB, the two major suppliers of Astelit’s GSM network also took part in the financing by a $30 million standby loan, to be used in the event Astelit faces a default of financial covenants. Also, on December 30, 2005, Euroasia, signed a six-year junior syndicated facility with Turkiye Garanti Bankasi A.S. and Akbank T.A.S. The $150 million facility is fully guaranteed by us as the existing guarantees on the vendor loans have been released with the proceeds of the project financing. The cost of borrowing for the entire financing package ranges between LIBOR+1.5% and LIBOR+4.5%. In addition to this financing, Turkcell and other shareholders of Astelit signed a shareholder support deed in January 2006 where they agreed to inject a total of $40 million (our share of $22.0 million), only if additional funds are needed after the funding of the project financing facilities. The deed will be valid until July 1, 2008. The proceeds from these facilities will be used to refinance Astelit’s existing vendor loans and local bank loans, additional capital expenditures and working capital requirements. Astelit plans to spend up to $200.0 million in 2006 for capital expenditures. As result of these agreements, pledges have been established on cash and cash equivalents, equipments, other assets and rights of Astelit and Euroasia.

The above mentioned pledges are as follows:

•       a pledge by Euroasia to all lenders over 60.1% of the issued share capital of Astelit;

•       a Deed of Assignment to all lenders over all rights of Euroasia under the Shareholder Loan Agreements and over any other loans made by any guarantor to Astelit;

•       a pledge by Astelit over all of its network equipment (current and future);

•       a pledge by Astelit to all lenders over its receivables in relation to any material insurance then existing;

•       a pledge by Astelit over all of its accounts held with banks; and

•       a pledge by Euroasia of the blocked Euroasia account in ING Bank N.V.

These financing agreements also contain a number of restrictive debt covenants applicable to Astelit and Euroasia, which may be summarized as follows:

•       Astelit has to comply with certain financial ratios during the period of financing;

•       Astelit may not pledge any of its assets (including its rights under the supply contracts and its rights under the material insurance contracts);

•       Euroasia may not pledge shares owned in Astelit to other parties;

•       Euroasia may not pledge any loans issued to Astelit;

•       There are restrictions on disposal of assets by Astelit;

•       Astelit cannot attract financing from parties other than Euroasia and Lenders, without the consent of the Lenders;

•       There are restrictions on financing leasing and supplier financing arrangements;

•       Astelit may not conduct any other business apart from the operation of telecommunications services, and business ancillary thereto;

•       Astelit may not merge with other companies;

•       There are restrictions on acquisitions of subsidiaries;

•       There are restrictions on issuance of guarantees by Astelit;

•       Astelit cannot issue any shares for purposes other than receiving financial support from current shareholders;

•       Payment of dividends may only occur once Astelit complies with certain financial ratios.

The long term financing was syndicated during November and December 2005 and the loan documents were signed on December 30, 2005. The first drawdown took place on January 30, 2006 and all outstanding loans of Astelit were fully repaid with the proceeds of long term financing. All guarantees provided by Turkcell to Ericsson, ABN Amro N.V. related to Ericsson, Nokia and Sysdate deals were fully released on January 30, 2006.

Astelit will pay $383.5 million in debt principal and interest obligations during 2006 arising from the long term financing. Until the financial closing of the long term financing arrangements, based on the shareholders loan agreement signed on October 3, 2005, the shareholders of Euroasia committed to arrange an additional $55.6 million of financing to Euroasia in proportion to their respective shareholding in Euroasia, first as a shareholder loan then converted to equity through a shareholders’ resolution. We provided a deposit pledge in the amount of $30.6 million, representing our pro-rata share of shareholder financing, and HSBC provided a bank loan to Euroasia for the same amount. All proceeds have been used by Euroasia to fund its consolidated subsidiary, Astelit. As a result of these agreements, some pledges have been established on Astelit’s and Euroasia’s cash and cash equivalents, equipments and other assets and rights. As of January 5, 2006, the Euroasia loan was paid down and replaced with the equity injection, hence restricted cash has been released.

We believe that we will be able to fully fund the operations in Turkey by our cash from operations through the year of 2006, which includes the repayment of approximately $199.5 million in debt principal and interest obligations.

Based on our debt repayment schedule, and our current expectations regarding the domestic and international macroeconomic environment, developments in the telecommunications sector, capital expenditures and domestic and international investments and partnerships obligations, we do not foresee any funding gap in 2006. We continuously monitor and examine financing opportunities to improve our financial condition and performance. We continuously evaluate domestic and international debt and capital markets, looking for new financing alternatives for both restructuring and contingency purposes. We maintain effective relationships with financial institutions and watch the debt and capital markets for possible club deals, bilateral and syndicated loans, Eurobond issues, and many other financial instruments. We maintain our focus on strategies that lower the weighted average cost of total borrowing and extend the maturity of outstanding borrowings. We are reviewing the domestic loan alternatives of either extending the existing facilities or obtaining additional domestic debt denominated in TRY.

We cannot assure you that we will be able to obtain any of this additional financing on terms that are satisfactory to us, or at all. If for any reason adequate internal resources or external financing are not available as needed, we may not be able to maintain and enhance the quality of our network or to meet our other obligations and liabilities as they become due. This could lead to a loss of subscribers and market share, as well as potential defaults under, and refinancing or restructuring of, existing debt and other obligations, all of which could have a material adverse effect on our business, consolidated financial condition or results of operations, or liquidity.

To date we have not encountered any difficulties in attracting short term loans from local banks for short term financing needs.

Under the current assumptions and circumstances, we expect to generate sufficient cash to maintain our strong cash position and positive free cash flow in the GSM business in Turkey. According to our current business plan for the operations in Turkey, we believe that we will be able to finance our current operations, capital expenditures and financing costs and maintain and enhance our network through our operating cash flow and our strong cash balance as of December 31, 2005.

The forward-looking statements made here regarding our liquidity and any other financial results are not a guarantee of performance. They are subject to risks and uncertainties that could cause future activities and results of operations to be different from those set forth in this 20-F.

Important factors that may adversely affect our projections include general economic conditions, change in the competitive environment, developments in the domestic and international capital markets, increased investments, changes in telecommunication regulations. Please see “Item 3D. Risk Factors” for a discussion of these and other factors that may affect our projections.

Investment Incentive Certificates

In 1993, 1997, 2000, 2001, 2004 and 2005, the Under Secretariat of the Treasury approved investment incentive certificates for a program of capital expenditures made by us in our mobile communications operations, call center operations and betting games operations. Such incentives entitle us to a 100% exemption from customs duty on imported machinery and equipment and an investment tax benefit of 100% on qualifying expenditures. The investment tax benefit takes the form of deductions for corporation tax purposes, but these deductions were subject to withholding tax at a rate of 19.8% (for expenditures made after April 24, 2003, the investment tax benefit equals 40% of qualifying expenditures but it is not subject to any withholding tax). As of December 31, 2005, investment incentive certificates provide for tax benefits on cumulative purchases of up to approximately $4.5 billion in qualifying expenditures as defined in the certificates. As of December 31, 2005, we had unused tax credit carryforwards under the certificates of approximately $294.4 million ($313.1 million as of December 31, 2004) which can be carried forward indefinitely. The certificates are denominated in TRY. However, approximately $0.5 billion of qualifying expenditures through December 31, 2005 ($0.7 billion as of December 31, 2004) under the certificates are indexed against future inflation.

Law No. 4842, which made changes in certain taxation matters, was announced on April 24, 2003.

The major changes are as follows:

•       An investment incentive certificate is not required in order to receive an investment tax benefit. If capital expenditures qualify as eligible expenditures, the investment tax benefit will be available automatically. In general, capital expenditures eligible for depreciation for tax purposes are considered also eligible for investment tax benefit.

•       Investment tax benefit will be calculated on 40% of qualifying capital expenditures but no withholding tax will be applied.

•       Previous provisions will still apply to:

•        investment tax benefits that are already entitled but unused and capital expenditures made as of April 24, 2003, under the investment incentive certificates obtained before April 24, 2003;

•        capital expenditures to be made after April 24, 2003, under the investment incentive certificates obtained before April 24, 2003; and

•        capital expenditures to be made after April 24, 2003, under the investment incentive certificates obtained after April 24, 2003 but applied for before April 24, 2003.

•       There was an option to prefer the previous or new provisions for capital expenditures to be made after April 24, 2003, under the investment incentive certificates obtained before April 24, 2003, and under the investment incentive certificates obtained after April 24, 2003 but applied for before April 24, 2003.

Capital Transactions

On April 5, 2005, our board of directors declared that our statutory paid-in capital would be increased from TRY 1,474.6 million to TRY 1,854.9 million by adding TRY 234.1 million out of the total dividend for 2004 and the statutory capital inflation adjustment included in the financial statements prepared in accordance with the accounting standards promulgated by the Capital Markets Board of Turkey (the “CMB”) amounting to TRY 146.2 million for 2004. The increase of TRY 380.3 million was distributed to our shareholders in the form of a stock split. The capital increase was accounted for as a stock split in our accompanying consolidated financial statements. As a result of the aforesaid transactions, we issued new shares with a total nominal value of TRY 380,247,980.

All share amounts and per share figures reflected in our historical financial statements have been retroactively restated for the stock splits discussed above.

According to our dividend distribution plan decided by the Board of Directors on March 22, 2006 to be recommended at the Annual General Meeting for approval on April 28, 2006, or statutory paid-in capital would be increased from TRY 1,854.9 million to TRY 2,200.0 million by adding TRY 345.1 million of bonus shares which is planned to be distributed out of distributable income. As a result of the current halt in issuances and cancellations of our ADRs, it is uncertain whether payment to our ADR holders of any dividend in the form of bonus shares will be made in the form of ADSs or in another form. For more information on the halt in issuances and cancellations of our ADRS, see “Item 9.A. Offer and Listing Details.”

Capital Transactions in Astelit

On September 13, 2005, Euroasia Telecommunications Holdings B.V. purchased 1% of Astelit shares from SCM in exchange of $0.2 million. Thereafter, the participants of Astelit decided to increase the charter fund (authorized capital) of Astelit by approximately $155 million to 782,850,000 Hryvnias (approximately 155.02 million) and transfer shares among the participants. In November and

December 2005, Euroasia contributed an aggregate of $155 million as a capital contribution to Astelit. As a result, Euroasia increased its ownership in Astelit from 1% to 99.987%, and DCC’s ownership in Astelit decreased from 99% to 0.013% as of November 22, 2005. All outstanding shareholder loans of Euroasia to Astelit were fully paid back through the proceeds of the increase in charter fund.

On April 4, 2006, LLC Astelit announced the merger of DCC with Astelit in order to optimize the internal business processes of both companies. The decision for the merger of DCC with Astelit was approved during the Shareholders’ Meeting which took place on April 3, 2006 in Kiev.

General Economic Conditions

With the support of the encouraging outlook of the economy and the positive consumer sentiment in the market, we expect our net cash generation trend to be sustained. The Turkish government’s efforts to engage in a new economic program with the IMF lasting until 2007, acceptance of Turkey for membership negotiations with the EU, recovery in consumer purchasing power in line with developments such as sustainable GDP growth, decreasing inflation supported  by central bank’s inflation targeting in line with government targets, improved distribution of wealth and a growing young and technology oriented population are projected to expand the GSM penetration in the market.

Any change in the above stated factors including structure of the current competition might create need for additional financing for us. However, in the short term, under the existing circumstances, we do not foresee such financing need.

Credit Ratings

Our long term foreign currency ratings as of March 31, 2006 are noted below:

Standard & Poor’s	B+
Fitch	BB-

Any further upgrades from the ratings agencies may allow us to lower the cost of borrowing for any future indebtedness in the domestic and international debt and capital markets. Conversely, any ratings downgrade may limit our future access to debt and capital markets and increase the cost of borrowing.

After the extinguishment of the Cellco notes in August 2005, Moody’s no longer has a valid credit rating for us. In addition, Fitch has upgraded our local currency long term issuer default rating to BB and assigned it a positive outlook.

Dividend Payments

We have adopted a dividend policy, which is set out in our Corporate Governance Guidelines. As adopted, our general dividend policy is to pay dividends to shareholders with due regard to trends in our operating performance, financial condition and other factors. Our Board of Directors intends to distribute cash dividends in an amount of not less than 50% of our distributable profits for each fiscal year, starting with profits for fiscal 2004. However, the payment of dividends will still be subject to cash flow requirements of us, compliance with Turkish law and regulations and the approval of, or amendment by, our Board of Directors and the General Assembly of Shareholders.

On April 29, 2005, during the Annual Shareholders’ Meeting, our shareholders decided to distribute all of our distributable income (included in the financial statements prepared in accordance with the accounting standards promulgated by the CMB) for the year ended December 31, 2004. The dividend was in the form of 50% cash and 50% bonus shares. The net distributable income, after deducting legal reserves, amounted to TRY 500.3 million (equivalent to $372.9 million at December 31, 2005). Accordingly, the dividend was distributed as follows:

	Amount per share	Total	USD equivalent (million)
	(TRY in full)	(TRY Million)	December 31, 2005
Dividend in cash	0.134848	250.1	$186.4
Dividend in bonus shares	—	234.1	174.5

Accordingly, the rate of the bonus share certificate to be issued for each share having a nominal value of TRY 1 was declared as 25.785829%. Distribution of the cash dividend payment to the shareholders commenced on May 17, 2005 and distribution of the bonus share certificates commenced on May 31, 2005 and still continuing as of December 31, 2005.

In connection with the redenomination of the Turkish Lira and as per the related amendments of  Turkish Commercial Code, in order to increase the nominal value of the shares to TRY 1, 1,000 units of shares, each having a nominal value of TRY 0.001 shall be merged and each unit of share having a nominal value of TRY 1 shall be issued to represent such shares. Turkcell is currently in the process of merging 1,000 existing ordinary shares, each having a nominal value of TRY 0.001 to one ordinary share having a nominal value of TRY 1. After the share merger which appears as a provisional article in the Articles of Association to convert the value of each share with a nominal value of TRY 0.001 to TRY 1, all shares will have a value of TRY 1. Although the merger process has been finalized, the practical application is to state each share having a nominal value of TRY 1 which is consented by Capital Market Board of Turkey (“CMB”). Basic and deleted weighted average number of shares and net income per share as of December 31, 2004 are retrospectively changed to reflect each share having a nominal value of TRY 1.

On March 22, 2006, the board of directors of Turkcell decided to make a proposal to the General Assembly for distribution of a total net cash dividend of TRY 509.1 million (which constitutes 50% of distributable income per statutory accounts) and dividend in the form of bonus shares amounting of TRY 345.1 million for the year ended December 31, 2005. The distribution of dividends is subject to approval at the General Assembly Meeting, which will be held on April 28, 2006.

The net distributable income, after deducting legal reserves, amounts to TRY 1,018.2 million (equivalent to $758.8 million at December 31, 2005). Accordingly, the recommended dividend distribution will be as follows:

	Amount per share	Total	USD equivalent (Million)
	(TRY in full)	(TRY Million)	December 31, 2005
Dividend in cash	0.274451	509.1	379.4
Dividend in bonus shares	—	345.1	257.2

Accordingly, the rate of bonus share certificate to be issued for each share having a nominal value of TRY 1 is recommended as 18.605586%. The process of altering the nominal value of each share from TRY 0.001 to TRY 1 is still ongoing. Please refer to “Capital Transactions” for the detailed explanation of the stock dividend. As a result of the current halt in issuances and cancellations of our ADRs, it is uncertain whether payment to our ADR holders of any dividend in the form of bonus shares will be made in the form of ADSs or by payment of net cash proceeds from the sale of the bonus shares. For more information on the halt in issuances and cancellations of our ADRS, see “Item 9.A. Offer and Listing Details.”

New Technology Investments and Partnership Opportunities

Cash flow from the operations provides us with sufficient means to implement our plans. However, new technologies are excluded from the current projections, so addition of any new technology such as 3G technology or any new partnership opportunity may require both higher operating expense and capital expenditures leading to a need for additional cash injection in the future.

5.C  Research and Development, Patents and Licenses

We have not had any research and development activities for the last three years. We own no patents. We have registered 254 trademarks under applicable Turkish trademark legislation and applied for the registration of 76 additional trademarks. We have registered 1 industrial design under the applicable Turkish legislation on protection of industrial designs.

As of March 10, 2006, we opened an R&D Center which brings together all the Company’s research and development operations in a single location. We also plan to allocate a portion of $350 million, which we have committed to new investment in 2006, to R&D operations. The activities of the R&D Center are expected to include the following:

•       In-house and partnership software development, customization and/or integration of software products of suppliers through the service and product development processes;

•       Developing network infrastructure strategies in a fast evolving information-communication technologies (“ICT”) world; and

•       Designing short and long term technology road maps for our operations.

•       Our R&D Center has a staff of around 136 qualified people among whom 21% have Masters degrees and 1 has a Ph.D. degree. Additionally, 107 experts work as contractors.

5.D  Trend Information

Changing Subscriber Base

Our revenues are impacted by the increasing proportion of prepaid subscribers in our subscriber base. The proportion of prepaid subscribers in total gross additions was 90% in 2005, 89% in 2004, and 91% in 2003. Trends indicate that prepaid subscribers have more control on their usage pattern than postpaid subscribers, which leads to decreased average MoU and decreased average revenue per user. We expect that for the foreseeable future the proportion of prepaid subscribers in total gross additions will remain high, which may lead to a further decline in average revenue per user and average MoU. In 2005, in line with the improvement in the macroeconomic indicators, MoU increased as a result of continued effect of volume based campaigns. We expect further improvement in usage in 2006 as a result of our continuing initiatives, which we hope will strengthen loyalty as well as promote usage.

5.E  Off-Balance Sheet Arrangements

Off-balance sheet arrangements refer to any transaction, agreement, or other contractual arrangement involving an unconsolidated entity (other than contingent liabilities arising from litigation, arbitration or regulatory actions), under which a company has:

•       provided guarantee contracts;

•       retained or contingent interests in transferred assets;

•       any obligation under derivative instruments classified as equity; or

•       any obligation arising out of material variable interests in an unconsolidated entity that provides financing, liquidity, market risk or credit risk support to the company, or that engages in leasing, hedging, or research and development arrangements with the company.

We routinely enter into operating leases for property in the normal course of business. At December 31, 2005, there were no commitments and contingent liabilities in material amounts arising from such operating leases.

At December 31, 2005, we had $5.4 million outstanding guarantees given on behalf of Digital Platform which were related to loans for set-top boxes, head-end and uplink imports and working capital financing used from the respective banks. These guarantees were released on February 27, 2006 when the loans of Digital Platform were repaid.

Contingent Liabilities

The following table illustrates our major contingent liabilities as of December 31, 2005.

	Amount of contingent liability expiration per period
USD million	Total amount committed	Remaining commitment at December, 31 2005	Less than 1 year	1—3 years	3—5 years	Over 5 years
Bank Letters of Guarantee	41.3	41.3	*
Guarantees			—	—
Digital Platform	61.9	5.4	5.4	—	—	-
BNP—Brussels (Buyer Credit)	50.2	4.0	4.0	—	—	-
BNP—Hungary (Buyer Credit)	11.7	1.4	1.4	—	—	-

*                    Bank letter of guarantees are not given for a specific period. Most of the guarantees will remain as long as the business relationship with the counterparty continues.

As of December 31, 2005, we are contingently liable in respect of bank letters of guarantee obtained from Yapi Kredi and given to the customs authorities, private companies and other public organizations amounting to $40.2 million. In addition, as of December 31, 2005, we are contingently liable in respect of bank letters of guarantee obtained from other banks and given to private companies and other public organizations amounting to $1.1 million.

5.F  Tabular Disclosure of Contractual Obligations

The following table illustrates our major contractual obligations and commitments as of December 31, 2005.

		Payments due by period
(US$ million)		Less than 1
Contractual Obligations	Total	year	1-3 years	3-5 years	Over 5 years
Borrowings	676.9	586.6	90.3	-	-
Finance Lease Obligations	3.0	3.0	-	-	-
Purchase Obligations	175.5	85.3	44.4	36.0	9.8
Digital Platform Sponsorship and advertising	99.8	18.0	36.0	36.0	9.8
Ericsson/Sysdate—GSM Equipment	54.6	54.6	-	-	-
Baytur—Dealer Loyalty Program	21.1	12.7	8.4	-	-
Total Contractual Cash Obligations	855.4	674.9	134.7	36.0	9.8

On December 23, 2005, we signed the restructuring framework agreement with Digital Platform in order to restructure our receivables from Digital Platform. As an integral part of this restructuring framework agreement, we committed to purchase sponsorship and advertisement intermediary services from Digital Platform amounting to $99.8 million excluding VAT until July 15, 2011.

The principal shareholder of Baytur, a construction company, is the Cukurova Group. Baytur committed to complete construction of 484 apartments within the scope of an agreement signed among us, Baytur and the land owner, which is a governmental organization, on October 19, 2004. The agreement amount is $39.7 million and the project is planned to be completed in 2008. We have paid $18.6 million to Baytur within the scope of this contract as of December 31, 2005.

Purchase obligations in relation to GSM equipment arise from GSM equipment supply and service contracts signed by Astelit. During 2004, Astelit entered into an $89 million supply financing agreement with Ericsson AB, a EUR 125.4 million supply financing agreement, (equivalent to $148.4 million as of December 31, 2005) with Nokia, and a $12.4 million supply financing agreement with Sysdate. On August 28, 2005 and November 2, 2005, Astelit signed addendum agreements with Ericsson Credit AB and Ericsson AB increasing the amount of supply and service agreements to $174.0 million and increasing the financing agreements to $134.0 million. As of December 31, 2005, Astelit has fully utilized its commitment under Nokia’s agreement and utilized $125.3 million and $6.5 million of its commitments to Ericsson AB and Sysdate, respectively. As of December 31, 2005, our outstanding purchase commitments under these supply and service agreements were nil for Nokia, $48.7 million for Ericsson AB and $5.9 million for Sysdate Pty Ltd.

February 10, 2006, Astelit signed additional vendor financing agreements with Nokia to purchase GSM equipments and to receive services amounting approximately to $75.0 million.

ITEM 6. DIRECTORS, SENIOR MANAGEMENT AND EMPLOYEES

6.A   Directors and Senior Management

Board Members

Under the Turkish Commercial Code and our Articles of Association, the Board of Directors is responsible for management. The Articles of Association provide for a Board of Directors consisting of seven members.

The following table sets forth the name of each member of our Board of Directors, who all serve for terms of three years. Our Articles of Association provide for a staggered Board of Directors. However, as a result of prior resignations and interim appointments, all of the members of our Board of Directors have been appointed for three year terms beginning on April 29, 2005.

Based on filings with the US Securities and Exchange commission, Cukurova Group and Alfa Telecom Turkey Limited (“Alfa Turkey”) (an affiliate of the Alfa Group through Alfa Group’s Altimo subsidiary) have indicated that following the acquisition in November 2005 by Alfa Turkey from the Cukurova Group of a 13.2% indirect ownership in us, the Cukurova undertook to take all steps necessary to ensure that two persons nominated by Alfa Telecom Turkey are nominated for election to our board of directors. Alfa Turkey and the Cukurova Group also agreed to further nominate another person jointly to our Board of Directors.

Name
Mehmet Emin Karamehmet (Chairman)
Erdal Asim Durukan (Vice Chairman)
Osman Berkmen
Kim Juhani Ignatius
Nazmi Tanju Turegun
Yavuz Baylan
Mehmet Bulent Ergin

Executive Officers

We are managed on a day-to-day basis by the Corporate Executive Team with the guidance of the Board of Directors. Officers do not have fixed terms of office. The following table sets forth the name and office of each member of our Corporate Executive Team.

Name	Office
Muzaffer Akpinar	Chief Executive Officer
Serkan Okandan*	Chief Financial Officer
Selen Kocabas	Chief Business Support Officer
Tulin Karabuk**	Chief Marketing Officer, Business Line Coordinator
Cenk Bayrakdar***	Chief Service and Product Development Officer
Ilter Terzioglu***	Chief Operations Officer
Cenk Serdar	Chief Value Added Services Officer

*                    Mr. Ekrem Tokay, who served as Turkcell’s Chief Financial Officer, resigned from his position as of December 31, 2005.

**             Mr. Ali Kesan, who served as Turkcell’s Chief Marketing Officer, resigned from his position as of March 17, 2006.

***      Mr. Ruhi Dogusoy, who served as Turkcell’s Chief Operating Officer, resigned from his position as of April 1, 2006.

Biographies

Board Members

Mehmet Emin Karamehmet, age 62, was appointed as the Chairman of the Board of Directors on September 30, 1993. He is also the Chairman of the Board of Directors of Cukurova, BMC, Cukurova Havacilik, Cukurova Sanayi, Ompas Otomotiv and Banque de Commerce et de Placements S.A. and a member of the Board of Directors of Cukurova Insaat Makinalari A.S. Mr. Karamehmet attended Dover College, England.

Erdal Asim Durukan, age 50, was appointed as the Vice Chairman of the Board of Directors on August 19, 2004. Currently, the Head of TeliaSonera’s companies and participations in Eurasia and Turkey, Mr. Durukan is also serving as the CEO of Fintur Holdings B.V. He started his career in Citibank (Sweden), following which he held various management positions at Ericsson (Sweden), Turkcell and Azercell. Erdal Asim Durukan is also the Honorary Consul of Kingdom of Sweden in the Republic of Azerbaijan since 1998. Mr. Durukan has majored in computer science in Stockholm University, Sweden.

Osman Berkmen, age 63, was appointed as a member of the Turkcell Board of Directors on October 15, 1993. He has worked in financial services sector over twenty years at Yapi Kredi Bank, Pamukbank, Interbank, Yapi Kredi (Halk) Sigorta and Yapi Kredi Leasing as Director. Currently, he is a also a Board Member at BMC commercial vehicles manufacturer. Mr. Berkmen graduated from Istanbul University, Faculty of Economics majoring in Business Administration and Finance.

Kim Juhani Ignatius, age 49, was appointed as a member of the Turkcell Board of Directors on August 19, 2004. Since January 2003, he has held the position of Chief Financial Officer of the TeliaSonera Group, and since July 2004, he is also Executive Vice President of TeliaSonera AB. Having started his professional experience in 1979 in Fruehauf Corporation, he held various positions in Oy Hanke—Palsbo Ab, Amer Group Limited and Tamro Group between 1979 and 2000. Before joining the TeliaSonera Group he was the Executive Vice President, CFO of Sonera Corporation. Mr. Ignatius has a Bachelor of Science in Business Administration and Economics.

Nazmi Tanju Turegun, age 60, was appointed as a member of the Turkcell Board of Directors on April 29, 2005. Turegun has been involved in several business activities related to the construction sector and foreign trade. Currently, Turegun is the Chief Executive Officer and a member of the Board of Directors of Kozmetika A.S., which operates in the cosmetics sector. After having graduated from Galatasaray High School, Turegun has majored in Faculty of Architecture in Turkey and City and Regional Planning in ULB Universite de Bruxelles.

Yavuz Baylan, age 57, was appointed as a member of the Turkcell Board of Directors on April 29, 2005. Baylan worked as a Senior Tax Inspector in the Ministry of Finance and served as an auditor for several local and international companies. Baylan worked as the Board Chairman, founding shareholder, and chartered accountant in Baylan Bagimsiz Denetim until 2004. Mr. Baylan has majored in both economics and law in Istanbul University.

Mehmet Bulent Ergin, age 57, was appointed as a member of the Turkcell Board of Directors on April 29, 2005. After having taken responsibility in Hochtief AG—1 Bridge project and the Tekfen A.S.—Iraq-Turkey pipeline project, Ergin worked in various positions in Cukurova Group Companies. He held a managerial post in Cukurova Ithalat ve Ihracat T.A.S., served as Chief Executive Officer in OMPAS Otomotiv A.S., and as board member in Maysan A.S., and Baytur Trading S.A. Currently, Ergin is the Chairman of the Board of Directors of Denizcilik Nakliyati A.S., Show T.V., and Aksam Gazette. Mr. Ergin majored in Civil Engineering at Robert College.

Executive Officers

Muzaffer Akpinar, age 44, is our Chief Executive Officer. He joined us in January of 2002. He started his professional career at Penta Textile, a vertically integrated production and export company established in 1985, where he was one of the founders and managing directors. He was one of the founding shareholders of KVK Mobil Telefon Hizmetleri A.S., and from 1994 to 2001, he worked as the CEO of the Company, which is one of the major importers and distributors of handsets and vendors of SIM cards in the Turkish telecommunications market. From 1993 to 2001, he also worked as the CEO of MV Holding A.S., which is one of our founding shareholders. Between June 2001 and January 2002, he was the General Manager of Fintur Technologies B.V. Mr. Akpinar received a double major degree in Economics and Business Administration from Bosphorus University.

Serkan Okandan, age 35, is our Chief Financial Officer. He joined us in 2000. Prior to his appointment to his current position on December 31, 2005, he was Finance Division Head responsible for Accounting and Reporting. He began his career with PricewaterhouseCoopers and then worked successively for DHL Worldwide Express and Fritolay prior to joining Turkcell. Mr. Okandan is a graduate of Bosphorus University, Department of Economics.

Ayse Selen Kocabas, age 38, is our Chief Business Support Officer. She joined us in 2003. From 2000 to 2003 she worked for Danone Sa as an assistant General Manager responsible for Human Resources and Administration. Between 1995 and 2000 she worked for Marshall as Human Resources Coordination Chief. From 1993 to 1995 she worked for Arcelik as Human Resources Specialist. She has a degree in Economics from Istanbul University.

Tulin Karabuk, age 41, is currently our Chief Marketing Officer and Business Line Coordinator responsible for domestic operations. Prior to her appointment to her current position, she was the Chief Marketing Officer between December 2001 and December 2004, and the Business Line Coordinator responsible for domestic operations between December 31, 2004 and March 17, 2006. She joined us in 1998. From 1993 to August 1998, she was Sales and Marketing Manager for KVK Mobil Telefon Sistemleri Tic. A.S. She has a degree in business management from Bosphorus University.

Cenk Bayrakdar, age 38, is currently our Chief Service and Product Development Officer. He joined us in 2002. Prior to his appointment to his current position he was Content Services and Partnering Management Division Head. From 1994 to 2000 he worked for Arcelik in various management positions in IT and Production. Between 2000 and 2001 he worked for Corbuss and Fintur as a Business Development Head. Mr. Bayrakdar is a graduate of Istanbul Technical University, Department of Electronics and Communication. He has masters degree from Texas A&M University, Department of Industrial Engineering.

Ilter Terzioglu, age 40, is currently our Chief Operations Officer. Prior to his appointment to his current position he was Business Strategies Regulation and Risk Consolidation Division Head. Between 1994 and 2001 he worked for Ericsson as an Assistant General Manager. Mr. Terzioglu is a graduate of Istanbul University, Department of Economy.

Cenk Serdar, age 38, is our Chief Value Added Services Officer. He joined us in 2005. Prior to his appointment in Turkcell he was General Manager of Mapco since January 2005. Before Mapco he worked for Dogus Group from 1999 to 2004, holding several senior level managerial positions. His last position was chief officer responsible for marketing and sales. Mr. Serdar previously worked for Dogan Group and Superonline in the internet business area and he started his career as a lecturer at the Wharton School, University of Pennsylvania.

6.B   Compensation

The compensation of the Board of Directors is resolved by the shareholders at general assemblies. The Board, upon the recommendation of the Corporate Governance Committee together with its own determinations, should decide on a proposal to the General Assembly whether Board members will be remunerated and if such is the case, the form and amount of compensation to be paid to the Board members.

For the year ended December 31, 2005, with the effect of expansion in the team we paid an aggregate of approximately $3,274,186 to our executive officers including: indemnities, salaries, bonuses and other benefits. In 2005, we did not compensate board members for their services. Furthermore, we do not maintain any profit sharing, pension or similar plans.

We have Directors and Officers Liability Insurance that covers our directors and officers from liabilities that arise in connection with performing their duties and our liabilities in connection with our directors’ and officers’ performance of their duties. The coverage amount is $40 million, and there are a number of insurers, each covering a different layer of the policy. The Directors and Officers Liability insurance is London based, but it is provided through two insurance companies in Turkey, Genel Sigorta A.S. and AIG Sigorta A.S. In 2004 we paid a premium amounting to $2.1 million, and in 2005 we paid a premium of $1.8 million. The policy will expire on August 26, 2006, and we will consider its renewal based on the terms and conditions offered.

6.C   Board Practices

Under the Turkish Commercial Code and our Articles of Association, our Board of Directors is responsible for our management. The Articles of Association provide for a Board of Directors consisting of seven members. The members, each serve for a term of three years. None of the members of the Board of Directors have entered into a service agreement with us.

For more information on our directors and the period during which each director has served on the board, see “Item 6A. Directors and Senior Management.”

Our board of directors has adopted the Turkcell Corporate Governance Guidelines, the Audit Committee Charter, the Corporate Governance Charter and the Corporate Governance Secretariat Terms of Reference. The principal provisions of the guidelines are available on our website, www.turkcell.com.tr.

Committees of the Board of Directors

The Audit Committee

We are required under Turkish laws and regulations, US securities laws and regulations and the rules of the NYSE to have an audit committee of the board of directors appointed from among the members of the board of directors. Our audit committee has two members, who meet both Turkish and Exchange Act Rule 10A-3 independence requirements.

Under the provisions of the Turkish Commercial Code, the Board of Directors must be responsible, as a whole, for all decisions and cannot delegate responsibility to committees of the board. As a consequence, parallel to the Swiss Code, committees in Turkish law merely have a “decision-shaping”, rather than “decision- taking” role. Additionally, as per a decision of the Board of Directors, the responsibility of the audit committee members is also considered as a joint responsibility of all board members.

The principal duties of the Audit Committee include the following:

•       assisting the Board’s oversight of the quality and integrity of our financial statements and related disclosure;

•       overseeing the implementation and efficiency of our accounting system;

•       pre-approving the appointment of and services to be provided by our independent auditors;

•       preparing and monitoring the agreement between us and the independent auditor and overseeing the performance and efficiency of our independent audit system and internal audit mechanisms; and

•       establishing procedures for the receipt, retention, and treatment of complaints regarding accounting, internal accounting control systems or auditing matters and establishing procedures for the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters.

The members of our Audit Committee are Mr. Yavuz Baylan and Mr. Nazmi Tanju Turegun. Mr. Baylan is the chairman of the committee.

The Corporate Governance Committee

The Corporate Governance Committee mainly assists the board of directors with the development and implementation of our corporate governance principles and presents to the board of directors remedial proposals to that end. It establishes a transparent system for the determination, evaluation and training of board member candidates. The Committee makes recommendations to the board of directors, where appropriate, regarding our compensation strategy both for the Board members and the Chief Executive Officer and Chief Financial Officer and the Chief Executive Officer and Chief Financial Officer succession plan. In the relations between the company and our shareholders, the Committee assists the Board. To that end, it oversees the investor relations activities.

The members of our Corporate Governance Committee are Mr. Osman Berkmen and Mr. Mehmet Bulent Ergin. Mr. Berkmen is the chairman of the committee.

The board of directors does not have a remuneration committee, however the Corporate Governance committee may give recommendations on remuneration, including the remuneration of our Chief Executive Officer. In accordance with Turkish law, the committee does not have the power to set remuneration independent of the board of directors.

6.D   Employees

From our formation in 1993, we have grown from approximately 90 employees to 2,818 employees as at December 31, 2005. From 2005, due to our customer growth and the increasing need for competent employees, we plan to focus more on recruitment. The following table sets forth the number of employees by activity employed by us at December 31, 2003, 2004 and 2005.

	2003	2004		2005
Turkcell
Marketing and Sales	616	694		728
Finance	115	138		138
Operations	1,132	1,237		1,393
Business Support	231	241		279
VAS Management(5)	—	—		113
CEO Office	54	29		32
International Investment Coordination	—	64	(1)	42
Local Investment Coordination	—	2	(2)	3
Turkcell Group Support	—	36	(3)	90
Subtotal	2,148	2,441		2,818
Subsidiaries
Kibris online	16	16		0
Kibris Telekom	94	95		101
Global Bilgi Pazarlama Danisma ve Cagri Servisi Hizmetleri A.S.	2,620	2,822		2,969
Corbuss	0	0		0
Turktell Bilisim Servisleri A.S.	14	9		2
Inteltek Internet Teknoloji Yatirim ve Danismanlik Ticaret A.S.	75	105		114
Bilisim ve Egitim Teknolojileri A.S./Iyi Eglenceler ve Turizm A.S.	28	1		0
Mapco Internet ve Iletisim Hizmetleri Pazarlama A.S.	67	77		0
Ukrainian subsidiaries/Limited Liability Company Astelit and CJSC Digital Cellular Communications(4)	—	950		1,432
Bilisim Telekomunikasyon Hizmetleri A.S.	—	—		21
Libero Interaktif Hizmetler A.S.	—	—		19
Subtotal	2,914	4,075		4,658
Total	5,062	6,516		7,476

(1)          International Investment Coordination has been established as of December 1, 2004, to make sure that the international Turkcell Group Companies/Investments are managed with an integrated manner in alliance with Turkcell’s vision, strategy, business standards and ethics.

(2)          Local Investment Coordination has been established as of December 1, 2004, to make sure that the local Turkcell Group Companies are managed with an integrated manner in alliance with Turkcell’s vision, strategy, business standards and ethics.

(3)          To increase our business effectiveness and our adaptation to change and by taking management excellence principles into consideration, Turkcell Group Support Divisions have been established as of December 1, 2004.

(4)          We have consolidated Limited Liability Company Astelit and CJSC Digital Cellular Communications since their acquisition on April 2, 2004.

(5)          To more effectively focus on Value Added Services market and to improve revenues generated from the main line of business voice as well as non-voice services a new function has been established on August 1, 2005.

The achievement of our goal of being the premier mobile brand in Turkey is only possible through the delivery of a consistently high quality of service. High levels of subscriber satisfaction can only be achieved if our employees are capable and competent professionals dedicated to subscriber service.

We are able to recruit highly qualified employees due to our position of leadership in the Turkish telecommunications market and our strong corporate identity. Stringent hiring and training standards have resulted in a professional organization with high-caliber employees within a challenging workplace.

With regard to employee compensation and benefits, the major principles of our policy are to (i) preserve internal equity and external competitiveness; and (ii) reflect individual performance in compensation packages.

Significant factors involved in the process of determining compensation and benefits for our employees are our grading structure (based on the Mercer IPE system), market movement data and individual performance. We make salary adjustments once yearly. Principal factors in salary adjustments are market movements and economic indicators (e.g. the rate of inflation). We pay performance bonuses annually to all our employees in accordance with individual and company performance results. Our performance evaluation system evaluates the whole year performance of our employees through two primary activities: target setting and 360 degree evaluation. Benefits packages are designed in line with the local market practice and linked to grade bands/levels where the benefits package improves as the grade band/level increases.

We also conduct the Turkcell Private Pension System (the “TPPS”), a project based on our “social responsibility objective” toward our employees. The TPPS is a voluntary pension system in which we and the employee make equal contributions. After a vesting period of three years, the employee gets ownership of the contribution we made. The TPPS covers all employees who have been working with us for a minimum of six months.

Each of our employees undergoes an orientation program incorporating classroom trainings and e-learning training. The training provides employees with information concerning corporate culture and ethics, an introduction to our services, basic GSM knowledge and functions of departments. Each employee has the opportunity to participate in the individual, organizational, functional and managerial development programs after regular training needs analysis. In addition, each employee receives specific training for his or her particular job.

We have created the Turkcell Academy Project with the aim of establishing a centralized academy in order to provide a center of development for employees of our group companies, our business partners, employees of Turkcell Extra shops and employees of dealers and suppliers. The 2006 academic calendar and the certificate programs of the Turkcell Academy have been determined and design of the certificate programs has been started.

Our employees are not members of any union, and there is no collective bargaining agreement with our employees. We have not experienced any work stoppages.

6.E   Share Ownership

The aggregate amount of shares owned by our board members and senior officers as of March 31, 2006, was 224,272, which amount is less than 1% of our outstanding shares. No individual board member or senior officer owned 1% or more of our outstanding shares.

ITEM 7.                MAJOR SHAREHOLDERS AND RELATED PARTY TRANSACTIONS

7.A   Major Shareholders

The following table sets forth our major shareholders’ ordinary share ownership representing approximately 83.41% of our company’s capital. The following information is as of April 7, 2006.

Name and Address of Owner	Nominal TRY Value of Shares Owned(1)	Percent of Class
Sonera Holding B.V.(2)	242,511,494.875	13.07%
P.O. Box 8675
NL 3009 AR Rotterdam
The Netherlands
Cukurova Holding A.S.(3)	137,352,231.495	7.40%
Buyukdere Cad.
Yapi Kredi Plaza
A Blok Kat: 15,
80620, Levent, Istanbul, Turkey
Turkcell Holding A.S.(4)	945,992,544.110	51.00%
Buyukdere Cad.
Yapi Kredi Plaza
A Block Kat: 15
80620, Levent, Istanbul, Turkey
Cukurova Investments N.V.(3)	107,993,790.462	5.82%
De Ruyterkade 62
Curacao, Netherlands Antilles
Turkiye Genel Sigorta A.S.(3)	1,313,979.090	0.07%
Meclisi Mebusan Cad., No: 91
80040, Salipazari, Istanbul, Turkey
Bankrupt Bilka Bilgi Kaynak Ve Iletisim San.ve Tic. A.S.	129,841.755	0.01%
Cumhuriyet Cad. No: 16 Kat: 2 Oda: 2
Sisli, Istanbul, Turkey
M.V. Holding A.S.(5)	70,841,277.751	3.82%
K.V.K. Plaza Bayar Cad., Gulbahar Sok.
No: 14
81090 Kozyatagi, Istanbul, Turkey
M.V. Investments N.V.(5)	23,181,250.220	1.25%
Landhuis Jonnchi Kaya Richard
J. Baujon ZN P.O. Box 837 Curacao
Netherlands Antilles
Shares Publicly Held	325,570,931.242	17.56%

(1)          On April 29, 2005, the General Assembly approved a revaluation of our ordinary shares from TL 1,000 to TRY 1. The revaluation resulted in the formation of fractional shares, which have not yet been merged into whole ordinary shares. Therefore, we give the nominal value of the ordinary shares owned rather than the units or fractional units thereof.

(2)          Controlled by TeliaSonera.

(3)          Controlled by Cukurova Group.

(4)          Controlled by TeliaSonera (directly), the Cukurova Group (indirectly) and Alfa Telecom (indirectly).

(5)          Controlled by Murat Vargi.

As of December 31, 2005, Turkcell had 48,663,535 ADRs outstanding held by 23 registered ADR holders. To the best of our knowledge, as of April 7, 2006, our Company shares having a nominal value of TRY 137,291,812.139 have been pledged by shareholders as security.

As per the letter sent by Yapi ve Kredi Bankasi A.S. (“YKB” or “Yapi Kredi”) to our Company, it was stated that the pledge, which was established on our Company shares owned by Cukurova Holding A.S. and in favor of YKB with the nominal value of TRY 45,144,367 was removed and that such share certificates were returned to Cukurova Holding; thus the pledge annotation in our Company’s share register over such shares was cancelled with the Board Resolution dated January 19, 2006.

Yapi Kredi informed Turkcell that it transferred its Turkcell shares totaling to a nominal value of TRY 54,527,523.978 corresponding to 2.94% of Turkcell’s paid in capital (of which nominal value of TRY 911,309.649 corresponding to 0.05% are endorsed in blank and are tradable on the Istanbul Stock Exchange) to Cukurova Investment N.V. as of November 25, 2005 and that it requested these shares to be registered in the share book of Turkcell in the name of new shareholders. With the Board Resolution dated December 16, 2005, Turkcell registered shares with a nominal value of TRY 53,616,214.329 corresponding to 2.89% into the share book of Turkcell in the name of its new holders, where shares with a nominal value of TRY911,309.649 which correspond to 0.05% that were endorsed in blank and were offered for circulation on the Istanbul Stock Exchange.

As 9,274,436.705 registered shares, which was owned by M.V. Holding A.S. had been endorsed in blank for their offering for circulation on the Istanbul Stock Exchange on November 24, 2005; and as 9,275,000 registered shares, which was owned by M.V.Investments N.V had been endorsed in blank for their offering for circulation on the Istanbul Stock Exchange in parts and on different dates, namely on April 21, 2004 and October 21, 2004, the above mentioned shares are shown among the publicly held shares.

Upon payment of the Cukurova Group in accordance with the provisions of the agreement with the SDIF and in accordance with our Board of Directors’ resolution dated May 25, 2005, the pledge established in favor of SDIF over all the Turkcell shares owned by Cukurova Group (i.e. Cukurova Holding A.S. and Cukurova Investments N.V.) was removed from our share book.

The necessary procedures in order to sell on the Istanbul Stock Exchange 24,361,922,000 registered shares, each then having a nominal value of TL 1,000, owned by Cukurova Investments N.V. and pledged to the SDIF were completed and our Board of Directors approved a resolution dated March, 31, 2005 to endorse the said shares in blank and to offer them for circulation on the Istanbul Stock Exchange.

2,452,374,700 registered shares, each then having a nominal value of TL 1,000, owned by Cukurova Investments NV and pledged to the SDIF were transferred to JP Morgan Whitefriars Inc., and our Board of Directors approved such transfer by a resolution dated December 17, 2004. On January 14, 2005, it was approved to endorse said shares in blank for their offering for circulation on the Istanbul Stock Exchange.

A pledge was established on August 19, 2004, in favor of the SDIF over 10,000,000,000 registered shares, each then having a nominal value of TL 1,000, owned by Cukurova Investments N.V. pursuant to the Share Pledge Agreement executed between the SDIF and Cukurova Investments N.V. on February 18, 2004.

The SDIF transferred 2,876,500,000 Turkcell shares to Cukurova Holding A.S., which, in turn, pledged the shares to the SDIF. The transfer and the pledge were registered into our share register.

The pledge annotation registered in our share book of 117,426,429,166 Turkcell shares on behalf of Deutsche Bank as collateral of the 1998 and 1999 syndicated loans that Turkcell obtained was removed as per the decision of our board of directors dated June 18, 2003, as we had repaid such loans.

Cukurova Holding A.S. transferred 8,998,845,000 registered shares of our Company held by it to YKB. Those shares were already pledged in favor of YKB and thus, upon such transfer, the pledge was removed. Through a resolution of our Board of Directors on March 31, 2003, we registered such transfer in our share register and removed the annotation for the pledge on the register.

7.B   Related Party Transactions

We have entered into agreements with our executive officers and with several of our current and former shareholders or affiliates of shareholders. We believe that all of such agreements are on terms that are comparable to those that would be available in transactions with unrelated parties. Our policy is to seek price quotes for services and goods we purchase and select the most favorable price.

Formation of Fintur

In connection with the formation of Fintur, we entered into a shareholders agreement with the other Fintur shareholders. The Fintur shareholders agreement provides that the board of directors will consist of five members. TeliaSonera is entitled to appoint three members and we are entitled to appoint two members. Important board decisions, such as approval of the annual budgets and business plans, establishment of or participation in new companies or acquisition, transfer or dissolution of subsidiaries or branches must be approved by at least four board members. Important shareholder decisions, such as amending the Articles of Association, increasing or decreasing the share capital, appointing or dismissing board members, approving dividend distributions, issuing securities, approving liquidation, merger or consolidation or appointing external auditors must be approved by those shareholders holding at least two-thirds of Fintur’s share capital. The shareholders agreement also provides that the representation of Fintur on the board of directors of companies in which Fintur holds shares will be considered on a case by case basis. However, we and TeliaSonera will also have the right to nominate an equal number of members to the boards of each company in which Fintur holds shares.

Agreements with KVK Teknoloji:

KVK Teknoloji, incorporated on October 23, 2002, is one of our principal SIM card distributors. Approximately ninety percent of the share capital of KVK Teknoloji is owned by the Cukurova Group, one of our shareholders, Murat Vargi, a former director, and others. Our Chief Executive Officer, Muzaffer Akpinar, owns approximately ten percent. In addition to sales of SIM cards and scratch cards, we have, entered into several agreements with KVK Teknoloji, in the form of advertisement support protocols, each lasting for different periods pursuant to which KVK Teknoloji must place advertisements for our services in newspapers. The objective of these agreements is to promote and increase handset sales with our prepaid and postpaid brand SIM cards, thereby supporting the protection of our market share. The total amount of SIM card and scratch card sales to KVK Teknoloji in 2005 amounted to $462.0 million.

Agreements with A-Tel:

A-Tel is involved in the marketing, selling and distributing Turkcell’s prepaid systems. A-Tel is a 50-50 joint venture of Yapi Kredi and the Savings Deposit Insurance Fund (“SDIF”). A-Tel acts as our only dealer for Muhabbet Kart (a prepaid card), and receives dealer activation fees and simcard subsidies for the sale of Muhabbet Kart. In addition to sales of SIM cards and scratch cards, through an extensive network of newspaper kiosks located throughout Turkey, we have entered into several agreements with A-Tel for sales campaigns and for subscriber activations.

On October 20, 2005, Cukurova Group offered to sell to Turkcell the A-Tel Option Contract, under which the holder has the right to purchase 50% sharers of A-Tel for a consideration of $150 million. Turkcell conducted tax, legal and financial due diligence review at A-Tel. In the Board of Directors meeting dated March 22, 2006, the board resolved to accept the proposal and the purchase of 50% of A-Tel shares by Turkcell for a consideration of £150 million based on the findings of the due diligence conducted at A-Tel.

Please see “Item 4.B Business Overview—Potential Investments” for further information regarding our relationship with A-Tel.

Agreements with Digital Platform:

Digital Platform, a direct-to-home digital broadcasting company under the Digiturk brand name, is a subsidiary of one of Turkcell’s principal shareholders, the Cukurova Group. Digital Platform reacquired the broadcasting rights for Turkish Super Football League by the tender held on July 15, 2004, until May 31, 2008. On December 23, 2005, we signed a “Restructuring Framework Agreement” with Digital Platform. The agreement includes the restructuring of our receivables from Digital Platform amounting to $88.6 million as of December 31, 2005 and sponsorship and advertisement services that we will utilize on Digital Platform infrastructure. Under the agreement, Digital Platform commits to pay amounts due to Turkcell through July 15, 2011 along with the interest in cash and advertisement services. According to the “Restructuring Framework Agreement” and in the context and as an integral part of the agreement, we committed to purchase sponsorship and advertisement from Digital Platform amounting to $99.8 million excluding VAT until July 15, 2011. We also have an agreement related to the corporate group SMS services that we offer to Digital Platform, and an agreement for call center services provided by one of our subsidiary, Global. The total amount of call center service fees and interest charges given to Digital Platform was approximately $11.1 million in 2005.

Agreements with Yapi Kredi:

Yapi ve Kredi, one of the largest commercial banks in Turkey, was one of our shareholders. On September 28, 2005, Cukurova Group transferred its Yapi Kredi shares to Koc Group. Following this transaction the ownership relationship of the Company with Yapi Kredi has been terminated. Yapi ve Kredi is one of our major collection channels for our postpaid subscribers. Apart from the collection accounts, we also invest cash into time deposits and repo transactions with Yapi Kredi from which we earn interest income. The total amount of interest income earned from Yapi ve Kredi amounted to $7.0 million for the year ended December 31, 2005.

Agreements with Millenicom Telekomunikasyon Hizmetleri AS:

European Telecommunications Holding AG (“ETH”), whose majority shares are owned by Cukurova Group, holds the majority shares of Millenicom Telekomunikosyon Hizmetleri AS (“Millenicom Telekomunikasyon”), Millenicom Telekomunikasyon is rendering and receiving call termination and international traffic carriage services for and from the Company. In 2005, the total amount charged by and charged to Millenicom Telekomunikasyon Hizmetleri AS were $1.1 million and $2.9 million, respectively.

Agreements with Superonline:

Superonline was a subsidiary of one of Turkcell’s principal shareholders, the Cukurova Group, through Yapi Kredi and other Cukurova Group companies. Following the transfer of Yapi Kredi shares to Koc Group on September 28, 2005 by Cukurova Group, interest of Cukurova Group in Superonline decreased to 3.3%. However, Cukurova Group has an option right to buy the shares of Superonline from Yapi Kredi. We have entered into an agreement with Superonline to provide mutual services to each other. According to this agreement, Superonline provides us with dealer automation services, web hosting services, internet access services, high speed circuit switched data services, wireless application protocol services and unified messaging services. We provide space to Superonline on base station sites to install servers and equipments to increase the performance of Superonline’s system infrastructure.

Global has also agreed to provide call center services to Superonline to provide technical assistance to Superonline subscribers and to facilitate the subscription of new users. The price charged for this service is determined by service level, and computed by commission rates within one percent to eight percent. The total amount of call center services provided to Superonline in 2005 was $1.6 million.

Agreements with Geocell:

Geocell, one of the cellular phone operators in Georgia, is a subsidiary of Fintur. On December 12, 2001, Turkcell signed an agreement for the sale of a set of renovated but usable GSM equipment to Geocell. The objective of the agreement is to make use of certain GSM equipment that are no longer used in Turkcell’s network. The prices were determined following the examination of fair values of the equipment in consideration. In 2005, the total amount charged to Geocell due to the equipment sales was $0.1 million.

Agreements with Milleni.com:

Milleni.com, one of the active players in the international carrier market, was a subsidiary of Fintur’s subsidiary in Germany prior to the Fintur restructuring in 2002. Fintur had an indirect ownership in Milleni.com through European Telecommunications Holding A.G. (ETH). European Telecommunications Holding A.G. (ETH). Currently, Cukurova Group, one of our principal shareholders, owns Milleni.com. The business relationship on interconnection between Milleni.com and us was bilaterally terminated as of June 21, 2004. On February 21, 2005, Tellcom and Milleni.com signed an agreement to provide telecommunications services to each other whereby Milleni.com may convey calls to our switch and we may convey calls to Milleni.com’s switch, in both cases, for onwards transmission to their destinations. The prices vary according to the destination. In 2005, the total amount charged by Milleni.com related to this agreement was $9.1 million.

Agreements with ADD:

ADD, a media planning and marketing company, is a Turkish company owned by one of our principal shareholders, Cukurova Group. We entered into a media purchasing agreement with ADD on January 23, 2002; this agreement has been since revised and is still valid to date. The purpose of this agreement is to benefit from the expertise and bargaining power of ADD against third parties. ADD facilitates the printing of our outdoor advertising banners and campaigns. Additionally, ADD is a party of the sponsorship and advertisement agreements which are integral part of the “Restructuring Framework Agreement” signed between us and Digital Platform. The contract prices were determined according to prevailing market prices for media purchasing. The total amount charged by ADD in 2005 amounted to $124.4 million.

Agreements with Hobim:

Hobim, one of the leading data processing and application service provider companies in Turkey, is owned by the Cukurova Group. We have entered into invoice printing and archiving agreements with Hobim under which Hobim provides us with scratch card printing services, monthly invoice printing services, manages archiving of invoices and subscription documents for an indefinite period of time. Prices of the agreements are determined as per unit cost plus profit margin. The total amount charged by Hobim related to these contracts in 2005 amounted to $10.0 million.

Agreements with Baytur:

The principal shareholder of Baytur, a construction company, is the Cukurova Group. Baytur committed to complete construction of 484 apartments within the scope of an agreement signed among us, Baytur and the land owner, which is a governmental organization, on October 19, 2004. The agreement amount is $39.7 million and the project is planned to be completed in 2008. In 2005, we paid $16.6 million to Baytur within the scope of this contract.

Betting SA:

Betting SA is incorporated under the laws of Greece and owned by one of the major shareholders of Inteltek. The company signed a service agreement with Betting SA on March 11, 2004 to receive consultancy services including: monitoring operations; providing continuous evaluation of betting; maximizing game revenues of fixed odds betting; and operating fixed odds betting games in an efficient and secure manner. In consideration of such services, Betting SA receives an amount equal to 0.95% of the gross revenues of the fixed odds betting games. In 2005, the total amount charged by Betting SA related to this agreement was $9.2 million.

7.C   Interests of Experts and Counsel

Not Applicable.

ITEM 8.                FINANCIAL INFORMATION

8.A   Consolidated Statements and Other Financial Information

Audited consolidated financial statements as of December 31, 2004 and 2005, and for each of the years in the three year period ended December 31, 2005, are included at “Item 18. Financial Statements.”

Legal Proceedings

For a discussion of the various claims and legal actions in which we are involved, please see “Item 18. Financial Statements—Note 27 (Commitment and Contingencies)”.

Dividend Policy

Prior to the dividend declared with respect to 2003, we had not paid any dividends to our shareholders. We intend to pay dividends and to retain substantially all our cash from operations to fund our capital and other expenditures and to settle our projected liabilities as they fall due. We do not intend to pay interim dividends.

In 2005, we distributed a dividend of TRY 500.3 million from our 2004 distributable income to our shareholders. The dividend was in the form of a 50% cash dividend and a 50% bonus share distribution. The stock dividend was distributed starting from May 31, 2005 by adding TRY 234.09 million of the total dividend to our paid-in capital, which corresponded to a 15.874498% share dividend per share. The rest of the dividend, TRY 250.1 million, was distributed to our shareholders in cash starting from May 17, 2005. As all of this amount was generated with investment incentives utilized within the scope of the investments made before April 24, 2003, it was not subject to withholding tax and has been distributed equally to shareholders. The cash dividend amounted to TRY 0.169619  per ordinary share. Dividends per share for the year ending December 31, 2005 is computed over 1,854,887,341 shares in order to reflect the effect of certain stock splits as explained in note 23 to the consolidated financial statements. See “Item 18. Financial Statements—Notes to Consolidated Financial Statements.”

Subsequently on April 5, 2005, our Board of Directors resolved to add the capital inflation adjustment difference of TRY 146.2 million to the capital and distribute the bonus shares to be issued accordingly. As a result, together with the foregoing bonus dividend distribution corresponding to TRY 0.158744 bonus share dividend per share, a total bonus share distribution of  TRY 0.257858 per share then having a nominal value of TRY 1 was distributed to our shareholders.

The distribution of the cash dividend portion of our dividend distribution began on May 17, 2005 and the stock dividend distribution began on May 23, 2005. As per the resolutions passed at the General Assembly on April 29, 2005, our registered capital ceiling was raised from TRY 1.5 billion to TRY 2.2 million and article 6 of our articles of association titled “Company Capital” was amended accordingly.

We have adopted a dividend policy, which is set out in our Corporate Governance Guidelines. As adopted, our general dividend policy is to pay dividends to shareholders with due regard to trends in our operating performance, financial condition and other factors. The Board of Directors intends to distribute cash dividends in an amount of not less than 50% of our distributable net profits for each fiscal year, starting with profits for fiscal year 2004. However, the payment of dividends will still be subject to our cash flow requirements, compliance with Turkish law and the approval of, or amendment by, the Board of Directors and the General Assembly of Shareholders.

In accordance with Turkish law, the distribution of profits and the payment of an annual dividend in respect of the preceding financial year is subject to a recommendation which may be made by the Board of Directors each year for approval by the shareholders at the annual general assembly. The Board may decide whether or not to recommend a distribution of profits together with the amount of dividend and the shareholders, through the general assembly, accept or reject such proposal, if any. Dividends are payable on a date proposed by the Board of Directors and determined at the general assembly of shareholders, which date, under the Capital Markets Board requirements, must be earlier than the end of the fifth month following the end of the preceding financial year. However, the CMB is authorized to designate another deadline for distribution of dividends in any given year.

In connection with the redenomination of the Turkish Lira and as per the related amendments of  Turkish Commercial Code, in order to increase the nominal value of the shares to TRY 1, 1,000 units of shares, each having a nominal value of TRY 0.001 shall be merged and each unit of share having a nominal value of  TRY 1 shall be issued to represent such shares. Turkcell is currently in the process of merging 1,000 existing ordinary shares, each having a nominal value of TRY 0.001 to one ordinary share having a nominal value of TRY 1. After the share merger which appears as a provisional article in the Articles of Association to convert the value of each share with a nominal value of TRY 0.001 to TRY 1, all shares will have a value of TRY 1 . Although the merger process has been finalized, the practical application is to state each share having a nominal value of TRY 1 which is consented by Capital Market Board of Turkey (“CMB”). Basic and diluted weighted average number of shares and net income per share as of December 31, 2004 are retrospectively changed to reflect each share having a nominal value of TRY 1.

On March 22, 2006, our Board of Directors has adopted the resolution below to be recommended to the shareholders during the Ordinary General Assembly Meeting, which will be held on April 28, 2006. The resolution reads as follows:

“The Board of Directors of the Company convened on 22.03.2006 and the following was resolved with the majority of votes of the members attending the meeting;

1.     As a result of the activities of our Company pertaining to the period between January 1, 2005 and December 31, 2005, our Company’s profit calculated according to the consolidated financial statements, which were audited independently in accordance with the Capital Markets Board Communiqué Serial XI numbered 25, named “Communiqué regarding the Accounting Standards in Capital Markets” is TRY 1,070.8 million and the commercial profit after tax is TRY 545.9 million;

2.     In accordance with the article 36 of the Capital Markets Board Communiqué Serial XI numbered 20, named “Communiqué on Principles Regarding Financial Reporting in Hyperinflationary Periods” modified by the Capital Markets Board Communiqué Serial XI numbered 26, the lower of the profits, which is commercial profit after tax amounting to TRY 545.9 million is taken as basis in the dividend distribution,

3.     In accordance with the article 466 of the Turkish Commercial Code, 5% of the commercial profit after tax in the amount of TRY 545.9 million shall be set aside as first legal reserve, which is in the amount of TRY 27.3 million,

4.     After deducting the first legal reserve, which is amounted to TRY 27.3 million from the total amount of TRY 1,045.4 million, which has been obtained by adding to the sum of commercial profit after tax, the donations realized in the exercise year according to the decision of the Capital Market Board dated January 10, 2003 and numbered 3-38 in the amount of TRY 2.4 million and the remaining of the previous years’ legal reserves in the amount of TRY 497.2 million, which had been decided to be left within the Company in the previous years dividend distributions, the remaining TRY 1,018.2 million shall be distributed,

5.     TRY 509.1 million, which corresponds to 50 % of the distributable profit after first legal reserves amounting to TRY 1,018.2 million, shall be distributed in cash;

a.      The total amount of TRY 509.1 million, which is decided to be distributed in cash and composed of the sum of TRY 215.9 million arising from the year 2005 profit and TRY 293.2 million arising from the profit of the previous years, shall be distributed for the totality of the same amount without any withholding tax deductions since the whole amount is obtained by the investment incentive utilized within the scope of the investments made during the period prior to April 24, 2003 and subject to the investment allowance exception,

b.      In this respect, an amount of TRY 0,274451, net and gross,  shall be paid in cash equally to our shareholders for each share having a nominal value of TRY 1,

6.     From the total amount of TRY 572.9 million, which corresponds to TRY 509.1 million, the amount obtained by deducting TRY 509.1 million, which will be distributed in cash  from the total distributable profit in the amount of TRY 1,018.2 million  and  the capital inflation adjustment difference in the legal records amounting to TRY 63.8 million;

a.      TRY 345.1 million, which is composed of the distributable profit of the year 2005 amounting to TRY 77.3 million, total amount of TRY 281.3 million, of which TRY 204.0 million corresponds to the previous years’ profit, and TRY 63.8 million arising from the capital inflation adjustment amount, which will be added to the capital, shall be distributed to our shareholders as bonus shares to be issued,

b.      In this respect, the rate of the bonus share certificate to be issued for each share having a nominal value of TRY 1, and to be distributed to our shareholders, shall be 18,6056%,

c.      TRY 37.9 million of the commercial profit after tax shall be set aside as second legal reserve,

d.      The remaining TRY 190.0 million shall be set aside as extraordinary reserves within the Company,

e.      Regarding the extraordinary reserve amount of TRY 190.0 million, which will be set aside,

(i)    A withholding tax amount has already been deducted from TRY 1.7 million, arising from the commercial profit after tax that has been obtained by the investment incentive utilized within the scope of the investments made during the period prior to April 24, 2003, and which is a portion of the above mentioned extraordinary reserve amount, therefore, no withholding tax amount shall be deducted from such amount, in the event of redistribution.

(ii)   No withholding tax regarding the investment has been deducted from TRY 188.3 million, which is the remaining sum after TRY 1.7 million, the amount mentioned above at paragraph (i), has been subtracted from the extraordinary reserve of TRY 190.0 million, therefore, a withholding tax amount shall be deducted from such amount.”

Annual profits are calculated and distributed in accordance with our articles of association after deduction from our annual revenues of all expenses, depreciation, taxes, required reserves and any losses from the previous years.

As per CMB regulations, dividend distributions of publicly held companies for the accounting period ended on December 31, 2005 are regulated as follows:

From the distributable net dividend calculated as per the CMB’s regulations, the entire amount calculated according to the CMB regulations regarding the requirement of minimum dividend distribution shall be distributed in the event such amount can be covered by the distributable net dividend in the statutory records. In the event the entire amount cannot be covered by the distributable net dividend in the statutory records, the total distributable net dividend in the statutory records shall be distributed. In the event there is net loss in the financial statements prepared as per the CMB regulations or statutory records, there shall be no dividend distribution.

For the year ended on December 31, 2005, taxes and reserves on 2005 profit were computed based on the statutory financial statements prepared in accordance with Turkish tax laws which may differ significantly from our US GAAP accounts.

The CMB determined that starting with the accounting period ended December 31, 2005, the minimum dividend distribution should be 30%. This distribution can be in cash or in the form of bonus share distribution provided that it will not be less than 30% of the distributable dividend or both in cash and in the form of bonus share distribution according to the general assembly resolutions of the companies.

To the extent we declare dividends in the future, we will pay those dividends in New Turkish Lira. In the case of ordinary shares held in the form of ADSs, dividends will be converted into US dollars by the depositary for the ADSs, to the extent it can do so on a reasonable basis, and will be distributed to the holders of the ADSs. Because exchange rates between the New Turkish Lira and the US dollar fluctuate continuously, a holder of ADSs will be subject to currency fluctuation generally, but particularly between the date on which dividends are declared and the date dividends are paid. Under current Turkish regulations, dividends or other distributions paid in respect of the ordinary shares or ADSs generally will be subject to withholding taxes. See “Item 10E. Taxation.”

In addition, we have adopted a dividend policy, which is set out in our Corporate Governance Guidelines. According to our general dividend policy, we will pay dividends to our shareholders with due regard to trends in our operating performance, financial condition and other factors. It is intended that the level of the dividend payment will not be less than 50% of our distributable net profit determined for each fiscal year starting from the profits of 2004 fiscal year subject to our cash flow requirements, amendments by and approval of the Board of Directors and General Assembly and the relevant provisions of Turkish law.

8.B Significant Changes

Not applicable.

ITEM 9. THE OFFER AND LISTING

9.A Offer and Listing Details

Our capital consists of ordinary shares. As per an amendment in the Capital Markets Law of Turkey and a new communiqué issued by the CMB of Turkey our shares traded on the Istanbul Stock Exchange were dematerialized as of November 2005. For detailed information on the dematerialization of the shares, please see “Item 10.B Transfer of Shares”.

As of January 1, 2005, the Republic of Turkey adopted the New Turkish Lira (TRY). One (1) New Turkish Lira is equal to 1,000,000 Turkish Lira. 2005 is the transition period during which both TRY and TL are freely used. However, as of the beginning of 2006, TRY will be the only legal currency in Turkey. In order to comply with this new legal and economic environment, it was decided at our Annual General Assembly held on April 29, 2005, to amend the nominal value of our ordinary shares and define our ordinary shares in TRY by amending Article 6 of our Articles of Association. Upon such amendment, the nominal value of one Company ordinary share, which was previously TL1,000, became TRY1, which is also equal to 1 unit on the Istanbul Stock Exchange. This revaluation of our ordinary shares resulted in the formation of fractional shares, which have not yet been merged into whole ordinary shares. Therefore, in general, we give the nominal value of the ordinary shares owned rather than the units or fractional units thereof.

American Depositary Shares, or ADS’s, are traded on the New York Stock Exchange under the symbol “TKC”, and currently two ADS’s represent five of our ordinary shares. Our ordinary shares are traded on the Istanbul Stock Exchange under the symbol “TCELL.”  The ADS’s are evidenced by American Depositary Receipts, or ADRs, issued by Morgan Guaranty Trust Company of New York, as Depositary under a Deposit Agreement, executed in July 2000, among us, Morgan Guaranty Trust Company of New York and registered holders from time to time of ADRs. ADRs were first issued in July 2000. On April 29, 2005, we modified the ratio of our ordinary shares per American Depositary Share from 2,500 ordinary shares per ADS to a new ratio of two ADS’s to five shares in connection with the redenomination of the Turkish Lira and the change of the nominal value of the Turkcell ordinary share.

Beginning from January 1, 2006, capital gains which have been realized without meeting a one year holding period are subject to a 15% tax in Turkey (collected via withholding). Due to uncertainty surrounding the application of the tax, our ADR depositary, Morgan Guaranty Trust Company of New York, has indefinitely halted all issuance and cancellation of ADRs under our ADR program. Trading of our ADSs on the New York Stock Exchange has continued and transfers of ADSs between holders are permitted. However, as a result of the current halt in issuances and cancellations of our ADRs, it is uncertain whether payment to our ADR holders of any dividend in the form of bonus shares will be made in the form of ADSs or by distribution of net proceeds upon sale of the shares. It is uncertain whether or when issuances and cancellations of our ADRs will resume.

The table below sets forth, for the periods indicated, the reported high and low closing quotations (as extracted from Bloomberg) on the New York Stock Exchange and Istanbul Stock Exchange. All quotations have been adjusted to take into account all dividends we have issued in the form of shares.

	New York Stock Exchange ($ perADS)(1)		Istanbul Stock Exchange (TRY per Ordinary Share)
	High	Low	High	Low
Annual information for the past five years
2005	16.40	11.80	9.40	6.04
2004	14.51	6.36	7.61	3.53
2003	7.16	2.90	4.04	1.91
2002	6.06	2.64	3.70	1.56
2001	23.76	1.59	3.83	0.90
Quarterly information for the past two years
2005
First Quarter	15.86	11.80	8.74	6.04
Second Quarter	14.13	11.85	7.63	6.32
Third Quarter	15.69	12.38	8.75	6.55
Fourth Quarter	16.40	12.45	9.40	6.65
2004
First Quarter	10	6.60	5.31	3.53
Second Quarter	10	6.36	5.33	3.96
Third Quarter	9.38	6.92	5.68	4.01
Fourth Quarter	14.51	8.93	7.61	5.25
Monthly information for most recent six months
November	16.4	13.45	9.4	7.1
December	16.09	14.66	8.9	7.95
January	17.6	15.1	9.30	8
February	19.6	16.9	10.5	9.0
March	18.8	15.6	10.0	8.5
April (as of April 10, 2006)	17.08	16.35	8.9	8.4

(1)          Share prices have been revised to reflect the ADR ratio change for our American Depositary Receipt (ADR) program, which became effective on April 29, 2005. In connection with the redenomination of the Turkish Lira and the change of the nominal value of the Turkcell ordinary share, the Turkcell ADR ratio was changed from the existing ratio of one (1) ADS to two thousand five hundred (2,500) ordinary shares to a new ratio of two (2) ADS’s to five (5) tradable shares.

Fluctuations in the exchange rate between the Turkish Lira and the US dollar will affect any comparisons of ordinary share prices and ADS prices.

On April 10, 2006, the closing price per ordinary share on the Istanbul Stock Exchange was TRY 8.45 and per ADS on the NYSE was $16.56.

The Depositary confirmed that we had 48,663,535 ADRs outstanding as of the close of business December 31, 2005. We had 48,702,785 ADRs outstanding as of the close of business March 31, 2006.

9.B Plan of Distribution

Not applicable.

9.C Markets

Our ADSs are traded on the New York Stock Exchange under the symbol “TKC” and our ordinary shares are traded on the Istanbul Stock Exchange under the symbol “TCELL.”

9.D Selling Shareholders

Not applicable.

9.E Dilution

Not applicable.

9.F Expenses of the Issue

Not applicable.

ITEM 10. ADDITIONAL INFORMATION

10.A Share Capital

Not Applicable.

10.B Memorandum and Articles of Association

General

We are registered in the Istanbul Trade Registry. Our trade registry number is 304844-252426. Our object and purpose are regulated under Article 3 of our Articles of Association. We are incorporated primarily for the provision of telephone, telecommunication and similar services in compliance with the Telegraph and Telephone Law No. 406 and services stated in the bid of our GSM Pan Europe Mobile Telephone System.

Board Members

General

The Board of Directors is comprised of seven members elected by the general assembly, all of whom must be individuals under Turkish law. An increase in the number of members of the Board of Directors must be approved by the general assembly. Directors are required to be shareholders of the Company unless they are representatives of legal entity shareholders. Shareholders that are legal entities cannot be elected as directors and can only nominate their representatives for election to the Board of Directors. Currently all of the directors on our Board are either representatives of shareholders that are legal entities or shareholders themselves. The Turkish Commercial Code, or the TCC, does not require a board member to be a Turkish citizen. There is no minimum age for the directors, provided that a board member has reached the age of majority, 18, and there is no mandatory retirement age under applicable law.

Board Members’ Interest

The TCC forbids a board member to enter into a transaction with us in any area relating to our business either on the board member’s own behalf or on behalf of someone else, thus preventing the abuse of duty by board members and protecting our interests (TCC Article 334). Our general assembly may, however, authorize our board members to enter into these types of transactions through a specific provision in our articles of association, or our general assembly may grant such a right on a yearly basis. On April 29, 2005, such authorization was granted by our general assembly.

Board members cannot participate in board meetings in which a matter related to themselves or their relatives is discussed (TCC Article 332). If any item of an agenda is related to one of the board members, the board member concerned should inform the board of this and request the situation be recorded in the minutes of the meeting. Interested board members cannot participate in and sign such resolutions. If we suffer any loss because of a board member’s failure to raise such an issue, the board member shall be held liable to compensate us for the loss incurred due to such matter related to her/him or her/his relatives.

Under TCC Article 335, board members are barred from participating in similar commercial activities outside our company. Board members cannot become shareholders with unlimited liability in or become board members of companies active in similar types of business. Our general assembly may, however, authorize our board members to enter into these types of transactions through a specific provision in our articles of association or our general assembly may grant such a right on a yearly basis. On April 29, 2005, such approval was given by our general assembly.

Compensation

Any compensation payable to board members shall be determined by our general assembly. The Board of Directors has no authority to determine compensation. On April 29, 2005, the general assembly decided not to compensate our board members.

Borrowing Power

So far as the relevant provisions of Turkish law allow, the board members can exercise our powers to (i) borrow money; or (ii) give any form of guarantee or obligation relating to us or any third party. Under our Articles of Association, our board of directors is authorized to issue debentures and other securities subject to the TCC, Turkish Capital Markets Law and other relevant legislation. Under Turkish Capital Markets Law, the total value of capital market instruments shall not exceed the amount specified by the Capital Markets Board, or CMB, for each type of instruments. However, as a general rule, the total value of debentures and other debt instruments that a publicly held company may issue as capital market instruments may not exceed the balance remaining after deducting the losses, if any, from the total sum of the outstanding and paid up capital as shown on the latest independently audited financial statements submitted to the CMB, plus reserves and the revaluation fund stated in the latest financial statement approved by the general assembly.

Capital Structure

General

Our board of directors has adopted the authorized share capital system which, under Turkish law, allows us to increase our issued share capital up to the authorized share capital amount upon resolution by our board and without need for further shareholder approval.

Preemption Rights

We may increase our capital only through the issuance of new shares, and such issuances may come in the form of a rights offering or a bonus issue. Under Turkish law, existing shareholders are entitled to subscribe for new shares, also known as preemption rights, in proportion to their respective shareholdings each time we undertake a capital increase. Our board of directors will generally recommend that new shares be issued at prices equal to their nominal value, which entitles the existing shareholders to subscribe for shares at a significant discount from their current market price. The exercise of preemption rights by shareholders must be made within a subscription period which we announce, which may not be less than 15 days nor more than 60 days after the issuance of the preemption rights circular. Shareholders who do not wish to subscribe for new shares may sell their rights on the Istanbul Stock Exchange, or the ISE. Any shares not subscribed for by the existing shareholders or purchasers of the rights coupons are sold on the ISE at the current market price. Any differences between the rights issue price and the price realized for the shares on the ISE would accrue to our surplus account. Preemption rights of shareholders related to a rights offering may be restricted wholly or in part either by an affirmative vote of the holders of a majority of the outstanding shares at an ordinary or extraordinary general assembly or a resolution adopted by the board of directors to such effect, provided that such authority is conferred upon the board of directors. CMB rules stipulate that such authority may be conferred upon the board of directors of companies that have received permission from the CMB to adopt the authorized capital system. By the amendment to the articles of association, we have conferred such authority on our board of directors. The CMB further requires that the right of the board of directors to restrict the preemption rights of shareholders applies equally with respect to all shareholders. Under Turkish law, bonus issues may be undertaken in order to convert all or a portion of the revaluation fund and reserves of a company into share capital.

Dividend Distribution and Allocation of Profits

Our Board of Directors recommends annual dividends, which then must be approved by our shareholders at their annual general assembly. Dividends are payable on a date determined at the annual general meeting upon the proposal of our Board. Under current rules, the Board of Directors may decide whether or not to recommend a distribution of dividends and our shareholders at our annual general meeting may decide whether or not to distribute dividends in any year. Under the current CMB rules, the ratio of the first dividend must be specified in the articles of association but starting with the accounting period ended December 31, 2004 the minimum dividend should be 30% of the net profit remaining after deduction of statutory reserve fund, taxes, funds, financial payments, and losses accrued from preceding years, if any, from the profit of such fiscal period. As per CMB rules, dividends may be distributed to shareholders in cash or bonus shares or, upon the general assembly’s decision, may be retained by the company. The CMB is entitled to request a publicly held company to distribute its dividends in cash, provided that such request is served before the agenda of the general assembly meeting is published. Under the CMB rules, if a public company decides not to distribute the first dividend, the corresponding amount shall be set aside as a special reserve. Accordingly, we may freely determine the amount of dividends to be distributed, subject to the requirements of our articles, the CMB and the Turkish Commercial Code.

Any distribution must be completed by the end of the fifth month following the fiscal year, unless decided otherwise by the Capital Markets Board. Dividends are payable in cash or by transfer to an account of the shareholder with a bank in Turkey against delivery to our office in Turkey of the relevant dividend coupon attached to the share certificate representing the relevant shares. If dividends are distributed in the form of bonus shares by means of a bonus issue, the registered value representing the bonus shares shall be transferred to the shareholders’ accounts no later than five months after the end of the fiscal year, unless decided otherwise by the Capital Markets Board. Entitlement of shareholders to dividends remains in effect for a period of five years following the date of the general assembly approving such distribution, after which time they are transferred to the Turkish government.

Part of our remaining net profit may be distributed to our shareholders as a second dividend or retained by us as retained earnings, all at the discretion of our general assembly. As per our articles of association and the TCC, we deduct 10% from the amount of any distributions made as a second dividend and add it to a contingency reserve fund.

For further details regarding our dividend policy see “Item 8A. Consolidated Statements and Other Financial Information—Dividend Policy.”

Voting Rights

Shareholders are entitled to one vote per share on all matters submitted to a vote of our shareholders.

In 2003, the CMB published a “Communiqué on Principles of Cumulative Voting in the General Assemblies of Joint Stock Companies Subject to the Capital Markets Law” to govern principles and procedures regarding cumulative voting methods in publicly held companies. The cumulative voting designed thereby enables minority shareholders to elect representatives to the company’s board of directors and board of auditors. Each shareholder receives a number of votes equal to the number of voting shares he possesses multiplied by the number of seats to be elected in the board of directors or board of auditors. The shareholders may choose to concentrate their votes for one candidate or to divide their votes between or among a number of candidates. The number of cumulative votes shall be calculated separately for the board of directors and the board of auditors. Implementation of the cumulative voting method is optional, but requires that the articles of association of the company include provisions for it. Our articles of association do not currently provide for cumulative voting.

Transfer of Shares

Subject to the limitations described below, shares may be sold and transferred by endorsement and delivery. In practice, shares in registered form traded on the ISE are represented by the share certificates endorsed in blank, enabling such shares to be transferred as if they were in bearer form. As per the amendment in the Capital Markets Law and a new communiqué issued by the Capital Markets Board in this respect, our Company’s shares traded at the Istanbul Stock Exchange were dematerialized as of November 2005.

Legal and actual dematerialization of the share certificates commenced on November 28, 2005

Beginning from November 28, 2005, it is prohibited for the companies listed in the ISE to issue new share certificates, bonus or not, as a result of capital increases. The new share certificates arising out of capital increases shall be transferred to the accounts of the rightful owners by registration.

It is obligatory for the share certificates that are not dematerialized and that are kept physically by their rightful owners to be delivered to our Company (“Issuer”) for their registration with the “Central Registry Agency” by December 31, 2007.

The financial rights attached to share certificates, which are not delivered by December 31, 2007, shall be monitored in a dematerialized manner at the Central Registry Agency from that date onward and any rights related to management shall be exercised by Central Registry Agency. In case of delivery of the share certificates by the rightful owners to the Turkish Clearance House through us after December 31, 2007, the financial rights of such rightful owners, which are monitored in a dematerialized manner Central Registry Agency, shall be transferred to their accounts.

Our share certificate records will be kept by us and the Central Registry Agency in a computer system, which is formed by the Central Registry Agency.

As per article 6 titled “Share Capital” of the Articles of Association of the Company, the Code numbered 5083 Regarding the Currency Unit of Turkish Republic Government and the Code numbered

5274 Regarding the Amendment of Turkish Commercial Code, the share capital of the Company has been made compatible with the New Turkish Lira and such resolution was approved at the Ordinary General Assembly Meeting on April 29, 2005.

Provisions regarding the nominal values of the share certificates of the Company are regulated in the temporary article of the Company’s Articles of Association and such article was approved at the Ordinary General Assembly Meeting on April 29, 2005. The temporary article reads as follows:

As per the Code numbered 5274 Regarding the Amendment of Turkish Commercial Code, in order to increase the nominal value of the shares to 1.- (One) New Turkish Liras, 1,000 (One thousand) units of shares, each having a nominal value of  1,000.- (One thousand) Turkish Liras shall be merged and 1.- (One) unit of share having a nominal value of 1.- (One) New Turkish Liras shall be issued to represent such shares. Fraction receipt shall be issued for the shares that could not be complemented up to TRY 1. In relation to such change, the shareholders’ rights arising out of their shares are reserved. Concerning such transaction, the 1st, 2nd, 3rd and 4th series of share certificates, which represent the existing share capital, shall be merged in the 5th series. In connection with the transactions of share change and merger of series, the shareholders’ rights arising out of their shares are reserved.

The transactions regarding the change in share certificates shall be commenced by the Board of Directors of the Company after the dematerialization of Capital Markets instruments is put into practice and within the framework of related regulations.

Decree 32 on the Protection of the Value of the Turkish Currency issued in August 1989, as amended from time to time, provides that persons not resident in Turkey may purchase and sell our shares, provided that such purchase is effected through a bank or broker authorized pursuant to applicable Turkish capital markets legislation. Turkish capital markets legislation requires that shares of a company quoted on a Turkish securities exchange be traded exclusively on such exchange. The CMB has indicated that this requirement applies only to intermediary institutions licensed for trading on the stock exchange and to trade orders placed with them by investors. Accordingly, our shareholders that are not resident in Turkey may transfer such shares only on the ISE. This requirement does not apply to transfers of ADSs.

Under Turkish law, in the event that one of our shareholders transfers shares to any other shareholder or to any other third party investor, either foreign or local, the Foreign Investment General Directorate (“FIGD”) must be notified within one month of the transfer of shares.

Under the Amending Law, all authorities of the Ministry of Transportation relating to concession or license agreements or general permissions were transferred to the Telecommunications Authority. Furthermore, under the Authorization Regulation Regarding Telecommunication Services and Infrastructure Regulation, the Telecommunications Authority must be notified in case of any share transfers within one month of the transfer of shares at the latest and in the event that the share transfer results in change in control, the Telecommunications Authority must approve such transfer of our shares by any of our shareholders.

Under our articles of association, the board of directors is entitled to restrict the transfer of shares to foreigners in order to comply with the Turkish shareholding requirements under Turkish law.

Disclosure of Beneficial Interests in the Shares

We are required by the CMB to supply it with any information which it requires regarding the sale of our securities to the public. We are required to inform the ISE and the CMB of changes in the holdings of any shareholder who owns 5%, 10%, 15%, 20%, 25%, 33.3%, 50%, 66.7%, 75% or more of our shares or voting rights, or who falls below such thresholds, and of changes in our own shareholding in any other company in which we own at least 10% of the issued share capital or voting rights. Furthermore, the chairman of our board and each board member, general manager and assistant general manager and any other authorized person and shareholder that owns at least 5% of the issued share capital or voting rights, or any person acting together with these persons, is required to notify the CMB and the ISE of their transactions in our shares.

In July 2003 the rules regarding the disclosure of beneficial interests in Turkey were amended. Under the new rules, publicly held companies are required to disclose any changes in the capital structure and changes in the rights attached to shares. Additionally, any proxy solicitation as per the capital markets legislation as well as any change in the management of the company through any type of agreements or by any other means shall need to be disclosed to the ISE and the CMB. The new rules also require the disclosure of any voting agreement.

In addition, in the event any party or parties acting together acquire, directly or indirectly, 25% or more of our capital, voting rights or management control, such party or parties are required to make an offer to the other shareholders to buy their shares. Furthermore, if a party or parties acting together owns between 25% and 50% of the capital or, our voting rights and if they increase such ratio by 10% or more in any given 12-month period, such party or parties are required to make an offer to the other shareholders to purchase their shares. The CMB may grant an exemption to the above mentioned requirement to make an offer to the shareholders.

Protection of Minority Shareholders

Under Turkish securities law, minority shareholders, defined as those who hold 5% or more of our share capital, have the right, among other things, to request our board of directors:

•       to invite the shareholders to an extraordinary general assembly;

•       to request that a matter be included on the agenda at both ordinary and extraordinary general assembly;

•       to request the appointment of special statutory auditors; and

•       to require that the company take action against board members who have violated the Turkish Commercial Code or the articles of association of a company or who have otherwise failed to perform their duties.

Liquidation

In the event of liquidation, our shareholders are entitled to participate in any surplus pro rata their shareholdings.

Changes in Capital Structure

Our board of directors is authorized to increase the issued paid-in share capital by means of issuing new shares up to the authorized share capital ceiling. Any increase above our ceiling requires an amendment to our articles of association and therefore shareholder approval through a general assembly. Such amendment is subject to the prior approval of the Ministry of Industry and Trade and the CMB. Our board of directors may also restrict the rights of existing shareholders and offer new shares to third parties. Changes in the voting and dividend rights of our shareholders requires an amendment to our articles of association and approval by the general assembly. Such amendment is also subject to the prior approval of the Ministry of Industry and Trade and the CMB. Furthermore, under the Turkish Commercial Code, all shareholders must have at least one vote.

In addition, any decrease in our share capital requires an amendment to our articles of association. If we undertake to cancel our shares, we must notify any existing creditors, and within two months of notification, they may request payment or, if their receivables are not due and payable, we must create a security interest in their favor. Capital reduction is rarely applied in Turkey. Save for certain exceptions under Turkish law, companies are not allowed to buy back their own shares.

General Assemblies

Our general assemblies are normally held at our head office in Istanbul. We hold our annual general assembly within four months of the end of each financial year, which in our case is the calendar year, in accordance with the CMB rules. Extraordinary general meetings may be convened by our board of directors, or upon the request of our shareholders representing at least 5% of our share capital, or upon the request of our internal auditors.

The following matters are required by the TCC and our articles of association to be included on the agenda of each of our annual general assembly:

•       review of the annual reports of our board of directors and the auditors;

•       the approval, amendment or rejection of the balance sheet and profit and loss account prepared for the preceding financial year, the release of our board of directors and internal auditors from liability in respect of actions taken by them in the preceding financial year, and the proposals of our board of directors for the allocation and distribution of any of our net profits;

•       the approval of the remuneration of the board members and the auditors if the general assembly so decides; and

•       the re-election or replacement of directors and/or auditors whose terms of office have expired.

Shareholders representing at least 5% of our share capital may, by written notice, require any additional matters to be included on the agenda for discussions at any of our general assemblies.

Notices covering general assemblies (including postponements and reschedulings), which include the agenda of any such general assembly, must be published in the Trade Registry Gazette and a leading Turkish newspaper published in Istanbul determined by us, at least two weeks before the date fixed for the meeting. The TCC requires us to send notice of any general assembly by registered mail to each person registered in our books as a holder of shares and to those shareholders who have deposited at least one share certificate representing shares with us and have indicated a notice address. Under the Capital Markets Law, such notice requirement does not apply to holders of registered shares, which are also traded in the stock market.

Any shareholder holding any of our shares and wishing to attend our general assemblies in person must deposit a share certificate at our head office or a bank not less than a week before the date of the meeting in order to obtain an entry permit for that meeting. Persons registered in our share book as owners of registered shares need not comply with such requirement to attend a general assembly. Any shareholder not wishing to attend any such general assembly in person may appoint another person as a proxy.

Except as set out by the provisions of the TCC and our articles of association, the required quorum at any general assembly is shareholders representing one-quarter of our share capital. If such quorum is not present when a general assembly is convened, the meeting shall be adjourned, in which event the meeting is reconvened within a month, with shareholders or their proxies present at such meeting. Resolutions of general assembly meetings must be passed by a majority of the shareholders or their proxies present at such.

According to the TCC, the quorum requirement at general assemblies convened to discuss changes in our purpose or legal status as a limited liability company is at least two-thirds of our share capital. If a quorum is not present when the meeting is convened, the meeting shall be adjourned and reconvened, in which case the required quorum is at least half of our share capital. Resolutions of general assemblies relating to changing our purpose or legal status must be passed with a majority of our shareholders or proxies present at such meeting. However, under the Capital Markets Law, such quorum requirements are decreased for publicly held companies and as the meeting quorum for general assemblies convened to discuss changes in our purpose or legal status, attendance of shareholders representing one-quarter of our share capital is sufficient. Under Capital Markets Law, if such quorum is not present when a general assembly is convened, the meeting shall be adjourned, in which event the meeting is reconvened with shareholders or their proxies present at such meeting. Resolutions of general assemblies must be passed by a majority of the shareholders or their proxies present at such meeting as per the Capital Markets Law.

According to our articles of association, the meeting quorum requirement at general assemblies is 51% of our share capital. Resolutions of our general assemblies must be passed by the shareholders (or their proxies) representing the majority of the votes of the shareholders present at that meeting.

The quorum requirement at general assemblies convened to increase our share capital ceiling is 51% of our share capital. If such quorum is not present when such meeting is convened, the meeting shall be adjourned and reconvened within a month, in which case the required quorum is one-third of our share capital. Resolutions of general assemblies relating to capital increases must be passed by a majority of our shareholders or their proxies present at such meeting.

The meeting quorum requirement at general assemblies convened to amend our Articles of Association (excluding capital ceiling increase) is two-thirds of our share capital. Resolutions of our general assemblies to amend our Articles of Association shall be passed by the shareholders (or their proxies) representing the majority of the votes of the shareholders present at that meeting.

Changing our jurisdiction or increasing the financial obligations of the shareholders towards us requires unanimous shareholder approval.

According to our articles of association, the quorum requirement at general assembly meetings convened to amend our articles (excluding authorized share capital ceiling increases) is two-thirds of our share capital. Resolutions of our general assembly meetings relating to amendments to our articles of association (excluding authorized share capital ceiling increase) must be passed by the shareholders (or their proxies) representing two-thirds of the share capital represented in such meeting.

Significant Differences in Corporate Governance Practices

Matters related to corporate governance in Turkey are regulated by the Turkish Commercial Code (“TCC”) enacted in 1956 and the regulations and communiqués of the Capital Markets Board of Turkey (the “CMB”), the regulatory and supervisory authority, both of which are binding upon publicly held companies. In addition, corporate governance practices in Turkey are also guided by the Corporate Governance Principles of the CMB (the “CMB Principles”), which took effect on a comply-or-explain basis beginning January 1, 2004. Effective from 2005, the CMB has required listed companies to incorporate in their annual reports a “Corporate Governance Compliance Report” which compares the CMB Principles to the Corporate Governance principles under which the Company operates. This report is posted on our website, www.turkcell.com.tr.

Below is a summary of the significant differences between our corporate governance practices and those that would apply to US companies under the NYSE corporate governance rules:

NYSE Corporate Governance Rule for US Issuers	Our Practice
Listed companies must have a majority of independent directors.

The CMB Principles require that at least one third of Board members (and in any case at least two members) be independent according to the criteria set forth therein. We currently have two members of our Board of Directors that are deemed to meet the “independence” standards of both the SEC and the CMB Principles. These two members of our Board of Directors do not meet the independence standard set forth in the NYSE corporate governance rules, except for NYSE Rule 303A.06, and do not constitute a majority of our board.

The non management directors of each company must meet at regularly scheduled executive sessions without management.

Turkish law does not make any distinction between management and non management directors. Members of the board who are not also members of management do not meet in regularly scheduled executive sessions.

Listed companies must have a nominating/corporate governance committee composed entirely of independent directors, with a written charter that provides for (i) minimum duties, which are to identify individuals qualified to become board members, consistent with criteria approved by the board, and to select, or to recommend that the board select, the director nominees for the next annual meeting of shareholders; develop and recommend to the board a set of corporate governance guidelines applicable to the corporation; and oversee the evaluation of the board and management; and (ii) an annual performance evaluation of the committee

On June 23, 2004 our Board of Directors established a Corporate Governance Committee. Our Corporate Governance Committee has a written charter specifying its duties. According to the CMB Principles, which operate on a “comply or explain” basis, only committees’ chairs are required to be independent as defined by the Principles themselves. The chair of our Corporate Governance Committee is not considered independent under either the CMB Principles or the NYSE corporate governance rules. Although Turkish legislation does not require us to have one, our Corporate Governance Committee has a written charter specifying its duties. The charter substantially satisfies the minimum requirements of the NYSE corporate governance rules. The Corporate Governance committee also may make recommendations on remuneration, including the compensation of our Chief Executive Officer, but the committee does not have the power to set remuneration.

Listed companies must have a compensation committee composed entirely of independent directors, with a written charter that covers certain minimum specified duties.

The CMB Principles do not require us to have a compensation committee. Our corporate governance committee may develop and recommend a compensation policy to our board of directors in respect of our directors, the Chief Executive Officer and Chief Financial Officer.

Listed companies must have an audit committee that satisfies requirements set forth in Exchange Act Rule 10A-3 and additional requirements, including: (i) a minimum of three members; (ii) independence as defined NYSE Rule 303A.02; (iii) a written charter that addresses minimum duties in addition to those required by Exchange Act Rule 10A-3.

Our audit committee has only two members, in accordance with Turkish practice. The members satisfy the requirements set forth by the CMB in respect of independence, as well as the minimum independence requirements set forth by Exchange Act Rule 10A-3. The members are not required to meet the additional independence requirements set forth under NYSE Rule 303A.02. Under Turkish law, our entire board of directors is responsible for all decisions; as a result the audit committee’s duties are advisory rather than mandatory. Pursuant to Turkish law, our external auditor is nominated by the board of directors and approved by our general assembly of shareholders.

The audit committee has revised its charter, effective June 20, 2005 and reviewed both “Turkcell Common Values and Business Ethics Document” and “Implementation of Turkcell Common Values and Business Ethics Rules” in order to comply with the requirements of applicable CMB legislation and Exchange Act Rule 10A-3 and NYSE 303A.06. Our audit committee charter satisfies the requirements of the CMB. The charter does not provide for:

	•	an audit committee report to be included in Turkcell’s annual proxy statement as it is not subject to the SEC proxy requirements;
	•	a review with the independent auditor of problems or difficulties and management’s responses thereto, although such review is not prohibited by the charter;
	•	the discussion of policies with respect to risk assessment and risk management, although such discussion is not prohibited by the charter;
	•	the review by the committee of Turkcell’s earnings releases or financial information or earnings guidance provided to analysts and ratings agencies; or
•

the setting of clear hiring policies for employees or former employees of the independent auditors, although it does provide that the audit committee shall ensure that the independent auditors remain independent and avoid any conflicts of interest while performing their duties.

Listed companies must adopt and disclose corporate governance guidelines that cover certain minimum specified subjects.

We are not required specifically by the CMB Principles, to adopt corporate governance guidelines. However, our board of directors has adopted Corporate Governance Guidelines and posted a summary on its official website www.turkcell.com.tr. Our corporate governance guidelines largely cover the subjects requested by the NYSE corporate governance standards except director qualification standards and director compensation.

10.C  Material Contracts

We are not a party to any material contracts other than those entered into in the ordinary course of business, except with regard to the settlement of certain legal disputes. For information regarding these settlements, please see “Item 8A. Consolidated Statements and Other Financial Information—Legal Proceedings.”

10.D  Exchange Controls

Banks in Turkey set their own foreign exchange rates independently of those announced by the Central Bank. Pursuant to Decree 32 on the Protection of the Value of the Turkish Currency, issued in August 1989, as amended in June 1991, March 1993, October 1994, July 1995, April 1997, August 1999, August 2001 and June 2003, the Government eased and ultimately abolished restrictions on the convertibility of the Turkish Lira for current account and nonresident capital account transactions by facilitating exchange of the proceeds of transactions in Turkish securities by foreign investors, which enabled Turkish citizens to purchase securities on foreign exchanges. These changes also permitted residents and nonresidents to buy foreign exchange without limitation and to transfer such foreign exchange abroad without ministerial approval.

Turkish citizens are permitted to buy unlimited amounts of foreign currency from banks and to hold foreign exchange in commercial banks. Capital transfers outside Turkey of more than $5 million continue to require approval of the Turkish government. Although we believe it is unlikely that exchange controls will be reintroduced in the near term, any such exchange controls may materially adversely affect our results of operations generally.

10.E  Taxation

The following discussion is a summary of certain material Turkish and United States federal income tax considerations relating to the ownership and disposition of our shares or ADSs. The discussion is based on current law and is for general information only. The discussion does not address all possible tax consequences relating to the ownership and disposition of shares or ADSs, and holders are urged to consult their tax advisors regarding the applicable tax consequences of holding and disposing of the shares or ADSs based on their particular circumstances. In particular, the discussion is not addressed to:

•       holders that do not hold the shares or ADSs as capital assets,

•       holders that own or are deemed to own 10% or more of the stock (by vote or value) of Turkcell, or

•       special classes of holders such as dealers in securities and investment companies.

The discussion is based upon laws and relevant interpretations thereof in effect as of the date of this annual report, all of which are subject to change, possibly with retroactive effect. This summary is also based in part on representations of the Depositary and assumes that each obligation provided for in or otherwise contemplated by the Deposit Agreement or any related document will be performed in accordance with the terms of such agreement.

Beginning from January 1, 2006, capital gains which have been realized without meeting one year holding period is subject to 15% withholding tax. US holders of Turkcell shares or ADSs have to submit residence certificate to the custodian entity before realization of Turkcell shares or ADSs in order to avoid withholding tax. US holders have the right to reclaim withholding tax afterwards if they do not submit the documents on time.

Republic of Turkey Taxation

The following summary of Turkish tax law as in force on the date of this annual report describes the principal tax consequences for Turkish residents and US holders (as defined below in “Taxation—United States Federal Income Taxation”) of the ownership and disposition of shares and ADSs. It is not a complete description of all the possible tax consequences of such ownership and disposition. Shareholders should consult their own tax advisers concerning the Turkish and other tax consequences applicable in their particular situations. Please note that effective beginning from 1 January, 2005, six zeros have been removed from the Turkish Lira (TL) and the name of the Turkish Lira (TL) has been changed to the New Turkish Lira (TRY). Therefore the below mentioned figures relating to 2005 have also been converted to New Turkish Lira (TRY) in order to prevent misunderstandings.

Corporate Taxation

A corporation that has its legal or business center in Turkey (a “Resident Corporation”) is subject to a corporate tax, which is levied at a rate of 30% on such corporation’s taxable income in 2005. Please note that the corporate tax rate that will be applied for the year 2006 is anticipated to be lowered to 20% according to draft amendments to be voted on by the Council of Ministers.

Resident Corporations are required to pay an “advance corporation tax” on a quarterly basis. For the year 2005, the advance corporation tax rate was 30%. Due to the anticipated decrease in the corporate tax rate, the advance corporation tax rate will be 20% for the advance tax periods in year 2006.

In the event that a Resident Corporation distributes dividends to individual shareholders (resident or non-resident), or to non-resident corporations that do not have a permanent establishment (fixed place of business or permanent representative) in Turkey (and subject to rate-reducing provisions in applicable bilateral tax treaties), a 10% withholding tax is payable by the Resident Corporation on behalf of its shareholders. Please also note that according to above mentioned draft amendments, the dividend withholding tax rate is anticipated to be increased to 15%. In the event that Resident Corporations distribute dividends to resident legal entities or to non-resident legal entities that have a permanent establishment in Turkey, such distributions are not subject to withholding tax.

Under the Income Tax Treaty between the United States of America and the Republic of Turkey, signed March 28, 1996 (the “Treaty”), the withholding tax rate is limited to 20% (including the surcharges on dividends paid by a Turkish Resident Corporation) of the gross amount of the dividends unless the beneficial owner of shares or ADSs is a company which owns at least 10% of the voting stock of the company paying the dividends (in which case the rate would be limited to 15%). Because the current withholding tax rate applicable to publicly traded corporations, such as Turkcell, is only 10%, the Treaty does not affect the current rate of Turkish withholding tax for US holders.

Some corporate taxpayers, such as Turkcell, continue to benefit from the old investment allowance regime where such taxpayers are subject to a 19.8% corporate withholding tax on corporate tax-exempted income, regardless of whether dividends are distributed. Law No. 4842 modified the investment allowance regime effective from April 24, 2003, however, taxpayers like Turkcell still benefit from the regime pursuant to Investment Incentive Certificates obtained prior to the enactment of the Law No 4842. For those dividends distributed to shareholders from the corporate tax exempted income, which was already taxed through corporate withholding tax at the rate of 19.8% as described above, no additional withholding tax is applied to such dividend distributions. However, dividends corresponding to exempt income from the incentive certificates issued on and after April 24, 2003 will be subject to 10% withholding tax as any other distribution.

Taxation of Dividends

Cash dividends received by Resident Corporations from other Resident Corporations are not subject to corporate tax within the recipient corporations. Dividends in cash received by resident individuals from Resident Corporations are subject to withholding tax at the rate of 10% in 2005 (as discussed above) and an annual income tax declaration. The withholding tax offsets the annual income tax. 50% of the dividend income received by resident individuals from Resident Corporations is exempt from annual income declaration. The remaining 50% must be declared if it exceeds TRY 15,000 in 2005. However, for those cash dividends that are distributed from the corporate tax exempted income (i.e., investment tax benefit) of the dividend distributing company, the dividend income to be declared is to be computed using the following formula: “[net cash dividend corresponding to the corporate exempted income + (net cash dividend corresponding to the corporate exempted income/9)] * 50%.”  However, in such a case 20% of the income so declared is offset against the income tax computed at the income tax declaration.

Cash dividends paid on the ordinary shares or ADSs to a US holder that does not have a permanent representative or place of business in Turkey will not be subject to taxation in Turkey, except in respect of the 10% income withholding tax discussed in the previous section. Dividends distributed from corporate tax-exempted income (i.e., investment tax benefit) will not be subject to further withholding tax or an income declaration by the US holder.

The distribution of dividends in kind (i.e., bonus shares) is not subject to withholding tax and such dividends in kind are not subject to an income declaration.

Taxation of Capital Gains

Gains realized by Residents

Gains realized by resident individuals on the sale of shares traded on the Istanbul Stock Exchange (such as Turkcell shares) or ADSs that represent shares traded on the Istanbul Stock Exchange (such as Turkcell ADSs) to residents or non-residents are exempt from income tax, provided that the holding period of such shares or ADSs exceeds three months. Where this holding period has not been met, capital gains are computed by deducting the original cost of the shares or ADSs, after the application of a “cost adjustment” (which uses the Wholesale Price Index determined by the State Statistical Institution to eliminate gain arising solely from inflation), from the amount received upon the sale or disposition of the shares or ADSs. If the holding period exemption is not available for gains realized in 2005, resident individuals can benefit from a fixed exemption on the first TRY 13,000 of their taxable gains. The amount exceeding the exemption amount is subject to an income tax declaration. Gains realized by Resident Corporations on the sale of shares or ADSs to residents or non-residents must be included in corporate income and are subject to the applicable corporate tax. However, if a two-year holding period is met, the Resident Corporation can benefit from exemption (under article 8/12 of the Corporate Tax Law.), provided that the conditions specified in the laws are met.

Beginning January 1, 2006, to be exempt from tax, the required holding period of shares which are traded on the Istanbul Stock Exchange is extended to more than 1 year. Capital gains realized without meeting the more than 1 year holding period are subject to 15% withholding tax according to this new amendment.

Gains realized by US holders

US holders (that do not have a permanent establishment in Turkey) are exempt from Turkish tax on capital gains generated from the sale of shares quoted on an exchange or ADSs that represent such shares, such as Turkcell shares or ADSs, under Article 13 of the Treaty. US resident legal entities having a permanent establishment (fixed place of business or permanent representative) in Turkey generally are subject to tax in Turkey on capital gains arising from the sale of such shares and ADSs and should consult their own Turkish tax advisors as to the rules applicable to them.

Beginning January 1, 2006, capital gains realized on the shares or ADSs held for 1 year or less are subject to 15% withholding tax. US holders have to submit residence certificate to the custodian entity before capital gains are realized on the sale of Turkcell shares or ADSs in order to avoid withholding tax. However, US holders have the right to reclaim withholding tax afterwards if they do not submit the documents in time.

Taxation of Investment and Mutual Funds

The gains realized from portfolio investment activities by resident Investment and Mutual Funds are exempt from corporate tax but are subject to income withholding tax. Withholding tax rates are as follows:

•       if the institutions maintain a minimum of 25% of their portfolios invested in Turkish equity shares on a monthly weighted average basis, the applicable rate of withholding tax is 0%; and

•       if the percentage of the Turkish equity shares in the portfolios of such institutions is below 25% at any month during the year, the applicable rate of withholding tax is 10%.

A nonresident Investment or Mutual Fund may also qualify for this taxation regime if it appoints a permanent representative in Turkey, registers with the Turkish tax office, maintains legal books and meets the other tax requirements in Turkey. In such a case only the portion of the portfolio that is assigned into Turkey would be used in calculation of the 25% threshold.

Beginning January 1, 2006, the applicable rate of withholding tax for investment and mutual funds is increased to 15%.

Stamp Taxes

According to the Turkish Stamp Tax Law (Law No. 488), all agreements and documents specified in the law with a monetary value indicated thereon are subject to stamp tax with various rates from 0.15% to 0.75%, which is calculated on the aggregate amount of such agreement or document up to a maximum of TRY 1,028,000 per original in 2004 and TRY 800,000 per original in 2005. Effective beginning from January 1, 2005, the fixed stamp tax payment for agreements or documents that have no monetary value is abolished. In 2004, the fixed stamp tax amount to be paid for agreements that are had no monetary value was maximum 20 TRY.

United States Federal Income Taxation

The following discussion is a summary of certain material US federal income tax considerations applicable to the ownership and disposition of shares or ADSs by you, if you are a US holder. In general you will be a “US holder” if:

•       you are the beneficial owner of our shares or ADSs;

•       you are either (i) an individual resident or citizen of the United States, (ii) a corporation (or certain other entities taxable as corporations for US federal income tax purposes) created in or organized under the laws of the United States or any state thereof, (iii) an estate whose income is subject to US federal income taxation regardless of its source, or (iv) a trust if a US court can exercise primary supervision over the administration of the trust and one or more US persons are authorized to control all substantial decisions of the trust;

•       you own our shares or ADSs as capital assets;

•       you own directly, indirectly or by attribution less than 10% of our outstanding share capital or voting stock;

•       you are fully eligible for benefits under the Limitation on Benefits article of the Income Tax Treaty between the United States of America and the Republic of Turkey, signed March 28, 1996, and the protocol thereto, (the “Treaty”); and

•       you are not also a resident of Turkey for Turkish tax purposes.

The Treaty benefits discussed below generally are not available to holders who hold shares or ADSs in connection with the conduct of business through a permanent establishment, or the performance of personal services through a fixed base, in Turkey.

If a partnership (including for this purpose any entity treated as a partnership for US federal income tax purposes) holds shares or ADSs, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partner in a partnership that holds shares or ADSs is urged to consult its own tax advisor regarding the specific tax consequences of owning and disposing of its shares or ADSs.

The summary does not purport to be a comprehensive description of all of the tax considerations that may be relevant to any particular holder, including tax considerations that arise from rules of general application or that are generally assumed to be known by US holders. This summary is based on provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed US Treasury Regulations, rulings, administrative pronouncements, judicial decisions and the Treaty, all in effect as of the date of this annual report. All of these authorities are subject to change, possibly with retroactive effect, and to differing interpretations. In addition, this summary does not discuss all aspects of US federal income taxation that may be applicable to investors in light of their particular circumstances or to US holders who are subject to special treatment under US federal income tax law, including insurance companies, US expatriates, dealers in stocks or securities, banks or financial institutions, tax-exempt organizations, regulated investment companies, retirement plans, traders in securities who elect to apply a mark-to-market method of accounting, persons who acquired their shares pursuant to the exercise of employee stock options or otherwise as compensation, persons holding shares as part of a straddle, hedging or conversion transaction, persons subject to the alternative minimum tax, and persons having a functional currency other than the US dollar.

US holders are urged to consult with their own tax advisors regarding the tax consequences of the ownership or disposition of shares or ADSs, including the effects of federal, state, local, foreign and other tax laws with respect to their particular circumstances.

As of January 1, 2006, Turkey has enacted a capital gains tax implemented by way of a withholding requirement that applies to certain dispositions of shares held less than one year. While the exact mechanics of this withholding requirement, and in particular their exact application in the case of ADSs, are at present unknown, it may be necessary for you to comply with certain procedures (as yet unannounced) in order to benefit from the Treaty exemption on capital gains (which, as discussed above, protects against the imposition of Turkish tax in instances where either a sale of shares or ADSs is to a person other than a resident of Turkey, where the shares sold are quoted on  a stock exchange in Turkey, or where the shares sold have been held for more than one year). Please refer to “Taxation—Republic of Turkey Taxation—Taxation of Capital Gains” and consult your own tax advisors in this regard. As a result of the imposition of this tax and the uncertainty surrounding its potential applicability to issuances or cancellations of ADSs, the ADR Depositary has indefinitely halted the issuance and cancellation of ADSs. Ordinarily, for US federal income tax purposes, if you hold ADSs you would be treated as the owner of the shares represented by such ADSs. However, it is uncertain whether the suspension of issuances and cancellations of ADSs has resulted in any adverse US federal income tax consequences to the holders of ADSs (for example, a taxable exchange of ADSs or the shares underlying the ADSs for property or rights issued by the ADR Depositary, or the unavailability of foreign tax credits for the amount of Turkish tax withheld from distributions of the ADSs or the shares underlying them), because no judicial or administrative authority to date has considered this issue. Accordingly you are urged to consult your own tax advisors in this regard. The remainder of this discussion assumes that the suspension of issuances and cancellations of ADSs has not resulted in any US federal income tax consequences.

Dividends

If we make distributions to you (other than certain distributions of Turkcell shares), you generally will be required to include in gross income as dividend income the amount of the distributions paid on the shares (including the amount of any Turkish taxes withheld in respect of such dividend as described above in “Taxation—Republic of Turkey Taxation”). Dividends paid by us will not be eligible for the dividends-received deduction applicable in some cases to US corporations.

Any dividend paid in New Turkish Lira, including the amount of any Turkish taxes withheld therefrom, will be includible in your gross income in an amount equal to the US dollar value of the Turkish Lira calculated by reference to the spot rate of exchange in effect on the date the dividend is received by you, in the case of shares, or by the Depositary, in the case of ADSs, regardless of whether the Turkish Lira are converted into US dollars. Any gain or loss resulting from currency exchange fluctuations during the period from the date the dividend is includible in your gross income to the date such payment is converted into US dollars will be treated as US source ordinary income or loss. Special rules govern the manner in which accrual method taxpayers are required (or may elect) to determine the US dollar amount includible in income in the case of taxes withheld in a foreign currency. Certain of these rules have changed effective

January 1, 2005. Accrual basis taxpayers therefore are urged to consult their own tax advisors regarding the requirements and elections applicable in this regard.

Any dividends paid by us to you with respect to shares or ADSs will be treated as foreign-source income and will be categorized as “passive income” or, in the case of certain US holders, “financial services income” for US foreign tax credit purposes. For taxable years beginning after December 31, 2006, dividend income generally will constitute “passive category income” or, in the case of certain US holders, “general category income.”  Subject to limitations, you may elect to claim a foreign tax credit against your US federal income tax liability for Turkish income tax withheld from dividends received in respect of shares or ADSs. The rules relating to the determination of the foreign tax credit are complex. Accordingly, you should consult your own tax advisor to determine whether and to what extent you would be entitled to the credit. If you do not elect to claim a foreign tax credit, you may instead claim a deduction for Turkish income tax withheld, but only for a year in which you elect to do so with respect to all foreign income taxes. A deduction does not reduce tax on a dollar-for-dollar basis like a credit, but the deduction for foreign taxes is not subject to the same limitations applicable to foreign tax credits.

The United States Treasury has expressed concerns that parties to whom ADSs are released may be taking actions that are inconsistent with the claiming of foreign tax credits or reduced tax rates in respect of qualified dividends by US holders of ADSs. Accordingly, the discussion above regarding the creditability of Turkish withholding tax on dividends or the availability of qualified dividend treatment could be affected by future actions that may be taken by the United States Treasury with respect to ADSs.

Certain US holders (including individuals) are eligible for reduced rates of US federal income tax (at a maximum rate of 15%) in respect of “qualified dividend income” received in taxable years beginning before January 1, 2009. For this purpose, qualified dividend income generally includes dividends paid by a non-US corporation if, amongst other things, the US holders meet certain minimum holding periods and the non-US corporation satisfies certain requirements, including that either (i) the shares (or ADSs) with respect to which the dividend income has been paid are readily tradable on an established securities market in the United States or (ii) the non-US corporation is eligible for the benefits of a comprehensive US income tax treaty (such as the Treaty) which provides for the exchange of information. We currently believe that dividends paid with respect to our shares and ADSs should constitute qualified dividend income for US federal income tax purposes, and we anticipate that our dividends will be reported as qualified dividends on Forms 1099-DIV delivered to US holders. Each US holder of shares or ADSs is urged to consult its own tax advisor regarding the availability to it of the reduced dividend tax rate in light of its own particular situation and regarding the computations of his foreign tax credit limitation with respect to any qualified dividend income paid by us, as applicable.

Sale, Exchange or other Disposition of Shares or ADSs

Upon the sale, exchange or other disposition of shares or ADSs, you generally will recognize capital gain or loss equal to the difference between the amount realized on the disposition and your adjusted tax basis in your shares or ADSs (as determined in US dollars). Gain or loss upon the disposition of shares or ADSs generally will be US-source gain or loss, and will be treated as long-term capital gain or loss if, at the time of the disposition, the holding period for the shares or ADSs exceeds one year. If you are an individual, any capital gains generally will be subject to US federal income tax at preferential rates if specified minimum holding periods are met. The deductibility of capital losses is subject to significant limitations.

The surrender of ADSs in exchange for shares pursuant to the Deposit Agreement governing the ADSs will not be a taxable event for US federal income tax purposes. Accordingly, you will not recognize any gain or loss upon such surrender.

Passive Foreign Investment Company Status

We currently believe that we were not a passive foreign investment company (a “PFIC”) for the taxable year ended December 31, 2005, for US federal income tax purposes. However, this conclusion is a factual determination that must be made annually and thus may be subject to change. A non-US corporation will be classified as a PFIC for any taxable year if at least 75% of its gross income consists of passive income (such as dividends, interest, rents, royalties, or gains on the disposition of certain minority interests), or at least 50% of the average value of its assets consists of assets that produce, or are held for the production of, passive income. If we were characterized as a PFIC for any taxable year, you would suffer adverse tax consequences. These consequences may include having gains realized on the disposition of shares or ADSs treated as ordinary income rather than capital gains, and being subject to punitive interest charges on certain dividends and on the proceeds of the sale or other disposition of the shares or ADSs. Furthermore, dividends paid by a PFIC would not be “qualified dividend income” (as discussed above) and would be taxed at the higher rates applicable to other items of ordinary income.

US Information Reporting and Backup Withholding

Dividend payments with respect to shares or ADSs and proceeds from the sale, exchange, redemption or other disposition of shares or ADSs may be subject to information reporting to the Internal Revenue Service (the “IRS”) and possible US backup withholding at a current rate of 28%. Certain exempt recipients (such as corporations) are not subject to these information reporting requirements. Backup withholding will not apply, however, to a holder who furnishes a correct taxpayer identification number or certificate of foreign status and makes any other required certification or who is otherwise exempt from backup withholding. US persons who are required to establish their exempt status generally must provide IRS Form W-9 (Request for Taxpayer Identification Number and Certification). Non-US holders generally will not be subject to US information reporting or backup withholding. However, such holders may be required to provide certification of non-US status (generally on IRS form W-8BEN) in connection with payments received in the United States or through certain US-related financial intermediaries.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a holder’s US federal income tax liability, and a holder may obtain a refund of any excess amounts withheld by filing the appropriate claim for refund with the IRS and furnishing any required information.

10.F   Dividends and Paying Agents

Not Applicable.

10.G   Statement by Experts

Not Applicable.

10.H   Documents on Display

Reports and other information of Turkcell can also be inspected without charge and copied at prescribed rates at the public reference facility maintained by the SEC in Room 1580, 100 F Street, N.E., Washington, D.C. 20549. Copies of these materials are also available by mail from the Public Reference Section of the SEC, at 100 F Street, N.E., Washington D.C. 20549, at prescribed rates.

10.I   Subsidiary Information

Not Applicable.

ITEM 11.         QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Overview

We are exposed to market risk from changes in both foreign currency exchange rates and interest rates. We are exposed to foreign exchange rate risk because certain amounts of our revenues, purchases, operating costs and expenses and resulting receivables and payables are denominated in currencies, primarily US Dollars, Euros and Swedish Krona. Similarly, we are subject to market risk deriving from changes in interest rates that may affect the cost of our financing.

Foreign Exchange Risk Management

Our functional currency is the TRY for operations conducted in Turkey, but certain revenues, purchases, operating costs and expenses and resulting receivables and payables are denominated in foreign currencies, primarily US dollars, Euros and Swedish Krona. In addition, our indebtedness is principally in US dollars and Euros. Transactions denominated in foreign currencies are recorded at the exchange rates prevailing at the dates of the transactions. Assets and liabilities denominated in foreign currencies are converted into TRY at the exchange rates prevailing at the balance sheet date, with the resulting exchange differences recognized in the determination of net income.

Market risk sensitive instruments consist of loans denominated in foreign currencies (substantially in US dollars) totaled to $502.9 million, representing the majority of total indebtedness as of December 31, 2005.

To manage our foreign exchange risk more efficiently, in 2005, we entered into structured forward transactions. As of December 31, 2005, we have outstanding structured forward contracts amounting to notional $26.0 million to buy US dollar against TRY and notional $30.0 million to sell US dollar against TRY. The fair value of these outstanding structured forward contracts is amounting to $0.3 million as of December 31, 2005.

As of March 24, 2006, we have outstanding structured forward contracts amounting to notional $390.0 million to buy US dollar against TRY and notional $150.0 million to sell US dollar against TRY.

As of March 24, 2006, amount of outright forwards are as follows: $30 million to sell, $30 million to buy and €10 million to buy.

As of March 24, 2006, we have $20 million notional of USD/SEK call option, €20 million of EUR/USD call option, $165 million of USD/TRY call option, $50 million of USD/TRY put option and €40 million of EUR/TRY call option outstanding.

We have run sensitivity analysis on our portfolio of structured US dollar hedging products. We included two extreme case scenarios of 10% appreciation and 10% depreciation of TRY/$ exchange rate. In case of a 10% depreciation, from a spot rate of 1.3323 on March 23, 2006, our total structured US dollar call forward transaction size would not be effected, and our total structured US dollar put forward transaction size would rise to a total of $300.0 million with a total loss effect of $21.47 million. In the case of a 10% appreciation our total structured US dollar call forward transaction size would rise to $780.0 million with a total loss effect of $48.70 and our total structured US dollar put forward transaction size would not be effected.

All hedging transactions have been authorized and executed pursuant to clearly defined policies and procedures, which provide that the transaction is entered into to protect us from fluctuations in currency values. Analytical techniques are used to manage and monitor foreign exchange risk which includes market valuation and sensitivity analysis. In addition, we keep a reasonable proportion of our monetary assets in US dollars to reduce our currency exposure. Furthermore, the maximum tariffs we may charge are adjusted periodically by the Telecommunications Authority to account for, among other things, the devaluation of the TRY.

In order to take advantage of market volatility in the foreign exchange markets and increase the yield on our free cash, we enter into option transactions to buy or sell certain currencies, beginning from 2006. Option contracts allow us to either hedge our exposure or collect premiums depending on their types.

Interest Rate Risk Management

We manage interest rate risk by financing non-current assets with long-term debt with both fixed and variable interest rates and equity.

	Total debt portfolio
	2005 $ in millions	%	2004 $ (in millions)%
Floating rate debt:
TRY denominated	37.3	7%	0.0	0
Foreign currency denominated	502.9	93%	479.8	59%
Fixed rate debt:
TRY denominated	0	0%	0.0	0%
Foreign currency denominated	0	0%	335.0	41%
TOTAL	540.2	100%	814.8	100%

The following table sets forth as at December 31, 2004 and 2005, the principal, maturities and related weighted average interest rates by expected maturity date of our indebtedness some of which are sensitive to interest rate and foreign currency fluctuations. We have computed average interest rates using average loans outstanding on a daily basis.

As of December 31, 2005 interest on all of our debt was floating which may result in higher interest expense if the interest rates increase further. Following the payment of the 12.75% Cellco Notes during 2005, we do not have any fixed rate loans remaining. Although we continuously evaluate the relevant financial instruments, we have not entered into any interest rate hedging transactions as of December 31, 2005.

	2004		2005
	Carrying amount $	Fair value $	Carrying amount $	Fair value $
	(in millions)	(in millions)	(in millions)	(in millions)
Financial instrument
Loan under 1999 Issuer Credit Agreement*	335.0	349.2	—	—
Average interest rate	12.7%	12.7%	13.5%	13.5%
Borrowings from Akbank	162.5	162.5	66.5	66.5
Average interest rate	5.9%	5.9%	7.2%	7.2%
Borrowings from Garanti Bankasi*	150.0	150.0	125.0	125.0
Average interest rate	5.1%	5.1%	7.0%	7.0%
Borrowings from Murabaha*	100.0	100.0	34.4	34.4
Average interest rate	1.6%	1.6%	8.8%	8.8%
Borrowings from WestLB	—	—	37.3	37.3
Average interest rate	—	—	16.8%	16.8%
Borrowing from Ericsson Credit AB*	37.2	37.2	121.9	121.9
Average interest rate	16.4%	16.4%	9.4%	9.4%
Borrowing from ABN Amro NV—1*	26.7	26.7	147.9	147.9
Average interest rate	32.1%	32.1%	8.0%	8.0%
Borrowing from ABN Amro NV—2*	3.4	3.4	7.2	7.2
Average interest rate	12.1%	12.1%	8.5%	8.5%

*                    The average interest rates represent the agreed interest rate plus amortization of deferred financing costs.

Expected future maturities as of December 31, 2005 for each of the next four years:

	2006	2007	2008	2009	Total
	(in millions of US dollars)
Borrowings from Akbank	33.5	33.0	—	—	66.5
Borrowings from Garanti Bankasi	100.0	25.0	—	—	125.0
Borrowings from Murabaha	34.4	—	—	—	34.4
Borrowings from WestLB	12.4	12.4	12.4	—	37.3
Borrowing from Ericsson Credit AB	121.9	—	—	—	121.9
Borrowing from ABN Amro NV—1	147.9	—	—	—	147.9
Borrowing from ABN Amro NV—2	7.2	—	—	—	7.2
Total	457.3	70.4	12.4	—	540.2

As of December 31, 2005 interest on our assets was fixed excluding our floating rate note holdings. Our holdings of Turkish government floating rate notes carry a face value of TRY 13.8 million with an overnight return of 19.5% therefore, we are not exposed to interest rate risk on our financial assets, apart from our floating rate notes, as of December 31, 2005.

As of March 24, 2006 interest on our assets were fixed excluding our floating rate note holdings. Our holdings of Turkish government floating rate notes carry a face value of 60.2 million TRY with on overnight return of 15.2%. Therefore, we are not exposed to interest rate risk on our financial assets, apart from our floating rate notes, as of March 24, 2006.

ITEM 12.         DESCRIPTION OF SECURITIES OTHER THAN EQUITY SECURITIES

Not Applicable.

ITEM 13.         DEFAULTS, DIVIDEND ARREARAGES AND DELINQUENCIES

None.

ITEM 14.         MATERIAL MODIFICATIONS TO THE RIGHTS OF SECURITY HOLDERS AND USE OF PROCEEDS

Not applicable.

ITEM 15.         CONTROLS AND PROCEDURES

(a)           Disclosure Controls and Procedures. The Chief Executive Officer and the Chief Financial Officer, after evaluating the effectiveness of the Company’s disclosure controls and procedures (as defined in US Exchange Act Rule 13a-15(e)) as of the end of the period covered by this Form 20-F, have concluded that, as of such date, the Company’s disclosure controls and procedures were effective.

(b)          Management’s Annual Report on Internal Control Over Financial Reporting.
Not applicable.

(c)           Attestation Report of the Registered Public Accounting Firm.
Not applicable.

(d)          Changes in Internal Control Over Financial Reporting. There were no changes in the Company’s internal control over financial reporting that occurred during the year ended December 31, 2005, that have materially affected, or are reasonably likely to materially affect, the Company’s internal control over financial reporting.

Turkcell takes a risk-based approach to internal control. The management is responsible for implementing, operating and monitoring the system of internal control, which is designed to provide reasonable, but not absolute, assurance of achieving business objectives. Our control framework is supported by a set of risk-based standards, which are established rules and instructions on enterprise-wide risks that require common treatment across the Group. The control system includes:

•       objective setting, risk assessment and monitoring performance;

•       written policies and control procedures; and

•       monthly financial reporting to the Board of Directors and senior management which, amongst other things, tracks performance against the annual budget

It may be expected that breakdowns in established control procedures might occur. There are supporting policies and procedures for reporting and management of control breakdowns. The control system is appropriately designed to manage rather than to eliminate the risk of failure to achieve business objectives and can provide reasonable assurance against material misstatement or loss. The concept of reasonable assurance recognizes the cost of a control procedure should not exceed the expected benefits. The internal control system is reviewed to manage significant risks and report to the Audit Committee.

During 2005, the management is not aware of any control breakdowns that resulted in a material loss.

ITEM 16A.                                  AUDIT COMMITTEE FINANCIAL EXPERT

On May 25, 2005, the Board of Directors of our Company determined that Mr. Yavuz Baylan, an independent audit committee member, is an “audit committee financial expert” as defined in Item 16A of Form 20-F.

ITEM 16B.                                 CODE OF ETHICS

We have adopted a code of ethics that applies to our Chief Executive Officer, Chief Financial Officer, and other executive officers and financial officers. This code of ethics is posted on our website, www.turkcell.com.tr.

ITEM 16C.                                 PRINCIPAL ACCOUNTANT FEES AND SERVICES

KPMG Cevdet Suner Denetim ve Yeminli Mali Musavirlik A.S. (“KPMG”) has served as our independent public accountants for each of the financial years in the three-year period ended December 31, 2005, for which audited financial statements appear in this annual report on Form 20-F. The Annual General Meeting elects the auditors annually.

The following table presents the aggregate fees for professional services and other services rendered by KPMG to us in 2005 and 2004.

	2005	2004
	$m	$m
Audit Fees(1)	2.3	2.3
Audit-Related Fees(2)	0.1	0.1
Tax Fees	0	0
All Other Fees(3)	—	—
Total	2.4	2.4

(1)          Audit Fees consist of fees billed for professional services rendered for the audit of the Company’s annual financial statements or services that are normally provided by the principal accountant in connection with statutory or regulatory filings or engagements.

(2)          Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements.

(3)          All Other Fees consist of fees billed for products and services other than services provided under Audit Fees, Audit-Related Fees and Tax Fees.

Audit Committee Pre-approval Policies and Procedures

Our audit committee has determined that all work performed for us by our external auditors for the year 2005 will be approved in advance by our audit committee and, therefore, has not adopted blanket pre-approval policies and procedures.

ITEM 16D.                                EXEMPTIONS FROM THE LISTING STANDARDS FOR AUDIT COMMITTEES

Not Applicable.

ITEM 16E.                                 PURCHASES OF EQUITY SECURITIES BY THE ISSUER AND AFFILIATED PURCHASERS

Neither we nor any affiliated purchaser made any purchases of our ordinary shares during the fiscal year ended December 31, 2005.

ITEM 17.         FINANCIAL STATEMENTS

We have responded to Item 18 in lieu of responding to this item.

ITEM 18.         FINANCIAL STATEMENTS

The consolidated financial statements of Turkcell Iletisim Hizmetleri Anonim Sirketi and its subsidiaries as of December 31, 2004 and 2005, and for each of the years in the three-year period ended December 31, 2005, with the Independent Registered Public Accounting Firm’s Report thereon, are filed as part of this annual report, as follows:

ITEM 19.         EXHIBITS

EXHIBIT NUMBER		DESCRIPTION
1.1	—	Articles of Association of Turkcell Iletisim Hizmetleri A.S.
8.1	—	Subsidiaries of Turkcell.
12.1	—	Certification of Muzaffer Akpinar, Chief Executive Officer of Turkcell Iletisim Hizmetleri A.S., pursuant to Section 302 of the Sarbanes Oxley Act of 2002.
12.2	—	Certification of Serkan Okandan, Chief Financial Officer of Turkcell Iletisim Hizmetleri A.S., pursuant to Section 302 of the Sarbanes Oxley Act of 2002.
13.1	—	Certification pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes Oxley Act of 2002.

Report of Independent Registered Public Accounting Firm

To the Board of Directors of
Turkcell Iletisim Hizmetleri Anonim Sirketi

We have audited the accompanying consolidated balance sheets of Turkcell Iletisim Hizmetleri Anonim Sirketi and its subsidiaries (the “Company”) as of December 31, 2004 and 2005, and the related consolidated statements of income, changes in shareholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2005. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We did not audit the consolidated financial statements of Fintur Holdings B.V. (“Fintur”), a 41.45 percent owned investee company. The Company’s investment in Fintur at December 31, 2004 and 2005 was $175,141 thousand and $243,579 thousand, respectively, and its equity in the net income of Fintur was $18,927 thousand, $43,646 thousand and $67,599 thousand for the years ended December 31, 2003, 2004 and 2005, respectively. The consolidated financial statements of Fintur were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Fintur, is based solely on the report of the other auditors.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Turkcell Iletisim Hizmetleri Anonim Sirketi and its subsidiaries as of December 31, 2004 and 2005, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2005 in conformity with accounting principles generally accepted in the United States of America.

/s/ KPMG CEVDET SUNER DENETIM VE YEMINLI MALI MUSAVIRLIK A.S.

KPMG Cevdet Suner Denetim ve
Yeminli Mali Musavirlik A.S.

April 5, 2006
Istanbul, Turkey

Report of independent accountants

To the Shareholders and Board of Directors of
Fintur Holdings B.V.

We have audited the consolidated balance sheets of Fintur Holdings B.V. (“Fintur” or the “Company”) and its subsidiaries as at 3 December 2005 and 2004 and the related consolidated statements of income and comprehensive income, of changes in shareholders’ equity and of cash flows for each of the years in the three-year period ended 31 December 2005. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion based on our audits.

We conducted our audits of these consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Fintur and its subsidiaries as at 31 December 2005 and 2004 and the results of their operations and their cash flows for each of the years in the three-year period ended 31 December 2005 in conformity with accounting principles generally accepted in the United States of America.

Rotterdam, 6 February 2006

PricewaterhouseCoopers Accountants N.V.

/s/ drs. R.A.J. Swaak RA

drs. R.A.J. Swaak RA

TURKCELL ILETISIM HIZMETLERI ANONIM SIRKETI
AND ITS SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
AT DECEMBER 31, 2004 AND 2005
(In thousands, except share data)

	2004	2005
ASSETS
CURRENT ASSETS
Cash and cash equivalents (Note 6)	$763,821	795,091
Available for sale securities (Notes 3 and 7)	—	12,948
Held to maturity securities (Notes 3 and 7)	45,329	10,191
Trade receivables and accrued income, net (Note 8)	271,792	324,611
Due from related parties (Notes 3 and 9)	103,948	67,327
Inventories (Note 3)	13,007	9,198
Prepaid expenses	23,685	38,029
Other current assets, includes $110,166 and $34,105 of restricted cash as of December 31, 2004 and 2005, respectively (Note 10)	325,741	106,453
Deferred tax assets (Notes 3 and 20)	277,589	192,731
Total current assets	1,824,912	1,556,579
DUE FROM RELATED PARTIES (Notes 3 and 11)	65,971	80,906
PREPAID EXPENSES	6,482	13,879
INVESTMENTS (Note 12)	197,760	266,198
HELD TO MATURITY SECURITIES (Notes 3 and 7)	10,266	—
FIXED ASSETS, net (Notes 3 and 13)	1,061,268	1,224,543
CONSTRUCTION IN PROGRESS (Note 14)	230,191	389,375
INTANGIBLES, net (Notes 3 and 15)	881,511	871,362
GOODWILL (Note 3)	1,349	—
OTHER LONG TERM ASSETS (Note 3)	1,624	2,440
DEFERRED TAX ASSETS (Notes 3 and 20)	80,163	306
	$4,361,497	4,405,588
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Short term borrowings (Note 16)	$549,079	564,503
Trade payables (Note 17)	616,816	137,775
Due to related parties (Notes 3 and 18)	6,711	5,774
Taxes payable (Note 20)	99,939	60,864
Other current liabilities and accrued expenses, includes $111,718 and 123,613 of deferred income as of December 31, 004 and 2005, respectively (Note 19)	523,475	564,188
Total current liabilities	1,796,020	1,333,104
LONG TERM BORROWINGS (Note 21)	266,447	82,848
TRADE PAYABLES (Note 17)	213,740	—
LONG TERM LEASE OBLIGATIONS	3,284	9
RETIREMENT PAY LIABILITY (Note 3)	12,875	16,707
DEFERRED TAX LIABILITIES (Notes 3 and 20)	11,757	185,297
MINORITY INTEREST (Note 3)	64,044	62,427
OTHER LONG TERM LIABILITIES	7,813	7,623
SHAREHOLDERS’ EQUITY
Common stock
Par value TRY 1; authorized, issued and outstanding 1,854,887,341 shares in 2004 and 2005 (Note 22)	636,116	636,116
Additional paid in capital	178	178
Legal reserves	42,501	92,414
Accumulated other comprehensive income (Note 3)	2,244	5,549
Retained earnings	1,304,478	1,983,316
Total shareholders’ equity	1,985,517	2,717,573
COMMITMENTS AND CONTINGENCIES (Note 27)	$4,361,497	4,405,588

The accompanying notes are an integral part of these consolidated financial statements.

TURKCELL ILETISIM HIZMETLERI ANONIM SIRKETI
AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME
FOR THE YEARS ENDED DECEMBER 31, 2003, 2004 AND 2005
(In thousands, except share data)

	2003	2004	2005
Revenues (Notes 3 and 23)	$2,219,237	3,200,765	4,268,492
Direct cost of revenues (Note 3)	(1,613,150)	(2,001,223)	(2,390,977)
Gross profit	606,087	1,199,542	1,877,515
General and administrative expenses (Note 24)	(137,222)	(137,315)	(152,025)
Selling and marketing expenses (Note 25)	(294,611)	(349,249)	(488,659)
Operating income	174,254	712,978	1,236,831
Income from related parties, net (Note 26)	3,738	1,919	1,145
Interest income	117,240	152,751	138,918
Interest expense (Note 3)	(483,622)	(121,500)	(147,367)
Other income, net	6,190	7,113	5,183
Equity in net income of unconsolidated investees (Notes 3 and 12)	18,927	43,646	67,599
Minority interest in income of consolidated subsidiaries (Note 3)	3,558	7,466	24,335
Translation loss (Note 3)	(102,403)	(11,192)	(8,320)
Income (loss) before taxes	(262,118)	793,181	1,318,324
Income tax benefit (expense) (Notes 3 and 20)	477,285	(281,360)	(407,397)
Net income	$215,167	511,821	910,927
Basic and diluted earnings per common share (Notes 3 and 22)	$0.116000	0.275931	0. 491096
Weighted average number of common shares outstanding (Notes 3 and 22)	1,854,887,341	1,854,887,341	1,854,887,341

The accompanying notes are an integral part of these consolidated financial statements.

TURKCELL ILETISIM HIZMETLERI ANONIM SIRKETI
AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2003, 2004 AND 2005
(In thousands)

	2003	2004	2005
Operating Activities:
Net income	$215,167	511,821	910,927
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	421,474	424,153	467,699
Provision for retirement pay liability	4,177	2,041	3,832
Provision for inventories	(595)	36	(605)
Provision for doubtful receivables	9,243	(2,004)	15,294
Accrued income	4,903	(34,093)	26,848
Accrued expense	865,177	(993,082)	(181,223)
Equity in net income of unconsolidated investees	(18,927)	(43,646)	(67,599)
Translation Adjustment	—	—	1,666
Minority interest in income of consolidated subsidiaries	687	62,789	(1,605)
Deferred taxes	(539,063)	193,068	338,286
Changes in assets and liabilities:
Trade receivables	(51,692)	(20,580)	(55,059)
Due from related parties	(38,794)	(42,683)	21,686
Inventories	(2,414)	(3,821)	4,414
Prepaid expenses	(12,059)	(1,791)	(21,741)
Other current assets	(37,178)	(222,182)	181,471
Taxes payable	68,734	31,205	(39,075)
Other long term assets	(3,646)	3,845	(1,029)
Due to related parties	2,037	2,126	(937)
Trade payables	21,782	783,037	(692,780)
Other current liabilities	134,439	(50,897)	232,800
Other long term liabilities	(2,144)	4,581	(193)
Net cash provided by operating activities	1,041,308	603,923	1,143,077
Investing Activities:
Additions to fixed assets	(93,248)	(309,225)	(641,978)
Additions to intangibles	(79,653)	(177,463)	(136,634)
Purchases of investment securities held to maturity	(1,993)	(55,595)	—
Proceeds from sale of investment securities held to maturity	—	—	45,404
Purchases of investment securities available for sale	—	—	(12,148)
Investments in investees	(23,970)	—	—
Net cash used for investing activities	(198,864)	(542,283)	(745,356)
Financing Activities:
Proceeds from issuance of long and short term debt	4,929	382,023	354,849
Payment on long and short term debt	(677,101)	(172,035)	(523,024)
Net increase/(decrease) in debt issuance expenses	24,158	802	(1,872)
Dividends paid	—	(78,072)	(182,176)
Payment on lease obligations	(11,334)	(13,217)	(14,228)
Increase in lease obligations	5,513	—	—
Net cash provided by (used for) financing activities	(653,835)	119,501	(366,451)
Net increase in cash and cash equivalents	188,609	181,141	31,270
Cash and cash equivalents at the beginning of period	394,071	582,680	763,821
Cash and cash equivalents at the end of period	$582,680	763,821	795,091
Supplemental cash flow information:
Interest paid	$132,691	67,124	82,587
Interest received	77,453	120,972	80,236
Income taxes paid	—	66,620	99,921
Non-cash investing activities
Lease obligations	5,513	8,706	1,003

The accompanying notes are an integral part of these consolidated financial statements.

TURKCELL ILETISIM HIZMETLERI ANONIM SIRKETI
AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY AND COMPREHENSIVE INCOME
FOR THE YEARS ENDED DECEMBER 31, 2003, 2004 AND 2005
(In thousands, except share data)

	Common stock		Additional paid in	Advances for	Legal	Comprehensive	Retained	Accumulated other Comprehensive	Total shareholders’
	Shares (Note 2)	Amount	capital	common stock	reserves	Income	Earnings	income/(loss)	equity
Balances at January 1, 2003	1,854,887,341	$636,116	178	119	5		698,058	(4,017)	1,330,459
Comprehensive income:
Net income						215,167	215,167		215,167
Other comprehensive income:
Translation adjustment						1,771		1,771	1,771
Comprehensive income						216,938
Other				(119)					(119)
Balances at December 31, 2003	1,854,887,341	$636,116	178	—	5		913,225	(2,246)	1,547,278
Comprehensive income:
Net income						511,821	511,821		511,821
Other comprehensive income:
Translation adjustment						4,490		4,490	4,490
Comprehensive income						516,311
Transfer to legal reserves					42,496		(42,496)		—
Dividend paid							(78,072)		(78,072)
Balances at December 31, 2004	1,854,887,341	$636,116	178	—	42,501		1,304,478	2,244	1,985,517
Comprehensive income:
Net income						910,927	910,927		910,927
Other comprehensive income:
Translation adjustment						2,505		2,505	2,505
Net unrealized capital gain on available-for-sale securities						800		800	800
Comprehensive income						914,232
Transfer to legal reserves					49,913		(49,913)		—
Dividend paid							(182,176)		(182,176)
Balances at December 31, 2005	1,854,887,341	$636,116	178	—	92,414		1,983,316	5,549	2,717,573

The accompanying notes are an integral part of these consolidated financial statements.

Turkcell Iletisim Hizmetleri Anonim Sirketi
and Its Subsidiaries

Notes to Consolidated Financial Statements
As of December 31, 2004 and 2005 and for the years ended December 31, 2003, 2004 and 2005
(Amounts in thousands of US Dollar unless otherwise stated except share amounts)

(1)   Business

Turkcell Iletisim Hizmetleri Anonim Sirketi (“Turkcell”) was incorporated on October 5, 1993 and commenced operations in 1994. It is engaged in establishing and operating a Global System for Mobile Communications (“GSM”) network in Turkey and neighboring states.

In April 1998, Turkcell signed a license agreement (the “License”) with the Ministry of Transportation and Communications of Turkey (the “Turkish Ministry”), under which it was granted a 25 year GSM license in exchange for a license fee of $500,000. The License permits Turkcell to operate as a stand-alone GSM operator and frees it from some of the operating constraints in the Revenue Sharing Agreement, which was in effect prior to the License. Under the License, Turkcell collects all of the revenue generated from the operations of its GSM network and pays the Undersecretariat of Treasury (the “Turkish Treasury”) an ongoing license fee equal to 15% of its gross revenue from Turkish GSM operations. Turkcell continues to build and operate its GSM network and is authorized to, among other things, set its own tariffs within certain limits, charge peak and off-peak rates, offer a variety of service and pricing packages, issue invoices directly to subscribers, collect payments and deal directly with subscribers.

On June 25, 2005, the Turkish government declared that GSM operators are required to pay 10% of their existing monthly ongoing license fee to the Ministry of Transportation as a universal service fund contribution in accordance with law no 5369. As a result, starting from June 30, 2005, Turkcell pays the 90% of the ongoing license fee to the Turkish Treasury and 10% to the Ministry of Transportation as universal service fund.

In July 2000, Turkcell completed an initial public offering with the listing of its ordinary shares on the Istanbul Stock Exchange and American Depositary Shares, or ADSs, on the New York Stock Exchange.

Two significant founding shareholders, TeliaSonera AB and the Cukurova Group own approximately 37.1% and 27.1% as of December 31, 2005, respectively, of the Company’s share capital, and are ultimate counterparties to a number of transactions that are discussed in the related party footnote. On November 28, 2005, upon completion of a series of transactions, Alfa Telecom Turkey Limited (“Alfa”), an affiliate of Alfa Telecom, one of Russia’s leading private telecommunications investors, acquired 13.2% indirect ownership in Turkcell.

Turkcell owns a 41.45% interest in Fintur Holdings B.V. (“Fintur”), which holds the majority of the Company’s international GSM investments, with majority ownership in GSM operations in Azerbaijan, Georgia, Kazakhstan and Moldova. Fintur is accounted for under the equity method.

The Company also owns 100% of Kibris Mobile Telekomunikasyon Limited Sirketi (“Kibris Telekom”), a company that operates GSM network in Northern Cyprus.

In December 2003, the Company invested $50,000 in Digital Cellular Communications (“DCC”), a Ukrainian telecommunications company with several telecommunications licenses including a GSM 1800 license. In order to facilitate the investment in DCC, the Company created a new wholly-owned company named Euroasia Telecommunications Holding B.V. (“Euroasia”) in the Netherlands in February 2004, and capitalized it with cash contributions of $50,000. The owners of DCC contributed 99% of the shares of DCC to Euroasia in exchange for a 49% interest in Euroasia in May 2004. DCC held a nationwide

Turkcell Iletisim Hizmetleri Anonim Sirketi
and Its Subsidiaries

Notes to Consolidated Financial Statements (Continued)
As of December 31, 2004 and 2005 and for the years ended December 31, 2003, 2004 and 2005
(Amounts in thousands of US Dollar unless otherwise stated except share amounts)

(1)   Business (Continued)

GSM1800 license through its then 99% owned subsidiary, LLC Astelit (“Astelit”). On February 1, 2005, Astelit commenced its operations with its GSM 1800 technology. In addition, Astelit acquired the GSM 900 license on November 10, 2005 and Astelit has the right to use this license starting from January 1, 2006. The Company has a 54% interest in consolidated subsidiaries, Euroasia, DCC and Astelit as of December 31, 2005.

On April 4, 2006, Astelit announced the merger of DCC with Astelit in order to optimize the internal business processes of both companies. The decision for the merger of DCC with Astelit was approved during the Shareholders’ Meeting which took place on April 3, 2006 in Kiev.

Turkcell and Ericsson Telekomunikasyon AS (“Ericsson Turkey”) have established a company named East Asian Consortium BV (“Eastasia”), with a share capital of EUR 91,000, to invest in the Iranian GSM business. However, as of December 31, 2005, the Company has no operations in Iran. On February 22, 2006, Turkcell purchased Eastasia shares held by Ericsson Turkey and Turkcell ownership in Eastasia has increased to 100%.

In addition, as of December 31, 2005, the Company was involved in various activities, including call centers and database management, directory assistance, operating a central betting system, fixed line long distance call services and internet services through various consolidated subsidiaries: Global Bilgi Pazarlama Danisma ve Cagri Servisi Hizmetleri AS (“Global”), Corbuss Kurumsal Telekom Servis Hizmetleri AS (“Corbuss”), Turktell Bilisim Servisleri AS (“Turktell”), Hayat Boyu Egitim AS (“Hayat”), Iyi Eglenceler Eglence ve Turizm AS (“Iyi Eglenceler”), Interaktif Cocuk Programlari Yapimciligi ve Yayinciligi AS (“Digikids”), Mapco Internet ve Iletisim Hizmetleri Pazarlama AS (“Mapco”), Inteltek Internet Teknoloji Yatirim ve Danismanlik Ticaret AS (“Inteltek”), Libero Interaktif Hizmetler AS (“Libero”), Tellcom Iletisim Hizmetleri AS (“Tellcom”) (December 31, 2004: “Bilisim Telekomunikasyon Hizmetleri AS”) and Turktell Uluslararasi Yatirim Holding AS (“Turktell Uluslararasi”). The subsidiaries are owned 100%, 99%, 100%, 100%, 100%, 60%, 100%, 55%, 55%, 100% and 100%, respectively, by Turkcell or its subsidiaries.

(2)   Financial Position and Basis of Preparation of Financial Statements

The Company maintains books of account and prepares statutory financial statements in local currencies and in accordance with local commercial practice and tax regulations applicable in each subsidiary’s respective country of residence. The accompanying consolidated financial statements are based on these statutory records, with adjustments and reclassifications for the purpose of fair presentation in accordance with accounting principles generally accepted in the United States of America (“US GAAP”).

Turkcell Iletisim Hizmetleri Anonim Sirketi
and Its Subsidiaries

Notes to Consolidated Financial Statements (Continued)
As of December 31, 2004 and 2005 and for the years ended December 31, 2003, 2004 and 2005
(Amounts in thousands of US Dollar unless otherwise stated except share amounts)

(3)   Summary of Significant Accounting Policies:

Significant accounting policies followed in the preparation of the consolidated financial statements referred to above are set out below:

(a)          Revenue and expense recognition

Revenues:

Communication fees include all types of postpaid revenues from incoming and outgoing calls, additional services and prepaid revenues. Communication fees are recognized at the time the services are rendered.

With respect to prepaid revenues, Turkcell generally collects cash in advance by selling scratch cards to distributors. In such cases, Turkcell does not recognize revenue until the subscribers use the telecommunications services.

Commission fees mainly comprised of net takings earned to a maximum of 12% of gross takings, as a head agent of fixed odds betting games and 4.3% commission recognized based on the para-mutual and fixed odds betting games operated on Central Betting System. Commission revenues are recognized at the time all the services related with the games are fully rendered. Under the head agency agreement, Inteltek is obliged to undertake any excess payout, which is presented on net basis with the commission fees.

Monthly fixed fees represent a fixed amount charged to postpaid subscribers on a monthly basis without regard to the level of usage. Fixed fees are recognized on a monthly basis when billed.

Subsequent to the acquisition of the License, simcard and prepaid simcard sales are recognized upon initial entry of a new subscriber into the GSM system only to the extent of direct costs. Excess simcard and prepaid simcard sales, if any, are deferred and amortized over the estimated effective subscriber life.

Call center revenues are recognized at the time the services are rendered.

Expenses:

Direct costs of revenues mainly include ongoing license fee and universal service fund, interconnection expenses, transmission fees, base station rents, billing costs, depreciation and amortization charges and technical, repair and maintenance expenses directly related to services rendered.

Direct cost of simcard and prepaid simcard sales include activation fees paid to dealers, certain subscriber acquisition costs, cost of simcard sales and simcard subsidies. Selling and marketing and general and administrative costs are charged to expenses as they are incurred.

(b)          Principles of consolidation

As of December 31, 2005, the consolidated financial statements include the financial statements of Turkcell and sixteen majority owned subsidiaries (2004: seventeen) and of Cellco Finance N.V. (“Cellco”), consolidated under the guidance of FASB Interpretation No. 46 “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51”, as revised in December 2003 (“FIN 46 (R)”). The Company’s

Turkcell Iletisim Hizmetleri Anonim Sirketi
and Its Subsidiaries

Notes to Consolidated Financial Statements (Continued)
As of December 31, 2004 and 2005 and for the years ended December 31, 2003, 2004 and 2005
(Amounts in thousands of US Dollar unless otherwise stated except share amounts)

(3)   Summary of Significant Accounting Policies: (Continued)

investment in Fintur is accounted for under the equity method of accounting (Note 12). All significant intracompany balances and transactions have been eliminated in consolidation. Minority interest in net assets and net income of the consolidated subsidiaries are separately classified in the consolidated balance sheets and consolidated statements of income.

(c)           Principles of translation of the financial statements into US Dollar

Turkcell and its subsidiaries record transactions in their local currencies, which represent their functional currency. Transactions denominated in foreign currencies are recorded at the exchange rates prevailing at the date of the transactions. Monetary assets and liabilities denominated in foreign currencies are converted into New Turkish Lira at the exchange rates ruling at balance sheet date, with the resulting exchange differences recognized in the determination of net income.

Financial statements of Turkcell, Kibris Telekom, Global, Corbuss, Turktell, Hayat, Iyi Eglenceler, Digikids, Mapco, Inteltek, Libero, Tellcom and Turktell Uluslararasi have been translated into the US Dollar, the reporting currency, in accordance with the relevant provisions of SFAS No. 52, ‘‘Foreign Currency Translation’’ as applied to entities in highly inflationary economies (2004: Turkcell, Kibris Telekom, Kibrisonline, Global, Corbuss, Turktell, Hayat, Iyi Eglenceler, Digikids, Mapco, Inteltek, Libero, Tellcom and Turktell Uluslararasi). Accordingly, revenues, costs, capital and non-monetary assets and liabilities are translated at historical exchange rates while monetary assets and liabilities are translated at the exchange rates prevailing at balance sheet dates. All foreign exchange adjustments resulting from translation of the financial statements into US Dollar are included in the determination of net income, as ‘‘translation loss’’.

On November 22, 2005, the American Institute of Certified Public Accountants (“AICPA”) US Securities and Exchange Commission (“SEC”) Regulations Committee’s International Practices Task Force (“IPTF”) concluded that Turkey ceased to be a highly inflationary country starting from January 1, 2006. TRY will be treated as a more stable currency and the financial statements of Turkcell and those of its subsidiaries located in Turkey and Northern Cyprus to be prepared in accordance with US GAAP will be translated into the US Dollars in accordance with SFAS No.52 and the resulting cumulative translation adjustment will be recognized in the shareholder’s equity. This change in hyperinflationary status of Turkey will have effects on non-monetary assets and liabilities and income statement accounts. At this point, it is premature to its estimate its potential outcome.

The financial statements of majority owned subsidiaries DCC, Euroasia, Astelit and Eastasia, and equity investee, Fintur, have been translated into US Dollars in accordance with the relevant provisions of SFAS No. 52. All foreign exchange adjustments resulting from translation of the financial statements of DCC, Euroasia, Astelit, Eastasia and Fintur into US Dollar are included in a separate section of shareholders’ equity titled “Accumulated other comprehensive income”.

(d)          Held to maturity and available for sale securities

Held to maturity and available for sale securities at December 31, 2005, consist of government bonds and foreign investment equity funds. The Company classifies its marketable securities in one of the three

Turkcell Iletisim Hizmetleri Anonim Sirketi
and Its Subsidiaries

Notes to Consolidated Financial Statements (Continued)
As of December 31, 2004 and 2005 and for the years ended December 31, 2003, 2004 and 2005
(Amounts in thousands of US Dollar unless otherwise stated except share amounts)

(3)   Summary of Significant Accounting Policies: (Continued)

categories: trading, available for sale, or held to maturity. Trading securities are bought and held principally for the purpose of selling them in the near term. Held-to-maturity securities are debt securities in which the Company has the positive intent and ability to hold the security until maturity. All securities not classified as either trading securities or held to maturity securities are classified as available for sale securities.

Trading and available-for-sale securities are recorded at their fair values. Held-to-maturity debt securities are recorded at amortized cost, adjusted for the amortization or accretion of premiums or discounts. Unrealized holding gains and losses on trading securities are included in the determination of net income. Unrealized holding gains and losses, net of the related tax effect, on available-for-sale securities are excluded from earnings and are reported as a separate component of other comprehensive income until realized. Realized gains and losses from the sale of available-for-sale securities are determined on a specific-identification basis.

Premiums and discounts are amortized or accreted over the life of the related held-to-maturity security as an adjustment to yield using the effective-interest method. Dividend and interest income are recognized when earned.

(e)           Fixed assets and intangibles

Fixed assets and intangibles are stated at historical cost less accumulated depreciation and amortization. Leases of plant and equipment under which the Company assumes substantially all the risks and the rewards incidental to ownership are classified as finance leases. Other leases are classified as operating leases.

Finance leases are recognized in the balance sheet by recording an asset and liability equal to the present value of minimum lease payments at the inception of the lease. Capitalized finance leases are depreciated over the estimated useful life of the asset or the lease term where appropriate. Lease liabilities are reduced by repayments of principal, while the interest charge component of the lease payment is charged to statement of income. Depreciation and amortization is provided using straight-line method at rates established based on the estimated economic lives of the related assets. The annual rates used approximate the estimated economic lives of the related assets and are as follows:

Building	2.0% - 4.0%
Machinery and equipment	12.0% - 20.0%
Furniture, fixture and equipment	20.0% - 25.0%
Motor vehicles	20.0% - 25.0%
Leasehold improvements	20.0% - 36.0%
Intangibles	4.0% - 50.0%

Major renewals and betterments are capitalized and depreciated/amortized over the remaining useful lives of the related assets. Maintenance, repairs and minor renewals are expensed as incurred.

Turkcell Iletisim Hizmetleri Anonim Sirketi
and Its Subsidiaries

Notes to Consolidated Financial Statements (Continued)
As of December 31, 2004 and 2005 and for the years ended December 31, 2003, 2004 and 2005
(Amounts in thousands of US Dollar unless otherwise stated except share amounts)

(3)   Summary of Significant Accounting Policies: (Continued)

When assets are otherwise disposed of, the costs and the related accumulated depreciation or amortization is removed from the accounts and resulting gain or loss is reflected in net income.

(f)             Inventories

Inventories are stated at the lower of cost or market. Cost is determined using the weighted average method and includes expenditure incurred in acquiring the inventories and bringing them to their existing location and condition. At December 31, 2004 and 2005, inventories consisted of simcards and scratch cards (finished goods) totaling to $13,007 and $9,198, respectively.

(g)           Income taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Company’s deferred tax assets and liabilities have been remeasured into US Dollar in accordance with the provisions of SFAS No. 109, “Accounting for Income Taxes”, and the transaction gains and losses that result from such remeasurement have been included within the translation loss in the consolidated financial statements.

(h)          Use of estimates

Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these consolidated financial statements in conformity with US GAAP. Actual amounts could differ from those estimates. Significant estimates and assumptions include the depreciable/amortizable lives of fixed assets and intangibles, amounts reflected as allowances for doubtful receivables, valuation allowances on deferred tax assets and amounts reflected as accruals for liabilities arising from legal proceedings.

(i)             Transactions with related parties

For reporting purposes, investee companies and their shareholders, significant shareholders of Turkcell and subsidiaries and the companies that such shareholders have relationships with are considered to be related parties.

(j)             Impairment of long-lived assets

In accordance with SFAS No. 144, ‘‘Accounting for the Impairment or Disposal of Long-Lived Assets’’, long-lived assets, such as property, plant, and equipment, and purchased intangibles subject to amortization and cost method investments, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset

Turkcell Iletisim Hizmetleri Anonim Sirketi
and Its Subsidiaries

Notes to Consolidated Financial Statements (Continued)
As of December 31, 2004 and 2005 and for the years ended December 31, 2003, 2004 and 2005
(Amounts in thousands of US Dollar unless otherwise stated except share amounts)

(3)   Summary of Significant Accounting Policies: (Continued)

exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of are separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated. The assets and liabilities of a disposed group classified as held for sale are presented separately in the appropriate asset and liability sections of the balance sheet.

(k)          Earnings per share

In accordance with SFAS No. 128, “Earnings per Share”, basic earnings per share are computed by dividing net earnings by the weighted average number of common shares outstanding. Diluted earnings per share do not differ from basic earnings per share for all periods presented, as the Company has no common stock equivalents.

(l)             Comprehensive income

Comprehensive income generally encompasses all changes in shareholders’ equity (except those arising from transactions with owners) and includes net income, net unrealized capital gains or losses on available for sale securities and foreign currency translation adjustments. The Company’s comprehensive income differs from net income applicable to common shareholders by the amount of the foreign currency translation adjustment and net unrealized capital gain on available for sale securities charged to comprehensive income for the period. Comprehensive income for the years ended December 31, 2003, 2004 and 2005 was $216,938, $516,311 and $914,232, respectively.

(m)      Derivative instruments and hedging activities

The Company accounts for derivatives and hedging activities in accordance with FASB Statement No. 133, “Accounting for Derivative Instruments and Certain Hedging Activities”, which requires that all derivative instruments be recorded on the balance sheet at their respective fair values.

The Company holds derivative financial instruments for both hedging and trading purposes and recognizes these derivative instruments as either assets or liabilities in the consolidated balance sheet and measures these instruments at fair value. As of December 31, 2005, the Company did not have any freestanding or embedded derivates in material amounts. As of December 31, 2005, the Company entered into forward contracts amounting to $56,000 to minimize currency risk.

(n)          Accounting for computer software

The Company capitalizes only external costs incurred to obtain internal-use computer software from third parties, and external costs of specified upgrades and enhancements to internal-use computer software if it is probable that those expenditures will result in additional functionality.

(o)          Business combinations and goodwill and other intangible assets

Goodwill represents the excess of costs over fair value of assets of businesses acquired. The Company adopted the provisions of SFAS No. 142, “Goodwill and Other Intangible Assets”, as of January 1, 2002. Pursuant to SFAS No. 142, goodwill and intangible assets acquired in a purchase business combination and

Turkcell Iletisim Hizmetleri Anonim Sirketi
and Its Subsidiaries

Notes to Consolidated Financial Statements (Continued)
As of December 31, 2004 and 2005 and for the years ended December 31, 2003, 2004 and 2005
(Amounts in thousands of US Dollar unless otherwise stated except share amounts)

(3)   Summary of Significant Accounting Policies: (Continued)

determined to have an indefinite useful life are not amortized, but instead tested for impairment at least annually in accordance with the provisions of this statement. An impairment loss is recognized to the extent that the carrying amount exceeds the asset’s fair value. The impairment determination of goodwill is made at the reporting unit level and consists of two steps. First, the Company determines the fair value of the reporting unit and compares it to its carrying amount. If the carrying amount of the reporting unit exceeds its fair value, the second step of the goodwill impairment test is performed to measure the amount of impairment loss. An impairment loss is recognized for any excess of the carrying amount of the reporting unit’s goodwill over the implied fair value of that goodwill. SFAS No. 142 also requires that intangible assets with estimable useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS No. 144 (Note 15). As of December 31, 2005, the Company provided impairment for its goodwill amounting to $1,349 with respect to acquisition of the remaining 30% shares of Mapco in June 2003.

(p)          Retirement pay liability

Under the terms of the existing labor law in Turkey, the Company is required to make lump-sum payments to employees who have completed one year of service and whose employment is terminated without cause, or who retire, are called up for military service or die. Such payments are calculated on the basis of 30 days’ pay at the rate of pay applicable at the date of retirement or termination with a maximum payout of approximately $1,300 per year of employment. The liability for this retirement pay obligation is recorded in the accompanying consolidated financial statements at its present value using an annual discount rate of 5.5%.

Turkcell initiated a defined contribution retirement plan for all eligible employees during 2005. The assets of the plan are held separately from the financials of Turkcell. Turkcell is required to contribute a specified percentage of payroll costs to the retirement benefit scheme to fund the benefits. The only obligation of the Turkcell with respect to the retirement plan is to make the specified contributions. The cost of this program is being funded currently. Obligations for contributions to defined contribution plans are recognized as an expense in the statement of income as incurred. Turkcell incurred $829 in relation to defined contribution retirement plan for the year ending December 31, 2005.

(q)          Deferred financing cost

Certain financing costs associated with the borrowings of funds are deferred. $5,289 of deferred financing costs are recorded in other current assets and $3 in long-term assets at December 31, 2005 (2004: $3,204 and $217, respectively). These assets are amortized over the terms of the related borrowings as an adjustment to interest expense in the accompanying consolidated statements of income (Note 10).

Turkcell Iletisim Hizmetleri Anonim Sirketi
and Its Subsidiaries

Notes to Consolidated Financial Statements (Continued)
As of December 31, 2004 and 2005 and for the years ended December 31, 2003, 2004 and 2005
(Amounts in thousands of US Dollar unless otherwise stated except share amounts)

(4)   New Accounting Standards Issued

In March 2005, the FASB issued FIN 47, “Accounting for Conditional Asset Retirement Obligations an interpretation of SFAS No. 143” (“FIN 47”). FIN 47 clarifies the term conditional asset retirement obligation as used in SFAS No. 143, “Accounting for Asset Retirement Obligations”. An entity is required to recognize a liability for the fair value of a conditional asset retirement obligation if the fair value of the liability can be reasonably estimated. The fair value of a liability for the conditional asset retirement obligation should be recognized when incurred—generally upon acquisition, construction, or development and/or through the normal operation of the asset. FIN 47 also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. FIN 47 is effective no later than the end of fiscal years ending after December 15, 2005. Retrospective application for interim financial information is permitted but is not required. The adoption of FIN 47 is not expected to have a material effect on the Company’s consolidated financial statements.

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections, a replacement of APB Opinion No. 20 and SFAS No. 3”. SFAS No. 154 provides guidance on the accounting for and reporting of accounting changes and error corrections. It establishes, unless impracticable, retrospective application as the required method for reporting a change in accounting principle in the absence of explicit transition requirements specific to the newly adopted accounting principle. SFAS No. 154 also provides guidance for determining whether retrospective application of a change in accounting principle is impracticable and for reporting a change when retrospective application is impracticable. The correction of an error in previously issued financial statements is not an accounting change. However, the reporting of an error correction involves adjustments to previously issued financial statements similar to those generally applicable to reporting an accounting change retrospectively. Therefore, the reporting of a correction of an error by restating previously issued financial statements is also addressed by SFAS No. 154. SFAS No. 154 shall be effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. Early adoption is permitted for accounting changes and corrections of errors made in fiscal years beginning after SFAS 154 is issued. The adoption of SFAS No. 154 is not expected to have a material effect on the Company’s consolidated financial statements.

On July 12, 2005, FASB staff issued FSP No. Accounting Principles Board Opinions (“APB”) 18-1 “Accounting by an Investor for Its Proportionate Share of Accumulated Other Comprehensive Income of an Investee Accounted for under the Equity Method in Accordance with APB Opinion No. 18 upon a Loss of Significant Influence” The Board directed the FASB staff to issue this FSP to provide guidance on how an investor should account for its proportionate share of an investee’s equity adjustments for other comprehensive income (OCI) upon a loss of significant influence. The Board believes that an investor’s proportionate share of an investee’s equity adjustments for OCI should be offset against the carrying value of the investment at the time significant influence is lost. To the extent that the offset results in a carrying value of the investment that is less than zero, an investor should (a) reduce the carrying value of the investment to zero and (b) record the remaining balance in income. The guidance in this FSP is effective as of the first reporting period beginning after July 12, 2005. The adoption of this FSP is not expected to have a material effect on the Company’s financial statements.

Turkcell Iletisim Hizmetleri Anonim Sirketi
and Its Subsidiaries

Notes to Consolidated Financial Statements (Continued)
As of December 31, 2004 and 2005 and for the years ended December 31, 2003, 2004 and 2005
(Amounts in thousands of US Dollar unless otherwise stated except share amounts)

(5)   Fair Value of Financial Instruments:

The Company’s financial instruments consist of cash and cash equivalents, available for sale securities, held to maturity securities, trade receivables and accrued income, due from related parties, other current assets, other long term assets, investments, short and long term borrowings, trade payables, due to related parties, other current liabilities and accrued expenses and other long term liabilities.

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

(a)          Cash and cash equivalents

The carrying amounts approximate fair value because of the short maturity of those instruments.

(b)           Available for sale securities

The fair values of foreign investment equity funds and government bonds classified as available for sale securities are based on both quoted market and over the counter market prices at December 31, 2005.

(c)            Held to maturity securities

The fair values of government bonds classified as held-to-maturity investments are based on quoted market prices at December 31, 2005.

(d)           Trade receivable, accrued income and due from related parties

The carrying amount approximates fair value because of the short maturity of those financial assets.

(e)            Other current assets

The carrying amount approximates fair value because of the short maturity of those financial assets. Forward contracts are presented under other current assets and current market pricing models are used to estimate their fair values.

(f)             Trade payables and due to related parties

The carrying amount approximates fair value because of the short maturity of those financial liabilities.

(g)           Short and long term borrowings

(i)    Cellco: As of December 31, 2004, the estimation of fair value is based on quoted market prices. This facility was fully repaid on August 1, 2005.

(ii)   Borrowings from Akbank, Garanti, Murabaha Syndicated facility, West LB, ABN Amro NV and Ericsson Credit AB: The carrying amount approximates fair value because the interest rate varies based on the London, Euro or TRY interbank offered rates.

Turkcell Iletisim Hizmetleri Anonim Sirketi
and Its Subsidiaries

Notes to Consolidated Financial Statements (Continued)
As of December 31, 2004 and 2005 and for the years ended December 31, 2003, 2004 and 2005
(Amounts in thousands of US Dollar unless otherwise stated except share amounts)

(5)   Fair Value of Financial Instruments: (Continued)

(iii)  Other short term bank loans and overdrafts: The carrying amount approximates fair value because of the short term maturity of those instruments.

The estimated fair values of the Company’s financial instruments at December 31, 2004 and 2005 are as follows:

	December 31, 2004		December 31, 2005
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value
Financial assets
Cash and cash equivalents	$763,821	763,821	795,091	795,091
Available for sale securities	—	—	12,948	12,948
Held to maturity securities	45,329	46,129	10,191	10,763
Trade receivables and accrued income	271,792	271,792	324,611	324,611
Due from related parties	103,948	103,948	67,327	67,327
Other current assets	164,750	164,750	70,942	70,942
Due from related parties-long term	65,971	65,971	80,906	80,906
Held to maturity securities-long term	10,266	10,696	—	—
Other long term assets	1,172	1,172	2,440	2,440
Financial liabilities
Short term borrowings
—Current portion of long term borrowings	548,356	562,593	457,355	457,355
—Other short term bank loans and overdrafts	723	723	107,148	107,148
Trade payables	616,816	616,816	137,775	137,775
Due to related parties	6,711	6,711	5,774	5,774
Long term borrowings	266,447	266,447	82,848	82,848
Long term trade payables	213,740	213,740	—	—

(6)   Cash and Cash Equivalents

Cash and cash equivalents of $763,821 and $795,091 at December 31, 2004 and 2005, respectively, consist of cash on hand, overnight repurchase agreements, demand deposits at banks and time deposits at banks.

At December 31, 2005, cash and cash equivalents amounting to $23,662 (2004: $408,984 of which $361,348 from Yapi Kredi Bankasi AS (“Yapi Kredi”)) were deposited in the banks, which are owned and/or controlled by Cukurova Group, a significant shareholder of the Company. Since Cukurova Group transferred its shares in Yapi Kredi to Koc Group on October 28, 2005, Yapi Kredi is not a related party as of December 31, 2005.

Turkcell Iletisim Hizmetleri Anonim Sirketi
and Its Subsidiaries

Notes to Consolidated Financial Statements (Continued)
As of December 31, 2004 and 2005 and for the years ended December 31, 2003, 2004 and 2005
(Amounts in thousands of US Dollar unless otherwise stated except share amounts)

(7)   Available for Sale and Held to Maturity Securities

The amortized cost, gross unrealized holding gains and fair value of available for sale and held to maturity debt securities by major security type and class of security at December 31, 2005 and 2004 were as follows:

	Amortized Cost		Gross Unrealized Holding Gains	Fair Value
At December 31, 2005
Debt securities
Available for sale securities:
Government bonds	$1,306		28	1,261
	1,306		28	1,261
Held to maturity securities:
Government bonds	$10,191		572	10,763
	10,191		572	10,763
Equity securities
Available for sale securities:
Foreign investment equity funds	$—	*	772	11,687
	—		772	11,687
At December 31, 2004
Debt securities
Held to maturity:
Government bonds	$55,595		1,230	56,825
	55,595		1,230	56,825

*                    Amortized cost is not available for foreign investment equity funds as of December 31, 2005. This equity security is recorded at fair value and unrealized capital gains amounting to $772 with respect to this security is recorded at other comprehensive income for the period.

The Company have not realized any gains or losses on available for sale securities for the years ended December 31, 2003, 2004 and 2005.

Maturities of debt securities classified as available-for-sale and held-to-maturity are due after one year through five years as of December 31, 2005.

Turkcell Iletisim Hizmetleri Anonim Sirketi
and Its Subsidiaries

Notes to Consolidated Financial Statements (Continued)
As of December 31, 2004 and 2005 and for the years ended December 31, 2003, 2004 and 2005
(Amounts in thousands of US Dollar unless otherwise stated except share amounts)

(8)   Trade Receivables and Accrued Income, net

At December 31, 2004 and 2005, the breakdown of trade receivables and accrued income is as follows:

	December 31,	December 31,
	2004	2005
Receivables from subscribers	$258,560	294,418
Accounts and checks receivable	77,027	79,709
Receivables from Turk Telekom	—	16,518
	335,587	390,645
Accrued service income	70,120	83,175
Allowance for doubtful receivables	(133,915)	(149,209)
	$271,792	324,611

Receivables from Turk Telekom as of December 31, 2005 represent net amounts that are due from Turk Telekom under the Interconnection Agreement (Note 27). The Interconnection Agreement provides that Turk Telekom will pay Turkcell for Turk Telekom’s fixed-line subscribers’ calls to GSM subscribers. As of December 31, 2004, Turkcell has net payables to Turk Telekom due to the settlement agreement signed between Turkcell and Turk Telekom with respect to interconnection and infrastructure usage dispute.

The accrued service income represents revenues accrued for subscriber calls (air-time), which have not been billed. Due to the volume of subscribers, there are different billing cycles; accordingly, an accrual is made at each period end to accrue revenues for services rendered but not yet billed.

Letter of guarantees received with respect to the accounts and cheques receivable are amounting to $46,838 and $48,066 as of December 31, 2004 and 2005, respectively.

Movements in the allowance for doubtful receivables are as follows:

	December 31,	December 31,
	2004	2005
Beginning balance	$135,920	133,915
Provision for doubtful receivables	14,572	24,379
Write offs	(22,890)	(9,122)
Effect of change in exchange rate	6,313	37
Ending balance	$133,915	149,209

Turkcell Iletisim Hizmetleri Anonim Sirketi
and Its Subsidiaries

Notes to Consolidated Financial Statements (Continued)
As of December 31, 2004 and 2005 and for the years ended December 31, 2003, 2004 and 2005
(Amounts in thousands of US Dollar unless otherwise stated except share amounts)

(9)   Due from Related Parties

As of December 31, 2004 and 2005, the balance comprised:

	December 31,	December 31,
	2004	2005
KVK Teknoloji Urunleri AS (“KVK Teknoloji”)	$37,019	31,128
Digital Platform Iletisim Hizmetleri AS (“Digital Platform”)	8,995	10,316
ADD Production Medya AS (“ADD”)	5,724	7,066
A-Tel Pazarlama ve Servis Hizmetleri AS (“A-Tel”)	24,549	7,055
Baytur Insaat Taahhut AS (“Baytur”)	—	5,892
Parman Ertabat	20,982	—
Other	6,679	5,870
	$103,948	67,327

Substantially all of the significant due from related party balances are from Cukurova Group companies.

Due from KVK Teknoloji, a company whose majority shares are owned by Cukurova Group, mainly resulted from simcard and prepaid card sales to this company (Note 26).

Due from Digital Platform, a company whose majority shares are owned by Cukurova Group, mainly resulted from receivables from call center revenues, financial support for borrowing repayments and advances given for current and planned sponsorships (Notes 11 and 26).

Due from ADD, a company whose majority shares are owned by Cukurova Group, mainly resulted from balances paid in advance in order to benefit from the expertise and bargaining power of ADD with third parties in media purchasing (Note 26).

Due from A-Tel, a 50-50 joint venture of Yapi Kredi and Savings Deposit Insurance Fund (“SDIF”), mainly resulted from simcard and prepaid card sales to this company. On September 28, 2005, Cukurova Group transferred its Yapi Kredi shares to Koc Group following which A-Tel ceased to be considered a related party (Note 26).

Due from Baytur, a company whose majority shares are owned by Cukurova Group, mainly resulted from advances given to Baytur for the construction of a residence project (Note 26).

Due from Parman Ertabat, a co-investor in Irancell, resulted from the payment of capital contribution by Turkcell to Irancell’s share capital on behalf of Parman Ertabat. This receivable was collected in March 2005.

Turkcell Iletisim Hizmetleri Anonim Sirketi
and Its Subsidiaries

Notes to Consolidated Financial Statements (Continued)
As of December 31, 2004 and 2005 and for the years ended December 31, 2003, 2004 and 2005
(Amounts in thousands of US Dollar unless otherwise stated except share amounts)

(10)   Other Current Assets

At December 31, 2004 and 2005, the balance comprised:

	December 31,	December 31,
	2004	2005
Restricted cash	$110,166	34,105
Value added tax (“VAT”) receivable	149,777	28,165
Interest income accrual	1,142	13,392
Advances to suppliers	3,381	7,571
Deferred financing costs	3,204	5,289
Prepaid taxes	273	3,562
Promotional materials	2,932	2,465
Receivable from personnel	2,295	1,930
Expenses to be invoiced for Iran GSM tender	6,578	—
Telecommunications Authority income accrual (Note 19)	39,903	—
Other	6,090	9,974
	$325,741	106,453

As of December 31, 2004, restricted cash represented the capital contribution for Irancell deposited in an escrow account in Iran. This cash was released to Turkcell and paid back in March 2005. As of December 31, 2005 restricted cash represents amounts deposited at banks as guarantees in connection with Euroasia Shareholders Loan and Murabaha Syndicated Facility. $30,605 of the total amount was released on January 5, 2006 and the remaining restricted cash will be released on August 29, 2006.

As of December 31, 2004, in accordance with the settlement agreements signed with Turk Telekom regarding infrastructure and interconnection disputes, Turk Telekom issued invoices amounting to TRY 1,946,601 (equivalent to $1,450,739 at December 31, 2005). Turkcell had the right to deduct VAT charged to Turkcell on Turk Telekom invoices from its VAT payable amount. VAT receivable represents the net balance of VAT on such invoices and VAT receivables and payables arising in the ordinary course of business. As of December 31, 2005, the amount represents the VAT receivable of consolidated subsidiaries, mainly Astelit.

Turkcell Iletisim Hizmetleri Anonim Sirketi
and Its Subsidiaries

Notes to Consolidated Financial Statements (Continued)
As of December 31, 2004 and 2005 and for the years ended December 31, 2003, 2004 and 2005
(Amounts in thousands of US Dollar unless otherwise stated except share amounts)

(11)   Due from Related Parties—Long Term

	December 31, 2004	December 31, 2005
Digital Platform	$64,199	78,275
Other	1,772	2,631
	$65,971	80,906

On December 23, 2005, a “Restructuring Framework Agreement” was signed between Digital Platform and Turkcell. The agreement includes the restructuring of Turkcell’s receivables from Digital Platform amounting to $88,591 as of December 31, 2005 in exchange for sponsorship and the advertisement services that Turkcell will receive on Digital Platform’s infrastructure. Under the agreement, Digital Platform commits to pay amounts due to Turkcell through July 15, 2011 along with the interest in cash and advertisement services. $88,591 represents present value of future cash flows and services discounted using imputed interest rate. As of December 31, 2005, $78,275 of the balance is classified as long term due from related parties in accordance with the revised repayment schedule.

(12)   Investments

At December 31, 2004 and 2005, investments in associated companies were as follows:

	December 31, 2004	December 31, 2005
Fintur	$175,141	243,579
Aks Televizyon Reklamcilik ve Filmcilik Sanayi ve Ticaret AS (“Aks TV”)	15,750	15,750
T Medya Yatirim Sanayi ve Ticaret AS (“T Medya”)	6,869	6,869
	$197,760	266,198

At December 31, 2004 and 2005, the Company’s ownership interest in Fintur is 41.45%. Fintur is accounted for under the equity method.

In 2003, the Company acquired a 6.24% interest in Aks TV and a 8.23% interest in T-Medya (2004: Basin Yatirim Sanayi ve Ticaret AS (“Basin Yatirim”)), media companies owned by the Cukurova Group. On June 24, 2005, at T Medya’s General Assembly Meeting, it has been decided to increase the share capital of T Medya. However, the Company did not participate in the capital contribution; accordingly the ownership of the Company in T Medya decreased to 5.91%. Subsequent to the first share capital increase, the Company decided to participate in the second share capital increase and on January 2, 2006, the Company paid TRY 2,700 (equivalent to $2,012 at December 31, 2005) in cash as capital contribution to T Medya and the Company’s ownership interest in T Medya increased to 8.23%.

Turkcell Iletisim Hizmetleri Anonim Sirketi
and Its Subsidiaries

Notes to Consolidated Financial Statements (Continued)
As of December 31, 2004 and 2005 and for the years ended December 31, 2003, 2004 and 2005
(Amounts in thousands of US Dollar unless otherwise stated except share amounts)

(12)   Investments (Continued)

Aggregate summarized information of Fintur as of December 31, 2004 and December 31, 2005 and for the years ended December 31, 2003, 2004 and 2005 is as follows:

	December 31, 2004	December 31, 2005
Current assets	$146,258	250,718
Non-current assets	652,447	858,209
	$798,705	1,108,927
Current liabilities	$237,064	261,384
Non-current liabilities	256,029	376,799
Shareholders’ equity	305,612	470,744
	$798,705	1,108,927

	Year ended December 31, 2003	Year ended December 31, 2004	Year ended December 31, 2005
Revenues	$339,150	556,902	853,571
Direct cost of revenues	(163,834)	(234,401)	(352,628)
Income before taxes	58,738	138,276	213,439
Net income	45,662	105,297	163,085

Turkcell Iletisim Hizmetleri Anonim Sirketi
and Its Subsidiaries

Notes to Consolidated Financial Statements (Continued)
As of December 31, 2004 and 2005 and for the years ended December 31, 2003, 2004 and 2005
(Amounts in thousands of US Dollar unless otherwise stated except share amounts)

(13)   Fixed Assets, net

As of December 31, 2004 and 2005, the analysis of fixed assets is as follows:

	Useful Lives	December 31 2004	December 31, 2005
Operational fixed assets:
Base terminal stations	8 years	$1,014,085	1,197,797
Mobile switching center/Base station controller	8 years	869,981	906,119
Minilinks	8 years	219,739	365,665
Supplementary system	8 years	37,440	42,610
GSM services equipment	8 years	91,575	97,583
Betting equipment	7-8 years	14,458	14,636
Call center equipment	5 years	12,110	22,677
Other	5-8 years	—	4,147
		2,259,388	2,651,234
Accumulated depreciation		(1,361,927)	(1,598,146)
Operational fixed assets, net		897,461	1,053,088
Non-operational fixed assets:
Land		899	677
Buildings	25-50 years	179,226	182,736
Furniture, fixture and equipment	4-5 years	165,301	180,483
Motor vehicles	4-5 years	8,710	9,905
Leasehold improvements	3-5 years	52,448	58,428
		406,584	432,229
Accumulated depreciation		(242,777)	(260,774)
Non-operational fixed assets, net		163,807	171,455
		$1,061,268	1,224,543

At December 31, 2004 and 2005, total fixed assets acquired under finance leases amounted to $81,497 and $82,465, respectively. Depreciation of these assets under finance leases amounted to $3,678, $4,167 and $4,570 for the years ended December 31, 2003, 2004 and 2005, respectively, and is included in depreciation expense.

Depreciation expenses for the years ended December 31, 2003, 2004 and 2005 are $309,425, $304,233 and $324,478, respectively.

As of December 31, 2005, fixed assets of the Company amounting to $18,744 are pledged as collateral to the banks that have loans to the Company.

Turkcell Iletisim Hizmetleri Anonim Sirketi
and Its Subsidiaries

Notes to Consolidated Financial Statements (Continued)
As of December 31, 2004 and 2005 and for the years ended December 31, 2003, 2004 and 2005
(Amounts in thousands of US Dollar unless otherwise stated except share amounts)

(14)   Construction in Progress

At December 31, 2004 and 2005, construction in progress consisted of expenditures in GSM and non-operational items and is as follows:

	December 31, 2004	December 31, 2005
Turkcell-GSM network	$138,303	319,802
Astelit-GSM network	67,077	43,589
Turkcell-Other projects	6,915	13,821
Non-operational items	9,239	10,070
Kibris Telekom-GSM network	451	2,093
Other	8,206	—
	$230,191	389,375

(15)   Intangibles, net

As of December 31, 2004 and 2005, intangibles consisted of the following:

	Useful Lives	December 31, 2004	December 31, 2005
Computer software	3-8 years	$860,253	980,864
GSM and other telecommunications licenses	4-25 years	572,181	582,483
Transmission lines	10 years	19,531	19,891
Central betting system operating right	4-5 years	2,641	2,912
Customer base	2 years	1,132	1,193
		1,455,738	1,587,343
Accumulated amortization		(574,227)	(715,981)
		$881,511	871,362

As of December 31, 2004 and 2005, amortized intangible assets and related amortization are as follows:

	December 31, 2005
	Gross carrying Amount	Accumulated Amortization
Computer software	$980,864	535,492
GSM and other telecommunications licenses	582,483	167,523
Transmission lines	19,891	10,735
Central betting system operating rights	2,912	1,229
Customer base	1,193	1,002
	$1,587,343	715,981

Turkcell Iletisim Hizmetleri Anonim Sirketi
and Its Subsidiaries

Notes to Consolidated Financial Statements (Continued)
As of December 31, 2004 and 2005 and for the years ended December 31, 2003, 2004 and 2005
(Amounts in thousands of US Dollar unless otherwise stated except share amounts)

(15)   Intangibles, net (Continued)

	December 31, 2004
	Gross carrying Amount	Accumulated Amortization
Computer software	$860,253	431,242
GSM and other telecommunications licenses	572,181	133,879
Transmission lines	19,531	8,291
Central betting system operating rights	2,641	463
Customer base	1,132	352
	$1,455,738	574,227

Aggregate amortization expense

Aggregate amortization expense for the years ended December 31, 2003, 2004 and 2005 are $112,049, $119,920 and $143,221, respectively.

Estimated amortization expense
For the year ended December 31, 2006	$150,730
For the year ended December 31, 2007	140,874
For the year ended December 31, 2008	100,206
For the year ended December 31, 2009	63,087
For the year ended December 31, 2010	$47,278

(16)   Short Term Borrowings

At December 31, 2004 and 2005, short-term borrowings comprised the following:

	December 31, 2004	December 31, 2005
Current portion of long term borrowings (Note 21)	$548,356	457,355
Other short term bank loans and overdrafts	723	107,148
	$549,079	564,503

Short term bank loans of Euroasia amounting to $103,638 as of December 31, 2005 have been fully repaid as of January 24, 2006.

(17)   Trade Payables

As of December 31, 2004, trade payable balance mainly consists of payables to Turk Telekom regarding the settlements signed on December 24, 2004 with respect to the disputes on Turk Telekom interconnection fee and Turk Telekom infrastructure usage totaling to $490,256 and $32,649, respectively. As per the settlement agreement signed with respect to the dispute on Turk Telekom interconnection fee, Turkcell has used the early payment option at the settlement agreement and fully repaid the outstanding balance amounting to $213,787 on December 30, 2005, which would mature in 2006. As a result of this

Turkcell Iletisim Hizmetleri Anonim Sirketi
and Its Subsidiaries

Notes to Consolidated Financial Statements (Continued)
As of December 31, 2004 and 2005 and for the years ended December 31, 2003, 2004 and 2005
(Amounts in thousands of US Dollar unless otherwise stated except share amounts)

(17)   Trade Payables (Continued)

payment, as of December 31, 2005, Turkcell does not have any payable to Turk Telekom related to settlement agreements.

The Company has payables to Ericsson Turkey, Ericsson Radio Systems AB (“Ericsson Sweden”) and Ericsson AB arising from fixed asset purchases, site preparation and other services amounting to $37,142 (December 31, 2004: $15,138). Balances due to other suppliers arising in the ordinary course of business are amounting to $100,633 (December 31, 2004: $78,773).

Turkcell is party to a series of supply agreements with Ericsson Turkey (collectively the “Supply Agreements”) under which Ericsson Turkey supplies Turkcell with an installed and operating GSM network, spare parts, training and documentation. The Supply Agreements also provide Turkcell a non-exclusive restricted software license for GSM software. Under the Supply Agreements, Ericsson Sweden guarantees all of Ericsson Turkey’s obligations to Turkcell.

Turkcell also entered into a GSM service agreement with Ericsson Sweden under which Ericsson Sweden supplies Turkcell with the following system services: trouble report handling service, hardware service, consultation service and emergency service. This agreement expired on December 31, 1998 but contains successive one-year automatic renewals up until December 31, 2005 unless terminated by either party in writing no later than nine months prior to the expiration of the then current term. This clause of the agreement is valid until December 31, 2005. Turkcell and Ericsson Sweden have signed a supplementary agreement which came into effect on January 1, 2005 and extended the agreement until December 31, 2006.

(18)   Due to Related Parties

As of December 31, 2004 and 2005, due to related parties comprised:

	December 31,	December 31,
	2004	2005
Hobim Bilgi Islem Hizmetleri AS (“Hobim”)	$1,908	2,127
Telia Sonera International Carrier AB (“Telia Sonera”)	—	1,326
Betting Organization Operation and Promotion Company SA (“Betting SA”)	413	1,266
Baytur Insaat Taahhut A.S (“Baytur”)	2,629	—
Other	1,761	1,055
	$6,711	5,774

Due to Hobim, a company whose majority shares are owned by Cukurova Group, resulted from the invoice printing services rendered by this company (Note 26).

Due to Telia Sonera which is one of the shareholders of the Company resulted from services terminated in the network of Telia Sonera.

Due to Betting SA whose majority shares are owned by one of the shareholders of Inteltek resulted from the consultancy services received for the operations of Inteltek (Note 26).

Turkcell Iletisim Hizmetleri Anonim Sirketi
and Its Subsidiaries

Notes to Consolidated Financial Statements (Continued)
As of December 31, 2004 and 2005 and for the years ended December 31, 2003, 2004 and 2005
(Amounts in thousands of US Dollar unless otherwise stated except share amounts)

(19)   Other Current Liabilities and Accrued Expenses

At December 31, 2004 and 2005, the balance comprised:

	December 31,	December 31,
	2004	2005
Taxes and withholdings	$26,246	170,613
Deferred income	111,718	123,613
License fee accrual—the Turkish Treasury and Ministry of Transportation (Notes 1 and 27)	246,857	109,764
Selling and marketing expense accruals	26,941	31,078
Personnel bonus accrual	15,752	18,458
Transmission fee accrual	10,037	16,729
Interconnection accrual	564	14,886
Telecommunications Authority share accrual	11,242	12,968
Roaming expense accrual	5,908	12,580
Accrued interest on borrowings	25,043	8,352
Payout payables to fixed odds betting players	1,745	7,596
Lease obligations—short term portion	13,797	2,896
Other expense accruals	27,625	34,655
	$523,475	564,188

Taxes and withholdings include VAT payable, special communications tax, frequency usage fees payable to Telecommunications Authority and personnel income taxes.

Deferred income mainly results from the counters sold but not used by prepaid subscribers as of December 31, 2004 and 2005.

In accordance with the license agreement, Turkcell pays  90% of the ongoing license fee, which equals to the 15% of its gross revenue, to the Turkish Treasury and 10% as universal service fund to the Ministry of Transportation (Note 1 and 27).

(20)   Taxes on Income

The income tax benefit (expense) is attributable to income from continuing operations and consists of:

	Year Ended December 31,
	2003	2004	2005
Current tax charge	$(61,045)	(94,296)	(69,707)
Deferred tax benefit (expense)	538,330	(187,064)	(337,690)
Income tax benefit (expense)	$477,285	(281,360)	(407,397)

Income tax benefit (expense) attributable to income from continuing operations was $477,285, $(281,360) and $(407,397) for the years ended December 31, 2003, 2004 and 2005, respectively. These

Turkcell Iletisim Hizmetleri Anonim Sirketi
and Its Subsidiaries

Notes to Consolidated Financial Statements (Continued)
As of December 31, 2004 and 2005 and for the years ended December 31, 2003, 2004 and 2005
(Amounts in thousands of US Dollar unless otherwise stated except share amounts)

(20)   Taxes on Income (Continued)

amounts are different from the amount computed by applying the Turkish income tax rate of 30% (2004: 33% and 2003: 30%) to pretax income from continuing operations as a result of the following:

	Year Ended December 31,
	2003	2004	2005
Computed “expected” tax benefit (expense)	77,387	(263,398)	(400,332)
Non taxable translation loss	(147,542)	(75,214)	(58,570)
Investment tax credit	62,949	42,532	61,560
Change in valuation allowance	441,159	(6,338)	217
Effect of change in tax laws	22,782	5,207	—
Disallowed financial expenses	(8,577)	—	—
Nondeductible items	(18,693)	(8,066)	(12,788)
Nontaxable items	38,477	21,898	—
Other	9,343	2,019	2,516
Income tax benefit (expense)	477,285	(281,360)	(407,397)

For the years ended December 31, 2003 and 2004 substantially all income from continuing operations and related tax benefit (expense) was domestic. For the year ended December 31, 2005, substantially all income other than Euroasia’s income (loss) from continuing operations and related tax benefit (expense) was domestic. For the year ended December 31, 2005, Euroasia (established in Netherlands and has operations in Ukraine) has loss from continuing operations amounting to $108,827 and related tax benefit of $8,395.

Turkcell Iletisim Hizmetleri Anonim Sirketi
and Its Subsidiaries

Notes to Consolidated Financial Statements (Continued)
As of December 31, 2004 and 2005 and for the years ended December 31, 2003, 2004 and 2005
(Amounts in thousands of US Dollar unless otherwise stated except share amounts)

(20)   Taxes on Income (Continued)

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at December 31, 2004 and December 31, 2005 are presented below:

	December 31,	December 31,
	2004	2005
Deferred tax assets:
Accrued expenses	$336,491	76,418
Other, principally accounts and other receivables (principally due to allowance for doubtful accounts)	20,562	17,805
Net operating loss carry forwards	21,086	29,368
Tax credit carry forwards (Investment tax credit)	313,120	294,301
Gross deferred tax assets	691,259	417,892
Less: Valuation allowances	(17,177)	(16,960)
Deferred tax assets	674,082	400,932
Deferred tax liabilities:
Fixed assets and intangibles, principally due to financial leases, differences in depreciation and amortization, and capitalization of interest and foreign exchange loss for tax purposes	(325,884)	(366,231)
Investment	(2,203)	(26,961)
Total deferred tax liabilities	(328,087)	(393,192)
Net deferred tax assets	$345,995	7,740

At December 31, 2005, net operating loss carry forwards are as follows:

Year	Amount	Expiration Date
2001	$1,711	2006
2002	1,435	2007
2003	9,677	2008
2004	35,287	2009
2005	64,102	2010 thereafter

Non taxable translation gain (loss) results from translation of TRY denominated non-monetary assets and liabilities to the US Dollar, the functional and reporting currency, in accordance with the relevant provisions of SFAS No. 52 as applied to entities in highly inflationary economies. Under SFAS No. 109, such translation gains and losses between the tax and book basis of related assets and liabilities do not give rise to temporary differences. Such amounts are primarily attributable to translation of TRY denominated fixed assets and intangibles into the US Dollar.

The Turkish Treasury approved investment incentive certificates for a program of capital expenditures by Turkcell and its subsidiaries in GSM and call center operations. Such incentives entitle the Company to a 100% exemption from customs duty on imported machinery and equipment and an investment tax

Turkcell Iletisim Hizmetleri Anonim Sirketi
and Its Subsidiaries

Notes to Consolidated Financial Statements (Continued)
As of December 31, 2004 and 2005 and for the years ended December 31, 2003, 2004 and 2005
(Amounts in thousands of US Dollar unless otherwise stated except share amounts)

(20)   Taxes on Income (Continued)

benefit of 100% on qualifying expenditures. The investment tax benefit takes the form of deductions for corporation tax purposes, but such deductions are subject to withholding tax at the rate of 19.8% (for expenditures made after April 24, 2003, the investment tax benefit equals 40% of qualifying expenditures but it is not subject to any withholding tax). As of December 31, 2005, investment incentive certificates provide for tax benefits on cumulative purchases of up to approximately $4,460,633 (December 31, 2004: $4,459,855) in qualifying expenditures, as defined in the certificates. As of December 31, 2005, the Company had incurred cumulative qualifying expenditures of approximately $2,874,780 (December 31, 2004: $3,064,469), resulting in tax credit carryforwards under the certificates of approximately $294,301 (December 31, 2004: $313,120) which can be carried forward indefinitely. Approximately $505,203 of qualifying expenditures through December 31, 2005 (December 31, 2004: $677,433) under such certificates are indexed against future inflation.

The Company establishes valuation allowances in accordance with the provisions of SFAS No. 109. The Company continually reviews the adequacy of the valuation allowance based on changing conditions in the market place in which the Company operates and its projections of future taxable income, among other factors. The Company forecasts taxable income in 2006 and onwards and has generated taxable income for several years. Currently, economic and political situation in Turkey became more stable and there are positive expectations about the near term future. Further, there are positive developments regarding the Turkey’s membership to the European Union. On October 3, 2005, the member states of European Union decided to start membership discussions with Turkey, a decision that is expected to have certain political and economic benefits for Turkey in near future. Furthermore, the settlement agreements with Turk Telekom and the Turkish Treasury were signed in the fourth quarter of 2004. Management believes that these developments provide management a better visibility about the near term future. As a result, as of December 31, 2005, management concluded that it was more likely than not that the deferred tax assets of $7,740 were realizable. Turkish tax legislation does not allow companies to file tax returns on a consolidated basis. Therefore, management believes a valuation allowance should continue to be provided on a portion of the deferred tax assets, resulting from certain consolidated subsidiaries where the likelihood of realizing these deferred tax assets is not more likely than not. Accordingly, a valuation allowance of approximately $16,960 is recorded as of December 31, 2005 (December 31, 2004: $17,177) for such amounts. For balance sheet presentation purposes, the valuation allowance at December 31, 2004 and December 31, 2005 has been allocated between current and non-current deferred tax assets on a pro-rata basis in accordance with the provisions of SFAS No. 109. Management believes that it is more likely than not the net deferred tax asset of approximately $7,740 as of December 31, 2005, will be realized through reversal of taxable temporary differences as well as future taxable income exclusive of reversing taxable temporary differences. The Company will continue to evaluate the realizability of its deferred tax assets including net operating loss and tax credit carryforwards and the related impact on the valuation allowance.

Turkcell Iletisim Hizmetleri Anonim Sirketi
and Its Subsidiaries

Notes to Consolidated Financial Statements (Continued)
As of December 31, 2004 and 2005 and for the years ended December 31, 2003, 2004 and 2005
(Amounts in thousands of US Dollar unless otherwise stated except share amounts)

(20)   Taxes on Income (Continued)

In accordance with the Law No. 4842, which made changes in certain laws announced on April 24, 2003, the surcharge of 10% applied on the corporation tax is abolished effective for all tax returns filed on or after January 1, 2004. Accordingly, substantially all taxable income earned from January 1, 2003 is taxed at a rate of 30%. However, in accordance with the Law No. 5035, which was enacted during December 2003 and announced on January 2, 2004, the corporation tax rate will be applied as 33% for taxable income earned in 2004 only.

Further, in accordance with the Law No. 5024, effective from January 1, 2004, taxable income is determined based on the financial statements restated for the effects of inflation if the cumulative three-year inflation rate exceeds 100% and annual inflation rate in the current period exceeds 10%. Accordingly, taxable income for the period ended December 31, 2004 has been determined based on such restated financial statements. However, on April 19, 2005, the Ministry of Finance declared that since the cumulative three-year inflation rate does not exceed 100% and the annual inflation rate in the current period does not exceed 10%, financial statements as of and for the three month period ended March 31, 2005 would not be subject to the restatement for the determination of taxable income. Financial statements as of December 31, 2005 are not subject to the restatement for the determination of taxable income. It is not certain yet that whether financial statements for the year 2006 will be restated for the determination of taxable income or not. The change in tax law is not expected to have a material impact on future taxable income.

The corporation tax rate is 30% for the fiscal year ended December 31, 2005. However, the Prime Minister of Turkey has announced in December 2005 that the corporation tax rate will be reduced to 20% starting from January 1, 2006. The issue is still being debated by the government as of April 13, 2006 and as no change in tax rate has been enacted by December 31, 2005, the current tax rate of 30% has been consistently used.

Turkcell Iletisim Hizmetleri Anonim Sirketi
and Its Subsidiaries

Notes to Consolidated Financial Statements (Continued)
As of December 31, 2004 and 2005 and for the years ended December 31, 2003, 2004 and 2005
(Amounts in thousands of US Dollar unless otherwise stated except share amounts)

(21)   Long Term Borrowings

At December 31, 2004 and 2005, long-term borrowings comprised:

	Interest rate (%)	Contractual maturity	December 31, 2004	December 31, 2005
ABN Amro NV-1	Euribor + 2.80% - 7.00%	January 2006	$26,712	147,889
Ericsson Credit AB	Libor + 5.00%	January 2006	37,170	121,931
Turkiye Garanti Bankasi AS
(“Garanti Bankasi”)-2	Libor + 3.40%	March 2007	100,000	75,000
Akbank TAS (“Akbank”)-2	Libor + 3.50%	February 2007	100,000	66,500
Garanti Bankasi-1	Libor + 3.75%	April 2006	50,000	50,000
West LB	Tryibor - 0.15%	August 2008	—	37,263
Murabaha syndicated facility	Libor + 4.50%	June 2006	100,000	34,375
ABN Amro NV-2	Libor + 3.00%	May 2006	3,372	7,214
Cellco 12.75% senior notes, due 2005	12.75%	August 2005	335,000	—
Akbank-1	Libor + 5.25%	June 2005	62,500	—
Other			49	31
			814,803	540,203
Less: Current portion of long term borrowings (Note 16)			(548,356)	(457,355)
			$266,447	82,848

For the years ended December 31, 2004 and 2005, the average borrowings outstanding were $801,385 and $687,130, respectively.

ABN Amro NV 1

Astelit signed a vendor financing agreement with Nokia Corporation (“Nokia”) on July 12, 2004 at the amount of EUR 125,000 (equivalent to $147,889 as of December 31, 2005) for the purpose of establishing a GSM infrastructure in Ukraine, which in turn assigned the guaranteed portion of the loan to ABN Amro NV in August 2004. Under this agreement, Nokia committed to provide equipments and services and ABN Amro NV and Nokia committed to provide credit facilities available to Astelit in respect of equipment and service purchases from Nokia. On January 30, 2006, the outstanding balance amounting to $147,889 was fully repaid.

As of December 31, 2005, the vendor financing agreement contained certain customary covenants that limit the ability of Astelit to, among other things, pledge equipment acquired under this vendor financing agreement, change its business from telecommunications or invest in other businesses, sell certain fixed assets, merge with other companies except DCC, declare or pay dividends, and repurchase or repay any of its share capital.

Turkcell Iletisim Hizmetleri Anonim Sirketi
and Its Subsidiaries

Notes to Consolidated Financial Statements (Continued)
As of December 31, 2004 and 2005 and for the years ended December 31, 2003, 2004 and 2005
(Amounts in thousands of US Dollar unless otherwise stated except share amounts)

(21)   Long Term Borrowings (Continued)

Ericsson Credit AB

For the purpose of establishing a GSM network in Ukraine, Astelit entered vendor financing agreement with Ericsson Credit AB (“Ericsson”) in June 2004 at the amount of $89,042.

In August 2005, the facility with Ericsson was increased to approximately $134,000 of which $121,931 had been borrowed by Astelit. On January 30, 2006, the outstanding balance amounting to $121,931 has been fully repaid.

The vendor financing agreement contains certain customary covenants that limit the ability of Astelit to, among other things, pledge equipments acquired under this vendor financing agreement, change its business from telecommunications or invest in other businesses, sell certain fixed assets, merge with other companies except DCC, declare or pay dividends, and repurchase or repay any of its share capital.

Garanti Bankasi 2

On March 8, 2004, Turkcell opened a new working capital facility of $100,000 with Garanti Bank which will be repaid in three equal installments on June 8, 2006, December 8, 2006 and March 8, 2007.

Akbank 2

On February 11, 2004, Turkcell opened a new working capital facility of $100,000 from Akbank. The outstanding amount of the borrowing is payable in two equal installments on February 13, 2006 and February 12, 2007.

Garanti Bankasi 1

On November 22, 2000, Turkcell signed a loan agreement with Garanti Bankasi amounting to $150,000 for expenditures on the GSM network in Turkey. The outstanding balance as of December 31, 2005 is $50,000. $25,000 has been paid on January 23, 2006 and the remaining portion will be paid on April 21, 2006.

West LB AG

On August 26, 2005, Turkcell signed a new TRY-denominated loan agreement with West LB AG, London, in order to decrease borrowing costs and foreign exchange risk. As a result of this agreement, Turkcell obtained unsecured loan of TRY 50,000 (equivalent to 37,263 as of December 31, 2005), repayable semiannually in six equal installments starting from February 27, 2006, with an interest rate of six month TRYibor (TRY Libor) minus 0.15 basis points.

Murabaha syndicated facility

Turkcell signed a Murabaha syndicated facility, with HSBC Bank AS and the Islamic Development Bank, amounting to $100,000 on January 16, 2004. Initial drawdown was made on March 3, 2004 and the last drawdown was made on June 16, 2004. The facility has a maturity of two years from each drawdown.

Turkcell Iletisim Hizmetleri Anonim Sirketi
and Its Subsidiaries

Notes to Consolidated Financial Statements (Continued)
As of December 31, 2004 and 2005 and for the years ended December 31, 2003, 2004 and 2005
(Amounts in thousands of US Dollar unless otherwise stated except share amounts)

(21)   Long Term Borrowings (Continued)

Each withdrawal will be repaid in five equal installments starting from one year after the initial withdrawal. The availability period was 180 days from the date of agreement and the grace period was one year from each drawdown. The facility is unsecured and used for certain qualified equipment purchases.

ABN Amro NV 2

For the purpose of establishing the GSM network in Ukraine, on November 2, 2004, Astelit entered into a vendor financing agreement with Sysdate and ABN Amro NV, under which ABN Amro NV finances Astelit’s purchases of GSM 1800 billing equipment, software and services from Sysdate. $7,214 has been paid on January 24, 2006.

The vendor financing agreement contains certain customary covenants that limit the ability of Astelit to, among other things, pledge equipment acquired under this vendor financing agreement, change its business from telecommunications or invest in other businesses, sell certain fixed assets, merge with other companies except DCC, declare or pay dividends, and repurchase or repay any of its share capital.

As of December 31, 2005, the Company is not subject any financial covenants or ratios with respect to its borrowings. There are no unused commitments under the above mentioned facilities.

On December 30, 2005, Astelit, together with ING Bank N.V. (“ING Bank”) and Standard Bank London Ltd. (“Standard Bank”), finalized a syndicated long term project financing of $390,000. Agreement amounts, interest rate per annum and contractual maturity applicable to each facility is as follows:

Facility Name	Interest Rate (%)	Contractual Maturity	Amount
EKN Facility	Libor + 1.50%	December 2011	$152,500
Finnvera Facility	Libor + 1.50%	December 2011	117,500
Commercial Facility	Libor + 4.50%	December 2011	90,000
Standby Facility	Libor + 4.50%	December 2011	30,000
			390,000

Under these agreements, subsequent to December 31, 2005, $278,205 has been utilized by Astelit.

These financing agreements contain a number of restrictive debt covenants applicable to Astelit and Euroasia, which may be summarized as follows:

•        Astelit has to comply with certain financial ratios during the period of financing;

•        Astelit may not pledge any of its assets (including its rights under the supply contracts and its rights under the material insurance contracts);

•        Euroasia may not pledge shares owned in Astelit to other parties;

•        Euroasia may not pledge any loans issued to Astelit;

Turkcell Iletisim Hizmetleri Anonim Sirketi
and Its Subsidiaries

Notes to Consolidated Financial Statements (Continued)
As of December 31, 2004 and 2005 and for the years ended December 31, 2003, 2004 and 2005
(Amounts in thousands of US Dollar unless otherwise stated except share amounts)

(21)   Long Term Borrowings (Continued)

•        The are restrictions on disposal of assets by Astelit;

•        Astelit can not attract financing from parties other than Euroasia and Lenders, without the consent of the Lenders;

•        There are restrictions on finance leasing and supplier financing arrangements;

•        Astelit may not conduct any other business apart from the operation of telecommunications services, and business ancillary thereto;

•        Astelit may not merge with other companies;

•        There are restrictions on acquisitions of subsidiaries;

•        There are restrictions on issuance of guarantees by Astelit;

•        Astelit can not issue any shares for purposes other than receiving financial support from current shareholders;

•        Payment of dividends may only occur once Astelit complies with certain financial ratios.

As part of the project financing package, a long-term junior facility of up to $150,000 was also finalized. The interest rate per annum applicable to the junior facility is LIBOR + 2.25%. The junior facility is fully guaranteed by Turkcell as the existing guarantees on the vendor loans have been released with the proceeds of the project financing and the guarantee is started to be effective on February 8, 2006. The drawdown of the first tranche of the junior facility was executed by Euroasia amounting to $126,000 on January 23, 2006.

The proceeds from these facilities will be used to refinance Astelit’s existing vendor loans and local bank loans, additional capital expenditures and working capital requirements. There are unused commitments related to the syndicated long term project financing amounting to $390,000 and junior facility loan amounting to $150,000 as of December 31, 2005.

The future maturities of long-term borrowings as of December 31, 2005 are as follows:

Years
2006	$457,355
2007	70,428
2008	12,420
$540,203

(22)   Common Stock

At December 31, 2005, common stock represented 1,854,887,341 (December 31, 2004: 1,854,887,341) authorized, issued and fully paid shares with a par value of TRY 1 each. In accordance with the Law No 5083 with respect to the TRY, on May 9, 2005, par value of each share is registered to be one TRY.

Turkcell Iletisim Hizmetleri Anonim Sirketi
and Its Subsidiaries

Notes to Consolidated Financial Statements (Continued)
As of December 31, 2004 and 2005 and for the years ended December 31, 2003, 2004 and 2005
(Amounts in thousands of US Dollar unless otherwise stated except share amounts)

(22)   Common Stock (Continued)

In connection with the redenomination of the Turkish Lira and as per the related amendments of Turkish Commercial Code, in order to increase the nominal value of the shares to TRY 1, 1,000 units of shares, each having a nominal value of TRY 0.001 shall be merged and each unit of share having a nominal value of TRY 1 shall be issued to represent such shares. Turkcell is currently in the process of merging 1,000 existing ordinary shares, each having a nominal value of TRY 0.001 to one ordinary share having a nominal value of TRY 1 each. After the share merger which appears as a provisional article in the Articles of Association to convert the value of each share with a nominal value of TRY 0.001 to TRY 1, all shares will have a value of TRY 1. Although the merger process has not been finalized the practical application is to state each share having a nominal value of TRY 1 which is consented by Capital Markets Board of Turkey (“CMB”). Basic and diluted weighted average number of shares and net income per share as of December 31, 2003 and 2004 are retrospectively changed to reflect each share having a nominal value of TRY 1.

The following table sets forth the computation of basic and diluted earnings per share:

	December 31,
	2003	2004	2005
Numerator:
Net income	$215,167	511,821	910,927
Denominator:
Basic and diluted weighted average shares	1,854,887,341	1,854,887,341	1,854,887,341
Basic and diluted net income per share	$0.116000	0.275931	0.491096

On April 5, 2005, the board of directors decided that Turkcell’s statutory capital would be increased from TRY 1,474,639 to TRY 1,854,887 by adding TRY 234,092 out of the total dividend for 2004 and the statutory capital inflation adjustment (included in the financial statements prepared in accordance with the accounting standards promulgated by the statutory tax laws) amounting to TRY 146,156 for 2004. The increase of TRY 380,248 has been distributed to the Company’s shareholders in the form of a stock split. The capital increase was accounted for as a stock split in the Company’s accompanying consolidated financial statements. As a result of the aforesaid transactions, the Company issued new shares with a total nominal value of TRY 380,248. On July 6, 2005, the Capital Market Board (the “CMB”) approved the capital increase.

On May 23, 2005, the bonus share certificates have been registered by Turkish Capital Market Board and the Istanbul Stock Exchange and started to be distributed to the shareholders of Turkcell.

The increase in statutory capital had no impact on the account balances in the consolidated statements of shareholders’ equity. All share amounts and per share figures reflected in the Company’s historical financial statements have been retroactively restated for the stock splits discussed above.

Turkcell Iletisim Hizmetleri Anonim Sirketi
and Its Subsidiaries

Notes to Consolidated Financial Statements (Continued)
As of December 31, 2004 and 2005 and for the years ended December 31, 2003, 2004 and 2005
(Amounts in thousands of US Dollar unless otherwise stated except share amounts)

(22)   Common Stock (Continued)

The total effects of restatements in number of shares are as follows:

	December 31, 2004	December 31, 2005
Historical number of shares	500,000,000	500,000,000
After bonus share distribution—statutory capital inflation adjustment 2003-2004	1,502,637,135	1,502,637,135
After bonus share distribution—dividend for the year 2003-2004	1,854,887,341	1,854,887,341

On November 28, 2005, Alfa Telecom announced that Alfa Telecom Turkey Limited (“Alfa”), an affiliate of Alfa Telecom, one of Russia’s leading private telecommunications investors, completed a series of transactions resulting in Alfa’s acquisition of a 49% interest in Cukurova Telecom Holdings Limited, which has a 27% beneficial interest in Turkcell. This transaction leads to 13.2% indirect ownership of Alfa in Turkcell.

As a result of these share transfers, as of December 31, 2005, direct and indirect ownership of Cukurova Group decreased to 27.05%.

On March 22, 2006, the Board of Directors of Turkcell decided to make a proposal to the General Assembly for distribution of a total net cash dividend of TRY 509,075 (which constitutes 50% of distributable income per statutory accounts) and dividend in the form of bonus shares amounting of TRY 345,113 for the year ended December 31, 2005. The distribution of dividends is subject to approval at the General Assembly Meeting, which will be held on April 28, 2006.

The net distributable income, after deducting legal reserves, amounts to TRY 1,018,150 (equivalent to $758,794 at December 31, 2005). Accordingly, the recommended dividend distribution will be as follows:

	Amount per share (TRY in full)	Total (TRY)	$ equivalent December 31, 2005
Dividend cash	0.274450	509,075	379,397
Dividend bonus shares	—	345,113	257,202

Accordingly, the rate of bonus share certificate to be issued for each share having a nominal value of TRY 1 is recommended as 18.610559%.

Turkcell Iletisim Hizmetleri Anonim Sirketi
and Its Subsidiaries

Notes to Consolidated Financial Statements (Continued)
As of December 31, 2004 and 2005 and for the years ended December 31, 2003, 2004 and 2005
(Amounts in thousands of US Dollar unless otherwise stated except share amounts)

(22)   Common Stock (Continued)

On February 21, 2005, the Board of Directors decided to increase the statutory capital ceiling of Turkcell from TRY 1,500,000 to TRY 2,200,000. Turkcell’s application for the statutory ceiling as TRY 2,200,000 has been approved by the Capital Markets Board of Turkey and the Ministry of Trade of Turkey.

(23)   Revenues:

For the years ended December 31, 2003, 2004 and 2005, revenues consisted of the following:

	2003	2004	2005
Communication fees	$2,143,640	3,088,079	4,056,496
Commission fees on betting business	36	20,301	108,034
Monthly fixed fees	41,062	51,929	54,258
Simcard sales	24,402	28,308	32,579
Call center revenues	7,447	8,196	10,109
Other	2,650	3,952	7,016
	$2,219,237	3,200,765	4,268,492

(24)   General and Administrative Expenses:

General and administrative expenses mainly consisted of payroll, legal and bad debt provision, consulting, insurance, travel, project, rent, training, repair and maintenance expenses.

(25)   Selling and Marketing Expenses:

Selling and marketing expenses mainly consisted of advertising expenses, promotional expenses, personnel expenses, subscriber acquisition expenses and frequency usage fees.

Turkcell Iletisim Hizmetleri Anonim Sirketi
and Its Subsidiaries

Notes to Consolidated Financial Statements (Continued)
As of December 31, 2004 and 2005 and for the years ended December 31, 2003, 2004 and 2005
(Amounts in thousands of US Dollar unless otherwise stated except share amounts)

(26)   Related Party Transactions:

For the years ended December 31, 2003, 2004 and 2005, significant transactions with the related parties were as follows:

	2003	2004	2005
Sales to KVK Teknoloji
Simcard and prepaid card sales	173,519	292,468	462,011
Sales to A-Tel
Simcard and prepaid card sales	160,907	215,342	201,006
Sales to Digital Platform
Call center revenues and interest charges	5,300	6,688	11,105
Income from Yapi Kredi(*)
Interest	32,032	46,022	6,982
Sales to Millenicom Telekomunikasyon AS
Telecommunication services	—	—	2,926
Sales to Superonline
Call center revenues	1,216	1,459	1,613
Sales to Geocell
GSM equipment	2,361	350	113
Sales to Milleni.com
Telecommunications Services	10,070	4,493	—
Charges from ADD
Advertisement services	83,419	93,081	124,415
Charges from Hobim
Invoicing service	7,436	9,491	10,041
Charges from Baytur
Residence project	—	4,406	9,610
Charges from Betting SA
Consultancy services	—	1,431	9,179
Charges from Milleni.com
Telecommunications services	9,646	6,115	9,120
Charges from KVK Teknoloji
Dealer activation fees and others	7,567	1,386	1,418
Charges from Millenicom Telekomunikasyon AS
Telecommunication services	—	—	1,147
Charges from A-Tel
Dealer activation fees and others	682	581	601
Charges from Asli Gazetecilik
Advertisement services	6,191	—	—
Charges from Digital Platform
Reimbursement of the costs of its free subscriptions to Turkcell subscribers and advertisement services	788	—	—

*                    Since Cukurova Group transferred its shares in Yapi Kredi to Koc Group on October 28, 2005, Yapi Kredi is not a related party as of December 31, 2005.

Turkcell Iletisim Hizmetleri Anonim Sirketi
and Its Subsidiaries

Notes to Consolidated Financial Statements (Continued)
As of December 31, 2004 and 2005 and for the years ended December 31, 2003, 2004 and 2005
(Amounts in thousands of US Dollar unless otherwise stated except share amounts)

(26)   Related Party Transactions: (Continued)

Turkcell has agreements or protocols with several of its shareholders, unconsolidated subsidiaries and affiliates of the shareholders. The Company’s management believes that all such agreements or protocols are on terms that are at least as advantageous to the Company as would be available in transactions with third parties and the transactions are consummated at their fair values.

Substantially all of the significant related party transactions are with the Cukurova Group companies. Sales to Cukurova Group companies by considering major transactions for the year ended December 31, 2003, 2004 and 2005 amounting to $385,405, $566,822 and, $685,756 respectively. Aggregate charges from Cukurova Group companies by considering major transactions for the year ended December 31, 2003, 2004 and 2005 amount to $115,729, $115,060 and $156,352 respectively.

The significant agreements are as follows:

Agreements with KVK Teknoloji:

KVK Teknoloji incorporated on October 23, 2002, one of Turkcell’s principal SIM card distributors, is a Turkish company, which is affiliated with some of the Turkcell’s shareholders. In addition to sales of SIM cards and scratch cards, Turkcell has entered into several agreements with KVK Teknoloji, in the form of advertisement support protocols, each lasting for different periods pursuant to which KVK Teknoloji must place advertisements for Turkcell’s services in newspapers. The objective of these agreements is to promote and increase handset sales with Turkcell’s prepaid and postpaid brand SIM cards, thereby supporting the protection of Turkcell’s market share in the prevailing market conditions. The prices of the contracts were determined according to the cost of advertising for KVK Teknoloji and the total advertisement benefit received, reflected in Turkcell’s market share in new subscriber acquisitions. Distributors’ campaign projects and market share also contributed to the budget allocation.

Agreements with A-Tel:

A-Tel is involved in the marketing, selling and distributing Turkcell’s prepaid systems. A-Tel is a 50-50 joint venture of Yapi Kredi and SDIF. A-Tel acts as the only dealer of Turkcell for Muhabbet Kart (a prepaid card), and receives dealer activation fees and simcard subsidies for the sale of Muhabbet Kart. In addition to the sales of simcards and scratch cards through an extensive network of newspaper kiosks located throughout Turkey, Turkcell has entered into several agreements with A-Tel for sales campaigns and for subscriber activations.

Agreements with Digital Platform:

Digital Platform, a direct-to-home digital broadcasting company under the Digiturk brand name, is a subsidiary of one of Turkcell’s principal shareholders, the Cukurova Group. Digital Platform reacquired the broadcasting rights for Turkish Super Football League by the tender held on July 15, 2004, until May 31, 2008. On December 23, 2005, “Restructuring Framework Agreement” was signed between Digital Platform and Turkcell. The agreement includes the restructuring of Turkcell’s receivables from Digital Platform amounting to $88,591 as of December 31, 2005 in exchange for sponsorship and advertisement

Turkcell Iletisim Hizmetleri Anonim Sirketi
and Its Subsidiaries

Notes to Consolidated Financial Statements (Continued)
As of December 31, 2004 and 2005 and for the years ended December 31, 2003, 2004 and 2005
(Amounts in thousands of US Dollar unless otherwise stated except share amounts)

(26)   Related Party Transactions: (Continued)

services that Turkcell will receive on Digital Platform’s infrastructure. Under the agreement, Digital Platform commits to pay amounts due to Turkcell through July 15, 2011 along with the interest in cash and advertisement services. According to the “Restructuring Framework Agreement” and in the context and as an integral part of the agreement, Turkcell committed to purchase sponsorship and advertisement from Digital Platform amounting to $99,785 excluding VAT through July 15, 2011. Turkcell also has an agreement related to the corporate group SMS services that Turkcell offers to Digital Platform, and an agreement for call center services provided by Turkcell’s subsidiary Global.

Agreements with Yapi Kredi:

Yapi Kredi, one of the largest commercial banks in Turkey, was one of the significant Turkcell’s shareholders. Since Cukurova Group transferred its Yapi Kredi shares to Koc Group on September 28, 2005, Yapi Kredi is not a related party as of December 31, 2005. Following this transaction, ownership relationship of the Company with Yapi Kredi has been terminated. Turkcell had an agreement with Yapi Kredi providing for Yapi Kredi to issue a co-brand Turkcell credit card, which expired in 2003. Turkcell also receives services from Yapi Kredi as one of its major collection channels for its postpaid subscribers. Apart from the collection accounts, Turkcell also invests cash into time deposits and repo transactions at Yapi Kredi, from which it earns interest income.

Agreements with Millenicom Telekomunikasyon Hizmetleri AS:

European Telecommunications Holding AG (“ETH”), a subsidiary of Cukurova Group, holds the majority shares of Millenicom Telekomunikasyon Hizmetleri AS (“Millenicom Telekomunikasyon”). Millenicom Telekomunikasyon is rendering and receiving call termination and international traffic carriage services to the and from the Company.

Agreements with Superonline:

Superonline was a subsidiary of one of Turkcell’s principal shareholders, the Cukurova Group, through Yapi Kredi and other Cukurova Group companies. Following the transfer of Yapi Kredi shares to Koc Group on September 28, 2005 by Cukurova Group, interest of Cukurova Group in Superonline decreased to 3.3%. However, Cukurova Group has an option right to buy the shares of Superonline from Yapi Kredi. Turkcell and Superonline have entered into an agreement to provide mutual services to each other. According to the agreement, Superonline provides dealer automation services, web hosting services, internet access services, high speed circuit switched data services, wireless application protocol services and unified messaging services. Against the services provided by Superonline, Turkcell provides space to Superonline on base station sites to install servers and equipments to increase the performance of the system infrastructure of Superonline.

Global has also agreed to provide call center services to Superonline to provide technical assistance to Superonline subscribers and to facilitate the subscription of new users. The price charged for this service

Turkcell Iletisim Hizmetleri Anonim Sirketi
and Its Subsidiaries

Notes to Consolidated Financial Statements (Continued)
As of December 31, 2004 and 2005 and for the years ended December 31, 2003, 2004 and 2005
(Amounts in thousands of US Dollar unless otherwise stated except share amounts)

(26)   Related Party Transactions: (Continued)

has been determined by service level, and computed by commission rates within one percent to eight percent.

Agreements with Geocell:

Geocell, one of the cellular phone operators in Georgia, is a subsidiary of Fintur. On December 12, 2001, Turkcell signed an agreement for the sale of a set of renovated but usable GSM equipment to Geocell. The objective of the agreement is to make use of certain GSM equipment that are no longer used in Turkcell’s network. The prices were determined following the examination of fair values of the equipment in consideration.

Agreements with Milleni.com:

Milleni.com, one of the active players in the international carrier market, was a Fintur subsidiary in Germany prior to the Fintur restructuring in 2002. Currently, the Cukurova Group, one of Turkcell’s principal shareholders, owns Milleni.com. On February 21, 2005, Tellcom and Milleni.com has signed an agreement to provide telecommunications services to each other whereby Milleni.com may convey calls to Tellcom’s switch and Tellcom may convey calls to Milleni.com’s switch, in both cases, for onward transmission to their destinations. The prices vary according to the destinations.

Agreements with ADD:

ADD, a media planning and marketing company, is a Turkish company owned by one of the Company’s principal shareholders, the Cukurova Group. The Company entered into a media purchasing agreement with ADD on January 23, 2002, which expired on December 31, 2002 and further extended to December 31, 2003. In 2004 and 2005, the agreement was revised again with similar terms. The purpose of this agreement is to benefit from the expertise and bargaining power of ADD against third parties, regarding the formation of media purchasing strategies for both postpaid and prepaid brands. The contract prices were determined according to prevailing market conditions. Additionally, ADD is a party of the sponsorship and advertisement agreements which are integral part of “Restructuring Framework Agreement” signed between Turkcell and Digital Platform.

Agreements with Hobim:

Hobim, one of the leading data processing and application service provider companies in Turkey, is owned by the Cukurova Group. Turkcell has entered into invoice printing and archiving agreements with Hobim under which Hobim provides Turkcell with scratch card printing services, monthly invoice printing services, manages archiving of invoices and subscription of documents for an indefinite period of time. Prices of the agreements are determined as per unit cost plus profit margin.

Turkcell Iletisim Hizmetleri Anonim Sirketi
and Its Subsidiaries

Notes to Consolidated Financial Statements (Continued)
As of December 31, 2004 and 2005 and for the years ended December 31, 2003, 2004 and 2005
(Amounts in thousands of US Dollar unless otherwise stated except share amounts)

(26)   Related Party Transactions: (Continued)

Agreements with Baytur:

The principal shareholder of Baytur, a construction company, is Cukurova Group. Baytur committed to complete construction of 484 apartments within the scope of an agreement signed among Turkcell, Baytur and the land owner, which is a governmental organization, on October 19, 2004. The agreement amount is $39,650 and the project is planned to be completed in 2008. Turkcell paid $2,000 and $16,550 to Baytur within the scope of this contract in 2004 and 2005, respectively.

Agreements with Betting SA:

Betting SA, owned by one of the major shareholders of Inteltek, is incorporated under the laws of Greece. The Company signed a service agreement with Betting SA on March 11, 2004 to get consultancy services including; monitoring operations, providing continuous evaluation of betting, maximizing game revenues of fixed odds betting, operating fixed odds betting games in the most efficient manner, with integrity and securely. In consideration of such services, Betting SA receives an amount equal to 0.95% of the gross revenues of the fixed odds betting games.

Transactions with key management personnel:

As of December 31, 2004 and 2005, none of the Turkcell’s directors and executive officers has outstanding personal loans from the Company.

(27)   Commitment and Contingencies

As of December 31, 2004 and 2005, commitments and contingent liabilities comprised the following:

	December 31,	December 31,
	2004	2005
Bank Letters of Guarantee	$257,607	41,319
Guarantees
Digital Platform	25,066	5,419
BNP—Brussels (Buyer Credit)	19,634	4,015
BNP—Hungary (Buyer Credit)	4,845	1,404
BNP—Brussels (Financial Loan)	470	—
Websterbank—USA	117	—
Irancell Consortium	285,842	—
Iranian Authorities—Payment Guarantee	285,842	—
Purchase Commitments	269,210	175,553
Digital Platform	—	99,785
Ericsson AB	46,964	48,732
Baytur	39,650	21,100
Sysdate	9,045	5,936
Nokia	147,052	—
Asli Gazetecilik	17,500	—
ADD Production Medya AS (“ADD”)	8,000	—
ABN Amro Finansal Kiralama AS (“ABN Amro Leasing”)	999	—

Turkcell Iletisim Hizmetleri Anonim Sirketi
and Its Subsidiaries

Notes to Consolidated Financial Statements (Continued)
As of December 31, 2004 and 2005 and for the years ended December 31, 2003, 2004 and 2005
(Amounts in thousands of US Dollar unless otherwise stated except share amounts)

(27)   Commitment and Contingencies (Continued)

Guarantees

As of December 31, 2005, the Company is contingently liable in respect of bank letters of guarantee obtained from Yapi Kredi and given to customs authorities, private companies and other public organizations amounting to TRY 53,900 (equivalent to $40,170 at December 31, 2005) (December 31, 2004: $41,522). In addition, as of December 31, 2005, the Company is contingently liable in respect of bank letters of guarantee obtained from other banks and given to private companies and other public organizations amounting to $1,149 (December 31, 2004: $767).

As of December 31, 2004, the Company was contingently liable to the Turkish Treasury in relation to the Turk Telekom settlement agreement, amounting to TRY 288,978 (equivalent to $215,318 at December 31, 2004). As of December 31, 2005, payments related to the bank letter of guarantee have been completed and contingent liability has been released.

Guarantees on behalf of Digital Platform are related to loans for set-top boxes, head-end and uplink imports and working capital financing used from the respective banks. In February 2006, all related loans have been repaid by Digital Platform and the corporate guarantees have been released.

As a condition of the GSM license bid in Iran, Turkcell had provided a guarantee of EUR 210,000 (equivalent to $285,842 at December 31, 2004) to the Iranian Authorities, which was released on July 26, 2005.

Purchase Obligations

According to the “Sponsorship and Advertising Agreements” signed in the context and as an integral part of the “Restructuring Framework Agreement”, Turkcell committed to purchase sponsorship and advertisement from Digital Platform amounting to $99,785 excluding VAT through July 15, 2011.

Purchase obligations in relation to GSM equipment arise from GSM equipment supply and service contracts signed by Astelit. During 2004, Astelit has entered into a $89,042 supply financing agreement with Ericsson AB, EUR 125,397 supply financing agreement (equivalent to $148,359 as of December 31, 2005) with Nokia and $12,445 supply financing agreement with Sysdate. On August 28, 2005 and November 2, 2005, Astelit has signed addendum agreements with Ericsson Credit AB and Ericsson AB increasing the amount of supply and service agreements to $174,036 and increasing the financing agreements to $134,042. As of December 31, 2005, Astelit has fully utilized its commitment under Nokia’s agreement and utilized $125,304 and $6,509 of its commitments from Ericsson AB and Sysdate, respectively.

On February 10, 2006, Astelit signed additional vendor financing agreements with Nokia to purchase GSM equipments and to receive services amounting approximately to $75,000.

With respect to the sponsorships agreement signed between ADD and Turkcell on June 21, 2004, relating to the sponsorship of Besiktas Jimnastik Klubu (“BJK”), a football club in Istanbul, Turkcell has paid $7,000 to ADD on June 23, 2004 for 2004-2005 and 2005-2006 Football League Seasons. In respect to the agreement, Turkcell had also committed to pay $8,000 to ADD in two equal installments on July 1,

Turkcell Iletisim Hizmetleri Anonim Sirketi
and Its Subsidiaries

Notes to Consolidated Financial Statements (Continued)
As of December 31, 2004 and 2005 and for the years ended December 31, 2003, 2004 and 2005
(Amounts in thousands of US Dollar unless otherwise stated except share amounts)

(27)   Commitment and Contingencies (Continued)

2006 and July 1, 2007 with respect to 2006-2007 and 2007-2008 Football League Seasons. Upon the termination between parties, Turkcell’s commitment amounting to $8,000 was released with the mutual agreement of the parties.

The principal shareholder of Baytur, a construction company, is the Cukurova Group. Baytur committed to complete construction of 484 apartments within the scope of an agreement signed among Turkcell, Baytur and the land owner, which is a governmental organization, on October 19, 2004. The contract amount is $39,650 and the project is planned to be completed in 2008. Turkcell paid $18,550 to Baytur within the scope of this agreement as of December 31, 2005.

License Agreements

Turkcell:

On April 27, 1998, Turkcell signed the License Agreement with the Turkish Ministry. In accordance with the License Agreement, Turkcell was granted a 25 year GSM license for a license fee of $500,000. The License Agreement permits Turkcell to operate as a stand-alone GSM operator. Under the License, Turkcell collects all of the revenue generated from the operations of its GSM network and pays the Turkish Treasury an ongoing license fee equal to 15% of its gross revenues. On June 25, 2005, the Turkish government declared that GSM operators are required to pay 10% portion of their existing monthly ongoing license fee to the Ministry of Transportation as universal service fund in accordance with the Law No. 5369. As a result, starting from June 30, 2005, Turkcell pays the 90% of the ongoing license fee to the Turkish Treasury and 10% to the Ministry of Transportation as universal service fund. Turkcell is authorized to, among other things, set its own tariffs within certain limits, charge peak and off-peak rates, offer a variety of service and pricing packages, issue invoices directly to subscribers, collect payments and deal directly with subscribers.

In February 2002, the Company renewed its License with the Telecommunications Authority, and became subject to a number of new requirements, including those regarding the build-out, operation, quality and coverage of Turkcell’s GSM network, prohibitions on anti-competitive behavior and compliance with national and international GSM standards. Turkcell may incur significant penalties for delays in meeting these coverage requirements. Failure to meet any requirement in the renewed License, or the occurrence of extraordinary unforeseen circumstances, can also result in revocation of the renewed License, including the surrender of the GSM network without compensation, or limitation of Turkcell’s rights thereunder, or could otherwise adversely affect Turkcell’s regulatory status. Certain conditions of the renewed License Agreement include the following:

Coverage:   Turkcell had to attain geographical coverage of 50% and 90% of the population of Turkey with certain exceptions within three years and five years, respectively, of the License’s effective date. Turkcell has completed its related liabilities with respect to coverage as of December 31, 2005.

Service offerings:   Turkcell must provide certain services in addition to general GSM services, including free emergency calls and technical assistance for subscribers, free call forwarding to police and other public emergency services, receiver-optional short messages, video text access, fax capability, calling

Turkcell Iletisim Hizmetleri Anonim Sirketi
and Its Subsidiaries

Notes to Consolidated Financial Statements (Continued)
As of December 31, 2004 and 2005 and for the years ended December 31, 2003, 2004 and 2005
(Amounts in thousands of US Dollar unless otherwise stated except share amounts)

(27)   Commitment and Contingencies (Continued)

and connected number identification and restrictions, call forwarding, call waiting, call hold, multi-party and third-party conference calls, billing information and barring of a range of outgoing and incoming calls.

Service quality:   In general, Turkcell must meet all the technical standards determined and updated by the European Telecommunications Standards Institute and Secretariat of the GSM MoU. Service quality requirements include that call blockage cannot exceed 5% and unsuccessful calls cannot exceed 2%.

Tariffs:   Telecommunications Authority sets the initial maximum tariffs in TRY and US Dollar. Thereafter, the revised License provides that the Telecommunications Authority will adjust the maximum tariffs at most every six months or, if necessary, more frequently. Turkcell is free to set its own tariffs up to the maximum tariffs.

Rights of the Telecommunications Authority, Suspension and Termination:   The revised License is not transferable without the approval of the Telecommunications Authority. In addition, the License Agreement gives the Telecommunications Authority certain monitoring rights and access to Turkcell’s technical and financial information and allows for inspection rights, and gives certain rights to suspend operations under certain circumstances. Also, Turkcell is obliged to submit financial statements, contracts and investment plans to the Telecommunications Authority.

The Telecommunications Authority may suspend Turkcell’s operations for a limited or an unlimited period if necessary for the purpose of public security and national defense. During period of suspension, the Telecommunications Authority may operate Turkcell’s GSM network. Turkcell is entitled to any revenues collected during such period and the Licensee’s term will be extended by the period of any suspension. The revised License may also be terminated upon a bankruptcy ruling against Turkcell or for other license violations, such as operating outside of its allocated frequency ranges, and the penalties for such violations can include fines, loss of frequency rights, revocation of the license and confiscation of the network management center, the gateway exchanges and central subscription system, including related technical equipment, immovables and installations essential for the operation of the network.

Based on the enacted law on July 3, 2005 with respect to the regulation of privatization, gross revenue description based for the calculation of treasury share has been changed. According to this new regulation, accrued interest charged for the late payments, taxes such as indirect taxes, and accrued amounts accounted for reporting purposes excluded from the description of gross revenue. Turkcell has submitted to Telecommunications Board for the revision of the related articles of Amended Agreement and completed necessary procedures. Danistay approved the agreement on March 10, 2006. Calculation of gross revenue for treasury share according the new regulation is valid after March 10, 2006.

Astelit:

Astelit owns three GSM frequency licenses and one GSM activity license. GSM frequency licenses are valid until June 8, 2008, March 3, 2019 and July 26, 2019, respectively. Astelit GSM Activity license will expire on June 8, 2008. On November 10, 2005, Astelit signed a license agreement which is granting a

Turkcell Iletisim Hizmetleri Anonim Sirketi
and Its Subsidiaries

Notes to Consolidated Financial Statements (Continued)
As of December 31, 2004 and 2005 and for the years ended December 31, 2003, 2004 and 2005
(Amounts in thousands of US Dollar unless otherwise stated except share amounts)

(27)   Commitment and Contingencies (Continued)

GSM 900 frequency. The right to use the GSM 900 license starts from January 1, 2006 and will expire in November 2020.

According to licenses Astelit should adhere to state sanitary regulations to ensure that equipment used does not injure the population by means of harmful electro-magnetic emissions. Licenses requires Astelit to inform authorities about start / end of operations in one month; about changes in incorporation address  in ten days; also Astelit must present all the required documents for inspection by Ukrainian Telecommunications Authority at their request. The Ukrainian Telecommunications Authority may suspend the operations of Astelit for a limited or an unlimited period if necessary because of the expiration of licenses, upon mutual consent, or in case of violation of terms of radio frequencies use. If such a violation is determined, Ukrainian Telecommunications Authority notifies Astelit of provisions violated and sets deadline for recovery. If the deadline is not met, licenses may be terminated.

DCC:

DCC owns four licenses; three on for local telephone network construction, maintenance and use compliant to D-AMPS standard and one on long distance and international traffic carriage business. DCC licenses for local telephone network construction, maintenance and use compliant to D-AMPS standard will expire on July 8, 2005, October 30, 2017, and December 15, 2018, respectively. DCC Long distance and international carrier services license was issued on June 17, 1998 and will expire on June 17, 2013.

The Ukrainian Telecommunications Authority may suspend DCC operations for a limited or an unlimited period if necessary because of expiration of licenses, upon mutual consent, or in case of violation of terms of radio frequencies use. If such a violation is determined, Ukrainian Telecommunications Authority notifies DCC of provisions violated and sets deadline for recovery. If the deadline is not met, licenses may be terminated.

Interconnection Agreements

Turkcell has entered into interconnection agreements with a number of operators in Turkey and overseas including Turk Telekom, Telsim Mobil Telekomunikasyon Hizmetleri AS (“Telsim”), Aycell Haberlesme ve Pazarlama Hizmetleri AS (“Aycell”), Is-Tim Telekomunikasyon Hizmetleri AS (Is-Tim), Milleni.com and Globalstar Avrasya Uydu Ses ve Data Iletisim AS (“Globalstar”). The Access and Interconnection Regulation (the “Regulation”) became effective when it was issued by the Telecommunications Authority on May 23, 2003.

The Regulation is driven largely by a goal to improve the competitive environment and ensure that users benefit from telecommunications services and infrastructure at a reasonable cost. Under the Regulation, the Telecommunications Authority may compel all telecommunications operators to accept another operator’s request for use of and access to its network. All telecommunications operators in Turkey may be required to provide access to other operators on the same terms and qualifications provided to their shareholders, subsidiaries and affiliates.

Turkcell Iletisim Hizmetleri Anonim Sirketi
and Its Subsidiaries

Notes to Consolidated Financial Statements (Continued)
As of December 31, 2004 and 2005 and for the years ended December 31, 2003, 2004 and 2005
(Amounts in thousands of US Dollar unless otherwise stated except share amounts)

(27)   Commitment and Contingencies (Continued)

In accordance with the Regulation, the telecommunications providers in Turkey (including Turk Telekom), are obliged to renew their interconnection agreements within two months following the issuance of the Regulation. Turkcell entered into a new interconnection agreement with Globalstar on September 9, 2003, and as a result of intervention by the Telecommunications Authority, the Company entered into supplemental agreements with Turk Telekom on November 10, 2003, Telsim on November 21, 2003, and Globalstar on December 11, 2003, with amended tariffs and tariff adoption procedures. After the merger of Is-Tim and Aycell, a new company was formed with the name TT&TIM Iletisim Hizmetleri A.S. (“TT&TIM”). The interconnection agreement with Is-Tim was renewed with TT&TIM and the interconnection agreement with Aycell was cancelled. On October 15, 2004, TT&TIM changed its name to AVEA Iletisim Hizmetleri A.S. (“AVEA”). On the other hand, the business relationship on interconnection between Milleni.com and Turkcell has been bilaterally terminated as of June 21, 2004.

On February 21, 2005, Tellcom and Milleni.com have signed an agreement to provide telecommunications services to each other whereby Milleni.com may convey calls to Turkcell’s switch and Turkcell may convey calls to Milleni.com’s switch, in both cases, for onward transmission to their destinations.

In addition, the Telecommunications Authority has required operators holding significant market power, as well as Turk Telekom, to share certain facilities with other operators under certain conditions, and to provide co-location on their premises for the equipment of other operators at a reasonable price. The Telecommunications Authority may also require telecommunications operators to provide number portability, which means allowing users to keep the same phone numbers even after they switch from one network to another.

Under a typical interconnection agreement, each party agrees, among other things to permit the interconnection of its network with Turkcell’s network to enable calls to be transmitted to, and received from, the GSM system operated by each party in accordance with technical specifications set out in the interconnection agreement. Typical interconnection agreements also establish understandings between the parties relating to a number of key operational areas, including call traffic management, quality and performance standards, interconnection interfaces and other technical, operational and procedural aspects of interconnection. Turkcell’s interconnection agreements usually provide that each party will assume responsibility for the safe operation of its own network. Each party is also typically responsible for ensuring that its network does not endanger the safety or health of employees, contractors, agents or customers of the other party or damage interfere with or cause any deterioration in the operation of the other party’s network.

Interconnection agreements also specify the amount of the payments that each party will make to the other for traffic originated on one network but switched to the other. These payments vary by contract, and in same cases, may require the Company to pay the counterparty less, the same amount, or a greater amount per minute, for traffic originating on Turkcell’s network but switching to the counterparty’s network, then it receives for a similar call originating on another network and switched to Turkcell’s network.

Turkcell Iletisim Hizmetleri Anonim Sirketi
and Its Subsidiaries

Notes to Consolidated Financial Statements (Continued)
As of December 31, 2004 and 2005 and for the years ended December 31, 2003, 2004 and 2005
(Amounts in thousands of US Dollar unless otherwise stated except share amounts)

(27)   Commitment and Contingencies (Continued)

There are no minimum payment obligations under the interconnection agreements; however, failure to carry the counterparty’s traffic may expose the Company to financial and other penalties or loss of interconnection privileges for its own traffic.

Turkcell and other operators have entered into interconnection agreements which set out the terms and conditions regarding the price terms as well as periodical revision of such terms. However, revisions of the pricing terms of the interconnection agreements have been pending as Turkcell has not been able to agree on the pricing terms with other operators through discussions. As per the Access and Interconnection Regulation, the issue has been escalated to the Telecommunications Authority by Turk Telekom and Telsim. Meanwhile, the Telecommunications Authority issued reference interconnection rates during the fourth quarter of 2004, which indicate pricing terms. Consequently, on August 10, 2005, the Telecommunications Authority issued a ‘temporary interconnection price schedule’ for the interconnection between Turk Telekom and Turkcell which are in line with the reference tariff structure defined by the Telecommunications Authority during the fourth quarter of 2004. The Telecommunications Authority is expected to issue a final price structure. In a case that the new prices determined by the Telecommunication Authority are lower than the temporary prices, the financial situation, and/or operating results and cash flows could be negatively affected.

Legal Proceedings

The Company is involved in various claims and legal actions arising in the ordinary course of business described below.

Dispute on VAT on Ongoing License Fee

On December 28, 2001, the board of accounting experts of the Ministry of Finance issued an opinion stating that Turkcell should pay VAT on the ongoing license fee paid to the Turkish Treasury. Accordingly, the Tax Office delivered to Turkcell a notice on January 31, 2002, asserting deficiencies in VAT declarations requesting payments of approximately TRY 91,374 (equivalent to $68,098 as of December 31, 2005) for VAT, which would be offset by a VAT recoverable and would not result in a cash outflow from Turkcell and a total of approximately TRY 145,271 (equivalent to $108,266 as of December 31, 2005) for penalty. Turkcell applied on March 1, 2003 to benefit from the Tax Amnesty Law entered into force in February 2003 for the amounts covering the period between April 1998 and November 2001. Turkcell’s application was accepted and, accordingly, it received amnesty in respect to VAT on the ongoing license fee. Turkcell and the Tax Office agreed that Turkcell would made payments for the VAT amounts amounting to TRY 45,688 (equivalent to $34,050 as of December 31, 2005) covering the period between April 1998 and November 2001 by nine equal installments between March 31, 2003 and June 30, 2004. By completing the payments in 2003, Turkcell received a discount of TRY 4,553 (equivalent to $3,393 as of December 31, 2005).

Turkcell has begun to make payments for VAT on ongoing license fees with reservation starting from June 2003 and commenced a lawsuit against the Tax Office for the related period. On December 31, 2003, the Tax Court decided that Turkcell would not have to pay VAT on ongoing license fee from

Turkcell Iletisim Hizmetleri Anonim Sirketi
and Its Subsidiaries

Notes to Consolidated Financial Statements (Continued)
As of December 31, 2004 and 2005 and for the years ended December 31, 2003, 2004 and 2005
(Amounts in thousands of US Dollar unless otherwise stated except share amounts)

(27)   Commitment and Contingencies (Continued)

February 2004 onwards. The Tax Office has appealed this decision. Based on its management and legal counsel’s opinion, Turkcell has not provided any accrual related with this dispute in its consolidated financial statements as of and for the year ended December 31, 2005.

Dispute on Turk Telekom Transmission Lines Leases

Effective from July 1, 2000, Turk Telekom annulled the discount of 60% that it provided to Turkcell based on its regular ratio, which had been provided for several years, and, at the same time, Turk Telekom started to provide a discount of 25% being subject to certain conditions. Turkcell filed a lawsuit against Turk Telekom for the application of the agreed 60% discount. However, on July 30, 2001, Turkcell had been notified that the court of appeal upheld the decision made by the commercial court allowing Turk Telekom to terminate the 60% discount. Accordingly, Turkcell paid and continues to pay transmission fees to Turk Telekom based on the 25% discount. Although Turk Telekom did not charge any interest on late payments at the time of such payments, Turkcell recorded an accrual amounting to TRY 3,022 ($2,252 as of December 31, 2005) for possible interest charges as of December 31, 2000. On May 9, 2002, Turk Telekom requested an interest amounting to TRY 30,068 (equivalent to $22,409 as of December 31, 2005). Turkcell did not agree with the Turk Telekom’s interest calculation and, accordingly, obtained an injunction from the commercial court to prevent Turk Telekom from collecting any amounts relating to this interest charge. Also, Turkcell initiated a lawsuit against Turk Telekom on the legality of such interest. The case is still pending. As of December 31, 2005, Turkcell recorded a provision of TRY 13,296 (equivalent to $9,909 as of December 31, 2005) because its management and legal counsel believe that this is the most likely outcome in accordance with the relevant provisions of the Interconnection Agreement.

Dispute on National Roaming Agreement

During the third quarter of 2001, Turkcell was approached by Is-Tim to negotiate a national roaming agreement. These negotiations did not result in a mutual agreement. Therefore, the discussions continued under the supervision of the Telecommunications Authority. The Telecommunications Authority proposed a solution on October 18, 2001 and asked the parties to reach a decision by November 15, 2001. As Turkcell believes that the Telecommunications Authority is not authorized to intervene in this issue and Is-Tim’s proposal is unreasonable, economically not proportional and technically impossible, Turkcell obtained an injunction on November 12, 2001 from the Ankara Fourth Court of First Instance regarding the conflict. On December 6, 2001, the Ankara Fourth Court upheld the injunction it rendered in Turkcell’s favor on November 12, 2001. According to the Court’s decision, the execution of a national roaming agreement between Is-Tim and Turkcell has been prevented. The Telecommunications Authority and Is-Tim have appealed the granting of the injunction and the appeals were disapproved.

In addition, on November 26, 2001, Turkcell initiated an arbitration suit in the ICC against the Turkish Ministry and the Telecommunications Authority. On November 25, 2003, the ICC rendered a decision stating that the case is not under its jurisdiction. In January 2004, Turkcell appealed the decision before the Ankara 13th Court of First Instance. On April 6, 2004, the court dismissed the appeal. Turkcell has appealed this decision. On December 6, 2005, the Supreme Court accepted the appeal of Turkcell and

Turkcell Iletisim Hizmetleri Anonim Sirketi
and Its Subsidiaries

Notes to Consolidated Financial Statements (Continued)
As of December 31, 2004 and 2005 and for the years ended December 31, 2003, 2004 and 2005
(Amounts in thousands of US Dollar unless otherwise stated except share amounts)

(27)   Commitment and Contingencies (Continued)

annulled the decision of the Ankara 13th Court of First Instance. Telecommunications Authority appealed for correction of this decision. Furthermore, Turkcell had previously initiated an action before the Ankara Ninth Administrative Court on November 13, 2001 to annul the above-mentioned proposed solution of the Telecommunications Authority. On April 18, 2002, the court decided that the issue is not under its jurisdiction and transferred the case to Danistay. On September 13, 2003, Danistay rejected Turkcell’s request of injunction. Danistay decided not to conclude on the annulment of the issue under this case since the above mentioned request of Turkcell with respect to this issue had been annulled beforehand.

On March 8, 2002, the Telecommunications Authority issued a new regulation “Regulation on Principles and Procedures Relating to National Roaming Agreements”. Two of the most important provisions of the new regulation are Provisional Article 1 and Article 17. Provisional Article 1, which deals with negotiations, agreements and documents relating to the issuance of this regulation, states that all ongoing negotiations shall continue in compliance with the new regulation and that all agreements and documents completed before issuance of the new regulation shall remain valid and binding. Article 17 sets out penalties to be imposed on any party violating the provisions of the new regulation.

In a letter dated March 14, 2002, the Telecommunications Authority subjected Is-Tim’s request for national roaming to the condition that it be reasonable, economically proportional, and technically possible. Nevertheless the Telecommunications Authority declared that Turkcell is under an obligation to enter a national roaming agreement with Is-Tim within a 30 day period. On April 8, 2002, Turkcell obtained a precautionary injunction from the court against the application of the new regulation issued by the Telecommunications Authority requiring it to agree on national roaming within 30 days and providing for penalties in case Turkcell did not agree. Turkcell initiated proceedings against application of the new regulation before the ICC on April 11, 2002, requesting certification of the fact that it is not required to enter into an agreement within 30 days and that it is under no obligation to pay any penalties whatsoever if it does not agree within 30 days. While the ICC proceedings are being pursued Turkcell has initiated a lawsuit before the Danistay, concerning the annulment of these regulations. On January 23, 2004, the ICC rendered a decision stating that the case is not under its jurisdiction. In March 2004, Turkcell appealed the decision before the Ankara 21st Court of First Instance. On December 14, 2004 the court rejected Turkcell’s request of annulment of the ICC’s decision. Turkcell has appealed this decision. Based on the second request for the injunction of the decision, on May 12, 2005 Turkcell received a notification from Danistay that the decisions and actions regarding the notification of Telecommunications Authority dated March 14, 2004 has been ceased until the case is finalized, but rejected Turkcell’s request for an injunction to cease application of the procedures and policies under the new regulation with respect to national roaming. Telecommunications Authority appealed the decision. The appeal has been rejected by General Assembly of Adminstrative Courts of Danistay.

On June 9, 2003, the Turkish Competition Board (the “Competition Board”) decided that Turkcell abused its dominant position by refusing to enter into a national roaming agreement with Is-Tim, and fined Turkcell by approximately TRY 21,822 (equivalent to $16,263 at December 31, 2005). On June 7, 2004, the Competition Board’s written decision was communicated to Turkcell. Turkcell initiated a lawsuit requesting the cancellation of the Competition Board’s decision. On November 3, 2004, Danistay issued an

Turkcell Iletisim Hizmetleri Anonim Sirketi
and Its Subsidiaries

Notes to Consolidated Financial Statements (Continued)
As of December 31, 2004 and 2005 and for the years ended December 31, 2003, 2004 and 2005
(Amounts in thousands of US Dollar unless otherwise stated except share amounts)

(27)   Commitment and Contingencies (Continued)

injunction to cease the decisions and actions subject to the lawsuit until the case is finalized. The Competition Board objected to the decision of Danistay. The case is transferred to General Assembly of Administrative Courts of Danistay and subsequently, the objection request of the Competition Board has been rejected.

On December 10, 2004, Tax Office requested approximately TRY 21,822 (equivalent to $16,263 at December 31, 2005) regarding the Competition Board decision. On December 30, 2004, Turkcell initiated a lawsuit before the Administrative Court against the Tax Office and the Competition Board’s requesting injunction and cancellation of the payment order. Turkcell obtained an injunction from the Administrative Court. Telecommunications Authority and Tax Office appealed this decision. Both the Telecommunications Authority and Tax Office appeals have been rejected. On November 25, 2005, the Administrative Court decided the cancellation of the aforementioned payment order. Both the Competition Board and Tax Office have appealed the decision. Based on its management and legal counsel’s opinion, Turkcell has not recorded any accrual for Competition Board’s decision.

The Telecommunications Authority decided that Turkcell has not complied with its responsibility under Turkish regulations to provide national roaming and fined Turkcell by approximately TRY 21,822 (equivalent to $16,263 at December 31, 2005). On April 7, 2004, Turkcell made the related payment. On May 27, 2004, Turkcell commenced a lawsuit against Telecommunications Authority’s decision. On December 1, 2004, the Danistay issued an injunction to cease the decisions and actions subject to the lawsuit until the case is finalized, but rejected Turkcell’s request for an injunction to cease application of the procedures and policies under the new regulation with respect to national roaming. On January 3, 2005 Telecommunications Authority paid back TRY 21,822 (equivalent to $16,263 at December 31, 2005) with respect to the aforesaid injunction of Danistay. Telecommunications Authority appealed the Danistay’s decision with respect to the injunction. The appeal has been rejected by General Assembly of Administrative Courts of Danistay. On December 13, 2005, Danistay decided the cancellation of the administrative fine but rejected Turkcell’s request for cancellation of the regulation on procedures and policies with respect to national roaming. Based on its management and legal counsel’s opinion, Turkcell recorded income amounting to TRY 21,822 (equivalent to $16,263 at December 31, 2005) in its consolidated financial statements as of and for the year ended December 31, 2004.

If Turkcell is forced to enter a national roaming agreement on terms and conditions that do not provide an adequate return on its investment in its GSM network, its financial position, results of operations and cash flows could be adversely affected.

Investigation of the Turkish Competition Board

The Competition Board commenced an investigation of business dealings between Turkcell and KVK Teknoloji, in October 1999. The Competition Board decided that Turkcell disrupted the competitive environment through an abuse of dominant position in the Turkish mobile market and infringements of certain provisions of the Law on the Protection of Competition. As a result, Turkcell was fined by approximately TRY 6,973 (equivalent to $5,197 as of December 31, 2005) and was enjoined to cease these infringements. The Competition Board’s written decision was communicated to Turkcell on June 29, 2003

Turkcell Iletisim Hizmetleri Anonim Sirketi
and Its Subsidiaries

Notes to Consolidated Financial Statements (Continued)
As of December 31, 2004 and 2005 and for the years ended December 31, 2003, 2004 and 2005
(Amounts in thousands of US Dollar unless otherwise stated except share amounts)

(27)   Commitment and Contingencies (Continued)

and Turkcell initiated a lawsuit before Danistay for the injunction and cancellation of the decision. On November 15, 2005, Danistay cancelled the Competition Board’s decision on the ground that Competition Board infringed the procedural rules governing the investigation process. Turkcell has accrued TRY 6,973 (equivalent to $5,197 as of December 31, 2005) on its consolidated financial statements as of December 31, 2005.

After the cancellation of the Competition Board’s decision the Competition Board has given the same decision again on December 29, 2005. On March 6, 2006, Turkcell initiated a lawsuit before Danistay for the injunction and cancellation of the decision. The case is still pending.

Dispute on Collection of Frequency Usage Fees

On May 21, 1998, Turkcell entered into a protocol with the Wireless Communications General Directorate (the “Directorate”) regarding the application of the governing provisions of the Wireless Law No. 2813 to the administration of its GSM mobile phone network. Under this protocol, Turkcell is to collect frequency usage fees, which are calculated by the Directorate, from the taxpayers using mobile phones on behalf of the Directorate, and to pay the levied tax to the Directorate. In 2001, the Directorate’s power, including all of its rights and obligations, was transferred to the Telecommunications Authority. On March 22, 2002, as a consequence of the impossibility in fact and at law of collecting such tax from its prepaid subscribers, Turkcell applied to the Ankara 17th Court of First Instance and obtained an injunction in respect of the collection of the frequency usage fees. Immediately after this decision, on March 27, 2002, Turkcell filed a lawsuit against the Telecommunications Authority requesting cancellation of the protocols obligating it to collect the frequency usage fees from the prepaid subscribers and to pay it to the Telecommunications Authority. On July 10, 2002, the court decided in favor of Turkcell. On March 31, 2003, the Supreme Court notified Turkcell that it has accepted Telecommunications Authority’s appeal and annulled the decision of the lower court. The lower court revised its decision in line with the Supreme Court’s decision. On April 20, 2004, Turkcell paid TRY 145,644 (equivalent to $108,544 at December 31, 2005) for the frequency usage fees of 2002 including interest through that date with reservation. The court rejected Turkcell’s request and decided that there should be no further judgement on this issue since the frequency usage fees of 2002 are paid. Both Turkcell and Telecommunications Authority have appealed this decision. Supreme Court will review this lawsuit.

Investigation of the Telecommunications Authority on International Voice Traffic

In May 2003, Turkcell was informed that the Telecommunications Authority had initiated an investigation against Turkcell claiming that Turkcell has violated Turkish laws by carrying some of its international voice traffic through an operator other than Turk Telekom. Turkcell is disputing whether Turk Telekom should be the sole carrier of international voice traffic. On March 5, 2004, the Telecommunications Authority fined Turkcell by approximately TRY 31,731 (equivalent to $23,648 at December 31, 2005). On April 9, 2004, Turkcell made the respective payment. On June 2, 2004, Turkcell commenced a lawsuit against the decision of the Telecommunications Authority.

Turkcell Iletisim Hizmetleri Anonim Sirketi
and Its Subsidiaries

Notes to Consolidated Financial Statements (Continued)
As of December 31, 2004 and 2005 and for the years ended December 31, 2003, 2004 and 2005
(Amounts in thousands of US Dollar unless otherwise stated except share amounts)

(27)   Commitment and Contingencies (Continued)

On November 5, 2004, the Danistay issued an injunction to cease the decisions and actions subject to the lawsuit until the case is finalized, but rejected Turkcell’s request for an injunction to cease application of related items of Telecommunications Authority’s regulation with respect to execution of administrative fines to operators. Telecommunications Authority appealed to this decision and the case is sent to General Assembly of Administrative Courts of Danistay and General Assembly of Administrative Courts of Danistay  rejected Telecommunications Authority’s above mentioned appeal.

With respect to the Danistay’s injunction on January 26, 2005, Telecommunications Authority paid TRY 18,000 (equivalent to $13,415 at December 31, 2005) back to Turkcell and the remaining balance amounting to TRY 13,730 (equivalent to $10,233 at December 31, 2005) was deducted from Turkcell’s payables. Telecommunications Authority appealed this decision. Based on its management and legal counsel’s opinion, Turkcell has recorded income amounting to TRY 31,731 (equivalent to $23,648 at December 31, 2005) in the consolidated financial statements as of and for the year ended December 31, 2004.

On March 2, 2005, Turk Telekom notified Turkcell that, Turkcell has damaged Turk Telekom because of the interconnection agreement signed with Milleni.com. Accordingly, Turk Telekom requested Turkcell to pay TRY 219,148 (equivalent to $163,324 as of December 31, 2005) of principal and TRY 178,364 (equivalent to $132,928 as of December 31, 2005) of interest, which make a sum of TRY 397,515 (equivalent to $296,255 as of December 31, 2005) until March 7, 2005.

In addition, on August 5, 2005, Turk Telekom applied to the Ankara 7th Commercial Court of First Instance and filed a lawsuit against Turkcell to obtain an injunction and to block all deposits and receivables of Turkcell to collect its damage amounting TRY 450,932 (equivalent to $336,065 as of December 31, 2005) including principal and interest because of the interconnection agreement signed with Milleni.com. Ankara 7th Commercial Court of First Instance rejected the injunction request of Turk Telekom. The case is still pending. However, on December 13, 2005, Danistay rejected the request of Turk Telekom regarding the cancellation of the interconnection agreement between Milleni.com and Turkcell.

Management and legal counsel believe that the aforementioned request has no legal basis. At this point, regarding this litigation it is premature to estimate its potential outcome, if any. Accordingly, the Company has not provided any accruals with respect to this matter in its consolidated financial statements as of December 31, 2005.

Dispute on Taxation on Investment Tax Credit

On July 14, 2003, the Tax Office claimed that Turkcell should have paid withholding tax and fund on investment tax credit used for 1999. The notice stated that, based on calculation made by the Tax Office, Turkcell should pay TRY 1,796 (equivalent to $1,339 at December 31, 2005). The Tax Office also imposed a penalty fee of TRY 4,259 (equivalent to $3,174 at December 31, 2005). Management decided not to pay such amounts and initiated a juridical process based on the decision of the general counsel of Danistay in relation with withholding tax and fund on investment tax credit for 1999. On September 10, 2003, Turkcell initiated a lawsuit in the Tax Court related with this dispute. On May 12, 2004, the Tax Court decided in

Turkcell Iletisim Hizmetleri Anonim Sirketi
and Its Subsidiaries

Notes to Consolidated Financial Statements (Continued)
As of December 31, 2004 and 2005 and for the years ended December 31, 2003, 2004 and 2005
(Amounts in thousands of US Dollar unless otherwise stated except share amounts)

(27)   Commitment and Contingencies (Continued)

favor of Turkcell. The Tax Office appealed this decision. On June 15, 2005, Danistay rejected the Tax Office’s appeal. On September 7, 2005, the Tax Office has applied for correction of this decision. On December 22, 2005, Danistay rejected the tax office request of correction of decision. The case has been finalized with this decision.

Investigation of the Telecommunications Authority on Frequency Fee Payments

On October 23, 2003, the Telecommunications Authority fined Turkcell, claiming that Turkcell has made inadequate annual frequency usage fee payments by notifying its subscriber numbers less than the actual. The Telecommunications Authority requested TRY 16,005 (equivalent to $11,928 as of December 31, 2005) for principal, an interest charge of TRY 10,761 (equivalent to $8,020 as of December 31, 2005) and a penalty of TRY 63,463 (equivalent to $47,297 as of December 31, 2005). Management and legal counsel believe that the Telecommunications Authority’s decision is due to a misinterpretation of the applicable regulations. On February 20, 2004, Turkcell initiated the legal proceedings for the annulment of the decision. On April 16, 2004, Turkcell paid TRY 103,740 (equivalent to $77,314 as of December 31, 2005) including interest through that date regarding the Telecommunication Authority’s claim. The Court rejected the case. Turkcell appealed this decision and requested the injuction of the decision of the lower court.. However, Danistay rejected Turkcell’s request of injuction. On October 12, 2005, the Tax Office sent a payment order amounting to TRY 63,463 (equivalent to $47,297 as of December 31, 2005) which was paid by Turkcell previously. On November 8, 2005 Turkcell initiated a lawsuit before the Administrative Court against the Tax Office requesting an injunction and cancellation of the payment order.

Dispute on Special Transaction Taxation Regarding Prepaid Card Sales

On September 18, 2003, the Ministry of Finance issued a report stating that by applying discounts for prepaid card sales for the period between June - December 2002, Turkcell calculated the special transaction tax on post-discounted amount. Pursuant to this report, the Tax Office delivered to Turkcell a notice, asserting deficiencies in special transaction tax declarations and requesting a special transaction tax payment amounting to TRY 6,993 (equivalent to $5,212 at December 31, 2005) and a tax penalty of TRY 9,875 (equivalent to $7,360 at December 31, 2005). On November 20, 2003, Turkcell initiated a lawsuit in the Tax Court related with this dispute. On May 31, 2004, the Tax Court decided in favor of Turkcell. The Tax Office has appealed this decision on September 6, 2004. The case is still pending. Management and legal counsel believe that Turkcell will prevail in this matter.

Turkcell Iletisim Hizmetleri Anonim Sirketi
and Its Subsidiaries

Notes to Consolidated Financial Statements (Continued)
As of December 31, 2004 and 2005 and for the years ended December 31, 2003, 2004 and 2005
(Amounts in thousands of US Dollar unless otherwise stated except share amounts)

(27)   Commitment and Contingencies (Continued)

Disputes on annulment of fixed odd betting tender related to establishment and operation of risk management center head agency

Reklam Departmani Basin Yayin Proje Yapim Danismanlik ve Ticaret Limited Sirketi (“Reklam Departmani”) commenced a lawsuit against the Spor Toto Teskilat Mudurlugu in the Ankara Fourth Administrative Court. In the lawsuit, Reklam Departmani claimed for the annulment of fixed odd betting tender related to the establishment and operation of risk management center and acting as head agency. The Company is not a party to the lawsuit but Inteltek’s operations may be affected by the court’s decision. Accordingly, the Company joined the case. On February 21, 2005, Ankara Fourth Administrative Court rejected the case. Reklam Departmani appealed the case and Danistay accepted the request of Reklam Departmani with respect to the appeal. On February 17, 2006, Inteltek has applied for the correction of this decision. The case is still pending. Legal counsel and management believe that it is not practicable to issue an opinion on the conclusion of the case. The Company has not provided any accruals with respect to this matter in its consolidated financial statements as of December 31, 2005.

With respect to the same tender Gtech Avrasya Teknik Hizmet ve Musavirlik AS (“Gtech”) commenced a lawsuit against Public Tender Authority and Genclik ve Spor Genel Mudurlugu in the Ankara Fourth Administrative Court. The Company is not a party to the lawsuit but Inteltek’s operations may be affected by the court’s decision. Accordingly, the Company joined the case. On February 21, 2005, Ankara Fourth Administrative Court rejected the case. Gtech appealed the case and Danistay accepted the request of Gtech regarding the appeal. The decision of Danistay was communicated to Inteltek on January 26, 2006 and Inteltek has applied for the correction of decision on February 9, 2006. The case is still pending. Legal counsel believes that it is not practicable to issue an opinion on the conclusion of the case. The Company has not provided any accruals with respect to this matter in its consolidated financial statements as of December 31, 2005.

Dispute with Spor Toto Teskilat Mudurlugu

On April 15, 2005, Spor Toto Teskilat Mudurlugu, regulatory authority of sports betting in Turkey, notified Inteltek that Inteltek is obliged to pay TRY 1,434 (equivalent to $1,069 at December 31, 2005) including 5% interest charge, with the claim of the inadequacy of the system software, failure to spot dealer sales on a live basis and lack of control mechanisms and cause for the non-collection of a certain portion of turnover from dealers. On November 2, 2005, Spor Toto Teskilat Mudurlugu sent a second letter to Inteltek that Inteltek is obliged to pay TRY 1,711 (equivalent to $1,275 at December 31, 2005) of uncollected turnover from agents including 5% interest charge regarding the same issue. Inteltek management has replied this notification letter and rejected to pay the requested amount.

On November 9, 2005, Spor Toto Teskilat Mudurlugu sent another notification letter to Inteltek that Inteltek is obliged to pay TRY 3,292 (equivalent to $2,453 at December 31, 2005) due to the difference in the reconciliation methods. Spor Toto Teskilat Mudurlugu claims that the reconciliation periods should be six-month independent periods whereas Inteltek management believes that those periods should be cumulative as stated in the agreement. Inteltek did not pay the requested amount.

Turkcell Iletisim Hizmetleri Anonim Sirketi
and Its Subsidiaries

Notes to Consolidated Financial Statements (Continued)
As of December 31, 2004 and 2005 and for the years ended December 31, 2003, 2004 and 2005
(Amounts in thousands of US Dollar unless otherwise stated except share amounts)

(27)   Commitment and Contingencies (Continued)

Spor Toto commenced declaratory action in Ankara 22th Civil Court of First Instance on January 23, 2006 to clarify whether the collection risk belongs to Inteltek or Spor Toto and whether the reconciliation method should be based on individual six-month period basis or as cumulative method. Inteltek accrued TRY 3,292 (equivalent to $2,453 at December 31, 2005) for this amount in the accompanying consolidated financial statements as of December 31, 2005 due to the probability of negative outcome of the declaratory action.

Dispute on call termination fee

Telsim has initiated a lawsuit claiming that, Turkcell has not applied the reference interconnection rates determined by the Telecommunications Authority, and has charged interconnection fees exceeding the ceiling rates approved by Telecommunications Authority and requested an injunction to be applicable starting from August 1, 2005, to cease this practice and requested a payment of its damages totaling to TRY 26,108 (equivalent to $19,457 as of December 31, 2005) including principal, interest and penalty on late payment. On September 6, 2005, the Court rejected Telsim’s injunction request. On April 6, 2006, Istanbul 10th Commercial Court of First Instance rejected the case. Turkcell is still charging interconnection fees under the existing Interconnection Agreement with Telsim. As it is stated in the existing Interconnection Agreement with Telsim, Telsim referred the matter to the Telecommunications Authority. The resolution procedure has not been finalized yet. The management and legal counsel of Turkcell believe that it is premature to estimate the legal outcome at this point. Therefore, the Company has not recorded any accrual with respect to this matter in its consolidated financial statements as of December 31, 2005.

Invalidity of the Board Resolution

On June 23, 2005, the Board of Directors of Turkcell has decided to allow Alfa Group to conduct a due diligence in Turkcell and to entitle the management. On July 1, 2005, Sonera filed a suit with an injunction request against Turkcell in Beyoglu 2nd Commercial Court of First Instance for the purpose of determination of the invalidity of the resolution dated June 23, 2005. On July 4, 2005, Beyoglu 2nd Commercial Court of First Instance rejected Sonera’s injunction request. On December 28, 2005, Beyoglu 2nd Commercial Court of First Instance rejected the injunction request of Sonera. Sonera has appealed this decision on February 24, 2006.

Dispute with Iranian Ministry in connection with the GSM tender process

Turkcell believes the Iranian Ministry has not properly implemented the laws and regulations passed by the Iranian Parliament in connection with the GSM tender process, which was won by the Consortium. As a result, Turkcell has filed an injunction order in Iranian courts seeking to compel the Ministry to implement the laws and regulations passed by the Iranian Parliament in connection with the GSM tender process, and such claim was rejected in April 2006.

Turkcell Iletisim Hizmetleri Anonim Sirketi
and Its Subsidiaries

Notes to Consolidated Financial Statements (Continued)
As of December 31, 2004 and 2005 and for the years ended December 31, 2003, 2004 and 2005
(Amounts in thousands of US Dollar unless otherwise stated except share amounts)

(27)   Commitment and Contingencies (Continued)

Dispute with the Telecommunications Authority with respect to temporary set call termination fees

The interconnection agreement with Turk Telekom provided for a renegotiation of pricing terms on call termination fees after December 31, 2004, and in the event that the parties could not agree on new terms by February 28, 2005, for referral to the Telecommunications Authority for resolution. As the parties were unable to agree on new terms, Turk Telekom referred the matter to the Telecommunications Authority, which has set temporary call termination fees for calls terminating on each operator’s network starting from August 10, 2005. On October 7, 2005 Turkcell filed a lawsuit against the Telecommunications Authority for the injunction and cancellation of this decision, which has set temporary call termination fees for calls terminating on each operator’s network starting from August 10, 2005. The case is still pending. At this point in the litigation it is premature to estimate the legal outcome. As of April 13, 2006, the final termination fees have not been set yet.

As mentioned above, Telecommunications Authority has set temporary call termination fees for calls terminating on each operator’s network starting from August 10, 2005. However, Turk Telekom does not apply these termination fees for the international calls. That’s why, on December 22, 2005, Turkcell filed a lawsuit against Turk Telekom to cease this practice and requested collection of its damages totaling to TRY 11,970 (equivalent to $8,921 at December 31, 2005) including principal, interest and penalty on late payment covering the period from August 2005 till October 2005.

These temporary prices are not as favorable to Turkcell as they have been previously, and the Telecommunications Authority may impose further reductions in call termination fees. At this point, the Company is unable to estimate the timing and impact of the possible changes to its fees, however, new pricing terms, could be lower and these could have an adverse affect on Turkcell’s financial position, results of operations and cash flows.

Dispute with Avea

On February 28, 2006, Avea Iletisim Hizmetleri A.S. (Avea) has initiated a lawsuit against Turkcell claiming that although there is an agreement between Turkcell and Avea stating that both parties would not charge any SMS interconnection termination fees, Turkcell has charged SMS interconnection fees for the messages terminating on its own network and also assumed liabilities for the messages terminating in Avea’s network and made interconnection payments to Avea after deducting the net balance of those SMS charges and accruals. Avea requested provisions of Interconnection Agreement regarding SMS pricing to be applied and requested collection of its losses amounting to TRY 12,275 (equivalent to $9,148 at December 31, 2005) for the period between February 2005 and December 2005 with its accrued interest till payment. Based on its management and legal counsel’s opinion, the Company has the right to charge SMS interconnection terminating fees with respect to SMS interconnection services provided to Avea. SMS interconnection fees charged to Avea, is the same with the SMS interconnection fees charged to other GSM operators in Turkey. Therefore, both the management and legal counsel believe that the Company’s claim on this issue has a fair basis. The case is still pending.

Turkcell Iletisim Hizmetleri Anonim Sirketi
and Its Subsidiaries

Notes to Consolidated Financial Statements (Continued)
As of December 31, 2004 and 2005 and for the years ended December 31, 2003, 2004 and 2005
(Amounts in thousands of US Dollar unless otherwise stated except share amounts)

(27)   Commitment and Contingencies (Continued)

Dispute on value added taxation with respect to roaming services

On March 6, 2006, the Tax Office claimed that Turkcell should have paid value added tax (“VAT”) on the invoices issued by foreign GSM operators for the international calls originated by Turkcell subscribers and terminating on those foreign GSM operators’ networks during the year 2000. It has been notified that, based on the calculation made by the Tax Office, Turkcell should pay TRY 3,654 (equivalent to $2,723 at December 31, 2005) for VAT and also a penalty fee of TRY 16,137 (equivalent to $12,026 at December 31, 2005). Management decided not to pay such amounts and initiated a judicial process.

Operating Leases

The Company entered into various operating lease agreements. At December 31, 2004 and 2005, there were no commitments and contingent liabilities in material amounts arising from those agreements. For the years ended December 31, 2003, 2004 and 2005, total rent expenses for operating leases were $104,751, $124,162 and $136,573, respectively.

(28)   Concentrations:

In 2004, the Company’s operations were substantially all inside Turkey. However, as explained in Note 1, the Company has investments in Kibris Telekom (Northern Cyprus), Euroasia (the Netherlands) with operations in Ukraine and Fintur (the Netherlands) with operations in Azerbaijan, Kazakhstan, Georgia and Moldova. At December 31, 2005, net assets of Kibris Telekom, Euroasia and Fintur were $25,927, $46,292 and $470,744, respectively (2004: Kibris Telekom $16,223, Euroasia $88,762 and Fintur $305,612).

Revenues earned from and charges incurred by Turk Telekom in accordance with the Interconnection Agreement are $259,659 and $132,793, respectively, for the year ended December 31, 2005 (2004: $77,237 and $101,281). As of December 31, 2005 the Company incurred transmission and infrastructure costs by Turk Telekom totaling to $72,656 and $26,911, respectively (2004: $95,817 and $24,616). The net receivable from Turk Telekom is $16,518 at December 31, 2005. According to the settlement agreement signed with Turk Telekom on December 24, 2004, after netting the receivables, Turkcell committed to pay TRY 997.6 million (equivalent to $743,512 as of December 31, 2005) after the deduction of Turk Telekom’s collections through November 30, 2004. Turkcell management further decided to make an early payment for the amount it owed to Turk Telekom for the year 2006 amounting to approximately TRY 286,860 (equivalent to $213,787 as of December 31, 2005) pursuant to the early payment option of the agreement and outstanding amount due under this settlement was fully paid off during 2005.

The Company makes a substantial portion of its purchases of goods and services related to GSM investments from Ericsson Turkey (a subsidiary of Ericsson Radio Communication Ltd, one of the former shareholders of the Company), Ericsson Sweden, Ericsson AB and Nokia. Total purchases and charges from Ericsson Turkey, Ericsson Sweden and Ericsson AB were $128,812 in 2003, $556,903 in 2004 and $982,004 in 2005 and outstanding balance due to these companies were $18,772 and $37,142 at

Turkcell Iletisim Hizmetleri Anonim Sirketi
and Its Subsidiaries

Notes to Consolidated Financial Statements (Continued)
As of December 31, 2004 and 2005 and for the years ended December 31, 2003, 2004 and 2005
(Amounts in thousands of US Dollar unless otherwise stated except share amounts)

(28)   Concentrations: (Continued)

December 31, 2004 and 2005, respectively. The total purchases and charges from Nokia were $20,588 and $130,453 in 2004 and 2005, respectively.

(29)   Subsequent Events

(a)   On October 20, 2005, Cukurova Group offered Turkcell to sell the A-Tel Option Contract, under which the holder has the right to purchase 50% shares of A-Tel for a consideration of $150 million. Turkcell conducted tax, legal and financial due diligence review at A-Tel. On March 22, 2006, the Board of Directors of Turkcell resolved to accept the proposal and the purchase 50% of A-Tel shares by Turkcell for a consideration of $150,000 based on the findings of the due diligence conducted at A-Tel.

(b)   On March 22, 2006, Board of Directors of Turkcell decided to conduct the required studies for the pre-qualification stage and submit a prequalification application in accordance with the relevant provisions of the Request for Proposals dated February 19, 2006, for the tender of the third GSM license in Arab Republic of Egypt. In this respect, Turkcell signed a Memorandum of Understanding with Amwal El Khaleej and Banque Misr in order to form a consortium to apply for the pre-qualification of the third GSM license in Arab Republic of Egypt. Turkcell will have a 60% stake in the consortium where the remaining stake will be equally divided between other consortium members. Turkcell is still evaluating the third GSM license in Arab Republic of Egypt and conducting studies for the pre-qualification application.

Turkcell Iletisim Hizmetleri A.S.